Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193932

PROSPECTUS

Alion Science and Technology Corporation

Offer to Exchange	Unit Offering
all of its Outstanding $235,000,000 10.25% Senior Notes due 2015 and the Related Guarantees (CUSIP 016275AF6) ("Old Notes") for an aggregate of:
up to $235,000,000 of its Third-Lien Senior Secured Notes due 2019 and the Related Guarantees (together with up to 940,000 Warrants to Purchase up to 3,086,583 Shares of Common Stock, subject to increase as set forth below) and up to $20,000,400 in Cash (Subject to Proration) and the Solicitation of Consents	and	up to 8,877 Units
consisting of an aggregate of
up to $8,877,000 of its Third-Lien Senior Secured Notes due 2019 and the Related Guarantees (together with up to 35,508 Warrants to Purchase up to 132,632 Shares of Common Stock, subject to increase as set forth below) Available to holders of Old Notes

The Exchange Offer and Consent Solicitation will expire at 9:00 a.m., New York City time, on Thursday, June 12, 2014 unless extended by us (we refer to that time and date, as we may extend them, as the Expiration Date). Holders who tender Old Notes at or prior to 5:00 p.m., New York City time, on Wednesday, May 28, 2014, unless extended by us (we refer to that time and date, as we may extend them, as the Early Tender Date), will receive an Early Tender Payment. Tenders of Old Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on Wednesday, May 28, 2014, unless extended by us (we refer to that time and date, as we may extend them, as the Withdrawal Deadline) but not thereafter.
The Unit Offering will expire on the Early Tender Date. The election to purchase Units in the Unit Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Units in the Unit Offering.

         Upon the terms and subject to the conditions described in this prospectus and the related consent and letter of transmittal, we will:

  •
  offer to exchange, or the "Exchange Offer," all of our outstanding 10.25% Senior Notes due 2015 and the related guarantees, or the "Old Notes," for, at the election of the holders of the Old Notes, either the New Securities Option; subject to proration, the Cash Option; or, for holders wishing to participate in the Unit Offering, the New Securities Plus Unit Offering Option, each as described below; and

  •
  apply the proceeds generated from the offering of Units, or the "Unit Offering", as described below, to finance the purchase of a portion of the Old Notes accepted for exchange pursuant to the Cash Option, if any.

         Each holder may participate in the Exchange Offer and the Unit Offering as summarized in this prospectus.

         The Old Notes are, and the Third-Lien Notes will be, fully and unconditionally guaranteed on a senior secured basis, jointly and severally, subject to customary release provisions as set forth in "Description of Third-Lien Notes", by certain of our existing and future subsidiaries. Each subsidiary guarantor is our wholly-owned subsidiary.

         The Exchange Offer is part of an overall transaction in which we are seeking to refinance our existing indebtedness. With substantially all of our indebtedness maturing within the next twelve months and given that our internally generated cash flow will not be sufficient to repay our indebtedness upon maturity, we have determined that the refinancing transactions described in this prospectus represent the best alternative for us to pursue and are critical to our continued viability. See "Prospectus Summary—Refinancing Transactions."

         No public market currently exists for the New Securities being offered in the Exchange Offer or the Unit Offering, or for the Warrants or the shares of our common stock underlying the Warrants.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         See "Risk Factors" beginning on page 73 for a discussion of certain risks that you should consider before participating in the Exchange Offer or Unit Offering.

Dealer Manager and Solicitation Agent:

Goldman, Sachs & Co.

The date of this prospectus is May 13, 2014

i

ABOUT THE EXCHANGE OFFER, CONSENT SOLICITATION AND UNIT OFFERING

New Securities Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the following, which we refer to as the "New Securities Option":

  •
  $1,000 principal amount of our Third-Lien Senior Secured Notes due 5.5 years after the Settlement Date and the related guarantees, or the "Third-Lien Notes;"

  •
  One immediately exercisable warrant to purchase no less than 5.9701768 shares of our common stock at an exercise price of $0.01 per share, or "Penny Warrant;" and

  •
  Three warrants, each to purchase no less than 2.3880707 shares of our common stock, or the "Cash Warrants." The Cash Warrants are exercisable and have exercise prices as follows:

  •
  One of the Cash Warrants will be exercisable on the date on which its exercise price is set at an exercise price equal to the lesser of:

  •
  $8.10 per share;

  •
  if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our Employee Stock Ownership Plan, which we refer to as the "ESOP," prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value included in such valuation; and

  •
  the value of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject to certain exceptions if the valuation is not timely performed).

  •
  One of the Cash Warrants will be exercisable at any time following the first anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such first anniversary for the purpose of valuing our common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed); and

  •
  One of the Cash Warrants will be exercisable at any time following the second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such second anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed).

        As used herein, the "Settlement Date" means the settlement date of this Exchange Offer, which will occur promptly after the Expiration Date, but not in any event later than on the third business day following the Expiration Date.

        The Penny Warrants are exercisable in the aggregate for 12.5% of our common stock outstanding on the Settlement Date on a Fully Diluted Basis regardless of the principal amount of Old Notes accepted for exchange in the Exchange Offer. The Cash Warrants are exercisable in the aggregate for 15.0% of our common stock outstanding on the Settlement Date on a Fully Diluted Basis regardless of the principal amount of Old Notes accepted for exchange in the Exchange Offer. Each tranche of the Cash Warrants is exercisable in the aggregate for 5.0% of our common stock outstanding on the Settlement Date on a Fully Diluted Basis. We refer to the Penny Warrants and the Cash Warrants together as the "Warrants." We refer to the Third-Lien Notes and the Warrants together as the "New Securities." Subject to adjustment as provided in the Warrant Agreement and as described in the "Description of Warrants," we refer to on a "Fully Diluted Basis" as all of our outstanding common stock on a fully-diluted basis assuming the following:

  •
  the exercise of all Warrants to be issued in the Exchange Offer and the related transactions;

  •
  the exercise of our existing warrants that were issued in 2010;

  •
  the purchase of shares of common stock by the ESOP using rollovers, transfers or participant elective deferrals for the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014) as if such purchases had been completed prior to the Settlement Date; and

  •
  matching or profit sharing contributions of common stock to the ESOP for the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014) as if such contributions had been completed prior to the Settlement Date. We refer to the ESOP transactions in this bullet and the prior bullet as the "ESOP Transactions."

        Interest on the Third-Lien Notes will be payable partially in cash and partially in kind, or "PIK" and will accrue at the rates disclosed in the following table:

Months	Cash Interest	PIK Interest	Total Interest
1–12	8%	5.5%	13.5%
13–24	8%	6.5%	14.5%
25–30	8%	7.5%	15.5%
31–36	10%	5.5%	15.5%
37–48	12%	4.5%	16.5%
49–60	12%	5.5%	17.5%
61–66	12%	6.5%	18.5%

        See "Description of Third-Lien Notes."

        The aggregate number of shares issuable upon exercise of the Warrants is subject to increase if we issue additional shares of common stock prior to the Settlement Date or we issue additional shares pursuant to ESOP Transactions. We will not know the number of shares issuable pursuant to ESOP Transactions until after the valuation of our common stock in connection with the ESOP, which valuation will be performed following the Settlement Date. The number of shares issuable upon exercise of each of the Warrants issued per $1,000 principal amount of Old Notes is subject to increase if we issue additional shares of common stock prior to the Settlement Date, we issue additional shares pursuant to ESOP Transactions, that there is less than 100% participation in the Exchange Offer or the Cash Option is more than 50% subscribed.

        The New Securities Option will not be subject to proration.

Cash Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the following, which we refer to as the "Cash Option":

  •
  $600 in cash. If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option subject to proration as described herein, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes.

        The Old Notes are not listed for trading on a national securities exchange. Since February 1, 2014, trading prices of the Old Notes, as reported on the Financial Industry Regulatory Authority, or "FINRA," TRACE reporting system, have ranged from approximately $760.63 to approximately $646.00 per $1,000 aggregate principal amount.

        In the case of both the New Securities Option and the Cash Option, for each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer that are validly tendered (and not withdrawn) at or prior to the Early Tender Date, holders will receive an additional $15.00 in cash, which we refer to as the "Early Tender Payment."

        As of the date of this prospectus, holders of approximately 71.1% of the outstanding principal amount of the Old Notes, or the "Supporting Noteholders," have committed to tender their Old Notes and deliver related consents into the Exchange Offer and Consent Solicitation for the New Securities Option and agreed not to withdraw their tenders (or revoke related consents) pursuant to, and subject to conditions set forth in, a support agreement described in this prospectus. See "Description of Support Agreement."

        In order to participate in the Exchange Offer, you must tender all of your Old Notes in the Exchange Offer and Consent Solicitation. In addition, Old Notes may be tendered for payment only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

New Securities Plus Unit Offering Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the same securities offered in the New Securities Option plus purchase Units in the Unit Offering, which we refer to as the "New Securities Plus Unit Offering Option."

        Upon the terms and subject to the conditions described in this prospectus, depending on the principal amount of Old Notes held, holders of Old Notes may be able to purchase Units in the Unit Offering at a purchase price equal to $600 per Unit, or the "Unit Price." Each Unit consists of the same package of New Securities being offered pursuant to the New Securities Option in the Exchange Offer per $1,000 principal amount of Old Notes tendered. In order to purchase a Unit, a holder of Old Notes must:

  •
  validly tender all (but not less than all) of the Old Notes held by it in to the New Securities Plus Unit Offering Option at or prior to the Early Tender Date (and not withdraw that tender);

  •
  irrevocably agree to purchase the maximum number of Units as to which the holder is entitled to purchase (which assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200); and

  •
  make a cash payment in the manner described in the Unit Purchase Form at the time of tender of the Old Notes in an amount equal to $600 times the maximum number of Units which the holder is entitled to purchase (as described below).

        We refer to holders of Old Notes who meet these conditions as "Participating Holders."

        The number of Units a Participating Holder will be required to purchase depends upon the aggregate principal amount of Old Notes validly tendered into the Exchange Offer for the New Securities Option by that Participating Holder. For each $1,000 principal amount of Old Notes tendered, a Participating Holder can purchase up to approximately 0.0709234 of a Unit. All Old Notes held by a Participating Holder will be aggregated for this purpose and the amount of Units a Participating Holder may purchase will in all cases be rounded down to the nearest whole Unit. Fractional Units cannot be purchased and will not be issued. For example, a Participating Holder who tenders $150,000 principal amount of Old Notes will be entitled to purchase 10 Units (150 × 0.0709234 = 10.638, rounded down to 10).

        Participating Holders may purchase the maximum amount of whole Units to which they are entitled only if the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200. All references in this section to the cash requirement to purchase Old Notes accepted for exchange pursuant to the Cash Option excludes accrued and unpaid interest and the Early Tender Payment. To the extent that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is less than $10,000,200, a Participating Holder would be entitled to purchase a lesser amount of a Unit per $1,000 principal amount of Old Notes tendered, which amount will be determined by multiplying 0.0709234 by a fraction, the numerator of which is the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option and the denominator of which is $10,000,200. In this event, all Units that a Participating Holder is entitled to purchase will be aggregated and will in all cases be rounded down to the nearest whole Unit. Fractional Units may not be purchased and will not be issued. Accordingly, Participating Holders may be required to own a larger principal amount of Old Notes in order to purchase one Unit.

        If the cash required to purchase all Old Notes accepted for exchange pursuant to Cash Option is less than $10,000,200, we will not issue the maximum number of Units that the Participating Holders are entitled to purchase and Participating Holders will receive a refund payment from us with respect to the Units not issued.

        As of the date of this prospectus, ASOF II Investment, LLC, one of the Supporting Noteholders who we refer to as "ASOF," holds approximately 46.7% of the outstanding principal amount of the Old Notes and is providing a back stop for the Unit Offering to ensure that we receive funds to pay up to the first $10,000,200 required to purchase Old Notes accepted for exchange pursuant to the Cash Option. Instead of purchasing its pro rata share of Units in the Unit Offering, on the Settlement Date, ASOF has agreed to purchase from us in a private placement at a Unit Price of $600 per Unit a number of Units that would result in proceeds to us of an amount equal to the difference between the cash required by us to purchase Old Notes accepted for exchange pursuant to the Cash Option (but in no event more than $10,000,200) and the proceeds we receive in the Unit Offering (net of any refund referred to above). We refer to the foregoing as the "ASOF Cash Funding."

        There is no minimum number of Units that must be sold for the Unit Offering to be successfully consummated. The maximum amount of gross proceeds that can be generated from the Unit Offering is $5,326,200 and the maximum amount of gross proceeds that can be generated from the Unit Offering and the ASOF Cash Funding on a combined basis is $10,000,200.

        Our board of directors believes that the completion of the Refinancing Transactions, of which the Exchange Offer, Consent Solicitation and Unit Offering are components, is critical to our continued viability. Accordingly, our board of directors believes that the Exchange Offer, Consent Solicitation and Unit Offering are in the best interests of our company. See "Risk Factors—Risks Relating to the Exchange Offer—If we are unable to complete the Exchange Offer, we will be unable to repay the Old Notes and Existing Senior Notes at their maturity, which will have a material adverse effect on our business, financial condition and operating results." However, neither we, our board of directors, the Dealer Manager and Solicitation Agent, the Information and Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer and deliver Consents in the Consent Solicitation and whether, if applicable, you should purchase Units in the Unit Offering. You must make your own decision whether to tender Old Notes in the Exchange Offer and deliver Consents in the Consent Solicitation and whether to purchase Units in the Unit Offering.

        Neither Goldman, Sachs & Co. nor any other broker or dealer will participate in the offering of the Units in the Unit Offering.

Exchange Offer Consideration

        Upon the terms and subject to the conditions of this Exchange Offer, in exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange, participating holders of Old Notes will receive the consideration disclosed in the table below under "Total Consideration if Tendered at or Prior to the Early Tender Date," which we refer to as the "Total Consideration." The Total Consideration includes

v

an additional payment equal to $15.00 in cash for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange, which we refer to as the "Early Tender Payment." Holders wishing to participate in the Exchange Offer must elect either the New Securities Option or, subject to proration, the Cash Option.

        In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) after the Early Tender Date, but at or prior to the Expiration Date and accepted for exchange, participating holders of Old Notes will receive the consideration disclosed in the table below under "Exchange Consideration if Tendered After the Early Tender Date," which we refer to as the "Exchange Consideration." The Exchange Consideration does not include the Early Tender Payment. In order to be eligible to receive the Total Consideration, holders must tender their Old Notes at or prior to the Early Tender Date and not validly withdraw the tenders of Old Notes.

        The following table assumes that 100% of the Old Notes are tendered into the Exchange Offer, with the Cash Option being 50% or less subscribed. The aggregate number of shares issuable upon exercise of the Warrants will remain the same regardless of the aggregate principal amount of Old Notes accepted for exchange in the Exchange Offer. As discussed later in this prospectus, the number of shares issuable upon exercise of each of the Warrants issued per $1,000 principal amount of Old Notes is subject to increase if we issue additional shares of common stock prior to the Settlement Date, we issue additional shares pursuant to ESOP Transactions, there is less than 100% participation in the Exchange Offer or the Cash Option is more than 50% subscribed.

Total Consideration if Tendered at or Prior to the Early Tender Date(1)		Exchange Consideration if Tendered After the Early Tender Date(1)
New Securities Option and New Securities Plus Unit Offering Option	Cash Option	New Securities Option and New Securities Plus Unit Offering Option	Cash Option

•

$1,000 of Third-Lien Notes

•

Three Cash Warrants, each to purchase no less than 2.3880707 shares of common stock

•

One Penny Warrant to purchase no less than 5.9701768 shares of common stock

•

Early Tender Payment of $15.00 in cash

	• $615(2), which includes the Early Tender Payment of $15.00 in cash	• $1,000 of Third-Lien Notes • Three Cash Warrants, each to purchase no less than 2.3880707 shares of common stock • One Penny Warrant to purchase no less than 5.9701768 shares of common stock	• $600(2)

(1)
Per $1,000 principal amount of Old Notes accepted for exchange. Does not include the payment of accrued and unpaid interest.

(2)
Assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) does not exceed $20,000,400. Subject to proration if more than $20,000,400 is required to purchase all Old Notes accepted for exchange pursuant to the Cash Option. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash. See "Is there a maximum amount of cash that may be exchanged for Old Notes," below under "Questions and Answers About the Exchange Offer, the Consent Solicitation and the Unit Offering." See also "Acceptance of Old Notes; Acceptance of Consents; Accrual of Interest; Proration."

        If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option subject to proration as described herein, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes. On the other hand, the New Securities Option will not be subject to proration.

        We plan to pay the Total Consideration or the Exchange Consideration (as the case may be) for Old Notes accepted for exchange on the Settlement Date.

        Also, on the Settlement Date, we will pay accrued and unpaid interest up to, but not including, the Settlement Date, in cash, on Old Notes accepted for exchange. Based on the Expiration Date set forth on the cover page of this prospectus, assuming that the Settlement Date is the third business day following the Expiration Date, the amount of accrued and unpaid interest would equal $38.72 per $1,000 aggregate principal amount of Old Notes accepted for exchange. The amount would increase by an additional $0.285 per $1,000 aggregate principal amount of Old Notes accepted for exchange for each additional day that the Settlement Date is extended.

Consent Solicitation

        In conjunction with the Exchange Offer and on the terms and subject to the conditions set forth in this prospectus, we are also soliciting consents in a consent solicitation, which we refer to as the "Consent Solicitation," from holders of Old Notes to amendments to the indenture governing the Old Notes, which we refer to as the "Proposed Amendments." We refer to the indenture governing the Old Notes as the "Old Notes Indenture." If you tender your Old Notes into the Exchange Offer, you will be deemed to have delivered your consents to the Proposed Amendments with respect to the Old Notes tendered. Holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes. The Proposed Amendments would eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes. To be adopted, holders of a majority of the outstanding principal amount of the outstanding Old Notes must consent to the Proposed Amendments, which we refer to as the "Requisite Consents." The Supporting Noteholders, who hold approximately 71.1% of the outstanding principal amount of the Old Notes as of the date of this prospectus, have agreed, subject to certain conditions, to deliver their consent to the Proposed Amendment prior to the Early Tender Date. See "Proposed Amendments."

        We and the guarantors under the Old Notes Indenture, which we refer to as the "Old Notes Guarantors," expect to execute a Second Supplemental Indenture to the Old Notes Indenture with the trustee under the Old Notes Indenture providing for the Proposed Amendments, promptly after receipt of the Requisite Consents for the Proposed Amendments, but in any event, no earlier than the Withdrawal Deadline. Consents may only be revoked prior to the execution of the Second Supplemental Indenture. The Second Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been validly tendered prior to the date of such Second Supplemental Indenture have been accepted for exchange in accordance with the terms of the Exchange Offer.

        In addition to the foregoing, delivery of a consent will constitute an express waiver and release with respect to all claims against us arising out of any breach or default that may have occurred under the Old Notes Indenture or the Old Notes, other than claims for payment of interest or principal.

        Holders may only validly revoke consents by validly withdrawing the previously tendered related Old Notes prior to the execution of the Second Supplemental Indenture. If a holder withdraws its tendered Old Notes prior to the execution of the Second Supplemental Indenture, such holder will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without delivering consents.

        The Exchange Offer and Consent Solicitation is conditioned on the satisfaction or waiver by us of the minimum tender condition, which requires that 95% of the outstanding aggregate principal amount of Old Notes be validly tendered (and not validly withdrawn) in the Exchange Offer. We refer to this minimum tender requirement as the "Minimum Tender Condition." The completion of the Exchange Offer and the Consent Solicitation are also subject to the satisfaction or waiver of a number of other conditions as set forth in this prospectus. These conditions are for our benefit and may be asserted by us or may be waived by us at any time and from time to time, in our discretion, without extending the Early Tender Date or the Expiration Date, except as required by law. However, the Supporting Noteholders must consent to any waiver of a condition to the Exchange Offer. See "Conditions of the Exchange Offer and the Consent Solicitation." We have the right to terminate or withdraw the Exchange Offer and the Consent Solicitation if any of the conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied or waived by the Expiration Date. If the Exchange Offer expires or terminates without consummation, the executed Second Supplemental Indenture will not take effect and the provisions of the Old Notes Indenture which were to be eliminated will remain operative.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of Old Notes so that they can consider exchanging the Old Notes in the Exchange Offer and purchasing Units in the Unit Offering.

        You should rely only on the information contained in this prospectus or in the exhibits to the registration statement of which this prospectus is part. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to make the Exchange Offer, Consent Solicitation and Unit Offering.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

TRADEMARKS

        The following terms which may be used in this prospectus are our trademarks and/or trade names: Alion, Alion Science and Technology, and the Alion logo, and MOTISS. Other marks used in this prospectus are the property of their respective owners.

FORWARD-LOOKING STATEMENTS

        Information included in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as "believe," "expect," "intend," "plan," "anticipate," "likely," "will," "pro forma," "forecast," "projections," "could," "estimate," "may," "potential," "should," "would," and similar expressions.

        Factors that could cause actual results to differ materially from anticipated results include:

  •
  Our ability to refinance our debt structure on satisfactory terms, or at all;

  •
  Our ability to continue as a going concern;

  •
  Material changes to our capital structure;

  •
  Our ability to meet existing and future debt covenants;

  •
  U.S. government debt ceiling limitations, sequestration, continuing resolutions, or other similar federal government budgetary or funding issues;

  •
  Uncertainties related to U.S. government shutdowns and threatened shutdowns;

  •
  Delays in payments from U.S. government customers;

  •
  U.S. government decisions to reduce funding for projects we support;

  •
  Failure to retain our existing government contracts, win new business and win re-competed contracts;

  •
  Failure of government customers to exercise contract options;

  •
  Limits on financial and operational flexibility given our substantial debt and debt covenants;

  •
  Government contract bid protest and termination risks;

  •
  Competitive factors such as pricing pressures and competition to hire and retain employees;

  •
  Results of current and future legal proceedings and government agency proceedings which may arise from operations and attendant risks of fines, liabilities, penalties, suspension and debarment;

  •
  Tax law changes that could affect tax liabilities or our effective tax rate;

  •
  ERISA law changes related to the ESOP;

  •
  Changes in SEC rules, and other corporate governance requirements;

  •
  Undertaking acquisitions that increase costs or liabilities or are disruptive;

  •
  Taking on additional debt for acquisitions;

  •
  Failing to adequately integrate acquired businesses;

  •
  Any future inability to maintain adequate internal control over financial reporting or covenant compliance measurement;

  •
  Risks from private securities litigation, regulatory proceedings or government enforcement actions relating to prior covenant compliance disclosures;

  •
  Material changes in laws or regulations affecting our businesses;

  •
  General volatility in the debt and securities markets; and

  •
  Other risks discussed elsewhere in this prospectus, including all risk factors described in the section entitled "Risk Factors."

        You are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. This list of factors is not exhaustive, however, and these or other factors, many of which are outside of our control, could have a material adverse effect on us and our results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on our future performance. You should carefully review the disclosures and the risk factors described in this prospectus. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available without charge at the SEC's web site at http://www.sec.gov. However, these reports and other information are not part of this prospectus and should not be relied upon by holders of Old Notes in connection with making any decision with respect to the Exchange Offer, the Consent Solicitation and the Unit Offering.

        The form of the Third-Lien Notes, the indenture governing the Third-Lien Notes, the certificate of designation for our new Series A Preferred Stock, the Warrant Agreement and the Warrants have been filed as exhibits to the registration statement of which this prospectus is a part. We will provide you with a copy of these documents without charge. You may request copies of these documents by contacting us at:

Alion Science and Technology Corporation
1750 Tysons Boulevard, Suite 1300
McLean, Virginia 22102
(703) 918-4480
Attention: General Counsel

        THE EXCHANGE OFFER, CONSENT SOLICITATION AND UNIT OFFERING ARE NOT BEING MADE TO, NOR WILL WE ACCEPT TENDERS FOR EXCHANGE, DELIVERY OF CONSENTS OR THE PURCHASE OF UNITS FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ACCEPTANCE OF THE EXCHANGE OFFER, CONSENT SOLICITATION OR UNIT OFFERING WOULD VIOLATE THE SECURITIES OR BLUE SKY LAWS OF THAT JURISDICTION.

        IN ORDER TO COMPLY WITH THE RESTRICTIONS UNDER THE BLUE SKY LAWS OF CERTAIN JURISDICTIONS, THE DEALER MANAGER AND SOLICITATION AGENT WILL SOLICIT TENDERS FOR EXCHANGE ONLY FROM HOLDERS OF OLD NOTES (I) WHO ARE "QUALIFIED INSTITUTIONAL BUYERS", OR QIBS (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED), (II) WHO ARE INSTITUTIONAL "ACCREDITED INVESTORS" (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED), OR (III) WHO ARE NON-U.S. PERSONS (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) OUTSIDE THE UNITED STATES PROVIDED, IN EACH CASE, SUCH HOLDERS ALSO QUALIFY AS EXEMPT INSTITUTIONAL INVESTORS UNDER THE BLUE SKY LAWS OF EACH JURISDICTION.

        IF YOU HAVE ANY QUESTIONS OR NEED HELP IN TENDERING YOUR OLD NOTES, DELIVERING CONSENTS OR PURCHASING UNITS, PLEASE CONTACT THE INFORMATION AND EXCHANGE AGENT WHOSE ADDRESS AND TELEPHONE NUMBERS ARE LISTED ON THE BACK COVER OF THIS PROSPECTUS OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE THROUGH WHICH YOUR OLD NOTES ARE HELD.

x

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER, THE
CONSENT SOLICITATION AND THE UNIT OFFERING

        These answers to questions that you may have as a holder of Old Notes are highlights of selected information included elsewhere in this prospectus. To fully understand the Exchange Offer, the Consent Solicitation and the Unit Offering and the considerations that may be important to your decision about whether to participate in the Exchange Offer, the Consent Solicitation and the Unit Offering, you should carefully read this prospectus in its entirety, including the section entitled "Risk Factors."

Exchange Offer and Consent Solicitation

Why are you making the Exchange Offer?

        We are conducting the Exchange Offer as part of an overall transaction in which we are seeking to refinance our existing indebtedness. In addition to the Exchange Offer and Consent Solicitation, we are engaging in the following concurrent Refinancing Transactions:

  •
  entering into a new $300.0 million first lien term loan facility having a term no less than five years, which we refer to as the "New First Lien Term Facility;"

  •
  entering into a new $50.0 million second lien term loan facility having a term of five and one-half years, which we refer to as the "New Second Lien Term Facility," and together with New First Lien Term Facility, the "New Secured Term Debt," which ASOF has agreed to fund in full at our request in order to facilitate the implementation of the New First Lien Term Facility;

  •
  redeeming all of our outstanding 12% Senior Secured Notes due 2014, which we refer to as the "Existing Secured Notes;" and

  •
  replacing our $45.0 million revolving credit facility with a new $45.0 million revolving credit facility (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), which we refer to as the "New Revolving Credit Facility," and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the support agreement, or "Support Agreement," we signed with the Supporting Noteholders.

        Successful completion of the Refinancing Transactions is dependent upon each of these concurrent transactions being completed.

        Absent a refinancing transaction or series of transactions, we will be unable to pay the principal on our Existing Secured Notes and Old Notes when those instruments mature in November 2014 and February 2015, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        See "Prospectus Summary—Recent Developments."

What securities are subject to the Exchange Offer?

        The securities subject to the Exchange Offer are our outstanding 10.25% Senior Notes due 2015, or the "Old Notes."

What aggregate principal amount of Old Notes is being sought in the Exchange Offer?

        Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange all validly tendered (and not withdrawn) Old Notes. As of the date of this prospectus, $235.0 million in aggregate principal amount of Old Notes are outstanding.

What will I receive in the Exchange Offer if my Old Notes are accepted for exchange?

        If you tender Old Notes (and do not validly withdraw them) at or prior to the Early Tender Date, and your Old Notes are accepted for exchange, you will receive the consideration disclosed below under "Total Consideration if Tendered at or Prior to the Early Tender Date" plus accrued and unpaid interest on your Old Notes accepted for exchange. The Total Consideration includes an Early Tender Payment equal to $15.00 in cash for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange.

        If you tender Old Notes (and do not validly withdraw them) after the Early Tender Date but at or prior to the Expiration Date, and your Old Notes are accepted for exchange, you will receive the consideration disclosed below under "Exchange Consideration if Tendered After the Early Tender Date" plus accrued and unpaid interest on your Old Notes accepted for exchange. The Exchange Consideration does not include the Early Tender Payment. In order to be eligible to receive the Total Consideration offered in the Exchange Offer, you must tender your Old Notes at or prior to the Early Tender Date.

        The following tables provide examples of what holders of Old Notes will receive in the Exchange Offer if different participation levels are achieved.

Participation Level	Total Consideration if Tendered at or Prior to the Early Tender Date(1)		Exchange Consideration if Tendered After the Early Tender Date(1)
Assuming the Cash Option is fully subscribed(2)
	New Securities Option and New Securities Plus Unit Offering Option	Cash Option	New Securities Option and New Securities Plus Unit Offering Option	Cash Option
100%

•

$1,000 of Third-Lien Notes

•

Three Cash Warrants, each to purchase no less than 2.5703701 shares of common stock

•

One Penny Warrant to purchase no less than 6.4259253 shares of common stock

•

Early Tender Payment of $15.00 in cash

		• $615, which includes an Early Tender Payment of $15.00 in cash	• $1,000 of Third-Lien Notes • Three Cash Warrants, each to purchase no less than 2.5703701 shares of common stock • One Penny Warrant to purchase no less than 6.4259253 shares of common stock	• $600

95%

•

$1,000 of Third-Lien Notes

•

Three Cash Warrants, each to purchase no less than 2.7165673 shares of common stock

•

One Penny Warrant to purchase no less than 6.7914182 shares of common stock

•

Early Tender Payment of $15.00 in cash

		• $615, which includes an Early Tender Payment of $15.00 in cash	• $1,000 of Third-Lien Notes • Three Cash Warrants, each to purchase no less than 2.7165673 shares of common stock • One Penny Warrant to purchase no less than 6.7914182 shares of common stock	• $600

Participation Level	Total Consideration if Tendered at or Prior to the Early Tender Date(1)		Exchange Consideration if Tendered After the Early Tender Date(1)
Assuming 50% or less of the Cash Option is subscribed
	New Securities Option and New Securities Plus Unit Offering Option	Cash Option	New Securities Option and New Securities Plus Unit Offering Option	Cash Option
100%

•

$1,000 of Third-Lien Notes

•

Three Cash Warrants, each to purchase no less than 2.3880707 shares of common stock

•

One Penny Warrant to purchase no less than 5.9701768 shares of common stock

•

Early Tender Payment of $15.00 in cash

		• $615, which includes an Early Tender Payment of $15.00 in cash	• $1,000 of Third-Lien Notes • Three Cash Warrants, each to purchase no less than 2.3880707 shares of common stock • One Penny Warrant to purchase no less than 5.9701768 shares of common stock	• $600

95%

•

$1,000 of Third-Lien Notes

•

Three Cash Warrants, each to purchase no less than 2.5137587 shares of common stock

•

One Penny Warrant to purchase no less than 6.2843966 shares of common stock

•

Early Tender Payment of $15.00 in cash

		• $615, which includes an Early Tender Payment of $15.00 in cash	• $1,000 of Third-Lien Notes • Three Cash Warrants, each to purchase no less than 2.5137587 shares of common stock • One Penny Warrant to purchase no less than 6.2843966 shares of common stock	• $600

(1)
Per $1,000 principal amount of Old Notes accepted for exchange. Does not include the payment of accrued and unpaid interest.

(2)
Assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) does not exceed $20,000,400. Subject to proration if more than $20,000,400 is required to purchase all Old Notes accepted for exchange pursuant to the Cash Option. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash. See "Is there a maximum amount of cash that may be exchanged for Old Notes," below under "Questions and Answers About the Exchange Offer, the Consent Solicitation and the Unit Offering." See also "Acceptance of Old Notes; Acceptance of Consents; Accrual of Interest; Proration."

        If the Cash Option is more than 50% subscribed, we will provide the amount of funds necessary for the Cash Option in excess of $10,000,200 from cash on hand and borrowings under the New Revolving Credit Facility (and not from cash received by us from the issuance of Third-Lien Notes and Warrants in the Unit Offering or the ASOF Cash Funding). In this event, the maximum number of Third-Lien Notes and Warrants that we will issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding will decrease by the amount of Old Notes so purchased for the Cash Option in excess of $10,000,200 ($1,000 principal amount of Third-Lien Notes and four Warrants per $1,000 principal amount of Old Notes).

        Based on the number of outstanding shares on the date of this prospectus on a Fully Diluted Basis, the Warrants will (subject to anti-dilution adjustments described herein and increase if we issue additional shares prior to the Settlement Date or pursuant to ESOP Transactions) be exercisable into, in the aggregate, 3,086,583 shares of our common stock—1,402,992 shares on account of the Penny Warrants and 1,683,591 shares on account of the three tranches of Cash Warrants. In addition, the number of Warrants we will issue on the Settlement Date will vary based on the outcome of the Exchange Offer. Therefore the number of shares of our common stock into which each Warrant will be exercisable cannot be fixed at this time.

        As described herein, Warrants will only be issued for each $1,000 in principal amount of Third-Lien Notes to be issued in connection with the New Securities Option, the Unit Offering and the ASOF Cash Funding. The amount of Third-Lien Notes has not been fixed, and the total number of Warrants to be issued will vary with the amount of Third-Lien Notes issued to the extent that (i) holders of Old Notes fail or otherwise determine not to tender their Old Notes into the Exchange Offer and (ii) holders of Old Notes validly tender their Old Notes and elect the Cash Option in an amount that would require cash in excess of $10,000,200. For that reason, and due to potential issuances of shares of our common stock prior to the Settlement Date and pursuant to ESOP Transactions, the number of shares of our common stock underlying each Warrant will not be determined until after the Expiration Date. For purposes of this prospectus, we have included ranges of the minimum and maximum amounts of shares of our common stock per Warrant based on the terms of the Exchange Offer and related transactions and the number of outstanding shares on the date of this prospectus on a Fully Diluted Basis. The following table shows the total number of Warrants to be issued based on different levels of participation in the Exchange Offer and the Cash Option:

	100% Exchange Offer Participation	95% Exchange Offer Participation
Cash Option is fully subscribed or over-subscribed	873,332 (218,333 per tranche)	826,332 (206,583 per tranche)
Cash Option is 50% or less subscribed	940,000 (235,000 per tranche)	893,000 (223,250 per tranche)

        Assuming no change to the aggregate participation level in the Exchange Offer and the number of outstanding shares on the date of this prospectus on a Fully Diluted Basis, the number of shares underlying each Warrant will not change if the Cash Option is 50% or less subscribed. In this event, we will issue less Third-Lien Notes and Warrants in the Exchange Offer with respect to holders electing the Cash Option, but we will issue additional Third-Lien Notes and Warrants in the ASOF Cash Funding and the Unit Offering, on a combined basis, equal to what we would have issued in the Exchange Offer.

        If the Cash Option is more than 50% subscribed, as discussed above, we will provide the funds required for the Cash Option above $10,000,200 from cash on hand and borrowings under the New Revolving Credit Facility, and not from the issuance of additional Third-Lien Notes and Warrants in the ASOF Cash Funding or the Unit Offering. As a result, assuming no change to the aggregate participation level in the Exchange Offer, we will issue fewer Third-Lien Notes and Warrants to the extent holders elect the Cash Option at a subscription level above 50%. Because of the total number of shares of common stock issuable upon the exercise of the Warrants to be issued in the Exchange Offer, the ASOF Cash Funding and the Unit Offering is fixed, in this event each Warrant will be exercisable for a higher number of shares of common stock. The following table shows the number of shares underlying each Warrant based on different levels of participation in the Cash Option and the Exchange Offer (calculated using the number of outstanding shares on the date of this prospectus on a

Fully Diluted Basis and subject to increase if we issue additional shares prior to the Settlement Date or pursuant to ESOP Transactions):

	Shares of Common Stock Underlying Each Warrant
	100% Exchange Offer Participation		95% Exchange Offer Participation
Cash Option Participation	Penny Warrants	Cash Warrants	Penny Warrants	Cash Warrants
100%	6.4259253	2.5703701	6.7914182	2.7165673
75%	6.1896732	2.4758693	6.5280774	2.6112310
50%	5.9701768	2.3880707	6.2843966	2.5137587
25%	5.9701768	2.3880707	6.2843966	2.5137587
0%	5.9701768	2.3880707	6.2843966	2.5137587

        As a result of the ASOF Cash Funding, the number of Units purchased in the Unit Offering does not have any impact on the tables set forth above.

What is the difference between the New Securities Option, the Cash Option and the New Securities Plus Unit Offering Option?

  •
  If you elect the New Securities Option and your Old Notes are accepted for exchange, you will receive Third-Lien Notes and Warrants in exchange for your Old Notes.

  •
  If you elect the Cash Option and your Old Notes are accepted for exchange, you will receive cash in exchange for your Old Notes. However, the Cash Option is subject to proration. If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option subject to proration as described herein, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of Old Notes. See "Acceptance of Old Notes; Acceptance of Consents; Accrual of Interest; Proration;"

  •
  If you elect the New Securities Plus Unit Offering, your Old Notes are accepted for exchange and you meet the offer conditions for purchasing Units in the Unit Offering, you will receive the same amount of Third-Lien Notes and Warrants you would have received had you elected the New Securities Option and you will be required to purchase Units in the Unit Offering, as discussed below. For more information regarding the Unit Offering, see the questions and answers below under "The Unit Offering."

What if I do not indicate an election with respect to the New Securities Option, the Cash Option or the New Securities Plus Unit Offering Option?

        If no election is made with respect to the New Securities Option, the Cash Option or the New Securities Plus Unit Offering Option, a holder will be deemed to have elected the New Securities Option with respect to all Old Notes tendered for exchange. See "General Terms of the Exchange Offer and Consent Solicitation."

Can I elect the New Securities Option for a portion of my Old Notes and the Cash Option for a portion of my Old Notes?

        Yes. You must indicate on the consent and letter of transmittal the principal amount of your Old Notes that you are exchanging for the New Securities Option and the amount you are exchanging for the Cash Option. However, in order to participate in the Exchange Offer, you must tender all of your Old Notes in the Exchange Offer and Consent Solicitation. See "May I tender only a portion of the Old Notes that I hold?" below. Additionally, you will not be eligible to participate in the Unit Offering if you elect the Cash Option for any portion of your Old Notes. See "Who may participate in the Unit Offering?" below.

What is the maximum aggregate principal amount of Third-Lien Notes that may be issued in the Exchange Offer?

        The maximum aggregate principal amount of Third-Lien Notes issuable in the Exchange Offer is $235.0 million. The New Securities Option will not be subject to proration.

Is there a maximum amount of cash that may be exchanged for Old Notes pursuant to the Cash Option?

        Yes. The maximum aggregate amount of cash payable pursuant to the Cash Option in the Exchange Offer is $20,000,400, excluding accrued and unpaid interest and the Early Tender Payment. If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option on a pro rata basis, (as described under "Acceptance of Old Notes; Acceptance of Consents; Accrual of Interest; Proration"), with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of Old Notes.

If the Cash Option is oversubscribed and a portion of my Old Notes must be exchanged for the New Securities Option, how much cash will I receive?

        The Cash Option will be oversubscribed if holders of more than $33,334,000 in aggregate principal amount of Old Notes elect the Cash Option. In this case, if you elected the Cash Option, you will receive your pro rata portion of the cash payable pursuant to the Cash Option in the Exchange Offer plus accrued and unpaid interest and the Early Tender Payment, if applicable, provided that the aggregate principal amount of your Old Notes that is purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and you will receive Third-Lien Notes in exchange for your Old Notes that were not exchanged for cash.

        In no event will more than $33,334,000 in aggregate principal amount of Old Notes be exchanged for the Cash Option. In the event that the amount of Old Notes validly tendered into the Cash Option exceeds $33,334,000, a prorated portion of each holder's Old Notes validly tendered into the Cash Option will be exchanged for the Cash Option (rounded down to the nearest whole multiple of $1,000), with the remaining portion of such holder's Old Notes being exchanged for the New Securities Option. For example, if the aggregate principal amount of Old Notes validly tendered by all holders into the Cash Option equals $100,002,000, the proration factor would be 0.33 (33,334,000 / 100,002,000). In that event, a holder that validly tendered $10,000 in aggregate principal amount of Old Notes into the Cash Option would have $3,000 in principal amount of its Old Notes exchanged for the Cash Option and $7,000 in principal amount of its Old Notes exchanged for the New Securities Option. The following table provides examples of what a holder that validly tendered $10,000 in aggregate principal amount of Old Notes would receive at various participation levels in the Cash Option (each assuming 100% participation in the Exchange Offer):

Aggregate Principal Amount of Old Notes electing the Cash Option	Proration Factor	Total Consideration if Tendered at or Prior to the Early Tender Date	Exchange Consideration if Tendered After the Early Tender Date
$33,334,000 or Less	None ($10,000 in principal amount of Old Notes accepted for exchange in the Cash Option)	$6,150 of cash ($615 per $1,000 of Old Notes exchanged for the Cash Option)	$6,000 of cash ($600 per $1,000 of Old Notes exchanged for the Cash Option)

Aggregate Principal Amount of Old Notes electing the Cash Option	Proration Factor	Total Consideration if Tendered at or Prior to the Early Tender Date	Exchange Consideration if Tendered After the Early Tender Date
$66,668,000	0.50 ($5,000 in principal amount of Old Notes accepted for exchange in the Cash Option and $5,000 in principal amount of Old Notes accepted for exchange in the New Securities Option)

$3,075 of cash ($615 per $1,000 of Old Notes exchanged for the Cash Option)

$5,000 of Third-Lien Notes

15 Cash Warrants, each to purchase no less than 2.5703701 shares of common stock

5 Penny Warrants, each to purchase no less than 6.4259253 shares of common stock

$3,000 of cash ($600 per $1,000 of Old Notes exchanged for the Cash Option)

$5,000 of Third-Lien Notes

15 Cash Warrants, each to purchase no less than 2.5703701 shares of common stock

5 Penny Warrants, each to purchase no less than 6.4259253 shares of common stock

$100,002,000	0.33 ($3,000 in principal amount of Old Notes accepted for exchange in the Cash Option and $7,000 in principal amount of Old Notes accepted for exchange in the New Securities Option)

$1,845 of cash ($615 per $1,000 of Old Notes exchanged for the Cash Option)

$7,000 of Third-Lien Notes

21 Cash Warrants, each to purchase no less than 2.5703701 shares of common stock

7 Penny Warrants, each to purchase no less than 6.4259253 shares of common stock

$1,800 of cash ($600 per $1,000 of Old Notes exchanged for the Cash Option)

$7,000 of Third-Lien Notes

21 Cash Warrants, each to purchase no less than 2.5703701 shares of common stock

7 Penny Warrants, each to purchase no less than 6.4259253 shares of common stock

Will I receive any accrued and unpaid interest on my Old Notes tendered for exchange in the Exchange Offer?

        Yes. All holders whose Old Notes are exchanged in the Exchange Offer under either the Cash Option or the New Securities Option will receive an amount equal to accrued and unpaid interest on such Old Notes, in cash, from the last applicable interest payment date to, but not including, the Settlement Date. During the pendency of the Exchange Offer, holders of Old Notes as of the applicable record date for any interest payment will be entitled to receive that interest payment whether or not their Old Notes were tendered as of the applicable interest payment date.

What are the terms of the Warrants that I will receive in the Exchange Offer?

        The Penny Warrants are immediately exercisable and will entitle holders of the Penny Warrants to purchase in the aggregate 12.5% of our outstanding common stock on a Fully Diluted Basis on the Settlement Date, or 1,402,992 shares in the aggregate at an exercise price of $0.01 per share. The minimum and maximum number of shares issuable upon exercise of each Penny Warrant is 5.9701768

(assuming the participation level is 100% and the Cash Option is 50% or less subscribed) and 6.7914182 (assuming the participation level is 95% and the Cash Option is fully subscribed), respectively. The number of shares underlying each Penny Warrant is computed by dividing 1,402,992 by the total number of Penny Warrants we issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding. The total number of Penny Warrants we will issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding will depend upon the number of Old Notes accepted for exchange and the subscription level for the Cash Option. This number will range from 206,583 Penny Warrants (assuming the participation level is 95% and the Cash Option is fully subscribed) to 235,000 Penny Warrants (assuming the participation level is 100% and the Cash Option is 50% or less subscribed).

        The Cash Warrants will entitle holders of the Cash Warrants to purchase in the aggregate 15% of our outstanding common stock on a Fully Diluted Basis on the Settlement Date, or 1,683,591 shares in the aggregate at an exercise price based on the underlying value of our common stock. Our Cash Warrants will be issued in three tranches. One tranche of the Cash Warrants is exercisable on the date on which their exercise price is set at an exercise price equal to the lesser of:

  •
  $8.10 per share;

  •
  if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our ESOP prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value included in such valuation; and

  •
  the value of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject to certain exceptions if the valuation is not timely performed).

        A second and third tranche become exercisable on each of the first and second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such applicable anniversary for the purpose of valuing our common stock in connection with the ESOP (determined as described under "Description of Warrants"). The minimum and maximum amount of shares issuable upon exercise of each Cash Warrant is 2.3880707 (assuming the participation level is 100% and the Cash Option is 50% or less subscribed) and 2.7165673 (assuming the participation level is 95% and the Cash Option is fully subscribed), respectively. The number of shares underlying each Cash Warrant is computed by dividing 1,683,591 by the total number of Cash Warrants we issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding. The total number of Cash Warrants we will issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding will depend upon the number of Old Notes accepted for exchange and the subscription level for the Cash Option. This number will range from 619,749 Cash Warrants (assuming the participation level is 95% and the Cash Option is fully subscribed) to 705,000 Cash Warrants (assuming the participation level is 100% and the Cash Option is 50% or less subscribed).

        The aggregate number of shares of common stock issuable upon exercise of all Warrants to be issued in the Exchange Offer, the Unit Offering and the ASOF Cash Funding will be 3,086,583. The number of shares of common stock issuable on account of each Warrant you receive will depend on the principal amount of Old Notes exchanged in the Exchange Offer and the total principal amount of Old Notes exchanged in the Exchange Offer and not repurchased for cash in the Cash Option.

        The number of shares described above are based upon the number of shares of our common stock outstanding as of the date of this prospectus on a Fully Diluted Basis and will change if the number of shares outstanding as of the Settlement Date is different or if we issue additional shares pursuant to ESOP Transactions and is subject to certain adjustments as described in "Description of Warrants."

Will I have any rights as a holder of Warrants in addition to the right to acquire shares of common stock?

        Yes. The Warrant Agent will hold of record the one share of Series A Preferred Stock that we will issue on the Settlement Date for the benefit of the holders of the Warrants. The Series A Preferred Stock has the right to vote together with the common stock as a single class on all items on which our common stockholders are entitled to vote with voting power equal to the number of shares of common stock and/or other securities issuable upon the exercise of all then outstanding Warrants (whether or not the Warrants are then exercisable). The Warrant Agent will exercise this voting power as a block in the manner directed by the holders of Warrants representing a majority of our common stock to be received upon the exercise of all outstanding Warrants (whether or not the Warrants are then exercisable) providing direction. Accordingly, holders of Warrants not providing direction as to voting will not be taken into account in determining how the Warrant Agent will vote.

        The Series A Preferred Stock also has additional rights, including the right to appoint two members to our board of directors (initially expected to be Lawrence A. First and Daniel H. Clare), consent rights on certain specified actions and, if we have not repaid in full the Third-Lien Notes on or before April 30, 2015, the right to instruct us to engage in a process to sell our company.

        In connection with the election of the Series A Directors and the exercise of consent rights, we may seek the direction from the requisite holders of Warrants within a time period specified by us to the Warrant Agent (such period to (i) be no shorter than fifteen days and (ii) expire not less than two business days before the date we set for the taking of such action). We refer to any such instruction to the Warrant Agent as a "Direction Instruction" and the time period established to obtain the Direction Instruction as the "Direction Period". In connection with these matters, the Warrant Agent will be required to vote the share of Series A Preferred Stock for the nominated Series A Directors or shall grant the requested action subject to the consent right only if instructed to do so by holders of Warrants representing 60% of the Warrants on an as exercised basis providing it with direction on these matters. Within ten days after the Settlement Date, the holders of the then outstanding Warrants representing at least 60% of the Warrants on an as exercised basis may by notice to the Warrant Agent reduce the 60% direction threshold to a percentage not less than 50%. Reference to Warrants on an as exercised basis shall mean our common stock issuable upon exercise of such Warrants.

        In lieu of us seeking the direction from the requisite Warrant holders to the Warrant Agent with respect to a Consent Right, a direction to grant the requested action may be provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 60% of the then outstanding Warrants on an as exercised basis (or such lesser threshold to which the direction threshold has been reduced as provided above).

        Alternative consent rights provisions will apply if:

  •
  40% or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis; or

  •
  a direction to grant the requested action subject to the consent right is provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 40% of the then outstanding Warrants on an as exercised basis (but less than 60% or such lesser threshold to which the direction threshold has been reduced as provided above).

        In these cases, both Series A Directors may provide the requested consent to any proposed action that is subject to the consent rights but have the right to refrain from making a determination whether or not to consent. However, we acknowledge and agree that to the fullest extent permitted by applicable law it shall not be a breach of the fiduciary duties of either of the Series A Directors to, in lieu of making a decision whether or not to consent, instruct us to seek a direction from Warrant holders representing the direction threshold as provided above to the Warrant Agent. However, with respect to consent rights relating to our annual budget, capital expenditures or employee benefit plans, the Series A Directors may not provide a Direction Instruction and no consent rights shall be required to the extent the Series A Directors determine to refrain from making a decision whether to consent.

        If we pay a cash dividend or other distribution in respect of shares of our common stock, we are required to pay such dividend or distribution to the holders of any outstanding Warrants on the same basis as cash dividends or distributions are made to holders of common stock based on the numbers of shares of common stock for which the Warrants are exercisable as if the Warrants had been exercised immediately prior to the record date for the dividend or other distribution (whether or not the Warrants are then exercisable).

        Our common stock is 100% owned by Alion Science Technology Corporation Employee Ownership, Savings and Investment Trust, which we refer to as the "ESOP Trust." On the Settlement Date, we and the ESOP Trust will enter into a stockholders' agreement, which we refer to as the "Stockholders' Agreement," which governs certain rights related to the ownership of our common stock. Upon the exercise of any of the Warrants, holders of the common stock issued upon exercise of the Warrants will be deemed to have entered into the Stockholders' Agreement and to have agreed to be bound by the terms of the Stockholders' Agreement. The Stockholders' Agreement establishes rights and obligations of holders of the common stock related to the ownership of our common stock. See "Description of Stockholders' Agreement."

Will the Supporting Noteholders be able to control the decisions of the Warrant Agent?

        After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders will hold 71.1% of the Warrants, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

  •
  the participation level in the Exchange Offer is less than 100%;

  •
  the Cash Option is elected; or

  •
  any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

        As a result of their significant ownership percentage, the Supporting Noteholders, acting together, initially will possess voting control over the Warrants under the Warrant Agreement. Accordingly, the Supporting Noteholders, acting together, will initially control the identity of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare) to be appointed by the holder of the Series A Preferred Stock, will be able to direct the Warrant Agent with respect to decisions under the Series A Preferred Stock, including instructing the Warrant Agent to vote the share of Series A Preferred Stock as a block and deciding whether to grant certain approval rights and will be able to agree with us to amend or waive certain terms of the Warrants and the Series A Preferred Stock.

Will I receive any shares of Series A Preferred Stock in the Exchange Offer?

        No. The Warrant Agent will hold of record the one share of Series A Preferred Stock that we will issue on the Settlement Date for the benefit of the holders of the Warrants. Holders of Warrants will, however, have the right to direct the Warrant Agent on all items on which the Series A Preferred Stock has the right to vote upon or provide consent. See "Description of Series A Preferred Stock."

Why are you making the Consent Solicitation?

        The purpose of the Consent Solicitation is to adopt the Proposed Amendments.

What amendments to the Old Notes Indenture are the subject of the Consent Solicitation?

        The Proposed Amendments would eliminate substantially all of the affirmative and negative covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes. See "Proposed Amendments."

Holders of what principal amount of Old Notes are required to validly deliver (and not validly revoke) Consents to the Proposed Amendments in order for the Proposed Amendments to be adopted?

        In order for the Proposed Amendments to be adopted, holders of at least a majority of the outstanding aggregate principal amount of the Old Notes must validly deliver (and not validly revoke) consents to the Proposed Amendments at or prior to the Expiration Date.

        Pursuant to the Support Agreement, holders of approximately 71.1% in the aggregate of the outstanding principal amount of the Old Notes as of the date of this prospectus, have, subject to certain conditions, committed to tender their Old Notes and deliver consents into the Exchange Offer and Consent Solicitation for the New Securities Option and agreed not to withdraw their tenders (or revoke related consents). As a result, it is expected that no additional consents from other holders of Old Notes will be needed to be validly delivered in the Consent Solicitation in order to obtain the Requisite Consents to adopt the Proposed Amendments.

What are the differences between the Old Notes and the Third-Lien Notes?

        There are important differences between the Old Notes and the Third-Lien Notes, including:

  •
  the Third-Lien Notes will be secured by a third priority security interest on the collateral described later in this prospectus, while the Old Notes are not secured by any collateral;

  •
  the interest on the Third-Lien Notes is payable in cash and payment in kind of additional Third-Lien Notes, or "PIK interest," and accrues at the rates disclosed in the following table, while the interest rate on the Old Notes is 10.25% per year payable in cash:

Interest Rates on Third-Lien Notes

Months	Cash Interest	PIK Interest	Total Interest
1–12	8%	5.5%	13.5%
13–24	8%	6.5%	14.5%
25–30	8%	7.5%	15.5%
31–36	10%	5.5%	15.5%
37–48	12%	4.5%	16.5%
49–60	12%	5.5%	17.5%
61–66	12%	6.5%	18.5%
  •
  the maturity date of the Old Notes is February 1, 2015, while the maturity date of the Third-Lien Notes is not until 5.5 years after the Settlement Date; and

  •
  the covenants contained in the indenture for the Third-Lien Notes are significantly different than the covenants in the Old Notes Indenture.

See "Prospectus Summary—Summary of Differences Between the Third-Lien Notes and the Old Notes" and "Description of Third-Lien Notes" for more information.

When is the Early Tender Date?

        The Early Tender Date for the Exchange Offer is 5:00 p.m., New York City time on Wednesday, May 28, 2014, unless extended by us with the prior written consent of the Supporting Noteholders.

What is the importance of the Early Tender Date?

        Holders must have validly tendered (and not validly withdrawn) their Old Notes into the Exchange Offer at or prior to the Early Tender Date in order to be eligible to receive the Early Tender Payment.

When does the Exchange Offer and Consent Solicitation expire?

        The Exchange Offer and Consent Solicitation will expire at 9:00 a.m., New York City time, on Thursday, June 12, 2014, unless extended by us with the prior written consent of the Supporting Noteholders.

Until when may I withdraw Old Notes previously tendered for exchange in the Exchange Offer?

        Tendered Old Notes may be withdrawn at any time at or prior to the Withdrawal Deadline of 5:00 p.m., New York City time on Wednesday, May 28, 2014, unless extended by us with the prior written consent of the Supporting Noteholders (but no consent may be revoked after execution of the Second Supplemental Indenture).

In what denominations will the Third-Lien Notes be issued?

        The Third-Lien Notes will be issued in the Exchange Offer and the Unit Offering in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof. PIK interest payments will be made by increasing the aggregate principal amount of the Third-Lien Notes or issuing additional Third-Lien Notes in denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

In what denominations may Old Notes be tendered in the Exchange Offer?

        Old Notes may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. In order to participate in the Exchange Offer and Consent Solicitation, you must tender all of your Old Notes in the Exchange Offer and Consent Solicitation.

Is the Exchange Offer and Consent Solicitation subject to a minimum condition?

        Yes. The Exchange Offer and Consent Solicitation are conditioned on satisfaction or waiver by us of the Minimum Tender Condition. This condition requires that at least 95% of the outstanding aggregate principal amount of Old Notes be validly tendered (and not validly withdrawn) at or prior to the Expiration Date. We reserve the right, but are not obligated, to change the Minimum Tender Condition with the prior written consent of the Supporting Noteholders. We also have the right to waive any condition precedent (other than receipt of the Requisite Consents) to the Exchange Offer and Consent Solicitation with the prior written consent of the Supporting Noteholders. See "Conditions of the Exchange Offer and Consent Solicitation."

Is the Exchange Offer and Consent Solicitation subject to any other conditions?

        Yes, the Exchange Offer and Consent Solicitation is also subject to the satisfaction or waiver of a number of other conditions set forth in this prospectus including the following:

  •
  the satisfaction of the terms of the support agreement with the Supporting Noteholders, which we refer to as the "Support Agreement";

  •
  the Support Agreement not being terminated;

  •
  the receipt of $300.0 million in gross proceeds from the incurrence of the New First Lien Term Facility;

  •
  the receipt of $50.0 million in gross proceeds from the incurrence of the New Second Lien Term Facility;

  •
  the redemption of the Existing Secured Notes; and

  •
  the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement.

        We have the right to terminate or withdraw the Exchange Offer and Consent Solicitation if any of the applicable conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied or waived at or prior to the Expiration Date. In addition, under the Support Agreement, the Supporting Noteholders have the right to terminate the Support Agreement if the Refinancing Transactions have not closed on or before July 31, 2014 and we are obligated to terminate the Exchange Offer if the Support Agreement is terminated for any reason. See "Conditions of the Exchange Offer and Consent Solicitation."

Did any holders of Old Notes agree to participate in the Exchange Offer and the Consent Solicitation in advance of the commencement of the Exchange Offer and the Consent Solicitation?

        Yes. As discussed above, pursuant to the terms and subject to the conditions of the Support Agreement, holders of Old Notes representing approximately 71.1% of the aggregate principal amount of outstanding Old Notes as of the date of this prospectus have agreed to participate in the Exchange Offer and the Consent Solicitation for the New Securities Option and agreed not to withdraw their tenders (or revoke related consents).

May I tender only a portion of the Old Notes that I hold?

        No. You must tender all of your Old Notes in the Exchange Offer and Consent Solicitation.

If I want to tender my Old Notes, am I required to deliver the related Consents?

        Yes. Old Notes validly tendered pursuant to the Exchange Offer (and not validly withdrawn) are deemed to include consents to the Proposed Amendments. The completion, execution and delivery of a consent and letter of transmittal, or transmission of an Agent's Message, in connection with a valid tender of Old Notes pursuant to the Exchange Offer constitutes the delivery of consents with respect to such Old Notes. Holders cannot validly tender Old Notes in the Exchange Offer without delivering the related consents. Holders can only validly revoke consents by validly withdrawing the previously tendered related Old Notes at or prior to the execution of the Second Supplemental Indenture. In addition, delivery of any consent constitutes a waiver of all prior defaults and covenant breaches under the Old Notes Indenture, if any.

Will I receive an additional payment on the Settlement Date if I tender at or prior to the Early Tender Date?

        Yes. On the Settlement Date, we will pay to each holder, in respect of such holder's Old Notes which are validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange, an Early Tender Payment of $15.00 in cash per $1,000 principal amount of such Old Notes. Such Early Tender Payment is included in the Total Consideration that may be payable to a holder in respect of its Old Notes accepted for exchange. If all holders of Old Notes validly tendered (and did not validly withdraw) Old Notes at or prior to the Early Tender Date, the aggregate maximum amount of Early Tender Payments payable would be approximately $3.525 million. The Early Tender Payment will be made on the Settlement Date.

If the Exchange Offer and Consent Solicitation are successfully completed and I do not participate in the Exchange Offer, how will my rights and obligations under my remaining Old Notes be affected?

        If we successfully complete the Exchange Offer and Consent Solicitation, obligations with respect to any Old Notes that remain outstanding will not be secured by collateral and will therefore be effectively subordinated to the new $45.0 million revolving credit facility (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), the new $300.0 million first-lien secured term loan and the new $50.0 million second-lien secured term loan that we expect to incur in concurrent financing transactions, as well as all of the Third-Lien Notes to be issued in the Exchange Offer, the Unit Offering and the ASOF Cash Funding, to the extent of the value of the collateral securing such debt.

        Further, holders of the Old Notes left outstanding following the successful completion of the Exchange Offer and Consent Solicitation will no longer be entitled to the benefits of the covenants, events of default and other provisions that are eliminated or modified pursuant to the Proposed Amendments.

        For a description of other consequences of failing to tender your Old Notes pursuant to the Exchange Offer, see "Risk Factors—Risks to Holders of Non-Tendered Old Notes."

How will the Exchange Offer and Consent Solicitation affect the trading market for the Old Notes that are not exchanged?

        To the extent the Exchange Offer and Consent Solicitation are successfully completed, the aggregate principal amount of outstanding Old Notes will be substantially reduced and an active trading market in the Old Notes may not exist. A reduction in the aggregate principal amount of outstanding Old Notes will materially and adversely affect the liquidity of the Old Notes that remain outstanding after successful completion of the Exchange Offer. An issue of securities with a small principal amount available for trading, or "float," could command a lower price than does a comparable issue of securities with a larger float. Therefore, the market price for any Old Notes that remain outstanding after successful completion of the Exchange Offer may be materially and adversely affected. A reduced float may also make the trading prices of Old Notes that are not exchanged more volatile.

What do you intend to do with the Old Notes that are accepted for exchange in the Exchange Offer?

        Any Old Notes exchanged in the Exchange Offer will be retired and cancelled.

Are you making a recommendation regarding whether I should participate in the Exchange Offer and Consent Solicitation?

        Our board of directors believes that the completion of the Refinancing Transactions, of which the Exchange Offer, Consent Solicitation and Unit Offering are components, is critical to our continued viability. Accordingly, our board of directors believes that the Exchange Offer, Consent Solicitation and Unit Offering are in the best interests of our company. See "Risk Factors—Risks Relating to the Exchange Offer—If we are unable to complete the Exchange Offer, we will be unable to repay the Old Notes and Existing Senior Notes at their maturity, which will have a material adverse effect on our business, financial condition and operating results." However, neither we, our board of directors, the Dealer Manager and Solicitation Agent, the Information and Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer and deliver Consents in the Consent Solicitation and whether, if applicable, you should purchase Units in the Unit Offering. You must make your own decision whether to tender Old Notes in the Exchange Offer and deliver Consents in the Consent Solicitation and, whether to purchase Units pursuant to the Unit Offering.

When will I receive the consideration payable in the Exchange Offer for my Old Notes that are accepted for exchange pursuant to the Exchange Offer?

        The consideration payable in the Exchange Offer will be deposited on the Settlement Date with the Information and Exchange Agent (or, upon its instruction, The Depository Trust Company, or the "DTC"), which will act as your agent for purposes of receiving Third-Lien Notes, Warrants and any cash to be paid in connection with the Cash Option, accrued and unpaid interest and the Early Tender Payment. Subject to the terms and conditions of the Exchange Offer, we expect that the Settlement Date will be on or about the third business day following the Expiration Date.

Will the Third-Lien Notes and Warrants issued in the Exchange Offer and the shares of common stock issuable upon exercise of the Warrants be freely tradable?

        Third-Lien Notes and Warrants issued in the Exchange Offer generally will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, which we refer to as the "Securities Act," unless held by our affiliates. Any holder who is an affiliate of ours must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is exempt from the registration requirements under the Securities Act and the requirements under applicable state securities laws.

        Holders of Warrants will be able to exercise their Warrants for shares of our common stock only if a registration statement covering the issuance of the shares is effective and current, or the issuance is exempt from the registration requirements under the Securities Act and the requirements under applicable state securities laws. Shares of common stock issuable upon exercise of Warrants that have been registered will be freely tradeable unless held by our affiliates.

        We have agreed pursuant to the Support Agreement to register the resale of the Third-Lien Notes and Warrants held by our affiliates, to register the issuance of the shares upon exercise of the Warrants held by all holders, and to register the resale of such shares held by our affiliates. See "Description of Support Agreement."

        The Stockholders' Agreement restricts the transfer of shares of the common stock received upon exercise of the Warrants in certain situations. See "Description of Stockholders' Agreement."

Do you or any of your affiliates have any current plans to purchase any Old Notes that remain outstanding subsequent to the Expiration Date?

        No. Although we do not currently intend to do so, subject to the limitations set forth in our debt agreements and our liquidity, we may from time to time repurchase any Old Notes that remain outstanding after completion of the Exchange Offer through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may or may not be equal to or greater than the Exchange Consideration or the Total Consideration. We also reserve the right to redeem or repay at maturity any Old Notes not tendered.

        If we decide to repurchase or repay Old Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, those holders who decided not to participate in the Exchange Offer could be better off than those that participated in the Exchange Offer.

Under what circumstances can the Exchange Offer and Consent Solicitation be extended, amended or terminated?

        We reserve the right, with the prior written consent of the Supporting Noteholders, to extend the period during which the Exchange Offer and Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Information and Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer or Consent Solicitation, all Old Notes previously tendered and not validly withdrawn will remain subject to the Exchange Offer and all consents previously delivered and not revoked will remain subject to the Consent Solicitation and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by us.

        We may terminate or withdraw the Exchange Offer and Consent Solicitation if any applicable condition to the Exchange Offer and Consent Solicitation is not satisfied or waived by the Expiration Date. We reserve the right, subject to applicable law and with the prior written consent of the Supporting Noteholders, to:

  •
  waive any and all of the conditions of the Exchange Offer and Consent Solicitation (other than receipt of the Requisite Consents) at or prior to the Expiration Date; and

  •
  amend the terms of the Exchange Offer and Consent Solicitation.

        Pursuant to the Support Agreement, we may not waive any condition to the Exchange Offer and Consent Solicitation or amend the terms of the Exchange Offer and Consent Solicitation without the prior written consent of the Supporting Noteholders. In addition, under the Support Agreement, the Supporting Noteholders have the right to terminate the Support Agreement if the Refinancing Transactions have not closed on or before July 31, 2014 and we are obligated to terminate the Exchange Offer and Consent Solicitation if the Support Agreement is terminated for any reason. In the event that the Exchange Offer and Consent Solicitation is terminated, withdrawn or otherwise not successfully completed at or prior to the Expiration Date, no consideration will be paid or become payable to holders who have tendered their Old Notes pursuant to the Exchange Offer. In any of these events:

  •
  Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders;

  •
  the Second Supplemental Indenture will not be executed or, if the Second Supplemental Indenture had been executed prior to the Exchange Offer and Consent Solicitation being terminated, the Proposed Amendments in the executed Second Supplemental Indenture will not become operative; and

  •
  we will refund any money submitted for the payment of Units in the Unit Offering, and no Units will be issued.

        See "General Terms of the Exchange Offer and Consent Solicitation—Extension, Termination or Amendment."

How will I be notified if the Exchange Offer and Consent Solicitation is extended, amended or terminated?

        Any extension, termination or amendment of the Exchange Offer and Consent Solicitation will be followed as promptly as practicable by announcement thereof. An announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Will you receive any cash proceeds from the Exchange Offer or the Consent Solicitation?

        No. We will not receive any cash proceeds from the Exchange Offer or the Consent Solicitation. See "Use of Proceeds." However, we may receive cash proceeds in the Unit Offering. See "The Unit Offering."

How do I tender my Old Notes for exchange in the Exchange Offer and deliver Consents in the Consent Solicitation?

        A holder who wishes to tender Old Notes pursuant to the Exchange Offer and to deliver consents pursuant to the Consent Solicitation must deliver a fully completed consent and letter of transmittal (or a facsimile thereof), or transmit an "Agent's Message," to the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this prospectus at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment). In addition, either (1) certificates representing the Old Notes must be received by the Information and Exchange Agent at such address, or (2) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Information and Exchange Agent, in each case at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment). Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

        Custodial entities that are participants in DTC must tender Old Notes and deliver Consents through DTC's Automated Tender Offer Program, or "ATOP," by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the consent and letter of transmittal. A consent and letter of transmittal need not be completed and submitted in connection with tenders effected through ATOP.

How do I withdraw Old Notes previously tendered for exchange in the Exchange Offer and revoke Consents previously delivered in the Consent Solicitation?

        A holder may withdraw the tender of such holder's Old Notes at any time at or prior to the Withdrawal Deadline by complying with the procedures described under "Withdrawal of Tenders and Revocation of Consents," or, if the Old Notes were tendered through ATOP, by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures.

        Holders may only validly revoke consents by validly withdrawing the previously tendered related Old Notes prior to the execution of the Second Supplemental Indenture, which will not occur prior to the Withdrawal Deadline. If a holder withdraws its tendered Old Notes prior to the execution of the Second Supplemental Indenture, such holder will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without re-delivering consents.

Will I have to pay any fees or commissions if I tender my Old Notes for exchange in the Exchange Offer?

        No. You will not be required to pay any fees or commissions to us or the Information and Exchange Agent in connection with the Exchange Offer. If your Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Old Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Are there procedures for guaranteed delivery of Old Notes?

        No. The Exchange Offer will not provide for guaranteed delivery procedures with respect to any issue of Old Notes.

What risks should I consider in deciding whether or not to tender my Old Notes in the Exchange Offer or deliver Consents in the Consent Solicitation?

        In deciding whether to participate in the Exchange Offer or Consent Solicitation, you should carefully consider the discussion of risks and uncertainties that are described in the section of this prospectus entitled "Risk Factors."

What are the material U.S. federal income tax considerations of my participating in the Exchange Offer and Consent Solicitation?

        Please see the section of this prospectus entitled "Material U.S. Federal Income Tax Considerations." The tax consequences to you of the Exchange Offer and the Consent Solicitation will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer or Consent Solicitation.

Will I have appraisal rights in connection with the Exchange Offer and Consent Solicitation?

        No. You will not have any right to dissent and receive an appraisal of your Old Notes in connection with the Exchange Offer and Consent Solicitation.

With whom may I talk if I have questions about the Exchange Offer or Consent Solicitation?

        If you have any questions or need help in tendering your Old Notes, please contact the Information and Exchange Agent whose address and telephone numbers are listed on the back cover of this prospectus or your broker, dealer, commercial bank, trust company or other nominee through which your Old Notes are held.

The Unit Offering

Why are you conducting the Unit Offering?

        In order to preserve liquidity while attempting to reduce the amount of Old Notes that will remain outstanding after the successful consummation of the Exchange Offer, we are conducting the Unit Offering. All holders of Old Notes holding specified minimum principal amounts of Old Notes may purchase, on a pro rata basis, Units and the funds raised in the Unit Offering will be used by us to fund, in part, the Cash Option.

        Neither Goldman, Sachs & Co. nor any other broker or dealer will participate in the offering of the Units in the Unit Offering.

Why is ASOF providing funding for the Cash Option?

        ASOF is providing funding for the Cash Option to ensure that we receive funds to pay up to the first $10,000,200 required to purchase Old Notes accepted for exchange pursuant to the Cash Option. Instead of purchasing its pro rata share of Units in the Unit Offering, on the Settlement Date, ASOF has agreed to purchase from us in a private placement at a Unit Price of $600 per Unit a number of Units that would result in proceeds to us of an amount equal to the difference between the cash required by us to purchase Old Notes accepted for exchange pursuant to the Cash Option (but in no event more than $10,000,200) and the proceeds we receive in the Unit Offering (net of any refund referred to below). We refer to the foregoing as the "ASOF Cash Funding."

        We have agreed to pay ASOF a fee of $400,000 in consideration for its commitment to provide such funding, which is payable on the earlier of the commencement of the Exchange Offer or termination of the Support Agreement in accordance with its terms.

What is the maximum amount of gross proceeds that we will receive in the Unit Offering and the ASOF Cash Funding on a combined basis?

        The maximum amount of gross proceeds that we will receive in the Unit Offering and the ASOF Cash Funding on a combined basis is an amount, which we refer to as the "Cash Option Funding Amount," equal to the lesser of:

  •
  the amount of cash required to pay holders electing the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment); and

  •
  $10,000,200.

For example, if we are required to pay only $5,000,400 to holders electing the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment), the Cash Option Funding Amount would be $5,000,400. Alternatively, if we are required to pay $18,000,000 to holders electing the Cash Option, the Cash Option Funding Amount would be $10,000,200.

How will we fund our portion of the funding for the Cash Option?

        The maximum amount of cash payable for the Cash Option is $20,000,400, plus accrued and unpaid interest and the Early Tender Payment. We will provide the amount of funds necessary for the Cash Option in excess of $10,000,200, as well as amounts payable for accrued and unpaid interest and the Early Tender Payment for Old Notes accepted for exchange in the Exchange Offer from cash on hand and borrowings under the New Revolving Credit Facility.

What is the Unit Price?

        The Unit Price is $600 for each Unit offered hereby.

Who may participate in the Unit Offering?

        Only Participating Holders holding specified minimum principal amounts of Old Notes may participate in the Unit Offering. Participating Holders are holders of Old Notes (other than ASOF) who:

  •
  validly tender all (but not less than all) of the Old Notes held by it in the New Securities Plus Unit Offering Option at or prior to the Early Tender Date (and not withdraw that tender);

  •
  irrevocably agree to purchase the maximum number of Units as to which the holder is entitled to purchase (which assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200); and

  •
  make a cash payment in the manner described in the consent and letter of transmittal at the time of tender of the Old Notes in an amount equal to $600 times the maximum number of Units which the holder is entitled to purchase.

Can I purchase only a portion of the Units I am entitled to purchase?

        No. If you wish to purchase any Units, you must purchase all Units that you are entitled to purchase. A purchase of only a partial amount of the Units you are entitled to purchase will not be accepted.

What is the maximum amount of New Securities included in the Units that will be offered in the Unit Offering?

        The maximum number of Units being offered in the Unit Offering is 8,877. The maximum aggregate principal amount of Third-Lien Notes included in the Units is $8,877,000. The maximum aggregate number of Penny Warrants and Cash Warrants that make up components of the 8,877 Units that we are offering in the Unit Offering, and the maximum number of shares issuable upon exercise of the Penny Warrants and the Cash Warrants, is 8,877 Penny Warrants to purchase 60,287 shares of our common stock and 26,631 Cash Warrants to purchase 72,345 shares of our common stock, respectively.

        The number of shares issuable upon exercise of the Warrants discussed above is based upon the number of shares of our common stock outstanding as of the date of this prospectus on a Fully Diluted Basis and will change if the number of shares outstanding as of the Settlement Date is different or if we issue additional shares pursuant to ESOP Transactions.

What aggregate principal amount of Old Notes must I tender in order to purchase one Unit?

        As indicated in the table below, holders must validly tender at least $15,000 aggregate principal amount of Old Notes in the Exchange Offer and elect the New Securities Plus Unit Offering Option in order to purchase one Unit. This is the case since Units are only being offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. As described below, each $1,000 aggregate principal amount of Old Notes only entitles the holder thereof to purchase up to approximately 0.0709234 of a unit. Holders who tender less than $15,000 aggregate principal amount of Old Notes in the Exchange Offer, or who do not elect the New Securities Option, will not be able to purchase any Units. Further, if the Cash Option Funding Amount is less than $10,000,200, Participating Holders may be required to own a larger principal amount of Old Notes in order to purchase one Unit, as indicated in the table at the end of the next question.

What amount of Units can I purchase in the Unit Offering?

        The number of Units you can purchase depends upon the aggregate principal amount of Old Notes that you tender into the Exchange Offer for the New Securities Plus Unit Offering Option. For each $1,000 principal amount of Old Notes tendered into the Exchange Offer for the New Securities Plus Unit Offering Option, you can purchase up to approximately 0.0709234 of a Unit. The fraction is determined by dividing 16,667 (the total number of Units issuable in the Unit Offering and the ASOF Cash Funding) by 235,000 (the aggregate amount of Old Notes, in $1,000 increments, outstanding as of the date of this prospectus). The total number of Units issuable in the Unit Offering and the ASOF Cash Funding was determined by dividing $10,000,200 (the maximum amount of gross proceeds that can be generated from the Unit Offering and the ASOF Cash Funding) by $600 (the purchase price for each Unit). You must purchase all Units you are entitled to purchase if any are purchased. All Old Notes held by a holder will be aggregated for this purpose and the number of Units you will be required to purchase will in all cases be rounded down to the nearest whole Unit. Fractional Units cannot be purchased and will not be issued.

        For example: assuming the Cash Option Funding Amount is $10,000,200, if a person holds $100,000 principal amount of Old Notes and elects to exchange all $100,000 principal amount of such notes in the Exchange Offer for the New Securities Plus Unit Offering Option, that person will be able to purchase seven Units (calculated as follows: (i) $100,000 divided by $1,000 equals 100, (ii) 100 multiplied by 0.0709234 equals 7.09234, and (iii) as a result of rounding down to the nearest whole number, seven Units). However, if the Cash Option Funding Amount is $5,000,400, that person would only be able to purchase three Units or 50% of the Units (subject to rounding down) that such person would have been able to purchase had the Cash Option Funding Amount been $10,000,200 (calculated as follows: (i) 7.09234 multiplied by 50% equals 3.54617 and (ii) as a result of rounding down to the nearest whole number, three). Since we will not know the Cash Option Funding Amount until the successful completion of the Exchange Offer, in order to participate in the Unit Offering, a person will need to subscribe for Units as if the Cash Option Funding Amount is $10,000,200. The person in these examples cannot purchase fractional Units, and cannot purchase less than seven or three Units, respectively.

        We will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option, and the maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

        The following is an illustration of the amount of Units and Third-Lien Notes included in the Units you will be entitled to purchase in the Unit Offering based on the principal amount of Old Notes that you tender assuming the Cash Option Funding Amount is $5,000,400 and $10,000,200. The Units will also include the corresponding Penny Warrants and Cash Warrants.

	Cash Option Funding Amount is $5,000,400(1)			Cash Option Funding Amount is $10,000,200
Principal Amount of Existing Old Notes Tendered	Aggregate Unit Price	Number of Units to be Purchased	Principal Amount of New Third-Lien Notes	Aggregate Unit Price	Number of Units to be Purchased	Principal Amount of New Third-Lien Notes
Less than $15,000	$0	0	$0	$0	0	$0
$15,000	$0	0	$0	$600	1	$1,000
$29,020	$600	1	$1,000	$1,200	2	$2,000
$100,000	$1,800	3	$3,000	$4,200	7	$7,000
$250,000	$4,800	8	$8,000	$10,200	17	$17,000
$750,000	$15,600	26	$26,000	$31,800	53	$53,000
$1,000,000	$21,000	35	$35,000	$42,000	70	$70,000
$5,000,000	$106,200	177	$177,000	$212,400	354	$354,000
$10,000,000	$212,400	354	$354,000	$425,400	709	$709,000
$25,000,000	$531,600	886	$886,000	$1,063,800	1,773	$1,773,000
$75,000,000	$1,595,400	2,659	$2,659,000	$3,191,400	5,319	$5,319,000

(1)
In the event that the Cash Option Funding Amount is not equal to either of the amounts set forth above, the number of Units to be purchased cannot be determined on a linear basis as a result of the number of Units being purchased being rounded down to the nearest whole Unit.

Am I required to participate in the Unit Offering?

        No. Holders of Old Notes are not required to participate in the Unit Offering.

Is there a minimum number of Units that must be sold for the Unit Offering to be successfully consummated?

        No. There is no minimum number of Units that must be sold for the Unit Offering to be successfully consummated. However, we will only issue Units in the Unit Offering to the extent holders elect the Cash Option in the Exchange Offer. The maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

How do I purchase Units in the Unit Offering?

        If you wish to participate in the Unit Offering, you must elect the New Securities Plus Unit Offering Option on the consent and letter of transmittal or the agent's message, as applicable, submitted to the Information and Exchange Agent in conjunction with the Exchange Offer. If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Unit Offering, you should contact that registered holder promptly and instruct him, her or it to elect the New Securities Plus Unit Offering Option on your behalf in conjunction with the tender of the corresponding Old Notes in the Exchange Offer. See

"Procedures for Tendering Old Notes and Delivering Consents" for more information about these procedures.

        You must also deliver at the time of your tender of Old Notes a completed Unit Purchase Form and full payment of the Unit Price of $600 per Unit to be purchased assuming the Cash Option Funding Amount is $10,000,200, in United States dollars and delivered by wire transfer of immediately available funds to the account maintained by Alion. For account information, please contact the Information and Exchange Agent at the telephone number set forth on the back cover page of this prospectus.

        If, following the expiration of the Unit Offering, we determine that the actual amount you are required to pay is less than the amount you paid because the Cash Option Funding Amount is less than $10,000,200, the number of Units you will purchase will be reduced and you will be refunded the difference between the amount you paid and the Unit Price for the number of Units you actually purchased promptly after the Settlement Date. For example, if no holders of Old Notes tendering into the Exchange Offer elect the Cash Option, the entire amount paid by Participating Holders in the Unit Offering will be repaid, without interest. Or, if the Cash Option Funding Amount is $8.0 million, approximately 20% of the amount paid by Participating Holders in the Unit Offering (subject to reduction to a lower percentage since purchases can only be made in $600 increments) will be repaid, without interest. If your Old Notes are not accepted for exchange in the Exchange Offer, or the Exchange Offer is terminated, you will be refunded the full amount you paid promptly after the Settlement Date or the date of the termination of the Exchange Offer, as the case may be.

        See "The Unit Offering—Procedures for Purchase of Units." For further information on how to purchase Units, contact the Information and Exchange Agent at the telephone number set forth on the back cover page of this prospectus.

Can I revoke my election to purchase Units in the Unit Offering?

        The election to purchase Units in the Unit Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Units in the Unit Offering.

With whom may I talk if I have questions about the Unit Offering?

        If you have any questions or need help in purchasing Units in the Unit Offering, please contact the Information and Exchange Agent whose address and telephone numbers are listed on the back cover of this prospectus or your broker, dealer, commercial bank, trust company or other nominee through which your Old Notes are held.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus, but is not complete and may not contain all of the information that is important to you or that you should consider in making a decision to exchange Old Notes in the Exchange Offer, provide your consent in the Consent Solicitation and to participate in the Unit Offering. To understand all of the terms of the Exchange Offer, Consent Solicitation and Unit Offering and to attain a more complete understanding of our business and financial situation, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes contained elsewhere in this prospectus.

        In this prospectus, unless the context requires otherwise, "Alion," "we," "us" and "our" refer to Alion Science and Technology Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis; however, references to "the Company" in the "Description of Third-Lien Notes" section of this prospectus and in other places in this prospectus specifically addressing the Third-Lien Notes, refer only to Alion Science and Technology Corporation. Our fiscal year ends on September 30.

 The Company

        With a 75-year legacy, we are an experienced technology solutions company delivering scientific, research and development, engineering and technology expertise and operational support primarily to the U.S. Department of Defense; or the "DoD," and other U.S. government agencies, and commercial customers. Based in McLean, Virginia, we design, develop, integrate, deliver, maintain and upgrade science and technology solutions, products and tools for national defense, homeland security and other U.S. government programs and to a lesser degree, commercial customers. For example, we design and engineer complete naval vessels and components for naval vessels for the U.S. Navy; we manage and support the implementation of major U.S. Air Force programs by providing financial, procurement and logistics services; we develop and conduct battle simulations for the U.S. Army to prepare soldiers for combat environments; and we assist the DoD in managing the use of the wireless communications spectrum to optimize the efficient transmission of sensitive data. We also provide research and development and engineering support for the DoD and the U.S. Department of Energy and other power generators.

        We provide scientific, research and development, technical expertise, and operational support to a diverse group of U.S. government customers. We serve customers in all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, the White House and, to a lesser degree, state and non-U.S. governments. As of December 31, 2013, we had approximately 229 distinct customers, including Cabinet-level government departments and agencies and state and foreign governments. As of December 31, 2013, we had approximately 333 DoD stand-alone contracts and delivery/task orders with the U.S. Navy, U.S. Army and U.S. Air Force, the Defense Information Systems Agency, the Defense Advanced Research Projects Agency and others representing approximately 92.9% of our revenue for fiscal 2013. Other federal civilian agencies and departments accounted for 3.7% of our revenue for fiscal 2013, including the National Institute of Environmental Health Sciences, the U.S. Department of Energy and the Environmental Protection Agency. Commercial, state and local governments and international customers accounted for the remaining 3.4% of our revenue for fiscal 2013.

        Approximately 96.6% of our revenue for fiscal 2013 came from U.S. government contracts, and approximately 92.9% of our revenue for fiscal 2013 came from DoD customers. The following branches of the DoD contributed to our revenue for fiscal 2013: the Navy (45.5%), the Air Force (23.9%), the Army (11%) and all other branches of the DoD (12.5%). As of December 31, 2013, we had a portfolio of 468 stand-alone contracts and delivery/task orders with a large portion of our stand-alone contracts and delivery/task orders (based on contract revenue) having cost-reimbursement pricing structures and a smaller portion (based on contract revenue) having fixed-price and time and materials pricing structures.

        We deliver solutions in the following three core business areas:

  •
  naval architecture and marine engineering;

  •
  systems analysis, design and engineering; and

  •
  modeling, simulation, training and analysis.

        The following charts show our revenue by core business area and contract type for fiscal 2013:

Revenue by Core Business Area	Revenue by Contract Type
(Dollars in millions)	(Dollars in millions)

        Our sophisticated technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists and former military personnel. As of December 31, 2013, approximately 78% of our employees had security clearances, with approximately 29% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. To enhance our technology solutions, we have approximately 108,039 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

        Alion has a long operating history in providing a broad range of technology solutions. We have supported the Information Analysis Centers for the Defense Technical Information Center for over 44 years. We have been providing the U.S. Navy with naval architecture and marine engineering support for over 20 years. Examples of our technology solutions include:

  •
  Enlisted Navy recruits must successfully pass Battle Stations 21 (BS-21), a training program where they are challenged with simulated floods, fires and mass casualty exercises in a DDG destroyer replica. To prepare and train these recruits, Alion, as a subcontractor to Raytheon BBN Technologies, developed the Damage Control Trainer (DCT), a 3D simulation game that helps prepare recruits for transition to the fleet.

  •
  We believe that early detection of maritime threats is essential to protecting U.S. military vessels, but current sonar systems leave gaps in coverage. Our engineers are continuing to develop technology called Continuous Active Sonar that represents a paradigm shift in performance. We believe that at-sea testing has met or exceeded expectations, and the solution may ultimately lead to improved defenses for our ships and sailors.

  •
  We believe that maintaining vehicles and other mechanical systems in a war zone is essential to troop safety and the success of the mission, but parts replacement can be challenging. An

    Alion-led team developed a solution called the Mobile Parts Hospital, a transportable factory where metal parts can be machined and delivered in just a few hours near the point of need.

  •
  Survivability is critical to naval vessels. We believe what happens after a ship is attacked can now be modeled accurately using MOTISS, a software tool we developed that shows the initial and resulting effects of a weapons strike against a ship or other structure. The system allows designers to evaluate the damage and determine design changes that can improve survivability. MOTISS allows the system designer, engineer or operator to locate and rank weaknesses in order to allow for corrective action before those weaknesses are exploited in a real world scenario.

        Our common stock is 100% owned by the ESOP Trust. There is no established public trading market for our common stock. Consistent with its fiduciary responsibilities, the trustee of the ESOP, which we refer to as the "ESOP Trustee," retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in our common stock. To assist the ESOP Trustee in determining the fair market value of our common stock, the ESOP Trustee considers such valuation report and its knowledge of our business and the market. The New Securities being offered in the Exchange Offer or the Unit Offering pursuant to this prospectus will not be listed on any exchange.

Fiscal 2013 and First Quarter 2014 Results

        For fiscal 2013, we generated $849 million in revenue, a $37 million net loss and $71 million in Consolidated EBITDA. Revenue grew 3.9% in fiscal 2013 compared to fiscal 2012. Despite a challenging defense market, we have been able to win new contracts and execute on our existing base of business.

        For the first quarter of fiscal 2014, we generated revenue of $185.4 million, a $18.5 million net loss and $15.3 million in Consolidated EBITDA. First quarter fiscal 2014 revenue decreased 9.3% over fiscal 2013 first quarter results. As with our decrease in overall revenue, our first quarter fiscal 2014 net loss increased and Consolidated EBITDA decreased as compared to fiscal 2013 first and increase in net loss quarter results. The decrease in first quarter fiscal 2014 revenue and Consolidated EBITDA is primarily attributable to the impact of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal year 2014. These matters have affected funding to a number of our programs, caused delays in new awards and driven slower than anticipated ramp-up of new programs. As of December 31, 2013, our backlog was approximately $1.6 billion and approximately $364 million of this backlog was funded. See "—Summary Historical Condensed Consolidated Financial Data" for a reconciliation of our net loss to Consolidated EBITDA.

        Over the past five fiscal years our revenues grew organically at a 2.8% compound annual rate from $739.5 million in fiscal 2008 to $849.0 million in fiscal 2013. This growth has been accomplished through organic growth from existing contracts and from obtaining new contracts.

We are a Highly Leveraged Company

        We have had a net loss every year since our inception in December 2002. We expect to incur a net loss in at least our next four years of operation, fiscal 2014 through fiscal 2017. We are a highly leveraged company. Our historic cash interest expense and increasing principal indebtedness through PIK interest on existing debt and future deferred income tax expense are among the most significant factors contributing to our historic net losses and are projected to be among the most significant factors contributing to our estimated future net losses. As of December 31 2013, we owe our lenders and bondholders approximately $569.2 million: approximately $334.2 million in Existing Secured Note principal and accrued PIK interest that matures in 2014; $235 million in Old Note principal that matures in February 2015; and approximately $15.6 million in accrued cash interest on these indebtedness. Moody's lowered our corporate family credit rating from Caa1 to Caa2 in September 2012 and Standard & Poor's lowered our corporate credit rating to CC from CCC+ in March 2014.

        Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, we will have insufficient cash flow from operations plus cash on hand to pay the principal and accumulated unpaid interest on the Existing Secured Notes and the Old Notes when those instruments mature in November 2014 and February 2015, respectively. Our auditors noted in connection with their audit opinion of our 2013 fiscal year financial statements that our history of continuing losses, our excess of liabilities over our assets and our substantial financing needs raise substantial doubt about our ability to continue as a going concern. We believe these factors could make refinancing our existing indebtedness more difficult and expensive. Management is actively engaged in the process of refinancing our existing indebtedness through the Exchange Offer and Consent Solicitation and the other Refinancing Transactions. We have entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions. However, management can provide no assurance that we will be able to conclude the Refinancing Transactions. Additionally, even if we consummate the Refinancing Transactions, management projects that we will need to refinance the New Revolving Credit Facility, the New Secured Term Debt and the Third-Lien Notes at or prior to their applicable maturity dates.

Industry Overview

        President Obama indicated in January 2012 that the DoD is committed to ensuring that the U.S. military is agile, flexible and ready for a full range of contingencies. President Obama also indicated the DoD's strategy is to continue to invest in the capabilities critical to future success, including intelligence, surveillance, and reconnaissance, or "ISR;" counterterrorism; countering weapons of mass destruction; operating in anti-access environments; and prevailing in all domains, including cyberspace. We believe that the defense and homeland security markets continue to be excellent opportunities for us.

        Sustaining Defense and Homeland Security.    We believe that the current U.S. national defense strategy is driven by three realities:

  •
  the winding down of a decade of war in Iraq and Afghanistan;

  •
  a fiscal crisis demanding hundreds of billions of dollars in budget cuts; and

  •
  threats from China, Iran and North Korea.

        As a result, we believe that the U.S. national defense strategy establishes three overarching priorities:

  •
  cyberspace defense and offense;

  •
  special operations forces; and

  •
  ISR.

        We believe that each of the current U.S. military, defense and homeland security priorities is addressed by our key product and service offerings. As such, we expect that DoD's priorities will provide us with the opportunity to assist with situational decision support, expanded modeling, simulation and training, and increased agile manufacturing and prototyping projects needed to deter cyber terrorism, anti-access and area denial and countering weapons of mass destruction threats.

        Sequestration.    The sequestration cuts that took effect in early 2013 are expected to eliminate approximately $500 billion in government defense spending over the next decade.

        Additionally, despite sequestration, federal spending outlays remained higher than expected in fiscal year 2013 as the broader U.S. economy began to show improvement. We see agile engineering and prototyping as a multi-billion dollar market focused on the need for redesigning components, systems and sub-systems that did not perform as intended in conflicts. In addition, agile engineering is used to address capability gaps or design components for various platforms including Unmanned Aerial Vehicles. We have been successful in entering this market by offering our depth of engineering knowledge in materials and manufacturing, delivering innovative solutions, and by providing cost-effective solutions to our customers at the point of need. We currently provide these services for the Army's Rapid Equipping Force, Special Operations Command and the U.S. Army Tank Automotive Research, Development and Engineering Center, among others.

        We have responded to budgetary challenges posed by sequestration and changing customer priorities by reducing costs and employee headcount, lowering facilities costs and striving to position us to serve our customers more effectively and efficiently. While we believe our customers will continue to seek our high-end engineering and technical expertise and solutions so they can improve their operating efficiency and effectiveness, we are not unaffected by today's current market pressures and have experienced delays, funding reduction and delayed collections as a result of the government shutdown that occurred immediately after our fiscal 2013 year end. However we believe that, to date, funding for most of our contracts has not been materially and adversely affected by DoD budget reductions for specific programs, or by delays or reductions for other programs due to sequestration.

        Defense Options and Initiatives.    On July 31, 2013, Secretary of Defense Chuck Hagel announced the findings of the Strategic Choices and Management Review, or "SCMR," that appears to frame the basis to address reducing military headquarters and military end-strength, eliminating select major procurements and retiring aging systems as well as curtailing research and development outlays and consolidating information technology data centers/networks as near and far term choices. The SCMR took into account the projected nearly $500 billion in federal budget cuts over the next ten years (in addition to the $37 billion cut in fiscal 2013) and targeted programs, people, infrastructure and processes. In addition, as outlined in the current Better Buying Power 2.0, or "BBP 2.0," Initiative, the DoD's future plan includes focusing on efficiency and productivity via rapid technology development and early prototyping to achieve reduced acquisition time and cost.

        Consistent with this BBP 2.0 Initiative, we believe that our scientific information core business competencies have expanded across the military departments, services, defense agencies and combatant commands with objective engineering analysis and early manufacturing expertise support. As such, we believe we are able to assist them in avoiding the unwarranted duplication of research and development investment efforts via increased prototyping emphasis to sustain warfighter capability over our adversaries.

        Future Risks and Opportunities.    The DoD plans to spend approximately $23 billion from fiscal 2014 to 2018 on defensive and offensive cyber capabilities, including $9.3 billion for information assurance systems and $8.9 billion for cyber operations and to add an additional 4,000 cyber specialists over the next four years. With intrusions into the U.S. critical infrastructure increasing in recent years, cyber spending is also expected to remain strong across civilian federal agencies, despite broader budgetary pressures. We are currently engaged in the new DoD initiative for Joint Information Environment, an important part of which is a set of security protocols that would make it easier to detect intrusions and identify unauthorized "insiders" who might be accessing a network. The push for this integrated network comes from Chairman of the Joint Chiefs Army Gen. Martin Dempsey, who has made it a priority.

        Continuing Priorities.    We believe that unresolved consensus over the size of the DoD budget creates opportunities for fiscal 2014 and beyond. We believe that the continuing effects of sequestration, slow-down of customary spending rates, small program focus, and limited new-start major programs will yield significant opportunities associated with incorporating increased technology into existing platforms. In addition, we expect that the Obama Administration will continue to adhere to the priorities outlined in the President's January 2012 DoD Strategic Guidance. While both the SCMR and the legislatively mandated Quadrennial Defense Review of DoD strategy and priorities address how to cope with a more constrained budget reality, we do not believe there will be major changes in federal strategies or priorities. We believe that the focus of investment priorities and budget outlays will be for a few key capabilities, such as countering weapons of mass destruction threats, while protecting others at existing levels or making modest reductions, such as efforts to counter threats by unmanned systems, long-range strikes, undersea warfare, cyber and electronic warfare, ISR and missile defense. We believe that we are well positioned to continue to meet the changing needs and strategies of the U.S. military's defense and homeland security markets.

Competitive Strengths

        Our key competitive strengths include:

        Sophisticated science, engineering and technology solutions.    We offer sophisticated science, engineering and technology solutions in all of our core business areas, which we have developed over our 75-year operating legacy. Our sophisticated solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. As of December 31, 2013, approximately 78% of our employees had security clearances, with approximately 29% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have approximately 108,039 square feet of laboratory facilities, which we use to conduct customer- and internally- funded technology and research and development activities.

        Strong reputation and long-term customer relationships.    As a result of our sophisticated technology solutions and long operating legacy, we have developed a strong reputation in our industry and with our customers for providing quality expertise in our core business areas. We have long-term relationships with many of our customers under various programs that are strategically important to the defense of the United States and the homeland defense needs of the federal government. For example, our relationships with Defense Technical Information Centers and many Navy programs span over decades.

        Diverse government customer base with multiple contract vehicles.    As of December 31, 2013, we perform services for a broad base of approximately 229 customers, including Cabinet-level government departments and agencies, and state and foreign governments. We earn revenue from our diverse customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other contracts we hold. We believe our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. For the past three fiscal years, over 96% of our revenue was from federal government contracts and more than 83% of our revenue came from U.S. government agency prime contracts. As of December 31, 2013, we had a portfolio of 468 stand-alone contracts and delivery/task orders. Our largest individual contract (stand-alone contract) accounted for approximately 8% of our revenues for fiscal 2013.

        Large contract backlog and strong revenue visibility.    As of December 31, 2013, our backlog was approximately $1.6 billion and approximately $364 million of this backlog was funded. We believe that the strength of our backlog provides us with longer-term visibility of our future revenue.

        Low capital intensive business.    We have a business model that generates strong free cash flow as a result of our modest capital expenditure requirements and moderate working capital needs. We also achieve stable cash flow due to the diversity of our revenue streams, long-term nature of our contracts and stable margins. We believe our business model allows us to better service our debt, fund internal research and development and pursue strategic acquisitions. We are primarily a U.S. government contractor, with the U.S. government contributing approximately 96.6% of our revenue for fiscal 2013, and as such, we have reliable cash flows from these government contracts. Historically, since the U.S. government has had a very strong credit rating, we have not been required to accrue significant reserves for bad debt, although it is possible that due to sequestration, U.S. government debt ceiling limitations, U.S. government shutdowns, or other similar federal government budgetary or funding issues, the U.S. government may delay payments, as we experienced in fiscal 2013.

        Strong management and highly experienced board of directors.    The six senior members of our management team have more than 100 years of combined experience in the defense and related industry sectors, and have significant experience in government contracting. Members of senior management hold equity stakes through investment in our common stock through the ESOP. Our management team is supported by a board of directors with diverse experience in the U.S. government and the U.S. Armed Forces at senior policy levels, including Edward C. Aldridge, former Secretary of the Air Force and former Under Secretary of Defense for Acquisition, Technology and Logistics; Admiral Harold W. Gehman, Jr. USN (Ret.), former NATO Supreme Allied Commander, Atlantic; General George A. Joulwan USA (Ret.), former NATO Supreme Allied Commander, Europe; and General Michael E. Ryan, USAF (Ret.), former Chief of Staff of the U.S. Air Force.

Business Strategy

        In fiscal 2013 we were able to deliver on our plan to grow organically. We plan to grow further by retaining our existing customers, increasing our work for them and seeking out new customers to use our services. We expect to do this through targeted business development efforts and by capitalizing on our skilled work force and our solutions competencies. We have several key strategies.

        Broaden existing core competencies.    We plan to expand our expertise to keep pace with technological developments. We hire skilled employees, engage in business development initiatives and invest in projects to expand our employees' skill sets. We work to extend our core capabilities to new markets and new customers and focus on enhancing our ability to serve existing customers. We increase our employees' technological and program management skills through training, internally funded projects and mentoring. We offer our employees non-degree programs in information technology, business, and desktop applications through our "Alion University" to maintain and enhance our employees' skills and advance our reputation in the commercial technology solutions markets.

        Expand market share by leveraging experience and reputation.    We perform a variety of services for a broad base of approximately 229 customers as of December 31, 2013, including Cabinet-level government departments and agencies, and state and foreign governments. We plan to use our advanced technological capabilities and our customer relationships to expand our market presence by offering a broader range of services to our existing customers and by delivering our solutions to new customers. We intend to use our customer relationships and our technology expertise to strategically expand our Department of Homeland Security, or DHS, customer base. For over the last five years, Washington Technology and Defense News has continued to rank us among the top professional services government contractors. Additionally for the past four years, Military Times EDGE has voted us a "Best for Vets Employer." Washington Business Journal continues to rank us in its top 20 technology government contractors and government contract awardees.

        Improve financial performance and increase sales.    Despite federal budget uncertainties and expected lower DoD spending levels, we remain focused on growing our business and striving to achieve operating efficiencies. We increased revenue 3.9% in fiscal 2013 and reduced operating expenses compared to fiscal 2012. Over the past five years our revenue grew organically at a 2.8% compound annual rate from $739.5 million in fiscal 2008 to $849.0 million in fiscal 2013. We intend to strengthen our financial performance by continuing to grow organically and controlling operating costs. We believe we can achieve an even more competitive cost structure than we currently have which will enhance our ability to win business and improve our operating results. We believe our size and expertise position us to continue to bid on larger government programs and broaden our customer base.

        Refinancing of Debt.    We are engaged in efforts to refinance substantially all of our outstanding indebtedness prior to its respective maturity dates, including through the Exchange Offer and Consent Solicitation and the other Refinancing Transactions described below. See "Management's Discussion and Analysis—Liquidity and Capital Resources" for a summary description of our ongoing refinancing plans. If we are able to consummate a refinancing transaction or a series of Refinancing Transactions on acceptable terms, we plan to de-lever our capital structure including repurchasing our outstanding debt from time to time in open market or privately-negotiated transactions in order to optimize our liquidity and leverage and take advantage of market opportunities.

Recent Developments

Support Agreement

        We have entered into the Support Agreement with the Supporting Noteholders pursuant to which the Supporting Noteholders have agreed to participate in the Exchange Offer and Consent Solicitation. Pursuant to the terms and subject to the conditions of the Support Agreement, the Supporting Noteholders have agreed to, among other things:

  •
  support the refinancing of our existing indebtedness by agreeing to tender (and not withdraw) all Old Notes beneficially owned by the Supporting Noteholders, which as of the date of this prospectus, was $167,092,000, representing approximately 71.1% of the outstanding aggregate principal amount of Old Notes, at or prior to the Early Tender Date;

  •
  elect the Exchange Option in the Exchange Offer; and

  •
  consent to the Proposed Amendments in the Consent Solicitation.

The exchange of such Old Notes is subject to the satisfaction or waiver by us with the prior written consent of the Supporting Noteholders of the conditions of the Exchange Offer and other conditions contained in the Support Agreement. The Support Agreement also contemplates our pursuing the Refinancing Transactions discussed below.

        After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders will hold 71.1% of the Warrants, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

  •
  the participation level in the Exchange Offer is less than 100%;

  •
  the Cash Option is elected; or

  •
  any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

        As a result of their significant ownership percentage, the Supporting Noteholders, acting together, initially will possess voting control over the Warrants under the Warrant Agreement. Accordingly, the Supporting Noteholders, acting together, will initially control the identity of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare) to be appointed by the holder of the Series A Preferred Stock, will be able to direct the Warrant Agent with respect to decisions under the Series A Preferred Stock, including instructing the Warrant Agent to vote the share of Series A Preferred Stock as a block and deciding whether to grant certain approval rights and will be able to agree with us to amend or waive certain terms of the Warrants and the Series A Preferred Stock.

        As a result of the Support Agreement, it is expected that no additional consents would need to be validly delivered in the Consent Solicitation in order to obtain the Requisite Consents to adopt the Proposed Amendments.

        The interests of the Supporting Noteholders may diverge from those of other holders of the New Securities. For example, immediately after the consummation of the Refinancing Transactions, ASOF will be the sole lender under the New Second Lien Term Loan.

        We have agreed to pay ASOF a commitment fee of $400,000 in connection with the ASOF Cash Funding, which is payable on the earlier of the commencement of the Exchange Offer or termination of the Support Agreement in accordance with its terms. As consideration for ASOF's commitment under the New Second Lien Term Facility, we paid ASOF $750,000 upon execution of the Support Agreement and we have agreed to pay ASOF $2,500,000, payable on the earlier of the closing of the Refinancing Transactions or the termination of the Support Agreement pursuant to its terms, other than because of a termination by us due to a breach by ASOF. However, if ASOF is the sole lender under the New Second Lien Term Facility, ASOF has agreed to waive the $2,500,000 commitment fee. Additionally, in consideration for its commitment to fund the New Second Lien Term Facility and pursuant to the terms of the Support Agreement, since the closing of the Refinancing Transactions did not occur by January 24, 2014 as contemplated by the Support Agreement as originally executed, we paid ASOF an additional $750,000 on January 24, 2014. As consideration for ASOF's agreement to extend its commitment to fund the New Second Lien Term Facility from March 21, 2014 through April 28, 2014 in connection with an amendment to the Support Agreement, we agreed to pay ASOF a $750,000 extension fee, payable on the closing of the Refinancing Transactions. As consideration for ASOF's agreement to further extend its commitment to fund the New Second Lien Term Facility from April 28, 2014 through July 31, 2014 in connection with the May 2, 2014 amended and restated Support Agreement, we agreed to pay ASOF an additional $3,000,000 payable as follows: (i) $1,000,000 on execution of the amendment to the Support Agreement on May 2, 2014, which was paid on May 2, 2014; (ii) $1,000,000 on June 1, 2014; and (iii) $1,000,000 on July 1, 2014. However, if the closing of the Refinancing Transactions occurs prior to any installment payment date, we must pay all unpaid installments at the closing of the Refinancing Transactions.

        The Supporting Noteholders have the right to terminate the Support Agreement upon the occurrence of certain events, including the following: (i) the Exchange Offer is terminated in accordance with its terms or expires, in each case without us having received valid tenders of at least 95% of principal amount of the Old Notes, or such lesser percentage as determined by the Supporting Noteholders; (ii) the closing of the Refinancing Transactions shall not have occurred on or before July 31, 2014; and (iii) the occurrence of a Material Adverse Change or a Material Market Change (as such terms are defined in the Support Agreement). If the Support Agreement is terminated in accordance with its terms, we have agreed to terminate the Exchange Offer and Consent Solicitation.

        The Support Agreement provides that two members of our board of directors will resign on the Settlement Date and the holder of the Series A Preferred Stock will elect two members of the board of directors to fill the vacancies. As a result of their significant ownership percentage after giving effect to the Refinancing Transactions, the Supporting Noteholders, acting together, will control the election of the two board members (initially expected to be Lawrence A First and Daniel H. Clare, both of whom are affiliated with ASOF).

        See "Description of Support Agreement" for more information on the terms and conditions of the Support Agreement.

Amendment to Revolving Credit Facility

        On May 2, 2014 we entered into an amendment to our revolving credit facility with Wells Fargo Bank, National Association, as administrative agent and sole lender, to replace, amend and restate it in its entirety. We refer to the prior revolving credit facility as the "Old Revolving Credit Facility" and the amended and restated credit facility that we entered into on May 2, 2014 as the "Amended and Restated Revolving Credit Facility." Simultaneously, the lenders under the Old Revolving Credit Facility assigned all of their interests under the Old Revolving Credit Facility to Wells Fargo Bank,

National Association. Pursuant to the amendment: (i) the prior lenders under the Old Revolving Credit Facility were replaced with Wells Fargo Bank, National Association; (ii) the prior administrative agent was replaced with Wells Fargo Bank, National Association; (iii) the aggregate revolving credit commitment was increased from $35 million to $45 million, subject to borrowing base limitations; (iv) the maturity date was modified from August 22, 2014 to August 1, 2014; (v) the interest rate spread applicable to Eurodollar loans was reduced from 600 basis points to 475 basis points (interest will also include a daily one-month LIBOR floor); and (vi) certain conforming changes were made.

Refinancing Transactions

        We believe that the completion of the Refinancing Transactions, of which the Exchange Offer, Consent Solicitation and Unit Offering are components, is critical to our continued viability. The Existing Secured Notes and the Old Notes mature in November 2014 and February 2015, respectively. Absent consummation of the Refinancing Transactions or another refinancing transaction or series of transactions, we will be unable to repay the Existing Secured Notes and Old Notes at their maturity. The events of default resulting from our failure to repay the Existing Secured Notes and Old Notes will likely have a material adverse effect on our business, financial condition and operating results.

        Over an extended period of time we have explored various refinancing transactions. However, despite these efforts, we have been unable to refinance the Old Notes and Existing Secured Notes or identify other sources of cash to refinance or retire the Old Notes and Existing Secured Notes. In January 2013, we engaged Goldman, Sachs & Co. as our financial advisor to help us analyze potential refinancing structures available to us. During the first half of calendar year 2013, we explored a number of alternatives including a capital infusion, private equity investments, sales of all or a portion of our assets or our business, and refinancing our existing indebtedness. Despite efforts to find additional sources of equity, it became clear to us over this time that potential investors or acquirers did not value our business at levels sufficient for us to consider equity investments or the sale of all or a portion of our assets.

        We began to discuss with a number of holders of our Old Notes the potential terms of a refinancing of our Old Notes. Through secondary market transactions, the number of holders of our Old Notes holding a significant principal amount of our Old Notes diminished. In September 2013 the Supporting Noteholders identified themselves to us as a group holding collectively more than a majority of the outstanding Old Notes. We and our financial advisors believed that the percentage of Old Notes held by the Supporting Noteholders necessitated their role in our continued exploration of means to refinance our Old Notes.

        Beginning in September 2013, we discussed with the Supporting Noteholders, and their financial and legal advisors, the terms of a potential comprehensive refinancing and extension of maturity of the Old Notes. During the fourth calendar quarter of 2013, we met with the Supporting Noteholders on a number of occasions and negotiated with the Supporting Noteholders and their advisors the terms of refinancing transactions that the Supporting Noteholders would support in our effort to address the pending maturity of our Existing Secured Notes and our Existing Revolving Credit Facility. The Supporting Noteholders played an active role in structuring the terms and conditions of the Support Agreement, and, consequently the terms and conditions of the Exchange Offer. The Support Agreement and the Refinancing Transactions contain the terms and conditions on which the Supporting Noteholders are willing to exchange their Old Notes into new debt with a new maturity and certain other terms. Among other things, the Supporting Noteholders were willing to convert their Old Notes into new notes with a new maturity if the new notes were secured notes, and exchanging noteholders would obtain a voting minority stake in the equity of our company through the combination of the Warrants and the Series A Preferred Stock, and obtain significant approval and consent rights over fundamental corporate decision-making and certain operational decisions. At the same time, the ESOP expressed to us its view that it wanted to retain its voting control underlying our common stock held by the ESOP.

        On November 15, 2013, we announced that we had reached a preliminary understanding on the terms of a comprehensive refinancing, including an offer to exchange the Old Notes for new secured notes having a longer maturity and the refinancing of the Existing Secured Notes with a third-party financed $350.0 million senior secured term loan facility. In addition, we and the Supporting Noteholders concluded that minimizing the principal amount of our Old Notes that will remain outstanding after closing the Refinancing Transactions was in the best interests of our company. We examined records indicating that a significant portion of our Old Notes are held beneficially by investors other than financial institutions. After considering this with our financial advisor, we concluded that including a cash tender offer as a component of the Exchange Offer would provide an opportunity to those holding Old Notes who no longer wanted to remain a creditor of our company to liquidate their investments while reducing the likelihood that a significant portion of our Old Notes would remain outstanding after the Exchange Offer. When structuring the terms of the cash tender offer, we balanced the need to minimize the principal amount of Old Notes remaining outstanding against our desire to conserve cash. Accordingly, we structured the cash tender offer so that our maximum cash outlay would not exceed $10,000,200. The Supporting Noteholders and the Company agreed that the cash tender offer price should be $600 as that price reflected a reasonable discount for payment in cash immediately and would allow us to offer some form of cash liquidity to the greatest number of holders of Old Notes without diminishing our cash reserves below balances necessary for the proper functioning of our business.

        After reaching the preliminary understanding with the Supporting Noteholders and assessing the market for a new senior secured term loan facility and/or new senior secured notes with our financial advisors, we determined that it was necessary to divide this senior secured term loan facility into two tranches: a $300.0 million first lien term loan facility and a $50.0 million second lien term loan facility. In order to facilitate the implementation of the new first lien term loan facility, ASOF, one of the Supporting Noteholders, agreed to fund in full the $50.0 million second lien term loan facility. Without the new second lien term loan facility being provided by ASOF, we and our financial advisors did not believe that the new first lien term loan facility would have been achievable and, accordingly, the Refinancing Transactions would not be completed.

        When considering the cash tender offer at $600 per $1,000 principal amount of Old Notes, investors may also consider the trading history of our Old Notes. All pricing information which follows is based on an examination of trading history in our Old Notes on the TRACE system, a bond pricing tracking program offered by FINRA. Neither we nor FINRA can guaranty the accuracy of the trading prices reported on the TRACE system, and investors are encouraged to exercise the degree of due diligence they believe necessary to verify the trading history of our Old Notes. According to TRACE, our Old Notes have traded since 2007 and at times with volatility having traded as low as $15 per $100 face value on March 31, 2009 and as high as $103.01 per $100 face value on June 29, 2007. Over approximately the prior two years, a mid-point for trading in our Old Notes appeared to us to be near $61 per $100 face value according to TRACE. At the beginning of calendar 2014, our Old Notes traded on January 17, 2014 at a price as low as $55.59 per $100 face value. We also caution that while trading in our Old Notes occurs, our Old Notes are not listed on an exchange and lack a robust trading market. Consistent with our desire to conserve cash and after examining the long-term trading history of the Old Notes, we concluded that an offer of $600 per $1,000 bond, or $60 per $100 face value, was appropriate.

        On December 24, 2013, we entered into the Support Agreement with the Supporting Noteholders. On February 13, 2014 we entered into an amendment to the Support Agreement and on May 2, 2014 we entered into an amended and restated Support Agreement with the Supporting Noteholders to, among other things, extend the date by which the Refinancing Transactions must be completed.

        The Support Agreement sets forth the general terms and conditions of the Exchange Offer which is being conducted as part of the refinancing of our indebtedness. The Support Agreement contemplates the transactions described below. No assurances can be given that we will in fact incur any of the indebtedness contemplated below on the terms or amounts described above or below or at all.

New Secured Term Debt

        Concurrently with the closing of the Exchange Offer, we currently intend to enter into the $300.0 million New First Lien Term Facility. Pursuant to the Support Agreement, the principal amount of the New First Lien Term Facility cannot exceed $300.0 million, the term of the New First Lien Term Facility must be no less than five years, the amortization of the principal amount of the New First Lien Term Facility must not exceed one percent per year and the other terms of the New First Lien Term Facility must be in form and substance reasonably acceptable to the Supporting Noteholders.

        Concurrently with the closing of the Exchange Offer, we also intend to enter into the five and one half-year $50.0 million New Second Lien Term Facility. The net proceeds of the New Second Lien Term Facility will be used to fund, together with the net proceeds from the New First Lien Term Facility, the redemption of the Existing Secured Notes. At our request, in order to facilitate the marketing and implementation of the New First Lien Term Facility, subject to the conditions of the Support Agreement, ASOF has agreed to provide the New Second Lien Term Facility to us on the terms set forth in the Support Agreement. ASOF has reserved the right to syndicate up to the entire principal amount of the New Second Lien Term Facility to other lenders with customary assistance to be provided by the Company if and when required.

        The New First Lien Term Facility and the New Second Lien Term Facility will be guaranteed by each of our subsidiaries that guarantee the Third-Lien Notes and will be secured by a first and second-priority security interest, respectively, in the collateral securing our New Revolving Credit Facility. The security interest of the New First Lien Term Facility will rank equal in priority with the security interest of the New Revolving Credit Facility. The security interest of the New Second Lien Term Facility will rank junior to the security interest of the New First Lien Term Facility but will rank senior in priority to the security interest of the Third-Lien Notes offered in the Exchange Offer.

        No assurances can be given that we will in fact incur the New Secured Term Debt on the terms or amounts described above or at all, the incurrence of which is a condition to the completion of the Exchange Offer. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the New Secured Term Debt.

        See "Description of Other Indebtedness—New Secured Term Debt" for more information on the terms and provisions of the New Secured Term Debt.

Redemption of Existing Secured Notes

        Upon the incurrence of the New Secured Term Debt, we intend to redeem all of our Existing Secured Notes at a redemption price of $1,000 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the date of redemption, pursuant to the optional redemption feature of the indenture governing the Existing Secured Notes. As of December 31, 2013, the aggregate principal amount of our Existing Secured Notes was $334.2 million. See "Description of Other Indebtedness—Existing Secured Notes" for more information on the terms and provisions of the Existing Secured Notes.

New Revolving Credit Facility

        Concurrently with the closing of the Exchange Offer, we intend to enter into a new $45.0 million revolving credit facility (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), which we refer to as the "New Revolving Credit Facility," to replace our Amended and Restated Revolving Credit Facility. The terms of the New

Revolving Credit Facility have not been finalized and are subject to negotiation and documentation. However, we expect that the New Revolving Credit Facility will, subject to satisfying borrowing base requirements based on our eligible accounts receivable and maintaining minimum required levels of availability, allow for up to $45.0 million (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender) in outstanding borrowings at any time and include a $10.0 million letter of credit subfacility. Pursuant to the terms of the Support Agreement, the principal amount of the New Revolving Credit Facility cannot exceed $45.0 million (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), the term of the New Revolving Credit Facility cannot exceed five years and the other terms of the New Revolving Credit Facility must be in form and substance reasonably acceptable to the Supporting Noteholders. See "Description of Other Indebtedness—New Revolving Credit Facility."

        The Amended and Restated Revolving Credit Facility matures on August 1, 2014. As of December 31, 2013, the Old Revolving Credit Facility had no borrowings outstanding, $4.0 million in letters of credit outstanding, and $31.0 million available for future borrowing. See "Description of Other Indebtedness—Amended and Restated Revolving Credit Facility."

ASOF Cash Funding

        In order to preserve liquidity while attempting to reduce the amount of Old Notes that will remain outstanding after consummation of the Exchange Offer, we requested that ASOF provide funding for the Cash Option. ASOF has agreed to fund up to $10,000,200 of the amount needed to fund the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) in the ASOF Cash Funding through the purchase of Units in a private placement at a cash price of $600 per Unit, less the amount paid by the Participating Holders for Units in the Unit Offering. We have agreed to pay ASOF a fee of $400,000 in consideration for their commitment to provide such funding, which is payable on the earlier of the commencement of the Exchange Offer or termination of the Support Agreement in accordance with its terms.

        As used in this prospectus, the term "Refinancing Transactions" refers collectively to (1) the entry into, and borrowings under, the New First Lien Term Facility, (2) the entry into the New Second Lien Term Facility, (3) the Exchange Offer and Consent Solicitation, (4) the redemption of the Existing Secured Notes, (5) the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement, and (6) the ASOF Cash Funding and the Unit Offering.

Our History

        We were organized in October 2001 as a for-profit Delaware corporation to acquire substantially all the assets and liabilities of IITRI, a not-for-profit Illinois corporation. We were an S-corporation from our formation until March 2010 when we issued common stock warrants constituting a second class of stock and became a C-corporation. We are entirely owned by the ESOP. The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, the ESOP Trust, is the record holder of all of our issued and outstanding common stock. In December 2002, some eligible IITRI employees directed funds from qualifying retirement account balances into the ESOP. State Street Bank and Trust Company, the ESOP Trustee, used those proceeds to purchase our common stock. We used the ESOP proceeds, together with funds from bank loans and other debt to complete the IITRI purchase. Since then, we have acquired a number of businesses and groups of related contracts, and we have borrowed funds under credit facilities and issued debt securities to finance the acquisition of these companies and contracts.

Additional Information

        We are a Delaware corporation. Our executive offices are located at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, and out telephone number is (703) 918-4480. Our corporate website address is www.alionscience.com. Our website and the information contained on our website are not part of the prospectus, and information contained therein should not be relied upon when deciding whether to tender Old Notes in the Exchange Offer and deliver Consents in the Consent Solicitation, and whether to purchase Units in the Unit Offering.

 Summary of the Terms of the Exchange Offer and the Consent Solicitation

        The summary below describes the principal terms of the Exchange Offer and the Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offer and the Consent Solicitation, you should read this entire prospectus.

The Exchange Offer	Upon the terms and subject to the conditions described in this prospectus and the related consent and letter of transmittal, we:

•

are offering to exchange in the Exchange Offer all of our outstanding 10.25% Senior Notes due 2015 for, at the election of the holders of the Old Notes, either the New Securities Option; subject to a $20,000,400 limit, the Cash Option; or the New Securities Plus Unit Offering Option; and

• will apply the amount of cash equal to the proceeds generated from the Unit Offering to finance the purchase of a portion of the Old Notes accepted for exchange pursuant to the Cash Option, if any.
New Securities Option

Holders electing the News Securities Option will receive, in exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange, the Total Consideration, as disclosed in the table on page iv of this prospectus under "Total Consideration if Tendered at or Prior to the Early Tender Date." The Total Consideration includes the Early Tender Payment of $15.00 in cash per $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange.

In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) after the Early Tender Date, but at or prior to the Expiration Date and accepted for exchange, participating holders of Old Notes electing the New Securities Option will receive the Exchange Consideration disclosed in the table on page iv of this prospectus under "Exchange Consideration if Tendered After the Early Tender Date." The Exchange Consideration does not include the Early Tender Payment. In order to be eligible to receive the maximum amount of consideration offered in the Exchange Offer, holders must tender their Old Notes at or prior to the Early Tender Date.

The New Securities Option will not be subject to proration.
Cash Option

Holders electing the Cash Option will receive, in exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for purchase pursuant to the Cash Option, $615 plus accrued and unpaid interest on their Old Notes accepted for purchase, as disclosed in the table on page vi of this prospectus under "Total Consideration if Tendered at or Prior to the Early Tender Date." The Total Consideration includes the Early Tender Payment of $15.00 in cash per $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for purchase.

In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) after the Early Tender Date but at or prior to the Expiration Date and accepted for purchase pursuant to the Cash Option, participating holders of Old Notes electing the Cash Option will receive the Exchange Consideration of $600, plus accrued and unpaid interest on their Old Notes accepted for purchase, as disclosed in the table on page vi of this prospectus under "Exchange Consideration if Tendered After the Early Tender Date" under the heading "Cash Option." The Exchange Consideration does not include the Early Tender Payment. In order to be eligible to receive the maximum amount of consideration offered in the Exchange Offer pursuant to the Cash Option, holders must tender their Old Notes at or prior to the Early Tender Date.

The maximum amount of cash payable in the Exchange Offer is $20,000,400 (excluding accrued and unpaid interest and the Early Tender Payment). If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option on a pro rata basis, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes. The New Securities Option will not be subject to proration. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash. See "Acceptance of Old Notes; Acceptance of Consents; Accrual of Interest; Proration."

As a result, if holders of more than approximately $33,334 million in aggregate principal amount of Old Notes validly tender (and do not validly withdraw) their Old Notes and elect the Cash Option, such holders will only have a pro rata portion of their Old Notes (rounded down to the nearest $1,000 in aggregate principal amount) accepted for exchange pursuant to the Cash Option, and they will have the balance of their Old Notes exchanged into New Securities as if the holders had elected the New Securities Option with respect to the balance of Old Notes.

New Securities Plus Unit Offering Option

Holders wishing to purchase Units in the Unit Offering must elect the New Securities Plus Unit Offering Option. If you elect the New Securities Plus Unit Offering, your Old Notes are accepted for exchange and you meet the conditions for purchasing Units in the Unit Offering, you will receive the same consideration offered in the New Securities Option and you will be required to purchase Units in the Unit Offering, as discussed under "-Summary of the Terms of the Unit Offering" and "Description of Unit Offering."

Acceptance and Proration	Upon the terms and subject to the conditions of the Exchange Offer all Old Notes validly tendered (and not validly withdrawn) in the Exchange Offer will be accepted in the Exchange Offer.

If proration of validly tendered (and not validly withdrawn) Old Notes is required with respect to the Cash Option, we will determine the final proration promptly after the Expiration Date and will announce the results of the final proration by press release. To determine the principal amount accepted of each tender subject to proration, the principal amount of such tender will be multiplied by the proration rate. The New Securities Option will not be subject to proration. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash. We will not be able to determine the final proration prior to the Expiration Date.

Tender of Old Notes pursuant to the Exchange Offer, as well as the delivery of consents with respect to the Old Notes pursuant to the Consent Solicitation, will be accepted only in minimum denominations of $2,000 and integrals of $1,000 thereafter.

The Proposed Amendments

The Proposed Amendments would eliminate substantially all of the affirmative and negative covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes. In addition to the foregoing, delivery of a consent will constitute an express waiver and release with respect to all claims against us arising out of any breach or default that may have occurred under the Old Notes Indenture, other than claims for payment of interest or principal. For a detailed description of the Proposed Amendments to the Old Notes Indenture for which consents are being sought pursuant to the Consent Solicitation, see "Proposed Amendments."

Requisite Consents; Second Supplemental Indenture

In order to be adopted, the Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of Old Notes then outstanding. Pursuant to the Support Agreement, holders of approximately 71.1% in the aggregate of the outstanding principal amount of the Old Notes outstanding as of the date of this prospectus, have, subject to certain conditions, agreed to consent to the Proposed Amendments. As a result, it is expected that no additional consents from holders of Old Notes will be needed to be validly delivered in the Consent Solicitation in order to obtain the Requisite Consents to adopt the Proposed Amendments.

We and the Old Notes Guarantors expect to execute a Second Supplemental Indenture to the Old Notes Indenture with the trustee under the Old Notes Indenture providing for the Proposed Amendments, promptly after receipt of the Requisite Consents for the Proposed Amendments, but not prior to the Withdrawal Deadline. The Second Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been tendered prior to the date of such Second Supplemental Indenture have been accepted for exchange in accordance with the terms of the Exchange Offer.

Refinancing Transactions	We are conducting the Exchange Offer as part of the refinancing of our capital structure. The Refinancing Transactions include:
• the receipt of $300.0 million in gross proceeds from the incurrence of the New First Lien Term Facility;
• the receipt of $50.0 million in gross proceeds from the incurrence of the New Second Lien Term Facility;
• the Exchange Offer and Consent Solicitation;
• the redemption of the Existing Secured Notes;
• the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement; and
• the completion of the Unit Offering and the ASOF Cash Funding.
Early Tender Date	5:00 p.m., New York City time, on Wednesday, May 28, 2014, unless extended by us (with the prior written consent of the Supporting Noteholders).
Withdrawal Deadline	5:00 p.m., New York City time, on Wednesday, May 28, 2014, unless extended by us (with the prior written consent of the Supporting Noteholders).
Expiration Date	9:00 a.m., New York City time, on Thursday, June 12, 2014, unless extended by us (with the prior written consent of the Supporting Noteholders).
Settlement Date

Subject to the terms and conditions of the Exchange Offer, the Settlement Date for the Exchange Offer will occur promptly after the Expiration Date, but not, in any event, later than on the third business day following the Expiration Date.

Third-Lien Notes	For a description of the terms of the Third-Lien Notes, see "—Summary of Third-Lien Notes" and "Description of Third-Lien Notes."
Warrants	For a description of the terms of the Warrants, see "—Summary of Warrants" and "Description of Warrants."

Commitments to Tender

Holders of approximately 71.1% of the outstanding principal amount of the Old Notes as of the date of this prospectus have committed to tender their Old Notes and deliver related consents into the Exchange Offer and Consent Solicitation for the New Securities Option and agreed not to withdraw their tenders (and revoke related consents) pursuant to, and subject to conditions set forth in, the Support Agreement. See "Description of the Support Agreement."

Accrued and Unpaid Interest

On the Settlement Date, we will pay accrued and unpaid interest up to, but not including, the Settlement Date, in cash, on Old Notes accepted for exchange. Based on the Expiration Date set forth on the cover page of this prospectus, assuming that the Settlement Date is the third business day following the Expiration Date, the amount of accrued and unpaid interest would equal $38.72 per $1,000 aggregate principal amount of Old Notes accepted for exchange. This amount would increase by an additional $0.285 per $1,000 aggregate principal amount of Old Notes accepted for exchange for each additional day that the Settlement Date is extended.

Minimum Tender Condition

The Exchange Offer and Consent Solicitation are conditioned on satisfaction or waiver by us with the prior written consent of the Supporting Noteholders of the Minimum Tender Condition, which requires at least 95% of all outstanding Old Notes be validly tendered (and not validly withdrawn) into the Exchange Offer.

Conditions to the Exchange Offer and Consent Solicitation	The Exchange Offer and Consent Solicitation are conditioned on, among other things:
• the Minimum Tender Condition;
• the satisfaction of the terms of the Support Agreement;
• the Support Agreement shall not have been terminated;
• the receipt of $300.0 million in gross proceeds from the incurrence of the New First Lien Term Facility;
• the receipt of $50.0 million in gross proceeds from the incurrence of the New Second Lien Term Facility;
• the redemption of the Existing Secured Notes;
• the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement; and
• the receipt of the Requisite Consents to the Proposed Amendments.

Subject to applicable law, we have the right to waive any condition precedent (other than receipt of the Requisite Consents) to the Exchange Offer and Consent Solicitation with the prior written consent of the Supporting Noteholders.

We have the right to terminate or withdraw the Exchange Offer and the Consent Solicitation at any time if any of the other conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied without being waived with the prior written consent of the Supporting Noteholders. We have the obligation to terminate the Exchange Offer and Consent Solicitation if the Support Agreement is terminated for any reason.

Procedure for Tenders and Delivery of Consents

A holder who wishes to tender Old Notes pursuant to the Exchange Offer and to deliver consents pursuant to the Consent Solicitation must deliver a fully completed consent and letter of transmittal (or a facsimile thereof), or transmit an "Agent's Message," to the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this prospectus at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment). In addition, either (1) certificates representing the Old Notes must be received by the Information and Exchange Agent at such address, or (2) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Information and Exchange Agent, in each case at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment).

If a holder wishes to participate in the Exchange Offer and Consent Solicitation and that holder's Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, the holder must instruct the custodial entity (pursuant to the procedures of the custodial entity) to tender the Old Notes and deliver the related consents on such holder's behalf. Custodial entities that are participants in DTC must tender Old Notes and deliver the related consents through DTC's Automated Tender Offer Program, known as "ATOP," by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the consent and letter of transmittal. A consent and letter of transmittal need not accompany tenders effected through ATOP. For further information, see "Procedures for Tendering Old Notes and Delivering Consents" and the consent and letter of transmittal.

Withdrawal and Revocation Rights

Tenders may only be withdrawn at or prior to the Withdrawal Deadline. Procedures for withdrawal of tenders and revocation of consents are described under "Withdrawal of Tenders and Revocation of Consents."

Holders may only validly revoke consents by validly withdrawing the previously tendered related Old Notes prior to the execution of the Second Supplemental Indenture, which shall not occur prior to the Withdrawal Deadline. If a holder withdraws its tendered Old Notes prior to the execution of the Second Supplemental Indenture, such holder will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without delivering consents.

Consequences of Failure to Tender

If the Proposed Amendments become operative, holders of Old Notes left outstanding following the successful consummation of the Exchange Offer will no longer be entitled to the benefits of the covenants, events of default and other provisions that are eliminated pursuant to the Proposed Amendments.

Our and the Old Notes Guarantors' obligations with respect to any Old Notes remaining outstanding following the successful completion of the Exchange Offer will be effectively subordinated to our and the guarantors' obligations under the New Secured Term Debt, the New Revolving Credit Facility and the Third-Lien Notes, in each case, to the extent of the value of the collateral securing such obligations.

For a description of the consequences of failing to tender your Old Notes pursuant to the Exchange Offer, see "Risk Factors—Risks to Holders of Non-Tendered Old Notes."
Amendment; Waiver and Termination	We have the right to terminate or withdraw the Exchange Offer and the Consent Solicitation if the conditions to the Exchange Offer and the Consent Solicitation are not met by the Expiration Date and are not waived with the prior written consent of the Supporting Noteholders. We reserve the right, subject to applicable law and with the prior written consent of the Supporting Noteholders, (i) to waive any and all of the conditions (other than receipt of the Requisite Consents) of the Exchange Offer and the Consent Solicitation at or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer and the Consent Solicitation. The Supporting Noteholders have the right to terminate the Support Agreement if the Refinancing Transactions have not closed on or before July 31, 2014 and we are obligated to terminate the Exchange Offer if the Support Agreement is terminated for any reason. In the event that the Exchange Offer and the Consent Solicitation are terminated, withdrawn or otherwise not consummated at or prior to the Expiration Date, no consideration will be paid or become payable to holders who have validly tendered their Old Notes pursuant to the Exchange Offer. In any such event, the Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and any executed Second Supplemental Indenture will not become operative with respect to the Old Notes and the related consents will be deemed voided. See "General Terms of the Exchange Offer and the Consent Solicitation—Extension, Termination or Amendment."

Fees and Expenses of the Refinancing Transactions	We estimate that our total fees and expenses for the Refinancing Transactions, of which the Exchange Offer and Consent Solicitation are components, will be approximately $40.0 million, which we will pay with cash on hand or borrowings under the New Revolving Credit Facility.
Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation. We will receive up to $10,000,200 from the gross proceeds of the Unit Offering and the ASOF Cash Funding on a combined basis, which proceeds will be used solely to purchase a portion of the Old Notes from holders electing the Cash Option in the Exchange Offer, excluding accrued and unpaid interest and the Early Tender Payment.
Taxation	For a discussion of certain U.S. federal income tax consequences of the Exchange Offer and of the ownership and disposition of the Third-Lien Notes and Warrants, see "Material U.S. Federal Income Tax Considerations."
Dealer Manager and Solicitation Agent	Goldman, Sachs & Co., which we refer to as the "Dealer Manager and Solicitation Agent."
Information and Exchange Agent	Global Bondholder Services Corporation, which we refer to as the "Information and Exchange Agent."
Risk Factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer and delivering your consent.

 Summary of the Terms of the Unit Offering

        The summary below describes the principal terms of the Unit Offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Unit Offering, you should read this entire prospectus.

The Unit Offering

For every $1,000 principal amount of outstanding Old Notes validly tendered into the Exchange Offer for the New Securities Option, a holder of Old Notes holding specified minimum principal amounts of Old Notes may purchase up to approximately 0.0709234 of a Unit. All Old Notes held by a Participating Holder will be aggregated and the amount of Units a Participating Holder may purchase will in all cases be rounded down to the nearest whole Unit. Each Unit consists of one Third-Lien Note with a principal amount of $1,000, one Penny Warrant to purchase no less than 5.9701768 shares of our common stock and three Cash Warrants, each to purchase no less than 2.3880707 shares of our common stock.

Only Participating Holders holding specified minimum principal amounts of Old Notes may participate in the Unit Offering. Participating Holders are holders of Old Notes (other than ASOF) who:
• validly tender all (but not less than all) of the Old Notes held by it in the New Securities Plus Unit Offering Option at or prior to the Early Tender Date (and not withdraw that tender);

•

irrevocably agree to purchase the maximum number of Units as to which the holder is entitled to purchase (which assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200); and

•

make a cash payment in the manner described in the consent and letter of transmittal at the time of tender of the Old Notes in an amount equal to $600 times the maximum number of Units which the holder is entitled to purchase.

If the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is less than $10,000,200, a Participating Holder would be entitled to purchase a lesser amount of a Unit per $1,000 principal amount of Old Notes tendered, which amount will be determined by multiplying 0.0709234 by a fraction, the numerator of which is the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option and the denominator of which is $10,000,200. In this event, all Units that a Participating Holder is entitled to purchase will be aggregated and will be rounded down to the nearest whole Unit. Fractional Units may not be purchased.

Unit Price	$600 per Unit.

Issuance Date of New Securities	No Unit certificates will be issued. The Third-Lien Notes and Warrants underlying the Units will be issued on the Settlement Date.
ASOF Cash Funding

Pursuant to the terms of the Support Agreement, ASOF has agreed not to purchase Units in the Unit Offering. Instead, ASOF has agreed to purchase in a private placement its pro rata share of Units as well as any Units not purchased in the Unit Offering at the same price as holders may purchase Units in the Unit Offering.

Expiration Date	5:00 p.m., New York City time on Wednesday, May 28, 2014, unless extended by us with the prior written consent of the Supporting Noteholders.
Conditions to the Unit Offering

The Unit Offering is conditioned on any holder electing the Cash Option in the Exchange Offer. We have the right to terminate the Unit Offering if, among other things, the Unit Offering violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction. In addition, the Unit Offering will not be consummated if the Exchange Offer is terminated. See "The Unit Offering—Conditions to the Unit Offering."

Procedures for Participation

If you wish to participate in the Unit Offering, you must elect the New Securities Plus Unit Offering Option on the consent and letter of transmittal, or the agent's message, as applicable, submitted to the Information and Exchange Agent in conjunction with the Exchange Offer. If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Unit Offering, you should contact that registered holder promptly and instruct him, her or it to elect to participate in the Unit Offering on your behalf in conjunction with the tender of the corresponding Old Notes in the Exchange Offer. See "Procedures for Tendering Old Notes and Delivering Consents" for more information about these procedures.

You must also deliver at the time of your tender of Old Notes a completed Unit Purchase Form and full payment of the Unit Price of $600 per Unit to be purchased assuming the Cash Funding Amount is at least $10,000,200. If, following the expiration of the Unit Offering, we determine that the actual amount you are required to pay is less than the amount you paid because the Cash Funding Amount is less than $10,000,200, the number of Units you will purchase will be reduced and you will be refunded the difference between the amount you paid and the Unit Price for the number of Units you actually purchased promptly after the Settlement Date.

We will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option, and the maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

See "The Unit Offering—Procedures for Purchase of Units." For further information on how to purchase Units in the Unit Offering, contact the Information and Exchange Agent at the telephone number set forth on the back cover page of this prospectus.

Revocation of Unit Purchase

The election to purchase Units may not be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked your election to purchase Units. If you withdraw your tender of Old Notes from the Exchange Offer, you can re-tender such Old Notes for exchange at or prior to the Expiration Date. However, to purchase Units you must re-tender your Old Notes for exchange at or prior to the Early Tender Date.

Fees and Expenses of the Refinancing Transactions

We estimate that our total fees and expenses for the Refinancing Transactions, of which the Unit Offering is a component, will be approximately $40.0 million, which we will pay with cash on hand or borrowings under the New Revolving Credit Facility.

Use of Proceeds

We will receive up to $10,000,200 from the proceeds of the Unit Offering and the ASOF Cash Funding on a combined basis, which proceeds will be used solely to purchase Old Notes from holders electing the Cash Option in the Exchange Offer, excluding accrued and unpaid interest and the Early Tender Payment. Of these combined proceeds, up to $5,326,200 will be received from the Unit Offering, representing approximately 53.3% of the combined proceeds (which is the approximate percentage of Old Notes not held by ASOF). If the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200, then a minimum of $4,674,000 will be received from the ASOF Cash Funding, representing ASOF's percentage ownership of the outstanding Old Notes of approximately 46.7%.

Taxation

For a discussion of certain U.S. federal income tax consequences of the Unit Offering and of the ownership and disposition of the Third-Lien Notes and Warrants, see "Material U.S. Federal Income Tax Considerations."

Information and Exchange Agent	Global Bondholder Services Corporation, which we refer to as the "Information and Exchange Agent."
Risk Factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Unit Offering.

 Summary of Third-Lien Notes

        The summary below describes the principal terms of the Third-Lien Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Third-Lien Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Third-Lien Notes. You are urged to read the "Description of Third-Lien Notes" section of this prospectus and the corresponding Third-Lien Notes Indenture carefully and in their entirety. The summary below is qualified in its entirety by the text of the Third-Lien Notes Indenture.

Issuer	Alion Science and Technology Corporation, a Delaware corporation.
Guarantees

The Third-Lien Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by each direct and indirect restricted subsidiary that guarantees our obligations under the Amended and Restated Revolving Credit Facility, the New Secured Term Debt or any of our indebtedness or the indebtedness of any other guarantor. All guarantees will be of payment and not of collection only. See "Description of Third-Lien Notes—Guarantees."

Notes Offered	Up to $235,000,000 aggregate principal amount of third-lien senior secured notes due 2019.
Interest	Interest on the Third-Lien Notes will be payable partially in cash and partially in PIK and will accrue at the rates disclosed in the following table:

Months	Cash Interest	PIK Interest	Total Interest
1–12	8%	5.5%	13.5%
13–24	8%	6.5%	14.5%
25–30	8%	7.5%	15.5%
31–36	10%	5.5%	15.5%
37–48	12%	4.5%	16.5%
49–60	12%	5.5%	17.5%
61–66	12%	6.5%	18.5%

Cash payments with respect to PIK interest will be payable at maturity. Interest will accrue from the date of the issuance of the Third-Lien Notes pursuant to the Exchange Offer.
Maturity	5.5 years after the Settlement Date.
Form

The Third-Lien Notes will be issued in the Exchange Offer only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1.00, PIK interest payments will be made by increasing the aggregate principal amount of the Third-Lien Notes or issuing additional Third-Lien Notes in denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

Ranking	The Third-Lien Notes:
• will be our senior secured obligations;

•

will rank equal in right of payment with all of our existing and future senior indebtedness, including the New Secured Term Debt, any Old Notes that remain outstanding after consummation of the Exchange Offer and any indebtedness which may be incurred under the New Revolving Credit Facility;

• will rank senior in priority to any of our future subordinated indebtedness, if any;
• will be effectively senior to our obligations under the Old Notes to the extent of the value of the collateral;
• will be effectively junior to our obligations under the New Secured Term Debt and the New Revolving Credit Facility to the extent of the value of the collateral; and

•

will be structurally subordinated to all existing and future liabilities of our subsidiaries that are not guarantors and to claims of holders of preferred stock, if any, of our subsidiaries that are not guarantors.

The guarantee of the Third-Lien Notes of each guarantor:
• will be a senior secured obligation of such guarantor;
• will rank equal in right of payment with all existing and future senior indebtedness of such guarantor;
• will be effectively senior to our obligations under the Old Notes to the extent of the value of the collateral; and

•

will be structurally subordinated to all existing and future liabilities of our subsidiaries that are not guarantors and to claims of holders of preferred stock, if any, of our subsidiaries that are not guarantors.

As of December 31, 2013, on a pro forma basis giving effect to the consummation of the Refinancing Transactions (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and the Cash Option is 50% subscribed), the face amount of our indebtedness would have been approximately $631.1 million, consisting of:

•

$46.1 million of indebtedness (excluding outstanding letters of credit) under the New Revolving Credit Facility, all of which will be effectively senior to our obligations under the Third-Lien Notes to the extent of the value of the collateral, (with the capacity to borrow up to an additional $14.9 million (including outstanding letters of credit), subject to satisfying borrowing base limitations based on the eligibility of our accounts receivable and requirements to maintain minimum levels of availability under our New Revolving Credit Facility and subject to the consent of the New Revolving Credit Facility lender to increase the amount of the New Revolving Credit Facility from $45 million to $65 million). See footnote (c) to "Unaudited Pro Forma Condensed Consolidated Financial Statements."

•

$350.0 million of indebtedness in respect of the New Secured Term Debt, all of which will be effectively senior to our obligations under the Third-Lien Notes to the extent of the value of the collateral,

• $223.25 million of indebtedness in respect of the Third-Lien Notes and
• $11.75 million of indebtedness in respect of the Old Notes.
See "Description of Third-Lien Notes—Ranking."
Collateral

The security interests in the Collateral (as defined under "Description of Third-Lien Notes—Certain Definitions") that secure the Third-Lien Notes and related guarantees will rank junior to those securing the New Secured Term Debt, the New Revolving Credit Facility and related guarantees.

Intercreditor Agreement

The liens securing the Third-Lien Notes will be subject to intercreditor arrangements that will provide for the priority of such liens relative to the liens on the same collateral that secure other obligations of the issuer and the guarantors. In addition, such intercreditor arrangements will generally impose significant limitations on the ability of holders of the Third-Lien Notes or the collateral agent to take enforcement actions with respect to such Liens until all obligations that are secured by senior-ranking Liens are discharged.

See "Description of Third-Lien Notes—Intercreditor Agreement."
Optional Redemption

We will be entitled at our option to redeem all or a portion of the Third-Lien Notes from time to time at the applicable redemption prices described under "Description of Third-Lien Notes—Optional Redemption" plus the accrued and unpaid interest through the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer

Upon the occurrence of a change of control (as defined under "Description of Third-Lien Notes—Change of Control"), each holder shall have the right to require that we repurchase such holder's Third-Lien Notes at a purchase price in cash equal to 101.0% of the principal amount thereof on the date of purchase plus the accrued and unpaid interest through the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

See "Description of Third-Lien Notes—Change of Control."
Asset Sale Offer

Upon the occurrence of an asset disposition that requires the purchase of the Third-Lien Notes (and other senior indebtedness), each holder shall have the right to require that we repurchase such holder's Third-Lien Notes at a purchase price in cash equal to 100.0% of the principal amount thereof on the date of purchase plus the accrued and unpaid interest through the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

See "Description of Third-Lien Notes—Limitation on Sales of Assets and Subsidiary Stock."
Certain Covenants	The indenture that will govern the Third-Lien Notes will contain certain financial covenants and covenants that limit our ability and the ability of our subsidiaries to, among other things:
• incur additional indebtedness;
• pay dividends or make other distributions or repurchase or redeem our capital stock or make other restricted payments;
• enter into agreements restricting our subsidiaries' ability to pay dividends;
• sell certain assets;
• make certain investments;
• incur certain liens;
• engage in certain sale-leaseback transactions;
• enter into certain transactions with affiliates; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Third-Lien Notes."

Original Issue Discount

The Third-Lien Notes will be issued with original issue discount for U.S. federal income tax purposes, which we refer to as "OID." As a result, a holder subject to U.S. federal income taxation will be required to include the OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), in advance of the receipt of the corresponding cash payments, regardless of such holder's method of accounting for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Considerations."

No Prior Market

The Third-Lien Notes will be new securities for which there is currently no market. We cannot assure you that a broker-dealer will make a market in the Third-Lien Notes and any market-maker may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Third-Lien Notes will develop or be maintained.

Amendments

The indenture governing the Third-Lien Notes may be amended as described under "Description of Third-Lien Notes—Amendments and Waivers." After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders will hold 71.1% of the Warrants, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

• the participation level in the Exchange Offer is less than 100%;
• the Cash Option is elected; or
• any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

As a result of their percentage ownership of Third-Lien Notes, subject to certain limitations, the Supporting Noteholders, acting together, will initially possess voting control over the Third-Lien Notes, including the ability to agree with the Company to amend the indenture governing the Third-Lien Notes.

 Summary of Warrants

        The summary below describes the principal terms of the Warrants. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Warrants" section of this prospectus contains a more detailed description of the terms and conditions of the Warrants. You are urged to read the "Description of Warrants" section of this prospectus and the corresponding Warrants carefully and in their entirety. The summary below is qualified in its entirety by the terms of the Warrants.

Warrants Offered

Penny Warrants to purchase an aggregate of 1,402,992 shares of our common stock, or 12.5% of our outstanding common stock, and Cash Warrants to purchase an aggregate of 1,683,591 shares of our common stock, or 15% of our outstanding common stock, each on a Fully Diluted Basis as of the Settlement Date. The number of shares issuable upon exercise of the Warrants discussed above is based upon the number of shares of our common stock outstanding as of the date of this prospectus on a Fully Diluted Basis and will change if the number of shares outstanding as of the Settlement Date is different or if we issue additional shares pursuant to ESOP Transactions. The Warrants will be issued on the Settlement Date. See "Description of Warrants."

Exercisability	The Penny Warrants may be exercised in whole or in part at any time following the Settlement Date at an exercise price of $0.01.
The Cash Warrants are exercisable as follows:

•

One-third of the Cash Warrants (i.e., Cash Warrants exercisable for five percent of our common stock on a Fully Diluted Basis as of the Settlement Date) will be exercisable on the date on which its exercise price is set at an exercise price equal to the lesser of:

• $8.10 per share;

•

if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our ESOP prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value included in such valuation; and

•

the value of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject to certain exceptions if the valuation is not timely performed).

•

One-third of the Cash Warrants (i.e., Cash Warrants exercisable for five percent of our common stock on a Fully Diluted Basis as of the Settlement Date) will be exercisable at any time following the first anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such first anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed); and

•

One-third of the Cash Warrants (i.e., Cash Warrants exercisable for five percent of our common stock on a Fully Diluted Basis as of the Settlement Date) will be exercisable at any time following the second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such second anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed).

Expiration	Ten years after issuance.
Voting Rights

The Warrant Agent will hold of record the one share of Series A Preferred Stock that we will issue on the Settlement Date for the benefit of the holders of the Warrants. The Series A Preferred Stock has the right to vote together with the common stock as a single class on all items on which our common stockholders are entitled to vote with voting power equal to the number of shares of common stock and/or other securities issuable upon the exercise of all then outstanding Warrants (whether or not the Warrants are then exercisable). The Warrant Agent will exercise this voting power as a block in the manner directed by the holders of Warrants representing a majority of our common stock to be received upon the exercise of all outstanding Warrants providing direction. Accordingly, holders of Warrants not providing direction as to voting will not be taken into account in determining how the Warrant Agent will vote.

The Series A Preferred Stock also has additional rights, including the right to appoint two members to our board of directors, consent rights on certain specified actions and a right to instruct us to undertake a sale process starting on or before April 30, 2015.

In connection with the election of the Series A Directors and the exercise of consent rights, we may seek the direction from the requisite holders of Warrants within a time period specified by us to the Warrant Agent (such period to (i) be no shorter than fifteen days and (ii) expire not less than two business days before the date we set for the taking of such action). In connection with these matters, the Warrant Agent will be required to vote the share of Series A Preferred Stock for the nominated Series A Directors or shall grant the requested action subject to the consent right only if instructed to do so by holders of Warrants representing 60% of the Warrants on an as exercised basis providing it with direction on these matters. Within ten days after the Settlement Date, the holders of the then outstanding Warrants representing at least 60% of the Warrants on an as exercised basis may by notice to the Warrant Agent reduce the 60% direction threshold to a percentage not less than 50%. Reference to Warrants on an as exercised basis shall mean our common stock issuable upon exercise of such Warrants.

In lieu of us seeking the direction from the requisite Warrant holders to the Warrant Agent with respect to a consent right, a direction to grant the requested action may be provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 60% of the then outstanding Warrants on an as exercised basis (or such lesser threshold to which the direction threshold has been reduced as provided above).

Alternative Consent Rights provisions will apply if:

•

40% or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis; or

•

a direction to grant the requested action subject to the consent right is provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 40% of the then outstanding Warrants on an as exercised basis (but less than 60% or such lesser threshold to which the direction threshold has been reduced as provided above).

In these cases, both Series A Directors may provide the requested consent to any proposed action that is subject to the consent rights but have the right to refrain from making a determination whether or not to consent. However, we acknowledge and agree that to the fullest extent permitted by applicable law it shall not be a breach of the fiduciary duties of either of the Series A Directors to, in lieu of making a decision whether or not to consent, instruct us to seek a direction from Warrant holders representing the direction threshold as provided above to the Warrant Agent. However, with respect to consent rights relating to our annual budget, capital expenditures or employee benefit plans, the Series A Directors may not provide a Direction Instruction and no consent rights shall be required to the extent the Series A Directors determine to refrain from making a decision whether to consent.

After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders will hold 71.1% of the Warrants, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

• the participation level in the Exchange Offer is less than 100%;
• the Cash Option is elected; or
• any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

As a result of their significant ownership percentage, the Supporting Noteholders, acting together, initially will possess voting control over the Warrants under the Warrant Agreement. Accordingly, the Supporting Noteholders, acting together, will initially control the identity of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare) to be appointed by the holder of the Series A Preferred Stock, will be able to direct the Warrant Agent with respect to decisions under the Series A Preferred Stock, including instructing the Warrant Agent to vote the share of Series A Preferred Stock as a block and deciding whether to grant certain approval rights and will be able to agree with us to amend or waive certain terms of the Warrants and the Series A Preferred Stock.

Dividends

If we pay a cash dividend or distribution in respect of shares of our common stock, we are required to pay such dividend or distribution to the holders of any outstanding Warrants on the same basis as cash dividends or distributions are made to holders of common stock based on the numbers of shares of common stock for which the Warrants are exercisable as if the Warrants had been exercised immediately prior to the record date for the dividend or other distribution (whether or not the Warrants are then exercisable).

Right of First Offer

Prior to selling any shares of our common stock to a third party, a stockholder must first offer the shares to persons holding 5% or more of our common stock, including holders of Warrants as if all then outstanding Warrants had been exercised (whether or not the Warrants are then exercisable), and if they decline to purchase all or a portion of the shares, the shares must be offered to us. If we decline to purchase all or a portion of the shares, then the selling stockholder may offer the remaining shares for sale to third parties at a price not less than what was offered in connection with the right of first offer.

Tag-Along Rights

If any stockholder proposes to sell at least 30% of our common stock to a third party, then all holders of our common stock, including holders of the then outstanding Warrants (whether or not the Warrants are then exercisable), will have the right to require the purchaser of such shares to also purchase a pro rata portion of their shares on the same terms and conditions as the transaction with the selling stockholder, treating any Warrants on an as exercised basis (whether or not the Warrants are then exercisable).

Drag-Along Rights

If the ESOP Trust proposes to sell for cash all of the outstanding shares of our common stock that it owns to us or a third party, the ESOP Trust will be entitled to require the holders of all of the then outstanding Warrants (whether or not the Warrants are then exercisable), the holders of any of our common stock issued as a result of a prior exercise of the Warrants and anyone else who becomes a party to the Stockholders' Agreement to engage in the same transaction on the same terms as the ESOP Trust.

Anti-Dilution	The exercise price and number of shares of common stock underlying the Warrants will have anti-dilution adjustments. See "Description of the Warrants—Adjustments."
Transfer Restrictions	The Warrants will be subject to certain transfer restrictions, including if:
• the transfer would violate the securities laws or cause us to be required to register our common stock under the Securities Exchange Act of 1934, as amended;
• the transfer would limit, impair or eliminate our net operating losses either upon transfer or exercise of the warrant;
• our board of directors determines that the transferee is a competitor, customer or supplier of our company and the transfer would be adverse to our company; and
• the transferee would create an issue under regulations regarding foreign ownership, control or influence of government contractors.
Stockholders' Agreement	Each Warrant holder will be deemed to be bound to the terms of the Stockholders' Agreement upon exercise of the Warrants by that holder.

Registration Rights

We have agreed that within 15 business days of consummation of the Exchange Offer, we will file a shelf registration statement covering the resale of the Third-Lien Notes and Warrants held by our affiliates, the issuance of the shares of our common stock upon exercise of the Warrants held by all holders, and the resale of such shares held by our affiliates. We have further agreed to use our reasonable best efforts to cause such registration statement to be declared effective, subject to certain exceptions, on or before 60 days after the issuance of the Warrants and to remain effective, subject to certain exceptions, following the consummation of the Exchange Offer.

Information

We will provide to holders of Warrants our audited and unaudited financial reports on a consolidated basis within 90 days after the end of each fiscal year with respect to annual financial reports and within 45 days after the end of each fiscal quarter with respect to quarterly reports. This obligation to provide financial reports will not apply to the extent that we file these audited and unaudited financial reports with the SEC on a timely basis. In addition, upon the request of a Warrant holder, we will provide to that Warrant holder all information provided to our lenders under any of our credit facilities, indentures or other similar debt agreements. To the extent the information constitutes material non-public information, we will advise the requesting Warrant holder that the requested information is material non-public information and ask the requesting Warrant holder to confirm whether it still wishes to receive the information. To the extent the requesting Warrant holder determines to receive the material nonpublic information, the requesting Warrant holder will first enter into a confidentiality agreement reasonably acceptable to us. In addition, we will, and will cause each of our subsidiaries to, provide access and inspection rights to any holder of Warrants that holds our common stock and Warrants exercisable into our common stock representing, taken together, at least 5% of our then outstanding common stock on a Fully Diluted Basis at reasonable times so long as the access does not materially interfere with the operation of our business or that of any of our subsidiaries.

 Summary of Units

        The summary below describes the principal terms of the Units. The "Description of Units" section of this prospectus contains a more detailed description of the terms and conditions of the Units. The "Description of Third-Lien Notes" and "Description of Warrants" contains a more detailed description of the terms and conditions of the Third-Lien Notes and Warrants. You are urged to read the "Description of Units," "Description of Third-Lien Notes" and "Description of Warrants" sections of this prospectus in their entirety.

Units Offered	Up to 8,877 Units may be purchased pursuant to the Unit Offering.
Components of Units	Each Unit consists of the following:
• $1,000 principal amount of Third-Lien Notes;
• one immediately exercisable Penny Warrant to purchase no less than 5.9701768 shares of our common stock on a Fully Diluted Basis at an exercise price of $0.01 per share;

•

one Cash Warrant to purchase no less than 2.3880707 shares of our common stock on a Fully Diluted Basis that will be exercisable on the date on which its exercise price is set at an exercise price equal to the lesser of:

• $8.10 per share;

•

if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our ESOP prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value included in such valuation; and

•

the value of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject to certain exceptions if the valuation is not timely performed).

•

one Cash Warrant to purchase no less than 2.3880707 shares of our common stock on a Fully Diluted Basis that will be exercisable at any time following the first anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such first anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed); and

•

one Cash Warrant to purchase no less than 2.3880707 shares of our common stock on a Fully Diluted Basis that will be exercisable at any time following the second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such second anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed).

The components of the Units will be immediately separable upon issuance, without any action by us or the holder. Participating Holders who purchase Units will receive Third-Lien Notes and Warrants, each in book-entry form and represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

 Summary of Differences Between the Third-Lien Notes and the Old Notes

        The following is a summary of certain differences between the terms of the current Old Notes and the Third-Lien Notes to be received in the Exchange Offer. This summary should be read in conjunction with "Description of Other Indebtedness" and "Description of Third-Lien Notes."

	Old Notes	Third-Lien Notes
Issuer	Alion Science and Technology Corporation.	Alion Science and Technology Corporation.
Aggregate Principal Amount	$235.0 million aggregate principal amount.

Up to $235.0 million aggregate principal amount. The aggregate principal amount will be determined based on the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) and accepted in the Exchange Offer and the amount of Units purchased in the Unit Offering and the ASOF Cash Funding.

Maturity	February 1, 2015.	5.5 years after the Settlement Date.
Interest Rates	10.25% per annum, payable in cash.	Interest on the Third-Lien Notes will be payable partially in cash and partially in PIK and will accrue at the rates disclosed in the following table:

Months	Cash Interest	PIK Interest	Total Interest
1–12	8%	5.5%	13.5%
13–24	8%	6.5%	14.5%
25–30	8%	7.5%	15.5%
31–36	10%	5.5%	15.5%
37–48	12%	4.5%	16.5%
49–60	12%	5.5%	17.5%
61–66	12%	6.5%	18.5%

Cash Interest Payment Dates	Semi-annually on February 1 and August 1.	Semi-annually.
Security	None.

The Third-Lien Notes and guarantees in respect thereof will be secured by third-priority liens, subject to permitted liens, on certain of our assets and the assets of the subsidiary guarantors that will secure our New Secured Term Debt and the New Revolving Credit Facility.

	Old Notes	Third-Lien Notes
Ranking	The Old Notes rank:	The Third-Lien Notes will rank:

•

effectively junior to all existing and future secured debt to the value of the collateral securing such indebtedness; and

•

equally in right of payment with all of our existing and future senior indebtedness.

•

effectively senior to the Old Notes that remain outstanding following the Exchange Offer and Consent Solicitation to the extent of the collateral securing the Third-Lien Notes (after giving effect to any senior lien on the collateral);

After consummation of the Refinancing Transactions, any Old Notes that remain outstanding will be effectively junior to the Third-Lien Notes to the extent of the collateral securing the Third-Lien Notes (after giving effect to any senior lien on the collateral).

•

effectively junior to the indebtedness under the New Secured Term Debt and the New Revolving Credit Facility to the extent of the collateral securing such indebtedness; and

•

equally in right of payment with all of our existing and future senior indebtedness.

Optional Redemption

We may redeem all, or a portion of the Old Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.)

We will be entitled at our option to redeem all or a portion of the Third-Lien Notes from time to time at the applicable redemption prices described under "Description of Third-Lien Notes—Optional Redemption" plus the accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

	Old Notes	Third-Lien Notes
Certain Restrictive Covenants	The Old Notes Indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•

incur or guarantee additional indebtedness or issue certain preferred stock;

•

pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•

transfer or sell assets outside the ordinary course of business;

•

make certain investments;

•

incur certain liens

•

engage in certain sale-leaseback transactions;

•

enter into certain transactions with affiliates; and

•

merge or consolidate with other companies or transfer all or substantially all of our assets.

The indenture governing the Third Lien Secured Notes will contain certain financial covenants and covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•

incur or guarantee additional indebtedness or issue certain preferred stock;

•

pay dividends or make other distributions or repurchase or redeem our capital stock or make other restricted payments;

•

enter into agreements restricting our subsidiaries' ability to pay dividends;

•

sell certain assets;

•

make certain investments;

•

incur certain liens;

•

engage in certain sale-leaseback transactions;

•

enter into certain transactions with affiliates; and

•

consolidate, merge or sell all or substantially all of our assets.

Trustee	Wilmington Trust Company.	Wilmington Trust, National Association.
Collateral Agent	None.	Wilmington Trust, National Association.
Governing Law	New York.	New York.

 SUMMARY HISTORICAL CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following tables present summary historical condensed consolidated financial data for each of our last three years ended September 30, 2013, 2012 and 2011, for the three months ended December 31, 2013 and 2012 and as of September 30, 2013 and 2012 and December 31, 2013. The summary historical condensed consolidated financial data for the years ended, September 30, 2013, 2012 and 2011 and as of September 30, 2013 and 2012 have been derived from our audited financial statements which are included elsewhere in this prospectus. The following tables also present certain financial data as of and for the twelve months ended December 31, 2013 which was calculated by adding amounts from our financial statements for the year ended September 30, 2013 to amounts from our unaudited financial statements for the three months ended December 31, 2013 and subtracting amounts from our unaudited financial statements for the three months ended December 31, 2012. The summary historical condensed consolidated financial data as of, and for the three months ended, December 31, 2013 and 2012 and December 31, 2013 has been derived from our unaudited condensed consolidated interim financial statements which are included elsewhere in this prospectus. In management's opinion, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for a fair presentation of the periods presented.

        The results presented below are not necessarily indicative of results that may be expected for any future period. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our audited annual and unaudited interim financial statements and notes included elsewhere in this prospectus.

	Three Months Ended December 31,		Year Ended September 30,
	2013	2012	2013	2012	2011
	(In thousands)
Consolidated Statement of Operations:
Contract revenue	$185,380	$204,329	$848,972	$817,204	$787,314
Direct contract expense	145,275	160,635	669,504	632,831	603,481

Gross profit	40,105	43,694	179,468	184,373	183,833
Operating expenses	18,864	22,250	84,128	91,494	83,035
General and administrative	18,993	11,804	53,139	52,441	65,305

Operating income	2,248	9,640	42,201	40,438	35,493
Other income (expense)
Interest income	11	17	55	78	45
Interest expense	(18,948)	(18,919)	(75,700)	(74,934)	(73,919)
Other	(28)	(15)	(84)	(55)	32
Gain on debt extinguishment	—	—	3,913	—	939

Total other expense	18,965	18,917	(71,816)	(74,911)	(72,903)
Loss before taxes	(16,717)	(9,277)	(29,615)	(34,473)	(37,410)
Income tax expense	(1,745)	(1,744)	(6,977)	(6,974)	(6,974)

Net loss	$(18,462)	$(11,021)	$(36,592)	$(41,447)	$(44,384)

		Year Ended September 30,
	Twelve Months Ended December 31, 2013
		2013	2012	2011
	(In thousands)
Other Financial Data:
Capital expenditures	$1,539	$1,869	$2,731	$6,305
EBITDA(a)	44,840	53,433	52,178	47,865
Consolidated EBITDA(a)	69,541	71,000	71,754	63,203
Consolidated interest expense payable in cash	59,042	58,460	57,755	57,301

		At September 30,
	At December 31, 2013
		2013	2012
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,687	$25,613	$27,227
Working capital	(295,345)	42,569	51,594
Total assets	599,392	624,626	635,296
Total debt(b)	569,197	556,118	549,425

(a)
We have included certain non-GAAP financial measures in this prospectus, including earnings before interest, income taxes, depreciation and amortization, which we refer to as "EBITDA," and Consolidated EBITDA, which is defined in our Amended and Restated Revolving Credit Facility. We believe that the presentation of EBITDA and Consolidated EBITDA enhances an investor's understanding of our financial performance. We believe EBITDA is useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company's capital structure, in particular taxes and interest. In addition, we believe Consolidated EBITDA can be useful in evaluating our ability to meet our debt covenants. Consolidated EBITDA information for the trailing twelve months is used by management and is important to our security holders as our Old Revolving Credit Facility required that we achieve minimum trailing twelve month Consolidated EBITDA levels and the Amended and Restated Revolving Credit Facility requires that at the end of each quarter, our trailing twelve month Consolidated EBITDA equals or exceeds our fixed charges. Consolidated EBITDA excludes certain non-cash expenses and includes other add-back items allowed by our Amended and Restated Revolving Credit Facility. EBITDA and Consolidated EBITDA are not measures under U.S. GAAP and our use of the terms EBITDA and Consolidated EBITDA varies from others in our industry. EBITDA and Consolidated EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

EBITDA and Consolidated EBITDA have material limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Consolidated EBITDA:

•
do not reflect any cash capital expenditure requirements for assets being depreciated and amortized that may have to be replaced in the future;

•
do not reflect changes in, or cash requirements for, our working capital needs; and

•
do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

  The following table provides a reconciliation of our net loss to EBITDA and Consolidated EBITDA for the periods presented:

	Twelve Months Ended December 31, 2013	September 30,
		2013	2012	2011
	(In thousands)
Net loss	$(44,032)	$(36,592)	$(41,447)	$(44,384)
Interest expense	75,728	75,700	74,934	73,919
Income tax expense	6,978	6,977	6,974	6,974
Depreciation and amortization	6,166	7,348	11,717	11,356

EBITDA	$44,840	$53,433	$52,178	$47,865

Gain on asset sales	(157)	(157)	(104)	(147)
Debt extinguishment gain	(3,913)	(3,913)	—	(939)
Non-cash stock-based compensation expense (credit)	(228)	(219)	(90)	(142)
Non-cash LTIP expense (credit)	2,343	2,281	1,400	2,797
Non-cash ESOP and 401(k) contributions	14,023	13,844	13,735	10,987
Employee salary deferrals used to purchase Alion common stock	1,834	1,968	2,427	3,133
Cash paid for ESOP obligations	(1,515)	(1,636)	(857)	(796)
Cash paid for stock-based compensation	—	—	—	(133)
Cash paid for LTIP grants	(1,816)	(1,843)	(1,869)	(2,962)
Non-recurring expenses	14,130	7,242	4,934	3,540

Consolidated EBITDA	$69,541	$71,000	$71,754	$63,203

Consolidated EBITDA margin	8.4%	8.4%	8.8%	8.0%

  The Old Revolving Credit Facility required us to have a minimum $63.0 million in Consolidated EBITDA for the twelve months ended September 30, 2013. We had approximately $71.0 million in Consolidated EBITDA for the twelve months ended September 30, 2013, and exceeded the requirement by approximately $8.0 million. The Existing Revolving Credit Facility required us to have a minimum $65.5 million in Consolidated EBITDA for the twelve months ended December 31, 2013. We had approximately $69.5 million in Consolidated EBITDA for the twelve months ended December 31, 2013, and exceeded the requirement by approximately $4.0 million.

(b)
Total debt consists of our Old Revolving Credit Facility, Existing Secured Notes and Old Notes as well as accrued PIK interest and is net of unamortized debt issue costs and original issue discount.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial data as of December 31, 2013 and for the fiscal year ended September 30, 2013 and the three months ended December 31, 2013 have been derived by the application of pro forma adjustments to our historical financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet data as December 31, 2013 gives effect to the Refinancing Transactions as if they occurred on December 31, 2013. The unaudited pro forma condensed consolidated statement of operations data for the year ended September 30, 2013 and the three months ended December 31, 2013 gives effect to the Refinancing Transactions as if they had occurred on October 1, 2012.

        The unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Refinancing Transactions been completed, nor are they indicative of our future financial position or results of operations.

        The unaudited pro forma condensed consolidated financial data are unaudited, are based on assumptions that we believe are reasonable and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "General Terms of the Exchange Offer and the Consent Solicitation," "Conditions of the Exchange Offer and Consent Solicitation," and our audited financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data gives pro forma effect to the following Refinancing Transactions occurring concurrently:

  (a)
  The completion of the Exchange Offer (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and assuming the Cash Option is 50% subscribed).

  (b)
  The completion of the Unit Offering and the ASOF Cash Funding.

  (c)
  The entering into the New Revolving Credit Facility with $46.1 million being drawn (excluding letters of credit), together with cash on hand, to pay for fees and expenses of $40.0 million related to the Refinancing Transactions, (which includes the Early Tender Payment of $3.3 million), and accrued and unpaid interest on the Old Notes of $15.1 million. While the pro forma information indicates that we will need to draw $46.1 million under the New Revolving Credit Facility, the pro forma information is as of December 31, 2013 and is not indicative of actual results. For example, as discussed in note (f) below, at the time of the completion of the Refinancing Transactions, the redemption price on the Existing Secured Notes will be 100%. As a result, we will not be required to pay $10.0 million in cash as a redemption premium, which will reduce the amount we are required to draw on the New Revolving Credit Facility by $10.0 million. To the extent that following the closing of the Refinancing Transactions we need to draw an amount in excess of the $45.0 million available under the New Revolving Credit Facility, we will seek to increase the amount available thereunder to up to $65.0 million, which increase is subject to the consent of the revolving credit lender and our ability to satisfy borrowing base limitations based on the eligibility of our accounts receivable.

  (d)
  The repayment of the Amended and Restated Revolving Credit Facility, although as of December 31, 2013, no amounts were drawn under the Old Revolving Credit Facility, although we had outstanding and undrawn letters of credit of $4 million under the Old Revolving Credit Facility as of that date.

  (e)
  The borrowing of $300.0 million under the New First Lien Term Loan Facility and $50.0 million under the New Second Lien Term Loan Facility.

  (f)
  The redemption of $334.2 million of Existing Secured Notes at 103% of the principal amount thereof plus accrued and unpaid cash interest of $5.6 million, assuming the redemption occurred on December 31, 2013. At the time of the closing of the Refinancing Transactions, the redemption price will be 100%.

  (g)
  The New First Lien Term Facility, the New Second Lien Term Facility, the Third-Lien Notes and the New Revolving Credit Facility are incurred with an aggregate original issue discount of $7.3 million and aggregate debt issuance costs of $40.0 million. The Third-Lien Notes are recorded at a discount related to the fair value of the Warrants of $20.2 million. The New First Lien Term Facility, the New Second Lien Term Facility, the Third-Lien Notes and the New Revolving Credit Facility are shown net of these amounts in the following tables.

        The following tables set forth unaudited pro forma condensed consolidated financial data as of December 31, 2013, and for the year ended September 30, 2013 and the three months ended December 31, 2013. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial data.

Condensed Consolidated Statement of Operations:	For the fiscal year ended September 30, 2013 (historical)	Pro Forma Adjustments		For the fiscal year ended September 30, 2013 (pro forma)
	(In thousands, except share and per share information)
Contract revenue	$848,972	—		$848,972
Direct contract expense	669,504	—		669,504

Gross profit	179,468	—		179,468
Operating expenses	84,128	—		84,128
General and administrative	53,139	—		53,139

Operating income	42,201	—		42,201
Other income (expense)	—	—		—
Interest income	55	—		55
Interest expense	(75,700)	1,336	(a)	(74,364)
Other	(84)	—		(84)
Gain (loss) on debt extinguishment	3,913	—	(b)	3,913

Total other expense	(71,816)	1,336		(70,480)
Loss before taxes	(29,615)	1,336		(28,279)
Income tax expense	(6,977)	—		(6,977)

Net loss	$(36,592)	$1,336		$(35,256)
Basic and diluted loss per share	$(5.39)	$0.20		$(5.19)
Shares	6,787,660	6,787,660		6,787,660

Condensed Consolidated Statement of Operations:	For the three months ended December 31, 2013 (historical)	Pro Forma Adjustments		For the three months ended December 31, 2013 (pro forma)
	(In thousands, except share and per share information)
Contract revenue	$185,380	—		$185,380
Direct contract expense	145,275	—		145,275

Gross profit	40,105	—		40,105
Operating expenses	18,864	—		18,864
General and administrative	18,993	(6,402	)(c)	12,591

Operating income	2,248	(6,402)		8,650
Other income (expense)	—	—		—
Interest income	11	—		11
Interest expense	(18,948)	413	(a)	(18,535)
Other	(28)	—		(28)
Gain (loss) on debt extinguishment	—	—		—

Total other expense	(18,965)	413		(18,552)
Loss before taxes	(16,717)	6,816		(9,901)
Income tax expense	(1,745)	—		(1,745)

Net loss	$(18,462)	$6,816		$(11,646)
Basic and diluted loss per share	$(2.41)	$0.89		$(1.52)
Shares	7,659,817	7,659,817		7,659,817

Condensed Consolidated Balance Sheet:	As of December 31, 2013 (historical)	Pro Forma Adjustments		As of December 31, 2013 (pro forma)
	(In thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$4,687	$(4,687	)(d)	$—
Accounts receivable, net	168,963	—		168,963
Receivable due from ESOP Trust	—	—		—
Prepaid expenses and other current assets	5,648	(1,466	)(e)	4,182

Total current assets	179,298	(6,153)		173,145
Property, plant and equipment, net	9,070	—		9,070
Intangible assets, net	1,735	—		1,735
Goodwill	398,921	—		398,921
Other assets	10,368	—		10,368

Total assets	$599,392	$(6,153)		$593,239

Current liabilities:
Interest payable	$15,590	$(15,086	)(f)	$504
Existing Secured Notes	326,313	(326,313	)(g)	—
Trade accounts payable	59,536	—		59,536
Accrued liabilities	36,909	(2,047	)(h)	34,862
Accrued payroll and related liabilities	31,733	—		31,733
Billings in excess of revenue earned	4,562	—		4,562

Total current liabilities	474,643	(343,446)		131,197
Old Notes	234,038	(222,336	)(i)	11,702
New First Lien Term Facility	—	274,563	(j)	274,563
New Second Lien Term Facility	—	43,760	(k)	43,760
Third-Lien Notes	—	187,489	(l)	187,489
New Revolving Credit Facility	—	46,058	(m)	46,058
Accrued compensation and benefits, excluding current portion	5,998	—		5,998
Non-current portion of lease obligations	12,540	—		12,540
Deferred income taxes	59,873	—		59,873
Commitments and contingencies	—	—		—
Other liabilities	—	—		—
Redeemable common stock, $0.01 par value, 20,000,000 shares authorized, 7,641,493 issued and outstanding at December 31, 2013	61,896	—		61,896
Common stock warrants	20,785	20,180	(n)	40,965
Accumulated other comprehensive loss	130	—		130
Accumulated deficit	270,511	12,421	(o)	282,932

Total liabilities, redeemable common stock and stockholder's deficit	$599,392	$(6,153)		$593,239

  (a)
  Pro forma interest expense adjustment was calculated as follows (in thousands):

	For the three months ended December 31, 2013 (pro forma)	For the fiscal year ended September 30, 2013 (pro forma)
Subtract Existing Secured Notes interest expense	$(12,327)	$(48,545)
Subtract Old Notes interest expense	(6,228)	(25,713)
Add New First Lien Term Facility interest expense	5,625	22,416
Add New First Lien Term Facility amortization expense	1,083	4,439
Add New Second Lien Term Facility interest expense	1,208	5,039
Add New Second Lien Term Facility amortization expense	180	740
Add Third-Lien Notes interest expense	7,679	31,137
Add Third-Lien Notes amortization expense	806	3,303
Add Third-Lien Notes warrant amortization expense	888	3,641
Subtract Old Revolving Credit Facility interest expense	(378)	(1,373)
Add New Revolving Credit Facility fee	59	235
Add New Revolving Credit Facility amortization costs	72	288
Add New Revolving Credit Facility adjusted interest	14	57
Add New Revolving Credit Facility interest expense	576	1,681
Add New Revolving Credit Facility unused line fee	18	71
Add remaining Old Notes interest expense	301	1,204
Add remaining Old Notes amortization expense	10	43

Total	$413	$1,336

  Each 1%, or $2.35 million, increase (decrease) in the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer from the 95% level assumed (but assuming the Cash Option remains 50% subscribed) will result in a $92 thousand increase (decrease) in pro forma consolidated interest expense for fiscal 2013 and a $23 thousand increase (decrease) in pro forma consolidated interest expense for the three months ended December 31, 2013. Each 1% increase in the Cash Option percentage from the 50% level assumed would result in a $12.1 thousand decrease in pro forma consolidated interest expense for fiscal 2013 and a $3 thousand decrease in pro forma consolidated interest expense for the three months ended December 31, 2013. Each 1% decrease in the Cash Option percentage from the 50% level assumed would result in a $5.3 thousand decrease in pro forma consolidated interest expense for fiscal 2013 and a $1.3 thousand decrease in pro forma consolidated interest expense for the three months ended December 31, 2013. In the case of the New First Lien Term Facility, the New Second Lien Term Facility, the Third-Lien Notes and the New Revolving Credit Facility, we have assumed that they bear interest at an annual interest rate of 7.5%, 15.5% (of which 11.17% is PIK) in year one, 13.5% (of which 5.5% is PIK) in year one and 5.0%, respectively. A 1/8% increase (decrease) in the interest rates we have assumed for each of the New First Lien Term Facility, New Second Lien Term Facility and New Revolving Credit Facility would increase (decrease) our pro forma consolidated interest expense payable by

    $495 thousand and $124 thousand for fiscal 2013 and the three months ended December 31, 2013, respectively.

  Interest expense was calculated as follows for the New First Lien Term Facility, the New Second Lien Term Facility and the Third-Lien Notes:

	For the three months ended December 31, 2013
	New First Lien Term Facility	New Second Lien Term Facility	Third-Lien Notes
Cash interest	$5,625	$542	$4,465
PIK interest	—	667	3,214
Amortization	1,083	180	806
Warrant amortization	—	—	888

Total Interest Expense	$6,708	$1,389	$9,373

	For the fiscal year ended September 30, 2013
	New First Lien Term Loan	New Second Lien Term Loan	Third-Lien Notes
Cash interest	$22,416	$2,238	$26,890
PIK interest	—	1,530	8,425
Amortization	4,439	740	3,303
Warrant amortization	—	—	3,641

Total Interest Expense	$26,855	$4,508	$42,261

  Interest expense was calculated as follows for the Existing Secured Notes and the Old Notes:

	For the three months ended December 31, 2013
	Existing Secured Notes	Old Notes
Cash interest	$8,300	$6,022
PIK	1,660	0
Amortization	2,367	206

Total Interest Expense	$12,327	$6,228

	For the fiscal year ended September 30, 2013
	Existing Secured Notes	Old Notes
Cash interest	$32,761	$24,861
PIK	6,551	0
Amortization	9,233	852

Total Interest Expense	$48,545	$25,713

  (b)
  The following non-recurring charges that we expect to incur in connection with the Refinancing Transactions are not included in the pro forma adjustments to the statement of operations (in thousands):

	For the three months ended December 31, 2013 (pro forma)	For the fiscal year ended September 30, 2013 (pro forma)
Existing Secured Notes Call Premium	$10,026	$16,627
Existing Secured Notes Unamortized Interest Expense	7,884	10,250
Old Notes Unamortized Interest Expense	962	1,168

Loss on Debt Extinguishment	$18,872	$28,045

  Had the Company effected the transaction on October 1, 2012, the Company would have recorded a $28 million loss on extinguishment. Had the Company effected the transaction on October 1, 2013, the Company would have recorded a loss on extinguishment of $18.9 million.

  (c)
  Adjustment reflects the decrease in expenses for removal of non-recurring refinance related expenses, including legal, accounting and advisor fees and expenses and commitment fees related to the Refinancing Transactions, that were not capitalized.

  (d)
  Adjustment reflects the following (in thousands):

Redemption of Existing Senior Secured Notes (face value)	$(334,197)
Payment of Existing Secured Notes Call Premium	(10,026)
Payment of Existing Secured Notes Interest Payable	(5,552)
Add back previously paid refinancing costs	4,355
Add back prepaid refinancing costs	1,466
Payment of Old Notes Interest Payable	(10,036)
Proceeds from First Lien Term Loan Facility	300,000
First Lien Term Loan Facility Original Issuance Discount	(4,500)
First Lien Term Loan Facility Debt Issuance Costs	(20,937)
Proceeds from Second Lien Term Loan Facility	50,000
Second Lien Term Loan Original Issuance Discount	(2,750)
Second Lien Term Loan Facility Debt Issuance Costs	(3,490)
Third-Lien Notes Debt Issuance Costs	(15,581)
Add back Interest Payable on remaining Old Notes	502
Proceeds from New Revolving Credit Facility	46,058

Net Cash Adjustment	$(4,687)
  (e)
  Adjustment reflects amounts prepaid to ASOF pursuant to the terms of the Support Agreement that will be amortized as debt issuance costs.

  (f)
  Adjustment reflects the reduction of interest payable of $5.6 million due to the redemption of the Existing Secured Notes and $9.5 million due to the exchange of the Old Notes for the New Securities.

  (g)
  Adjustment reflects the redemption of the Existing Secured Notes, which are shown net of outstanding amortization costs.

  The following reconciles the net amounts presented in the historical balance sheet as of December 31, 2013 to the principal amount of the Existing Secured Notes:

Existing Secured Notes:
Principal Amount	$334,197
Unamortized Debt Issuance Costs	7,883

Net Amount	$326,313
  (h)
  Adjustment reflects the amortization of the debt issuance costs incurred in connection with the exchange of the Old Notes for the New Securities and the redemption of the Existing Secured Notes.

  (i)
  Adjustment reflects the exchange of $222.3 million of Old Notes for the New Securities, net of remaining amortization costs. On a pro forma basis, each 1%, or $2.35 million, increase (decrease) in the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer from the 95% participation level assumed (but assuming the Cash Option remains 50% subscribed) will result in a $2.35 million decrease (increase) in the aggregate principal amount of Old Notes, and a $2.35 million increase (decrease) in the aggregate principal amount of Third-Lien Notes. Additionally, if the Cash Option is 100% subscribed (but assuming the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer remains at 95%), pro forma borrowings under the New Revolving Credit Facility will increase by approximately $10 million and the aggregate principal amount of Third-Lien Notes outstanding on a pro forma basis will decrease by approximately $16.67 million.

  The following reconciles the net amounts presented in the historical balance sheet as of December 31, 2013 to the principal amount of the Old Notes.

Old Notes:
Principal Amount	$235,000
Unamortized Debt Issuance Costs	962

Net Amount	$234,038
  (j)
  Adjustment reflects (in thousands):

Borrowings under the New First Lien Term Facility	$300,000
Debt Issuance Costs	20,937
Original Issue Discount	4,500

Net Amount	$279,208
  (k)
  Adjustment reflects (in thousands):

Borrowings under the New Second Lien Term Facility	$50,000
Debt Issuance Costs	3,490
Original Issue Discount	2,750

Net Amount	$43,760
  (l)
  Adjustment reflects (in thousands):

Principal Amount of Third-Lien Notes	$223,250
Debt Issuance Costs	15,581
Warrant Amortization	20,180

Net Amount	$187,489
  (m)
  Adjustment reflects borrowings under the New Revolving Credit Facility of $46.1 million.

  (n)
  The relative fair value of the Warrants of $20.2 million was calculated using the Black-Scholes valuation model.

  (o)
  Adjustment reflects:

Existing Secured Notes Unamortized Debt Issuance Costs	$(7,884)
Call Premium of 3% on Existing Secured Notes	(10,026)
Debt Issuance Costs moved from expense to amortization	6,402
Old Notes Unamortized Debt Issuance Costs	(962)
Debt Issuance Costs from remaining Old Notes added back	48

Total Accumulated Deficit	$(12,421)

 Summary of Ratio of Earnings to Fixed Charges

        The following table contains our consolidated ratio of earnings to fixed charges for each of the periods indicated. Earnings included in the calculation of this ratio consists of pre-tax earnings from operations, adjusted for fixed charges. Fixed charges included in the calculation of this ratio consist of cash interest paid and amortization of capitalized expenses related to indebtedness.

Alion Science and Technology
Computation of Ratio of Earnings to Fixed Charges

	2009	2010	2011	2012	2013	Three Months Ended December 31, 2012	Three Months Ended December 31, 2013
Fixed Charges
Cash interest expense	$52,358	$57,318	$57,476	$58,090	$58,578	$14,637	$14,594
Paid in kind interest expense	4,917	3,263	6,300	6,423	6,551	1,626	1,660
Amortization of capitalized expenses related to indebtedness	5,067	7,192	10,143	10,421	10,571	2,656	2,694

Total fixed charges	$62,342	$67,773	$73,919	$74,934	$75,700	$18,919	$18,948
Earnings
Pre-tax earnings (loss)	$(17,193)	$21,933	$(37,410)	$(34,473)	$(29,615)	$(9,277)	$(16,717)
Fixed charges	62,342	67,773	73,919	74,934	75,700	18,919	18,948

Earnings before fixed charges	$45,149	$89,706	$36,509	$40,461	$46,085	$9,642	$2,231
Ratio of earnings to fixed charges	0.72	1.32	0.49	0.54	0.61	0.51	0.12
Deficit of fixed charges over pre-tax earnings (loss)	$17,193	$—	$37,410	$34,473	$29,615	$9,277	$16,717

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following risk factors before deciding whether or not to participate in the Exchange Offer, provide your consent in the Consent Solicitation or participate in the Unit Offering.

 Risks Relating to the Exchange Offer

We are not making a recommendation as to whether you should participate in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders.

        Our board of directors believes that the completion of the Refinancing Transactions, of which the Exchange Offer and Consent Solicitation are components is critical to our continued viability. However, neither we, our board of directors, the Dealer Manager and Solicitation Agent, the Information and Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer and Consent Solicitation. Further, we have not authorized anyone to make any recommendation. We have not obtained a third-party determination that the Exchange Offer is fair to the holders of the Old Notes, nor do we intend to do so.

If we are unable to complete the Exchange Offer, we will be unable to repay the Old Notes and Existing Senior Notes at their maturity, which will have a material adverse effect on our business, financial condition and operating results.

        We believe that the completion of the Refinancing Transactions, of which the Exchange Offer is one component, is critical to our continued viability. The Existing Secured Notes and the Old Notes mature in November 2014 and February 2015, respectively. Absent the completion of the Refinancing Transactions, we will be unable to repay the Old Notes and Existing Secured Notes at their maturity. The events of default resulting from our failure to repay the Old Notes and Existing Secured Notes could have a material adverse effect on our business, financial condition and operating results. If creditors were to exercise their rights, including the right to commence foreclosure proceeding against substantially all of our assets, we will likely need to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

        The completion of the Exchange Offer is subject to the satisfaction, or in certain cases, waiver of specified conditions including that holders of 95% of the Old Notes tender their Old Notes into the Exchange Offer. Pursuant to the terms and subject to the conditions of the Support Agreement, the Supporting Noteholders who as of the date of this prospectus hold approximately 71.1% of the outstanding principal amount of the Old Notes, have committed to tender their Old Notes and deliver related consents into the Exchange Offer and Consent Solicitation for the New Securities Option and agreed not to withdraw their tenders (or revoke related consents). However, we still must obtain a significant amount of tenders of Old Notes from the remaining holders of Old Notes in order to satisfy the 95% Minimum Tender Condition. If the Minimum Tender Condition, as well as the other conditions to the Exchange Offer and Consent Solicitation are not satisfied or, if permitted, waived, the Exchange Offer may not be completed.

To the extent that a holder of Old Notes exchanges Old Notes for New Securities, such holder will be subject to the risk that we will be unable to repay or refinance the Third-Lien Notes at or prior to the time they mature.

        Holders of Old Notes are being offered New Securities, which include Third-Lien Notes that have a later maturity than the Old Notes they presently hold. Holders whose Old Notes are accepted for exchange will be exposed to the risk of nonpayment on the Third-Lien Notes for a longer period of time than non- tendering holders of the Old Notes. For instance, following the maturity date of the Old Notes, but prior to the maturity date of the Third-Lien Notes, we will have a substantial amount of indebtedness maturing and we may become subject to bankruptcy or similar proceedings. If so, holders of Old Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of Old Notes who did opt to participate in the Exchange Offer and received New Securities would not be paid in full.

The Exchange Offer and the Consent Solicitation may be cancelled, amended or delayed.

        We have the right to terminate or withdraw at our sole discretion the Exchange Offer or the Consent Solicitation at any time if any condition to the Exchange Offer or the Consent Solicitation is not satisfied or waived. Subject to applicable law, we also have the right to amend the terms of the Exchange Offer or the Consent Solicitation. Even if the Exchange Offer and Consent Solicitation are consummated, they may not be consummated on the schedule described in this prospectus. Accordingly, after the Withdrawal Deadline, holders will not be able to effect transfers or sales of their Old Notes tendered pursuant to the Exchange Offer or their New Securities until the termination of the Exchange Offer or the Settlement Date.

You may not receive consideration in the Exchange Offer if the procedures for the Exchange Offer are not followed.

        Subject to the terms and conditions of the Exchange Offer, we will issue the New Securities, if you elect the New Securities Option or the New Securities Plus Unit Offering Option, or cash, if you elect the Cash Option, in exchange for your Old Notes only if you validly tender all of your Old Notes and deliver a properly completed and duly executed consent and letter of transmittal, or an Agent's Message in lieu thereof, and other required documents at or prior to the Expiration Date. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither we nor the Information and Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange or delivery of your consent. If you are the beneficial owner of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender your Old Notes and deliver your consent on your behalf.

Due to proration, you may not receive cash for all of your Old Notes tendered into the Cash Option.

        If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option on a pro rata basis, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes. As a result, due to proration, even if you validly tender Old Notes for the Cash Option, you may receive cash for only a portion of the Old Notes you tendered. If proration is required with respect to the Cash Option, we will not be able to determine the final proration prior to the Expiration Date.

Recent bid prices of the Old Notes have generally been higher than the $600 offered pursuant to the Cash Option.

        The Old Notes are not listed for trading on an exchange. Since February 1, 2014, trading prices of the Old Notes, as reported on FINRA's TRACE reporting system, have ranged from approximately $760.63 to approximately $646.00 per $1,000 aggregate principal amount. Accordingly, the cash you receive in the Exchange Offer may be lower than the price at which you could sell the Old Notes in the market.

The exchange ratio for the Exchange Offer and the terms of the New Securities do not reflect any independent valuation of the Old Notes or the New Securities. We may purchase or repay any Old Notes not tendered in the Exchange Offer on terms that could be more favorable to holders of Old Notes than the terms of the Exchange Offer.

        We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the absolute or relative values of Old Notes and New Securities. While the Old Notes are not traded on an exchange, we understand that the bid price for Old Notes as of a recent date was above the Total Consideration offered for the Old Notes in the Cash Option pursuant to this Exchange Offer. We may, at any time to the extent permitted by applicable law and the agreements governing our indebtedness, purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any future purchases may be made on the same terms or on terms which are more or less favorable to holders than the terms of the Exchange Offer. We may also exercise any of our rights under the indenture governing such Old Notes (including redemption or defeasance rights), and the Old Notes mature in February 2015, at which time we are required to repay the full principal amount thereof, plus accrued and unpaid interest thereon. If we repurchase or repay Old Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, holders who decided not to participate in the Exchange Offer could receive greater consideration for their Old Notes than those that participated in the Exchange Offer.

We may recognize a significant amount of cancellation of indebtedness, which we refer to as "COD" income, as a result of the transactions contemplated by the Exchange Offer and the Refinancing Transactions.

        The exchange of Old Notes for Third-Lien Notes pursuant to the Exchange Offer and, subject to the discussion below in "Material U.S. Federal Income Tax Considerations—Tax Consequences to Non-Participating Holders," the adoption of the Proposed Amendments, may result in COD income to us for United States federal income tax purposes. Because the amount of COD income to be recognized by us depends in part on the fair market value (and, thus, the issue price) of instruments to be issued on the date of the exchange (or deemed exchange), the precise amount of COD income, if any, resulting from the exchange (or deemed exchange) of Old Notes cannot be determined prior to the date of the exchange (or deemed exchange). However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by our existing net operating losses, or "NOLs", and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income.

The interests of the Supporting Noteholders may diverge from those of other holders of the Old Notes.

        The interests of the Supporting Noteholders may diverge from those of other holders of the Old Notes. For example, immediately after the consummation of the Refinancing Transactions, ASOF will be the sole lender under the New Second Lien Term Facility and has received fees related to providing the New Second Lien Term Facility and ASOF Cash Funding as described under "Description of the Support Agreement" and may receive additional fees in the future as the sole lender under the New Second Lien Term Facility.

        The Supporting Noteholders have the right to terminate the Support Agreement upon the occurrence of certain events, including the following: (i) the Exchange Offer is terminated in accordance with its terms or expires, in each case without us having received valid tenders of at least 95% of principal amount of the Old Notes, or such lesser percentage as determined by the Supporting Noteholders; (ii) the closing of the Refinancing Transactions shall not have occurred on or before July 31, 2014; and (iii) the occurrence of a Material Adverse Change or a Material Market Change (as

such terms are defined in the Support Agreement). If the Support Agreement is terminated in accordance with its terms, we have agreed to terminate the Exchange Offer and Consent Solicitation.

        The Support Agreement provides that two members of our board of directors will resign on the Expiration Date and the holder of the Series A Preferred Stock will elect two members of the board of directors to fill the vacancies. As a result of their significant ownership percentage after giving effect to the Refinancing Transactions, the Supporting Noteholders, acting together, will control the election of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare, both of whom are affiliated with ASOF).

Risks to Holders of Non-Tendered Old Notes

If we consummate the Exchange Offer, claims with respect to any Old Notes that remain outstanding will be effectively subordinated to claims with respect to the Third-Lien Notes and the related guarantees (as well as our and the Old Notes Guarantors' other secured indebtedness under the New Secured Term Debt and the New Revolving Credit Facility), and will remain outstanding and subject to our ability to repay them at maturity. In addition, in the event of a bankruptcy, liquidation or insolvency, there would be fewer assets remaining from which the claims of any Old Notes that remain outstanding could be satisfied.

        The unsecured nature of the claims of the non-tendered Old Notes following the completion of the Exchange Offer could materially and adversely affect the value of a holder's non-tendered or not accepted Old Notes and, in the event of our bankruptcy, liquidation or insolvency, the extent of such holder's recovery because Old Notes would only be repaid after all secured obligations are repaid with proceeds from collateral. Any Old Notes not tendered into the Exchange Offer will be our and the Old Notes Guarantors' unsecured indebtedness, which will rank equal in priority with all of our and the Old Notes Guarantors' other unsecured and unsubordinated obligations (including trade credit). Any Old Notes not tendered by holders or not accepted for exchange or otherwise left outstanding following the consummation of the Exchange Offer will be effectively subordinated to indebtedness under the Third-Lien Notes, the New Secured Term Debt and the New Revolving Credit Facility to the extent of the value of the collateral securing such obligations. In the event of our bankruptcy, liquidation or insolvency, the proceeds from any collateral sales will be applied first to satisfy our obligations under our New Revolving Credit Facility, the New Secured Term Debt, and the Third-Lien Notes, and there would be fewer assets remaining from which the claims of the Old Notes could be satisfied. The market prices for the non-tendered or not accepted Old Notes may also be negatively affected by this effective subordination.

        While the Old Notes Guarantors will continue to guarantee any Old Notes that are not tendered in the Exchange Offer, if the Proposed Amendments become operative, the provision of the Old Notes Indenture that requires our future restricted subsidiaries to guarantee the Old Notes will be eliminated, so the Old Notes will be structurally subordinated to the indebtedness of any such future restricted subsidiaries that do not guarantee the Old Notes.

        In addition, our ability to repay or refinance any Old Notes that remain outstanding after the Refinancing Transactions will be subject to our liquidity and, if necessary, our ability to access the capital markets. To the extent they are not previously repurchased or redeemed, each 1% of Old Notes that remains outstanding after consummation of this Exchange Offer will require $2.3 million of cash, plus accrued and unpaid interest thereon, to be paid by us on their maturity date, February 1, 2015. There can be no assurance that we will have sufficient liquidity to repay, or be able to refinance, any Old Notes not exchanged.

Upon consummation of the Exchange Offer, liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

        If the Exchange Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced substantially. A reduction in the amount of outstanding Old Notes would likely adversely affect the liquidity of the non- tendered Old Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for an Old Note that is not tendered may be adversely affected. A reduced float may also make the trading prices of Old Notes that are not exchanged more volatile.

If we consummate the Consent Solicitation and the Proposed Amendments become operative, holders of Old Notes will no longer benefit from the protections provided by substantially all of the existing restrictive covenants, certain events of default and other provisions.

        If the Proposed Amendments become operative, Old Notes that are not tendered and accepted pursuant to the Exchange Offer will remain outstanding immediately following the completion of the Exchange Offer and will be subject to the terms of the Old Notes Indenture as modified by the Second Supplemental Indenture. Among other things, as a result of the Proposed Amendments, substantially all of the affirmative and negative covenants contained in the Old Notes Indenture and the Old Notes will be eliminated or waived and certain events of default, the covenant restricting mergers and consolidations and certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes will be eliminated or modified. Following the adoption and implementation of the Proposed Amendments, holders of Old Notes not tendered or not accepted for exchange in the Exchange Offer will no longer be entitled to the benefits of such covenants, events of default and other provisions. Subject to the terms of our other indebtedness, the elimination of these protections will permit us and our subsidiaries to take certain actions previously prohibited that could increase our credit risks, as well as adversely affect the market price and credit rating of the remaining Old Notes. See "Proposed Amendments."

Existing rating agency ratings for the Old Notes may not be maintained.

        As a result of the Exchange Offer and the Consent Solicitation or otherwise, one or more rating agencies, including S&P or Moody's, may take action to downgrade or negatively comment upon their respective ratings on the Old Notes. Any downgrade or negative comment could adversely affect the market price of the Old Notes.

We may purchase Old Notes in the future at different prices.

        Subject to the limitations set forth in our debt agreements and our liquidity, we may from time to time repurchase any Old Notes that remain outstanding after completion of the Exchange Offer through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, at purchase prices that may be greater than the Exchange Consideration or the Total Consideration.

The IRS could assert that the Proposed Amendments will constitute a significant modification of the terms of such Old Notes and a non-tendering holder will be treated as having exchanged its "original" Old Notes for "modified" Old Notes, for U.S. federal income tax purposes, which may cause gain or loss to be recognized.

        In the case of the adoption of the Proposed Amendments to the Old Notes Indenture, although the issue is not free from doubt, we intend to take the position that the adoption of such Proposed Amendments will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a significant modification of the terms of such Old Notes, a non-tendering holder would be treated as having exchanged its "original" Old Notes, for "modified" Old Notes, for U.S. federal income tax purposes, in which case, unless the exchange is treated as a tax-free exchange, gain or loss may be recognized. For a discussion of certain U.S. federal income tax consequences of the Exchange Offer and of the adoption of the Proposed Amendments to the Old Notes Indenture, see "Material U.S. Federal Income Tax Considerations".

Risks Relating to the Third-Lien Notes

The Third-Lien Notes may trade at a discount to their principal amount or the trading value, redemption price or principal amount of the Old Notes.

        The Old Notes are currently trading at a discount to their principal amount. While the market, if any, for the Third-Lien Notes will depend upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects, the Third-Lien Notes may trade at a discount to their principal amount and any such discount may be significant. There can be no assurance that the Third-Lien Notes will trade at or above their principal amount, or at or above the current or future trading price of the Old Notes.

The issuance of Third-Lien Notes and guarantees and/or the grant of liens securing the Third-Lien Notes and guarantees could be wholly or partially voided as preferential transfer by a bankruptcy court.

        If we become the subject of a bankruptcy proceeding within 90 days after we consummate the Exchange Offer (or, with respect to any insiders specified in bankruptcy law who are holders of Third-Lien Notes, within one year after consummation of the Exchange Offer), and the court determines that we were insolvent at the time of the Exchange Offer (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the issuance of the Third-Lien Notes and guarantees and/or the grant of liens securing the Third-Lien Notes involved a preferential transfer. If the court determined that the Exchange Offer was therefore a preferential transfer which did not qualify for a defense under the bankruptcy laws, and avoided the Third-Lien Notes or the guarantees or the amounts owing under the Third-Lien Notes issued in exchange for the Old Notes or the liens securing the Third-Lien Notes and guarantees, then (i) the value of any consideration holders received with respect to such Third-Lien Notes or guarantees or collateral for such Third-Lien Notes or guarantees could be recovered from such holders and possibly from subsequent transferees and the liens securing the Third-Lien Notes and guarantees could be avoided, or (ii) holders might be returned to the same position they held as holders of such Old Notes.

Federal and state fraudulent transfer laws permit a court to void the Third-Lien Notes and guarantees and/or the liens securing the Third-Lien Notes and guarantees, and, if that occurs, you may not receive any payments on the Third-Lien Notes and you may lose the benefit of the liens securing the Third-Lien Notes and guarantees.

        The issuance of the Third-Lien Notes and the related guarantees and the grant of liens securing the Third-Lien Notes and guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, a court may void, subordinate or otherwise decline to enforce the Third-Lien Notes, the guarantees or the liens securing the Third-Lien Notes and the guarantees, if it found that when the Third-Lien Notes and the guarantees were issued or the liens securing the Third-Lien Notes and guarantees were granted, or in some states when payments became due under the Third-Lien Notes, we or the guarantors received less than reasonably equivalent value or fair consideration and either:

  •
  were insolvent or rendered insolvent by reason of such incurrence;

  •
  were left with inadequate capital to conduct its business; or

  •
  believed or reasonably should have believed that we or the guarantors would incur debts beyond our or the guarantors' ability to pay.

        The court might also void an issuance of Third-Lien Notes or a related guarantee by a guarantor, or the liens securing such Third-Lien Notes or such guarantee, without regard to the above factors, if the court found that we issued the Third-Lien Notes and granted the liens securing same, or the applicable guarantor made its guarantee and granted the liens securing same, with actual intent to hinder, delay or defraud its creditors.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Third-Lien Notes or its guarantee of the Third-Lien Notes or for the liens granted by us or such guarantor as security for the Third-Lien Notes or its guarantee, if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the Third-Lien Notes, particularly in the case where the Third-Lien Notes are being exchanged for Old Notes. If a court were to void the liens, you would no longer have any secured claim against us or the applicable guarantor. Sufficient funds to repay the Third-Lien Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot assure you, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If a bankruptcy petition were filed by or against us or the guarantors, holders of the Third-Lien Notes issued in exchange for the Old Notes may have their claims allowed in a lesser amount than the face amount of their claims under the indenture governing the Third-Lien Notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the consummation of the Exchange Offer with respect to the Old Notes and the issuance of the Third-Lien Notes in exchange therefor, the allowed claim of any holder of the Third-Lien Notes issued in exchange for the Old Notes for the principal amount of the Third-Lien Notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the Third-Lien Notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Bankruptcy courts have not developed a uniform method for determining the original issue price of new debt securities issued in an exchange offer. Rather, the facts and circumstances of the particular issuance appear to dictate how the original issue price of new debt securities is determined. Measures of the original issue price of new securities in an exchange offer have included the fair market value of the notes being exchanged (i.e., the Old Notes) at the time of the exchange and the selling price of the new debt securities (i.e., the Third-Lien Notes) on their first day of trading. Additionally, a bankruptcy court would likely consider the value of the Warrants being issued in the Exchange Offer in its determination of the original issue price of the Third-Lien Notes.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would likely constitute unmatured interest. Accordingly, holders of the Third-Lien Notes under these circumstances may have their claims allowed in a lesser amount than the face amount of their claims would be under the terms of the indenture governing the Third-Lien Notes, even if sufficient funds are available to pay such holders the unamortized portion of any original issue discount as of the bankruptcy filing.

In the event of a bankruptcy of us or any of the subsidiary guarantors, holders of the Third-Lien Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Third-Lien Notes exceed the fair market value of the collateral securing the Third-Lien Notes.

        In any bankruptcy case with respect to us or any of the subsidiary guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Third-Lien Notes on the date of the bankruptcy filing was less than the then current principal amount of the Third-Lien Notes. Upon a finding by the bankruptcy court that the Third-Lien Notes are under-collateralized, the claims in the bankruptcy case with respect to the Third-Lien Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Third-Lien Notes to receive postpetition interest, fees and expenses and a lack of entitlement on the part of the unsecured portion of the Third-Lien Notes to receive "adequate protection" under federal bankruptcy laws. In addition, if any payments of post-petition interest, fees and expenses had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Third-Lien Notes.

The value of the collateral securing the Third-Lien Notes may not be sufficient to secure post-petition interest, fees and expenses.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Third-Lien Notes will only be entitled to post-petition interest, fees and expenses under the United States Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their prebankruptcy claim. Holders of the Third-Lien Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees and expenses under the United States Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with the Exchange Offer and we therefore cannot assure you that the value of the holders' interest in the collateral equals or exceeds the principal amount of the Third-Lien Notes.

The Third-Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Third-Lien Notes.

        No appraisal of the value of the collateral has been made in connection with the Exchange Offer, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and, particularly after application to other indebtedness secured by a priority claim on such collateral, the net proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the Third-Lien Notes.

The IRS could assert that the exchange of Old Notes is a taxable transaction.

        Although we intend to take the position that the exchange of Old Notes for New Securities in the Exchange Offer will not be a taxable transaction (except with respect to amounts received in respect of accrued but unpaid interest and any cash received), the rules are unclear, and the IRS could assert that the exchange is a taxable transaction for federal income tax purposes. You should review the section entitled "Material U.S. Federal Income Tax Considerations", which describes the tax consequences if the exchange of Old Notes for New Securities in the Exchange Offer qualifies as a tax-free exchange or if it is instead taxable in full or in part. You should also consult your own tax advisor regarding the tax consequences of exchanging Old Notes for New Securities in the Exchange Offer.

The Third-Lien Notes will mature after or concurrently with all of our other indebtedness.

        The Third-Lien Notes and the New Second Lien Term Facility will mature on the same date in 2019. Our New Revolving Credit Facility, our New First Lien Term Facility, and any Old Notes that remain outstanding after the successful completion of the Exchange Offer will mature prior to the Third-Lien Notes and the New Second Lien Term Facility. Therefore, we will be required to repay a substantially majority of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the Third-Lien Notes. We may not be able to repay or refinance any of the debt that matures prior to the maturity date of the Third-Lien Notes, which could lead to insolvency proceedings or debt restructurings prior to that maturity date, which could negatively affect our ability to make all required principal and interest payments on the Third-Lien Notes. Furthermore, by virtue of the intercreditor agreement, the liens that secure our New Second Lien Term Facility will be higher in priority than those that secure the Third-Lien Notes.

        In order to address the earlier maturity of this debt, we expect that we will need to opportunistically repurchase this debt or refinance it through issuance of new debt, which may, subject to the covenants contained in the New Revolving Credit Facility, the New Secured Term Debt and the indenture governing the Third-Lien Notes, be secured by liens that are senior in priority to those that will secure the Third-Lien Notes.

The Third-Lien Notes and related guarantees will be secured by liens on the collateral that will be junior in priority to those that will secure our and the guarantors' obligations under the New Secured Term Debt and the New Revolving Credit Facility, and guarantees in respect of any of the foregoing.

        The Third-Lien Notes and related guarantees will be secured by liens on the collateral that will be junior in priority to those that will secure our and the guarantors' obligations under the New Secured Term Debt and the New Revolving Credit Facility and guarantees in respect of any of the foregoing (the "First Lien Obligations"). As a result, the Third-Lien Notes and related guarantees will be effectively junior to our and the guarantors' obligations under the New Secured Term Debt and the New Revolving Credit Facility and guarantees in respect of any of the foregoing.

        The holders of obligations secured by higher-priority security interests in the collateral will be entitled to receive proceeds from any realization of such collateral to repay their obligations in full before the holders of Third-Lien Notes will be entitled to any recovery from the collateral. In the event of a foreclosure, the proceeds from the sale of all of such collateral may not be sufficient to satisfy the amounts outstanding under the Third-Lien Notes and other obligations secured by liens on the collateral of equal priority to those securing the Third-Lien Notes, if any, after payment in full of all obligations secured by higher-priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the Third-Lien Notes, then holders of Third-Lien Notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured and unsubordinated claims with respect to any unsatisfied portion of the obligations secured by higher-priority liens and our other unsecured senior indebtedness.

        As of December 31, 2013, on a pro forma basis after giving effect to the Refinancing Transactions (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and the Cash Option is 50% subscribed), we would have had approximately $396.1 million of outstanding indebtedness (excluding outstanding letters of credit) that is effectively senior to the Third-Lien Notes and the related guarantees, with capacity to borrow up to an additional $14.9 million (including outstanding letters of credit) under our New Revolving Credit Facility, subject to satisfying borrowing base limitations based on the eligibility of our accounts receivable and requirements to maintain minimum levels of availability under our New Revolving Credit Facility and subject to the consent of the New Revolving Credit Facility lender to increase the amount of the New Revolving Credit Facility from $45 million to $65 million. See footnote (c) to "Unaudited Pro Forma Condensed Consolidated Financial Statements." Under the indenture governing the Third-Lien Notes, we could also incur additional indebtedness secured by liens on the collateral of equal priority to those securing the Third-Lien Notes so long as such indebtedness is permitted to be incurred by the covenants described under "Description of Third-Lien Notes."

The Third-Lien Notes will be structurally subordinated to all liabilities of our existing and future non-guarantor subsidiaries.

        The Third-Lien Notes are structurally subordinated to the indebtedness and other liabilities of our existing and future subsidiaries that are not guaranteeing the Third-Lien Notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Third-Lien Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the Third-Lien Notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor.

        As of December 31, 2013, after giving effect to the Refinancing Transactions, our non-guarantor subsidiaries did not have any material assets.

The provisions set forth in the intercreditor agreement will substantially limit the rights of the holders of the Third-Lien Notes with respect to the collateral securing the Third-Lien Notes.

        The rights of the holders of Third-Lien Notes with respect to the collateral securing Third-Lien Notes will be governed by, and substantially limited pursuant to the provisions of the intercreditor agreement. Under those provisions, at any time that obligations that have the benefit of higher-priority liens are outstanding, there will be significant limitations on any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by such higher-priority liens. The trustee, on behalf of the holders of Third-Lien Notes, will not have the ability to control or direct such actions, even if the rights of the holders of Third-Lien Notes are adversely affected. Additional releases of collateral from the liens securing the Third-Lien Notes and related guarantees are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See "Description of Third-Lien Notes."

Holders of Third-Lien Notes will not control decisions regarding the collateral.

        Pursuant to the intercreditor agreement, the collateral agent for the holders of the First Lien Obligations will control substantially all matters related to the collateral. The holders of the First Lien Obligations (or upon the discharge of the First Lien Obligations, the Second Lien Obligations) may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the collateral with which holders of the Third-Lien Notes may disagree or that may be contrary to the interests of holders of the Third-Lien Notes. To the extent collateral is released from securing the First Lien Obligations and the Second Lien Obligations upon the discharge in full of the First Lien Obligations and the Second Lien Obligations, the liens securing the Third-Lien Notes will also automatically be released (other than in the case of the discharge of all First Lien Obligations and Second Lien Obligations during the continuation of an event of default with respect to the Third-Lien Notes, except to the extent such collateral was disposed of in order to repay the First Lien Obligations and the Second Lien Obligations). In addition, the intercreditor agreement provides that, so long as the First Lien Obligations and the Second Lien Obligations are in effect, the holders of those obligations may in certain circumstances change, waive, modify or vary the First Lien Documents and the Second Lien Documents without the consent of the holders of the Third-Lien Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Third-Lien Notes in a manner materially different from the effect on the other secured creditors. See "Description of Third-Lien Notes—Security for Third-Lien Notes."

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the Third-Lien Notes.

        Any default under the agreements governing our indebtedness, including a default under the New Secured Term Debt or our New Revolving Credit Facility or any other future indebtedness, that is not waived by the required lenders and the remedies sought by the holders of such indebtedness could make it difficult for us to pay principal, premium, if any, and interest on the Third-Lien Notes and could substantially decrease the market value of the Third-Lien Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness, we would be in default thereunder. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the Lenders under such indebtedness could initiate proceedings against our assets, the lenders under our New Revolving Credit Facility or any other revolving lines of credit could elect to terminate their commitments and cease making further loans, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy, insolvency or liquidation.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Third-Lien Notes and guarantees.

        The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Third-Lien Notes and the related guarantees.

        In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, or the "TIA," if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture governing the Third-Lien Notes would result therefrom and such transaction would not violate the TIA, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See "Description of Third-Lien Notes."

There are circumstances other than repayment or discharge of the Third-Lien Notes under which the collateral securing the Third-Lien Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

        Under various circumstances, collateral securing the Third-Lien Notes will be released automatically, including:

  •
  if the liens are released by the holders of the First Priority Lien Obligations;

  •
  a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture governing the Third-Lien Notes;

  •
  with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

  •
  with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture governing the Third-Lien Notes.

        Furthermore, the intercreditor arrangement applicable to the Third-Lien Notes, the related guarantees and the liens securing them will generally impose significant limitations on the ability of holders of the Third-Lien Notes or the collateral agent to take enforcement actions with respect to such liens until all obligations secured by senior-ranking liens are discharged. Therefore, until such time, the various agents and holders of senior lien obligations could take actions with respect to the collateral to which holders of Third-Lien Notes might not give their consent.

        In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture governing the Third-Lien Notes.

        The indenture governing the Third-Lien Notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the Third-Lien Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the Third-Lien Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Third-Lien Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Third-Lien Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Third-Lien Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the Third-Lien Notes. See "Description of Third-Lien Notes—Security for the Third-Lien Notes."

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the Third-Lien Notes and guarantees. There are certain other categories of property that are also excluded from the collateral.

        The indenture governing the Third-Lien Notes permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations. Any assets subject to these liens will be automatically excluded from the collateral securing the Third-Lien Notes and guarantees. Our ability to incur additional secured indebtedness is subject to the limitations as described in "Description of Third-Lien Notes." In addition, certain categories of assets are excluded from the collateral securing the Third-Lien Notes and the guarantees. Excluded assets include the assets of our non-guarantor subsidiaries, assets of non-U.S. subsidiaries, certain properties that do not secure our other indebtedness, leaseholds and motor vehicles, and the proceeds from any of the foregoing. See "Description of Third-Lien Notes—Collateral." If an event of default occurs and the Third-Lien Notes are accelerated, the Third-Lien Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

        As of December 31, 2013, after giving effect to the Refinancing Transactions, our non-guarantor subsidiaries did not have any material assets.

It may be difficult to realize the value of the collateral securing the Third-Lien Notes.

        The collateral securing the Third-Lien Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the Third-Lien Notes and any other creditors that have the benefit of first-liens on the collateral securing the Third-Lien Notes from time to time, whether on or after the date the Third-Lien Notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Third-Lien Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

        In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the Third-Lien Notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

        Certain collateral, and after-acquired property, including real property, was and will be secured after the issue date of the Third-Lien Notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding, any mortgage or security interest in certain collateral delivered after the issue date of the Third-Lien Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Third-Lien Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

The collateral is subject to casualty risks.

        We intend to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Third-Lien Notes and the guarantees.

The collateral may be diluted under certain circumstances.

        The indenture governing the Third-Lien Notes permits us to issue additional secured indebtedness, including indebtedness on a senior basis to, or secured equally and ratably by the same assets pledged for the benefit of the holders of the Third-Lien Notes. This would reduce amounts payable to holders of the Third-Lien Notes from the proceeds of any sale of the collateral. The amounts of such secured indebtedness may be significant.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Third-Lien Notes may not be perfected with respect to the claims of the Third-Lien Notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the Third-Lien Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect the noteholders' security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the Third-Lien Notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the

Third-Lien Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Third-Lien Notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the Third-Lien Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

        Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a bankruptcy court, it is impossible to predict:

  •
  how long payments under the Third-Lien Notes could be delayed following commencement of a bankruptcy case;

  •
  whether or when the collateral agent could repossess or dispose of the collateral;

  •
  the value of the collateral at the time of the bankruptcy petition; or

  •
  whether or to what extent holders of the Third-Lien Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the Third-Lien Notes would hold a secured claim to the extent of the value of such collateral to which the holders of the Third-Lien Notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Finally, in the intercreditor agreement, the holders of the Third-Lien Notes will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See "Description of Other Indebtedness—New Secured Term Debt," "Description of Third-Lien Notes—Intercreditor Agreement."
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Third-Lien Notes or any of our other indebtedness.

        Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding Third-Lien Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Third-Lien Notes. The occurrence of a change of control would also constitute an event of default under our New Revolving Credit Facility and our New Secured Term Debt and could constitute an event of default under our other indebtedness. Our lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our New Revolving Credit Facility and our New Secured Term Debt, but we may not be able to do so. Additionally, an inability to obtain such waivers or funds will decrease the likelihood of any such change of control or other acquisition or merger that would be in the best interest of the holders of the New Securities.

Holders of the Third-Lien Notes may not be able to determine when a change of control giving rise to their right to have the Third-Lien Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indenture governing the Third-Lien Notes will include a phrase relating to the sale, lease or transfer of "all or substantially all" of our assets and the assets of our subsidiaries taken as a whole. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Third-Lien Notes to require us to repurchase its Third-Lien Notes as a result of a sale of less than all our assets to another person may be uncertain.

A limited number of holders will own a majority of the Third-Lien Notes upon the closing of this Exchange Offer.

        After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders in the aggregate will hold 71.1% of the Third-Lien Notes, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

  •
  the participation level in the Exchange Offer is less than 100%;

  •
  the Cash Option is elected; or

  •
  any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

        As a result of their significant ownership percentage of Third-Lien Notes, subject to certain limitations imposed by the Trust Indenture Act of 1939, as amended, the Supporting Noteholders, acting together, will initially possess voting control over the Third-Lien Notes, including the ability to agree with the Company to amend the indenture governing the Third-Lien Notes.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the Third-Lien Notes.

        Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the Third-Lien Notes. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the Third-Lien Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Our government contracts accounts receivables constitute a significant portion of the value of the collateral. In an event of default, it may be difficult to realize the value of our government contracts pledged to secure the Third-Lien Notes.

        We are primarily a U.S. government contractor, and, as such, our U.S. government contracts accounts receivable represent a significant portion of the value of our assets upon which we will grant a security interest to our lenders under our New Revolving Credit Facility and to the collateral agent to secure the Third-Lien Notes. The collateral agent's ability to foreclose on the government contracts accounts receivable on behalf of the holders of the Third-Lien Notes may be subject to perfection, contractual restrictions set out in the intercreditor agreement, and the consent of third parties including, without limitation, the consent of applicable agencies, bureaus and departments of the United States government. The collateral agent will not be able to exercise direct enforcement rights against the applicable U.S. government agencies with respect to the government contracts accounts receivable without following the requirements of the Assignment of Claims Act. The Assignment of Claims Act requires prior notification and approval of applicable U.S. government agencies, bureaus and departments before secured creditors may realize on their debtors' accounts receivables from the U.S. government and before the secured creditors may enforce those U.S. government contracts accounts receivables against the contracting agency, bureau or department of the U.S. government. There can be no assurance that the collateral agent will follow such procedures, notify the applicable agencies, bureaus and departments of the U.S. government and obtain the requisite consent to the assignment of our U.S. government contracts receivables. Accordingly, you cannot be assured that foreclosure on our assets will generate sufficient value to repay the Third-Lien Notes in full.

There is no established trading market for the Third-Lien Notes.

        The Third-Lien Notes will be new securities for which there is no trading market. Prior to this offering, there was no public market for the Third-Lien Notes, and we cannot assure you that an active trading market will develop for the Third-Lien Notes. We do not intend to apply for listing of the Third-Lien Notes on any securities exchange. If no active trading market develops, you may not be able to resell your Third-Lien Notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the Third-Lien Notes as collateral for loans.

        Future trading prices of the Third-Lien Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Third-Lien Notes. There can be no assurances that the market for the Third-Lien Notes, if any, will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Third-Lien Notes.

Risks Relating to Warrants and our Common Stock

An investment in the Warrants is highly speculative. The value of the Warrants and the underlying common stock may be adversely affected by a number of factors, including certain rights held by the ESOP Trust obliging you to transfer the Warrants in the event of certain transactions involving the ESOP Trust, and we cannot assure you as to when or if the Warrants will have any significant value.

        An investment in the Warrants is highly speculative, and we cannot assure you as to when or if the Warrants will have any significant value. The value of the Warrants and the underlying common stock may be adversely affected by a number of factors. The value of the Warrants is based in part on the value of the underlying common stock. If we fail to comply with the covenants in our indebtedness, resulting in an event of default thereunder, such debt could be accelerated, which could have a material adverse effect on the value of our common stock and the Warrants. In addition, under the terms of the Warrant Agreement and the Shareholders Agreement you may be required to sell your Warrants and any common stock you received upon exercise of Warrants in the event the ESOP Trust sells all of its

Alion common stock to an unrelated third party. To the extent that the exercise price of your Warrants is less than the value received per share of our common stock in that transaction, your warrant would have no exercise value.

There is no established trading market for the Warrants or the underlying common stock.

        There is no trading market for the Warrants or the underlying common stock and we cannot assure you that an active trading market will develop for the Warrants or the underlying common stock after the Exchange Offer. The inability to trade the Warrants and the underlying common stock freely may adversely affect their value. We do not intend to apply for listing of the Warrants or the underlying common stock on any securities exchange. If no active trading market develops, you may not be able to resell your Warrants or the underlying common stock at their fair market value or at all. Consequently, your lenders may be reluctant to accept the Warrants and the underlying common stock as collateral for loans.

The value of our common stock is not based on trading activity in a well-established market. We could conclude a transaction at a stock price that differs from the value of a share of our common stock as most recently determined by the ESOP Trustee.

        The ESOP Trust is the only holder of our common stock as of the date of this prospectus and there is currently no trading market for our common stock. As of each March 31 and September 30, the ESOP Trustee is required to obtain a valuation report from an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in our common stock. To assist the ESOP Trustee in determining the fair market value of our common stock, the ESOP Trustee considers such valuation report, its knowledge of our business and the status of the market in which we operate our business. The independent third party valuation firm uses various valuation methodologies in assisting the ESOP Trustee to determine the fair market value of a share of our common stock. It is possible that we could conclude a transaction with a third party, such as an investment in our equity, a merger, a sale of substantially all of our assets, or a change of control transaction, at a stock price that differs from the value ascribed to a share of our common stock as of its most then-recent prior valuation.

        In addition, under the terms of the Warrant Agreement and the Stockholders' Agreement you may be required to sell your Warrants and any common stock you received upon exercise of Warrants in the event the ESOP Trust sells all of its Alion common stock to an unrelated third party.

        If we were to engage in such a transaction, the price per share for our common stock in that transaction could be less than the most recent price per share for transactions with the ESOP Trust. There can be no assurance that, with respect to future valuations, the valuation firm, or any other financial adviser that the ESOP Trustee might choose, would utilize the same processes or methodologies in future valuations of our common stock or that such advisor(s) would reach conclusions similar to those contained in the most recent valuation report.

Future issuances of shares of our common stock may depress the per share valuation of our common stock and the Warrants.

        Any issuance of equity securities after this Exchange Offer, including any issuance of shares of our common stock upon conversion of the Warrants or our existing warrants or to the ESOP for employer 401(k) matching and profit sharing contributions, could dilute the interests of our existing stockholders, including stockholders who have received shares of our common stock upon exercise of their Warrants, and could substantially decrease the per share valuation of our common stock. Sales of our common stock or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the per share valuation of our common stock to decline. To the extent our common stock valuation price declines further, dilution would be greater, and we will be required to issue more shares to satisfy our obligations to the ESOP. Our common stock valuation price has declined over the past five valuations and recently declined from $16.25 per share as of March 31, 2013 to $8.10 per share as of September 30, 2013.

A limited number of holders will own a majority of the Warrants upon the closing of this Exchange Offer.

        After giving pro forma effect to the consummation of the Refinancing Transactions, including this Exchange Offer, the Supporting Noteholders will hold 71.1% of the Warrants, assuming the Exchange Offer is 100% subscribed and holders of the Old Notes do not elect the Cash Option. This percentage will increase to the extent that:

  •
  the participation level in the Exchange Offer is less than 100%;

  •
  the Cash Option is elected; or

  •
  any of the Supporting Noteholders purchase additional Old Notes prior to the Expiration Date and exchange these additional Old Notes in the Exchange Offer as required by the Support Agreement.

        As a result of their significant ownership percentage, the Supporting Noteholders, acting together, will initially possess voting control over the Warrants under the Warrant Agreement and the Series A Preferred Stock, including the ability to agree with us to amend or waive the restrictions on us set forth therein. Additionally, by virtue of their holdings and the terms of the Warrants and the Series A Preferred Stock, the Supporting Noteholders, acting together, will control the identity of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare) appointed by the holder of the Series A Preferred Stock and will be able to direct the warrant trustee with respect to decisions under the Series A Preferred Stock.

The U.S. federal income tax consequences of the ownership and exercise of the Warrants is unclear.

        The taxation of the Warrants is unclear and a holder may be taxed as if it owned our common stock underlying the Warrants, particularly with respect to the Penny Warrants. If a holder is not taxed as if it owned our common stock, the taxation of distributions on the Warrants is not clear, and it is possible a distribution would not be eligible for the dividends received deduction or be considered a qualified dividend, eligible for favorable tax treatment. It is also not certain how the cashless exercise of Warrants will be taxed. You should review the section entitled "Material U.S. Federal Income Tax Considerations." You should also consult your own tax advisor regarding the taxation of these items and other issues related to the exercise of the Warrants.

If we file for bankruptcy, the Warrants may be treated as executory contracts subject to rejection.

        In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

The Stockholders' Agreement will designate the United States District Court located in New Castle County, Delaware, or any court of the State of Delaware, as the exclusive jurisdiction for certain litigation brought against us or the ESOP Trust, which may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or the ESOP Trust arising out of or relating to the Stockholders' Agreement, which may discourage such lawsuits against us and the ESOP Trust.

        The Stockholders' Agreement will provide that the United States District Court located in New Castle County, Delaware or any court of the State of Delaware is the exclusive jurisdiction for any judicial proceeding brought against us or the ESOP Trust on any dispute arising out of, or matter related to, the Stockholders' Agreement. By exercising Warrants and becoming a stockholder of our company, stockholders will be deemed to have irrevocably waived, to the fullest extent permitted by law, any objection to venue in such court and any claim that any proceeding brought in such a court has been brought in an inconvenient forum. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or the ESOP Trust, which may discourage such lawsuits against us and the ESOP Trust. Alternatively, if a court were to find the choice of forum provision contained in the Stockholders' Agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Risks Relating to the Unit Offering

Investors participating in the Unit Offering will be subject to risks as holders of the Third-Lien Notes and, upon exercise of their Warrants, such investors will be subject to risks as holders of our common stock.

        If you purchase the Units offered in the Unit Offering, you will be subject to the risks relating to the Third-Lien Notes and the Warrants that are described above. Additionally, if you exercise the Warrants issued as part of such Units, you will be subject to risks relating to the common stock.

We may terminate the Unit Offering or we may fail to satisfy the conditions to the Unit Offering, and in such cases neither we nor the Information and Exchange Agent will have any obligation to you except to return your payments of the Unit Price.

        If no holders of Old Notes tender in the Cash Option, there will be no Units sold in the Unit Offering. In addition, we will not consummate the Unit Offering if the Exchange Offer is terminated. See "The Unit Offering—Conditions to the Unit Offering" for information about other conditions to the consummation of the Unit Offering. If we do not consummate the Unit Offering, or if the conditions to the Unit Offering are not satisfied or waived, neither we nor the Information and Exchange Agent will have any obligation to you except to return any payment of the Unit Price received by us, without interest or deduction, promptly after termination of the Unit Offering.

If less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option, the amount of Units you will be able to purchase will be reduced.

        We will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option. The maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option, and as a result, your purchase of Units is subject to pro rata reduction, and you will be entitled to a refund of all or a portion of the Unit Price you paid. If no holders elect the Cash Option in the Exchange Offer, you will receive a full refund of your Unit Price, and will not be entitled to purchase any Units.

If you do not act promptly and follow the instructions, your purchase of Units will be rejected.

        If you desire to purchase Units in the Unit Offering, you must act promptly to validly tender all of your Old Notes pursuant to the New Securities Option in the Exchange Offer at or prior to the Early Tender Date, ensure that the Information and Exchange Agent actually receives all required forms and we actually receive the required payments before the Early Tender Date, unless we extend the Unit Offering. If your Old Notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and you wish to participate in the Unit Offering, you should contact that registered holder promptly and instruct him, her or it to elect to participate in the Unit Offering on your behalf. If you fail to complete and sign the required forms or submit proper payment or otherwise fail to follow the procedures for a purchase of Units, your purchase of Units will be rejected. You bear the risk of delivery of all documents and payments, and neither we nor the Information and Exchange Agent has any responsibility for such deliveries.

The U.S. federal income tax consequences of the Unit Offering is unclear.

        The U.S. federal income tax treatment of the Unit Offering is subject to substantial uncertainty and there are several alternative characterizations that could apply. While we intend to take the position that the right to participate, or, alternatively, participation, in the Unit Offering is not taxable to the holders of Old Notes and that the purchase of Units pursuant to the Unit Offering is a separate purchase of a Unit for the Unit Price, it is possible that the right to participate, or, alternatively, participation, in the Unit Offering could be taxable to a holder of Old Notes. You should review the section entitled "Material U.S. Federal Income Tax Considerations." You should also consult your own tax advisor regarding the taxation of these items and other issues related to the Unit Offering.

Risks Relating to our Indebtedness and Capital Structure

We have incurred a significant amount of debt; our debt load may limit our financial and operational flexibility which could prevent us from fulfilling our obligations under the Old Notes, the Third-Lien Notes and our other obligations.

        We have managed significant amounts of debt since December 2002. However, we continue to face challenges in functioning as a highly leveraged company. We borrowed money to acquire the IITRI assets in 2002. We refinanced that debt in 2004. We incurred substantial additional debt partly to fund acquisitions in 2005 and 2006. In 2007, we refinanced and restructured some of our debt by issuing $250 million in Old Notes. In fiscal 2010, we refinanced outstanding senior bank debt and subordinated debt by issuing $310.0 million in Existing Secured Notes. Until and unless we consummate the Refinancing Transactions, Existing Secured Note principal will continue to increase over time through November 2014 as we issue notes for paid-in-kind (PIK) interest. Our history of continuing losses, our financial position, and the substantial liquidity needs we face raise substantial doubt about our ability to continue as a going concern.

        As of December 31, 2013, on a pro forma basis after giving effect to the Refinancing Transactions (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and the Cash Option is 50% subscribed), the principal amount of our total indebtedness would have been $631.1 million, consisting of $46.1 million (excluding outstanding letters of credit) outstanding under the New Revolving Credit Facility (with the capacity to borrow up to an additional $14.9 million, including outstanding letters of credit, subject to satisfying borrowing base limitations based on the eligibility of our accounts receivable and requirements to maintain minimum levels of availability under our New Revolving Credit Facility and subject to the consent of the New Revolving Credit Facility lender to increase the amount of the New Revolving Credit Facility from $45 million to $65 million), $350 million aggregate principal amount of New Secured Term Debt, $223.25 million aggregate principal amount of Third-Lien Notes and $11.75 million aggregate principal amount of Old Notes. See footnote (c) to "Unaudited Pro Forma Condensed Consolidated Financial Statements." Additionally, a portion of the interest payments required under the New Second Lien Term Loan Facility and the Third-Lien Notes will be paid in-kind through the issuance of additional indebtedness. In addition, our ability to repay or refinance any Old Notes that remain outstanding after the Refinancing Transactions will be subject to our liquidity and, if necessary, our ability to access the capital markets. To the extent they are not previously repurchased or redeemed, each 1% of Old Notes that remains outstanding after consummation of this Exchange Offer will require $2.35 million of cash, plus accrued and unpaid interest thereon, to be paid by us on their maturity date, February 1, 2015. There can be no assurance that we will have sufficient liquidity to repay, or be able to refinance, any Old Notes not exchanged.

        Our substantial debt has and could continue to:

  •
  make it more difficult for us to satisfy our debt-related obligations; any failure to comply with any of our debt instrument obligations, including restrictive and financial covenants, could result in an event of default under our debt agreements; which, if not cured, could permit the holders of that indebtedness to accelerate our indebtedness;

  •
  make it more difficult for us to satisfy our repurchase obligations to ESOP participants;

  •
  increase our vulnerability to general adverse economic and industry conditions and make it more difficult for us to react to changing conditions;

  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, other business opportunities, new technologies or other general corporate requirements;

  •
  require a substantial portion of our operating cash flow to pay interest on our debt and thus reduce our ability to use our cash flow for future business needs;

  •
  limit our ability to execute on our business plans;

  •
  limit our flexibility to plan for, or react to changes in our business and the government contracting industry; and

  •
  place us at a competitive disadvantage compared to less leveraged companies.

There is substantial doubt about our ability to continue as a going concern absent consummation of the Refinancing Transactions.

        Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, we will be unable to pay the principal and accumulated unpaid interest on the Existing Secured Notes and Old Notes when those instruments mature in November 2014 and February 2015, respectively. Our liabilities exceed our assets and we do not have sufficient cash flow from operating activities to repay the Old Notes and Existing Unsecured Notes at maturity. Our history of continuing losses, our financial position, and the substantial liquidity needs we face, could make refinancing our debt more difficult and expensive and raises substantial doubt about our ability to continue as a going concern. The independent registered public accounting firm that audited our financial statements for the year ended September 30, 2013 included an explanatory paragraph in its audit report regarding our ability to continue as a going concern. Management is actively engaged in the process of refinancing our existing indebtedness through the Exchange Offer and Consent Solicitation and the other Refinancing Transactions. We have entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions involving our outstanding indebtedness. However, management can provide no assurance that we will be able to conclude the Refinancing Transactions. Default under the Old Note Indenture or the Existing Secured Note Indenture could allow our debt holders to declare all amounts outstanding under the Amended and Restated Revolving Credit Facility, the Old Notes and the Existing Unsecured Notes to be immediately due and payable. Any event of default could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights, including proceeding against substantially all of our assets that secure the Amended and Restated Revolving Credit Facility and the Existing Secured Notes, and possibly cause us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

We may not be able to obtain financing in the future, and the terms of any future financings may limit our ability to manage our business. Difficulties in obtaining financing on favorable terms would have a negative effect on our ability to execute our business strategy.

        We will need to seek additional capital in the future to refinance or replace existing long-term debt. We may also need to seek additional capital in the future to meet current or future business plans, meet working capital needs or for other reasons. Based on the significant amount of our existing indebtedness and current market conditions, the availability of financing is, and may continue to be, limited. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. If we fail to consummate the Refinancing Transactions, the Amended and Restated Revolving Credit Facility, Existing Secured Notes and the Old Notes will mature in August 2014, November 2014 and February 2015, respectively; this could further limit our ability to obtain additional financing on acceptable terms, if at all. As discussed above, our liabilities exceed our assets and we do not have sufficient cash flow from operating activities to repay the Existing Secured Notes and Old Notes at maturity. This could make refinancing our debt more difficult and expensive and raises substantial doubt as to our ability to continue as a going concern.

        Moody's lowered our corporate family credit rating from Caa1 to Caa2 in September 2012 and Standard & Poor's lowered our corporate credit rating to CC from CCC+ in March 2014. This downgrade or further downgrades could increase our cost of capital, or limit any attempt to obtain additional financing in the future. An increase in our cost of capital would adversely affect our results of operations and our financial position.

        Additionally, even if we consummate the Refinancing Transactions, we will need to refinance the New Revolving Credit Facility, the New Secured Term Debt and the Third-Lien Notes at or prior to their applicable maturity dates. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

If we breach our covenants, including the financial covenants contained therein, we could have to amend the covenants in the New Revolving Credit Facility, the New Secured Term Debt and the Third-Lien Notes which could materially affect our ability to finance our future operations, meet our capital needs or satisfy obligations to repurchase our common stock.

        Following the Refinancing Transactions, the New Revolving Credit Facility, the New Secured Term Debt the indenture governing the Third-Lien Notes, which we refer together as the "New Debt Agreements," will include a number of covenants, including financial covenants that are tested on a periodic basis. The New Debt Agreements are expected to require us, and future debt agreements may require us, to maintain specified financial levels. Future debt agreements may also impose other minimum financial performance requirements including fixed charge coverage and net worth tests. Events beyond our control can affect our ability to meet these financial performance requirements; we cannot guarantee that we will meet these tests. We have been required to seek waivers of covenants under our debt agreements in the past. For example, the Old Revolving Credit Facility and the Amended and Restated Revolving Credit Facility financial statement covenant require an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In anticipation of a potential covenant breach resulting from an audit report containing a "going concern" explanatory note, in December 2013 we and the lenders under the Old Revolving Credit Facility agreed to waive this covenant. We paid no fee for this initial waiver. On February 21, 2014, our Old Revolving Credit Facility lenders agreed to extend the effective period for this waiver through and including March 31, 2014, and we paid a $175,000 fee to extend the waiver. Pursuant to the terms of the waiver, we paid the Old Revolving Credit Facility lenders an additional $175,000 fee since the Old Revolving Credit Facility was not refinanced by March 23, 2014. Effective March 31, 2014, the Old Revolving Credit Facility lenders agreed to further extend the effective period for this waiver through and including April 30, 2014, and we paid a $350,000 fee to extend the waiver. Under the Amended and Restated Revolving Credit Facility, the new lender excepted the "going concern" explanatory note in the December 2013 audit opinion from the Amended and Restated Revolving Credit Facility covenant concerning delivery of audit opinions to the new lender.

        If we are to default under any of covenants, we could pursue an amendment or waiver with our existing lenders, but there can be no assurance that lenders would grant an amendment or waiver. Any such amendment or waiver might be on terms, including additional fees, increased interest rates and other more stringent terms and conditions materially disadvantageous to us. If we were unable to meet these covenants in the future and unable to obtain future covenant relief or an appropriate waiver, we could be in default under the New Revolving Credit Facility, New Secured Term Debt or the Third-Lien Notes, if applicable. This could cause all amounts borrowed under them and all underlying letters of credit to become immediately due and payable, expose our assets to seizure, cause a potential cross-default under our other indebtedness and possibly require us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code. We will pledge substantially all of our assets to secure the New Secured Debt. If the New Secured Debt lenders or holders, as applicable, were to declare the New Secured Debt balances due, they could proceed against those assets. Any event of default could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights.

        ASOF, one of the Supporting Noteholders, will initially be the sole lender under the New Second Lien Term Loan Facility. This may make it more difficult for us to obtain waivers or amendments thereunder. Additionally, we may find it more difficult to obtain waivers or amendments to covenants in the indenture governing the Third-Lien Notes than our New Revolving Credit Facility and New Secured Term Debt, if applicable, because the process to obtain such a waiver or amendment is complicated and would in most cases involve the consent of a majority of our note holders.

The New Debt Agreements will restrict our operations.

        The New Debt Agreements are expected to contain, and our future debt agreements may contain, covenants that may restrict our ability to engage in activities that may be in our long-term best interest, including financing future operations or capital needs or engaging in other business activities. The New Debt Agreements are expected to restrict, among other things, our ability and the ability of our subsidiaries to:

  •
  incur additional debt other than permitted additional debt;

  •
  pay dividends or distributions on our capital stock;

  •
  purchase, redeem or retire capital stock or warrants to purchase capital stock other than to satisfy ESOP repurchase obligations;

  •
  prepay or repurchase certain debt, including the Third-Lien Notes;

  •
  pay certain amounts required under our equity-based and incentive compensation plans;

  •
  spend amounts on capital assets;

  •
  make acquisitions and investments other than permitted acquisitions and permitted investments;

  •
  issue or sell preferred stock of subsidiaries;

  •
  create liens on our assets;

  •
  enter into certain transactions with affiliates;

  •
  merge or consolidate with another company; or

  •
  transfer or sell assets outside the ordinary course of business.

        If we are able to complete the Refinancing Transactions, we believe that the terms of the new indebtedness would include negative, affirmative and financial covenants more restrictive than those contained in the indentures governing our Old Notes, the Existing Secured Notes and the Amended and Restated Revolving Credit Facility.

        From time to time we may require consents or waivers from our lenders or holders, as applicable, to permit actions prohibited by the New Debt Agreements. If, in the future, lenders or holders, as applicable, refuse to waive restrictive covenants and/or financial levels under the New Debt Agreements, we could be in default thereunder. We could be prohibited from undertaking actions necessary or desirable to maintain or expand our business. There is no guarantee we will be able to obtain additional consents or waivers from our lenders or holders of Third-Lien Notes, as applicable.

The restrictions set forth in our Series A Preferred Stock will restrict our operations.

        If we are able to complete the Refinancing Transactions, our new Series A Preferred Stock will contain a number of restrictions on our ability to engage in activities absent the consent of the Warrant Agent, including financing future operations or capital needs or engaging in other business activities. The Warrant Agent will vote the Series A Preferred Stock at the direction of the holders of the Warrants.

        If, in the future, the holders of our Warrants refuse to waive restrictions thereunder, or require payment of consideration in order for us to obtain such waivers, we would be prohibited from undertaking certain actions necessary or desirable to maintain or expand our business. There is no guarantee we will be able to obtain additional consents or waivers from holders of our Warrants. See "Description of Series A Preferred Stock."

        As a result of their significant ownership percentage, the Supporting Noteholders, acting together, will initially possess voting control over the Warrants under the Warrant Agreement, including the ability to provide consent to certain actions. Additionally, by virtue of their holdings and the terms of the Warrants and the Series A Preferred Stock, the Supporting Noteholders, acting together, will control the identity of the two board members (initially expected to be Lawrence A. First and Daniel H. Clare) appointed by the holder of the Series A Preferred Stock and will be able to direct the Warrant Agent with respect to decisions under the Series A Preferred Stock. Furthermore, the interests of the Supporting Noteholders may diverge from those of other holders of the New Securities. See "—Risks Relating to Warrants and our Common Stock—A limited number of holders will own a majority of the Warrants upon the closing of this Exchange Offer."

Despite our current debt levels, we and our subsidiaries may still be able to incur more debt. This could further increase risks associated with our substantial leverage.

        Following the Refinancing Transactions, we have the ability to incur additional debt, subject to limitations imposed by covenants in our New Debt Agreements and the Series A Preferred Stock. The New Debt Agreements and the Series A Preferred Stock will not completely prohibit us from incurring additional debt. The more we borrow, the more we, and in turn our security holders, become exposed to the risks described above. We have incurred a significant amount of debt and our debt load may limit our financial and operational flexibility which could prevent us from fulfilling our obligations under our debt agreements. See "Description of Other Indebtedness" and "Description of the Third-Lien Notes—Certain Covenants Limitation on Indebtedness," Note 11—"Long-Term Debt" in the Notes to the Audited Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Discussion of Debt Structure" for additional information.

Risks Relating to our Business and Operations

As a highly-leveraged company, we expect to experience net losses in at least our next four years of operation.

        We have had a net loss every year since our inception in late 2002. We expect to incur a net loss in at least our next four years of operation, fiscal 2014 through fiscal 2017. Interest expense on existing debt and future deferred income tax expense are among the most significant factors contributing to our estimated future net losses. The size of future losses and achieving profitability depend on achieving significant revenue growth and controlling expenses. We may not become profitable if revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations. Even if we become profitable, we may not be able to sustain our profitability.

As a highly leveraged company, our ability to meet our financial and other future obligations depends on our future operating results and our ability to refinance our indebtedness. Absent the completion of the Refinancing Transactions, we do not believe we will be able to meet our obligations to re-pay our outstanding Old Notes and Existing Secured Notes when they come due.

        Our ability to pay our debt, to comply with financial covenants, and to fund working capital and planned capital expenditures depends on our ability to generate cash flow currently and in the future. We cannot be certain our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. Risk factors include:

  •
  when and how much of our contract backlog our customers fund;

  •
  how long our customers take to pay us;

  •
  when and whether we win new contracts and how we perform on our contracts;

  •
  whether we can increase our annual revenue and/or operating income;

  •
  how much in payroll deferrals and rollovers our employees spend to purchase our common stock;

  •
  how much we have to spend to repurchase our stock from current and former employees;

  •
  current economic conditions and conditions in the defense contracting industry;

  •
  U.S. government spending levels, both generally and by our particular customers;

  •
  failure by Congress to timely approve budgets for federal departments and agencies we support;

  •
  operating difficulties, operating costs or pricing pressures;

  •
  new legislation or regulatory developments that adversely affect us; and

  •
  any delays in implementing strategic projects.

        These factors will also affect our ability to meet future ESOP re-purchase obligations and to pay interest and principal on our outstanding indebtedness when due, including at the respective maturity dates thereof. We must re-pay on August 1, 2014 any outstanding balance on the Amended and Restated Revolving Credit Facility. If the Refinancing Transactions are not completed, we will be required to pay all outstanding principal and accrued interest on the Existing Secured Notes on November 1, 2014. Three months later, on February 1, 2015, we are required to pay all outstanding principal and accrued interest on the Old Notes. Even if the Refinancing Transactions are completed, we will be required to pay interest and principal on our then outstanding indebtedness when due, including at their respective maturity dates. That will include certain indebtedness that will mature prior to the Third-Lien Notes, including any Old Notes that are not previously purchased or refinanced and all indebtedness under our New Revolving Credit Facility and our New Secured Term Debt.

        To the extent that federal government spending is delayed or curtailed by government actions, including the sequestration that began on March 1, 2013 and future government shutdowns such as the one that occurred in October 2013, our revenues and operating results may be adversely affected.

        We will not generate sufficient cash flow to meet our payment obligations on our Existing Secured Notes and our Old Notes when they become due in November 2014 and February 2015, respectively. We plan to refinance our debt pursuant to the Refinancing Transactions. We cannot be certain we can refinance our obligations on the terms contemplated by the Refinancing Transactions or at all. Absent refinancing, our lenders would be able to accelerate our debt's maturity. As a result, we could default under our other debt, expose our assets to seizure, or resort to debtor protection laws.

The substantial doubt about our ability to continue as a going concern may have an adverse effect on our ability to secure and retain customers and to secure and retain contracts, which would adversely impact our revenues.

        The substantial doubt about our ability to continue as a going concern could adversely affect our ability to maintain existing customer relationships or secure new customers. Substantial doubt about our ability to continue as a going concern could also adversely affect our ability to retain existing contracts, obtain new funding on existing contracts or win new contracts. Our inability to maintain existing customers and contracts or secure new contracts or customers would adversely impact our revenues.

We face intense competition from many companies that have greater resources than we do. This could cause price reductions, reduced contract profitability, and loss of market share.

        We operate in highly competitive markets and often encounter intense competition to win contracts. If we are unable to successfully compete for new business, our revenue may not grow and operating margins may decline. Many of our competitors have greater financial, technical, marketing, and public relations resources; have larger client bases; and have greater brand or name recognition than we do. Larger competitors include, but are not limited to, U.S. federal systems integrators such as Booz Allen Hamilton, CSC, CACI International Inc., Leidos, SAIC, Engility Corporation, TASC, URS Corporation, CGI Group Inc., ManTech International, and the services divisions of large defense contractors such as Lockheed Martin Corporation, General Dynamics Corporation and Northrop Grumman Corporation.

        Our larger competitors may be able to vie more effectively for very large- scale government contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price, and availability of key professional personnel. Our competitors have established relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. They may establish new relationships; new competitors or competitive alliances may emerge.

        Our ability to compete for desirable contracts will depend on: the effectiveness of our internal and customer-funded research and development programs; our ability to offer better performance than our competitors at lower or comparable cost; the readiness of our facilities, equipment and personnel to perform the programs for which we compete; and our ability to attract and retain key personnel. If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations may be materially compromised.

Historically, a few contracts have provided most of our revenue. If we do not retain or replace these contracts our operations and financial condition will suffer.

        The following five federal government contracts (contract vehicles and stand-alone contracts) accounted for more than half of our revenue both in fiscal 2013 and in fiscal 2012.

          1.     Weapons System Technology Information Analysis Center for the Defense Information Systems Agency (28%, 17%) (ID/IQ contract vehicle);

          2.     Seaport-E Multiple Award Contract for the Naval Sea Systems Command (21%, 20%) (ID/IQ contract vehicle);

          3.     Technical and Analytical Support for the U.S. Air Force (8%, 10%) (stand-alone contract);

          4.     Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support (7%, 6%) (stand-alone contract); and

          5.     Modeling and Simulation Information Analysis Center for the Defense Information Systems Agency (3%, 8%) (ID/IQ contract vehicle).

        Termination of these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, operating results or ability to meet our financial obligations.

As a highly-leveraged company, if we are unable to achieve or manage growth, our business could be adversely affected.

        Attempting to achieve long-term growth has placed significant demands on our management, and on our administrative, operational and financial resources. To achieve and manage growth, we must improve operational, financial and management information systems, and expand, motivate and manage our workforce. If we are unable to achieve and manage growth without compromising our quality of service and our profit margins, or if systems we implement to aid in managing our growth do not produce expected benefits, our business, prospects, financial condition, operating results and ability to meet our financial obligations could be materially adversely affected.

We may lose one or more members of our senior management team or fail to develop new leaders, which could cause the disruption of the management of our business.

        We believe that the future success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management and the continued development of new members of senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with our clients are important to our business and our ability to identify new business opportunities. The loss of any member of our senior management or our failure to continue to develop new members could impair our ability to identify and secure new contracts, to maintain good client relations, and to otherwise manage our business. We do not maintain key man life insurance policies on any members of management.

Our business could suffer if we fail to attract, train and retain skilled employees.

        Availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Even in the current economic climate, competition in our industry for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Competition for experienced personnel, particularly in highly specialized areas, has made it more difficult for us to timely meet all our staffing needs. We cannot be certain we will be able to attract and retain required staff on acceptable terms. Also, due to our highly leveraged capital structure, we may face challenges to recruiting and retaining personnel. Any failure to do so could have a material adverse effect on our business, financial condition, operating results and our ability to meet our financial obligations. Failure to recruit and retain a sufficient number of these employees could adversely affect our ability to maintain or grow our business. Some of our contracts require us to staff a program with personnel the customer considers key to successful performance. If we cannot provide these key personnel or acceptable substitutes, the customer may terminate the contract, and we may not be able to recover our costs.

In order to succeed, we will have to keep up with a variety of rapidly changing technologies. Various factors could affect our ability to keep pace with these changes.

        Our success will depend on our ability to keep pace with changing technologies in our core business areas. These technologies can change rapidly. Even if we keep up with the latest developments and available technology, newer services or technologies could negatively affect our business.

Integrating our research services' diverse technologies is complex and often has not been previously attempted. Our success will depend significantly on our ability to develop, integrate and deliver technologically advanced services and solutions at the same or faster pace as our competitors, many of which have greater resources than we do. Following the Refinancing Transactions, we will be limited by our New Debt Agreements in the amount of money we may spend annually on capital expenditures. Those limitations could restrict our ability to invest in new and developing technologies in one or more of our core business areas. Failure to make the appropriate investment could materially affect our business, financial condition and operating results.

An economic downturn could harm our business.

        Our business, financial condition, operating results and ability to meet our financial obligations may be affected by various economic factors. Continued unfavorable economic conditions may make it more difficult for us to achieve or maintain revenue growth. In an economic recession, or under other adverse economic conditions which may arise from natural or man-made events, customers and vendors may be less likely to meet contractual terms and payment or delivery obligations. Continued weakness or further deterioration of economic conditions may have a material adverse effect on our business, financial condition, operating results and ability to meet our financial obligations. We believe that it is possible that an economic downturn could affect our fiscal 2014 results, as well as our results in future periods, due to the combination of a significant reduction in governmental spending as a result of sequestration.

Further adverse changes in market conditions, the stock market, the merger and acquisition environment in our industry or federal government budget constraints could adversely affect the value of our reporting units which could cause us to recognize a goodwill impairment charge in the future.

        If market conditions were to become more unfavorable, if merger and acquisition activity in our industry were to occur at significantly lower valuations, or we are unable to increase revenue and operating profit, the value of our reporting units could be adversely affected and we might have to recognize an impairment charge to the significant goodwill we have from acquisitions. An impairment charge could have a material adverse effect on our operating results.

Our employees may engage in misconduct or other improper activities, which could harm our business.

        We are exposed to the risk of employee fraud or other misconduct. Employee misconduct could include intentional failures to comply with U.S. government procurement regulations, unauthorized activities, attempts to obtain reimbursement for improper expenses, or submission of falsified time records. Employee misconduct could also involve improper use of our customers' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition, operating results and our ability to meet our financial obligations.

The ESOP committee, including members of our senior management team, has indirect control over the appointment of our board members and senior officers, which could create conflicts of interest.

        Members of our senior management team constitute a majority of the members of the ESOP committee. The ESOP committee directs the ESOP Trustee on how to vote on most, but not all, matters that come up for a shareholder vote. The ESOP committee instructs the ESOP Trustee on the election of directors. In the ordinary course of our corporate governance, our directors elect our executive officers, and these officers include the members of our senior management who sit on the ESOP committee. As a result, these senior management team members have the ability to elect the directors who in turn elect our officers and who, in prior years, have elected these senior management team members to the offices they hold. The interests of our senior management and the interests of our ESOP committee may conflict with the interests of the holders of our securities.

Environmental laws and regulations and our use of hazardous materials may subject us to significant liabilities.

        Our operations are subject to U.S. federal, state and local environmental laws and regulations, as well as environmental laws and regulations in the various countries in which we operate. We are also subject to environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of regulated substances and waste products, such as radioactive, biochemical or other hazardous materials and explosives. We may incur substantial costs in the future because of: modifications to current laws and regulations; new laws and regulations; new guidance or new interpretation of existing laws or regulations; violations of environmental laws or required operating permits; or discovery of previously unknown contamination.

Our operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in aspects of our business. If we do not adequately insure against these risks, unanticipated losses could materially and adversely affect our financial condition and operating results.

        We maintain insurance against risk and potential liabilities related to our operations. We believe we maintain reasonable levels of insurance that limit our likely exposure to unanticipated losses. Our insurance coverage may not be adequate to cover claims or liabilities, and we could be forced to bear significant costs from an accident or incident. Substantial claims in excess of our related insurance coverage could cause our actual results to differ materially and adversely from those anticipated.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenue, profitability and operating results.

        Our information technology systems are subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. Failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Any system or service disruptions if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our results of operations could be materially and adversely affected.

Security breaches in sensitive U.S. government systems could result in the loss of clients and negative publicity.

        Many of the systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other sensitive or classified U.S. government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation and prevent us from being eligible for further work on sensitive or classified systems for U.S. government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install and maintain could materially reduce our revenue. Costs we incur to address security breaches could be material and materially reduce our operating margin.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

        As a defense contractor, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information; threats to the safety of our employees; threats to the security of our facilities and infrastructure; and threats from terrorist acts. Cybersecurity experts believe that attacks are evolving and include, but are not limited to, malicious software; attempts to gain unauthorized access to data; and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. As a federal government contractor, we are a potential target to those who want to gain unauthorized access to sensitive and classified information of the United States, including officially and non-officially sponsored acts of other countries and political organizations.

        We utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats. We are subject to frequent and increasingly sophisticated attempts by unauthorized individuals and/or entities to obtain access to sensitive, protected, and even classified data. We regularly review our systems and cybersecurity protocols. We do not outsource our cybersecurity functions.

        An unauthorized party was able to gain access to our computer network during the third quarter of our fiscal year 2012. Management retained an independent third-party expert data security firm to assess the nature and extent of unauthorized access, and to recommend remedial actions. We also asked the outside data security expert to recommend additional steps we could take to further enhance our ability to detect, monitor and defend against cybersecurity incidents.

        We undertook remedial actions based on the data security expert's recommendations. We continue to consider additional enhancements to our network security. At the appropriate time, we notified certain government authorities and outside parties based on information obtained from the data security expert's investigation. Our insurance carrier agreed, subject to the limits of our coverage and a full reservation of its rights, to cover the costs of our investigation. Third party data security fees were covered by our cyber security insurance policy other than a $250,000 deductible. Other than filing a claim under our cyber security insurance policy and paying a $250,000 deductible, to our knowledge, we suffered no other consequences as a result of this incident. There can be no assurance that these remedial actions will be effective or that future security breaches will be prevented. Any future security breach could have a material adverse effect on our business, financial condition and results of operations.

        We have a claims-made errors and omissions policy that includes coverage against liability arising out of a failure to protect against unauthorized access to our computer network. The errors and omissions policy has a $10 million aggregate policy limit and a $2 million unauthorized access expense sublimit. The policy expires in October, 2014, and covers reasonable and necessary expenses incurred by us, including third party computer forensics firms, in connection with incidents involving unauthorized access to our computer network. Claims made under this policy are subject to a $250,000 deductible.

Risks Relating to Our Industry

We depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and ability to satisfy our financial obligations.

        In each of the past three fiscal years, over 82% of our revenue came from our U.S. government agency prime contracts. Over the same period, DoD prime contracts and subcontracts accounted for more than 90% of our revenue. Contracts with other government agencies accounted for approximately 4% to 6% of our sales each fiscal year. We expect U.S. government contracts will continue to account for most of our revenue in the future. Changes in U.S. government contracting policies could directly affect our financial performance. Factors that could materially adversely affect our U.S. government contracting business include:

  •
  budgetary constraints affecting U.S. government spending generally, or specific departments or agencies in particular;

  •
  changes in U.S. government fiscal policies or available funding;

  •
  changes in U.S. government defense and homeland security priorities;

  •
  changes in U.S. government programs or requirements;

  •
  U.S. government curtailment of its use of technology services firms;

  •
  adoption of new laws or regulations;

  •
  technological developments;

  •
  U.S. government shutdowns, threatened shutdowns or budget delays;

  •
  competition and consolidation in our industry; and

  •
  general economic conditions.

        These or other factors could cause U.S. government departments or agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or fail to exercise options to renew contracts, any of which could have a material adverse effect on our business, financial condition, operating results and ability to meet our financial obligations.

        Many of our U.S. government customers are subject to increasing constraints. We have substantial contracts in place with many U.S. government departments and agencies. Our continuing performance under these contracts, or the possibility of new contracts from these agencies, could be materially adversely affected by agency spending reductions or budget cutbacks. Such reductions or cutbacks could materially adversely affect our business, financial condition, operating results and ability to meet our financial obligations.

The Budget Control Act of 2011 could cause significant delays or reductions in federal government appropriations for our current and future programs and may negatively affect our revenue and materially and adversely affect our financial condition, operating results, cash flows and ability to satisfy our financial obligations. Government shutdowns can delay collection of our accounts receivable.

        In August 2011, Congress enacted the Budget Control Act intended to significantly reduce the federal deficit over ten years. The Budget Control Act established discretionary spending caps through 2021 and a Joint Committee of Congress to identify additional deficit reductions. The law's passage also signaled the end of a decade of defense spending growth. The Joint Committee failed to agree on deficit reductions which triggered the sequestration provision of the Budget Control Act. Sequestration mandates substantial automatic spending cuts to defense and non-defense programs. The sequestration began on March 1, 2013.

        At this time, we cannot predict the effect that either identified or automatic cuts will have on funding for our individual programs. Long-term funding for certain programs in which we participate is likely to be reduced, delayed or cancelled. These cuts could materially and adversely affect the viability of our prime contractors and our subcontractors, and lead to further revenue reductions.

        Although we believe that we may be well-positioned in areas the DoD has indicated are the focus for future defense spending, the impact of the Budget Control Act remains uncertain and our business and industry could be materially and adversely affected by it. Sequestration could also materially and adversely affect the business of our prime contractors and those with whom we team. Because we derive a material portion of our total revenue from the performance of subcontracts and teaming agreements, sequestration could have not only a direct effect, but also an indirect effect, on our business, financial condition and results of operation were the contracts we perform with prime contractors and teammates reduced.

        Management cannot forecast whether sequestration will adversely affect timing of collection of our receivables in the future, but we did experience significant payment delays as a result of the government shutdown that occurred immediately after our fiscal year ended. Earlier in fiscal 2013, the federal government altered some of its accelerated payment practices which affected the overall payment cycle of our invoices. It took us until the fourth quarter to recover from most of the effects of these changes.

We depend heavily on federal government contracts. Delays in the federal budget process, including actions related to the need to raise the debt ceiling, sequestration and any future federal government shutdown, could delay procurement of, and payment for, the products, services and solutions we provide and materially and adversely affect our revenue, gross margin, operating results and cash flow.

        We derive a significant portion of our revenue from the federal government and from prime contractors to the federal government. We expect to continue to do so. Funding under those contracts is conditioned upon the continuing availability of Congressional appropriations and agency budgets. Congress usually appropriates funds on a fiscal year basis even though contract performance may extend over many years. The programs in which we participate must compete with other federal government programs and policies for funding during the budget and appropriation process. Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on federal customer budgets. While we believe that our programs are well aligned with national defense and other priorities, shifts in domestic spending and tax policy, changes in security, defense, and intelligence priorities, the affordability of our products and services, general economic conditions and developments, and other factors may affect a decision to fund or the level of funding for existing programs under which we perform contracts or proposed programs under which we might bid for future work. Even if our contracts are fully funded, full or partial furloughs of government employees may result in delays in our customers approving or paying our invoices.

        Congress's failure to agree on deficit reduction goals and disputes on whether to increase the debt ceiling create constraints on and uncertainties about the level of future federal spending. While specific budgetary decisions for the federal government's next fiscal year are not yet known, such constraints could delay or cancel key programs in which we are involved and could materially and adversely affect our cash flows, liquidity and operating results. If the federal budget process were to result in a prolonged federal government shutdown, we could incur substantial unreimbursed labor or other costs, or it could delay or cancel key programs, which could materially and adversely affect our operating results, cash flow and liquidity.

        In addition, when the U.S. government requires supplemental appropriations to operate or fund specific programs, and legislation to approve any supplemental appropriation bill is delayed, credit markets can react adversely to the uncertainty. In September 2012, Moody's downgraded our corporate family credit rating from Caa1 to Caa2 and Standard & Poor's lowered our corporate credit rating to CC from CCC+ in March 2014. Budgetary uncertainties and our lower credit rating could materially and adversely affect our access to credit and our overall liquidity. If we were to use our Revolving Credit Facility to a greater extent and for greater amounts than we have in the recent past, this could also increase the cost of credit to us if our floating interest rates were to rise.

Failure by Congress to timely approve budgets for the federal agencies we support could delay or reduce spending and cause us to lose revenue.

        Each year, Congress must approve budgets for each of the U.S. government departments and agencies we support. When Congress is unable to agree on budget priorities, and is unable to pass the annual budget on a timely basis, it typically enacts a continuing resolution. A continuing resolution allows U.S. government agencies to operate at spending levels equal to or less than levels approved in the prior budget cycle. This can delay funding we expect to receive from clients for work we are already performing. A continuing resolution can delay or even cancel new initiatives which could adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

We may not realize the full amount of our backlog, which could lower future revenue.

        The maximum contract value identified in a U.S. government contract does not necessarily determine the revenue we will realize from that contract. Congress normally appropriates funds for a given program each fiscal year, even when actual contract performance may take many years. As a result, U.S. government contracts ordinarily are only partially funded at the time of award. Normally a procuring agency commits additional money to a contract only as Congress makes subsequent year appropriations. Estimates of future revenue attributed to backlog are not necessarily precise. Receipt and timing of any of this revenue is subject to various contingencies such as changed U.S. government spending priorities and government decisions not to exercise existing contract options. Many contingencies are beyond our control. The backlog on a given contract may not ultimately be funded or may only be partially funded, which may cause our revenue to be lower than anticipated, and adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Many of our U.S. government customers procure goods and services through multiple delivery order type contracts under which we must compete for post-award orders.

        Budgetary pressures and reforms in the procurement process have caused many U.S. government customers to purchase goods and services through ID/IQ, GSA Schedule contracts and other multiple award and/or GWAC contract vehicles. These contract vehicles increase competition and pricing pressure requiring us to make sustained post-award efforts to obtain awards and realize revenue. There can be no assurance that we will increase revenue or otherwise sell successfully under these contract vehicles. Our failure to compete effectively after an award under any of these types of contracts could harm our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

U.S. government contracts contain termination provisions that are unfavorable to us.

        U.S. government agencies can generally terminate contracts with suppliers at any time without cause under a termination for convenience clause. If a government agency terminates one of our contracts without cause, we are likely to be compensated for services we have provided and costs we have incurred through the termination date, and we may receive payment for termination-related costs and a negotiated contract fee. However, if the U.S. government terminates a contract because we defaulted under the terms of the contract, we may be liable for any extra costs the U.S. government incurs to procure undelivered services from another company and other potential damages. Termination of any of our large U.S. government contracts could negatively impact our revenue and adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

The U.S. government can suspend or debar a company from doing business with the government if a company violates certain laws or government procurement regulations.

        We are subject to numerous federal government procurement laws, regulations and procedures including cost accounting standards, conflict of interest rules, whistleblower protection rules, the False Claims Act, the Truth in Negotiations Act, the Foreign Corrupt Practices Act and other applicable laws and regulations. If the government were to determine that we had failed to comply with our obligations, it could suspend or debar us from doing business with the federal government which could materially adversely affect our operating results, cash flows and financial position.

If we do not accurately estimate the expenses, time and resources necessary to meet our contractual obligations, our contract profits will be lower than expected.

        The total price on a cost-reimbursement contract is primarily based on allowable costs incurred subject to a contract funding limit. U.S. government regulations require us to notify our customers of any cost overruns or underruns on a cost-reimbursement contract. We may not be able to recover cost overruns in excess of a contract's funding limit and may not earn the profit we anticipated from the contract.

        In a fixed-price contract, we estimate project costs and agree to perform services for a predetermined price regardless of our actual costs. We pay for any cost overruns. If we fail to anticipate technical problems, or accurately estimate or control costs, we may face a lower fixed-price contract profit margin or even a loss. Provisions in our financial statements for estimated contract losses may not be adequate to cover all our actual losses.

Our operating margins and operating results may suffer if cost-reimbursement contracts increase in proportion to our total contract mix.

        Based on profit as a percentage of estimated standard costs, cost-reimbursement contracts are our least profitable type of contract because government regulations limit cost-reimbursement contract fee levels. Our U.S. government customers typically choose the type of contract they issue. To the extent that in the future cost-reimbursement contracts continue to increase as a percentage of our contract mix, operating margins and results may suffer.

If our fixed-price contract revenue were to decline in total or as a proportion of our total business, or if profit rates on these contracts deteriorate, our operating margins and operating results may suffer.

        We have historically earned higher profit margins on fixed-price contracts. If fixed-price contract revenue were to decrease, or customers shift to other types of contracts, our operating margins and operating results may suffer. We cannot ensure we will be able to maintain our historic profitability levels on fixed-price contracts overall nor can we ensure that our percentage of total revenue generated from fixed-price contracts will remain the same or improve.

Our subcontractors' failure to perform contractual obligations could damage our reputation as a prime contractor and our ability to obtain future business.

        As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to timely perform services satisfactorily could cause us to be unable to perform our duties as a prime contractor. In some cases, we have limited involvement in the work our subcontractors perform, and as a result, we may have exposure to problems our subcontractors cause. Subcontractor performance deficiencies could result in a government customer terminating our contract for default. A default termination could make us liable for customer re-procurement costs, and other breach of contract damages, damage our reputation, and hurt our ability to compete for future contracts. Subcontracted work has accounted, and we expect it will continue to account, for a material portion of our work. In fiscal 2013 and first quarter fiscal 2014, subcontractors comprised 41.5% and 40.0%, respectively, of our revenues.

Because U.S. government contracts are subject to government audits, contract payments are subject to adjustment and repayment which may result in lower than expected or reported contract revenue.

        U.S. government contract payments we receive are subject to adjustment and repayment after the government audits our contract costs to the extent that our costs exceed allowable costs and/or obligated contract funding. DCAA is currently auditing our 2008 claimed indirect costs. We have settled our indirect rates through 2007. All subsequent years are open. We are disputing the government's claim for penalties and interest for 2005. It is our position that the statute of limitations has expired on any government contractual claims, including claims for penalties and interest, on our 2005 indirect rate proposal. We timely submitted our indirect cost proposals for all open fiscal years and expect to submit this year's incurred cost proposal next March as required. We have recorded revenue on federal government contracts in amounts we expect to realize. If the estimated reserves in our financial statements are not adequate, future government contract revenue may be lower than expected.

If we fail to recover at-risk contract costs, we may have reduced fees or losses.

        We are at risk for any costs we incur before a contract is executed, modified or renewed. A customer may choose not to pay us for these costs. At December 31, 2013, we had approximately $17.8 million in at-risk revenue. While such costs were associated with specific anticipated contracts and funding modifications, we cannot be certain that our customers will execute these contracts or contract renewals or that they will pay us for all our related at-risk costs.

Actual or perceived conflicts of interest may prevent us from being able to bid on or perform contracts.

        U.S. government agencies have conflict of interest policies that may prevent us from bidding on or performing certain contracts. When dealing with U.S. government agencies, we must decide, at times with insufficient information, whether to participate in the design process and lose the chance of performing the contract or to turn down the design opportunity for the chance of performing the future contract. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest. We are likely to continue encountering such conflicts of interest in the future. Future conflicts of interest could cause us to be unable to secure key contracts with U.S. government customers.

As a U.S. government contractor, we must comply with complex procurement laws and regulations and our failure to do so could have a negative impact upon our business.

        We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts, which may impose added costs on our business. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and/or criminal penalties and administrative sanctions, including contract termination, fines, forfeiture of fees, suspension of payment and suspension or debarment from doing business with U.S. government agencies, any of which could materially and adversely affect our ability to conduct our business.

We derive significant revenue from U.S. government contracts awarded through competitive bidding which is an inherently unpredictable process.

        We obtain most of our U.S. government contracts through competitive bidding. We face risks associated with:

  •
  the frequent need to bid on programs in advance of the completion of their design, which can result in unforeseen technological difficulties and/or cost overruns;

  •
  the substantial time and effort, including design, development and promotional activities, required to prepare bids and proposals for contracts we may not win;

  •
  the rapid rate of technological advancement and design complexity of most of our research offerings; and

  •
  the risk of an adverse resolution of bid protest or other award controversy challenging a contract award, a solicitation's terms and conditions, or the award of significant additional work under an existing contract.

        Upon expiration, U.S. government contracts may be subject to a competitive re-bidding process. We may not succeed in winning new contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire or win new contracts, would negatively affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

        U.S. government contracts are subject to bid protests by other interested parties that compete with us for new contracts and in re-competitions. A contract award or a solicitation's terms and conditions are subject to protest for a variety of reasons, including that a solicitation or competitive bidding process violates law or regulation, or that the government agency has failed to comply with the terms of a solicitation in conducting a procurement. Moreover, changes to an existing contract are subject to protest on the basis that they involve a cardinal change which exceeds the scope of the contract. A bid protest may result in a decision by a Court, the Government Accountability Office, or by the cognizant government agency to cancel a contract award or to take other action that may result in the loss of a contract or in delay in a contract's start date. Even a bid protest that does not result in such a decision or action may delay the start of contract during the pendency of the protest. Accordingly, bid protests may negatively affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Our failure to obtain and maintain necessary security clearances may limit our ability to carry out confidential work for U.S. government customers, which could cause our revenue to decline.

        As of December 31, 2013, we had approximately 333 DoD stand-alone contracts and delivery/task orders and we had facility security clearances at 23 sites. As of December 31, 2013, approximately 78% of our employees held security clearances. Each cleared facility has a Facility Security Officer and Key Management Personnel whom the U.S. Department of Defense—Defense Security Service requires to be cleared to the level of the facility security clearance. Individual employees are selected to be cleared, based on specific classified contract task requirements and each employee's technical, administrative or management expertise. Once an employee is cleared, he or she may access classified contract information, based on clearance level and a "need-to-know."

        Protecting classified information is paramount. Loss of a facility clearance, or an employee's failure to obtain or maintain a security clearance, could result in a U.S. government customer terminating an existing contract or choosing not to renew a contract. If we cannot maintain or obtain the required security clearances for our facilities and our employees, or obtain these clearances in a timely manner, we may be unable to perform certain U.S. government contracts. Lack of required clearances could also impede our ability to bid on or win new government contracts, which might result in terminating current research activities. This could damage our reputation and our revenue would likely decline, which could materially and adversely affect our business, financial condition, operating results and ability to meet our financial obligations.

If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business and retain existing business may be adversely affected.

        To bid on new business, we rely in part on establishing and maintaining relationships with various government officials. These government relationships help us to better understand government agencies' needs before we develop a formal proposal. Due to change in personnel at the customer or within our company, we may be unable to maintain our relationships with government entities and agencies; any failure to do so could adversely affect our ability to bid successfully for new business or to retain existing business. This could adversely affect our operating results, cash flow and financial condition and our ability to meet our financial obligations.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

        Approximately 11% of our fiscal 2013 revenue resulted from our work as a subcontractor and from teaming arrangements with other contractors. As a subcontractor or teammate, we cannot control performance by our prime contractor or other teammates. Poor performance on a given contract could impact our customer relationship, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue for the foreseeable future. Our revenue, operating results, financial position and cash flows could differ materially and adversely from what we anticipate if one or more of our prime contractors or teammates were to rely on one of our competitors or were to directly provide our customers the kind of services we provide.

The federal government's appropriation process and other factors may delay the collection of our receivables, and our business may be adversely affected if we cannot collect our receivables in a timely manner.

        We must collect our receivables to generate cash flow, provide working capital, pay interest and principal on our debt and continue our business operations. If the federal government, or any of our prime contractors fails to pay or delays paying our invoices for any reason, our business and financial condition may be materially and adversely affected. The government may fail to pay outstanding invoices and DCAA could revoke our direct billing privileges, which would adversely affect our ability to timely collect our receivables. Contracting officers can also withhold payment of some portion or all of an outstanding invoice which could also adversely affect our ability to collect our receivables timely.

Government rules could limit our ability to get paid for the work we perform.

        Government rules require DoD contracting officers to impose contractual withholdings at no less than certain minimum levels if a contracting officer determines that one or more of a contractor's business systems have one or more significant deficiencies. If a contracting officer were to impose such a withholding on us or even one of our prime contractors, it would increase the risk we would not be paid in full or paid timely. If we experience difficulties collecting receivables, it could materially and adversely affect our operating results, cash flow and financial condition and our ability to meet our obligations.

The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

        The U.S. government may face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, environmental responsibility or sustainability, and mitigation of potential conflicts of interest, as well as any resulting shifts in the buying practices of U.S. government agencies could adversely affect us. Such changes could impair our ability to obtain new contracts or win a recompete of an existing contract. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could materially and adversely affect our operating results, cash flow and financial condition and our ability to meet our obligations.

The U.S. government may prefer minority-owned, small and small disadvantaged businesses; therefore, we may not win certain contracts on which we bid.

        Under the Small Business Administration set-aside program, the U.S. government may decide to restrict certain procurements only to bidders that qualify as small, small disadvantaged, or other socially and economically disadvantaged businesses (collectively, "small businesses"). As a result, we would not be eligible to perform as a prime contractor on those contracts and would be restricted as to the volume of work that we are eligible to perform as a subcontractor. Depending on the type of contract, the small business prime contractor would be required to perform at least 50% of the total contract cost incurred for personnel (under service contracts), and at least 50% of the cost of manufacturing (exclusive of materials) under supply contracts. An increase in the amount of procurements under the Small Business Administration set-aside program may impact our ability to bid on new procurements as a prime contractor or restrict our ability to recomplete on incumbent work that is placed in the set-aside program.

Many of our contracts with the U.S. government are classified or subject to other security restrictions, which may limit investor insight into portions of our business.

        For fiscal 2013, we derived a substantial portion of our revenue from contracts with the U.S. government that are classified or subject to security restrictions that preclude the dissemination of certain information. In addition, a significant number of our employees have security clearances which preclude them from providing information regarding certain of our clients and services provided to such clients to other of our employees without security clearances and investors. Because we are limited in our ability to provide information about these contracts and services, the various risks associated with these contracts or services or any dispute or claims relating to such contracts or services, you may not have important information concerning our business, which will limit your insight into a substantial portion of our business and therefore may be less able to fully evaluate the risks related to that portion of our business.

USE OF PROCEEDS

        We will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation. The Old Notes exchanged in the Exchange Offer will be retired and cancelled and will not be reissued. Any Old Notes that are not exchanged in the Exchange Offer will remain outstanding.

        We will receive up to $10,000,200 from the proceeds of the Unit Offering and the ASOF Cash Funding on a combined basis, which proceeds will be used solely to purchase Old Notes from holders electing the Cash Option in the Exchange Offer, excluding accrued and unpaid interest and the Early Tender Payment. Of these combined proceeds, up to $5,326,200 will be received from the Unit Offering. We estimate that our total fees and expenses for the Refinancing Transactions will be approximately $40.0 million.

        Our fees and expenses related to the Unit Offering, as well as the Exchange Offer and Consent Solicitation, will be paid by us with cash on hand or borrowings under the New Revolving Credit Facility so that all of the cash received in the Unit Offering will be available to fund a portion of the Cash Option in the Exchange Offer. If less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option, the maximum amount of gross proceeds from the Unit Offering and the ASOF Cash Funding that can be generated will be reduced proportionately. For example, if no holders of Old Notes tendering into the Exchange Offer elect the Cash Option, no Units will be issued in the Unit Offering and the entire amount paid by Participating Holders in the Unit Offering will be repaid, without interest, and ASOF would have no obligation to pay any of the ASOF Cash Funding. See "Description of Unit Offering."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013:

          (1)   on a historical basis; and

          (2)   on a pro forma basis giving effect to (i) entering into the New Revolving Credit Facility, (ii) the incurrence of the New Secured Term Debt, (iii) the redemption of the Existing Secured Notes, (iv) the completion of the Exchange Offer (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and assuming the Cash Option is 50% subscribed), and (v) the completion of the Unit Offering and the ASOF Cash Funding.

        Debt is presented at the face value of the underlying debt. The amounts presented for the Existing Secured Notes are shown net of the value ascribed to the warrants issued with the outstanding Existing Secured Notes. The amounts presented for the Third-Lien Notes are shown net of the value ascribed to the Warrants to be issued together with the Third-Lien Notes.

        You should read this table in conjunction with our audited and unaudited interim financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

	As of December 31, 2013
	Actual	Pro forma(3)
	(In thousands)
Cash and cash equivalents	$4,687	$—

Old Revolving Credit Facility	$—	$—
New Revolving Credit Facility(1)(2)	—	46,058
Existing Secured Notes	326,313	—
New First Lien Term Facility	—	274,563
New Second Lien Term Facility	—	43,760
Third-Lien Notes	—	187,489
Old Notes	234,038	11,702

Total long term debt(1)	565,038	563,573

Existing common stock warrants	20,785	20,785
Warrants to be issued in the Exchange Offer	—	20,180
Redeemable common stock, $0.01 par value, 7,641,493 shares issued and outstanding at December 31, 2013	61,896	61,896
Accumulated other comprehensive loss	130	130
Accumulated deficit	(270,511)	(282,932)

Total shareholder's deficit	(187,700)	(179,941)

Total capitalization	$377,338	$383,632

(1)
If the amount of Old Notes exchanged pursuant to the Cash Option is more than $10,000,200, the "Pro forma" column under the New Revolving Credit Facility as of December 31, 2013 will increase (provided that the amount of such increase shall not exceed approximately $10.2 million).

(2)
"Pro forma" cash and cash equivalents and borrowings under the New Revolving Credit Facility are based on estimated fees and expenses related to the Refinancing Transactions,

  including estimated original issue discount on the New Secured Term Debt. Such estimates may not be accurate, and information does not purport to represent such amounts as of the expected closing date of the Exchange Offer. While the pro forma information indicates that we will need to draw $46.1 million under the New Revolving Credit Facility, the pro forma information is as of December 31, 2013 and is not indicative of actual results. For example, at the time of the completion of the Refinancing Transactions, the redemption price on the Existing Secured Notes will be 100%. As a result, we will not be required to pay $10.0 million in cash as a redemption premium, which will reduce the amount we are required to draw on the New Revolving Credit Facility by $10.0 million. To the extent that following the closing of the Refinancing Transactions we need to draw an amount in excess of the $45.0 million available under the New Revolving Credit Facility, we will seek to increase the amount available thereunder to up to $65.0 million, which increase is subject to the consent of the revolving credit lender and our ability to satisfy borrowing base limitations on the eligibility of our accounts receivable.

(3)
On a pro forma basis each 1%, or $2.35 million, increase (decrease) in the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer from the 95% participation level assumed (but assuming the Cash Option remains 50% subscribed) will result in a $2.35 million decrease (increase) in the aggregate principal amount of Old Notes, and a $2.35 million increase (decrease) in the principal amount of Third-Lien Notes. Additionally, if the Cash Option is 100% subscribed (but assuming the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer remains at 95%), pro forma borrowings under the New Revolving Credit Facility will increase by approximately $10.0 million, pro forma total long term debt will decrease by approximately $6.67 million, and the aggregate amount of Third-Lien Notes outstanding on a pro forma basis will decrease by approximately $16.67 million.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected historical consolidated financial data for each of our last five fiscal years through September 30, 2013 and the three months ended December 31, 2013 and 2012 and as of September 30 for each of our last five fiscal years and as of December 31, 2013 and 2012. We derived our consolidated operating data for the years ended September 30, 2013, 2012 and 2011 and our September 2013 and 2012 consolidated balance sheet data from our audited consolidated financial statements included elsewhere in this prospectus. We derived our consolidated operating data for the years ended September 30, 2010 and 2009 and our September 2011, 2010 and 2009 and December 31, 2012 consolidated balance sheet data from our consolidated financial statements not included in this prospectus. We derived our consolidated operating data for the three months ended December 31, 2013 and 2012 and our consolidated balance sheet data as of December 31, 2013 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical consolidated financial information may not be indicative of our future performance.

        We divested our HFA subsidiary in September 2010. In July 2010 and October 2011, we sold some contracts with the Office of Naval Research. Operating results include divestitures through their sale date.

        This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2013	2012	2013	2012	2011	2010	2009
	(In thousands)
Consolidated Operating Data:
Contract revenue	$185,380	$204,329	$848,972	$817,204	$787,314	$833,988	$802,225
Direct contract expense	145,275	160,635	669,504	632,831	603,481	638,000	615,700
Total operating expense	18,864	22,250	137,267	143,935	148,340	157,068	148,960

Operating income	2,248	9,640	42,201	40,438	35,493	38,920	37,565
Interest expense(a)	(18,948)	(18,919)	(75,700)	(74,934)	(73,919)	(67,613)	(55,154)
Net loss	$(18,462)	$(11,021)	$(36,592)	$(41,447)	$(44,384)	$(15,232)	$(17,041)
Basic and diluted loss per share	$(2.41)	$(1.64)	$(5.39)	$(6.74)	$(7.83)	$(2.81)	$(3.25)
Basic and diluted weighted-average common shares outstanding	7,659,817	6,726,417	6,787,660	6,148,438	5,671,977	5,427,979	5,246,227
Consolidated Balance Sheet
Data at End of Period:
Net accounts receivable	$168,963	$178,459	$172,604	$175,293	$180,364	$174,032	$180,157
Total assets	599,392	627,742	624,626	635,296	644,888	646,302	647,498
Working capital	(295,345)	46,554	42,569	51,594	46,596	59,796	27,833
Current portion of long-term debt and interest(b)	341,903	16,113	17,758	17,658	17,392	17,217	14,428
Long-term debt, excluding current portion(b)	234,038	553,586	556,118	549,425	533,067	521,957	535,822
Redeemable common stock warrants	—	—	—	—	—	—	32,717
Redeemable common stock	61,896	108,765	61,895	110,740	126,560	150,792	187,137
Common stock warrants	20,785	20,785	20,785	20,785	20,785	20,785	—
Accumulated deficit	(270,511)	(283,454)	(252,050)	(272,433)	(258,125)	(246,270)	(274,559)
Other Data:
Depreciation and amortization	$1,307	$2,491	$7,363	$11,741	$11,409	$16,777	$18,959
Cash flows provided by (used in):
Operating activities	$(19,903)	$(6,317)	$10,783	$12,681	$5,721	$2,396	$8,995
Investing activities	(273)	(603)	(1,869)	(2,731)	(6,291)	(2,147)	(2,347)
Financing activities	(750)	(846)	(10,528)	(3,541)	(5,307)	15,261	(11,750)
Dividends	—	—	—	—	—	—	—

(a)
Interest expense includes interest payable in cash, non-cash expenses for amortizing original issue discount and debt issue costs, and changes in the fair value of redeemable stock warrants.

(b)
Debt includes accrued PIK interest and is net of unamortized debt issue costs and original issue discount.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis is intended to assist the reader in understanding our business, financial condition, results of operations and liquidity and capital resources. You should read the following discussion in conjunction with the "Capitalization," "Selected Consolidated Financial Data," "Business" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations that involve risks and uncertainties. Future results may differ materially from those we currently anticipate because of the "Risk Factors" described elsewhere in this prospectus.

About This Management's Discussion and Analysis

        Our discussion provides an overview of our business and critical accounting policies, explains year-over-year changes in operating results, describes our liquidity, capital resources and certain other obligations, and discloses certain market and other risks that could affect us.

Overview

        We deliver advanced engineering, IT, and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, our engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

        Our engineering, scientific expertise and program management services support a range of specialized core business areas, from naval architecture to systems engineering to modeling, simulation and training. We build on a 75-year history of delivering technical, practical and cost-effective solutions to resolve our customers' challenges and help them accomplish their missions.

        The legislative and executive branches of the federal government remain committed to achieving cost controls and budget reductions to defense and civilian agencies, which affect routine operations and specific programs. The Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012) established a "baseline" from which certain programs and operations may see significant cutbacks or funding limitations and automatic spending cuts to be implemented over time beginning in March 2013 known as sequestration. Programmatic and budgetary reductions are expected to decrease government spending and affect contractor revenues in the defense and civilian government sector.

        We are not exempt from federal government funding and budgetary constraints. The Secretary of Defense has directed his organization to implement expense reductions mandated by sequestration. Therefore, our customers may face constraints on their ability to add funding, or maintain current funding levels to existing contracts and to execute new contracts. As with others in the defense contracting sector, there may be the possibility of significant funding reductions on a number of our contracts and programs.

        We have responded to the budgetary challenge by reducing costs and employee headcount, lowering facilities costs and striving to position us to serve our customers more effectively and efficiently. While we believe our customers will continue to seek our high-end engineering and technical expertise and solutions, we are not unaffected by today's current market pressures. However, we believe the legislative and executive branch focus on controlling and reducing costs will ultimately help us to sell our services and solutions to our government customers so they can improve their operating efficiency and effectiveness. Due to the nature of our high-end engineering and technical services, we believe we are positioned to meet the challenges of a changing professional services market place.

        To date, we believe that funding for most of our contracts has not been materially adversely affected by DoD budget reductions for specific programs, or by delays or reductions for other programs due to sequestration, or the government shutdown. We have experienced funding delays on several of our programs which has materially adversely affected those programs, which are further described below under "—Results of Operations—Quarter Ended December 31, 2013, Compared to Quarter Ended December 31, 2012." Our future financial performance could be materially adversely affected by the risk factors we have identified elsewhere in this prospectus. Any one of more of these risks could reduce our future revenue and operating income below current or prior year levels and have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to satisfy our financial obligations.

        Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, we will be unable to pay the principal and accumulated unpaid interest on our Existing Secured Notes and Old Notes when those instruments mature in November 2014 and February 2015, respectively. We need to refinance all of our senior debt prior to their respective maturity dates. See Note 2 to the audited financial statements included herein for management's discussion regarding our substantial doubt as to our ability to continue as a going concern. We have entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions. See "Description of the Support Agreement." However, management can provide no assurance that we will be able to enter into definitive agreements as contemplated by the Refinancing Transactions, conclude a refinancing of our Old Notes pursuant to the Exchange Offer, or that additional financing will be available to retire or replace our Existing Secured Notes, and if available, that the terms of that financing would be favorable to us or in compliance with the conditions for such financing set forth in the Support Agreement. For further information about the Refinancing Transactions, see the discussion under "—Liquidity and Capital Resources." Our high debt levels, of which $339.8 million matures on November 1, 2014 and our recurring losses will likely make it more difficult for us to raise capital on favorable terms and could hinder our operations. Further, default under the Old Note Indenture or the Existing Secured Note Indenture could allow lenders to declare all amounts outstanding under the Amended and Restated Revolving Credit Facility, the Existing Secured Notes and the Old Notes to be immediately due and payable. Any event of default could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights, including proceeding against substantially all of our assets that secure the Amended and Restated Revolving Credit Facility and the Existing Secured Notes, and will likely require us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

        Our Old Revolving Credit Facility and the Amended and Restated Revolving Credit Facility financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In December 2013, in anticipation of a potential covenant breach resulting from our receipt of an audit opinion with respect to our 2013 fiscal year end financial statements that would include a "going concern" explanatory note, our Old Revolving Credit Facility lenders agreed initially to waive through February 21, 2014 the potential breach of our credit agreement which would have resulted, absent the waiver, from receiving the audit opinion with the going concern explanatory note. Absent the waiver, we would not have been able to access our Old Revolving Credit Facility after receipt of the fiscal year end 2013 audit opinion. We paid no fee for this initial waiver. On February 21, 2014, our Old Revolving Credit Facility lenders agreed to extend the effective period for this waiver through and including March 31, 2014, and we paid a $175,000 fee to extend the waiver. Pursuant to the terms of the waiver, we paid the Old Revolving Credit Facility lenders an additional $175,000 fee since the Old Revolving Credit Facility was not refinanced by March 23, 2014. Effective March 31, 2014, the Old Revolving Credit Facility lenders agreed to further extend the effective period for this waiver through and including April 30, 2014, and we paid a $350,000 fee to extend the waiver. Under the Amended and Restated Revolving Credit Facility, the new lender excepted the "going concern" explanatory note in the December 2013 audit opinion from the Amended and Restated Revolving Credit Facility covenant concerning delivery of audit opinions to the new lender.

Results of Operations

Quarter Ended December 31, 2013, Compared to Quarter Ended December 31, 2012

        Despite a challenging defense market, we continue to win new contracts and execute on our existing base of business. Our fiscal 2014 first quarter revenues decreased 9.3% over fiscal 2013 first quarter revenue. As with our decrease in overall revenue, our fiscal 2014 first quarter gross margin and operating income decreased as compared to last year's first quarter results.

        The decrease in first quarter fiscal 2014 revenue, gross margin and operating income is primarily attributed to the impact of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014. These matters have affected funding to a number of our programs, caused delays in new awards and driven slower than anticipated ramp-up of new programs. Revenue decreases adversely affected our Core Business Areas of Naval Architecture and Marine Engineering, Systems Analysis and Design and Modeling, Simulation, Training and Analysis. Risks related to sequestration, budget reductions, government shutdown and other market factors disclosed elsewhere in this prospectus could reverse the revenue growth experienced in fiscal 2013 which could have a material, adverse effect on our business, financial condition, results of operations and cash flows.

Revenue

        First quarter revenue in fiscal 2014 was $185.4 million, down $18.9 million (9.3%) over fiscal 2013 first quarter results. This decline was driven in part by our work in the Naval Architecture and Marine Engineering Core Business Area, which decreased $0.5 million (0.6%) compared to first quarter of last year. The decrease in our Naval Architecture and Marine Engineering work was driven by declines in our acquisition and production management work, which were offset, in part, by increases in our ship and system design and engineering work Decreases in our high-end agile engineering, rapid prototyping and technology integration work in the Systems Analysis, Design and Engineering Core Business Area, drove the decrease in this core business area of $12.0 million (18.2%) compared to first quarter of last year. Our work in the Modeling and Simulation Core Business Area, which decreased by $6.4 million (11.6%) compared to first quarter of last year, posted declines in our decision and program support. These decreases were offset, in part, by increases in our gaming simulation development work. These core business areas supported customers such as the U.S. Navy Program Executive Office Integrated Warfare Systems, U.S. Navy Team Ships, U.S. Special Forces Command, the Tank Automotive Research Development and Engineering Center, the Night Vision and Electronic Sensors Directorate, Navy Warfare Development Command, Joint Counter Radio-Controlled Improvised Explosive Device Electronic Warfare programs, and the Rapid Equipping Force.

        We expect the recently enacted Bipartisan Budget Act of 2013 may increase the level of new awards we receive and the funding of current programs in which we are currently engaged and could have a positive effect on our revenue, gross profit and operating income performance for fiscal 2014.

Sources of Revenue

        The U.S. government continues to be our principal customer. As in the past, we expect the majority of our revenue will be derived from DoD and other federal agency contracts. Although we are investing to expand our international and commercial business, we believe commercial and international revenue will continue to be a low percentage of our total revenue. The table below summarizes our revenue by customer for the first quarter of both fiscal 2014 and 2013.

        Funding delays and reductions related to budget cuts, sequestration and the U.S. government shutdown led to declines in our first quarter fiscal 2014 revenue compared to the first quarter of fiscal 2013. The $5.9 million decrease in our first quarter fiscal 2014 U.S. Air Force business compared to first quarter of last year is related to Technical and Analytical work being performed in support of the Secretary of the Air Force and the Air Force's Central Command. The $12.3 million decrease in our first quarter fiscal 2014 U.S. Army business as compared to first quarter of last year is related to reductions of agile engineering and rapid prototyping work being performed at the Armament Research, Development and Engineering Center, work being performed for the Rapid Equipping Force, and work performed for the Army's Mission Command Training Center. First quarter fiscal 2014 revenue from Other Federal Agencies declined $2.3 million compared to first quarter of last year as tasking in our high-end consulting business has decreased due to budgetary pressures and the impact of the U.S federal government shutdown on our work with the U.S. Environmental Protection Agency (EPA).

	Three Months Ended December 31, 2013
	2013		2012
Revenue by Customer		% of revenue		% of revenue
	(Dollars in millions)
U.S. Air Force	$29.5	15.9%	$35.4	17.3%
U.S. Army	23.7	12.8%	36.0	17.6%
U.S. Navy	105.4	56.8%	105.8	51.8%
Other Department of Defense customers	15.3	8.3%	13.0	6.4%

Sub-total Department of Defense customers	173.9	93.8%	190.2	93.1%
Other Federal Agencies	6.0	3.2%	8.3	4.1%

Sub-total U.S. Government customers	179.9	97.0%	198.5	97.2%
Commercial and International customers	5.5	3.0%	5.8	2.8%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by customer for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        We provide professional engineering, program management and information technology services and scientific expertise in a range of specialized core business areas. Our business areas closely align our services with the demands of the marketplace. We expect our internal resource allocations and cost reductions will continue to improve our efficiency and enhance our ability to provide cost-effective customer solutions. Factors reducing our core business area revenues are noted in the previous Revenue section. Reductions are due, in part to award delays, slower than anticipated ramp-up periods on new contract awards, as well as sequestration and budget related reductions in our customers' training and travel budgets which decreased our support across all of our core business areas. The table below summarizes our first quarter fiscal 2014 and 2013 revenue by core business area.

	Three Months Ended December 31,
Core Business Area Revenue	2013		2012
	(Dollars in millions)
Naval Architecture and Marine Engineering	$82.5	44.5%	$83.0	40.6%
Systems Analysis, Design and Engineering	54.1	29.2%	66.1	32.4%
Modeling, Simulation, Training and Analysis	48.8	26.3%	55.2	27.0%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by core business area for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        Cost-reimbursement revenue decreased $16.3 million (9.5%) and provided 83.7% of 2014 first quarter revenue primarily due to the impact of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014. Our customers, including the Naval Sea Systems Command and the Defense Technical Information Center's Information Analysis Center (IAC) contracts, continue to utilize this method of contracting with us. However, funding delays and decreases due to sequestration and U.S. government budgetary constraints, have caused delays in awards and work authorizations. Fixed price contract revenue was down $3.8 million to 8.5% of first quarter revenue as a result of our work for the U.S. Army and high-end nuclear engineering contracts. Time and material contract revenue was up $1.2 million to 7.8% of first quarter revenue. The table below summarizes our first quarter fiscal 2014 and 2013 revenue by contract billing type.

	Three Months Ended December 31,
Revenue by Contract Billing Type	2013		2012
	(Dollars in millions)
Cost reimbursable contracts	$155.2	83.7%	$171.5	84.0%
Fixed price contracts	15.7	8.5%	19.5	9.5%
Time and material contracts	14.5	7.8%	13.3	6.5%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by contract billing type for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        Due to the impact of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014 our first quarter prime contract revenue was down $20.1 million, an 11.1% decrease compared to last fiscal year. Revenue from our work as a subcontractor was up $1.2 million this quarter. As a prime contractor, we deliver services to customers by deploying our own staff and managing the efforts of other contractors. We also procure additional materials to support our customers who utilize our agile engineering and rapid prototyping support services. Costs for companies that work for us as subcontractors on our prime contracts and costs for materials often generate lower contract fee percentages, which in turn, place downward pressure on our gross margins. The table below summarizes our first quarter fiscal 2014 and 2013 prime and subcontract revenue.

	Three Months Ended December 31,
Prime and Subcontract Revenue	2013		2012
	(Dollars in millions)
Prime contracts	$161.4	87.1%	$181.5	88.8%
Subcontracts from other companies	24.0	12.9%	22.8	11.2%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue for prime and subcontracts for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        Although our customers continue to use IDIQ (Indefinite Delivery Indefinite Quantity) contract vehicles, our IDIQ contract revenue decline accounted for $14.5 million of our first quarter revenue decline. First quarter IDIQ contract revenue decreased by 11.1% as our customers cut back on using contract vehicles such as our Weapons System Information Analysis Center and Seaport-E contracts and other IDIQ contract vehicles. The table below summarizes our first quarter fiscal 2014 and 2013 revenue by contract vehicle type.

	Three Months Ended December 31,
Contract Vehicles	2013		2012
	(Dollars in millions)
IDIQ Contracts	$116.4	62.8%	$131.0	64.1%
Individual contracts and delivery orders	69.0	37.2%	73.3	35.9%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue for IDIQ contracts for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

Selected Financial Information

        The table below summarizes our first quarter fiscal 2014 and 2013 revenues and income from operations. First quarter revenue decreased by $18.9 million (9.3%) year over year and our gross profit decreased $3.6 million. Total first quarter operating expenses increased $3.8 million. General and administrative costs related to our refinancing activities were the principal driver of increased costs. Occupancy costs rose modestly, while depreciation and amortization expenses were down year over year. First quarter operating income in 2014 was $7.4 million less than it was in fiscal 2013.

	Three Months Ended December 31,
	2013		2012
Selected Financial Information		% of revenue		% of revenue
	(Dollars in millions)
Total contract revenue	$185,380		$204,329
Total direct contract costs	145,275	78.4%	160,635	78.6%
Direct labor costs	58,977	31.8%	59,461	29.1%
Materials and subcontracts	80,905	43.6%	95,471	46.7%
Other direct costs	5,393	2.9%	5,703	2.8%
Gross profit	40,105	21.6%	43,694	21.4%
Total operating expense	37,857	20.4%	34,054	16.7%
Major components of operating expense:
Overhead and G&A expenses	28,771	15.5%	24,032	11.8%
Rental and occupancy expense	7,781	4.2%	7,534	3.7%
Depreciation and amortization	1,305	0.7%	2,488	1.2%
Operating income	$2,248	1.2%	$9,640	4.7%

Direct Contract Expense and Gross Profit

        First quarter 2014 direct contract expenses were $15.4 million lower, down 9.6% to $145.3 million compared to last year's direct costs of $160.6 million. This decrease is consistent with lower first quarter revenue as noted in the Sources of Revenue section of this report. Direct labor costs decreased $484 thousand to $59.0 million (31.8% of revenue) as compared to last year as a result of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014 as well as a reduction of several of our U.S. Army training and business transformation programs. Year over year reductions in work in our agile engineering, rapid prototyping and high-end engineering businesses also drove the $14.6 million decrease in purchased materials and subcontractor costs. Our other direct contract costs were down $310 thousand because many of our customers reduced their travel budgets due to sequestration and budgetary pressures.

        Our first quarter 2014 gross profit was $40.1 million, down by approximately $3.6 million compared to 2013 as a result of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014. Our gross profit margins increased to 21.6% of revenue as compared to the 21.4% of revenue reported for the same period last year. Reduced use of subcontractors by us on our larger, more complex prime contracts and lower levels of purchased materials used in our agile engineering and rapid prototyping work contributed to reduced gross margins.

Operating and General and Administrative Expenses

        First quarter fiscal 2014 operating expenses increased $3.8 million (11.2%) compared to the same period last year. We continued to post reductions in overhead expense which resulted in decreases of approximately $2.5 million. Cost reductions in our general and administrative expenses have been offset due to costs incurred related to its refinancing efforts. Depreciation and amortization charges declined by $1.2 million compared to last year as amortization charges for contracts we obtained when we acquired JJMA in 2005 continue to decrease over time. Operating expenses, excluding refinancing related charges, continue to trend downward as they have since last year. However, refinancing related expenses have contributed to a significant increase in general and administrative expenses.

Operating Income

        First quarter fiscal 2014 operating income was $2.2 million, as compared to $9.6 million of first quarter of last year. The decrease was due to lower revenue, stable gross margin percentage and higher operating expenses which were driven, in part, by the costs of refinancing our debt. The decrease in first quarter revenue, coupled with higher first quarter operating expenses resulted in decreased operating income margin at 1.2% of revenue, which was a decrease of 351 basis points from the first quarter of fiscal 2013.

Other Expense

        First quarter fiscal 2014 aggregate interest income and interest expense and other expense was approximately $48 thousand higher than last year's comparable first quarter expense. Our Existing Secured Note principal increases each time we issue notes in lieu of paying interest. Higher Existing Secured Note principal drives higher cash pay interest expense and higher non-cash and deferred interest charges.

	Three Months Ended December 31,
	2013	2012
	(In thousands)
Cash Pay Interest
Revolver	$257	$205
Existing Secured Notes	8,300	8,136
Old Notes	6,022	6,278
Other cash pay interest and fees	15	18

Sub-total cash pay interest	14,594	14,637
Deferred and Non-cash Interest
Existing Secured Notes PIK interest	1,660	1,626
Debt issue costs and other non-cash items	2,694	2,656

Sub-total non-cash interest	4,354	4,282

Total interest expense	$18,948	$18,919

Income Tax Expense

        First quarter deferred income tax expense was $1.7 million both this year and last year. Our expense relates to tax-deductible goodwill. We continue to record a full valuation allowance for any tax benefit we are entitled to recognize because our history of losses makes it unlikely we will be able to realize the full benefit of our deferred tax assets.

Net Loss

        Our net loss for the first quarter totaled $18.5 million. First quarter revenue was down due, in part, to the impact of sequestration, the Congressional continuing resolution and the U.S. federal government shutdown at the beginning of fiscal 2014 and operating income declined $7.4 million as a result of the cost of refinancing our debt.

Backlog

        As of December 31, 2013, management estimates the amount of future revenues to be recognized under our existing contracts to be approximately $1.6 billion, of which, approximately $364 million is funded.

        All of our existing contracts are categorized as funded backlog and unfunded backlog, each of which is described below. The contract values and management's estimated revenues do not include any task orders or ceiling value under ID/IQ contracts, including GWACs and GSA schedules, except to the extent that task orders have been awarded to us under those contracts.

  •
  Funded Backlog. Funded backlog represents the estimated revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. We expect to recognize a substantial portion of our funded backlog as revenue within the next twelve months.

	As of December 31,
Backlog:	2013	2012
	(In millions)
Funded	$364.3	$421.0
  •
  Unfunded Backlog. Unfunded backlog represents the estimated revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

	As of December 31,
Backlog:	2013	2012
	(In millions)
Unfunded	$1,213.7	$1,779.0

        In second quarter fiscal 2013, management refined the methodology used to determine funded backlog and unfunded backlog, including only estimates of future revenues to be recognized under awarded contracts. First quarter fiscal 2013 estimates include executed contract values available for producing revenues for us.

        There can be no assurance that our existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual recognition of revenue on contracts included in our backlog may never occur or may change because a program schedule could change; the program could be canceled; a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. The primary risks that could affect our ability to recognize such revenue on a timely basis or at all include: schedule changes, contract modifications, and our ability to assimilate and deploy new staff against funded backlog; cost cutting initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services; and delayed funding of our contracts due to delays in the completion of the U.S. government's budgeting process and the use of continuing resolutions by the U.S. government to fund its operations, as described under "Risk Factors," elsewhere in this prospectus. The estimates used to compile remaining contract backlog are based on our experience under our contracts, and we believe the estimates are reasonable.

Year Ended September 30, 2013 Compared to Year Ended September 30, 2012

        Despite a challenging U.S. federal government defense market, we continue to win new contracts and execute on our existing base of business. Fiscal 2013 year-end revenues increased 3.9% over fiscal 2012 year-end revenue while operating income increased by 4.4%.

        Revenue increases were attributed to growing our existing base of business, which includes our support of the U.S. Special Operations Command, the Naval Warfare Centers, Rapid Equipping Force, Naval Sea Systems Command, and the Tank Automotive Research Development and Engineering Center. In addition, we continue to expand our business with new customers, such as our work in the international marketplace performing Naval Architecture and Marine Engineering services and providing high-end nuclear engineering services at several international nuclear power plants.

        Our initiatives continue to drive efficiencies throughout the business and have reduced overhead expenses by approximately $2.5 million and occupancy costs by $548 thousand as compared to last year. Contract amortization charges are declining over time as planned. Refinancing related expenses have off-set other cost reductions in our general and administrative costs and have driven an overall increase of $698 thousand.

        Risks related to sequestration, budget reductions, the 2013 government shutdown and other market factors disclosed in this prospectus have affected the revenue growth we have experienced in fiscal 2013. In the future these factors could have a material, adverse effect on our business, financial condition, results of operations and cash flows. Funding reductions associated with sequestration may affect us to a greater degree in fiscal 2014. At this time, the degree of these possible reductions cannot be measured with any degree of certainty.

	Fiscal Years Ended September 30,
	2013	2012	2011
	(In thousands)
Revenue	$848,972	$817,204	$787,314

Net loss	$(36,592)	$(41,447)	$(44,384)

Revenue

        Fiscal year 2013 revenue was $849.0 million, up $31.8 million (3.9%) over fiscal 2012 results. This growth was driven by our high-end, agile engineering, rapid prototyping and technology integration work in the Systems Analysis, Design and Engineering core business area, which increased $73.6 million (34.4%) compared to fiscal 2012. This core business area supported customers such as the U.S. Special Operations Command, the Tank Automotive Research Development and Engineering Center, Navy Warfare Development Command, Armament Research, Development and Engineering Center (ARDEC), the Rapid Equipping Force and the Night Vision and Electronic Sensors Directorate. Support for new and existing customers drove a $40.6 million (5.4%) overall increase in DoD fiscal

2013 revenue as work with the U.S. Special Operations Command, the Tank Automotive Research Development and Engineering Center, Naval Surface Warfare Center, U.S. Marine Corps and Department of Homeland Security has expanded.

        The $6.4 million increase from our commercial and international customers in fiscal 2013 over fiscal 2012 is related to the Naval Architecture and Marine Engineering work we are performing for the new generation Naval Offshore Patrol Vessel (NOPV) in India. Our high-end nuclear engineering work at several international nuclear power plants also contributed to the increase from our Commercial and International business. In addition, work on our PMS 377 and Team Submarine contracts increased in fiscal 2013, but these gains were offset by reduced activity on several ship design and construction support contracts related to the timing of the build cycles on several programs. These decreases, along with funding delays and reductions related to sequestration and budget reductions led to a $16 million (4.1%) decline in our fiscal 2013 U.S. Navy revenue and a $12.9 million (3.6%) decline in our fiscal 2013 Naval Architecture and Marine Engineering revenue. Fiscal year 2013 civilian agency revenue also declined $15.2 million compared to fiscal 2012 as tasking in our high-end consulting business has decreased due to federal government budgetary pressures.

Sources of Revenue

        The U.S. government continues to be our principal customer. As in the past, we expect the majority of our revenue will be derived from DoD and other federal agency contracts. Although we are investing to expand our international and commercial business, we believe commercial and international revenue will continue to be a low percentage of our total revenue. Certain annual revenue for the fiscal years ended 2013, 2012 and 2011 disclosed below differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged. The table below summarizes our revenue by principal customer for each of the past three fiscal years.

	Fiscal Years Ended September 30,
	2013		2012
	(In millions)
U.S. Air Force	$203.2	23.9%	$215.9	26.4%
U.S. Army	93.7	11.0%	105.5	12.9%
U.S. Navy	386.0	45.5%	402.3	49.3%
Other Department of Defense Customers	106.1	12.5%	24.7	3.0%

Sub-total Department of Defense Customers	$789.0	92.9%	$748.4	91.6%
Other Federal Agencies	31.3	3.7%	46.5	5.7%

Sub-total U.S. Government customers	820.3	96.6%	794.9	97.3%
Commercial and International customers	28.7	3.4%	22.3	2.7%

Total Revenue	$849.0	100.0%	$817.2	100.0%

        We provide professional engineering, program management and information technology services and scientific expertise in a range of specialized core business areas. We believe our business areas closely align our services with the demands of the marketplace. We expect our internal resource allocations and cost reductions will improve our efficiency and enhance our ability to provide cost-effective customer solutions. Factors reducing our Naval Architecture and Marine Engineering core business area and increasing our Systems Analysis, Design and Engineering core business area revenue are noted in the previous Revenue section. Reductions in the Modeling, Simulation, Training and Analysis from fiscal 2012 to fiscal 2013 totaling $28.9 million (11.6%) are due, in part to award delays on our Software, Networks, Information, Modeling and Simulation (SNIM) contract, slower than anticipated ramp-up periods on new contract awards, as well as sequestration related reductions in our customers' training and travel budgets which decreased our support activity in several modeling and simulation centers we manage for our customers. The table below summarizes our revenue by core business area for fiscal 2013, 2012 and 2011.

	Fiscal Years Ended September 30,
Core Business Area Revenue	2013		2012
	(In millions)
Naval Architecture and Marine Engineering	$342.0	40.2%	$354.9	43.4%
Systems Analysis, Design and Engineering	287.5	33.9%	213.9	26.2%
Modeling, Simulation, Training and Analysis	219.5	25.9%	248.4	30.4%

Total Revenue	$849.0	100.0%	$817.2	100.0%

        Cost-reimbursement contract revenue increased $46.5 million (6.9%) this year and represented 85.2% of fiscal 2013 revenue. Cost-reimbursement contracts are our least profitable type of contract because government regulations limit cost-reimbursement contract fee levels. To the extent that in the future cost-reimbursement contracts continue to increase as a percentage of our contract mix, operating margins and results may suffer. Customers, including the Naval Sea Systems Command and the Defense Technical Information Center continued to issue this type of tasking on our ID/IQ contract vehicles. Fixed price contract revenue was up $11.5 million to 8.8% of annual revenue from expanded international work in Naval Architecture and Marine Engineering work and high-end nuclear engineering services contracts. Time and material contract revenue fell $26.2 million to 6.0% of annual revenue, this reduction in Time and Material contract revenue occurred due to the reduction of our Commercial work within the Washington Consulting group as well as reductions in U.S. Army's Battle Command Support Services work. The table below summarizes our revenue by contract billing type for the past three fiscal years.

	Fiscal Years Ended September 30,
Revenue by Contract Billing Type	2013		2012
	(In millions)
Cost Reimbursable contracts	$723.2	85.2%	$676.7	82.9%
Fixed Price contracts	74.7	8.8%	63.2	7.7%
Time and Material contracts	51.1	6.0%	77.3	9.4%

Total Revenue	$849.0	100.0%	$817.2	100.0%

        In fiscal 2013, our prime contract revenue grew by $58.0 million, an 8.3% increase compared to last year. Revenue from our work as a subcontractor to other prime contractors was down $26.2 million or 22.3% in fiscal 2013 compared to fiscal 2012. We continue to increase our presence as a prime contractor on larger, more complex programs where we deliver services to customers by deploying our own staff and by managing the efforts of other contractors on contracts such as Amphibious Warfare Program Office Support Services (PMS 377) and the Integrated Warfare Systems Surface Ship Weapons (IWS 3.0) and Team Submarine. Prime contract revenue also grew as of a result of increased material procurement activity to support customers, such as the U.S. Special Forces Command and the Office of the Secretary of Defense, utilizing our agile engineering and rapid prototyping support services within our Systems Analysis, Design and Engineering Core Business Area.

        Costs for companies that work for us on our prime contracts and costs for materials often generate lower contract fee percentages, which in turn, place downward pressure on our gross margins. The table below summarizes our prime and subcontract revenue for the last three fiscal years.

	Fiscal Years Ended September 30,
Prime and Subcontract Revenue	2013		2012
	(In millions)
Prime contracts	$757.6	89.2%	$699.6	85.6%
Subcontracts from other companies	91.4	10.8%	117.6	14.4%

Total Revenue	$849.0	100.0%	$817.2	100.0%

        The trend by our customers to use our services through ID/IQ contract vehicles continued this year. ID/IQ contract revenue increased by 11.0% compared to last year. Our customers used our Weapons System Information Analysis Center and Seaport-E contracts as well as other IDIQ contract vehicles to obtain our services. The table below summarizes our revenue by contract vehicle type for the past three fiscal years.

	Fiscal Years Ended September 30,
Contract Vehicles	2013		2012
	(In millions)
IDIQ Contracts	$554.3	65.3%	$499.2	61.1%
Individual contracts	294.7	34.7%	318.0	38.9%

Total Revenue	$849.0	100.0%	$817.2	100.0%

Selected Financial Information

        The table below summarizes our fiscal 2013 and 2012 revenue and income from operations. Full year revenue increased by $31.8 million while total operating expenses declined by $6.7 million. We benefitted from continuing efforts to reduce our cost structure by trimming overhead expenses, general and administrative costs, facilities expenses. Our declining contract amortization charges also contributed to the lower fiscal year 2013 operating expense. Costs associated with our refinancing efforts eroded the cost reductions in our general and administrative expenses. The table below presents selected comparative financial information for fiscal years ended September 30, 2013 and 2012. Our discussion and analysis refers to financial information in this table and to our consolidated financial statements included elsewhere in this prospectus.

	Fiscal Years Ended September 30,
Selected Financial Information	2013		2012
		% Revenue		% Revenue
	(In thousands)
Total contract revenue	$848,972		$817,204
Total direct contract costs	669,504	78.9%	632,831	77.4%
Direct labor costs	248,934	29.3%	254,949	31.2%
Material and subcontract costs	402,171	47.4%	361,367	44.2%
Other direct costs	18,399	2.2%	16,515	2.0%

Gross profit	179,468	21.1%	184,373	22.6%

Total operating expense	137,267	16.2%	143,935	17.6%
Major components of operating expense:
Overhead and G&A expenses	99,381	11.7%	101,133	12.4%
Rental and occupancy expense	30,538	3.6%	31,086	3.8%
Depreciation and amortization	7,348	0.9%	11,716	1.4%

Operating income	$42,201	5.0%	$40,438	4.9%

Direct Contract Expense and Gross Profit.

        Direct contract costs increased by $36.7 million (5.8%) in fiscal 2013 compared to fiscal 2012 in line with higher current year revenue. Direct labor costs decreased $6.0 million (2.4%) year over year while third-party costs for materials and subcontracts grew by $40.8 million (11.3%) compared to last year. The decrease in direct labor was driven by reduced level of effort on a number of our contracts. Increased material and subcontractor costs are the result of us winning larger, more complex contracts as a prime contractor, that require us to hire and manage other contractors. Other direct costs increased by $1.9 million. Gross profit was down by $4.9 million this year, 142 basis points lower than last year's gross profit level. The decline in gross profit was due, in part, to the increase in material and subcontractor costs which typically will garner lower contract fees and the decrease in our direct labor.

Operating and General and Administrative Expenses.

        In fiscal 2013, operating expenses were $6.7 million lower than they were in fiscal 2012, declining by 1.4% to 16.2% of revenue. This year we realized $2.5 million in overhead savings as a result of previously announced staffing reductions and other non-labor cost reductions and cost avoidance measures. Depreciation expense in fiscal 2013 was down $1.1 million compared to fiscal 2012 as we continued to utilize our fully-expensed assets without a charge to operations.

        In fiscal 2013, amortization expense for intangibles was down $3.3 million compared to fiscal 2012. Charges for purchased contracts continue to decline over time as the acquired JJMA contract portfolio reaches the end of our useful life for accounting purposes. The useful life was initially established in 2005. As of September 30, 2013, the JJMA contract portfolio had an unamortized carrying value of $1.8 million.

        Offsetting some of the benefits from these lower operating expenses, general and administrative expenses were up year over year by approximately $698 thousand. This was primarily because of costs associated with our ongoing refinancing efforts.

Operating Income.

        Operating income rose to $42.2 million for the year, which was a 4.4% increase over last year's $40.4 million. The increase in operating income was due, in part, to the increase in revenue as noted in the Sources of Revenue section of this prospectus. Lower operating expenses due to reductions in overhead and core general and administrative costs helped propel the increase and offset lower gross profit margins. This operating income was 5.0% of revenue in fiscal 2013 up from 4.9% in fiscal 2012.

Other Expense.

        Interest income, interest expense and other aggregate non-operating expenses were stable year over year. Existing Secured Note interest was higher in fiscal 2013 because more interest-bearing PIK notes were outstanding. Old Note interest was lower because our outstanding principal was lower. Our revolver interest costs were higher as we accessed the revolver more frequently in fiscal 2013 and also had a higher balance of outstanding letters of credit. PIK interest and debt issue cost amortization was also higher in fiscal 2013 than fiscal 2012 because the principal balance increased.

	Interest Expense Fiscal Years Ended September 30,
	2013	2012
	(In thousands)
Cash Pay Interest
Revolver	$887	$793
Existing Secured Notes	32,761	32,116
Old Notes	24,861	25,112
Other cash pay interest and fees	69	69

Sub-total cash pay interest	58,578	58,090
Deferred and Non-cash Interest
Existing Secured Notes PIK interest	6,551	6,423
Debt issue costs and other non-cash items	10,571	10,421

Sub-total non-cash interest	17,122	16,844

Total interest expense	$75,700	$74,934

Debt Extinguishment.

        In fiscal 2013, we repurchased $10 million worth of Old Notes at a discount to face value in a series of open market transactions. We recognized a $3.9 million debt extinguishment gain on these debt repurchase transactions.

Income Tax Expense.

        We recognized $7.0 million in income tax expense both this year and last year. In fiscal 2013, our deferred tax assets increased by $18.6 million and in 2012 they increased by $20.1 million. Changes in deferred tax assets which reduce income tax expense were entirely offset by corresponding increases in valuation allowances. Our fiscal 2013 and 2012 income tax expense came almost exclusively from recognizing changes in our deferred tax liability arising from amortizing tax-deductible goodwill.

Net Loss.

        We posted a net loss of $36.6 million in fiscal 2013 which was a $4.9 million improvement from fiscal 2012. Revenue, gross margin and operating income were all higher and operating expenses were lower this year. And though we benefited from a debt extinguishment gain this year, continued high levels of interest expense partially offset these improvements.

Results of Operations

Year ended September 30, 2012 Compared to Year ended September 30, 2011

        Despite a very challenging defense market environment we performed well in fiscal 2012 compared to fiscal 2011. Our fiscal 2012 revenues increased 3.8% over fiscal 2011 and operating income growth exceeded revenue growth by increasing 13.9%. Revenue increases were attributed expanding our existing base of customers such as the U.S. Navy and U.S. Air Force and expanding into to new, growing markets including Special Operations Command. Our profitability gains were a result of Company initiatives to drive efficiencies throughout the business, which resulted in reduced operating expenses as well as general and administrative costs. Risks related to the Budget Control Act of 2011, sequestration, the "fiscal cliff" and other market factors, which were described earlier in this report, could affect revenue and operating income results we enjoyed in fiscal year 2012. The table below presents summary operating results for fiscal 2012 and 2011.

	Fiscal Years Ended September 30,
	2012	2011
	(In thousands)
Revenue	$817,204	$787,314

Net loss	$(41,447)	$(44,384)

Revenue

        Our revenues from federal government customers and work as a prime contractor increased in fiscal 2012 over fiscal 2011 and represented 97% of overall revenue. Prime contracts accounted for 85.6% of our revenue. Revenue in fiscal 2012 was $29.9 million (3.8%) greater than fiscal 2011 revenue. Growth came from both government and commercial and international customers with commercial and international revenues up by $7.2 million (47.7%) over fiscal 2011. Certain annual revenue for the fiscal years ended 2012 and 2011 disclosed below differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged. The table below summarizes our revenues by customer for each of the past two fiscal years.

	Fiscal Years Ended September 30,
	2012		2011
	(In millions)
U.S. Air Force	$215.9	26.4%	$216.8	27.5%
U.S. Army	105.5	12.9%	103.5	13.1%
U.S. Navy	402.3	49.3%	382.0	48.6%
Other Department of Defense Customers	24.7	3.0%	23.5	3.0%

Sub-total Department of Defense Customers	$748.4	91.6%	$725.8	92.2%
Other Federal Agencies	46.5	5.7%	46.4	5.9%

Sub-total U.S. Government customers	794.9	97.3%	772.2	98.1%
Commercial and International customers	22.3	2.7%	15.1	1.9%

Total Revenue	$817.2	100.0%	$787.3	100.0%

        Two of our core business areas saw significant growth in fiscal 2012. Naval Architecture and Marine Engineering recovered from fiscal 2011 program delays and was further buoyed by new contract awards, including the Amphibious Warfare Program Office Support Services (PMS 377) and the Integrated Warfare Systems Surface Ship Weapons (IWS 3.0) contracts. This led fiscal 2012 Naval Architecture and Marine Engineering revenue to exceed $354 million and increase $29.1 million over fiscal 2011. Our Systems Analysis, Design and Engineering revenue grew this year, up by $21.6 million as we provided rapid weapon systems prototyping analysis, weapon systems integration as well as logistical analysis support functions for customers such Special Forces Command and the Rapid Equipping Forces. Modeling, Simulation, Training and Analysis revenue declined by $20.8 million due to delays in contract awards and completion of several one-time build outs of modeling and simulation centers in fiscal year 2011.

	Fiscal Years Ended September 30,
Core Business Area Revenue	2012		2011
	(In millions)
Naval Architecture and Marine Engineering	$354.9	43.4%	$325.8	41.4%
Systems Analysis, Design and Engineering	213.9	26.2%	192.3	24.4%
Modeling, Simulation, Training and Analysis	248.4	30.4%	269.2	34.2%

Total Revenue	$817.2	100.0%	$787.3	100.0%

        Cost-reimbursable contract revenue continued a trend of increasing as an overall percentage of our revenues. Almost 83% of our revenue is derived from cost-reimbursable contracts. Fiscal 2012 realized a $27 million increase in cost-reimbursable contract revenues as revenues on our Weapons Systems Information Analysis Center and Seaport-E Multiple Award contracts increased. Fixed price contract revenue reversed its prior trend and increased as a percentage of our revenue. Fixed price revenues increased more than $13 million, up 26% from last year. Fixed price contracts represented more than 7.0% of our revenue. However, time-and material contracts were down this year, in both absolute dollars ($10.1 million) and as a percentage of our revenue (9.4% in fiscal 2012 compared to 11.0% in fiscal 2011).

	Fiscal Years Ended September 30,
Revenue by Contract Billing Type	2012		2011
	(In millions)
Cost Reimbursable contracts	$676.7	82.9%	$649.8	82.6%
Fixed Price contracts	63.2	7.7%	50.1	6.4%
Time and Material contracts	77.3	9.4%	87.4	11.0%

Total Revenue	$817.2	100.0%	$787.3	100.0%

        Fiscal 2012 prime contract revenue increased $42.2 million, a 6.4% increase compared to fiscal 2011. Revenue from our work as a subcontractor decreased by $12.3 million in fiscal 2012 as we continued to increase our position as a prime contractor on larger, more complex programs. Costs for companies that work for us on our prime contracts and costs for materials often generate lower contract fee percentages, which in turn, place downward pressure on our gross margins. The table below summarizes our prime and subcontract revenue for the last two fiscal years.

	Fiscal Years Ended September 30,
Prime and Subcontract Revenue	2012		2011
	(In millions)
Prime contracts	$699.6	85.6%	$657.4	83.5%
Subcontracts from other companies	117.6	14.4%	129.9	16.5%

Total Revenue	$817.2	100.0%	$787.3	100.0%

        The trend by our customers to execute work through ID/IQ (Indefinite Delivery Indefinite Quantity) contract vehicles continued in fiscal 2012, with revenue from ID/IQ contract vehicles increasing $8.5 million, a 1.7% increase compared to Fiscal Year 2011. Our customers continued to utilize our contract vehicles such as the Weapons System Information Analysis Center and Seaport-E contract vehicles. The table below summarizes our fiscal years 2012 and 2011 revenue by contract vehicle type.

	Fiscal Years Ended September 30,
Contract Vehicles	2012		2011
	(In millions)
IDIQ Contracts	$499.2	61.1%	$490.7	62.3%
Individual contracts and delivery orders	318.0	38.9%	296.6	37.7%

Total Revenue	$817.2	100.0%	$787.3	100.0%

        The table below presents selected comparative financial information for fiscal years ended September 30, 2012 and 2011. Our discussion and analysis refers to financial information in this table and to our consolidated financial statements included elsewhere in this prospectus.

	Fiscal Years Ended September 30,
Selected Financial Information	2012		2011
		% Revenue		% Revenue
	(In thousands)
Total contract revenue	$817,204		$787,314
Total direct contract costs	632,831	77.4%	603,481	76.7%
Direct labor costs	254,949	31.2%	255,441	32.4%
Material and subcontract costs	361,367	44.2%	330,448	42.0%
Other direct costs	16,515	2.0%	17,592	2.2%

Gross profit	184,373	22.6%	183,833	23.3%

Total operating expense	143,935	17.6%	148,340	18.8%
Major components of operating expense:
Overhead and G&A expense	101,133	12.4%	105,524	13.4%
Rental and occupancy expense	31,086	3.8%	31,311	4.0%
Depreciation and amortization	11,716	1.4%	11,357	1.4%

Operating income	$40,438	4.9%	$35,493	4.5%

Direct Contract Expenses and Gross Profit.

        Direct contract costs increased by $29.4 million (4.9%) in fiscal 2012 compared to fiscal 2011. This was in line with our higher fiscal 2012 revenues. Direct labor costs were stable year over year while third-party costs for materials and subcontracts climbed 9.4% an increase of $31 million compared to last year. The increase in material and subcontractor costs are the result of us winning larger, more complex contracts as a prime contractor, which requires us to manage the work of other contractors. Other direct costs decreased by $1.1 million. Gross profit was up by $540 thousand in fiscal 2012, but declined as a percentage of overall revenue due to increase in material and subcontractor costs, which typically will garner lower contract fees.

Operating and General and Administrative Expenses.

        Operating expenses declined by $4.4 million in fiscal 2012 (down 3.0%) to 17.6% of revenue. The decrease in operating expenses were driven by a $12.9 million (19.7%) reduction in general and administrative costs due, in part, to previously announced headcount reductions and cost containment efforts. Executive compensation expense (stock-based compensation, bonuses, severance and incentive compensation), costs for administration, accounting and finance decreased and legal and compliance costs were lower by $3.5 million. Rent and related facilities costs also decreased by $225 thousand in fiscal 2012. Depreciation and amortization expense increased modestly ($360 thousand) as amortization of recently deployed intangibles offset declines in amortization charges for prior years' acquired contracts. We also saw increased spending on information technology and software support (approximately $800 thousand) and expanded proposal and marketing efforts.

Operating Income.

        Although fiscal 2012 gross margin was only up modestly, lower operating expenses and increased helped generate $40.4 million in operating income. This was a $4.9 million (13.5%) improvement over $35.5 million in operating income in fiscal 2011. In fiscal 2011, operating income as a percentage of sales was 4.5% of revenue. In fiscal 2012 operating income rose to 4.9% of revenue because of lower operating expenses.

Other Expense.

        Interest income, interest expense and other aggregate non-operating expenses for fiscal 2012 increased $2.0 million compared to fiscal 2011. Interest expense accounted for half the increase and the absence of a debt extinguishment gain accounted for the other half. Existing Secured Note interest was higher in fiscal 2012 because more interest-bearing PIK notes were outstanding. Old Note interest was slightly lower because our outstanding principal was lower. Our revolver interest costs were a little higher as we used the revolver slightly more frequently in fiscal 2012 and we had a higher balance of outstanding letters of credit. PIK interest and debt issue cost amortization was also higher in fiscal 2012 than it was in fiscal 2011.

	Interest Expense Fiscal Years Ended September 30,
	2012	2011
	(In thousands)
Cash Pay Interest
Revolver	$793	$574
Existing Secured Notes	32,116	31,483
Old Notes	25,112	25,349
Other cash pay interest and fees	69	70

Sub-total cash pay interest	58,090	57,476
Deferred and Non- cash Interest
Secured Notes PIK interest	6,423	6,300
Debt issue costs and other non-cash items	10,421	10,143

Sub-total non-cash interest	16,844	16,443

Total interest expense	$74,934	$73,919

Debt Extinguishment.

        In fiscal 2012, we did not repurchase any outstanding debt. In fiscal 2011 we retired $5 million in Old Note principal and recognized an aggregate debt extinguishment gain of $939 thousand.

Income Tax Expense.

        We recognized $7.0 million in income tax expense in both fiscal 2012 and 2011. In fiscal 2012, our deferred tax assets increased by $20.1 million and in fiscal 2011 they increased by $21.3 million. Changes in deferred tax assets which reduce income tax expense were entirely offset by corresponding increases in valuation allowances. Our fiscal 2012 and 2011 income tax expense came solely from recognizing changes in our deferred tax liability arising from amortizing tax-deductible goodwill.

Net Loss.

        Although our net loss in fiscal 2012 was smaller than fiscal 2011, we still lost $41.4 million this year. Revenue, gross margin and operating income were all higher in fiscal 2012 and operating expenses were lower. However, higher interest expense and the absence of a debt extinguishment gain partially offset these improvements and adversely affected the bottom line in fiscal 2012.

Liquidity and Capital Resources

        We use cash primarily to fund operations and service our debt. We had $4.7 million in cash and cash equivalents at December 31, 2013. Cash and cash equivalents declined by almost $21 million during the first quarter of fiscal 2014 compared to September 30, 2013. As of December 31, 2013, we had no borrowings outstanding under our $35 million Old Revolving Credit Facility. We were, however, contingently liable under $4.0 million in outstanding letters of credit which reduced our ability to borrow under our credit facility. The maximum available borrowing capacity under our credit facility was approximately $31.0 million at December 31, 2013.

        At December 31, 2013, we had $333.1 million in outstanding Existing Secured Notes due November 2014 and $235.0 million in outstanding Old Notes due February 2015. In fiscal 2013, we repurchased $10.0 million of Old Notes (face value) in a series of open market transactions. For additional information concerning our Old Revolving Credit Facility, our Existing Secured Notes and our Old Notes, see Note 11 to our audited consolidated financial statements and Note 10 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. For additional information concerning our Amended and Restated Revolving Credit Facility, see "Description of Other Indebtedness—Amended and Restated Revolving Credit Facility."

        In general, cash provided by operating activities is adequate to fund our operations, including quarterly interest payments for our Existing Secured Notes and Old Notes. When the Exiting Secured Notes mature on November 1, 2014, we will have to pay out $339.8 million in principal and $16.8 million in interest. In February 2015, we will have to pay out $235.0 million in principal and $12.0 million in interest when the Old Notes mature. At the point of maturity of our Existing Secured Notes and Old Notes, our current liabilities will exceed our current assets and we will not have sufficient cash flow from operating activities to repay the Existing Secured Notes and Old Notes at maturity. Our history of continuing losses, our financial position, and the substantial liquidity needs we face raise substantial doubt about our ability to continue as a going concern. See Note 2 to the audited consolidated financial statements and the unaudited condensed consolidated financial statements included herein.

        We have entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions. The Refinancing Transactions include:

  •
  the entry into, and borrowings under, the New First Lien Term Facility;

  •
  the entry into, and borrowings under, the New Second Lien Term Facility;

  •
  the Exchange Offer and Consent Solicitation;

  •
  the redemption of the Existing Secured Notes;

  •
  the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement; and

  •
  the ASOF Cash Funding and the Unit Offering.

        Although we have entered into the Support Agreement with the Supporting Noteholders, there can be no assurance that we will enter into definitive agreements regarding the terms of the Refinancing Transactions, that a sufficient amount of the other holders of the Old Notes will agree to participate in such a transaction, that we will be successful at obtaining a New Revolving Credit Facility or refinancing the Existing Secured Notes or that any of the Refinancing Transactions will occur on all or any of the terms described above, and, if any of the Refinancing Transactions does occur, that the terms concluded will be favorable to our existing investors. We are continuing our refinancing efforts. We may engage from time to time in discussions with other of our creditors, other holders of the Old Notes, and holders of the Existing Secured Notes as well as with advisors to such creditors and holders.

        The terms of the agreements we are seeking to negotiate are expected to materially affect our short and long-term cash obligations and our interest expense. Future interest expense on the agreements to be negotiated may include interest payable in cash, PIK interest and warrants. Demands on our cash flows as of the date of this prospectus are likely to change materially if our refinancing efforts are successful.

        Fluctuations in our cash flows and liquidity demands required by operations occasionally make it necessary for us to access our credit facility to meet cash demands. We did not have to access our Old Revolving Credit Facility to meet periodic interest payment demands or fund operations from May 2012 to July 2013. In June and July 2013, we borrowed approximately $6.0 million under the Old Revolving Credit Facility to repurchase $10.0 million of our outstanding Old Notes. In August 2013, we borrowed $10.0 million; we repaid the balance in full in mid-September 2013. Our current credit facility expires on August 1, 2014.

        The following narrative discusses our cash flows for the three months ended December 31, 2013 and 2012.

  Cash flows used in operating activities

	Three months ended December 31,
	2013	2012
	(In thousands)
Net cash used in operating activities	$(19,903)	$(6,317)

        Our operating cash flows are primarily affected by our ability to invoice and collect from our clients in a timely manner, our ability to manage our vendor payments, and the overall profitability of our contracts. We bill most of our customers monthly after services are rendered. Some contracts permit us to bill our customers twice monthly. Operating activities used $19.9 million of cash in the first quarter of fiscal 2014, compared to only $6.3 million consumed in the first quarter of fiscal 2013. Some of our increased cash demands were driven by costs we are incurring in our efforts to refinance our existing debt. Current year operating cash flows were affected by:

  •
  lower revenue and billings to customers

  •
  delays in collecting receivables

  •
  timing of vendor payments

  •
  higher net losses and

  •
  lower non-cash expenses for depreciation and amortization, and incentive compensation

        In the first quarter of fiscal 2014, we collected approximately $188 million in receivables, slightly more than the revenue we recognized this quarter. In first quarter of fiscal 2013, we collected $204 million which was slightly less than the revenue recognized that quarter. Even though collections kept pace with revenue, the October 2013 government shut down along with government payment process changes have delayed some collections.

        We compute days' sales outstanding (DSO) based on trailing twelve-month revenue. Accounts receivable DSO stood at 74.4 days at December 31, 2013 and 74.2 days at September 30, 2013. Lower sales and receivables balances kept DSO relatively unchanged in the first quarter of fiscal 2014.

        This quarter, we saw delays in obtaining contract funding for customer-requested work performed in advance of receiving executed contract documents. At September 30, 2013, we had $14.6 million in unfunded contract receivables for customer-requested work. As of December 31, 2013 this had grown by $3.2 million to $17.8 million. Management cannot forecast whether the Bipartisan Budget Control Act will favorably or adversely affect timing of contract funding and/or collections for our programs.

  Cash used in investing activities

	Three months ended December 31,
	2013	2012
	(In thousands)
Net cash used in investing activities	$(273)	$(603)

        We use some of our cash to invest in equipment and software, leasehold improvements and internally-developed software. During the three months ended December 31, 2013 and 2012, we spent $273 thousand and $603 thousand for these types of capital expenditures. We expect our investing activities and capital expenditures to continue at comparable levels for the balance of the current fiscal year. Our Amended and Restated Revolving Credit Facility limits the amount we may spend on capital expenditures.

  Cash used in financing activities

	Three months ended December 31,
	2013	2012
	(In thousands)
Net cash used in financing activities	$(750)	$(846)

        In the three months ended December 31, 2013, we used $750 thousand to pay the first of several fees associated with our refinancing efforts. We will face additional fees at or before closing of the Refinancing Transactions. In fiscal 2014, we sold $934 thousand worth of our common stock to the ESOP Trust for employee purchases. In a separate transaction, we subsequently repurchased $934 thousand of ESOP shares from former employees and beneficiaries.

        Fluctuations in our cash flows and liquidity demands required by operations occasionally make it necessary for us to access our credit facility. In the first quarter of fiscal 2014, we borrowed and repaid $10.0 million on our Old Revolving Credit Facility to fund operations and moderate the adverse effects on collections from the government shutdown and other process delays. We did not access the Old Revolving Credit Facility to make our November 2013 interest payment. Our Old Revolving Credit Facility balance for the period over which we borrowed funds was $10 million, not including letters of credit. Our fiscal 2014 weighted average loan balance was approximately $3.2 million.

        In fiscal 2013, our first quarter financing activities were exclusively sales and repurchases of common stock. The ESOP Trust bought approximately $2.0 million in our common stock and we spent approximately $1.1 million to repurchase shares from former employees and beneficiaries.

        The following narrative discusses our cash flows for the years ended September 30, 2013 and 2012.

  Cash flows used in operating activities

	Fiscal Years Ended September 30,
	2013	2012
	(In thousands)
Net cash flow provided by operating activities	$10,783	$12,681

        Our operating cash flows are primarily affected by our ability to invoice and collect from our clients in a timely manner, our ability to manage our vendor payments, and the overall profitability of our contracts. We bill most of our customers monthly after services are rendered. Some contracts permit us to bill our customers twice monthly. We had $10.8 million in operating cash flows for fiscal 2013, approximately $1.9 million less than the $12.7 million we generated in 2012. Current year operating cash flows were affected by:

  •
  increased billings to customers

  •
  timing of collecting receivables

  •
  timing of vendor payments

  •
  lower net losses

  •
  lower non-cash expenses for depreciation and amortization, and incentive compensation

        We collected approximately $857 million in receivables during the year ended September 30, 2013. In 2012, we collected $829 million. Earlier in fiscal 2013, the federal government altered some of its accelerated payment practices which affected the overall payment cycle of our invoices. It took us until the fourth quarter of fiscal 2013 to recover from most of the effects of these changes. Management cannot forecast whether sequestration will adversely affect timing of our collection of our receivables in the future, but we did experience significant payment delays and funding reductions compared to the same period in prior fiscal years as a result of the government shutdown that occurred immediately after our fiscal year ended.

        We compute days' sales outstanding (DSO) based on trailing twelve-month revenue. Accounts receivable DSO stood at 74.2 days at September 30, 2013 and 78.5 days at September 2012. From July to September 2013, improved collections reduced DSO by more than five days. Year over year our DSO improved by more than four days.

        This year, even though we were affected by sequestration-related funding delays, we made progress in obtaining contract funding. During fiscal 2013, unfunded customer requested work declined even as revenue increased by almost $31.8 million compared to fiscal 2012. By September 30, 2013, we were able to reduce unfunded contract receivables by $4.4 million to $14.6 million for customer-requested work. This compares to $19.0 million at September 30, 2012.

  Cash used in investing activities

	Fiscal Years Ended September 30,
	2013	2012
	(In thousands)
Net cash used in investing activities	$(1,869)	$(2,731)

        We use some of our cash to invest in equipment and software, leasehold improvements and internal projects. During fiscal years 2013 and 2012, we spent $1.9 million and $2.7 million for these types of capital expenditures. We expect our investing activities and capital expenditures to continue at comparable levels during the coming fiscal year. Our Amended and Restated Revolving Credit Facility limits the amount we may spend on capital expenditures.

  Cash used in financing activities

	Fiscal Years Ended September 30,
	2013	2012
	(In thousands)
Net cash used in financing activities	$(10,528)	$(3,541)

        In fiscal 2013 we used $10.5 million for financing activities. ESOP transactions accounted for $4.5 million of our financing activities and debt repurchases accounted for the remaining $6.0 million of net cash used. In the fourth quarter of fiscal 2013, we also borrowed and repaid an additional $10.0 million on our Old Revolving Credit Facility to fund operations before our collections recovered from government payment delays. In fiscal 2013 and 2102 we were able to service our debt without using our Old Revolving Credit Facility. The $10.0 million we borrowed and repaid in the fourth quarter of fiscal 2013 was the highest outstanding revolver balance at any point in fiscal 2013.

        In fiscal 2013, we paid out $6.7 million to redeem ESOP shares from former employees. We received $2.2 million for ESOP Trust purchases of our common stock from employee salary deferrals for the second half fiscal 2012 and the first half of fiscal 2013. In fiscal 2013, we lent the ESOP Trust $1.9 million for it to fund statutorily required diversification of ESOP participant investments. The ESOP Trust repaid the loan in full prior to March 31, 2013.

        As permitted by our debt agreements, we used our swing line facility to borrow and repay the $6.0 million we used to repurchase, at a discount, the $10.0 million of Old Notes we retired. We repurchased the retired Old Notes in a series of open market transactions and prepaid the interest on the notes we repurchased through the date of repurchase. We repaid all funds we borrowed to purchase Old Notes by July 16, 2013, and the largest repurchase related loan balance outstanding was $3.3 million.

        Our weighted average loan balance on our Old Revolving Credit Facility for the period over which we borrowed funds was $323 thousand, not including letters of credit. The weighted average outstanding loan balance for fiscal 2013 was only $45 thousand.

        In fiscal 2012, we used $3.5 million for ESOP-related financing activities and did not repurchase any of our outstanding debt. We paid $4.8 million to redeem ESOP shares from former employees. We received $1.3 million from the ESOP Trust for purchases of our common stock. Last year, we also lent the ESOP Trust $0.5 million for it to fund statutorily required diversification of ESOP participant investments. The ESOP Trust repaid the loan in full prior to March 31, 2012.

        In fiscal 2012, we used the Old Revolving Credit Facility to offset the effects of delays in customer payments. From October 2011 through May 2012, we borrowed and repaid a total of $26.0 million. May 12, 2012, was the last date in 2012 on which there was any balance drawn on the Old Revolving Credit Facility.

Discussion of Debt Structure

        As of December 31, 2013, our debt structure included the $35 million Old Revolving Credit Facility (with no borrowings outstanding), $333.1 million in Existing Secured Notes ($310 million in initial principal amount plus $23.1 million in PIK interest notes issued), and $235.0 million principal amount in Old Notes. Unless we are able to conclude a refinancing transaction, we will be unable to repay the Existing Secured Notes or the Old Notes when they become due in November 2014 and February 2015, respectively. The indentures governing the Old Notes and the Existing Secured Notes and our Amended and Restated Revolving Credit Facility include a number of covenants. We expect to be able to comply with our indenture covenants and our credit facility financial covenants at least until the Amended and Restated Revolving Credit Facility expires in August 2014. We are in compliance with each of the affirmative, negative and financial covenants in our existing debt agreements. See Note 10 to our unaudited condensed consolidated financial statements elsewhere in this prospectus for a detailed discussion of our current debt structure and a list of relevant terms and limitations in existing current and long-term debt agreements, our Old Revolving Credit Facility and the indentures governing the Old Notes and the Existing Secured Notes.

        On May 2, 2014 we entered into the Amended and Restated Revolving Credit Facility with Wells Fargo Bank, National Association, as administrative agent and sole lender, to replace, amend and restate it in its entirety. Simultaneously, the lenders under the Old Revolving Credit Facility assigned all of their interests under the Old Revolving Credit Facility to Wells Fargo Bank, National Association. Pursuant to the amendment: (i) the prior lenders under the Old Revolving Credit Facility were replaced with Wells Fargo Bank, National Association; (ii) the prior administrative agent was replaced with Wells Fargo Bank, National Association; (iii) the aggregate revolving credit commitment was increased from $35 million to $45 million, subject to borrowing base limitations; (iv) the maturity date was modified from August 22, 2014 to August 1, 2014; (v) the interest rate spread applicable to Eurodollar loans was reduced from 600 basis points to 475 basis points (interest will also include a daily one-month LIBOR floor); and (vi) certain conforming changes were made.

Revolving Credit Facility—Covenant Compliance

        In December 2013, in anticipation of a potential covenant breach resulting from our receipt of an audit opinion with respect to our 2013 fiscal year end financial statements that would include a "going concern" explanatory note, our Old Revolving Credit Facility lenders agreed initially to waive through February 21, 2014 the potential breach of our credit agreement which would have resulted, absent the waiver, from receiving the audit opinion with the going concern explanatory note. Absent the waiver, we would not have been able to access our Old Revolving Credit Facility after receipt of the fiscal year end 2013 audit opinion. We paid no fee for this initial waiver. On February 21, 2014, our Old Revolving Credit Facility lenders agreed to extend the effective period for this waiver through and including March 31, 2014, and we paid a $175,000 fee to extend the waiver. Pursuant to the terms of the waiver, we paid the Old Revolving Credit Facility lenders an additional $175,000 fee since the Old Revolving Credit Facility was not refinanced by March 23, 2014. Effective March 31, 2014, the Old Revolving Credit Facility lenders agreed to further extend the effective period for this waiver through and including April 30, 2014, and we paid a $350,000 fee to extend the waiver. Under the Amended and Restated Revolving Credit Facility, the new lender excepted the "going concern" explanatory note in the December 2013 audit opinion from the Amended and Restated Revolving Credit Facility covenant concerning delivery of audit opinions to the new lender.

        Our Old Revolving Credit Facility defined Consolidated EBITDA and required us to achieve a minimum Consolidated EBITDA threshold in order to maintain access to the Old Revolving Credit Facility and avoid potential cross default on the Existing Secured Notes and Old Notes. Neither EBITDA nor Consolidated EBITDA is a measure of financial performance in accordance with generally accepted accounting principles.

        The Old Revolving Credit Facility permitted us to exclude certain expenses and required us to exclude certain one-time gains when computing Consolidated EBITDA. The Old Revolving Credit Facility required us to have a minimum $63.0 million in Consolidated EBITDA for the twelve months ended September 30, 2013. We had approximately $71.0 million in Consolidated EBITDA for the twelve months ended September 30, 2013, and exceeded the requirement by approximately $8.0 million. The Old Revolving Credit Facility required us to have a minimum $65.5 million in Consolidated EBITDA for the twelve months ended December 31, 2013. We had approximately $69.5 million in Consolidated EBITDA for the twelve months ended December 31, 2013. Accordingly, we exceeded the requirement by approximately $4.0 million.

        The Amended and Restated Revolving Credit Facility requires that at the end of each quarter, our trailing twelve month Consolidated EBITDA equals or exceeds our fixed charges. The Amended and Restated Revolving Credit Agreement defines Consolidated EBITDA as it was defined in the Old Revolving Credit Facility. See "Description of Other Indebtedness—Amended and Restated Revolving Credit Facility" for more information about the terms of the Amended and Restated Revolving Credit Facility.

Existing Secured Note Indenture and Old Note Indenture

        There are no financial covenants in either the Existing Secured Note Indenture or the Old Note Indenture. Certain provisions in the Existing Secured Note Indenture and the Old Note Indenture limit our ability to incur additional debt or pay dividends if our ratio of Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0. The Existing Secured and Old Note Indentures define Adjusted EBITDA and Consolidated Interest Expense. Adjusted EBITDA under the Existing Secured Note Indenture and the Old Note Indenture differs from Consolidated EBITDA as defined in our Old Revolving Credit Facility and the Amended and Restated Revolving Credit Facility. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in our common stock. Set out below are our actual ratios of Adjusted EBITDA to Consolidated Interest Expense as of December 31, 2013, September 30, 2013 and September 30, 2012.

	December 31, 2013	September 30, 2013	September 30, 2012
Trailing twelve-month Adjusted EBITDA	$67.7 million	$69.0 million	$69.3 million
Trailing twelve-month Consolidated Interest Expense	$75.7 million	$75.7 million	$74.9 million
Ratio	0.89 to 1.0	0.92 to 1.0	0.93 to 1.0

Capital Resources

Available Liquidity	December 31, 2013	December 31, 2012
	(In thousands)
Cash and cash equivalents	$4,687	$19,461

Old revolving credit facility	35,000	35,000

Less: Letters of Credit	(4,000)	(4,011)

Net available liquidity	$35,687	$50,450

        Despite our lower levels of cash on hand at December 31, 2013, we believe the capital resources available to us including under our Amended and Restated Revolving Credit Facility and cash from our operations, are adequate to fund anticipated operating cash requirements so long as the Refinancing Transactions are completed timely. We also believe that our cash on hand and cash from operations are adequate to make our quarterly interest payments for our Existing Secured Notes and Old Notes. We also expect that our cash flows will be sufficient to meet ESOP repurchase and diversification demands and support our modest level of capital expenditures. Although our cash flow from operations has been sufficient for us to fulfill our financial commitments in the past, unless we are able to refinance our existing debt agreements, we will be unable to repay either the Existing Secured Notes or the Old Notes when they become due in November 2014 and February 2015, respectively.

        At December 31, 2013, we had no outstanding borrowings under our Old Revolving Credit Facility, and we had $4 million in outstanding letters of credit. For additional information concerning our Old Revolving Credit Facility, see Note 10 to our unaudited condensed consolidated financial statements elsewhere in this prospectus.

        We expect to be able to meet the Amended and Restated Revolving Credit Facility debt covenants including the fixed charge coverage ratio through the Amended and Restated Revolving Credit Facility's expiration in August 2014. We believe we can attain the minimum fixed charge coverage ratio required in the Amended and Restated Revolving Credit Facility even though delays in contract awards could adversely affect our ability to increase our revenue on the timeline we seek to achieve. We believe we will be able to meet our financial covenants over the remaining life of the Amended and Restated Revolving Credit Facility and thus be able borrow funds as and when necessary through the Amended and Restated Revolving Credit Facility's August 2014 maturity date.

        In each of the past three fiscal years, we generated sufficient cash flow from operations to fulfill our financial commitments. If we do not succeed in refinancing our existing debt agreements, we will not have sufficient resources to repay either the Existing Secured Notes or the Old Notes when they become due.

Short-Term Borrowings

        From time-to-time, we borrow funds under our revolving credit facility for working capital requirements, to fund operations and to repurchase our Old Notes in open market transactions. Borrowings under our Old Revolving Credit Facility bore interest at one of the following variable rates as selected by us at the time of the borrowing: an 8.5% Eurodollar rate or an 8.5% alternative base rate. Borrowings under the Amended and Restated Revolving Credit Facility bear interest at a rate equal to the daily one month LIBOR plus 475 basis points.

        During the remaining life of the Amended and Restated Revolving Credit Facility we may use our Amended and Restated Revolving Credit Facility or additional sources of borrowings, as needed, to fund our anticipated cash requirements. We do not currently forecast that we will need to draw significant amounts on the Amended and Restated Revolving Credit Facility for extended periods. However, as we did during the first quarter of fiscal 2014 we may need to use the Amended and Restated Revolving Credit Facility for short periods of time based on collections cycles subject to government payment delays.

        If the federal government were to implement further changes to our current payment practices, as a result of sequestration, budget cuts, policy changes, government shut downs, or otherwise, we might have to use our Amended and Restated Revolving Credit Facility to a more significant extent than we currently forecast. Despite payment delays arising from the October 2013 government shut down, we did not have to draw on our Old Revolving Credit Facility to fund operations or make our November 2013 interest payment. We did, however, access our Old Revolving Credit Facility later in November 2013. Continued delays in the government payment cycle could adversely affect our short-term cash flows and increase our interest expense if we need to use our credit facility to borrow larger amounts more frequently than we have in the past or currently plan to do in the future.

        The following table summarizes the activity under our Old Revolving Credit Facility for the three months ended December 31, 2013 and 2012 and fiscal years 2013 and 2012, not including issued and outstanding letters of credit.

	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2013	2012	2013	2012
			(In thousands)
Short-term borrowings
Aggregate Old Revolving Credit Facility borrowings	$10,000	$—	$16,461	$26,000

Aggregate Old Revolving Credit Facility repayments	(10,000)	—	(16,461)	(26,000)

Net change in Old Revolving Credit Facility balance payable	$—	$—	$—	$—

Cash Management

        To the extent possible, we invest our available cash in short-term, investment grade securities with the priorities of maintaining the safety of our principal, maintaining the liquidity of our investments, maximizing the yield on our investments and investing our cash to the fullest extent possible. Cash and cash equivalents include cash on hand, amounts due from banks and short term investments with maturity dates of three months or less at the date of purchase.

Cash flow effects and risks associated with equity-related obligations

        We cannot accurately predict the extent to which ESOP repurchases and diversification demands may increase in future years. As more employees meet statutory and Plan-specific age and length of service requirements, potential diversification demands may increase. These demands can increase further with any increase in the price of a share of our common stock. While declines in our share price, such as the ones we have over the past two years, could reduce the value of each individual Plan participant's beneficial interest, such a potential price decline could be offset by increased diversification demands and thus might not reduce the aggregate value of near-term demands on our cash to fund ESOP-related transactions. We monitor future potential repurchase liability cash flow demands by relying in part on internal and external financial models that incorporate Plan census data and financial inputs intended to simulate changes in our share price.

        Changes in the price of a share of our common stock do not affect warrant-related interest expense. Our outstanding Existing Warrants are permanent equity. The warrants have a one penny exercise price and are in the money. They do not have a cash liquidation option and therefore we only recognize interest expense for the debt issue cost associated with the initial fair value of the Existing Warrants.

        We face no significant stock-based compensation liabilities. Outstanding Stock Appreciation Rights (SARs) have little, if any, intrinsic value and our related liability is minimal. Management is unable to forecast the share price the ESOP Trustee will determine in future valuations and thus cannot predict future SAR-related cash flow demands. Certain SAR grantees can choose to defer future payments by having us deposit funds in a rabbi trust we own. Any such deferrals will not materially affect planned payments or overall anticipated cash outflows.

        Although current financial information includes the effects of the most recent ESOP Trust transactions, future expenses for stock-based compensation are likely to differ from estimates as the price of a share of our common stock changes. Our next regularly scheduled ESOP valuation period ends in March 2014. Interest rates, market-based factors and volatility, the effects of our efforts to refinance our existing indebtedness, as well as our financial results will affect the future value of a share of our common stock. After each semi-annual valuation period, the Plan permits former employees and beneficiaries to request distribution of their vested ESOP account balances. Consistent with the terms of the Plan, IRC requirements, and our established practice, we intend to pay distribution requests in five annual installments and to defer initial payments as permitted. The Plan allows us to defer initial installment distributions for six years for former employees who are not disabled, deceased or retired. We plan to meet future distribution demands through operating cash flows, and if necessary, access to our Amended and Restated Revolving Credit Facility.

ESOP Share Redemptions and Diversifications

        Our year-end ESOP valuation period ends on September 30th. Although we amended the Plan to permit us to delay the September 2013 valuation and report, the valuation occurred as normal and we contributed common stock to the ESOP as of September 30, 2013 at $8.10 per share.

        After each ESOP valuation, the Plan permits beneficiaries and former employees to request distribution of their vested ESOP account balances. Consistent with the terms of the Plan, IRC requirements, and our established practice, we intend to pay distribution requests in five annual installments and to defer initial payments as permitted. The Plan allows us to defer initial installment distributions for six years for former employees who are not disabled, deceased or retired. We plan to meet future distribution demands through operating cash flows, and, if necessary, access to our revolving credit facility.

        We cannot predict the future value of a share of our common stock. Interest rates, market-based factors and volatility, the effects of the refinancing, along with our future financial and operating results will, among other things, affect the future value of a share of our common stock. We monitor future potential repurchase liability cash flow demands by relying in part on internal and external financial models that incorporate Plan census data and financial inputs intended to simulate changes in our share price. We use these forecasts to avoid, to the extent practicable, surges in redemption-related demands on our future cash flows.

        Even with these models, we cannot accurately predict the extent to which ESOP repurchases and diversification demands may increase in future years. As more employees meet statutory and Plan-specific age and length of service requirements, potential diversification demands may increase. Although these demands could rise if the price of a share of our common stock were to increase, the most recent decline in our share price materially reduced the value of each individual Plan participant's beneficial interest. Price declines like those we have experienced over the past five valuations can lead to an upturn in the number of individuals making diversification demands. However, even if greater numbers of individuals sought to diversify their ESOP investments, lower values for individual account balances make it unlikely their elections would materially increase the aggregate value of near-term demands on our cash to fund ESOP-related transactions. Based on current diversification demands, we estimate we will have to pay out approximately $854 thousand before our next scheduled ESOP valuation to meet this year's diversification demands.

        As a result of the declines in the price of a share of our common stock, our existing analyses do not forecast material increases in the level of estimated future share redemption cash outflows. While we are able to determine the current value of existing demands for future share redemptions based on the current price of a share of our common stock, we are only able to forecast cash flow demands for participants who have already commenced redeeming their shares and only for the years subsequent to their initial share redemption payout request. As of December 31, 2013, based on our current $8.10 share price, we estimate we will have to pay out the amounts listed below for the balance of this year and the next four fiscal years.

  Estimated Share Redemption Payouts

Fiscal Year Ending September 30,	Amounts (in thousands)
Remainder of 2014	$1,164
2015	1,731
2016	1,388
2017	960
2018	192

Total estimated pay outs	$5,435

Cash flow demands from existing debt agreement obligations

        During fiscal 2014 and fiscal 2015, we expect we will have to make the estimated interest and principal payments set forth below for our existing long-term debt. Based on our current capital structure, we do not forecast that we will have material interest expense on our Amended and Restated Revolving Credit Facility as we do not expect to borrow material amounts for any significant period of time. Our forecast interest expense is based on amounts we expect to pay in commitment fees for unused balances on the Amended and Restated Revolving Credit Facility throughout its remaining life. We may access the Amended and Restated Revolving Credit Facility from time to time if we determine it is advantageous to make additional repurchases of our outstanding notes.

        We do not expect that we will have any material tax-related cash obligations for the foreseeable future. We have significant net operating loss deductions available. We do not forecast having taxable income for at least the next five years.

        We will be unable to generate sufficient cash flow from operations to retire our debt as it comes due. We can offer no assurance that we will be able to obtain new financing at sufficient levels and on acceptable terms, if at all. The following table discloses the estimated interest and principal payments we are currently required to pay on our existing current and long term debt during the remainder of 2014 and in fiscal 2015 and does not reflect the effects of the Refinancing Transactions or the amended terms under the Amended and Restated Revolving Credit Facility.

	Fiscal Year
Estimated Minimum Payments—Existing Debt Agreements	2014	2015
	(In thousands)
Old Revolving Credit Facility(1)
Interest	$398	$—
Existing Secured Notes(2)
Interest	16,655	16,821
Principal and PIK Interest Notes	—	339,788
Old Notes(3)
Interest	24,088	12,300
Principal	—	235,000

Total interest paid in cash	$41,141	$28,865
Total principal and PIK Interest paid in cash	—	574,788

Total estimated minimum debt payments	$41,141	$603,653

(1)
Through August 1, 2014, when the Amended and Restated Revolving Credit Facility expires, we expect we may occasionally use our $45.0 million Amended and Restated Revolving Credit Facility to meet working capital needs and for other general corporate purposes. Management expects the average utilized revolver balance will be immaterial and that interest expense will consist primarily of commitment fees for unused balances.

(2)
The Existing Secured Notes bear annual interest at 10% in cash and 2% in PIK. The outstanding principal will increase over time for the 2% annual compounding PIK interest added to the initial $310 million in principal. The Existing Secured Notes, including $29.8 million in PIK interest, mature November 1, 2014.

(3)
The Old Notes bear interest at 10.25% and mature February 1, 2015. As of September 30, 2013, we had repurchased $15 million worth of Old Notes: $2 million in November 2010; $3 million in June 2011; $5 million in June 2013; and $5 million in July 2013.

 Impact of Refinancing Transactions

        We believe our overall long-term liquidity will improve as a result of the Refinancing Transactions. Assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and assuming the Cash Option is 50% subscribed, we expect to use the proceeds from the New Secured Term Debt to redeem $334.2 million as of December 31, 2013 in aggregate principal amount of outstanding Existing Secured Notes, exchange $223.25 million in Old Notes for $223.25 million in Third-Lien Notes and Warrants to purchase 27.5% of our outstanding common stock on the Settlement Date on a Fully Diluted Basis. We will also be required to pay $15.1 million for accrued and unpaid interest and the Early Tender Payment as well as transaction fees in an aggregate approximate amount of $40.0 million, which we will fund through cash on hand and borrowings under the New Revolving Credit Facility. We expect to enter into concurrent with the closing of the Exchange Offer the $45.0 million New Revolving Credit Facility (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender) that will mature in 2019 and replace the Amended and Restated Revolving Credit Facility that matures August 1, 2014. See "Capitalization" for a description of our capital structure following the Refinancing Transactions.

        Assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and assuming the Cash Option is 50% subscribed, we estimate that we will pay approximately $12.9 million less cash interest in the first year after the Refinancing Transactions are completed because of lower aggregate interest rates on our outstanding principal on indebtedness and lower revolver interest rates and commitment fees, with non-cash interest charges increasing by $11.6 million in the first year after the Refinancing Transactions are completed. However, after the Refinancing Transactions are completed, we will face higher aggregate interest expense as a result of the amortization of the Refinancing Transaction costs, including the original issue discount, higher outstanding principal amounts of indebtedness, as well as the fact that a portion of the interest payments to be made under each of the New Second Lien Term Facility and the Third-Lien Notes are to be made through the issuance of additional debt, which will need to be repaid upon their respective maturity dates. Further, over the term of the Third-Lien Notes, the aggregate interest rate increases from 13.5% to 18.5%, which will increase our aggregate interest expense. In addition, over the term of the Third-Lien Notes, the cash interest payable increases from 8% to 12%.

        Our current weighted average effective interest rate on our indebtedness is 13.3%. Assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and assuming the Cash Option is 50% subscribed, we estimate that our weighted average effective interest rate after the completion of the Refinancing Transactions will be 13.7%. After consummation of the Refinancing Transactions, $415 million of our debt, consisting of a maximum of $65.0 million (subject to revolving lender consent to increase the amount of the New Revolving Credit Facility from $45 million to $65 million and our satisfying borrowing base limitations based on the eligibility of our accounts receivable) under the New Revolving Credit Facility, assuming the full $65 million were borrowed, $300.0 million under the New First Lien Term Loan Facility and $50.0 million under the New Second Lien Term Loan Facility, will bear interest at variable rates based on LIBOR or the applicable base rate. See "Description of Other Indebtedness." Assuming the full $65 million of the New Revolving Credit Facility were borrowed, a 1/8% increase (decrease) in the interest rates we have assumed for each of the New First Lien Term Facility, New Second Lien Term Facility and New Revolving Credit Facility would increase (decrease) our pro forma consolidated interest expense payable by $495 thousand and $124 thousand for fiscal 2013 and the three months ended December 31, 2013, respectively. Additionally, a portion of the interest rate under the New Second Lien Term Loan Facility will be capitalized and added to the principal amount of such New Second Lien Term Loan Facility. As a result, any increase in LIBOR or the applicable base rate would result in an increase in the principal amount of indebtedness under the New Second Lien Term Loan Facility as well as an increase in our periodic cash interest payments.

        In addition, our ability to repay or refinance any Old Notes that remain outstanding after the Refinancing Transactions will be subject to our cash on hand and available revolver balance. To the extent they are not previously repurchased or redeemed, each 1% of Old Notes that remains outstanding after consummation of this Exchange Offer will require $2.35 million of cash, plus accrued interest thereon, to be paid by us on their maturity date, February 1, 2015. There can be no assurance that we will have sufficient liquidity to repay, or be able to refinance, any Old Notes not exchanged.

        We expect to continue to have continuing net losses following the completion of the Refinancing Transactions. It is our expectation that we will meet our debt service obligations and we intend to reduce our total debt.

        Our ability to meet our debt service obligations and reduce our total debt will depend upon our ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations or borrow under our credit facilities in an amount sufficient to repay our debt or to fund other liquidity needs. If future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness may limit our ability to pursue any of these alternatives.

        If the Refinancing Transactions are not consummated, we will be required to pay all outstanding principal and accrued interest on our Existing Secured Notes on November 1, 2014. Three months later, on February 1, 2015, we will be required to pay all outstanding principal and accrued interest on the Old Notes.

Contingent Obligations

  Other Contingent obligations which will impact the Company's cash flow

        Management forecasts that continuing net operating losses for income tax purposes will permit us to avoid significant cash outflows for income taxes. Other contingent obligations which will impact our cash flow include:

  •
  ESOP share repurchase and diversification obligations; and

  •
  Long-term incentive compensation plan obligations.

        From December 2002 to December 2013, we had spent a cumulative total of $99.1 million to repurchase shares of our common stock to satisfy ESOP distribution and diversification requests from former employees and Plan beneficiaries. Beginning in March 2008, we stopped making lump sum distributions and began paying ESOP beneficiaries over the five-year distribution period permitted by ERISA and the terms of the Plan. We intend to continue this practice for the foreseeable future in part to offset the cash flow effects of annual employee diversification requests which are expected to continue for the foreseeable future. Our debt agreements limit our ability to fund certain discretionary ESOP diversification demands on our cash flow. The models management uses to monitor future potential repurchase liabilities rely on participant census data and historical employee turnover rates as well as certain inputs that are speculative in nature, such as the future price of a share of our common stock. We use forecasts to avoid, to the extent practicable, surges in redemption-related demands on our future cash flows. Due to the decline in the price per share of our common stock, existing analyses do not forecast material increases in the level of estimated future share redemption cash outflows. The table below lists current and prior year share repurchases.

Date	Number of Shares Repurchased	Share Price	Total Value Purchased
			(In thousands)
November 2011	1,481	$20.95	$31
December 2011	106,505	$20.95	$2,231
January 2012	22,782	$20.95	$477
May 2012	3,104	$18.00	$56
June 2012	113,342	$18.00	$2,040
August 2012	418	$18.00	$8
November 2012	485	$16.45	$8
December 2012	119,555	$16.45	$1,967
January 2013	759	$16.45	$12
February 2013	5,593	$16.45	$92
March 2013	115,933	$16.45	$1,907
June 2013	164,548	$16.25	$2,674
July 2013	106	$16.25	$2
September 2013	111	$16.25	$2
December 2013	115,252	$8.10	$934

Total	769,975		$12,441

        Management believes cash flow from operations and cash available under our Amended and Restated Revolving Credit Facility should provide sufficient capital to fulfill current business plans and fund working capital needs through the end of the coming fiscal year. Over the past year, we have been able to manage our obligations without having had to significantly access our Old Revolving Credit Facility for any material period of time. Management believes that we will be able to continue to manage future cash flows in a similar manner without having to utilize the Amended and Restated Revolving Credit Facility for material periods of time or significant amounts through August 1, 2014.

        The financial covenants in our Amended and Restated Revolving Credit Facility require that at the end of each quarter, our trailing twelve month Consolidated EBITDA equals or exceeds our fixed charges in order to be able to continue accessing the Amended and Restated Revolving Credit Facility over the remaining life of the Amended and Restated Revolving Credit Facility. Management believes we will be able to meet this and other financial covenants and thereby maintain access to our short-term borrowing capability under the existing agreement through August 1, 2014.

        The Amended and Restated Revolving Credit Facility expires on August 1, 2014 and management is actively engaged in efforts to provide continuing liquidity to us. Management cannot be certain we will be able to successfully conclude a new credit agreement on favorable terms, or at all. Failure to replace the Amended and Restated Revolving Credit Facility or maintain access to revolving credit as and when needed after August 1, 2014 would have a material adverse effect on our liquidity.

        Management intends to continue to focus on organic growth, margin improvement and process improvement. We plan to achieve incremental cash flow and operating performance improvements through more efficient, less costly business processes, reduced operating expenses and further organizational streamlining. However, even if operating cash flows were to improve beyond management's current forecast, we must generate significantly more revenue than we currently do and must earn net income to be able to meet our obligations. Absent these events, we will be unable to repay principal and interest on the Existing Secured Notes and Old Notes, and may be unable to meet ESOP repurchase and diversification obligations.

        The Existing Secured Note Indenture, the Old Note Indenture and the Amended and Restated Revolving Credit Facility allow us to make certain permitted acquisitions. In the unlikely event that we were to have the available resources and were to identify a suitable candidate, we might use available financing to make a permitted acquisition.

        Our Amended and Restated Revolving Credit Facility matures on August 1, 2014 and our Existing Secured Notes and Old Notes mature in November 2014 and February 2015, respectively. As a result, we must refinance substantially all of our outstanding indebtedness prior to its respective maturity dates when we will have to pay out more than $600 million over a six-month period. While management is actively engaged in efforts to refinance all three of our existing debt agreements, and we entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions, it is uncertain if we will be able to refinance these obligations or if refinancing terms will be favorable. If plans or assumptions change, if assumptions prove inaccurate, if we make additional or larger investments than we currently plan, if we invest in or acquire other companies to a greater extent than we currently plan, if we experience unexpected costs or competitive pressures, or if existing cash and projected cash flow from operations prove insufficient, we may need to obtain additional financing sooner than we expect.

        We intend only to enter into new financing or refinancing we believe to be advantageous. However, given the extent of our existing debt, our low credit rating, the uncertain state of the government services marketplace and federal budget constraints, we cannot be certain sources of financing will be available to us in the future, or, if available, that financing terms would be favorable.

        The following table summarizes our contractual and other long-term debt obligations as of September 30, 2013. The table does not include income tax obligations as we do not expect to have to pay taxes for at least the next five years.

        Additionally, the following table does not reflect the impact of the Refinancing Transactions. Even if we consummate the Refinancing Transactions, we will have substantial amounts of indebtedness maturing prior to the Third-Lien Notes, including any Old Notes that remain outstanding. See "Risk Factors—Risks to Holders of Non-Tender Old Notes." Furthermore, we note that a portion of the interest payments to be made under each of the New Second Lien Term Loan Facility and the Third-Lien Notes are to be made through the issuance of additional debt, which will increase the principal amount of our outstanding indebtedness. For example, the maximum aggregate amount of additional Third-Lien Notes that may be required to be issued as interest thereon through the life of the Third-Lien Notes totals $50.9 million in the aggregate.

	Payments Due by Fiscal Year
	Total	2014	2015	2016	2017	2018	Thereafter
	(In thousands)
Contractual Obligations:
Long-term debt including principal and interest	$661,440	$57,787	$603,653	$—	$—	$—	$—
Lease Obligations	123,769	26,009	24,875	21,041	17,804	14,931	19,109

Total contractual obligations	$785,209	$83,796	$628,528	$21,041	$17,804	$14,931	$19,109

Off-Balance Sheet Financing Arrangements

        Our accounts for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. Our only off-balance sheet financing arrangements are operating leases and letters of credit under our Amended and Restated Revolving Credit Facility. We have no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Summary of Critical Accounting Policies

Going Concern Assumption

        The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of losses that has resulted, in part, in us not having the means to repay the principal associated with our Existing Secured Notes and Old Notes as they come due on November 1, 2014 and February 1, 2015, respectively. In the first quarter of fiscal 2014, our Existing Secured Notes were reclassified to current liabilities based on their November 1, 2014 maturity. The Old Notes will be reclassified to current liabilities in the second quarter of fiscal 2014.

        Our liabilities exceed our assets which makes refinancing our debt more difficult and expensive. Operating cash flow is insufficient to repay the Existing Secured Notes and Old Notes at maturity, which raises substantial doubt as to our ability to continue as a going concern.

        Management's current forecasts of future results could differ materially due to general economic uncertainties, sequestration's effect on government spending levels in the coming fiscal year, collections delays from the October 2013 government shutdown and risks associated with future federal government procurement and contracting actions. Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, we will be unable to pay the principal and accumulated unpaid interest on our Existing Secured Notes and Old Notes when those instruments come due in November 2014 and February 2015.

        Our Old Revolving Credit Facility's and the Amended and Restated Revolving Credit Facility's financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In December 2013, in anticipation of a potential covenant breach resulting from our receipt of an audit opinion with respect to our 2013 fiscal year end financial statements that would include a "going concern" explanatory note, our Old Revolving Credit Facility lenders agreed initially to waive through February 21, 2014 the potential breach of our credit agreement which would have resulted, absent the waiver, from receiving the audit opinion with the going concern explanatory note. Absent the waiver, we would not have been able to access our Old Revolving Credit Facility after receipt of the fiscal year end 2013 audit opinion. We paid no fee for this initial waiver. On February 21, 2014, our Old Revolving Credit Facility lenders agreed to extend the effective period for this waiver through and including March 31, 2014, and we paid a $175,000 fee to extend the waiver. Pursuant to the terms of the waiver, we paid the Old Revolving Credit Facility lenders an additional $175,000 fee since the Old Revolving Credit Facility was not refinanced by March 23, 2014. Effective March 31, 2014, the Old Revolving Credit Facility lenders agreed to further extend the effective period for this waiver through and including April 30, 2014, and we paid a $350,000 fee to extend the waiver. Under the Amended and Restated Revolving Credit Facility, the new lender excepted the "going concern" explanatory note in the December 2013 audit opinion from the Amended and Restated Revolving Credit Facility covenant concerning delivery of audit opinions to the new lender.

        We depend heavily on federal government prime contracts and subcontracts which account for nearly all our revenue. Interruptions in the government funding process, whether from federal budget delays, debt ceiling limitations, government shutdowns, sequestration or DoD spending cuts could materially adversely affect our revenue and cash flows for the coming fiscal year and beyond. This could cause us to be unable to fund operations, meet debt service requirements or comply with the Revolving Credit Facility's fixed charge coverage covenant that is based on Consolidated EBITDA.

        If we were unable to meet the Amended and Restated Revolving Credit Facility's fixed charge coverage covenant, we would be unable to borrow funds under the Amended and Restated Revolving Credit Facility which would remove a source of liquidity for us. We could be required to immediately repay any amount then outstanding under the Amended and Restated Revolving Credit Facility. We could seek an additional covenant waiver or an amendment to the Amended and Restated Revolving Credit Facility in order to preserve our ability to borrow funds as and when needed. The Amended and Restated Revolving Credit Facility expires on August 1, 2014. Management can provide no assurance that we would be able to obtain an amendment or waiver, or if one were available, that the terms would be favorable. If we were unable to obtain a requested waiver or amendment, it might be unable to pay our debts as they became due. In each of the past three fiscal years, we generated sufficient cash flow from operations to fulfill our financial commitments, including debt service.

        Management is actively engaged in efforts to refinance, retire or amend our existing debt agreements. We entered into the Support Agreement with the Supporting Noteholders regarding the Refinancing Transactions. Management can provide no assurance that we will be able to conclude a refinancing of our Old Notes or that additional financing will be available to retire or replace our Existing Secured Notes, and if available, that terms of any transaction would be favorable.

        On the basis of these risks and uncertainties, management has determined that there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible effects on the recoverability of assets or the amounts of liabilities that may result from resolving uncertainties about our ability to continue as a going concern.

Revenue Recognition

        We derive our revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and our ability to collect the contract price is considered reasonably assured. We apply the percentage-of-completion method in Accounting Standards Codification (ASC) 605—Revenue Recognition to recognize revenue.

        We recognize revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. We recognize time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. We use various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to our financial performance.

        U.S. federal government contracts are subject to periodic funding by our contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. The federal government can audit our contract costs and adjust amounts through negotiation. The federal government considers us a major contractor and maintains an office on site. The DCAA is currently auditing our 2008 claimed indirect costs. We have settled our indirect rates through 2007. We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on federal government contracts in amounts we expect to realize.

        We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. We recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. We recognize revenue on claims as expenses are incurred and only to the extent it is probable we will recover such costs and can reliably estimate the amount we will recover.

Income Taxes

        We account for income taxes by applying the provisions in currently enacted tax laws. We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of our assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, we consider the tax regulations of the jurisdictions where we operate; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

        We have a history of operating losses for both tax and financial statement purposes. We have recorded valuation allowances equal to deferred tax assets based on the likelihood that we may not be able to realize the value of these assets. We recognize the benefit of a tax position only after determining that the relevant tax authority would "more likely than not" sustain our position following an audit. For tax positions meeting the "more likely than not" threshold, we recognize the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

        We consider cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

        Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the date of the consolidated balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work we performed on new and existing contracts for which we had not received contracts or contract modifications. Accounts receivable are stated as estimated realized value. The allowance for doubtful accounts is our best estimate of the amount of probable losses in our existing billed and unbilled accounts receivable. We determine the allowance using specific identification and historical write-off experience based on receivable age. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

        Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset's useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset's estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the statements of operations.

Goodwill

        We assign the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value this year.

        We account for goodwill and other intangible assets in accordance with the provisions of ASC 350—Intangibles—Goodwill and Other. We operate in one segment and test goodwill at the reporting unit level. There are two reporting units. We review goodwill for impairment in the fourth quarter each year, and whenever events or circumstances indicate goodwill might be impaired. We are required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. To date, our annual reviews have resulted in no goodwill impairment adjustments. We negotiated and executed each of our acquisitions on a cash-free, debt-free basis and therefore did not allocate to our reporting units any of the corporate debt we issued to fund our acquisitions. Because our debt is part of our capital structure, our debt has always resided at the corporate level. We have consistently applied our accounting policy with regard to assigning assets and liabilities to reporting units and retaining debt at the corporate level. We have not allocated our debt to our reporting units either to determine their carrying value or to test reporting unit goodwill for potential impairment. We prepare our discounted cash flow analysis based on each reporting unit's contract portfolio, anticipated contract revenue stream and historical contract operating margins.

        Our significant interest expense and liquidity demands do not materially affect our goodwill impairment analyses since they arise from the Old Notes and the Existing Secured Notes. These obligations are part of our capital structure and not allocated to our reporting units. Our operating activities and our reporting units do not face any material interest expense or demands on liquidity that materially affect our discounted cash flow analysis based on contract portfolios and operating margins. See Note 9 for a detailed discussion of our goodwill impairment testing process.

Intangible Assets

        We amortize intangible assets as we consume economic benefits over estimated useful lives. As of December 31, 2013, we had approximately $1.7 million in net intangible assets, including contracts purchased in the JJMA acquisition and purchased software licenses. The JJMA contract portfolio has a remaining useful life of approximately 1.5 years.

Redeemable Common Stock

        There is no public market for our redeemable common stock and therefore no observable price for our equity, individually or in the aggregate. The ESOP Trust holds all our outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The Internal Revenue Code (IRC) and the Employee Retirement Income Security Act (ERISA) require us to offer ESOP participants who receive our common stock a liquidity put right. The put right requires us to purchase distributed shares at their then-current fair market value at any time during two put option periods. Common stock distributed by the ESOP Trust is subject to a right of first refusal. Prior to any subsequent transfer, shares must first be offered to us and then to the ESOP Trust. Eventual redemption of shares of our common stock as a result of distributions is outside our control. Therefore, we classify our outstanding shares of redeemable common stock as other than permanent equity. In September 2013, we amended the Plan to delay the semi-annual September 30th valuation of our common stock until the due date (including extensions) for filing our federal tax return for fiscal 2013. The semi-annual valuation of our common stock was delayed due to the then uncertainty surrounding the refinancing of our outstanding indebtedness. The

ESOP Trustee, the board of directors and the executive management team believed that it was in the best interest of the ESOP participants to delay the valuation until the framework of the Refinancing Transactions was announced. The valuation was completed in November of 2013, in accordance with the normal valuation schedule.

        At each reporting date, we are required to increase or decrease the reported value of our outstanding common stock to reflect its estimated redemption value. Management estimates the value of our obligation to repurchase our outstanding shares of redeemable common stock by considering, in part, the most recent price at which we were able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equals the current share price multiplied by total shares issued and outstanding.

        In its fiduciary capacity, the ESOP Trustee is independent of us and our management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in our common stock. The Audit and Finance Committee of our Board of Directors reviews the reasonableness of the amount management has determined we should recognize for our obligation to repurchase shares of our outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

        We record changes in the reported value of our outstanding common stock through an offsetting charge or credit to accumulated deficit. We recognize changes in the fair value of our redeemable common stock on March 31 and September 30 each year. The accumulated deficit at December 31, 2013, included a $67.5 million cumulative benefit for changes in share price which reduced our aggregate share redemption obligation. Our outstanding redeemable common stock had an aggregate fair value of approximately $61.9 million as of December 31, 2013.

Concentration of Credit Risk

        We are subject to credit risk for our cash equivalents and accounts receivable. We believe the high credit quality of our cash equivalent investments limits our credit risk with respect to such investments. We believe our concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the federal government. Approximately 21% of our receivables are due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

        We are required to disclose the fair value of our financial instruments, but is not required to record our senior long term debt at fair value. See Note 10 to our unaudited condensed consolidated financial statements for a discussion of our long term debt and Note 11 to our unaudited condensed consolidated financial statements for the related fair value disclosures. The fair value of cash, cash equivalents, accounts payable and accounts receivable does not differ materially from carrying value because of the short maturity of those instruments.

Off-Balance Sheet Financing Arrangements

        We account for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. We have no off-balance sheet financing arrangements other than operating leases and letters of credit under our Amended and Restated Revolving Credit Facility. We have no relationship with any unconsolidated or special purpose entity and has not issued any associated guarantees.

Recently Issued Accounting Pronouncements

        In July 2013, FASB issued Accounting Standards Update 2013-11 (ASU 2013-11)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 updates Accounting Standards Codification Topic 740—Income Taxes and is intended to eliminate diversity in accounting practice. In general, ASU 2013-11 requires an entity to reduce deferred tax assets for unrecognized tax benefits related to net operating loss or tax credit carryforwards. An entity is to present unrecognized tax benefits as a liability when: (1) the related net operating loss or tax credit carryforward is unavailable to settle the liability; or (2) tax law permits and the entity intends not to use its deferred tax assets to offset taxes arising from disallowing the entity's tax position. ASU 2013-11 affects presentation of amounts and does not affect income tax expense. Management does not believe that adopting ASU 2013-11 will affect our operating results, financial position or cash flows.

        In January 2013, the FASB issued Accounting Standards Update 2013-01 (ASU 2013-01) Balance Sheet Topic (Topic 210)—Clarifying the Scope and Disclosures About Offsetting Assets and Liabilities. ASU 2013-01 is effective for fiscal years beginning after January 1, 2013 and provides guidance on what disclosures to make about offsetting balances. We currently do not offset any significant balances and have no related disclosure. We do not believe adopting ASU 2013-01 will affect our consolidated financial position or operating results.

Quantitative and Qualitative Disclosures About Market Risk

  Interest rate risk

        We face interest rate risk for periodic borrowings on our $45.0 million Amended and Restated Revolving Credit Facility. Outstanding balances, if any, bear interest at a variable rate based on LIBOR plus a maximum spread of 475 basis points. Variable rates increase the risk that interest charges could increase materially if both market interest rates and outstanding balances were to increase. We estimate that a 100 basis point change in interest rates under the Amended and Restated Revolving Credit Facility would not have a material effect on our operating results. The Existing Secured Notes and the Old Notes are fixed-rate obligations. Other than the Amended and Restated Revolving Credit Facility, we currently have no variable rate debt. After consummation of the Refinancing Transactions, each of our New Revolving Credit Facility, the New First Lien Term Loan Facility and the New Second Lien Term Loan Facility will bear interest at variable rates based on LIBOR or the applicable base rate. See "Description of Other Indebtedness." Assuming the full amount of the New Revolving Credit Facility were borrowed, a 100 basis point increase in interest rates thereunder would result in an increase in our annual interest rate expense of approximately $4.0 million. Additionally, a portion of the interest rate under the New Second Lien Term Loan Facility will be capitalized and added to the principal amount of such New Second Lien Term Loan Facility. As a result, any increase in LIBOR or the applicable base rate would result in an increase in the principal amount of indebtedness under the New Second Lien Term Loan Facility as well as an increase in our periodic cash interest payments. We do not use derivatives for trading purposes. We invest excess cash in short-term, investment grade, and interest-bearing securities.

  Foreign currency risk

        International contract expenses and revenues are generally U.S. dollar-denominated. We do not believe operations are subject to material risks from currency fluctuations.

  Risk associated with value of Alion common stock

        Changes in the fair market value of our common stock affect our estimated ESOP share repurchase obligations and, to a lesser extent, our stock appreciation right obligations. The number of employees who seek to redeem shares of our common stock following termination of employment and the number of shares they seek to redeem affect the timing and amount of our repurchase obligations. The number of employees who exercise stock appreciation rights during any particular time period can affect the timing and amount of our stock appreciation right obligations.

BUSINESS

Overview

        We are an employee-owned company. We provide advanced engineering, information technology, naval architecture and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, our engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

        Our fiscal 2013 revenue was $849 million, a 3.9% increase over our fiscal year 2012 revenue of $817 million. For the past three fiscal years, U.S. government agency prime contracts accounted for more than 80% of our revenue. Both this year and last year, over 96% of our revenue came from federal government prime contracts and subcontracts; with approximately 92% of our revenue derived from DoD contracts.

        We provide professional engineering and program management services, and scientific expertise, in a range of specialized core business areas described below. In the first quarter of fiscal 2013, we reorganized our business areas to more closely align our services with the demands of the marketplace. Our revised core business areas track internal resource realignments and consolidations we made to foster greater collaboration across our company. We expect this will improve our efficiency and enhance our ability to provide complete customer solutions. As realigned, annual revenue by core business area for the past three fiscal years was:

	Revenue by Fiscal Year
Core Business Area	2013		2012		2011
	(In millions)
Naval Architecture and Marine Engineering	$342.0	40.2%	$354.9	43.4%	$325.8	41.4%
Systems Analysis, Design and Engineering	287.5	33.9%	213.9	26.2%	192.3	24.4%
Modeling, Simulation, Training and Analysis	219.5	25.9%	248.4	30.4%	269.2	34.2%

Total	$849.0	100.0%	$817.2	100.0%	$787.3	100.0%

        The table below summarizes our first quarter fiscal 2014 and 2013 revenue by core business area.

	Three Months Ended December 31,
Core Business Area	2013		2012
	(In millions)
Naval Architecture and Marine Engineering	$82.5	44.5%	$83.0	40.6%
Systems Analysis, Design and Engineering	54.1	29.2%	66.1	32.4%
Modeling, Simulation, Training and Analysis	48.8	26.3%	55.2	27.0%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by core business area for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        Naval Architecture and Marine Engineering.    We provide technical expertise for ship and systems design as well as acquisition and production supervision, testing, delivery and engineering support to commercial and naval markets, both domestically and internationally.

  •
  We provide systems engineering/design integration, including mission needs analysis and analysis of alternatives, threat and damage recovery analysis and concept through detail design. Our specialty skills include combat systems engineering, simulation-based design, and systems engineering.

  •
  We provide operational sustainment and life cycle support, encompassing in-service support as well as lifecycle logistics, including technical data development, contractor advisory services, and interim supply support. We also conduct availability planning, execution and control and provide schedule management and on-site logistics representatives at home ports.

  •
  We provide acquisition and production management for ships, systems and marine equipment. We also provide waterfront and field engineering support as well as post-shakedown availability planning and execution, damage control audits and shipboard completion inspections.

        Systems Analysis, Design and Engineering.    We provide services and technologies designed to reduce costs and enhance the performance and safety of complex systems and improve information flow across networks and organizations.

  •
  We support enterprise networking, databases, and healthcare-related information technologies. We provide requirements engineering, integration of commercial and government off the shelf products and architecture design and development. We also provide full software development lifecycle and help desk support as well as cyber security and information assurance services.

  •
  We support testing and evaluation, including reliability, availability, maintainability, supportability and usability testing. This includes developing detailed plans and requirements and performing data collection and analysis.

  •
  Our research and development services encompass advanced hardware, software, materials and chemicals. We provide prototyping, initial production and limited fielding of systems. We also provide engineering and analysis services to optimize man-machine interfaces and manpower requirements. We develop, design, prototype and implement crew stations, floor plans, and virtual interfaces as well as workflow and ergonomic enhancements.

  •
  We support the planning, procurement, maintenance, distribution and replacement of people or equipment. This includes support to logistical reset, depot level support, tracking systems, RFID, barcoding and other technologies as well as predictive analysis.

  •
  We provide nuclear safety support to both domestic and international utilities in response to regulatory requirements for appropriate resolution of safety issues.

  •
  We provide support for environmental protection through risk assessments, organic and inorganic analysis, air quality monitoring and laboratory management.

        Modeling, Simulation, Training and Analysis.    We use our modeling and simulation expertise to examine event outcomes, identify operational risks, enhance training and predict and improve system operations.

  •
  We develop and integrate Live/Virtual/Constructive/Gaming technologies to support individual and group training. We produce interactive, immersive training tools and virtual environments using open-source and commercial video game engines. In addition, we develop geospatial databases and products for training and analysis.

  •
  We provide modeling capabilities for decision support, acquisition, strategy development, transportation systems, program management and production and provide human, social, cultural and behavioral modeling and analysis.

  •
  We produce training environments and manage the necessary infrastructure. This includes developing architectures and equipment and integrating training systems with command, control and communications systems. We also engage in instructional design and curriculum development, and develop and implement learning management systems.

  •
  We develop and deliver vulnerability and risk modeling tools and services for the security and protection of structures and vessels.

  •
  We perform modeling, analysis and management of wireless spectrum and satellite communications and technologies, and provide expertise to support wireless policy development.

        We provide support to and analysis of strategic, tactical and weapons systems usage of the wireless spectrum, satellite communications and related technologies.

The Alion ESOP

        The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, or the "Plan," is a KSOP—a qualified retirement plan that includes an ESOP invested in our common stock and a non-ESOP component invested in mutual funds. The ESOP Trust currently owns all outstanding shares of our common stock. The holders of our outstanding warrants have, and, if the Exchange Offer and Unit Offering are consummated, the holders of the Warrants to be issued in the Exchange Offer and the Unit Offering will have, the right to purchase shares of our common stock. Eligible employees can purchase beneficial interests in our common stock by:

  •
  rolling over an eligible retirement account balance from another plan into the ESOP;

  •
  transferring funds to the ESOP from the non-ESOP component of the KSOP; and/or

  •
  directing a portion of pre-tax earnings to the ESOP.

        The ESOP Trust uses the money employees invest in the ESOP to purchase our common stock and allocates ESOP interests to employee accounts according to the Plan's terms. We make retirement plan contributions to the ESOP component for all eligible employee participants. We also make matching contributions to the ESOP for eligible employees based on their pre-tax salary deferrals.

        The ESOP Trust holds record title to all shares of our common stock allocated to ESOP accounts. Except in certain limited circumstances, the ESOP Trustee must vote those shares as directed by the ESOP committee. The ESOP committee consists of four members of our management team and three of our other employees; it is responsible for financial management and administration of the ESOP.

        By law, we are required to value the common stock held in the ESOP component at least once a year. We currently have the ESOP Trustee value the common stock in the ESOP twice a year—as of March 31 and September 30. The terms of the KSOP permit the ESOP Trust to use employee-directed funds to purchase shares of our common stock at the lesser of the then-current or the immediate prior fair market value of a share of our common stock. Semi-annual valuations permit employees to invest in our common stock twice a year and permit former employees and beneficiaries to request ESOP distributions on a similar schedule. All other ESOP transactions occur at the current fair market value of a share of our common stock.

Business Strategy

        In fiscal 2013 we were able to deliver on our plan to grow organically. We plan to grow further by retaining our existing customers, increasing our work for them and seeking out new customers to use our services. We expect to do this through targeted business development efforts and by capitalizing on our skilled work force and our solutions competencies. We have several key strategies.

        Broaden existing core competencies.    We plan to expand our expertise to keep pace with technological developments. We hire skilled employees, engage in business development initiatives and invest in projects to expand our employees' skill sets. We work to extend our core capabilities to new markets and new customers and focus on enhancing our ability to serve existing customers. We increase our employees' technological and program management skills through training, internally funded projects and mentoring. We offer our employees non-degree programs in information technology, business, and desktop applications through our "Alion University" to maintain and enhance our employees' skills and advance our reputation in the commercial technology solutions markets.

        Expand market share by leveraging experience and reputation.    We perform a variety of services for a broad base of approximately 229 customers as of December 31, 2013, including Cabinet-level government departments and agencies, and state and foreign governments. We plan to use our advanced technological capabilities and our customer relationships to expand our market presence by offering a broader range of services to our existing customers and by delivering our solutions to new customers. We intend to use our customer relationships and our technology expertise to strategically expand our Department of Homeland Security (DHS) customer base. For over the last five years, Washington Technology and Defense News have continued to rank us among the top professional services government contractors. Additionally for the past four years, Military Times EDGE has voted us a "Best for Vets Employer." Washington Business Journal continues to rank us in its top 20 technology government contractors and government contract awardees.

        Improve financial performance and increase sales.    Despite federal budget uncertainties and expected lower DoD spending levels, we remain focused on growing our business and striving to achieve operating efficiencies. We increased revenue 3.9% this year and reduced operating expenses compared to last year. Over the past five years our revenue grew organically at a 2.8% compound annual rate from $739.5 million in fiscal 2008 to $849.0 million in fiscal 2013. We intend to strengthen our financial performance by continuing to grow organically and controlling operating costs. We believe we can achieve an even more competitive cost structure than we currently have which will enhance our ability to win business and improve our operating results. We believe our size and expertise position us to continue to bid on larger government programs and broaden our customer base.

        Refinancing of Debt.    We are engaged in efforts to refinance substantially all of our outstanding indebtedness prior to its respective maturity dates. See "Management's Discussion and Analysis—Liquidity and Capital Resources" for a summary description of our ongoing refinancing plans. If we are able to consummate a refinancing transaction or a series of Refinancing Transactions on acceptable terms, we plan to de-lever our capital structure including repurchasing our outstanding debt from time to time in open market or privately-negotiated transactions in order to optimize our liquidity and leverage and take advantage of market opportunities.

Market and Industry Background

        President Obama indicated in January 2012 that the DoD is committed to ensuring that the U.S. military is agile, flexible and ready for a full range of contingencies. President Obama also indicated that the DoD's strategy is to continue to invest in the capabilities critical to future success, including intelligence, surveillance, and reconnaissance (ISR); counterterrorism; countering weapons of mass destruction; operating in anti-access environments; and prevailing in all domains, including cyberspace. We believe that the defense and homeland security markets continue to be excellent opportunities for us.

        Sustaining Defense and Homeland Security.    We believe that the current U.S. national defense strategy is driven by three realities:

  •
  the winding down of a decade of war in Iraq and Afghanistan;

  •
  a fiscal crisis demanding hundreds of billions of dollars in budget cuts; and

  •
  threats from China, Iran and North Korea.

        As a result, we believe that the U.S. national defense strategy establishes three overarching priorities:

  •
  cyberspace defense and offense;

  •
  special operations forces; and

  •
  ISR.

        We believe that each of the current U.S. military, defense and homeland security priorities is addressed by our key product and service offerings. As such, we expect that DoD's priorities will provide us with the opportunity to assist with situational decision support, expanded modeling, simulation and training, and increased agile manufacturing and prototyping projects needed to deter cyber terrorism, anti-access and area denial and countering weapons of mass destruction threats.

        Sequestration.    The sequestration cuts that took effect in early 2013 are expected to eliminate approximately $500 billion in government defense spending over the next decade. Unless the Budget Control Act of 2011 is amended or replaced by other legislation, sequestration of discretionary spending will occur through the government's fiscal year 2021.

        Additionally, that despite sequestration, federal spending outlays remained higher than expected in fiscal year 2013 as the broader U.S. economy began to show improvement. We see agile engineering and prototyping as a multi-billion dollar market focused on the need for redesigning components, systems and sub-systems that did not perform as intended in conflicts. In addition, agile engineering is used to address capability gaps or design components for various platforms including Unmanned Aerial Vehicles. We have been successful in entering this market by offering our depth of engineering knowledge in materials and manufacturing, delivering innovative solutions, and by providing cost-effective solutions to our customers at the point of need. We currently provide these services for the Army's Rapid Equipping Force, Special Operations Command and the U.S. Army Tank Automotive Research, Development and Engineering Center, among others.

        We have responded to budgetary challenges posed by sequestration and changing customer priorities by reducing costs and employee headcount, lowering facilities costs and striving to position us to serve our customers more effectively and efficiently. While we believe our customers will continue to seek our high-end engineering and technical expertise and solutions so they can improve their operating efficiency and effectiveness, we are not unaffected by today's current market pressures and have experienced delays, funding reduction and delayed collections as a result of the government shutdown that occurred immediately after our fiscal 2013 year end. However we believe that, to date, funding for most of our contracts has not been materially and adversely affected by DoD budget reductions for specific programs, or by delays or reductions for other programs due to sequestration.

        Defense Options and Initiatives.    On July 31, 2013, Secretary of Defense Chuck Hagel announced the findings of the Strategic Choices and Management Review (SCMR) that appears to frame the basis to address reducing military headquarters and military end-strength, eliminating select major procurements and retiring aging systems as well as curtailing research and development outlays and consolidating information technology data centers/networks as near and far term choices. The SCMR took into account the projected nearly $500 billion in federal budget cuts over the next ten years (in addition to the $37 billion cut in fiscal 2013) and targeted programs, people, infrastructure and processes. In addition, as outlined in the current Better Buying Power 2.0 (BBP 2.0) Initiative, the DoD's future plan includes focusing on efficiency and productivity via rapid technology development and early prototyping to achieve reduced acquisition time and cost.

        Consistent with this BBP 2.0 Initiative, we believe that our scientific information core business competencies have expanded across the military departments, services, defense agencies and combatant commands with objective engineering analysis and early manufacturing expertise support. As such, we believe we are able to assist them in avoiding the unwarranted duplication of research and development investment efforts via increased prototyping emphasis to sustain warfighter capability over our adversaries.

        Future Risks and Opportunities.    The DoD plans to spend approximately $23 billion from fiscal 2014 to 2018 on defensive and offensive cyber capabilities, including $9.3 billion for information assurance systems and $8.9 billion for cyber operations and to add an additional 4,000 cyber specialists over the next four years. With intrusions into the U.S. critical infrastructure increasing in recent years, cyber spending is also expected to remain strong across civilian federal agencies, despite broader budgetary pressures. We are currently engaged in the new DoD initiative for Joint Information Environment, an important part of which is a set of security protocols that would make it easier to detect intrusions and identify unauthorized "insiders" who might be accessing a network. The push for this integrated network comes from Chairman of the Joint Chiefs Army Gen. Martin Dempsey, who has made it a priority.

        Continuing Priorities.    We believe that unresolved consensus over the size of the DoD budget creates opportunities for fiscal 2014 and beyond. We believe that the continuing effects of sequestration, slow-down of customary spending rates, small program focus, and limited new-start major programs will yield significant opportunities associated with incorporating increased technology into existing platforms. In addition, we expect that the Obama Administration will continue to adhere to the priorities outlined in the President's January 2012 DoD Strategic Guidance. While both the SCMR and the legislatively mandated Quadrennial Defense Review of DoD strategy and priorities address how to cope with a more constrained budget reality, we do not believe there will be major changes in federal strategies or priorities. We believe that the focus of investment priorities and budget outlays will be for a few key capabilities, such as countering weapons of mass destruction threats, while protecting others at existing levels or making modest reductions, such as efforts to counter threats by unmanned systems, long-range strikes, undersea warfare, cyber and electronic warfare, ISR and missile defense. We believe that we are well positioned to continue to meet the changing needs and strategies of the U.S. military's defense and homeland security markets.

We are primarily a government contractor.

        For the past three years, over 96% of our sales were from federal government contracts and more than 83% of our revenue came from U.S. government agency prime contracts. The DoD is our largest customer. We expect most of our revenue will continue to come from federal government contracts on which we work as a prime contractor or subcontractor. As a prime contractor, we have direct contact with our government customer. As a subcontractor, we work for a prime contractor, which serves as the point of contact with the government agency customer.

        Our federal government contracts are normally multi-year contracts funded on an annual basis based on Congressional budget authorizations and appropriations. Each year Congress appropriates funds for authorized programs for the coming government fiscal year. Budget delays and uncertainties have continued to push the approval process later into the fiscal year. The annual Congressional appropriations process means a contract is usually only partially funded at the outset of a major program. Normally a procuring agency commits additional money to a contract only as Congress makes appropriations in future fiscal years. The government can modify or discontinue any contract at its discretion or due to contractor default. The government can terminate or modify a contract for any of a variety of reasons, including funding constraints, changing government priorities or changes in program requirements. If the government terminates one of our contracts at its discretion, it typically pays us for all the services we performed and costs we incurred prior to termination, our termination-related costs, and a negotiated contract fee.

        As of December 31, 2013, the value of our executed contracts available for funding totaled approximately $2.08 billion. This amount decreased from our September 2012 total of approximately $2.4 billion. The reduction is due, in part, to the uncertainty of approved customer budgets which are causing delays in new awards, and in some cases, the government opting to provide us with one-year bridge contracts rather than awarding new multi-year contracts. Management's estimated future or expected revenue from our executed contracts, which is discussed in the Backlog section of this prospectus, differs from the value of our executed contracts. Additionally, as stated in the Backlog section of this report, there can be no assurance that our existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable.

        Contract Types.    We have a diverse contract base including many task order and multiple-award contract vehicles (ID/IQ—indefinite delivery/indefinite quantity type contracts). Many customers utilize our ID/IQ contracts to hire us. Three of our five largest contracts are ID/IQ delivery order contracts; they accounted for 52% of fiscal 2013 revenue. Our largest individual contract (stand-alone contract) accounted for 8.4% of our fiscal 2013 revenue. We had a portfolio of 468 stand-alone contracts and delivery/task orders as of December 31, 2013.

        We have three contract pricing structure types: cost-reimbursement, fixed-price and time-and-material. Cost-reimbursement contracts allow us to recover expenses for direct labor and materials, a share of indirect expenses, and a fixed or variable fee depending on contract terms. Government contract rules permit us to recover certain, though not all, of our operating expenses (indirect costs). Fixed-price contract customers pay a stated amount intended to cover all direct and indirect costs, and profit. We assume the risk of any cost overruns and receive the benefit of any cost savings on fixed price contracts. Time-and-material contracts have fixed hourly billing rates designed to cover our labor costs, indirect expenses and profit, with cost reimbursable provisions for materials and other direct costs. We have traditional closed-end contracts and multiple award contracts which require sustained post-award effort to realize revenue. The following table summarizes our revenue by contract type for the years ended September 30, 2013, 2012, and 2011.

	Revenue by Fiscal Year
Contract Type	2013		2012		2011
	(In millions)
Cost-reimbursement	$723.2	85.2%	$676.7	82.9%	$649.8	82.6%
Fixed-price	74.7	8.8%	63.2	7.7%	50.1	6.4%
Time and material	51.1	6.0%	77.3	9.4%	87.4	11.0%

Total	$849.0	100.0%	$817.2	100.0%	$787.3	100.0%

        The table below summarizes our first quarter fiscal 2014 and 2013 revenue by contract billing type.

	Three Months Ended December 31,
Revenue by Contract Billing Type	2013		2012
	(In millions)
Cost reimbursable contracts	$155.2	83.7%	$171.5	84.0%
Fixed price contracts	15.7	8.5%	19.5	9.5%
Time and material contracts	14.5	7.8%	13.3	6.5%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by contract billing type for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        We sometimes begin providing services before a U.S. government agency has actually signed or funded a contract or task order. We are at risk for costs we incur before a new contract is executed or an existing contract is modified. We have found that the practice is customary in our industry, particularly where a company has oral notification of a contract award, but has not received required contract documents. We designed our internal procedures to provide services "at risk" only when we believe funding is highly probable and delays are administrative or technical in nature. In many cases, we get paid for all our costs when a contract is ultimately executed or modified. However, we cannot be certain, when we work at risk, that we will receive an executed contract or that we will be paid for all our costs. As of December 31, 2013, we had approximately $17.8 million in contract revenue at risk; nearly 40% of that amount represents award fees we believe we have earned where we had yet to receive authorization to bill our customers.

        We compete for key contracts from various U.S. government agencies. Our business development and technical personnel target contract opportunities and analyze each customer's priorities and overall market dynamics. Depending upon whether a targeted contract is a renewal or a new opportunity, it can take as little as three months and up to three years to develop and execute our strategy before a customer ultimately issues a contract. When we decide to pursue a potential contract, we mobilize a core group of employees with the requisite expertise to lead our bidding and proposal preparation efforts. We supplement our internal capabilities with a network of consultants and other industry experts as necessary. To enhance our prospects of winning a contract, we team with other contractors, frequently our competitors, who have complementary technical strengths.

        When we win a contract or task order, we assign a project manager and a task leader to ensure we timely deliver high-quality services. Program managers regularly interface with customers to evaluate our performance and customer satisfaction levels. Managers use our financial management and information systems to compare costs to funding ceilings and measure performance and profitability.

        Government Oversight.    Federal government auditors and technical specialists regularly review our administrative procedures and our cost accounting policies and practices. Costs on flexibly-priced federal government contracts are subject to Defense Contract Audit Agency (DCAA) and other audits and adjustments. An audit may reveal that some costs charged to a government contract are not allowable, either in whole or in part. In these circumstances, we must repay the federal government any money it paid us for unallowable costs, plus possible interest and possible penalties. The government considers us a major contractor and maintains an onsite audit office. DCAA is currently auditing our 2008 claimed indirect costs. We have settled our indirect rates through 2007.

        We timely submitted our indirect cost proposals for all open fiscal years and expect to submit this year's incurred cost proposal next March as required. We have recorded revenue on federal government contracts in amounts we expect to realize.

Backlog

        As of December 31, 2013, management estimates the amount of future revenues to be recognized under our existing contracts to be approximately $1.6 billion, of which, approximately $364 million is funded. Each quarter, we continue to win additional work, adding to our backlog amounts while filling current backlog. Over the remaining three quarters of fiscal 2014, we expect this to continue. Of the backlog amount of $1.6 billion, the amount not reasonably expected to be filled within fiscal 2014 is between $800 million and $900 million.

        All of our existing contracts are categorized as funded backlog and unfunded backlog, each of which is described below. The contract values and management's estimated revenues do not include any task orders or ceiling value under ID/IQ contracts, including GWACs and GSA schedules, except to the extent that task orders have been awarded to us under those contracts.

  •
  Funded Backlog. Funded backlog represents the estimated revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. We expect to recognize a substantial portion of our funded backlog as revenue within the next twelve months.

	As of December 31,		As of September 30,
Backlog:	2013	2012	2013	2012
	(In millions)		(In millions)
Funded	$364.3	$421.0	$436.9	$480.1

  •
  Unfunded Backlog. Unfunded backlog represents the estimated revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

	As of December 31,		As of September 30,
Backlog:	2013	2012	2013	2012
	(In millions)		(In millions)
Unfunded	$1,213.7	$1,779.0	$1,286.6	$1,919.2

        In fiscal 2013, management refined the methodology used to determine funded backlog and unfunded backlog, including only estimates of future revenues to be recognized under awarded contracts. Fiscal 2012 estimates include executed contract values available for producing revenues for us.

        There can be no assurance that our existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual recognition of revenue on contracts included in our backlog may never occur or may change because a program schedule could change; the program could be canceled; a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. The primary risks that could affect our ability to recognize such revenue on a timely basis or at all include: schedule changes, contract modifications, and our ability to assimilate and deploy new staff against funded backlog; cost cutting initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services; and delayed funding of our contracts due to delays in the completion of the U.S. government's budgeting process and the use of continuing resolutions by the U.S. government to fund its operations, as described under "Risk Factors—Risks Related to our Industry." The estimates used to compile remaining contract backlog are based on our experience under our contracts, and we believe the estimates are reasonable.

Corporate Culture, Employees and Recruiting

        We strive to create a culture that promotes performance excellence; respects colleagues' ideas and judgments; and recognizes the value of our professional staff's unique skills and capabilities. We seek to attract highly qualified and ambitious employees. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe we have a track record of successfully attracting and retaining highly skilled employees because of the quality of our work environment, the professional challenges of our assignments, and the financial and career advancement opportunities we offer.

        At December 31, 2013, we had approximately 2,803 employees, and approximately 2,598 full-time employees. Approximately 29% of our employees have Ph.D.'s or masters degrees, and approximately 74% of our employees have college degrees. Approximately 29% of our employees have Top Secret or higher level security clearances. We believe we have a good relationship with our employees. None of our employees is covered by a collective bargaining agreement.

        We view our employees as our most valuable asset. Our success depends in large part on attracting and retaining talented, innovative, experienced professionals at all levels. As an employee owned company, employee ownership is an important aspect of our corporate culture and enhances our ability to attract and retain our employees. Employee ownership provides a platform for our employees to take exceptional pride in their work and supporting our customers that is unique to us. We rely on the availability of skilled technical and administrative employees to perform our research, development and technological services for our customers. The market for certain technical skills in our core business areas is at times extremely competitive. This makes employee recruiting and retention in these and other specialized areas extremely important. We believe our benefits package, work environment, incentive compensation, and employee-ownership culture will continue to be important in recruiting and retaining highly skilled employees.

Our Customers

        We provide scientific, research and development, technical expertise, and operational support to a diverse group of U.S. government customers. We also serve commercial, state, local and international government customers. As of December 31, 2013, we had approximately 229 distinct customers, including Cabinet-level government departments and agencies, state, and foreign governments. We have approximately 333 DoD stand-alone contracts and delivery/task orders with the U.S. Navy, U.S. Army and U.S. Air Force; the Defense Information Systems Agency (DISA); the Defense Advanced Research Projects Agency (DARPA) and others. Other federal civilian agencies and departments included the National Institute of Environmental Health Sciences, the U.S. Department of Energy and the EPA. Commercial, state and local governments and international customers accounted for the remaining 3.4% of our fiscal 2013 revenue. The tables below show revenue by customer category for our past three fiscal years and the three months ended December 31, 2013 and 2012.

	Revenue by Fiscal Year
	2013		2012		2011
	(In millions)
U.S. Department of Defense	$789.0	92.9%	$748.4	91.6%	$725.8	92.2%
Other Federal Civilian Agencies	31.3	3.7%	46.5	5.7%	46.4	5.9%
Commercial and International	28.7	3.4%	22.3	2.7%	15.1	1.9%

Total	$849.0	100.0%	$817.2	100.0%	$787.3	100.0%

	Three Months Ended December 31, 2013
	2013		2012
	(In millions)
U.S. Department of Defense	$173.9	93.8%	$190.2	93.1%
Other Federal Civilian Agencies	6.0	3.2%	8.3	4.1%

Commercial and International	5.5	3.0%	5.8	2.8%

Total Revenue	$185.4	100.0%	$204.3	100.0%

        Certain quarterly revenue by customer for the three months ended December 31, 2012 disclosed above differs from amounts previously disclosed due to customers re-defining individual contracts, task orders and programs. While this re-classification may shift reported revenue from one classification to another, our total revenue for the period remains unchanged.

        The following five federal government contracts (ID/IQ contract vehicles and stand-alone contracts) accounted for more than half of our revenue both in fiscal 2013 and in fiscal 2012.

  1.
  Weapons System Technology Information Analysis Center for the Defense Information Systems Agency (28%, 17%) (ID/IQ contract vehicle);

  2.
  Seaport-E Multiple Award Contract for the Naval Sea Systems Command (21%, 20%) (ID/IQ contract vehicle);

  3.
  Technical and Analytical Support for the U.S. Air Force (8%, 10%) (stand-alone contract);

  4.
  Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support (7%, 6%) (stand-alone contract); and

  5.
  Modeling and Simulation Information Analysis Center for the Defense Information Systems Agency (3%, 8%) (ID/IQ contract vehicle).

        The Weapons System Technology Information Analysis Center for the Defense Information Systems Agency, Seaport-E Multiple Award Contract for the Naval Sea Systems Command and the Modeling and Simulation Information Analysis Center for the Defense Information Systems Agency are all ID/IQ contract vehicles. Revenues from these ID/IQ contract vehicles are comprised of numerous individual task orders. Each task order is separately funded, includes a unique statement of work, period of performance and in some cases, distinct contractual terms and conditions. Termination of these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, operating results or ability to meet our financial obligations.

Competition

        The U.S. government engineering and technology services industries consist of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations that serve many U.S. government customers. Corporations frequently form teams to pursue contract opportunities because large contracting initiatives are highly competitive and government customers have diverse requirements. We believe prime contractors leading large proposal efforts typically select team members based on particular capabilities and experience relevant to each opportunity. Companies that compete on one opportunity may be team members on another opportunity.

        We frequently compete against well-known firms in the industry as a prime contractor. Our competitors include, but are not limited to, Booz Allen Hamilton, BAE, CACI International Inc., SAIC, Leidos Holdings, Inc., Engility Corporation, CSC, ITT, TASC, QinetiQ, ManTech International, URS Corporation, CGI Group Inc. and the services divisions of Lockheed Martin Corporation, General Dynamics Corporation and Northrop Grumman Corporation.

        We also compete at the task order level, where knowledge of the customer, its procurement requirements and its environment is often the key to winning business. We have been successful in ensuring our presence on numerous contracts and GSA Schedules, and in competing for tasks under those contracts. The variety of contract vehicles at our disposal, as a prime contractor or subcontractor, allows us to market our services to most U.S. government agencies. We have experience providing services to a diverse array of U.S. government departments and agencies. Our relationships with our customers help us to understand our customers' goals, problems and challenges.. Most government contracts we seek are competitive awards. We believe our customers typically consider the following key factors in awarding contracts: technical capabilities and approach; personnel quality and management capabilities; previous successful contract performance; and price.

        In our experience, price and technical capabilities are a customer's two most important considerations in contracts for complex technological programs. We believe our customer knowledge, our government contracting and technical capabilities, and our pricing policies enable us to compete effectively.

Former Tax Status

        Until March 22, 2010, we were an S-corporation and were not subject to federal or most state income taxes. All our subsidiaries were qualified S-corporation subsidiaries or disregarded entities. An S-corporation is a pass-through entity that can only have a single class of stock; no more than 100 shareholders; and only certain kinds of shareholders, such as individuals, trusts and certain tax-exempt entities like ESOPs. Our income and losses were allocated to the ESOP Trust, its tax-exempt shareholder.

        On March 22, 2010, we issued deep-in-the-money warrants deemed to constitute a second class of stock. Once we had two classes of stock, we no longer qualified as an S-corporation and automatically became a C-corporation. Some of our subsidiaries are also subject to separate state income tax and reporting requirements. We are also subject to franchise and other business taxes unaffected by our change in federal income tax status.

Business Development and Promotional Activities

        We promote our contract research services by meeting face-to-face with current and potential customers, obtaining new work from satisfied customers, and responding to requests for proposals (RFPs) and international tenders. We use our knowledge of and experience with U.S. government procurement procedures, and our relationships with government personnel, to try to maximize our ability to respond timely to RFPs and customer requests. We bid on contracts in our core business areas and related areas where we believe we have a good chance of winning. When we bid on a potential contract, we draw on our core business area expertise to display the technical skills we can bring to a particular contract.

        Our business developers work face-to-face with customers, are experienced in marketing to government customers, know the services and products they represent, and work to understand each particular customer's organization, mission and culture. These professionals possess a working knowledge of rules governing the marketing limitations that are unique to the government arena. We believe they understand government funding systems, conflict of interest restrictions, procurement integrity directives, and the procedural requirements designed to establish a level competitive playing field to ensure appropriate use of public funds.

        Our technical staff is an integral part of our promotional efforts. The customer relationships they develop through their work have lead to additional business and new research opportunities. We hold weekly company-wide business development meetings to review proposal opportunities and determine strategy in pursuing these opportunities. We also use independent consultants for promoting business, developing proposal strategies and preparing proposals as necessary.

        We focus most of our substantial research and development activities on customer-funded projects and internally-developed capital assets. We believe actively fostering an environment of innovation is critical to our ability to grow our business, allowing us to proactively address issues of national concern in public health, safety and national defense.

Resources

        Most of our work relies on computer and laboratory equipment and other supplies readily available from multiple vendors. Disruption in availability from any particular vendor is not likely to materially affect our ability to perform our contracts. Some of our specialized laboratory work depends on special materials and equipment whose unavailability could adversely affect experimental laboratory tasks. However, we believe these kinds of delays or disruptions are not likely to materially affect our overall operations or financial condition.

Patents and Proprietary Information

        As a normal course of business, we perform research and development, and engineering activities in support of our customers. Typically these services do not depend on patent protection. In accordance with applicable law, our U.S. government contracts often provide government agencies certain license rights to our inventions and copyright works. In some instances government agencies, and other contractors including our competitors, can obtain the right to utilize our inventions. Similarly, our U.S. government contracts often license to us patents and copyright works owned by third parties. We maintain an active program to track and protect our intellectual property. We routinely enter into intellectual property assignment agreements with our employees to protect our rights to any patents or technologies they develop while employed by us. Costs for internal research and development, patents and intellectual property activities are not material to our financial statements.

        We maintain a number of trade secrets that contribute to our success and competitive distinction and endeavor to accord such trade secrets protection adequate to ensure their continuing availability to us. While retaining protection of our trade secrets and vital confidential information is important, we are not materially dependent on maintenance of a specific trade secret.

Seasonality

        Although our business is not seasonal, it does fluctuate with the number of working days in each quarter. The first and fourth quarters each year generally have fewer working days for our employees to generate revenue. In the weeks before the federal government's September fiscal year end, it is not uncommon for government agencies to award additional tasks or complete contract actions to avoid losing unexpended fiscal year funds.

Foreign Operations

        In each of the past three fiscal years, nearly all our revenue came from contracts with U.S.-based customers. We treat sales to U.S. government customers as domestic sales regardless of where we perform our services. We have seen a modest increase in work for foreign customers which we perform in the U.S.

Regulatory Matters

  Federal Acquisition Regulation

        We are heavily regulated in most of the fields in which we operate. We provide services and products to numerous U.S. government agencies and entities, including the DoD, U.S. Navy, U.S. Army, U.S. Air Force and DHS. When working with these and other U.S. government agencies and entities, we must comply with various laws and regulations relating to the formation, administration and performance of contracts. U.S. government contracts for the acquisition with appropriated funds of supplies or services generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government, agency-specific regulations that implement or supplement FAR, such as the DoD's Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. Among other things, these laws and regulations:

  •
  require certification and disclosure of all cost and pricing data in connection with certain contract negotiations;

  •
  define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts;

  •
  require a contractor, under certain contracts, to submit to reviews by the DCAA, Defense Contract Management Agency (DCMA) and other U.S. government agencies of compliance with government standards for a contractor's business systems;

  •
  restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

  •
  restrict our eligibility for work if an organizational conflict of interest, as defined by these laws and regulations, related to such work exists and/or cannot be appropriately mitigated.

        The U.S. government may revise its procurement practices or adopt new contract rules and regulations at any time. In order to help ensure compliance with these complex laws and regulations,

all of our employees are required to complete ethics training and other compliance training relevant to their position.

        Internationally, we are subject to special U.S. government laws and regulations, local government laws and regulations and procurement policies and practices (including laws and regulations relating to bribery of foreign government officials, import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks.

  Environmental Matters

        We are subject to federal, state, local and foreign laws and regulations relating to, among other things, emissions and discharges into the environment, handling and disposal of regulated substances, and contamination by regulated substances and wastes. Some of our operations may require environmental permits and/or controls to prevent or reduce air and water pollution. Issuing authorities can renew, modify, or revoke these permits.

        Operating and maintenance costs associated with environmental compliance and preventing contamination at our facilities are a normal, recurring part of our operations. These costs have not been material in the past and are not material to our total operating costs or cash flows. In our experience such costs are usually allowable under government contracts. Based on information presently available to us and on current U.S. government environmental policies relating to allowable costs, all of which are subject to change, we do not expect environmental compliance to materially affect us. We also believe our facilities' environmental compliance costs will continue to be allowable. Under existing U.S. environmental laws, potentially responsible parties can be held jointly and severally liable. We could be potentially liable to the government or third parties for the full cost of investigating or remediating contamination at our sites or at third-party sites in the event contamination is identified and remediation is required. In the event that we were required to fully fund remediation of a site, the statutory framework might allow us to pursue rights of contribution from other potentially responsible parties.

Corporate History

        We were organized in October 2001 as a for-profit Delaware corporation to acquire substantially all the assets and liabilities of IIT Research Institute, a not-for-profit Illinois corporation (IITRI). In December 2002, some eligible IITRI employees directed funds from qualifying retirement account balances into an employee stock ownership plan which is now known as The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (ESOP). In December 2002, State Street Bank and Trust Company (the then and current ESOP Trustee) used those proceeds to purchase our common stock on behalf of The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the ESOP Trust). In December 2002, we used those stock sale proceeds plus certain other indebtedness to purchase substantially all of IITRI's assets. At all times since December 2002, the ESOP Trust has owned all of our issued and outstanding common stock. Since December 2002, we have grown both organically and through acquisitions. From 2004 through 2007 we completed a number of acquisitions. When we issued our secured notes in March 2010, we also issued common stock warrants constituting a second class of stock under the Internal Revenue Code. As a result, we no longer qualified to be treated as an S-corporation for U.S. federal income tax purposes and became a C-corporation.

Company Information Available on the Internet

        Our internet address is www.alionscience.com. We make available, free of charge, annual and quarterly reports on our website. Information on our website is not incorporated by reference into this prospectus.

 Properties

        Our headquarters in McLean, Virginia consists of 23,823 square feet of leased office space. We also lease approximately 65 additional office facilities. Our total leased square footage is approximately 874,424 square feet. Our largest offices are located in Washington, DC; Fairfax, Alexandria, Vienna, Arlington, McLean, Norfolk, Portsmouth, and Newport News, Virginia; Pittsburgh and West Conshohocken, Pennsylvania; Huntsville, Alabama; New London, Connecticut; Annapolis, Annapolis Junction and Lanham, Maryland; Orlando, Florida; Rome, New York; Pascagoula, Mississippi; Fairborn, Ohio; Mt. Clemens, Michigan; Boulder, Colorado; Durham, North Carolina; Bath, Maine; San Diego, California; Albuquerque, New Mexico; and Burr Ridge, Illinois. We lease 20 facilities that contain laboratory space totaling approximately 108,039 square feet, for contract-related research. Our largest laboratories are located in Durham, North Carolina; Warrenville, Chicago and Geneva, Illinois; Annapolis Junction and Lanham, Maryland; West Conshohocken, Pennsylvania; Mount Clemens, Michigan and Louisville, Colorado. Lease terms vary in length from one to ten years, and are generally at market rates.

        Aggregate average monthly base rental expense for fiscal 2013, 2012 and 2011 was approximately $1.8 million, $1.7 million and $1.8 million. We periodically enter into other lease agreements that are, in most cases, directly chargeable to current contracts. Certain of these obligations are covered by currently available contract funds or cancelable upon termination of the related contracts. We consider our leased space to be adequate for our current and our reasonable anticipated future operations. If sequestration further adversely affects us, we may find we have excess leased space. We cannot ensure that if we have excess capacity we will be able to sublease a portion of or assign our leases on terms and conditions favorable to us or at all.

Legal Proceedings

        We are involved in routine legal proceedings occurring in the ordinary course of business that we believe are not material to our financial condition, operating results, or cash flows. As a government contractor, from time to time we may be subject to DCAA audits and federal government inquiries. The federal government may suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The federal government could also impose fines or penalties.

        We depend on federal government contracts; suspension or debarment could have a material, adverse effect on our business, financial condition, operating results, cash flows and our ability to meet our financial obligations. We are not aware of any such pending federal government claims or investigations.

 BOARD OF DIRECTORS AND MANAGEMENT

        The names, ages and positions of our current directors are set forth below:

Name	Age	Position	Term Expires	Director Since
Bahman Atefi	61	President, Chief Executive Officer and Chairman	2014	2001
Edward C. (Pete) Aldridge, Jr.	75	Director	2015	2003
Leslie L. Armitage	45	Director	2016	2002
Lewis Collens	76	Director	2016	2002
Admiral Harold W. Gehman, Jr., USN (Ret.)	71	Director	2016	2002
General Michael V. Hayden, USAF (Ret.)	69	Director	2015	2010
General George A. Joulwan, USA (Ret.)	74	Director	2014	2002
General Michael E. Ryan, USAF (Ret.)	72	Director	2014	2002
David J. Vitale	67	Director	2015	2009

        Our directors are divided into three classes. The first class of directors: Edward C. Aldridge, Jr., General Michael V. Hayden and David J. Vitale; have terms expiring on the date of our 2015 annual shareholder meeting. The second class of directors: Leslie Armitage, Lewis Collens and Admiral Harold W. Gehman, Jr.; have terms expiring on the date of our 2016 annual shareholder meeting. The third class of directors: Bahman Atefi, General George A. Joulwan and General Michael E. Ryan; have terms expiring on the date of our 2014 annual shareholder meeting.

        The Series A Preferred Stock provides holders of the Warrants with additional rights, including the right to appoint two members to our board of directors. Those directors are initially expected to be Lawrence A. First and Daniel H. Clare, who will be appointed to the board of directors following the completion of the Exchange Offer. Messrs. First and Clare both meet the standards for serving on the Board as set forth in our Director Qualification Policy. If either Mr. First or Mr. Clare is unable to serve (which is not anticipated), the holders of Warrants will be able to direct the Warrant Agent to elect a substitute director. The Support Agreement also provides that two of our directors will resign at or prior to the completion of the Exchange Offer. As of the date of this prospectus, it has not been determined which of our current directors will be resigning.

        The following sets forth the business experience, principal occupations and employment of each of our directors, as well as their specific experience, qualifications, attributes and skills relevant to our business that led to the conclusion that each of these individuals should serve as one of our directors.

        Bahman Atefi was appointed as our chief executive officer in December 2001 and also as president in 2002. He is also chairman of our Board of Directors. Dr. Atefi also serves as chairman of the ESOP committee. Dr. Atefi served as president of IITRI from August 1997 and as its chief executive officer from October 2000 until December 20, 2002, when we purchased substantially all of IITRI's assets. From June 1994 to August 1997, Dr. Atefi served as manager of the energy and environmental group at Science Applications International Corporation. In this capacity, he was responsible for a business unit, which provided scientific and engineering support to the U.S. Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency, DoD, and commercial and international customers. Dr. Atefi is a member of the Board of Directors of The Wolf Trap Foundation for the Performing Arts. Dr. Atefi received a BS in Electrical Engineering from Cornell University, an MS in Nuclear Engineering and a Doctor of Science in Nuclear Engineering from the Massachusetts Institute of Technology.

        Dr. Atefi was selected and continues to serve as one of our directors because of his institutional and operational knowledge of our business, his financial acumen, his service as our chief executive officer and his more than twenty-five years of experience in the government contracting professional services market.

        Edward C. (Pete) Aldridge, Jr. has served as one of our directors since November 2003. Mr. Aldridge retired from government service in May 2003 as the Under Secretary of Defense for Acquisition, Technology, and Logistics, a position he had held since May 2001. In this position, Mr. Aldridge was responsible for all matters relating to DoD acquisition, research and development, advanced technology, international programs, and the industrial base. From March 1992 to May 2001, Mr. Aldridge also served as president and CEO of the Aerospace Corporation, president of McDonnell Douglas Electronic Systems, Secretary of the Air Force, and numerous other positions within the DoD. He was a director of Lockheed Martin Corporation from June 2003 to April 2011 and was a director of Global Crossing, Ltd. from December 2003 to October 2011.

        Mr. Aldridge was selected and continues to serve as one of our directors because of his extensive domain expertise which he developed over a long, exemplary career that includes prior leadership positions in both public and private government contracting professional services organizations and his service as Secretary of the Air Force.

        Leslie L. Armitage has served as one of our directors since June 2002. Ms. Armitage currently serves as a Senior Managing Director and Co-Founder of Relativity Capital, a position she has held since January 2006. Ms. Armitage served as a Managing Director and Partner of The Carlyle Group from January 1999 until May 2005 and held various positions at Carlyle from 1990 to 1999. Ms. Armitage has served on the Board of Directors of MHF Services, Inc. since June 2009 and Tactical Micro, Inc. since December 2010. She previously served on the Board of Directors of Vought Aircraft Industries, Inc., Honsel International Technologies, United Components, Inc., Nivisys Industries and Berkshire Manufactured Products.

        Ms. Armitage was selected and continues to serve as one of our directors because of her extensive financial and board experience and acumen developed over the course of more than twenty years in the private equity market, in addition to her familiarity with companies in the government contracting professional services industry.

        Lewis Collens has served as one of our directors since June 2002. From 1990 to 2009, Mr. Collens served as president of Illinois Institute of Technology ("IIT"). He is currently President Emeritus and Professor of Law Emeritus at IIT, Chicago—Kent College of Law, a position he has held since August 2009. He also currently serves as Senior Advisor for Charles Dobrusin Associates. Mr. Collens previously served as chief executive officer of IITRI from 1990 to October 2000. Mr. Collens has served as a director of Amsted Industries since February 1991 and as a director and Chairman of Colson Company from March 2002 to March 2012.

        Mr. Collens was selected and continues to serve one of our directors because of his familiarity with our business from his prior roles as the Chief Executive Officer and Board Chairman of our predecessor IIT Research Institute, as well as the financial and legal expertise he has developed over his career.

        Admiral Harold W. Gehman, Jr., USN (Ret.) has served as one of our directors since September 2002. Admiral Gehman retired from over 35 years of active duty in the U.S. Navy in October 2000. While in the U.S. Navy, Admiral Gehman served as NATO's Supreme Allied Commander, Atlantic and as the Commander in Chief of the U.S. Joint Forces Command from September 1997 to September 2000. Since his retirement in November 2000, Admiral Gehman has served as an independent consultant to the U.S. government from October 2000 to present. Admiral Gehman has served on the Boards of Directors of Maersk Lines, Ltd. since April 2001, Transystems Corp since January 2002 and

Nivisys Corp. from July 2008 to July 2011. He also served on the board of visitors of Old Dominion University. Admiral Gehman is a senior fellow at the National Defense University and was the chairman of the Governor of Virginia's Advisory Commission for Veterans Affairs. Admiral Gehman served as co-chairman of the Defense Department's investigation into the October 2000 attack on the U.S.S. Cole in Aden Harbor, Yemen, as chairman of the Space Shuttle Columbia Accident Investigation Board, and as the Commissioner of the 2005 National Base Realignment and Closure Act.

        Admiral Gehman was selected and continues to serve as one of our directors because of his extensive domain expertise developed over the course of his service as a naval officer, as well as his years of leadership in the most senior levels of the U.S. defense establishment.

        General Michael V. Hayden, USAF (Ret.) has served as one of our directors since July 2010. General Hayden retired from 39 years of service in the United States Air Force in July 2008. General Hayden served as Director of the Central Intelligence Agency from May 2006 until February 2009, and as Director of the National Security Agency from 1999 until 2005. He entered active duty in 1969 after earning a bachelor's degree in history in 1967 and a master's degree in modern American history in 1969, both from Duquesne University. He is a distinguished graduate of Duquesne's ROTC program. General Hayden served as Commander of the Air Intelligence Agency and as Director of the Joint Command and Control Warfare Center. He has also served in senior staff positions at the Pentagon, Headquarters U.S. European Command, National Security Council and the U.S. Embassy to the People's Republic of Bulgaria. General Hayden served as Deputy Chief of Staff, United Nations Command and U.S. Forces Korea, Yongsan Army Garrison, South Korea. He currently serves as a Distinguished Visiting Professor at George Mason University School of Public Policy and as a Principal at the Chertoff Group. General Hayden has served on the Board of Directors of Motorola Corporation since January 2011, Accenture Federal Services, LLC since May 2012 and Orbis Operations since July 2012. He served on the Board of Directors of National Interest Security Company from April 2009 to March 2010. General Hayden also serves as a Consultant and Advisory Board Member for Cubic Defense Applications, Computer Sciences Corporation, Kaseman LLC, Draper Labs, Next Century Corporation, Orbis Operations, IBM, the Commonwealth Bank of Australia and Catapult Technology.

        General Hayden was selected and continues to serve as one of our directors because of his extensive domain expertise developed over the course of his service as an Air Force officer, as well as his years of leadership in the senior-most levels of the U.S. defense and intelligence establishments, having served as director of both the Central Intelligence Agency and the National Security Agency.

        General George A. Joulwan, USA (Ret.) has served as one of our directors since June 2002. General Joulwan retired from 36 years of service in the military in September 1997. While in the military, General Joulwan served as Commander in Chief for U.S. Southern Command in Panama from 1990-1993 and served as Commander in Chief of the U.S. European Command and NATO Supreme Allied Command from 1993-1997. From 1998 to 2000, General Joulwan served as an Olin Professor at the U.S. Military Academy at West Point. General Joulwan has also served as an adjunct professor at the National Defense University from 2001 to 2002. Since 1998, General Joulwan has served as President of One Team, Inc., a strategic consulting company. General Joulwan currently serves on the Board of Directors of Accenture Federal Services LLC since 2002, IAP Worldwide Services since 2005, Freedom Group, Inc. since 2007 and Emergent Biosolutions since 2013. He also serves on the boards of several charity and non-profit organizations. General Joulwan has previously served on the Board of Directors for General Dynamics Corporation from 1998-2012, TRS-LLC from 2001-2012, and nGrain (Canada) Corporation from 2004-2011.

        General Joulwan was selected and continues to serve as one of our directors because of his extensive domain expertise developed over the course of his service as an Army officer, as well as his years of leadership in the senior-most levels of the U.S. defense establishment.

        General Michael E. Ryan, USAF (Ret.) has served as one of our directors since June 2002. General Ryan retired from the military in 2001 after 36 years of service. He served his last four years as the 16th Air Force Chief of Staff, responsible for organizing, training and equipping over 700,000 active duty, reserve and civilian members. He is currently president of the consulting firm, Ryan Associates, focusing on national defense issues, a position he has held since January 2001. He is Chairman of the Board of CAE USA, Inc., SELEX Galileo Inc. and the Air Force Village Charitable Foundation. He has served on the Board of Directors of United Services Automobile Association since November 2002, Circadence Corporation since December 2003, VT Services, Inc. from December 2004 to July 2012, CAE USA since August 2002, SELEX Galileo Inc. since June 2005 and Nivisys Industries LLC from July 2008 to July 2011. He is a senior trustee of the Air Force Academy Falcon Foundation.

        General Ryan was selected and continues to serve as one of our directors because of his extensive domain expertise developed over the course of his service as an Air Force officer, as well as his years of leadership in the senior-most levels of the U.S. defense establishment, including as a Chief of Staff of the Air Force.

        David J. Vitale has served as one of our directors since September 2009. He was the Chief Administrative Officer of the Chicago Public School System from 2003-2008. From February of 2001 through November of 2002, Mr. Vitale served as President and Chief Executive Officer of the Chicago Board of Trade and as a member of its Board of Directors and Executive Committee. Mr. Vitale also served as President and CEO of the MidAmerica Commodity Exchange, an affiliate of the Chicago Board of Trade. He is a former Vice Chairman and Director of Bank One Corporation, where he was responsible for Bank One's Commercial Banking, Real Estate, Private Banking, Investment Management and Corporate Investments businesses. Mr. Vitale has served on the Boards of Directors of United Continental Holdings, Inc. since February 2006, Wheels Inc. since September 1999, DNP Select Income Fund, Inc. ("DNP") since April 2000, DTF Tax-Free Income Inc. ("DTF") since May 2005, Duff & Phelps Utility & Corp. Bond Trust Inc. ("Duff & Phelps") since May 2005, Ariel Capital Management Holdings, Inc. since November 2000 and Urban Partnership Bank ("UPB") since August 2010. He served as Chairman of UPB since August 2010 and of DNP, DTF and Duff & Phelps since May 2009.

        Mr. Vitale was selected and continues to serve as one of our directors because of his extensive financial experience and acumen and his experience as a senior officer and director of Fortune 500 companies.

        The following sets forth the business experience, principal occupations and employment of Lawrence A. First and Daniel H. Clare, who are initially expected to be elected as directors by the holder of the Series A Preferred Stock following the completion of the Refinancing Transactions.

        Daniel H. Clare, age 42, is a Managing Director of ASOF and joined the firm in 2010. From 2005 to 2010, Mr. Clare was with Diamond Castle Holdings, LLC, a private equity firm focused on leveraged buyout and growth capital investments in middle market companies, most recently as a Senior Managing Director. From 1999 to 2005, Mr. Clare was an investment professional at CSFB Private Equity/DLJ Merchant Banking Partners. From 1993 to 1997, he was a management consultant at Bain & Company, and in 1998, was a summer associate in the investment banking division at Goldman, Sachs & Co. Mr. Clare received a BA from Haverford College in Political Science, and an MBA from Harvard Business School. He also attended the University of Cambridge.

        Lawrence A. First, age 52, is the Chief Investment Officer and Managing Director of ASOF. Mr. First joined the firm in 2008. Prior to joining, Mr. First was a Managing Director and Co-Portfolio Manager in Merrill Lynch's Principal Credit Group, a proprietary investing platform for the firm's capital, where he was responsible for evaluating and managing assets in the team's North American portfolio, including non-investment grade bank loans, stressed/distressed fixed income investments and public and private equity. Prior to joining Merrill Lynch in 2003, Mr. First was a senior partner in the

Bankruptcy and Restructuring department of the law firm of Fried, Frank, Harris, Shriver & Jacobson, LLP, where he began his legal career in 1987. At Fried Frank, he represented both debtors and creditors in both in-court and out-of court restructurings as well as lenders to, investors in, and potential buyers and sellers of, financially troubled companies. Prior to his joining Fried Frank's Bankruptcy and Restructuring department, he was a member of its Corporate Department, where he became partner in 1994. Mr. First received a BA from Haverford College in History and Sociology, and a JD from New York University School of Law. He also attended the London School of Economics.

Establishment of Committees

        The Board of Directors has established five committees, an Audit and Finance Committee, a Compensation Committee, a Governance and Compliance Committee, a Special Projects Committee and a Refinancing Committee. Each committee currently consists of the following members:

Committee	Chairperson	Members
Audit and Finance Committee	Leslie Armitage	Lewis Collens, Harold Gehman, Michael Ryan, David Vitale
Compensation Committee	Harold Gehman	Pete Aldridge, Leslie Armitage, Lewis Collens, George Joulwan
Governance and Compliance Committee	Michael Ryan	Bahman Atefi, Harold Gehman, Michael Hayden, George Joulwan
Special Projects Committee	Pete Aldridge	George Joulwan, Michael Ryan
Refinancing Committee	Lewis Collens	Leslie Armitage and David Vitale

        The Board of Directors has determined that Leslie Armitage qualifies as "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and that she is "independent" as independence for audit committee members is defined in the listing standards of the NYSE MKT.

        Following the completion of the Exchange Offer, at least one of the directors elected by the holder of the Series A Preferred Stock will serve on each committee of the Board of Directors, with both directors serving on the Compensation Committee. As of the date of this prospectus, we have not determined on which other committees Messrs. Clare and First will serve. In addition, the charter for the Compensation Committee and our other corporate governance documents and those of our subsidiaries will provide that the sole and absolute discretion and power to increase the compensation of any officers, employees or directors with total annual compensation in excess of $300,000, to increase the total annual compensation of any officers, employees or directors to an amount in excess of $300,000, to hire any officer or employee with total annual compensation in excess of $300,000, or to provide any newly-appointed or elected director with total annual compensation in excess of $300,000 will be reserved for the Compensation Committee and that such actions will require the affirmative consent of both directors elected by the holder of the Series A Preferred Stock.

Audit and Finance Committee

        The responsibilities of the Audit and Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management of us concerning:

  •
  professional services provided by our independent registered public accounting firm;

  •
  independence of our independent registered public accounting firm from our management;

  •
  our quarterly and annual financial statements and our system of internal control over financial reporting;

  •
  our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, and related matters;

  •
  general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

  •
  mergers, acquisitions and strategic transactions;

  •
  investment policies, financial performance and funding of our employee benefit plans; and

  •
  other transactions or financial issues that the Board of Directors or management presents to the committee to review.

        The Audit and Finance Committee met four times during fiscal year 2013.

Compensation Committee

        The responsibilities of the Compensation Committee set forth in its charter include:

  •
  determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

  •
  exercising all rights, authority and functions under our KSOP, retirement and other compensation plans;

  •
  approving and making recommendations to the Board regarding non-employee director compensation;

  •
  preparing an annual report on executive compensation for inclusion in our annual report on Form 10-K in accordance with the rules and regulations of the Securities and Exchange Commission;

  •
  establishing, implementing and monitoring adherence to our compensation philosophy; and

  •
  evaluating performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of other companies.

        The Compensation Committee met four times during fiscal year 2013.

Corporate Governance and Compliance Committee

        The Corporate Governance and Compliance Committee oversees and reviews nominations for our Board of Directors and evaluates and recommends corporate governance policies and procedures. The Corporate Governance and Compliance Committee is charged with annually assessing the performance of the Board of Directors and its committees. This includes overseeing each committee's annual self-assessment, including the Corporate Governance and Compliance Committee itself. These assessments are intended to monitor the effectiveness of the Board of Directors and each of its committees; gather information regarding the ability of the Board and its committees to fulfill their mandates and responsibilities; and provide a basis to further evaluate and improve policies of the Board and its committees.

        The Corporate Governance and Compliance Committee met four times during fiscal year 2013.

Special Projects Committee

        The Special Projects Committee's primary purpose and function is to oversee special projects and programs of a significant nature as determined jointly by the Committee and our management, or by the Board of Directors; and develop, recommend to the Board, and assess policies and procedures with regard to such special projects.

        The Special Projects Committee met once during the year 2013.

Refinancing Committee

        The Refinancing Committee's primary purpose is to work with management to assess potential strategies and structures for the refinancing of our debt, including the Old Notes, the Existing Secured Notes and our Amended and Restated Revolving Credit Facility, as well as to assess proposals we may receive as a result of management's efforts to explore and solicit potential sources of financing.

        The Refinancing Committee met six times during fiscal 2013.

Board of Directors Diversity

        Our Corporate Governance and Compliance Committee is charged with recommending director candidates to the full Board. The Board of Directors nominates directors for election by our sole stockholder, the ESOP Trust. The Governance and Compliance Committee does not have a formal policy regarding diversity when identifying and considering director nominees. In evaluating director nominees, the Governance and Compliance Committee typically considers an individual's overall experience, subject matter expertise, military service, financial knowledge, and international business and military experience. The Corporate Governance and Compliance Committee is focused on constructing a board with a well-balanced distribution of experience among its members to support our growth and performance in the government contracting professional services industry.

Registrant Chief Executive Officer and Chairman of the Board

        Dr. Atefi was selected to act as both our first CEO and Chairman of the Board of Directors in 2001 largely because both Illinois Institute of Technology (IIT) and the ESOP Trustee (initially the two largest holders of our debt and common stock at the time) required him to act as CEO to successfully conclude our employee buyout of IITRI's assets. Both IIT and the ESOP Trustee also believed Dr. Atefi was the individual most qualified to serve as Chairman because of his institutional and operational knowledge of our company. We continue to believe this leadership structure remains the most appropriate structure for us. Dr. Atefi's leadership as both the CEO and Board Chairman over the past twelve years has been instrumental in growing our revenue by approximately four times during his tenure and establishing our long term capital structure.

Board of Directors' Role in Risk Oversight

        The Board of Directors oversees potential risks and risk management activities, including discussing these risks with management and evaluating these risks at meetings of the Board and our Committees. Members of the Board of Directors also use their independent knowledge and understanding of the risks that we and other professional services government contractors face. The Board of Directors reviews our corporate strategy in light of the evolving nature of the risks we face and adjusts strategy when appropriate.

        The Board of Directors has also delegated risk oversight to certain of its standing committees within their areas of responsibility. The Corporate Governance and Compliance Committee and the Audit and Finance Committee assist the Board of Directors in its risk oversight function with regard to internal control over financial reporting, periodic filings, procedures relating to the receipt and treatment of complaints, and policies and procedures designed to ensure adherence to applicable laws and regulations.

        The Board of Directors has delegated to the Corporate Governance and Compliance Committee responsibility for oversight of certain of our risk oversight and compliance matters, including oversight of (i) material legal proceedings and material contingent liabilities, (ii) our policies regarding risk assessment and management, (iii) our compliance programs with respect to legal and regulatory requirements and our Code of Conduct, and (iv) related party transactions and conflicts of interest.

        The Board of Directors has also delegated to the Audit and Finance Committee the responsibility for oversight of certain of our risk oversight and compliance matters, including reviewing our accounting policies, practices and disclosure controls and establishing procedures for the receiving and handling of complaints regarding accounting, internal accounting controls and auditing matters.

Information Regarding our Executive Officers

        The names, ages and positions of our current executive officers and the dates from which these positions have been held are set forth below.

Name	Age	Office	Position Since
Bahman Atefi	61	President, Chief Executive Officer and Chairman of the Board of Directors(1)	December 2001
Stacy Mendler	51	Chief Operating Officer and Executive Vice President(1)	September 2006
Barry Broadus	55	Chief Financial Officer, Senior Vice President and Treasurer(1)	September 2012
Kevin Boyle	44	Senior Vice President, General Counsel and Secretary	January 2014
Robert Hirt	54	Sector Senior Vice President—Technology, Engineering and Operational Solutions Sector(1)	July 2011
Rod Riddick	63	Sector Senior Vice President—Engineering and Integration Solutions Sector	November 2013

(1)
Member of the ESOP committee.

        The following sets forth the business experience, principal occupations and employment of each of the current executive officers who do not serve on the Board of Directors. Please read "Information Regarding the Directors of the Registrant" above for the information with respect to Dr. Atefi.

        Stacy Mendler has served as our Chief Operating Officer and Executive Vice President since September 2006. She served as our Executive Vice President and Chief Administrative Officer from September 2005 until September 2006, and as our Senior Vice President and Chief Administrative Officer from May 2002 until September 2005. She is also a member of our ESOP committee. Ms. Mendler served IITRI as Senior Vice President and Director of Administration from October 1997 until December 20, 2002, when we purchased substantially all of IITRI's assets. As of May 2002, Ms. Mendler was IITRI's Chief Administrative Officer, as well as Senior Vice President. She also served as IITRI's Assistant Corporate Secretary from November 1998 through December 2002. From February 1995 to October 1997, Ms. Mendler was Vice President and Group Contracts Manager for the Energy and Environment Group at Science Applications International Corporation where she managed strategy, proposals, contracts, procurements, subcontracts and accounts receivable. She currently serves on the Board of Directors of NVTC, the VA Chamber of Commerce (VCOC) and the Professional Services Council (PCS) and on the executive committee of VCOC. Ms. Mendler received a BBA in Marketing from James Madison University and a MS in Contracts and Acquisition Management from Florida Institute of Technology.

        Barry Broadus has served as our Chief Financial Officer, Senior Vice President and Treasurer since September 2012. He served as our (Acting) Chief Financial Officer from April 2012 until September 2012 and Director of Financial Planning from September 2008 until April 2012. Prior to joining us, from November 2004 to September 2008, Mr. Broadus served as Vice President and Business Unit Controller at Science Applications International Corporation (SAIC) where he was responsible for the financial oversight of the Energy, Environment & Infrastructure Business Unit. Prior to SAIC, from September 2000 to July 2004 he was the Chief Financial Officer for Brainbench, Inc. Prior to Brainbench, Mr. Broadus served for 12 years at EDS, as the Military Systems Business Unit Controller. He also worked for Andersen Consulting. In his earlier career, he was an Officer in the U.S. Army from 1982 to 1985. Mr. Broadus received a Bachelor of Science in Business Administration with a major in Accounting from the University of Alabama.

        Kevin Boyle became our Senior Vice President, General Counsel and Secretary on January 6, 2014. Prior to joining us, he served from February 2012 until January 2014 as Senior Vice President, General Counsel and Secretary of MCR, LLC, a privately-held professional services firm specializing in integrated program management solutions for the Department of Defense. From June 2007 until February 2012, Mr. Boyle served as Senior Vice President, General Counsel & Secretary for Vangent, Inc., a leading provider of information management and business process outsourcing services to the US Federal Government. From 2002 to May 2007, he served as Assistant General Counsel for General Dynamics Information Technology, Inc., following its acquisition of Anteon International Corporation in June 2006. Mr. Boyle also served as Vice President and General Counsel for publicly-held Interworld Corporation from 2000 to 2002. Prior to 2000, he held similar positions with Visual Networks, Cambridge Technology Partners and BMG Entertainment. Mr. Boyle received his Juris Doctor degree from Tulane Law School and his Bachelor of Arts degree in history from Yale University.

        Robert Hirt has served as our Senior Sector Vice President for the Technology Engineering and Operational Solutions Sector since July 2011 and the Engineering and Information Technology Sector since March 2011. Mr. Hirt joined us in April of 2009 as the Deputy Sector Manager for the Engineering and Information Technology Sector. Prior to joining us, Mr. Hirt served as a Senior Manager and Chief Technology Officer at SAIC for over 23 years. In this tenure he managed the corporation's CBRN Weapons Effect, Planning and Simulation Division (DTRA, STRATCOM, NATO), Command and Control Operations (GCCS-J, M, A, GCSS, NCES) and Logistics Service Operation (Asset Visibility, Repairables Management, RFID, Data Center consolidation, MRAP Joint Logistic Integrator, DEAMS, ECSS). Mr. Hirt received his BA in Economics and Mathematics from the University of California and a MS in Systems Engineering from George Washington University.

        Rod Riddick became Sector Senior Vice President and Sector Manager of our Engineering and Integration Solutions Sector (EISS) on November 1, 2013. Mr. Riddick has supported the U.S. Navy in various capacities for over 40 years. He served as Senior Vice President and Deputy Sector Manager of EISS from 2007 to 2013, and as an EISS Group Senior Vice President from 2005 to 2007. He served John J. McMullen Associates, Inc., an internationally regarded ship design and engineering firm, from 1982 to 1985 and from 1990 to 2005 in positions of increasing responsibility, culminating in Senior Vice President of Acquisition Programs from 2000 to 2005. From 1985 to 1990 he was a Program Director with Advanced Technology, Inc. From 1979 to 1982 he worked for Advanced Marine Enterprises, Inc. as Hull Design Section Chief and Program Manager. From 1978 to 1979 he was a Senior Designer at Newport News Shipbuilding & Dry Dock, Inc. From 1977 to 1978 he was a Checker at J.J. Henry Company, Inc. Mr. Riddick began his career as a Designer/Draftsman with Asset, Inc. from 1972 to 1977, after returning from Vietnam as an air traffic controller with the US Air Force.

        There is no known family relationship between any director and executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Executive Compensation Program

        Our executive compensation program's primary objective is to attract and retain qualified, energetic employees who are enthusiastic about our mission and to reward them for their contributions to us. Our executive compensation program is designed to create strong financial incentives for our officers to increase revenue, profit, cash flow, operating efficiency and returns, which we expect to lead to increased shareholder value. We strive to promote an ownership mentality in our key leaders and our Board of Directors. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

        The Compensation Committee of the Board of Directors (the "Compensation Committee") evaluates both performance and compensation to ensure we maintain our ability to attract and retain employees in key positions. We seek to compensate key employees at levels that are competitive with what our peer group companies pay similarly situated executives. The Compensation Committee believes our compensation packages for named executives and other officers should include current cash and long-term incentives to reward performance as measured against established goals.

What Our Compensation Program is Designed to Reward

        We believe we designed our compensation program to reward each employee's contribution to us. The Compensation Committee considers numerous factors including our growth and financial performance in measuring named executive officers' contributions. We refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer during the current fiscal year, along with the other individuals included in the Summary Compensation Table as "named executive officers."

Roles and Responsibilities for Our Compensation Program

Role of the Compensation Committee

        The Compensation Committee is responsible for establishing, implementing and monitoring adherence to our compensation philosophy and for setting the individual cash and incentive compensation levels for executive officers. The Compensation Committee's responsibilities are set forth in its charter and discussed above under "Establishment of Committees."

Role of the Chief Executive Officer

        Our Chief Executive Officer makes recommendations to the Compensation Committee in evaluating our executive officers, including recommending cash and incentive compensation amounts for these individuals. Dr. Atefi relies on his personal experience as our Chief Executive Officer in evaluating other executive officers and on comparable compensation guidance provided by an outside compensation consultant. Dr. Atefi was not present during Compensation Committee deliberations and voting pertaining to the determination of his own compensation.

Role of the Compensation Consultant

        The Compensation Committee annually retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. In 2013, we engaged AON Hewitt to review our named executive officers' compensation packages and to provide the Compensation Committee with competitive data and analysis. AON Hewitt performed no other services for us.

Elements of Our Executive Compensation Program

        Our compensation program includes several major elements. We pay our named executive officers salaries that are competitive and non-discriminatory to attract, retain, and motivate them. We offer an incentive program designed to encourage exceptional employee performance. As an employee-owned company, we offer our named executive officers the ability to invest in our future through our ESOP. The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, includes an ESOP, which allows employees to own an interest in our stock, and a 401(k) salary deferral component that allows employees to have diversified retirement savings in other investments. ESOP investments are indirect investments in our common stock. 401(k) investments are investments in a variety of mutual funds. We offer fringe benefit and employee morale and wellness programs designed to attract and retain our named executive officers.

Base Salary

        We pay each named executive officer a base salary for services rendered during the fiscal year. This fixed annual amount for performing specific job responsibilities is the minimum income the named executive officer may receive in any given year. Each of our executive's base salary is determined by his or her responsibilities and performance as well as comparative compensation levels for his or her peers. The Compensation Committee determines the Chief Executive Officer's base salary, including periodic changes, and determines base salaries and changes, for other named executive officers following recommendations by the Chief Executive Officer.

        Base salaries for our named executive officers as of September 30, 2013 were:

Named Executive Officer	Fiscal 2013 Base Salary
Bahman Atefi	$735,000
Stacy Mendler	$425,000
Barry Broadus	$311,000
Scott Fry	$360,000
Robert Hirt	$341,000

        Each year, the Compensation Committee utilizes salary survey information provided by its outside compensation consultant for appropriate salary data for our senior positions.

        In reviewing base salaries for our named executive officers, the Compensation Committee considers:

  •
  market data provided by our outside compensation consultant;

  •
  the executive's compensation, individually and relative to other officers;

  •
  the executive's individual performance; and

  •
  our financial and operating results.

        The Compensation Committee and its outside consultant use publicly available data from other professional services government contracting companies to benchmark compensation for our named executive officers. The benchmark companies include some of the publicly-traded companies we use in our market analyses when testing goodwill for potential impairment. The Compensation Committee compares our data to median data for the benchmark group in evaluating total named executive officer compensation and individual elements of total compensation. Among other factors, the Compensation Committee evaluates base salaries, total cash compensation and various types of long term incentive compensation provided to named executives at benchmark companies when it decides on the components and levels of compensation for our named executive officers. The Compensation Committee sets total compensation levels to be within the range of the peer companies.

        For fiscal 2013, the Compensation Committee reviewed a peer group of companies from the information technology, professional services, and defense and aerospace industries. In its analysis, the Compensation Committee compared data for the selected peer group with data from several broader, national compensation surveys and our current executive compensation levels. The following companies made up the compensation peer group.

CACI International Inc.	Exponent, Inc.	ManTech International Corp.	VSE Corp.
CIBER Inc.	Heico Corp.	Maximus Inc.
Cubic Corp.	ICF International, Inc.	NCI, Inc.
Dynamics Research Corp.	IHS, Inc.	Orbital Sciences Corp.
Engility Holdings, Inc.	Kratos Defense & Security	SRA International Inc.

        The Compensation Committee and its outside consultant used data from industry compensation surveys and proxy statements of peer companies to establish benchmark total compensation ranges (salary, bonus and long term incentive compensation) for each named executive officer. For the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee and its outside consultant gave equal weight to industry compensation survey data and peer group data to establish benchmark compensation ranges. The Compensation Committee and its outside consultant determined benchmark compensation ranges for the Chief Operating Officer based exclusively on industry compensation survey data as the peer group did not include sufficient comparable data for that position. For each sector Senior Vice President, the Compensation Committee and its outside consultant weighted industry compensation survey data at 75% and peer group data at 25% to establish benchmark compensation ranges. The Compensation Committee then selected the mid-point (50th percentile) of each benchmark compensation range to set the benchmark compensation level for each named executive officer.

        Total compensation for the Chief Executive Officer and the Chief Operating officer exceeded the Compensation Committee's selected benchmark level by approximately 6%. This reflects the long tenure at our company of Dr. Atefi and Ms. Mendler and recognition of their operating and financial acumen. Total compensation levels for the Chief Financial Officer (Mr. Broadus) and a recently appointed sector Senior Vice President (Mr. Riddick) were 46% less than the Compensation Committee's selected benchmark level. Total compensation for Mr. Hirt, our other sector Senior Vice President, was 11% less than the Compensation Committee's selected benchmark level.

        The Compensation Committee decided to increase base salaries for next fiscal year for Dr. Atefi, Ms. Mendler, Mr. Broadus and Mr. Hirt in part based on market place salary survey data provided by the compensation consultant.

Annual Bonus

        We use annual bonuses in our compensation program to motivate and reward our named executive officers for current, short term performance such as meeting annual financial performance goals, and achieving certain milestones and other non-financial performance goals within a given year. The Compensation Committee believes it is important to encourage and reward both short-term and long-term performance. The Compensation Committee has the discretion to set goals and objectives it believes are consistent with creating shareholder value, including financial measures, operating objectives, growth goals and other measures. Objectives may be based upon us achieving revenue or operating income targets as well as other financial and business objectives. Revenue growth and operating profitability are weighted as the most significant factors. The Compensation Committee evaluates achievement of objectives following the end of each year and makes annual bonus awards based on this assessment. The Compensation Committee considers individual achievement and also relies on the Chief Executive Officer's recommendations with respect to other executive officers.

        In fiscal 2013, we paid annual bonuses earned in fiscal 2012. In fiscal 2012 and 2011, we paid annual bonuses earned in fiscal 2011 and 2010, respectively. The Compensation Committee determined that named executive officer bonuses relating to fiscal 2013 performance were subject to a further performance condition that the Refinancing Transactions be completed. The Compensation Committee did not apply an additional performance condition to Mr. Fry who stepped down as Sector Senior Vice President in November 2013. Since the Refinancing Transactions were not completed, no annual bonuses were earned by the named executive officers other than Mr. Fry during fiscal 2013.

        In the first quarter of fiscal 2014, the Compensation Committee determined that the named executive officers had substantially satisfied the refinancing-related performance condition precedent to earning bonus amounts related to fiscal 2013 performance. The Compensation Committee authorized us to pay the named executive officers these bonus amounts in fiscal 2014.

        The Compensation Committee determines annual bonuses based on a retrospective evaluation of each executive's performance for the current fiscal year and compares its evaluation to the information in the compensation consultant's report. The Compensation Committee did not establish bonus-specific targets for our named executive officers in fiscal 2013.

        The Chief Executive Officer reviews the performance of each of his direct reports with the Compensation Committee and ranks their performance percentile (25th - 50th - 75th) to determine their annual bonuses. The Chief Executive Officer and the Compensation Committee evaluate each executive's contribution to our year over year overall performance including: revenue growth; operating income performance; contract backlog; new market penetration; DSO; and staff turnover. The Compensation Committee performs a similar review of the Chief Executive Officer's performance in executive session.

Long-term Incentives/Awards

        We use our long-term incentives to motivate, retain and reward our named executive officers for both short-term and sustained performance. The Compensation Committee establishes performance-based award opportunities specific to our financial performance and the specific business unit and/or corporate department an individual leads.

Long-Term Incentive Plan

        We established the Alion Science and Technology Corporation Long-Term Incentive Plan (LTIP) in November 2008. The LTIP provides for award opportunities based on the achievement of predefined individual performance goals the Compensation Committee sets. LTIP awards are paid in cash. Our named executive officers and other key employees are eligible to receive LTIP awards.

        We established the LTIP to:

  •
  provide certain employees an incentive for excellence in achieving certain of our company and business unit or departmental goals;

  •
  facilitate key employee retention and recruitment;

  •
  provide at-risk awards contingent on achievement of selected performance criteria over an extended period; and

  •
  provide a meaningful incentive to achieve long-term growth and improve profitability.

        Under the LTIP, our Compensation Committee is responsible for:

  •
  selecting which of our key employees may participate in the LTIP;

  •
  determining the period over which a participant must achieve his or her performance goals, (performance period);

  •
  setting each participant's award opportunities for a given performance period; and

  •
  establishing award vesting conditions.

        Following consultation with the outside compensation consultant retained by the Compensation Committee, we determined we needed a non-equity based long-term incentive compensation plan to motivate and appropriately reward named executive officers and other key employees. Subject to certain limitations, LTIP compensation costs are allowable indirect expenses that can be reimbursed through government contracts. We do not expect to recover all LTIP compensation costs. Our LTIP is intended to differ from our prior equity-based compensation plans which were not an allowable indirect expense and could not be reimbursed through our government contracts.

        The Board of Directors has adopted separate forms of LTIP award agreements for named and other executive officers. In 2013, the Board of Directors granted each named executive officer an LTIP award which vests over a three year period ending November 2016. The Board of Directors has granted LTIP awards to named executive officers each year since 2008 when the program began. The LTIP grants issued to named executive officers in 2010 vested in November 2013. The vested 2010 LTIP grants are the only other named executive officer grants outstanding in addition to the LTIP grants listed in the named executive officer compensation table below.

        Performance goals under these award agreements include, among others, reaching certain company-planned revenue targets; achieving certain levels of Consolidated EBITDA (as determined for our debt covenants); achieving certain levels of reporting unit revenue and operating income; complying with debt covenants; and achieving targeted levels of days' sales outstanding.

        LTIP grants to our named executive officers involve a three-year performance cycle. The Compensation Committee evaluates performance for three-year grants only at the end of each three-year performance cycle. Fiscal 2013 ended the second cycle for grants evaluated only at the end of a three-year performance period.

        Subject to the Compensation Committee's discretion, each executive's performance is evaluated both at the end of each year, and then at the end of the three-year performance cycle. A recipient may receive anywhere from 50% to 150% of the target amount up through the end of a performance cycle depending on whether the individual and our company achieve performance goals, or substantially under- or over-achieve performance goals. The 50% floor was established in order to foster executive retention, while the 150% ceiling is intended to reward outstanding performance. Subject to evaluation on this percentage-based scale, each earned award vests in full on its vesting date, provided that the named executive officer is still employed with us.

        The following table sets forth the target LTIP amounts approved by our Compensation Committee and Board of Directors, for each of our named executive officers. Consistent with the design of the LTIP, the Compensation Committee and the Board of Directors approved LTIP awards to senior corporate officers in addition to our named executive officers listed below.

Name	Initial Target Value 2013 LTIP Awards
Bahman Atefi	$1,200,000
Stacy Mendler	$400,000
Barry Broadus	$200,000
Scott Fry	N/A
Robert Hirt	$250,000

        The ranges reflect LTIP award levels for each named executive officer based on market information provided to us by our compensation consultant. Each named executive officer's LTIP award is based on his or her specific position, responsibilities, accountabilities and impact within our company.

We vet these target participation levels against the participation levels of similarly situated executive officers at peer companies. The Compensation Committee established this year's named executive officer LTIP award target values as part of each executive's total compensation package, including salary and other cash compensation. The Compensation Committee increased this year's LTIP awards over last year's levels to incentivize our executives to focus on growing our company and improving our capital structure and to reflect expanded responsibilities for certain named executive officers.

Phantom Stock Plans

        Phantom stock refers to hypothetical shares of our common stock. Each recipient of a phantom stock award receives a grant of a specified number of shares. Recipients, upon vesting, are generally entitled to receive cash equal to the number of hypothetical vested shares times the current value of our common stock, based on the most recent stock valuation performed for the ESOP Trust. Phantom stock may increase or decrease in value over time, resulting in cash payments greater or less than the phantom stock's grant date value. The Compensation Committee administers our phantom stock plans and is authorized to grant phantom stock to the named executive officers. There have been no phantom stock awards to named executive officers since 2008.

Stock Appreciation Rights (SAR) Plan

        In November 2004, the Board of Directors adopted the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (the SAR Plan). The Compensation Committee, or the administrative committee as delegated, administers the SAR Plan. We amended and restated the SAR Plan in January 2007; amended it in January 2010; and amended and restated the SAR Plan in June 2013. The SAR Plan expires in November 2016. The most recent SAR Plan amendment revises certain change in control provisions. The SAR Plan permits grants to our directors, officers, employees and consultants. The SAR Plan permits the Chief Executive Officer to award SARs as he deems appropriate. Awards to executive officers are subject to the approval of the administrative committee of the Plan. There were no SAR awards to named executive officers in 2013.

Severance/Change in Control and Provisions in Employment Agreements

        We maintain employment agreements with certain named executive officers to help ensure they will perform their roles for an extended period of time. These agreements provide for severance payments if an executive's employment is terminated under certain conditions, such as following a change of control or a termination "without cause" as defined in the agreements.

Change in Control

        As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways to work together to further our respective long-term objectives. Many larger, established companies consider companies at stages of development similar to ours as potential acquisition targets. In certain circumstances, a potential merger, acquisition or material investment could be in the best interests of our shareholders. We provide severance compensation if an executive's employment is terminated following a change in control transaction.

Termination without Cause

        If we terminate the employment of a named executive officer without cause as defined in his or her employment agreement, we are obligated to continue to pay certain amounts as described below under Other Potential Post-Termination Payments. This provides us with flexibility to make a change in senior management if such a change is in our best interests and the best interests of our shareholders.

Health and Welfare Benefits and Other Fringe Benefits

        We provide all of our named executive officers a comprehensive, balanced, and flexible fringe benefit program. Our fringe benefit program's design plays an important role in attracting new employees and retaining our named executive officers. We review industry-wide fringe benefit packages annually to ensure that our fringe benefit program continues to provide the best value to our named executive officers. Benefits include medical, prescription drug, vision and dental coverage; life insurance; accidental death and dismemberment insurance, short and long-term disability insurance; business travel accident, kidnap and ransom insurance; an employee assistance program and flexible spending accounts for medical expense reimbursement and child care. We provide worker's compensation insurance and unemployment benefits required by law to all employees, including named executive officers. We purchase worker's compensation and unemployment insurance. Our benefit plans are designed to comply with all applicable nondiscrimination requirements under the Internal Revenue Code. We provide the major portion of our fringe benefit program as a core package of standard benefits supplemented by a set of employee-selected optional benefits. All eligible employees, including named executive officers contribute to the cost of certain benefits at the same rates and in the same manner. We also provide named executive officers a monthly automobile allowance.

KSOP

        Our KSOP is a qualified retirement plan that includes an ESOP and a 401(k). The ESOP Trust currently owns all of our outstanding shares of common stock. Holders of our outstanding warrants have, and, if the Exchange Offer and Unit Offering are consummated, the holders of the Warrants to be issued in the Exchange Offer and the Unit Offering will have, the right to purchase shares of our common stock. Until June 2011, we made retirement plan contributions to both the ESOP and 401(k) components on behalf of all eligible employee KSOP participants. We now make all retirement contributions to the ESOP component. We also make matching contributions to the ESOP component based on an eligible employee's pre-tax salary deferrals. Named executive officers do not receive preferential benefits under the KSOP by reason of their position at our company.

Compensation Risk Assessment

        The Compensation Committee believes that the design and mix of our compensation program appropriately encourages our employees to focus on the creation of long-term shareholder value while also serving to attract, retain and motivate needed talent. We believe our approach to setting company and individual goals with target payouts at multiple performance levels encourages a level of risk-taking behavior appropriate for our business. We also believe we have allocated our compensation among base salary, annual cash incentives and long-term incentive compensation in such a way as not to encourage excessive risk-taking. In its discussions, the Compensation Committee noted the following attributes of our compensation program.

  •
  There is a balance between short- and long-term financial and strategic objectives, intended to reward managers for continuous improvement in revenue and operating income and growth in shareholder value.

  •
  A significant portion of management compensation is "at risk" and depends on achieving specific company-wide strategic, operational and financial goals, as well as individual performance goals that can be objectively determined. These corporate goals have pre-established minimum, target and stretch performance levels, with individual metrics and overall maximums.

  •
  The Compensation Committee considers other qualitative matters in determining annual performance payments and achievement of long term incentive goals.

  •
  In fiscal 2013, the Compensation Committee considered our overall improved financial performance compared to fiscal 2012 in deciding to increase non-equity incentive compensation payments to each named executive officer from last year's award levels. The Compensation Committee also increased the initial grant value of this year's LTIP awards to named executives to incentivize continued focus on revenue growth and our refinancing efforts.

  •
  The Compensation Committee increased base salaries for each named executive officer for next fiscal year based on our improved performance and the executives' significant work on potential Refinancing Transactions. The Compensation Committee increased base salary and non-equity incentive compensation from last year's levels for Mr. Broadus to bring his compensation more in line with the market place.

  •
  The Compensation Committee conditioned Dr. Atefi's current year annual performance bonus on completion of a refinancing transaction that gains Board of Directors approval. The Compensation Committee applied the same condition to the current year annual performance bonuses for Ms. Mendler, Mr. Broadus, Mr. Hirt and Mr. Riddick.

  •
  Our named executives' ongoing long term compensation grants vest over a three year period with performance goals measured only at the end of a three-year period. We believe this encourages our executives to focus on our long term performance.

        Based on this review and currently known facts and circumstances, the Compensation Committee believes our compensation policies and practices, individually and in the aggregate, do not create known risks that are reasonably likely to materially adversely affect us.

Summary Compensation Table

        The following table sets forth all compensation with respect to our Chief Executive Officer and our other named executive officers for the years ended September 30, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary	Bonus	Long-Term Incentive Plan Awards	Non-Equity Incentive Plan Awards	All other	Total
Bahman Atefi	2013	$771,002	$—	$900,000	$—	$94,445	$1,765,447
Chief Executive Officer	2012	$763,929	$—	$900,000	$700,000	$106,612	$2,470,541
and President	2011	$757,449	$—	$760,000	$560,000	$120,477	$2,197,926
Barry Broadus	2013	$316,716	$—	$—	$—	$56,641	$373,357
Senior Vice President and	2012	$272,610	$33,000	$—	$165,000	$49,842	$520,452
Chief Financial Officer	2011	N/A	N/A	$—	N/A	N/A	N/A
Stacy Mendler	2013	$445,081	$—	$315,000	$—	$68,794	$828,875
Chief Operating Officer	2012	$441,606	$—	$315,000	$300,000	$74,873	$1,131,479
and Executive Vice President	2011	$436,984	$—	$285,000	$240,000	$80,086	$1,042,070
Scott Fry*	2013	$360,523	$—	$199,375	$200,000	$45,661	$805,559
Engineering and Integration Solutions Sector,	2012	$374,389	$—	$213,750	$220,000	$50,066	$858,205
Senior Vice President	2011	$364,701	$—	$230,208	$176,000	$45,794	$816,703
Robert Hirt	2013	$342,997	$35,000	$49,583	$—	$63,328	$490,908
Technology, Engineering	2012	$318,495	$20,000	$28,875	$190,000	$50,150	$607,520
and Operational Solutions	2011	$259,482	$20,000	$—	$160,000	$45,699	$485,181
Senior Vice President

*
Mr. Fry stepped down as Senior Vice President effective November 2013.

        Bonuses include non-incentive based cash bonuses, such as special performance bonuses, paid to named executive officers.

        Amounts reported for Long Term Incentive Plan awards represent amounts earned by the named executive officers for the three-year performance cycles ending 2013, 2012, and 2011. In 2013, Dr. Atefi, Ms. Mendler and Mr. Fry met the conditions of their 2010 Long Term Incentive Plan grants and the Compensation Committee determined the final value of each named Executive Officer's grant. Mr. Hirt received different category LTIP grants with annual evaluation periods that pre-date his status as a named executive officer. We are reporting LTIP grants earned by Mr. Hirt in the years all performance conditions were satisfied for such grants and amounts became payable. Mr. Hirt's LTIP grants were not subject to evaluation by the Compensation Committee.

        Non-equity incentive plan compensation includes cash bonuses awarded to our named executive officers for current fiscal year service.

        Other compensation includes: 401(k) matching and profit sharing contributions under our KSOP; our contributions for long and short term disability; amounts paid for life insurance premiums; amounts paid or reimbursed with respect to health and welfare; amounts paid or reimbursed with respect to social club membership; and amounts paid or reimbursed with respect to leased cars.

 Detail of All Other Compensation for Fiscal Year 2013, 2012, 2011
Recorded in the Summary Compensation Table

Name	Year	Our Matching Contributions Under Our KSOP	Health and Welfare Benefits	Long and Short Term Disability Paid by Us
Bahman Atefi	2013	$16,575	$39,266	$4,416
	2012	$16,250	$51,209	$5,250
	2011	$15,925	$65,630	$5,219
Barry Broadus	2013	$14,758	$27,966	$1,830
	2012	$20,099	$26,163	$2,419
	2011	N/A	N/A	N/A
Stacy Mendler	2013	$16,575	$36,576	$2,553
	2012	$16,250	$35,144	$3,387
	2011	$15,925	$40,707	$3,365
Scott Fry	2013	$11,843	$19,161	$2,164
	2012	$15,842	$18,733	$2,998
	2011	$11,117	$18,330	$2,989
Robert Hirt	2013	$16,190	$29,350	$2,022
	2012	$7,459	$28,043	$2,709
	2011	$6,901	$24,494	$2,397

Name	Year	Club Membership Fees	Term Life Insurance Paid by Us	Leased Cars	Total
Bahman Atefi	2013	$6,060	$300	$27,828	$94,445
	2012	$5,780	$300	$27,823	$106,612
	2011	$5,580	$300	$27,823	$120,477
Barry Broadus	2013	$—	$183	$11,904	$56,641
	2012	$—	$158	$1,002	$49,842
	2011	N/A	N/A	N/A	N/A
Stacy Mendler	2013	$—	$256	$12,834	$68,794
	2012	$—	$256	$19,836	$74,873
	2011	$—	$253	$19,836	$80,086
Scott Fry	2013	$—	$217	$12,276	$45,661
	2012	$—	$217	$12,276	$50,066
	2011	$—	$216	$13,142	$45,794
Robert Hirt	2013	$—	$202	$15,564	$63,328
	2012	$—	$188	$11,751	$50,150
	2011	$—	$156	$11,751	$45,699

Summary of Prior Year LTIP Award Agreements

        In 2010, the Board of Directors issued two separate forms of LTIP award agreements—one for named executive officers and a second for other corporate officers. The 2010 grants to named executive officers had a three-year performance period that ended October 2013 and vested in November 2013. The Compensation Committee evaluated these grants in November 2013. These grants remain outstanding.

        The 2010 LTIP grants to named executive officers contain various performance goals, including, among others,

  •
  attaining certain company-planned revenue targets;

  •
  achieving certain levels of Consolidated EBITDA (as determined for our debt covenants);

  •
  meeting certain levels of reporting unit revenue and operating income;

  •
  complying with debt covenants; and

  •
  achieving targeted levels of days' sales outstanding.

        Set out below are the performance goals and actual achievement levels for the 2010 LTIP grants to Dr. Atefi, Ms. Mendler and Mr. Fry. The Compensation Committee evaluated progress toward these goals in addition to actual performance and achievement of subjective goals such as maintaining a reputation for excellence and integrity. In evaluating the performance of Dr. Atefi and Ms. Mendler, the Compensation Committee weighted revenue at 30% and EBITDA goals at 30% and DSO, debt reduction, compound growth and subjective performance criteria at 10% each. The Compensation Committee determined Dr. Atefi and Ms. Mendler each merited an overall 90% rating. Mr. Fry's evaluation was based on equally weighting each element of his group and corporate goals without a subjective component. Mr. Fry received an overall 80% rating.

Atefi	Target	Actual
Three Year Compound Annual Revenue Growth Rate	5%	3.8%
Revenue (in millions)	$964.1	$849.0
Debt Covenant EBITDA (in millions)	$82.2	$71.0
Total Debt (in millions)	$545.0	$564.8
Days' Sales Outstanding	68	74.2
LTIP Grant Value	$1,000,000
LTIP Minimum Value		$500,000
LTIP Earned Value		$900,000

Mendler	Target	Actual
Three Year Compound Annual Revenue Growth Rate	5%	3.8%
Revenue (in millions)	$964.1	$849.0
Debt Covenant EBITDA (in millions)	$82.2	$71.0
Total Debt (in millions)	$545.0	$564.8
Days' Sales Outstanding	68	74.2
LTIP Grant Value	$350,000
LTIP Minimum Value		$175,000
LTIP Earned Value		$315,000

Fry	Target	Actual
Three Year Compound Annual Revenue Growth Rate	5%	3.8%
Revenue	$964.1	$849.0
Debt Covenant EBITDA	$82.2	$71.0
LTIP Grant Value	$62,500
LTIP Minimum Value		$31,250
LTIP Earned Value		$53,125
Sector Revenue	$445.7	$371.2
Sector Operating Profit %	7.2%	6.1%
Sector Contract Backlog	$1,130,000	$925
Sector Days' Sales Outstanding	68	96
Sector LTIP Grant Value	$187,500
Sector LTIP Minimum Value		$93,750
Sector LTIP Earned Value		$146,250

 Grants of Plan-Based Awards

        The following table provides information about cash (non-equity) compensation awarded to our named executive officers in 2013 including the range of possible cash payouts under our annual incentive compensation program and the LTIP. The Compensation Committee made the grants listed below on November 1, 2013.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

	Threshold ($)	Target ($)		Maximum ($)
Bahman Atefi	$600,000	$1,200,000	(1)	$1,800,000
		$750,000	(2)
Barry Broadus	$100,000	$200,000	(1)	$300,000
		$225,000	(2)
Stacy Mendler	$200,000	$400,000	(1)	$600,000
		$300,000	(2)
Robert Hirt	$125,000	$250,000	(1)	$375,000
		$220,000	(2)

(1)
The amounts represent the estimated potential payouts of cash awards under the LTIP. The minimum payout (threshold value) is 50% of the grant date target value. A recipient may receive anywhere from 50% to 150% of the target amount up through the end of a performance cycle depending on whether the individual and the Company achieve performance goals, or substantially under- or over-achieve performance goals. The LTIP is more fully described under "Compensation Discussion and Analysis." The performance cycle for the 2013 LTIP awards began October 1, 2013 and ends September 2016.

(2)
The amounts reflect estimated potential payments of annual cash incentive compensation based on fiscal 2013 performance and satisfaction of refinancing related performance goals. Because the performance conditions were not satisfied in fiscal 2013, as described under "Compensation Discussion and Analysis," these amounts were not paid under our annual cash incentive compensation program in fiscal 2013. The named executive officers satisfied the refinancing-related performance goals and the amounts were paid to them in 2014. There are no threshold or maximum levels for the award.

Outstanding Equity Awards at Fiscal Year-End

        The following table lists SAR awards held by named executive officers as of September 30, 2013.

Name	Number of securities underlying unexercised SARs (#) Exercisable	Number of securities underlying unexercised SARs (#) Unexercisable	SAR Exercise Price	SAR Expiration Date
Barry M. Broadus(1)	—	2,000	$28.00	July 2015
Barry M. Broadus(2)	—	2,000	$26.65	February 2015
Barry M. Broadus(3)	—	2,000	$20.95	December 2016

(1)
In May 2010, Mr. Broadus was awarded 2,000 SARs at an exercise price of $28.00 per share which vest in 2014.

(2)
In December 2010, Mr. Broadus was awarded 2,000 SARs at an exercise price of $26.65 per share which vest in 2014.

(3)
In December 2011, Mr. Broadus was awarded 2,000 SARs at an exercise price of $20.95 per share which vest in 2015.

        All grants were outstanding as of September 30, 2013

SAR Exercises

        No named executive officers exercised any SARs in 2013.

Deferred Compensation Plans

        We maintain two Deferred Compensation Plans. One plan, the Executive Deferred Compensation Plan, covers members of management and other of our highly compensated officers. The other plan, the Directors Deferred Compensation Plan, covers members of our Board of Directors. Neither plan is a qualified plan under the Internal Revenue Code.

        Each plan permits an individual to make a qualifying election to forego current payment and defer a portion of his or her compensation. Officers may defer up to 100% of their annual base salary, bonus and/or stock-based compensation payments. Directors may defer up to 100% of their fees and their stock-based compensation payments.

        Each plan permits an individual to defer payment to a specified future date and to specify whether deferrals are to be paid in a lump sum or installments. Under certain limited circumstances, deferrals may be paid out early or further deferred. Typically, individuals may only make one qualifying deferral election per year.

        Scott Fry is the only named executive officer who participated in the Executive Deferred Compensation in fiscal year 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Scott Fry	$—	$—	$104,722	$167,469	$586,009

Potential Payments Upon Termination or Change in Control

        We have employment agreements with four named executive officers, which provide that if the officer is involuntarily terminated without cause or terminated following a change in control, he or she will be entitled to receive a lump sum cash payment as set forth in his or her individual agreement. The named executive officers' employment agreements define "termination for cause," "good reason" and "change in control" for purposes of determining payments upon termination of employment. The four named executive officers are also entitled to accelerated vesting of certain outstanding LTIP awards under the terms of their LTIP award agreements.

        The named executive officer employment agreements provide for salary- and bonus-based severance payments for termination without cause or termination related to a change in control. Under such circumstances, the named executive officers are also eligible for up to $25,000 in outplacement services from a firm selected and paid by us, 18 months of company-subsidized health care benefits and a related 40% tax gross up. We will provide outplacement services up through December 31 of the second calendar year following the calendar year in which the named executive's employment terminated. The LTIP award agreements provide for accelerated vesting upon a change in control, termination without cause, death or disability, and a change in responsibility.

        In order to receive termination-related payments under their employment agreements, named executive officers must execute a release and agree to non-compete, non-interference and non-solicitation covenants that run the same length of time as their salary-based severance. Named executive officers must also agree to a two-year trade-secret non-disclosure covenant and a non-disparagement covenant that runs the life of their agreement.

        The tables below set out the estimated payments and benefits that would be provided to each named executive officer as a result of (a) termination without cause; (b) termination on death or disability; (c) termination for cause, voluntary termination or retirement, and; (d) termination or change in responsibility upon a change in control. The calculations in these tables are based on the assumption that termination occurred on September 30, 2013, the last day of our most-recently completed fiscal year. Amounts in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Potential Termination-Related Payments to Bahman Atefi, Chief Executive Officer
			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$750,000	$1,500,000	$—	$—	$1,500,000
Bonus-based severance	200%	$750,000	$1,500,000	$—	$—	$1,500,000
Health care benefits		$10,718	$16,076	$—	$—	$16,076
Tax Gross Up	40%		$6,431	$—	$—	$6,431
Outplacement services		$25,000	$—	$—	$—	$25,000
LTIP Acceleration			$600,000	$2,300,000	$—	$2,300,000

Total			$3,622,507	$2,300,000	$—	$5,347,507

Potential Termination-Related Payments to Stacy Mendler, Chief Operating Officer
			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	150%	$440,000	$660,000	$—	$—	$660,000
Bonus-based severance	150%	$300,000	$450,000	$—	$—	$450,000
Health care benefits	—	$14,212	$21,319	$—	$—	$21,319
Tax Gross Up	40%		$8,527	$—	$—	$8,527
Outplacement services	—	$25,000	$—	$—	$—	$25,000
LTIP Acceleration			$200,000	$785,000	$—	$785,000

Total			$1,339,846	$785,000	$—	$1,949,846

Potential Termination-Related Payments to Barry Broadus, Chief Financial Officer
			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	100%	$350,000	$350,000	$—	$—	$350,000
Bonus-based severance	100%	$225,000	$225,000	$—	$—	$225,000
Health care benefits	—	$14,212	$21,319	$—	$—	$21,319
Tax Gross Up	40%		$8,527	$—	$—	$8,527
Outplacement services	—	$25,000	$—	$—	$—	$25,000
LTIP Acceleration			$—	$160,000	$—	$160,000

Total			$604,846	$160,000	$—	$789,846

Potential Termination-Related Payments to Robert Hirt, Sector Senior Vice President
			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	100%	$360,000	$360,000	$—	$—	$360,000
Bonus-based severance	100%	$220,000	$220,000	$—	$—	$220,000
Health care benefits	—	$14,212	$21,319	$—	$—	$21,319
Tax Gross Up	40%		$8,527	$—	$—	$8,527
Outplacement services	—	$25,000	$—	$—	$—	$25,000
LTIP Acceleration			$100,000	$420,000	$—	$420,000

Total			$709,846	$420,000	$—	$1,054,846

Director Compensation

        The following table sets forth certain information regarding the compensation paid to our non-employee directors for their service during the fiscal year ended September 30, 2013.

Name	Fees earned or paid in cash ($) (1)	All other compensation ($) (2)	Total
Edward C. Pete Aldridge, Jr.	$87,559	$691	$88,250
Leslie L. Armitage	$102,500	$—	$102,500
Lewis Collens	$92,367	$1,133	$93,500
Admiral (Ret.) Harold W. Gehman, Jr.	$98,000	$—	$98,000
Michael V. Hayden	$85,000	$—	$85,000
General (Ret.) George A. Joulwan	$90,000	$—	$90,000
General (Ret.) Michael E. Ryan	$92,819	$2,181	$95,000
David J. Vitale	$87,734	$1,266	$89,000

(1)
This column represents the total fees including the annual retainer fee to non-employee directors. Our employee directors do not receive any additional compensation for service as a member of the Board of Directors. For the year ended September 30, 2013, our non-employee directors received an annual retainer and compensation of $70,000, payable in quarterly installments. Each director also receives a fee of $2,500 for in-person attendance or $1,000 for telephone attendance at a Board of Directors meeting. The Audit and Finance Committee chairperson receives $7,500 per year for each year he or she serves in such capacity. Other board committee chairpersons receive $5,000 per year for each year he or she serves in such capacity. Board committee members receive $1,000 per committee meeting when a committee meeting occurs on other than the day of a Board of Directors meeting. We reimburse directors for reasonable travel expenses in connection with attendance at Board of Directors and board committee meetings.

(2)
This column represents amounts paid by us for travel expenses to attend Board of Directors and board committee meetings.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Harold Gehman (Chairman), Leslie Armitage, Lewis Collens, George Joulwan, and Pete Aldridge. None of the members, during the fiscal year, was our officer or employee, formerly one of our officers, or involved in a related party transaction. Dr. Atefi is our President and Chief Executive Officer.

        During the last completed fiscal year:

        (A)  None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

        (B)  None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

        (C)  None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since October 1, 2010, including any currently proposed transactions, no directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any subsidiary involving more than $120,000 other than the executive compensation arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDERS MATTERS

        The following table sets forth certain information as of May 2, 2014, regarding beneficial ownership of our common stock by (i) all persons known by us that beneficially own more than 5% of our common stock, (ii) all directors, (iii) all director nominees and (iv) all named executive officers, individually and as a group. The following table also sets forth information regarding the beneficial ownership of persons falling into these categories on a pro forma basis immediately following the completion of the Exchange Offer, the Unit Offering and the ASOF Cash Funding.

		Current Beneficial Ownership			Beneficial Ownership Immediately Following Completion of the Exchange Offer(10)
Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class(8)	Amount and Nature of Beneficial Ownership(9)		Percentage of Class(8)
Five Percent Security Holders(1)
Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust	Common Stock	7,534,737		100%	7,534,737		100%
ASOF II Investment, LLC(2)	Common Stock	—		—	1,064,830	(9)	12.4
Phoenix Investment Advisor, LLC(3)	Common Stock	3,888		**	507,635	(9)	6.4
Directors(1)(4)(5) and Executive Officers:	—	—		—	—		—
Bahman Atefi	Common Stock	57,039	(7)	**	57,039	(7)	**
Stacy Mendler	Common Stock	77,751	(7)	1.0	77,751	(7)	1.0
Barry Broadus	Common Stock	3,055	(7)	**	3,055	(7)	**
Rod Riddick	Common Stock	35,376	(7)	**	35,376	(7)	**
Robert Hirt	Common Stock	1,689	(7)	**	1,689	(7)	**
Expected Series A Preferred Stock Directors(6):
Daniel Clare	Common Stock	—		—	1,064,675		12.4
Lawrence First	Common Stock	—		—	1,064,675		12.4
All Directors, Director Nominees and Executive Officers as a Group (7 persons)	Common Stock	174,910	(7)	2.3	1,214,704	(7)	14.0

**
Less than 1 percent.

(1)
The address of all current directors and executive officers and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust is 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22101.

(2)
The address of ASOF II Investment, LLC is 299 Park Avenue, 34th Floor New York, New York 10171.

(3)
The address of Phoenix Investment Advisor, LLC is 420 Lexington Ave., Suite 2040 New York, New York 10170.

(4)
Voting power with respect to our common stock is held by the ESOP Trust. The ESOP Committee instructs the ESOP Trustee on most matters coming before the shareholders for a vote, except for a limited number of matters which, pursuant to the Plan, require a pass-through vote by the beneficial holders.

(5)
No directors (other than Dr. Atefi) are beneficial owners of our common stock.

(6)
The address of Messrs. Clare and First is 299 Park Avenue, 34th Floor New York, NY 10171. Given their responsibilities at the entity which manages ASOF, Messrs. First and Clare may be deemed beneficial owners of the shares of common stock underlying the Warrants held by ASOF.

(7)
Includes beneficial ownership of shares of our common stock held by the ESOP Trust.

(8)
Applicable percentages are based on 7,534,737 shares outstanding as of May 2, 2014, and are calculated with respect to each person pursuant to Rule 13d-3(d) of the Exchange Act.

(9)
Reflects the beneficial ownership of the shares of common stock underlying Penny Warrants and one-third of the Cash Warrants, issuable in the Exchange Offer and the ASOF Cash Funding. The remaining Cash Warrants are not included since they will not be exercisable within 60 days following the Settlement Date.

(10)
For purposes of calculating the percent of class, we have assumed that 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer and that the Cash Option is 50% subscribed. We have also assumed that no Units are sold in the Unit Offering and ASOF purchases 16,667 Units in the ASOF Cash Funding.

Changes in Control

        We do not know of any arrangements, the operation of which may at a subsequent date result in a change in control of us.

 MARKET PRICE OF OUR COMMON STOCK

        There is no established public trading market for our common stock. As of May 2, 2014, the ESOP Trust was the only holder of our common stock. The ESOP Trustee is independent of us and our management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in our common stock. To assist the ESOP Trustee in determining the fair market value of our common stock, the ESOP Trustee considers such valuation report and its knowledge of our business and the status of the market in which we operate our business. The last valuation was performed as of September 30, 2013. Our transactions with the ESOP Trust during the past two years were based on the fair market value share prices as of the dates set out below, as determined by the ESOP Trustee.

Valuation Date	Share Price
September 30, 2013	$8.10
March 31, 2013	$16.25
September 30, 2012	$16.45
March 31, 2012	$18.00

See "Risks Related to our Common Stock—The value of our common stock is not based on trading activity in a well-established market. We could conclude a transaction at a stock price that differs from the value of a share of Alion common stock as most recently determined by the ESOP Trustee."

        We expect consummation of the Refinancing Transactions, including the issuance of the Warrants, will impact future valuations of our common stock, including the valuation scheduled to be determined as of March 31, 2014. At this time, we do not expect the March 31, 2014 valuation to be concluded prior to the completion of this Exchange Offer. Because the final terms of the Refinancing Transactions were not known, on March 28, 2014 the Plan was amended to delay the regularly scheduled March 31, 2014 valuation of our common stock until the refinancing process is completed. We expect any valuation completed after completion of this Exchange Offer to be impacted by, among other things, the extension of the maturity dates of our indebtedness and dilution resulting from the issuance of the Warrants, as well as the resulting adjustments that may occur in the exercise price of, and number of shares issuable under, the Warrants and the Existing Warrants.

        We have never declared any cash dividends. We are required to purchase common stock from the ESOP to meet repurchase obligations to Plan participants. We do not expect to pay any dividends in the future, and the terms of our Amended and Restated Revolving Credit Facility and the indentures governing the Old Notes and the Existing Secured Notes limit, and the terms of the New Revolving Credit Facility, New Secured Term Debt and the indenture governing the Third-Lien Notes will prohibit or limit, our ability to do so. Although we do not expect to become profitable in at least the next four years, we currently intend to retain future earnings, if any, to use in operating our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our operating results, our financial condition, contractual restrictions, applicable law and other factors our board of directors determines to be relevant.

 GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

General

        Upon the terms and subject to the conditions set forth in this prospectus and the consent and letter of transmittal, we are offering to exchange validly tendered and accepted outstanding Old Notes for the New Securities Option, subject to a 20,000,400 limit, the Cash Option, or the New Securities Plus Unit Offering Option.

        In order to participate in the Exchange Offer, holders of Old Notes must tender all of their Old Notes in the Exchange Offer and Consent Solicitation. If no election is made with respect to the New Securities Option, the Cash Option or the New Securities Plus Unit Offering Option, a holder will be deemed to have elected the New Securities Option with respect to all Old Notes tendered for exchange.

        Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

        The Exchange Offer and Consent Solicitation, including the Second Supplemental Indenture containing the Proposed Amendments, if executed, becoming operative, are conditioned on the Minimum Tender Condition and the completion of the Refinancing Transactions. Holders of approximately 71.1% in the aggregate of the outstanding principal amount of the Old Notes as of the date of this prospectus, have, subject to certain conditions, committed to tender their Old Notes and select the New Securities Option and deliver related consents into the Exchange Offer and Consent Solicitation and agreed not to withdraw their tenders (or revoke related consents) pursuant to agreements described in this prospectus, who we refer to as the Supporting Noteholders.   In addition, the completion of the Exchange Offer and the Consent Solicitation are subject to the satisfaction or waiver of a number of other conditions as set forth in this prospectus. These conditions are for our benefit and may be asserted by us or may be waived by us (other than receipt of the Requisite consents which cannot be waived) at any time and from time to time, with the prior written consent of the Supporting Noteholders, without extending the Withdrawal Deadline or the Expiration Date, except as required by law. See "Conditions of the Exchange Offer and the Consent Solicitation." We have the right to terminate or withdraw the Exchange Offer and the Consent Solicitation at any time if any of the other conditions described under the "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied.

        We are also soliciting consents to amend the Old Notes Indenture. The purpose of the Consent Solicitation is to obtain the consents required to adopt the Proposed Amendments, which would, among other things, eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes.

        The Proposed Amendments with respect to the Old Notes will be set forth in the Second Supplemental Indenture to the Old Notes Indenture. We and the Old Notes Guarantors expect that the Second Supplemental Indenture will be executed promptly after receipt of the Requisite Consents for the Proposed Amendments, but in no event prior to the Withdrawal Deadline.

        The Second Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been validly tendered prior to the date of such Second Supplemental Indenture have been accepted for exchange and exchanged in accordance with the terms of this prospectus. In order to be adopted, the Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of Old Notes then outstanding. See "Proposed Amendments."

        Tendered Old Notes may be validly withdrawn at any time at or prior to the Withdrawal Deadline. Old Notes cannot be withdrawn after the Withdrawal Deadline, and withdrawing holders will be subject to the Proposed Amendments, if adopted. If the Exchange Offer is terminated without any Old Notes being accepted, previously delivered consents will be deemed revoked if the Second Supplemental Indenture has not been executed or the Proposed Amendments will not become operative if the Second Supplemental Indenture has been executed.

        Holders may only validly revoke consents by validly withdrawing the previously tendered related Old Notes at or prior to the execution of the Second Supplemental Indenture. If a holder withdraws its tendered Old Notes prior to the execution of the Second Supplemental Indenture, such holder will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without re-delivering consents.

        All Old Notes validly tendered in accordance with the procedures set forth under "Procedures for Tendering Old Notes and Delivering Consents" and not properly withdrawn in accordance with the procedures set forth under "Withdrawal of Tenders and Revocation of Consents" at or prior to the Withdrawal Deadline, will, upon the terms and subject to the conditions contained in this prospectus, be accepted for exchange.

        If the Requisite Consents are received and the Second Supplemental Indenture has become operative, the Proposed Amendments will be binding on all holders of such Old Notes. Accordingly, consummation of the Exchange Offer and the adoption of the Proposed Amendments may have adverse consequences for holders who elect not to tender Old Notes in the Exchange Offer. See "Proposed Amendments" and "Risk Factors—Risks to Holders of Non-Tendered Old Notes."

        From time to time after the Expiration Date, we or our affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offer or any Third-Lien Notes issued in the Exchange Offer through open market purchases, privately negotiated transactions, Exchange Offers, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the Old Notes or the Third-Lien Notes), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

Consideration

        Pursuant to the Exchange Offer, in exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and accepted for exchange, participating holders of Old Notes will receive the Total Consideration disclosed in the table on page vi of this prospectus under "Total Consideration if Tendered at or Prior to the Early Tender Date." The Total Consideration includes an Early Tender Payment. In exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) after the Early Tender Date but at or prior to the Expiration Date and accepted for exchange, participating holders of Old Notes will receive the Exchange Consideration disclosed in the table on page vi of this prospectus under "Exchange Consideration if Tendered After the Early Tender Date." The Exchange Consideration does not include the Early Tender Payment. In order to be eligible to receive the maximum amount of consideration offered in the Exchange Offer, holders must tender their Old Notes at or prior to the Early Tender Date.

        Holders electing the New Securities Option or the New Securities Plus Unit Offering Option will receive New Securities consisting of Third-Lien Notes, Cash Warrants and Penny Warrants, as set forth in the table on page vi of this prospectus.

        Holders electing the Cash Option will receive the cash consideration set forth in the table on page ii of this prospectus. The maximum aggregate amount of cash payable in the Exchange Offer for the Cash Option is $20,000,400 (excluding accrued and unpaid interest and the Early Tender Payment). If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option on a pro rata basis, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash.

Extension, Termination or Amendment

        Subject to the applicable regulations of the SEC, we expressly reserve the right, with the consent of the Supporting Noteholders, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer and the Consent Solicitation have occurred or we have determined that they have occurred, to extend the period during which the Exchange Offer and Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Information and Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer or Consent Solicitation, all Old Notes previously tendered and not validly withdrawn will remain subject to the Exchange Offer and all consents previously delivered and not revoked will remain subject to the Consent Solicitation and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by us.

        Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Old Notes tendered pursuant to the Exchange Offer and all consents delivered pursuant to the Consent Solicitation. If we make a change that we determine to be material in any of the terms of the Exchange Offer or the Consent Solicitation, or waive a condition of the Exchange Offer or the Consent Solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Information and Exchange Agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer or the Consent Solicitation as we determine are necessary and to the extent required by law. In the event of a material change in the Exchange Offer and Consent Solicitation, we will extend the offer period if necessary so that at least five business days remain in the Exchange Offer and Consent Solicitation following notice of the material change. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal or revocation rights if those rights had previously expired, except as required by law. If we consider an amendment to this Exchange Offer to be material, or if we waive a material condition of this Exchange Offer, we will promptly disclose the amendment or waiver by issuance of a press release or other public announcement and, at our election, we may also issue a supplement or post-effective amendment, as appropriate, to this prospectus, and extend this Exchange Offer to the extent required by applicable law.

        We will promptly give notice of any extension, amendment, non-acceptance or termination of this Exchange Offer to holders of Old Notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., prevailing Eastern Time, on the next business day after the Expiration Date. In the case of an amendment to any of the terms or conditions of this Exchange Offer, we will issue a press release or other public announcement. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

        We may terminate or withdraw at our sole discretion (or may be obligated to terminate or withdraw under the terms of the Support Agreement) the Exchange Offer or the Consent Solicitation if any condition is not satisfied at or prior to the Expiration Date.

        There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer and the Consent Solicitation. During any extension and irrespective of any amendment to the Exchange Offer or the Consent Solicitation, all Old Notes previously tendered and not validly withdrawn will remain subject to the Exchange Offer and all consents previously delivered and not revoked will remain subject to the Consent Solicitation and may be accepted thereafter by us, subject to compliance with applicable law. In addition, subject to applicable law, we may waive conditions without extending the Exchange Offer and the Consent Solicitation.

 PROPOSED AMENDMENTS

        The Old Notes have been issued pursuant to the Old Notes Indenture. In general, the Proposed Amendments would eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes.

        Deletion of Covenants.    The Proposed Amendments would delete the following affirmative and restrictive covenants and references thereto in their entirety from the Old Notes Indenture, as well as the defined terms and other references related to such covenants, but made irrelevant as a result of their deletion.

        Section 4.02 (SEC Reports)

        Section 4.03 (Limitation on Indebtedness)

        Section 4.04 (Limitation on Restricted Payments)

        Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

        Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock)

        Section 4.07 (Limitation on Affiliate Transactions)

        Section 4.08 (Limitation on Line of Business)

        Section 4.09 (Change of Control)

        Section 4.10 (Limitation on Liens)

        Section 4.11 (Limitation on Sale/Leaseback Transactions)

        Section 4.12 (Future Guarantors)

        Section 4.13 (Compliance Certificate)

        Section 4.14 (Further Instruments and Acts)

        Section 5.01 (When Company May Merge or Transfer Assets)

        Section 9.07 (Payment for Consent)

        Amendment to Section 6.01 of the Old Notes Indenture (Defaults and Remedies).    The Proposed Amendments would eliminate the following events of default under the Old Notes Indenture:

        Section 6.01(3) (failure to comply with Section 5.01)

        Section 6.01(4) (failure to comply with Sections 4.02 - 4.12)

        Section 6.01(5) (failure to comply with other covenants)

        Section 6.01(6) (certain cross defaults)

        Sections 6.01(7) and (8) (bankruptcy)

        Section 6.01(9) (failure to pay certain judgments)

        The only events of default that will remain relate to payment defaults, failure to comply with other agreements under the Old Notes Indenture and the subsidiary guarantees of the Old Notes no longer being in effect.

        The Proposed Amendments will also delete defined terms to the extent such terms are no longer used in the Old Notes Indenture, eliminate section references that cease to have meaning by virtue of the changes made by the Proposed Amendments and effect certain other conforming changes.

        In addition to the foregoing, delivery of a consent will constitute an express waiver and release with respect to all claims against us arising out of any breach or default that may have occurred under the Old Notes Indenture, other than claims for payment of interest or principal. It is expected that the Second Supplemental Indenture will be executed promptly after receipt of the Requisite Consents for the Proposed Amendments but in no event prior to the Withdrawal Deadline. The Second Supplemental Indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been tendered prior to the date of such Second Supplemental Indenture have been accepted for exchange and exchanged in accordance with the terms of this prospectus.

        With respect to the Old Notes, if the Proposed Amendments are adopted and the Exchange Offer is completed, such Old Notes that are not accepted for exchange pursuant to the Exchange Offer, will remain outstanding but will be subject to the terms of the Old Notes Indenture, as modified by the Second Supplemental Indenture.

        Following the adoption and implementation of the Proposed Amendments, holders of Old Notes not tendered or not accepted for exchange in the Exchange Offer will no longer be entitled to the benefits of the covenants, events of default and other provisions noted above. Subject to the terms of our other indebtedness, the elimination of these protections will permit us and our subsidiaries to take certain actions previously prohibited that could increase our credit risks, as well as adversely affect the market price and credit rating of the remaining Old Notes. In addition, any Old Notes not tendered by holders or not accepted for exchange in the Exchange Offer will be effectively subordinated to the indebtedness under the Third-Lien Notes, the New Secured Term debt and the New Revolving Credit Facility to the extent of the value of the collateral securing such obligations. In the event of our bankruptcy, liquidation or insolvency, the proceeds from any collateral sales will be applied first to satisfy our obligations under our New Revolving Credit Facility, the New Secured Term Debt and the Third-Lien Notes, and there would be fewer assets remaining from which the claims of the Old Notes could be satisfied.

        In order to be adopted with respect to the Old Notes, the Proposed Amendments must be consented to by the holders of a majority of the principal amount of Old Notes then outstanding. The Supporting Noteholders, who hold approximately 71.1% of the outstanding principal amount of Old Notes as of the date of this prospectus, have agreed, subject to certain conditions, to deliver their consent to the Proposed Amendments at or prior to the Early Tender Date.

 ACCEPTANCE OF OLD NOTES; ACCEPTANCE OF CONSENTS;
ACCRUAL OF INTEREST; PRORATION

        If the conditions to the Exchange Offer and Consent Solicitation are satisfied, or if we waive all of the conditions that have not been satisfied, with the prior written consent of the Supporting Noteholders (other than receipt of the Requisite consents which cannot be waived), we will accept for exchange at the Expiration Date all of the Old Notes validly tendered (and not validly withdrawn), by notifying the Information and Exchange Agent of our acceptance, subject to the terms and conditions set forth in the Exchange Offer. The notice may be oral if we promptly confirm such notice in writing.

        The maximum aggregate amount of cash payable in the Exchange Offer for the Cash Option is $20,000,400 (excluding accrued and unpaid interest and the Early Tender Payment). If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option on a pro rata basis, with the balance of Old Notes validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes. If we are required to prorate, the proration factor will be determined so that the aggregate principal amount of Old Notes purchased for cash will be rounded down, if necessary, to the nearest whole multiple of $1,000 and holders will receive Third-Lien Notes in integral multiples of $1,000 and Warrants in exchange for Old Notes that were not exchanged for cash.

        If proration of validly tendered (and not validly withdrawn) Old Notes is required with respect to the Cash Option, we will determine the final proration promptly after the Expiration Date and will announce the results of the final proration by press release. To determine the principal amount accepted of each tender subject to proration, the principal amount of such tender will be multiplied by the proration rate and the resultant amount rounded down to the nearest $1,000 principal amount of Old Notes. We will not be able to determine the final proration prior to the Expiration Date.

        We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Old Notes tendered under the Exchange Offer and Consent Solicitation (subject to Rule 14e-l(c) under the Exchange Act, which requires that we issue or pay the offered consideration, as applicable, or return the Old Notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept any Old Notes not previously accepted, (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us (with the prior written consent of the Supporting Noteholders) or (2) in order to comply in whole or in part with any applicable law.

        In all cases, the Total Consideration or Exchange Consideration, as applicable, for Old Notes tendered pursuant to the Exchange Offer will be made only after timely receipt by the Information and Exchange Agent of (1) certificates representing the Old Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes into the Information and Exchange Agent's account at DTC, (2) the properly completed and duly executed consent and letter of transmittal (or a facsimile thereof) or an Agent's Message in lieu thereof, and (3) any other documents required by the consent and letter of transmittal. The Exchange Offer and Consent Solicitation are scheduled to expire on 9:00 a.m., New York City time on Thursday, June 12, 2014, unless extended by us (with the prior written consent of the Supporting Noteholders).

        For purposes of the Exchange Offer, we will have accepted validly tendered (and not validly withdrawn) Old Notes, if, as and when we give oral or written notice to the Information and Exchange Agent of our acceptance of the Old Notes for exchange pursuant to the Exchange Offer. In all cases, exchange of, and payment for, Old Notes pursuant to the Exchange Offer will be made by the deposit of any Total Consideration or Exchange Consideration, as applicable, with DTC, as directed by the Information and Exchange Agent, which will act as your agent for the purposes of receiving the consideration payable in the Exchange Offer from us, and transmitting any cash in connection with the Cash Option or New Securities in connection with the New Securities Option and cash interest payments to you. If, for any reason whatsoever, acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance of the Old Notes) or we extend the Exchange Offer and Consent Solicitation or are unable to accept the Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Information and Exchange Agent to retain tendered Old Notes, and those Old Notes may not be withdrawn, subject to the limited circumstances described in "Withdrawal of Tenders and Revocation of Consents" below.

        The Old Note Indenture requires that the Old Notes be issued in minimum denominations of $2,000 and integrals of $1,000 thereafter. As a result, tender of Old Notes pursuant to the Exchange Offer, as well as the delivery of consents with respect to the Old Notes pursuant to the Consent Solicitation, will be accepted only in minimum denominations of $2,000 and integrals of $1,000 thereafter.

        We will pay or cause to be paid all transfer taxes with respect to the tender of any Old Notes unless the box titled "Special Payment or Issuance Instructions" or the box titled "Special Delivery Instructions" on the consent and letter of transmittal has been completed, as described in the Instructions thereto.

Accrued Interest

        Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by us will be entitled to receive accrued and unpaid interest, in cash on their Old Notes, up to, but not including, the Settlement Date. Such amounts will be in addition to the Total Consideration or Exchange Consideration, as applicable, that such holder would receive in the Exchange Offer. Based on the Expiration Date set forth on the cover page of this prospectus, assuming that the Settlement Date is the third business day following the Expiration Date, the amount of accrued and unpaid interest would equal $38.72 per $1,000 aggregate principal amount of Old Notes accepted for exchange. This amount would increase by an additional $0.285 per $1,000 aggregate principal amount of Old Notes accepted for exchange for each additional day that the Settlement Date is extended.

        Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Old Notes with respect to the consideration to be received in exchange for the Old Notes or otherwise.

        We will pay all reasonable fees and expenses of the Information and Exchange Agent in connection with the Exchange Offer and Consent Solicitation.

Sources of Funds for the Exchange Offer

        We intend to fund up to $10,000,200 of the cash payable to holders electing the Cash Option in the Exchange Offer (excluding accrued and unpaid interest and the Early Tender Payment) from the gross proceeds received in the Unit Offering and from Units sold to ASOF in the ASOF Cash Funding on a combined basis. As of the date of this prospectus, ASOF holds approximately 46.7% of the outstanding principal amount of Old Notes. For a description of the terms and conditions of the Support Agreement, see "Description of Support Agreement" and "Description of the Unit Offering."

        We will fund any amounts in excess of $10,000,200 required to pay holders electing the Cash Option, and all other cash amounts payable by us in connection with the Exchange Offer and Consent Solicitation, including any fees and expenses incurred in connection with the Exchange Offer, Consent Solicitation and Unit Offering, from a combination of cash on hand and borrowings under the New Revolving Credit Facility.

PROCEDURES FOR TENDERING OLD NOTES
AND DELIVERING CONSENTS

General

        In order to participate in the Exchange Offer and the Consent Solicitation, you must validly tender your Old Notes and validly deliver your consents to the Information and Exchange Agent as further described below. It is your responsibility to validly tender your Old Notes and deliver your consents. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

        Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

        If you have any questions or need help in tendering your Old Notes, please contact the Information and Exchange Agent whose addresses and telephone numbers are listed on the back cover of this prospectus.

Valid Tender of Old Notes and Delivery of Consents

        Except as set forth below with respect to ATOP procedures, for a holder to validly tender Old Notes pursuant to the Exchange Offer and to deliver consents pursuant to the Consent Solicitation, a properly completed and duly executed consent and letter of transmittal (or a facsimile thereof) together with any signature guarantees and any other documents required by the Instructions to the consent and letter of transmittal, or an Agent's Message in lieu thereof, must be received by the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this prospectus at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment). In addition, either (1) certificates representing the Old Notes must be received by the Information and Exchange Agent at such address, or (2) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Information and Exchange Agent, in each case at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment). Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

        In all cases, exchange of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Information and Exchange Agent of:

  •
  certificates representing such Old Notes or a Book-Entry Confirmation with respect to such Old Notes;

  •
  the consent and letter of transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent's Message in lieu thereof; and

  •
  any required signature guarantees and other documents required by the consent and letter of transmittal.

Tender of and Delivery of Consents for Old Notes Held in Physical Form

        We do not believe any Old Notes exist in physical form. If you believe you hold Old Notes in physical form, please contact the Information and Exchange Agent regarding procedures for participating in the Exchange Offer and delivering consents.

 Tendering and Consenting With Respect to Old Notes Held through a Custodian

        Any holder whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes or deliver consents should contact such custodial entity promptly and instruct such custodial entity to tender the Old Notes or deliver consents on such holder's behalf.

Book-Entry Transfer

        The Information and Exchange Agent has or will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Information and Exchange Agent's account at DTC in accordance with DTC's procedure for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Information and Exchange Agent's account at DTC, either an Agent's Message or a consent and letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Information and Exchange Agent at one of the addresses set forth on the back cover of this prospectus at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to receive the Early Tender Payment).

Tender of Old Notes through ATOP

        In lieu of physically completing and signing the consent and letter of transmittal and delivering it to the Information and Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent's Message (as hereinafter defined) to the Information and Exchange Agent for its acceptance.

        An "Agent's Message" is a message transmitted by DTC, received by the Information and Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer documents and agree to be bound by the terms of the consent and letter of transmittal, and that we may enforce such agreement against you.

        If a holder of Old Notes transmits its acceptance through ATOP, delivery of such tendered Old Notes must be made to the Information and Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Old Notes being tendered to the Information and Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of acceptance for exchange and for the right to receive Third-Lien Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Information and Exchange Agent. If you desire to tender your Old Notes and deliver your consent on the day that the Early Tender Date or the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. We will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective.

        We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the Exchange Offer documents or other Exchange Offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures set forth in the Exchange Offer documents.

 Delivery of Consents through ATOP

        In lieu of physically completing and signing the consent and letter of transmittal and delivering it to the Information and Exchange Agent, DTC participants may deliver their consents through ATOP. In accordance with ATOP procedures, DTC will then verify the delivery of consents and send an Agent's Message to the Information and Exchange Agent for its acceptance. Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

 Effect of Consent and Letter of Transmittal

        Subject to and effective upon the acceptance of and the exchange of the Old Notes tendered thereby, by executing and delivering a consent and letter of transmittal, a tendering holder (1) irrevocably sells, assigns and transfers to us, or upon our order, all right, title and interest in and to all the Old Notes tendered thereby; and (2) irrevocably appoints the Information and Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as our agent with respect to the tendered Old Notes, with full power coupled with an interest) to:

  •
  deliver certificates representing the Old Notes, or transfer ownership of the Old Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order, as applicable;

  •
  present the Old Notes for transfer on the relevant security register; and

  •
  receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes (except that the Information and Exchange Agent will have no rights to or control over, our funds), all in accordance with the terms of the Exchange Offer.

Signature Guarantees

        Signatures on all consents and letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor"), unless the Old Notes tendered thereby are tendered (i) by a holder of Old Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) who has not completed either the box entitled "Special Payment or Issuance Instructions" or "Special Delivery Instructions" on the consent and letter of transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). If the Old Notes are registered in the name of a person other than the signer of the consent and letter of transmittal or if Old Notes not tendered are to be returned to a person other than the registered holder, then the signatures on the letters of transmittal accompanying the tendered Old Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Old Notes and delivery of consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Old Notes or delivery of consents determined by us not to be in proper form, or if the acceptance of or exchange of such Old Notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer (other than receipt of the Requisite Consents which cannot be waived) in our sole and absolute discretion.

        Your tender and/or delivery of consents will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by us in our sole discretion, which determination shall be final and binding. Neither we nor the Information and Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Old Notes or revocation of consents, or will incur any liability for failure to give any such notification.

PLEASE SEND ALL MATERIALS TO THE INFORMATION
AND EXCHANGE AGENT AND NOT TO ALION.

 WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

        Tendered Old Notes may be validly withdrawn at any time at or prior to the Withdrawal Deadline.

        Prior to the execution of the Second Supplemental Indenture, if a holder withdraws its tendered Old Notes such holder will be deemed to have revoked its consents to the Proposed Amendments and may not deliver consents without re-tendering its Old Notes. Old Notes cannot be withdrawn after the Withdrawal Deadline. If the Exchange Offer is terminated without any Old Notes being accepted, previously delivered consents will be deemed revoked, and the terms of the Proposed Amendments will not become operative.

        Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered.

        A holder who validly withdraws previously tendered Old Notes and does not validly re-tender Old Notes at or prior to the Early Tender Date or the Expiration Date will not receive the Total Consideration or the Exchange Consideration, respectively. A holder who validly withdraws previously tendered Old Notes at or prior to the Withdrawal Deadline and validly re-tenders Old Notes at or prior to the Expiration Date (but after the Early Tender Date) will receive only the Exchange Consideration (assuming such Old Notes are accepted for exchange).

        Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Exchange Offer or any consents delivered pursuant to the Consent Solicitation, as applicable, is delayed (whether before or after our acceptance for exchange of Old Notes) or we extend the Exchange Offer or Consent Solicitation, or are unable to accept for exchange, or exchange the Old Notes tendered pursuant to the Exchange Offer, we may instruct the Information and Exchange Agent to retain tendered Old Notes, and those Old Notes may not be withdrawn, and all consents previously delivered and not revoked will remain subject to the Consent Solicitation, except to the extent that you are entitled to the withdrawal and revocation rights set forth herein.

        To be effective (i) a written or facsimile transmission notice of withdrawal of a tender and revocation of a consent, or (ii) a properly transmitted "Request Message" through DTC's ATOP system for a withdrawal of a tender, must:

  •
  be received by the Information and Exchange Agent at one of the addresses specified on the back cover of this prospectus at or prior to the Early Tender Date;

  •
  specify the name of the holder of the Old Notes to be withdrawn;

  •
  contain the description of the Old Notes to be withdrawn or revoked, as applicable, the certificate numbers shown on the particular certificates representing such Old Notes (or, in the case of Old Notes tendered by book-entry transfer, the number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the Old Notes withdrawn) and the aggregate principal amount represented by such Old Notes; and

  •
  be signed by the holder of the Old Notes in the same manner as the original signature on the consent and letter of transmittal or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

        If the Old Notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal or revocation, as applicable, is effective immediately upon receipt by the Information and Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message). A withdrawal of Old Notes and the revocation of consents can only be accomplished in accordance with the foregoing procedures.

        If you withdraw Old Notes, you will have the right to re-tender them at or prior to the Expiration Date (or at or prior to the Early Tender Date, if you wish to receive the Early Tender Payment) in accordance with the procedures described above for tendering Old Notes. If we amend or modify the terms of the Exchange Offer or the Consent Solicitation, or the information concerning the Exchange Offer or Consent Solicitation in a manner determined by us to constitute a material change to holders of Old Notes, we will disseminate additional Exchange Offer materials and extend the period of such Exchange Offer or Consent Solicitation, including any withdrawal or revocation rights, to the extent required by law and as we determine necessary. An extension of the Early Tender Date or the Expiration Date will not affect a holder's withdrawal rights unless otherwise provided herein or in any additional Exchange Offer materials or as required by applicable law.

 CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

        Notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation, we will not be required to accept for exchange or to exchange Old Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer and the Consent Solicitation, and may, in our sole discretion, terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange or exchanging the Old Notes, if the following conditions shall not have been satisfied or waived (with the prior written consent of the Supporting Noteholders) at or prior to the Expiration Date:

  •
  no stop order suspending the effectiveness of the registration statement of which this prospectus forms a part will have been issued and no proceedings for that purpose will have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC;

  •
  the Minimum Tender Condition;

  •
  satisfaction of the terms and conditions of, and the obligations and agreements under or contemplated by, the Support Agreement by the parties thereto other than Alion;

  •
  the Support Agreement shall not have been terminated in accordance with its terms;

  •
  the receipt of $300.0 million in gross proceeds from the incurrence of the New First Lien Term Facility;

  •
  the receipt of $50.0 million in gross proceeds from the incurrence of the New Second Lien Term Facility;

  •
  the redemption of the Existing Secured Notes;

  •
  the entry into the New Revolving Credit Facility and receipt of borrowings thereunder on the Settlement Date in an amount no greater than permitted by the Support Agreement;

  •
  the receipt of the Requisite Consents in the Consent Solicitation;

  •
  there shall not have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Exchange Offer by any federal, state or local governmental authority or court that directly or indirectly (a) prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Old Notes or the consummation of the Exchange Offer, (b) prohibits, makes illegal or restricts our ability to solicit consents to the Proposed Amendments or (c) results in a delay or restricts our ability to, or renders us unable to, accept for payment, pay for or purchase some or all of the Old Notes;

  •
  there shall have not occurred (a) any material suspension or material limitation of trading in securities generally on any securities exchange in the United States, (b) a material impairment in the trading market for debt securities that could alter the Exchange Offer, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency on, or other event that might affect the extension of credit by, banks or other lending institutions in the United States, (d) any banking moratorium declared by U.S. federal authorities, (e) any major disruption of settlements of securities in the United States, (f) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by the U.S. Congress or any other national or international calamity or emergency if, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the Exchange Offer or the Consent Solicitation or (g) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer and Consent Solicitation, a material acceleration or worsening thereof;

  •
  there shall be no threatened, as determined by us in our reasonable discretion in conjunction with the Supporting Noteholders, or pending action, proceeding or counterclaim brought by any federal, state or local governmental, regulatory or administrative agency or authority, court, legislative body, commission seeking to restrain or prohibit the consummation of the Exchange Offer or the Consent Solicitation or otherwise seeking to obtain any material damages as a result thereof; and

  •
  there shall have not occurred or be likely to occur any event affecting our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects taken as a whole that would prohibit, prevent, or delay in any material respect consummation of the Exchange Offer or Consent Solicitation.

        In addition, our obligation to pay the Total Consideration or the Exchange Consideration, as applicable, is conditioned upon our acceptance of Old Notes for exchange and the effectiveness of the Second Supplemental Indenture containing the Proposed Amendments pursuant to the Exchange Offer and Consent Solicitation.

        We reserve the right, but are not obligated, to change the Minimum Tender Condition with the prior written consent of the Supporting Noteholders. We also have the right to waive any condition precedent (other than receipt of the Requisite Consents) to the Exchange Offer and Consent Solicitation, with the prior written consent of the Supporting Noteholders.

        These conditions are for our benefit and we may assert or waive these conditions (other than receipt of the Requisite Consents), in whole or in part at any time and from time to time prior to the Expiration Date, in our sole discretion except that we must obtain the prior written consent of the Supporting Noteholders to waive any conditions. Under the Exchange Offer and the Consent Solicitation, if any of these events occur, subject to the termination rights described above, we may (i) return Old Notes tendered thereunder to you, (ii) extend the Exchange Offer or the Consent Solicitation and retain all tendered Old Notes until the expiration of the extended Exchange Offer or the Consent Solicitation (as applicable), or (iii) amend the Exchange Offer or the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

        We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer and the Consent Solicitation. We will give holders notice of such amendments as may be required by applicable law.

        In addition, the Supporting Noteholders have the right to terminate the Support Agreement if the Refinancing Transactions have not closed on or before July 31, 2014 and we are obligated to terminate the Exchange Offer if the Support Agreement is terminated for any reason.

 INFORMATION AND EXCHANGE AGENT

        Global Bondholder Services Corporation has been appointed the Information and Exchange Agent for the Exchange Offer. Questions concerning tender procedures and requests for additional copies of this prospectus or the consent and letter of transmittal should be directed to the Information and Exchange Agent at the address and telephone numbers set forth on the back cover of this prospectus. consents and letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Information and Exchange Agent at the address and telephone numbers set forth on the back cover of this prospectus. We will pay the Information and Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer.

DEALER MANAGER AND SOLICITATION AGENT

        We have retained Goldman, Sachs & Co. to act as the Dealer Manager and Solicitation Agent in connection with the Exchange Offer and Consent Solicitation. In connection with its role of soliciting tenders from persons reasonably believed to be qualified institutional buyers and institutional accredited investors in the Exchange Offer, we will pay the Dealer Manager and Solicitation Agent $17.50 for each $1,000 principal amount of Old Notes tendered by all holders of Old Notes and accepted pursuant to the Exchange Offer (or $4,112,500 assuming 100% of the Old Notes are tendered into the Exchange Offer). We have also agreed to reimburse the Dealer Manager and Solicitation Agent for certain reasonable expenses in amount not to exceed $2,000,000 as set forth in the dealer manager agreement. The obligations of the Dealer Manager and Solicitation Agent to perform such functions are subject to certain conditions. We and our subsidiaries have agreed to indemnify the Dealer Manager and Solicitation Agent against certain liabilities, including liabilities under the federal securities laws.

        The Dealer Manager and Solicitation Agent and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, structuring, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Dealer Manager and Solicitation Agent and its affiliates are providing and may in the future provide certain commercial banking, financial advisory and investment banking services for us and certain of our affiliates for which they have received or may receive customary fees and expense reimbursement. The Dealer Manager and Solicitation Agent is currently acting as our financial advisor and structuring agent in connection with our evaluation of refinancing alternatives. We have agreed to pay the Dealer Manager and Solicitation Agent for such financial advisor and structuring agent services in the amount of $600,000 per calendar quarter until the termination of its services to us. From September 2013 through and including 90 days after the effective date of this registration statement, such quarterly fees that are due to the Dealer Manager and Solicitation Agent equal an aggregate of $2,400,000 relating to its financial advisor and structuring agent services, a portion of which has already been paid. In addition, an affiliate of the Dealer Manager and Solicitation Agent is acting as arranger, sole lead arranger, joint bookrunner and syndication agent in connection with the New First Lien Term Facility, for which they have received and will receive customary fees and expense reimbursement. In the ordinary course of their various business activities, the Dealer Manager and Solicitation Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, including any of the Old Notes or the Third-Lien Notes. The Dealer Manager and Solicitation Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. To the extent that the Dealer Manager and Solicitation Agent or its affiliates own or acquire Old Notes during the Exchange Offer, they may also tender such Old Notes pursuant to the terms of the Exchange Offer.

 DESCRIPTION OF SUPPORT AGREEMENT

        On December 24, 2013, we entered into the Support Agreement with ASOF and Phoenix Investment Adviser LLC, which we refer to as the "Supporting Noteholders." As of the date of this prospectus, ASOF and Phoenix Investment Adviser LLC and their respective affiliates, including certain private funds and accounts they manage, hold, 46.7% and 24.4%, respectively, of the principal amount of the outstanding Old Notes, or an aggregate of 71.1%. On February 13, 2014 we entered into an amendment to the Support Agreement and on May 2, 2014 we entered into an amended and restated Support Agreement with the Supporting Noteholders to, among other things, extend the date by which the Refinancing Transactions must be completed. The following is a summary of the Support Agreement, as amended.

        Pursuant to the terms and conditions of the Support Agreement, the Supporting Noteholders have agreed to support the refinancing of our existing indebtedness in the manner contemplated by the Support Agreement. The Support Agreement contemplates our pursuing the following transactions:

  •
  the Exchange Offer;

  •
  the solicitation of consents in the Consent Solicitation to the Proposed Amendments;

  •
  the Unit Offering and the ASOF Cash Funding, the proceeds of which will be used solely to fund a portion of the funds needed, if any, to purchase the Old Notes from holders electing the Cash Option in the Exchange Offer;

  •
  entering into a $300.0 million New First Lien Term Facility having a term no less than five years, having amortization not in excess of one percent, include the terms set forth under "Description of Other Indebtedness—New Secured Term Debt" and otherwise being in form and substance reasonably acceptable to the Supporting Noteholders;

  •
  entering into a $50.0 million New Second Lien Term Facility having a term of five and one-half years, which ASOF has agreed to fund in full at our request in order to facilitate the implementation of the New First Lien Term Loan Facility, which New Second Lien Term Loan Facility shall, unless otherwise agreed by ASOF, include the terms set forth under "Description of Other Indebtedness—New Secured Term Debt" and shall be in form and substance acceptable to ASOF in its sole discretion;

  •
  the redemption of the Existing Secured Notes; and

  •
  the replacement of our $45.0 million Amended and Restated Revolving Credit Facility with a $45.0 million New Revolving Credit Facility (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender) having a term no less than five years include the terms set forth under "Description of Other Indebtedness—New Revolving Credit Facility" and otherwise being in form and substance reasonably acceptable to the Supporting Noteholders.

        Pursuant to the terms of the Support Agreement, subject to certain conditions, the Supporting Noteholders have agreed:

  •
  to tender all of the Old Notes held by them in the Exchange Offer and elect the New Securities Option by the Early Tender Date; and

  •
  to consent to the Proposed Amendments to the Old Notes Indenture in the Consent Solicitation.

        As a result of the Support Agreement, it is expected that no additional consents would need to be validly delivered in the Consent Solicitation in order to obtain the Requisite Consents to adopt the Proposed Amendments.

        We have agreed to pay ASOF a commitment fee of $400,000 in connection with the ASOF Cash Funding, which is payable on the earlier of the commencement of the Exchange Offer or termination of the Support Agreement in accordance with its terms. As consideration for ASOF's commitment under the New Second Lien Term Facility, we paid ASOF $750,000 upon execution of the Support Agreement and we have agreed to pay ASOF $2,500,000, payable on the earlier of the closing of the Refinancing Transactions or the termination of the Support Agreement pursuant to its terms, other than because of a termination by us due to a breach by ASOF. Further, if ASOF is the sole lender under the New Second Lien Term Facility, ASOF will waive the $2,500,000 commitment fee. Additionally, in consideration for its commitment to fund the New Second Lien Term Facility and pursuant to the terms of the Support Agreement, since the closing of the Refinancing Transactions did not occur by January 24, 2014, we paid ASOF an additional $750,000 on January 24, 2014. As consideration for ASOF's agreement to extend its commitment to fund the New Second Lien Term Facility from March 21, 2014 through April 28, 2014 when we entered into the aforementioned amendment to the Support Agreement, we agreed to pay ASOF a $750,000 extension fee, payable on the closing of the Refinancing Transactions. As consideration for ASOF's agreement to further extend its commitment to fund the New Second Lien Term Facility from April 28, 2014 through July 31, 2014 in connection with the May 2, 2014 amended and restated Support Agreement, we agreed to pay ASOF an additional $3,000,000 payable as follows: (i) $1,000,000 on execution of the amendment to the Support Agreement on May 2, 2014, which was paid on May 2, 2014; (ii) $1,000,000 on June 1, 2014; and (iii) $1,000,000 on July 1, 2014. However, if the closing of the Refinancing Transactions occurs prior to any installment payment date, we must pay all unpaid installments at the closing of the Refinancing Transactions.

        Additionally, as required by the Supporting Noteholders as a condition of their willingness to engage in discussions with us, pursuant to agreements entered into prior to execution of the Support Agreement as well as the Support Agreement itself, we agreed to reimburse, and we have, from time to time, reimbursed, the Supporting Noteholders for the fees and expenses of their legal and financial advisors whether or not we consummate the Exchange Offer or any of the other transactions described above. These fees and expenses are expected to be approximately $6.0 million.

        The Support Agreement contains representations, warranties and agreements by us and the Supporting Noteholders. Our and the Supporting Noteholders' obligations under the Support Agreement are subject to various conditions set forth in the Support Agreement. The Support Agreement contains indemnification obligations of Alion and the Supporting Noteholders and other obligations of the parties to the Support Agreement. Additionally, the Support Agreement requires us to provide certain holders of the Third-Lien Notes and the New Warrants, including the Supporting Noteholders, with registration rights, which we believe these rights are merely incidental to the degree of ownership of Alion that the Supporting Noteholders will have following the Exchange Offer.

        The obligations of the parties to the Support Agreement are subject to the satisfaction of various terms and conditions. Among other things, the Supporting Noteholders' obligations under the Support Agreement are subject to the fulfillment (or waiver by the Supporting Noteholders to the extent permitted by applicable law) of the following conditions:

  •
  representations and warranties made by us in the Support Agreement being true and correct as of the closing of the transactions contemplated by the Support Agreement;

  •
  our being in compliance with all obligations, covenants and agreements required to be performed or complied with by us on or prior to the closing of the transactions contemplated by the Support Agreement;

  •
  our delivery or payment of all items to be delivered or paid by us as set forth in the Support Agreement;

  •
  there not being in effect any order by a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Support Agreement;

  •
  all filings required by applicable law, as determined by us or the Supporting Noteholders, will have been delivered to and received by the relevant governmental authority;

  •
  the structure of the transactions contemplated by the Support Agreement and the refinancing transactions contemplated by the Support Agreement, the utilization or preservation of any of our tax attributes or benefits, and the resolution of any tax issue or potential liability will be acceptable to the Supporting Noteholders;

  •
  the registration statement of which this prospectus forms a part being declared effective by the SEC, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC relating to the registration statement and no proceedings for that purpose will have been instituted or pending or, to our knowledge, being contemplated or threatened by the SEC;

  •
  the Exchange Offer having expired in accordance with its terms with us having received the Minimum Tender Condition, or some lesser percentage as determined by the Supporting Noteholders;

  •
  the transaction documents contemplated by the Support Agreement being in form and substance reasonably acceptable to the Supporting Noteholders;

  •
  the transaction documents contemplated by the Support Agreement being executed by all parties thereto;

  •
  our receiving a reissued audit opinion from Deloitte & Touche LLP with respect to our consolidated financial statements for the fiscal year ended September 30, 2013 which audit opinion will not be qualified, or the Supporting Noteholders being given comfort reasonably satisfactory in form and substance to them, that we will obtain a reissued audit opinion with respect to our consolidated financial statements for the fiscal year ended September 30, 2013 that will not be qualified promptly following the closing of the transactions contemplated by the Support Agreement;

  •
  our receiving from the trustee under the Secured Note Indenture an acknowledgement of satisfaction and discharge of the Secured Note Indenture;

  •
  our having filed with the Secretary of State of the state of Delaware the Certificate of Designation of the Series A Preferred Stock in form and substance reasonably satisfactory to the Supporting Noteholders;

  •
  our having terminated or caused to be terminated all of our affiliate contracts, other than intercompany work orders set forth in the Support Agreement;

  •
  no Material Adverse Change (as defined in the Support Agreement) having occurred since the date of the Support Agreement;

  •
  no Material Market Change (as defined in the Support Agreement) having occurred since the date of the Support Agreement;

  •
  our having paid all fees and expenses of the Supporting Noteholders incurred by them in connection with the transactions contemplated by the Support Agreement as of the closing of the transactions contemplated by the Support Agreement;

  •
  the New Revolving Credit Facility not being drawn in an amount in excess of the amount permitted under the Support Agreement as of the closing of the transactions contemplated by the Support Agreement;

  •
  payment of all Closing Fees (as defined in the Support Agreement) and Arranger Fees (as defined in the Support Agreement); and

  •
  if the Supporting Noteholders determine that it is necessary and appropriate, each of the Supporting Noteholders having entered into a voting agreement with respect to the Warrants owned by the Supporting Noteholders following the closing of the transactions contemplated by the Support Agreement. The Supporting Noteholders have advised us that they will exercise their right to terminate ASOF's obligation to provide the ASOF Cash Funding pursuant to this condition for failure to enter into a voting agreement with respect to the Warrants only if ASOF does not own over 50% of the outstanding Warrants upon completion of the Exchange Offer.

        Among other things, our obligations under the Support Agreement are subject to the fulfillment (or waiver by us to the extent permitted by applicable law) of the following conditions:

  •
  representations and warranties made by the Supporting Noteholders in the Support Agreement being true and correct as of the closing of the transactions contemplated by the Support Agreement;

  •
  the Supporting Noteholders' being in compliance with all obligations, covenants and agreements required to be performed or complied with by them on or prior to the closing of the transactions contemplated by the Support Agreement;

  •
  the New First Lien Term Loan Facility having been executed and delivered to us by the lenders thereunder;

  •
  the New Second Lien Term Loan Facility having been executed and delivered to us by ASOF;

  •
  the New Revolving Credit Facility having been executed and delivered to us by the lenders thereunder;

  •
  each Supporting Noteholder having delivered, or caused to be delivered, all of the items to be delivered by them as set forth in the Support Agreement;

  •
  there not being in effect any order by a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Support Agreement;

  •
  ASOF having paid the ASOF Cash Funding amount, to the extent required under the Support Agreement; and

  •
  the transaction documents contemplated by the Support Agreement (other than the Exchange Offer documents) being executed by all parties thereto (other than the Supporting Noteholders).

        The Supporting Noteholders have the right to terminate the Support Agreement upon the occurrence of certain events, including, among others, the following: (i) the Exchange Offer is terminated in accordance with its terms or expires, in each case without us having received valid tenders of at least 95% of principal amount of the Old Notes, or such lesser percentage as determined by the Supporting Noteholders; (ii) the closing of the Refinancing Transactions shall not have occurred on or before July 31, 2014; and (iii) the occurrence of a Material Adverse Change or a Material Market Change (as such terms are defined in the Support Agreement). If the Support Agreement is terminated in accordance with its terms, we have agreed to terminate the Exchange Offer without purchasing or acquiring any Old Notes.

        Pursuant to the terms of the Support Agreement, at the Settlement Date, we will enter into management employment agreements with Dr. Bahman Atefi, Stacey Mendler, Barry Broadus, Rob Riddick and Robert Hirt, which will be mutually acceptable to us and the parties to the employment agreements. As of the date of this prospectus, we have not entered into any employment agreements with these executive officers.

        The Support Agreement provides that two members of our board of directors will resign on the Settlement Date and the Warrant Agent will elect two members of the board of directors to fill the vacancies, who are expected to initially be Lawrence A. First and Daniel H. Clare. See "Description of New Series A Preferred Stock" and "Description of Warrants."

        Pursuant to the terms of the Support Agreement, we and the trustee of the ESOP Trust will enter into the Stockholders' Agreement on the Settlement Date. See "Description of Stockholders' Agreement."

DESCRIPTION OF UNIT OFFERING

        As used in this section, the terms "we," "our" and "us" refer only to Alion Science and Technology Corporation and not to any of our subsidiaries.

 Reasons for the Unit Offering

        In order to preserve liquidity while attempting to reduce the amount of Old Notes that will remain outstanding after the successful consummation of the Exchange Offer, we are conducting the Unit Offering. All holders of Old Notes holding specified principal amounts of Old Notes may purchase, on a pro rata basis, Units and the funds raised will be used, in part, by us to fund the Cash Option.

        ASOF is providing funding for the Cash Option to ensure that we receive funds to pay up to the first $10,000,200 required to purchase Old Notes accepted for exchange pursuant to the Cash Option. Instead of purchasing its pro rata share of Units in the Unit Offering, on the Settlement Date, ASOF has agreed to purchase from us in a private placement at a Unit Price of $600 per Unit a number of Units that would result in proceeds to us of an amount equal to the difference between the cash required by us to purchase Old Notes accepted for exchange pursuant to the Cash Option (but in no event more than $10,000,200) and the proceeds we receive in the Unit Offering (net of any refund referred to below). We refer to the foregoing as the "ASOF Cash Funding." We have agreed to pay ASOF a commitment fee of $400,000 in connection with the ASOF Cash Funding, which is payable on the earlier of the commencement of the Exchange Offer or termination of the Support Agreement in accordance with its terms.

        The maximum amount of gross proceeds that we will receive in the Unit Offering and the ASOF Cash Funding on a combined basis is an amount, which we refer to as the "Cash Option Funding Amount," equal to the lesser of:

  •
  the amount of cash required to pay holders electing the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment); and

  •
  $10,000,200.

For example, if we are required to pay only $5,000,400 to holders electing the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment), the Cash Option Funding Amount would be $5,000,400. Alternatively, if we are required to pay $18,000,000 to holders electing the Cash Option, the Cash Option Funding Amount would be $10,000,200.

The Amount of Units Holders are Entitled to Purchase

        The number of Units Participating Holders will be able to purchase depends upon the aggregate principal amount of Old Notes validly tendered into the Exchange Offer for the New Securities Option by that Participating Holder. As a result of the fact that the maximum amount of gross proceeds that can be generated from the Unit Offering and the ASOF Cash Funding on a combined basis is $10,000,200, and Units are only being offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, based on the $235.0 million aggregate principal amount of Old Notes outstanding as of the date of this prospectus, ownership of a small principal amount of Old Notes will limit your ability to participate in the Unit Offering. For each $1,000 principal amount of Old Notes tendered, a Participating Holder can purchase up to approximately 0.0709234 of a Unit. All Old Notes held by a Participating Holder will be aggregated for this purpose and the amount of Units a Participating Holder may purchase will in all cases be rounded down to the nearest whole Unit. Fractional Units cannot be purchased.

        Participating Holders may purchase the maximum amount of Units to which they are entitled only if the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200. All references in this section to the cash requirement to purchase of Old Notes accepted for exchange pursuant to the Cash Option excludes accrued and unpaid interest and the Early Tender Payment. To the extent that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is less than $10,000,200, a Participating Holder would be entitled to purchase a lesser amount of a Unit per $1,000 principal amount of Old Notes tendered, which amount will be determined by multiplying 0.0709234 by a fraction, the numerator of which is the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option and the denominator of which is $10,000,200. In this event, all Units that a Participating Holder is entitled to purchase will be aggregated and will be rounded down to the nearest whole Unit. Fractional Units may not be purchased. Accordingly, Participating Holders may be required to own a larger principal amount of Old Notes in order to purchase one Unit. For example: assuming the Cash Option Funding Amount is $10,000,200, if a person holds $100,000 principal amount of Old Notes and elects to exchange all $100,000 principal amount of such notes in the Exchange Offer for the New Securities Plus Unit Offering Option, that person will be able to purchase seven Units (calculated as follows: (i) $100,000 divided by $1,000 equals 100, (ii) 100 multiplied by 0.0709234 equals 7.09234, and (iii) as a result of rounding down to the nearest whole number, seven Units). However, if the Cash Option Funding Amount is $5,000,400, that person would only be able to purchase three Units or 50% of the Units that such person would have been able to purchase had the Cash Option Funding Amount been $10,000,200 (calculated as follows: (i) 7.09234 multiplied by 50% equals 3.54617 and (ii) as a result of rounding down to the nearest whole number, three). This reduction in the total Units to be issued would be reduced by approximately 50%. Since we will not know the Cash Option Funding Amount until the successful completion of the Exchange Offer, in order to participate in the Unit Offering, a person will need to subscribe for Units as if the Cash Option Funding Amount is $10,000,200. The person in these examples cannot purchase fractional Units, and cannot purchase less than seven or three, respectively, Units.

        If the cash required to purchase all Old Notes accepted for exchange pursuant to Cash Option is less than $10,000,200, we will not issue the maximum number of Units a Participating Holder is entitled to purchase and the Participating Holder will receive a refund payment from us with respect to the Units not issued.

        We will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option, and the maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

        The following is an illustration of the amount of Units and Third-Lien Notes included in the Units you will be entitled to purchase in the Unit Offering based on the principal amount of Old Notes that you tender assuming the Cash Option Funding Amount is $5,000,400 and $10,000,200. The Units will also include the corresponding Penny Warrants and Cash Warrants.

	Cash Option Funding Amount is $5,000,400(1)			Cash Option Funding Amount is $10,000,200
Principal Amount of Existing Old Notes Tendered	Aggregate Unit Price	Number of Units to be Purchased	Principal Amount of New Third-Lien Notes	Aggregate Unit Price	Number of Units to be Purchased	Principal Amount of New Third-Lien Notes
Less than $15,000	$0	0	$0	$0	0	$0
$15,000	$0	0	$0	$600	1	$1,000
$29,020	$600	1	$1,000	$1,200	2	$2,000
$100,000	$1,800	3	$3,000	$4,200	7	$7,000
$250,000	$4,800	8	$8,000	$10,200	17	$17,000
$750,000	$15,600	26	$26,000	$31,800	53	$53,000
$1,000,000	$21,000	35	$35,000	$42,000	70	$70,000
$5,000,000	$106,200	177	$177,000	$212,400	354	$354,000
$10,000,000	$212,400	354	$354,000	$425,400	709	$709,000
$25,000,000	$531,600	886	$886,000	$1,063,800	1,773	$1,773,000
$75,000,000	$1,595,400	2,659	$2,659,000	$3,191,400	5,319	$5,319,000

(1)
In the event that the Cash Option Funding Amount is not equal to either of the amounts set forth above, the number of Units to be purchased cannot be determined on a linear basis as a result of the number of Units being purchased being rounded down to the nearest whole Unit.

Deciding Whether to Participate

        Our board of directors believes that the completion of the Refinancing Transactions, of which the Unit Offering is a component, is critical to our continued viability. Accordingly, our board of directors believes that the Unit Offering is in the best interests of our company. See "Risk Factors—Risks Relating to the Exchange Offer—If we are unable to complete the Exchange Offer, we will be unable to repay the Old Notes and Existing Senior Notes at their maturity, which will have a material adverse effect on our business, financial condition and operating results." However, neither we, our board of directors, the Dealer Manager and Solicitation Agent, the Information and Exchange Agent nor any other person is making any recommendation as to whether, if applicable, you should purchase Units in the Unit Offering. You must make your own decision whether to purchase Units in the Unit Offering.

        Neither Goldman, Sachs & Co. nor any other broker or dealer will participate in the offering of the Units in the Unit Offering.

Unit Price

        The Unit Price is $600 for one Unit. Our board of directors, in consultation with our senior management, determined the Unit Price based upon the consideration of a number of factors, including our business prospects, our cash requirements to fund the Cash Option, the price at which ASOF was willing to agree to purchase any Units in the ASOF Cash Funding, and general conditions in the securities markets. The Unit Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Third-Lien Notes and Warrants issuable pursuant to the Unit Offering.

 Participation in the Unit Offering

        Only Participating Holders holding specified minimum principal amounts of Old Notes may participate in the Unit Offering. Participating Holders are holders of Old Notes (other than ASOF) who:

  •
  validly tender all (but not less than all) of the Old Notes held by it in the New Securities Plus Unit Offering Option at or prior to the Early Tender Date (and not withdraw that tender);

  •
  irrevocably agree to purchase the maximum number of Units as to which the holder is entitled to purchase (which assumes that the cash required to purchase all Old Notes accepted for exchange pursuant to the Cash Option is at least $10,000,200); and

  •
  make a cash payment in the manner described in the consent and letter of transmittal at the time of tender of the Old Notes in an amount equal to $600 times the maximum number of Units which the holder is entitled to purchase.

        Holders of Old Notes who do not participate in the Exchange Offer, or who participate in the Exchange Offer but do not elect to purchase all of the Units available for purchase through the Unit Offering, will not be issued Units. Holders of Old Notes are eligible to participate in the Unit Offering but are not required to do so. No fractional Units will be issued.

Procedures for Purchase of Units

        If you wish to participate in the Unit Offering, you must elect the New Securities Plus Unit Offering Option on the consent and letter of transmittal, or the agent's message, as applicable, submitted to the Information and Exchange Agent in conjunction with the Exchange Offer. If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Unit Offering, you should contact that registered holder promptly and instruct him, her or it to elect to participate in the Unit Offering on your behalf in conjunction with the tender of the corresponding Old Notes in the Exchange Offer. See "Procedures for Tendering Old Notes and Delivering Consents" for more information about these procedures.

        You must also deliver to us, as discussed below, at the time of your tender of Old Notes, a completed Unit Purchase Form and full payment of the Unit Price of $600 per Unit, assuming the Cash Option Funding Amount is $10,000,200. If, following the expiration of the Unit Offering, we determine that the actual amount you are required to pay is less than the amount you paid because the Cash Option Funding Amount is less than $10,000,200, the number of Units you will purchase will be reduced and you will be refunded the difference between the amount you paid and the Unit Price for the number of Units you actually purchased promptly after the Settlement Date. For example, if no holders of Old Notes tendering into the Exchange Offer elect the Cash Option, the entire amount paid by Participating Holders in the Unit Offering will be repaid, without interest. Or, if the Cash Option Funding Amount is $8.0 million, approximately 20% of the amount paid by Participating Holders in the Unit Offering (subject to reduction to a lower percentage to accommodate purchases in $600 increments) will be repaid, without interest. If your Old Notes are not accepted for exchange in the Exchange Offer, or the Exchange Offer is terminated, you will be refunded the full amount you paid promptly after the Settlement Date or the date of the termination of the Exchange Offer, as the case may be.

        Full payment of the Unit Price of $600 per Unit must be made, at the time of your tender of Old Notes in the Exchange Offer, in United States dollars and delivered by wire transfer of immediately available funds to the account maintained by Alion. For account information, please contact the Information and Exchange Agent at the telephone number set forth on the back cover page of this prospectus.

        To calculate the total Unit Price to be paid by you in the Unit Offering, assume that the Cash Option Funding Amount is the maximum amount of $10,000,200 and (i) divide the principal amount of Old Notes you tendered into the Exchange Offer by $1,000, (ii) multiply the resulting quotient by 0.0709234, (iii) round the resulting product down to the nearest whole number for the number of Units to be purchased, and (iv) multiply that number of Units by $600.

        For example: assuming the Cash Option Funding Amount is $10,000,200, if a person holds $100,000 principal amount of Old Notes and elects to exchange all $100,000 principal amount of such notes in the Exchange Offer for the New Securities Plus Unit Offering Option, that person will be able to purchase seven Units (calculated as follows: (i) $100,000 divided by $1,000 equals 100, (ii) 100 multiplied by 0.0709234 equals 7.09234, and (iii) as a result of rounding down to the nearest whole number, seven Units). However, if the Cash Option Funding Amount is $5,000,400, that person would only be able to purchase three Units or 50% of the Units that such person would have been able to purchase had the Cash Option Funding Amount been $10,000,200 (calculated as follows: (i) 7.09234 multiplied by 50% equals 3.54617 and (ii) as a result of rounding down to the nearest whole number, three). This reduction in the total Units to be issued would be reduced by approximately 50%. Since we will not know the Cash Option Funding Amount until the successful completion of the Exchange Offer, in order to participate in the Unit Offering, a person will need to purchase the number of Units as if the Cash Option Funding Amount is $10,000,200. In the above examples, the person must deliver $4,200 by wire to us, calculated by multiplying seven Units, which is the number of Units the person is entitled to purchase assuming the Cash Funding Amount is $10,000,200 by the Unit Price of $600, which equals $4,200. If, following the successful completion of the Exchange Offer, the Cash Option Funding Amount is actually only $5,000,400, we would refund the person in the above example $2,400 which is the difference between what the person paid ($4,200) assuming the Cash Option Funding Amount would be $10,000,200 and the amount the person is required to pay for the three Units ($1,800).

        The person in these examples cannot purchase less than seven or three, respectively, Units.

        Indicating your election of the New Securities Plus Unit Offering Option on the consent and letter of transmittal or through the agent's message or submitting the Unit Purchase Form is not sufficient by itself to subscribe for Units in the Unit Offering. We will not consider your purchase received until and unless we have received full payment of the Unit Price for the Units to be purchased in the Unit Offering. You bear the risk of delivery of all documents and payments, and neither we nor the Information and Exchange Agent has any responsibility for such deliveries.

        We will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option, and the maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

        We will reasonably determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of the purchase of Units in our reasonable discretion. Partial, alternative, conditional or contingent purchases will not be considered valid. We reserve the right to reasonably reject any and all purchases of Units not properly completed or purchases that might, in the judgment of our counsel, be unlawful. Subject to compliance with our contractual agreements, we also reserve the right to waive any defects, irregularities or conditions of the purchase of Units. However, to the extent we waive any conditions of exercise with respect to one purchase of Units, we will waive that condition for all other purchases as well. Our reasonable interpretation of the terms and conditions of the Unit Offering will be final and binding on all parties, absent manifest error and subject to any rights to challenge such interpretation in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with the purchase of Units must be cured within the time period we determine. Neither we, the Information and Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities of purchases or incur any liability for failure to give you notification of defects or irregularities with respect to your purchase of Units.

        Purchases of Units involving any irregularities will not be deemed to have been made until any irregularities have been cured or waived. The payment of any Unit Price received by us in connection with any purchase of Units as to which the irregularities have not been cured within the time period we determine or waived will be returned promptly by us without interest or deduction.

Expiration Date; Extensions; Amendments

        The Unit Offering will expire on the Early Tender Date.

        We also reserve the right, subject to certain of our contractual agreements (including the Support Agreement) and to applicable law, to: (1) extend the Unit Offering; (2) terminate the Unit Offering upon failure to satisfy any of the conditions described under "—Conditions to the Unit Offering;" or (3) amend the Unit Offering, in each case by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the Information and Exchange Agent. Any extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Early Tender Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

        If the Early Tender Date is extended, the Unit Offering will be correspondingly extended.

Acceptance of Purchase of Units

        Upon satisfaction of all conditions to the Unit Offering, we will issue the Third-Lien Notes and the Warrants on the Settlement Date for the Exchange Offer.

        For purposes of the Unit Offering, we will be deemed to have accepted valid purchases of Units when, as and if we have given oral or written notice of that acceptance to the Information and Exchange Agent. If we do not accept the purchase for any reason set forth in the terms of the Unit Offering, subject to our contractual agreements, we will promptly return your payment of the Unit Price without interest or deduction.

Revocation Rights

        The election to purchase Units may not be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked your election to purchase Units. If you withdraw your tender of Old Notes from the Exchange Offer, you can re-tender such Old Notes for exchange at or prior to the Expiration Date. However, to purchase Units you must re-tender your Old Notes for exchange at or prior to the Early Tender Date. See "Withdrawal of Tenders and Revocation of Consents."

        If, however, you withdraw your tender of Old Notes from the Exchange Offer, you can resubmit such Old Notes for exchange at or prior to the Expiration Date and elect not to purchase Units at that time or, if you resubmit such Old Notes for exchange at or prior to the Early Tender Date, to purchase Units.

Conditions to the Unit Offering

        Notwithstanding any other provision of the Unit Offering, and subject to our contractual agreements (including the Support Agreement), we will not be required to issue any Units in the Unit

Offering and may extend, terminate or amend the Unit Offering, if at any time before the expiration of the Unit Offering we determine that the Unit Offering violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        In addition, we will not consummate the Unit Offering if the Exchange Offer is terminated by us pursuant to the terms thereof.

        The foregoing conditions are for our benefit and may be asserted by us, subject to certain of our contractual agreements, regardless of the circumstances giving rise to these conditions or may be waived by us in whole or in part in our reasonable discretion. These conditions, other than those dependent upon the receipt of government approvals, may be asserted by us as of the expiration of the applicable offer.

No Minimum Participation Condition to Unit Offering

        There is no minimum number of Units that must be purchased for the Unit Offering to be consummated. However, we will only issue Units in the Unit Offering if holders of Old Notes tender into the Exchange Offer and elect the Cash Option, and the maximum amount of Units issuable in the Unit Offering will be reduced if less than $16,667,000 in principal amount of Old Notes are tendered into the Cash Option.

Use of Proceeds

        The proceeds from the Unit Offering, together with the proceeds from the ASOF Cash Funding, will be used by us solely to purchase Old Notes in the Exchange Offer from holders electing the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment).

Fees and Expenses

        ASOF is providing funding for the Cash Option to ensure we receive funds to pay up to the first $10,000,200 required to purchase Old Notes accepted for exchange pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment).

        We will not pay any fees or commissions to any broker or dealer, or any other person in connection with the Unit Offering. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Effect of Election to Purchase Units

        Any election to purchase Units by a Participating Holder that is not validly revoked in connection with a withdrawal of Old Notes from the Exchange Offer at or prior to the Expiration Date will constitute a binding agreement between that Participating Holder and us upon the terms and subject to the conditions of the Unit Offering described in this prospectus.

 DESCRIPTION OF OTHER INDEBTEDNESS

        We summarize below the principal terms of the agreements that govern our current long term indebtedness.

 Amended and Restated Amended and Restated Revolving Credit Facility

        On May 2, 2014, we amended and restated our Old Revolving Credit Facility simultaneously with the Old Revolving Credit Facility lenders' assignment of their interests thereunder to Wells Fargo, National Association, which we refer to as the "Amended and Restated Revolving Credit Facility." The Amended and Restated Revolving Credit Facility is available for, among other things, working capital and general corporate purposes.

        The Amended and Restated Revolving Credit Facility permits us to borrow up to $45.0 million including up to a maximum of $10.0 million in letters of credit. The Amended and Restated Revolving Credit Facility bears cash interest at a rate equal to the daily one month LIBOR plus 475 basis points. We will pay a minimum amount of interest under the Amended and Restated Revolving Credit Facility equal to $75,000 per month. As of December 31, 2013, we had approximately $4.0 million in outstanding letters of credit and no balance actually drawn.

        The Amended and Restated Revolving Credit Facility matures on August 1, 2014. We plan to replace the Amended and Restated Revolving Credit Facility with the New Revolving Credit Facility. It is a condition to the Exchange Offer and Consent Solicitation that we enter into the New Revolving Credit Facility.

        The Amended and Restated Revolving Credit Facility is secured on a pari passu basis with the Existing Secured Notes by substantially all our assets and the assets of certain of our subsidiaries, but enjoys first-out rights requiring repayment of obligations under our Amended and Restated Revolving Credit Facility before repayment of obligations under our Existing Secured Notes. Certain of the subsidiaries that guarantee the Existing Secured Notes guarantee our obligations under the Amended and Restated Revolving Credit Facility. Alion MA&D and Innovative Technology Solutions Corporation do not guaranty our obligations under the Amended and Restated Revolving Credit Facility. Under the intercreditor agreement that we executed in connection with the Amended and Restated Revolving Credit Facility and the Existing Secured Notes, the obligations under the Amended and Restated Revolving Credit Facility and certain associated obligations will be paid in full prior to the payment of obligations with respect to the Existing Secured Notes out of the proceeds of any collateral or in connection with any distribution in a liquidation or insolvency proceeding.

        The Amended and Restated Revolving Credit Facility requires us to maintain a fixed charge coverage ratio of 1.00 to 1.00 measured quarterly and based on trailing 12 month Consolidated EBITDA to fixed charges. Fixed charges is defined to mean the sum of (i) interest expense paid in cash, (ii) principal payments paid in cash, (iii) all management, consulting and monitoring fees paid to equity sponsor, and (iv) other dividends and distributions paid to our stockholders. Another financial covenant requires that our Borrowing Base (as defined in the Amended and Restated Revolving Credit Facility) exceed the outstanding principal balance of our revolving loans by $15 million at all times.

        The Amended and Restated Revolving Credit Facility contains certain other covenants which, among other things, may restrict our ability to incur indebtedness, create liens, pay dividends and make distributions and other restricted payments (including prohibitions on special diversification payments), incur certain capital expenditures per year, make investments, change our business, engage in transactions with affiliates, permit a change of control to occur, sell assets and engage in mergers and acquisitions. In addition, the Amended and Restated Revolving Credit Facility contains certain affirmative covenants, including, among others, covenants requiring compliance with laws, maintenance of corporate existence and rights, maintenance of insurance, payment of taxes and delivery of financial and other information.

        Draws under the Amended and Restated Revolving Credit Facility are based on our Borrowing Base at the time of the draw. Our Borrowing Base is calculated based on, among other things, our accounts receivable and applies an 85% advance rate. Lack of sufficient eligible accounts receivable can limit our liquidity under the Amended and Restated Revolving Credit Facility.

        We pay annually a commitment fee under the Amended and Restated Revolving Credit Facility of 0.25% of the undrawn commitments under the Amended and Restated Revolving Credit Facility. We also pay other customary banking fees under the Amended and Restated Revolving Credit Facility including fees associated with letters of credit, and we also paid a commitment fee to the administrative agent on execution of the Amended and Restated Revolving Credit Facility.

New Revolving Facility

        We intend to enter into the New Revolving Credit Facility at or prior to the Expiration Date to replace our Amended and Restated Revolving Credit Facility. The terms of the New Revolving Credit Facility have not been finalized and are subject to negotiation and documentation. Pursuant to the terms of the Support Agreement, the principal amount of the New Revolving Credit Facility cannot exceed $45.0 million (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), the term cannot exceed five years and it must otherwise be in form and substance reasonably acceptable to the Supporting Noteholders.

        We expect that the New Revolving Credit Facility will contain limitations on the amount we may borrow under it at any given time. In addition to the overall maximum credit limit of $45 million (subject, at our option, to increase to an amount not in excess of $65.0 million with the consent of the revolving credit lender), these limitations may include limitations based on a borrowing base acceptable to the New Revolving Credit Facility lenders and other limitations based on the length of time certain borrowings under the New Revolving Credit Facility remain outstanding. We expect that the borrowing base will restrict our ability to borrow under the New Revolving Credit Facility to no more than 85% of our eligible account receivables. We expect that we will not include in the borrowing base accounts receivable that are, among other types of receivables:

  •
  aged 90 days or more;

  •
  from a non-governmental customer where more than 50% of its receivables are aged 90 days or more and those from a governmental program where more than 30% of the receivables under that program are aged 90 days or more;

  •
  from an affiliate;

  •
  for which payment is conditional;

  •
  denominated in a currency other than U.S. dollars;

  •
  from non-U.S. customers;

  •
  from a customer to whom we owe a debt;

  •
  disputed accounts;

  •
  a significant portion of our total receivables, 20% or more for investment grade credit worthy customers and 10% or more for those who are not investment grade credit worthy;

  •
  from a customer who is insolvent;

  •
  from a customer the Administrative Agent believes is unlikely to pay based on its financial condition among other things;

  •
  for which the services or products underlying the accounts haven't been performed or shipped and advance billings and progress payments;

  •
  from customers on certain sanctions lists; and

  •
  not subject to first priority liens and for which we have complied with the Assignment of Claims Act to the reasonable satisfaction of the Administrative Agent.

        In addition, we expect that the New Revolving Credit Facility will require the consent of the Supporting Noteholders for any borrowing under the New Revolving Credit Facility to the extent that, after giving effect to such borrowing, the aggregate amount of borrowings outstanding under the New Revolving Credit Facility would exceed an amount equal to the difference between $65 million and the lesser of (i) the amount of prepayments of the New First Lien Term Facility made prior to the date of such borrowing and (ii) $20 million.

        We expect that the New Revolving Credit Facility will mature in 5 years and will include a $10,000,000 letter of credit sub-facility. We anticipate that the New Revolving Credit Facility will bear cash interest at a variable rate based on one month LIBOR plus 475 basis points. We will pay minimum interest of no less than $75,000 per month no matter the amount we have drawn under the New Revolving Credit Facility. If we were to default, we would need to pay an additional 2% per year in cash interest. If we fail to consummate the Exchange Offer by a date to be agreed, we expect that the commitments of the lenders under New Revolving Credit Facility will become conditioned on the Administrative Agent's sole discretion to make further loans under the New Revolving Credit Facility. If our capacity to borrow under the New Revolving Credit Facility drops under a threshold to be agreed, we anticipate that the Administrative Agent will be able to block our ability to access funds in our designated account with the Administrative Agent's financial institution and will be able to seize those funds for the account of the lenders under the New Revolving Credit Facility.

        We expect that the borrowings under the New Revolving Credit Facility will be secured by a first priority lien on substantially all of our assets. We expect that the Administrative Agent under the New Revolving Credit Facility, on behalf of the lenders under the New Revolving Credit Facility, will enter into the intercreditor agreement providing the New Revolving Credit Facility lenders with a first out right on the collateral securing the obligations under the New Revolving Credit Facility. This first out right would permit certain obligations under the New Revolving Credit Facility to be paid in full out of the proceeds of a collateral sale or in connection with distributions arising from an insolvency proceeding before payment of obligations under the New Secured Term Debt and the Third-Lien Notes. For further information about the intercreditor agreement see "—Description of Intercreditor Agreement." We expect certain of our subsidiaries guaranteeing our other indebtedness to guaranty our obligations under the New Revolving Credit Facility.

        In addition to a one time origination fee of 0.5% of the committed maximum credit available at the closing of the New Revolving Credit Facility, we expect that we will pay an unused line commitment fee of 0.25% per year, certain field and examination fees, letter of credit fronting and other fees including a fee payable if we reduce permanently the commitments under the New Revolving Credit Facility.

        The New Revolving Credit Facility will restrict our ability to:

  •
  incur additional debt other than permitted additional debt

  •
  grant certain liens and security interests

  •
  consolidate, merge or sell all or substantially all our assets

  •
  liquidate or dissolve

  •
  pay dividends or distributions other than distributions required by the ESOP Plan or by certain legal requirements

  •
  make certain payments for subordinated indebtedness

  •
  change our fiscal year or our accounting methods except to comply with changes in GAAP

  •
  make certain loans and investments including acquisitions of businesses, other than permitted acquisitions

  •
  enter into certain transactions with our shareholders and affiliates

  •
  enter into agreements which restrict our ability to incur liens or which restrict the ability of our subsidiaries to pay dividends

  •
  enter into certain transactions not permitted under ERISA;

  •
  make more than $8 million in capital expenditures in any fiscal year; and

  •
  assign to any person, other than the Revolving Agent (as defined in the Description of Notes), any government account pursuant to the Assignment of Claims Act.

        In addition, we expect that the New Revolving Credit Facility will require us to provide certain financial and other information to the lenders under the New Revolving Credit Facility, maintain minimum levels of insurance on our assets, pay taxes when due, maintain our assets in good condition, permit the Administrative Agent and its representatives access to our books and records, comply with applicable laws and provide certain other further assurances.

        We will be required to maintain at all times eligible accounts receivable with a face value in excess of the outstanding obligations under the New Revolving Credit Facility of $17.65 million.

        We expect that the New Revolving Credit Facility will contain customary events of default for non-payment, breach of covenant, breach of representation and warranty, judgments for the payment of money involving an aggregate amount of $500,000 or more, insolvency events, failure to pay other obligations exceeding $1 million, failure to maintain first priority liens, limitations or termination of guarantees by our subsidiary guarantors, change of control, certain ERISA events, breaches of our loan documentation including the intercreditor agreement, and our suspension or debarment, or receipt of notice of suspension or debarment and termination for default under a Material Government Contract.

New Secured Term Debt

        As of December 31, 2013, on a pro forma basis, giving effect to the Refinancing Transactions, we would have had $350 million of New Secured Term Debt.

        We currently intend to enter into a new five-year $300.0 million New First Lien Term Facility. The terms of the New First Lien Term Facility (including its rate of interest, incurrence covenants, maintenance covenants, prepayment or redemption premiums and maturity dates) are subject to market conditions and cannot be determined at this time, nor do we expect to be able to determine them prior to the Withdrawal Deadline or the Early Tender Date. However, pursuant to the Support Agreement, the principal amount of the New First Lien Term Facility cannot exceed $300.0 million, the term must be at least five years, the amortization must not exceed one percent per year and it must otherwise be in form and substance reasonably acceptable to the Supporting Noteholders. We expect the New First Lien Term Facility to bear interest, payable in cash, at a floating rate based on LIBOR plus an applicable margin or, at our election, an alternative based rate plus an applicable margin, plus, if at any time we are in default thereunder, a premium of 2.0% per annum. Additionally, we anticipate the New First Lien Term Facility will be issued with upfront fees (which may be OID) to the lenders thereunder.

We also expect the New First Lien Term Facility will provide that all consolidated excess cash flow generated by us (minus any repayments of the New First Lien Term Facility made with internally generated cash) will be used to prepay the loans under the New First Lien Term Facility.

        We also intend to enter into a new five and one half-year $50.0 million New Second Lien Term Facility, the net proceeds of which will be used to fund, together with the proceeds from the New First Lien Term Facility, a tender offer or redemption of all of our outstanding Existing Secured Notes. At our request, in order to facilitate the marketing and implementation of the New First Lien Term Facility, subject to the conditions of the Support Agreement, ASOF, agreed to provide the New Second Lien Term Facility to us on the terms set forth in the Support Agreement, and we and ASOF have agreed to enter into the New Second Lien Term Facility. We expect the New Second Lien Term Facility will initially bear interest at a floating rate based on LIBOR or, at our election, an alternative base rate. From the Settlement Date until the second anniversary of the closing date, the interest rate for the New Second Lien Term Facility will be (1)(i) at our option, either the Eurodollar Rate (as defined therein) or the Base Rate (as defined therein), plus (ii) the corresponding applicable margin under the New First Lien Term Facility, plus (iii) 5.5% (the sum of (i), (ii) and (iii) being referred to herein as the "Cash and PIK Interest Rate") plus (2) in addition to the Cash and PIK Interest Rate, 2.5% (which will accrue and be capitalized and added to the principal at the end of each quarter). At the end of each quarter, 2/3 of the interest that accrues at the Cash and PIK Interest Rate shall be capitalized and added to the principal, or the "PIK Interest," and the remaining 1/3 of the accrued interest shall be paid in cash, or the "Cash Interest," provided, that, if the amount of closing fees, commitment fees, upfront fees, ticking fees, original issue discount and similar or like compensation (other than arranger fees) payable to the lenders under, with respect to or in any way related to the New First Lien Term Facility, which we refer to collectively as the "FL OID Fees," exceeds one and one-half percent (1.5%), there shall be an upward adjustment to the PIK Interest to account for the difference between the actual FL OID Fees and one and one-half percent (1.5%).

        From the second anniversary of the Settlement Date until the maturity date, (1) the cash interest rate for the New Second Lien Term Facility will be (i) at our option, either the Eurodollar Rate or the Base Rate, plus (ii) the corresponding applicable margin under the New First Lien Term Facility, plus (iii) 3.0%, or the "Cash Interest Rate", and (2) interest at a rate of 2.5% which will accrue and be capitalized and added to the principal at the end of each quarter. All interest accrued at the Cash Interest Rate shall be Cash Interest payable quarterly.

        Additionally, upon the occurrence and during the continuance of a payment default or an event of default (as defined therein), the entire principal amount of the New Second Lien Term Facility shall bear interest at an annual rate equal to the then applicable interest rate plus 2.0%, with such default rate payable in cash on demand.

        The New Second Lien Term Facility shall be issued with upfront fees (which may be OID) to the lenders, payable pro rata to the lenders thereunder, of 5.5%.

        We expect the New Second Lien Term Facility to mature on the same maturity date as the Third-Lien Notes, and we do not expect it to be subject to amortization.

        The New Second Lien Term Facility may not be prepaid in whole or in part on or before the date that is 1.5 years after the Settlement Date. Thereafter, the New Second Lien Term Facility shall be subject to a prepayment premium equal to the applicable premium listed in the table below multiplied by the sum of (x) the then outstanding principal of the portion of the New Second Lien Term Facility being redeemed and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the portion of the New Second Lien Term Facility being redeemed through the date of redemption

(together with an amount of cash equal to all accrued and unpaid Cash Interest on the portion of the New Second Lien Term Facility being redeemed through the date of redemption):

If redemption date occurs:	Applicable premium
After the date that is 1.5 years after the closing date and on or before the date that is 2.5 years after the closing date	110.0%
After the date that is 2.5 years after the closing date and on or before the date that is 3.5 years after the closing date	105.0%
After the date that is 3.5 years after the closing date and on or before the date that is 4.5 years after the closing date	102.5%
After the date that is 4.5 years after the closing date up to the maturity date	100.0%

        Notwithstanding the foregoing, if as a result of the sale process initiated by us pursuant to an instruction from the holder of the Series A Preferred Stock (at the direction of the holders of the Warrants), we consummate a sale of our company or substantially all of our assets and undertake a prepayment of the New Second Lien Term Facility in connection with such sale, the prepayment premium shall be 108.25%.

        The New First Lien Term Facility and the New Second Lien Term Facility will be guaranteed by each of our subsidiaries that guarantee the Third-Lien Notes and will be secured by a first and second-priority security interest, respectively, in the collateral securing our New Revolving Credit Facility and the Third-Lien Notes, which security interest will rank equal, in the case of the New First Lien Term Facility, and which security interest will be junior, in the case of the New Second Lien Term Facility, in priority with those securing the New Revolving Credit Facility. The respective security interests in the collateral securing the New First Lien Term Facility and the New Second Lien Term Facility will each rank senior in priority to the security interests securing the Third-Lien Notes.

        We expect that the New First Lien Term Facility and the New Second Lien Term Facility will contain various covenants which limit our ability to, among other things, incur additional indebtedness; prepay or repurchase junior debt; pay dividends or make other distributions or repurchase or redeem our stock; make investments and acquisitions; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries' ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. Additionally, we expect each of the New First Lien Term Facility and the New Second Lien Term Facility to require compliance with a minimum interest coverage ratio and maximum total leverage ratio, set at levels to be determined in the syndication process. Subject to certain exceptions, we expect that the New First Lien Term Facility and the New Second Lien Term Facility will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        We expect that the New First Lien Term Facility and the New Second Lien Term Facility (subject to the prior repayment of the New First Lien Term Facility) will require us to prepay outstanding term loans, subject to certain exceptions, with (i) 100% of our annual excess cash flow, (ii) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions and (iii) 100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the New First Lien Term Facility and the New Second Lien Term Facility.

        We expect that the New First Lien Term Facility and the New Second Lien Term Facility will include customary representations and warranties, affirmative covenants and events of default (including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain bankruptcy and insolvency events, material judgments, certain ERISA and ESOP events, change of control, impairment of security interests in collateral, invalidity of guarantees and intercreditor provisions and certain events with respect to material contracts). If an event of default occurs, the lenders under the New First Lien Term Facility and the New Second Lien Term Facility will be entitled to take certain actions, including the acceleration of all amounts due under the New First Lien Term Facility and New Second Lien Term Facility, respectively, and all actions permitted to be taken by a secured creditor (subject to the terms of the intercreditor agreement).

        No assurances can be given that we will in fact incur the New Secured Term Debt on the terms or amounts described above or at all. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the New Secured Term Debt.

Existing Secured Notes

        In March 2010, we issued and sold $310 million of our private units to Credit Suisse, which informed us it had resold most of the units to qualified institutional buyers. Each of the 310,000 units consisted of $1,000 in face value of our Existing Secured Notes and a warrant to purchase 1.9439 shares of our common stock. On September 2, 2010, we exchanged the Existing Secured Notes for publicly tradable Existing Secured Notes with the same terms.

        We intend to redeem all of the outstanding Existing Secured Notes with a portion of the proceeds from the New Secured Term Debt as part of the Refinancing Transactions. See "Prospectus Summary—Recent Developments—Refinancing Transactions—Redemption of Existing Secured Notes."

        Security.    The Existing Secured Notes are secured by a first priority security interest in all current and future tangible and intangible property of us and our guarantor subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. The Existing Secured Notes are our senior obligations and rank pari passu in right of payment with existing and future senior debt, including the Amended and Restated Revolving Credit Facility, except to the extent that the existing intercreditor agreement provides Amended and Restated Revolving Credit Facility lenders with a super priority right of payment with respect to the underlying collateral.

        Guarantees.    Our obligations under the Existing Secured Notes are guaranteed by our subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation.

        Interest and Fees.    The Existing Secured Notes bear interest at 12% per year; 10% is payable in cash and 2% increases the Secured Note principal ("PIK Interest"). Interest is payable semi-annually in arrears on May 1 and November 1. We pay interest to holders of record as of the immediately preceding April 15 and October 15. We must pay interest on overdue principal or interest at 13% per annum to the extent lawful. The Existing Secured Notes mature November 1, 2014.

        Covenants.    As of December 31, 2013, we were in compliance with the covenants set forth in the indenture governing the Existing Secured Notes (the "Secured Note Indenture"). The Secured Note Indenture does not contain any financial covenants.

        The Secured Note Indenture covenant restricts our ability to incur additional debt. Defined terms in the Secured Note Indenture include: Net Available Cash, Total Assets, Restricted Subsidiaries, Indebtedness, Adjusted EBITDA and Consolidated Interest Expense. We and our Restricted Subsidiaries may not issue, incur, assume, guarantee, or otherwise become liable for any debt unless our Adjusted EBITDA to Consolidated Interest Expense ratio is greater than 2.0 to 1.0. Adjusted EBITDA under the Secured Note Indenture differs from Consolidated EBITDA as defined in our Amended and Restated Revolving Credit Facility. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in our common stock. Even if Adjusted

EBITDA is not at least two times Consolidated Interest Expense, we may incur other permitted debt including:

  •
  debt pursuant to certain agreements up to $25 million;

  •
  permitted inter-company debt;

  •
  the Existing Secured Notes and any public notes exchanged for those notes;

  •
  debt pre-dating the Existing Secured Notes;

  •
  permitted debt of acquired subsidiaries;

  •
  permitted refinancing debt;

  •
  hedging agreement debt;

  •
  performance, bid, appeal and surety bonds and completion guarantees;

  •
  ordinary course insufficient funds coverage;

  •
  permitted refinancing debt guarantees;

  •
  working capital debt of non-U.S. subsidiaries;

  •
  debt for capital expenditures, and capital and synthetic leases up to $25 million in the aggregate and 2.5% of our Total Assets;

  •
  permitted subordinated debt of Alion or any Restricted Subsidiary to finance a permitted acquisition, certain permitted ESOP transactions and refinancing debt of acquired non-U.S. subsidiaries up to $35 million in the aggregate;

  •
  letter of credit reimbursement obligations;

  •
  certain agreements in connection with a business disposition provided liabilities incurred in connection therewith do not exceed the cash and non- cash proceeds received and are not reflected on our balance sheet;

  •
  certain deferred compensation agreements; and

  •
  certain other debt up to $20 million.

        The Secured Note Indenture has a covenant that restricts our ability to declare and pay any cash dividend or other distribution related to any equity interest in us, repurchase or redeem any equity interest of us, repurchase or redeem the Old Notes or other subordinated debt, or make certain investments. However, within certain limits, we may make such payments in limited amounts if Adjusted EBITDA is at least two times Consolidated Interest Expense. Even if Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0, we may make or pay:

  •
  such payments out of substantially concurrent contributions of equity and substantially concurrent incurrences of permitted debt;

  •
  certain limited and permitted dividends;

  •
  certain repurchases of our equity securities deemed to occur upon exercise of stock options or warrants;

  •
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

  •
  the required Secured Note premium payable on a change of control;

  •
  certain permitted inter-company subordinated obligations;

  •
  certain repurchases and redemptions of subordination obligations of us or a Subsidiary Guarantor from Net Available Cash (as defined in the Secured Note Indenture);

  •
  repurchases of subordinated obligations in connection with an asset sale to the extent required by the Secured Note Indenture;

  •
  certain permitted ESOP transactions;

  •
  long-term incentive plan payments to our directors, officers and employees, subject to a $3 million annual cap that may increase annually;

  •
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Old Notes, up to an aggregate amount of $10 million; and

  •
  certain other payments not exceeding $10 million in the aggregate.

        The Secured Note Indenture restricts our ability to engage in other transactions including restricting our subsidiaries from making distributions and paying dividends to parents, merging or selling all or substantially all our assets, issuing certain subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business when we issued the Existing Secured Notes.

        Events of Default.    The Secured Note Indenture contains customary events of default, including:

  •
  payment default on interest obligations when due;

  •
  payment default on principal at maturity;

  •
  uncured covenant breaches;

  •
  default under an acceleration of certain other debt exceeding $30 million;

  •
  bankruptcy and certain insolvency events;

  •
  judgment for payment in excess of $30 million entered against us or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed;

  •
  failure of any Secured Note guarantee to be in effect or any subsidiary guarantor's denial or disaffirmation of its guaranty obligations; and

  •
  failure of any Secured Note security interest to constitute a valid and perfected lien with its applicable priority after a permitted cure period.

        Change of Control.    Upon a change in control, each Secured Note holder has the right to require us to repurchase its notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

  •
  subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of our total voting power or voting stock;

  •
  individuals who constituted our board of directors on March 22, 2010, (or individuals who were elected or nominated by them, or directors subsequently nominated or elected by them) cease for any reason to constitute a majority of our board of directors;

  •
  the adoption of a plan relating to our liquidation or dissolution; and

  •
  subject to certain exceptions, the merger or consolidation of us with or into another person or the merger of another person with or into us, or the sale of all or substantially all of our assets to another person.

        Optional Redemption.    From October 1, 2013 through March 31, 2014, the redemption price is 103% of principal, plus accrued and unpaid interest to the redemption date. After March 31, 2014, we are not required to pay a redemption premium above par.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 25,000,000 shares of capital stock, 20,000,000 shares of which are designated as common stock, par value $0.01 per share, and 5,000,000 shares of which are designated as preferred stock, par value $0.01 per share. Currently, all of our common stock is held by the ESOP Trust. As of the date of this prospectus, we had 7,534,737 shares of our common stock issued and outstanding and 602,614 shares of our common stock held in reserve to be issued upon the exercise of the Existing Warrants. In connection with the Exchange Offer, the Unit Offering and the ASOF Cash Funding, as of the Settlement Date we will have 1,402,992 shares of our common stock held in reserve to be issued upon the exercise of the Penny Warrants and 1,683,591 shares of our common stock held in reserve to be issued upon the exercise of the Cash Warrants. The number of shares issuable upon exercise of the Warrants discussed above is based upon the number of shares of our common stock outstanding as of the date of this prospectus on a Fully Diluted Basis and will change if the number of shares outstanding as of the Settlement Date is different or if we issue additional shares pursuant to ESOP Transactions.

Common Stock

        The rights, preferences and privileges of holders of our common stock remain subject to the rights, preferences and privileges of any series of preferred stock or a superior series of common stock which we may issue in the future.

        Series.    We may issue shares of common stock from time to time in one or more series, each series to have voting power or no voting power as determined by our board of directors. Except as otherwise described in this "Description of Capital Stock," each share of voting common stock and non-voting common stock will have the same powers, rights and privileges, and will rank equally, share ratably and be identical in all respects as to all matters. No shares of non-voting common stock will have been issued as of the Settlement Date.

        Voting Rights.    Each share of voting common stock entitles the holder to one vote per share of voting common stock on all matters submitted to a vote of our stockholders. The holders of non-voting common stock will not be entitled to any voting rights except as set forth in the certificate of incorporation or as required by law.

        Dividends/Distributions.    Subject to the rights of holders of preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors in its discretion out of funds legally available for the payment of dividends. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, or securities convertible into, or exercisable or exchangeable for, common stock, the holders of non-voting common stock will receive non-voting common stock or rights to acquire non-voting common stock or securities convertible into, or exercisable or exchangeable for, non-voting common stock, as applicable. If a dividend or other distribution with respect to the common stock is paid in the form of shares of any class or series of securities of any other corporation or other entity, the holders of non-voting common stock may receive securities that differ solely with respect to their relative voting rights and related differences in conversion provisions so as to preserve the relative voting rights and related difference in conversion provisions of each series of common stock in effect immediately prior to the dividend or other distribution as determined by our board of directors. We currently are, and will continue to be after the Settlement Date, subject to covenants restricting our ability to pay dividends to holders of our common stock under the terms of the Old Notes Indenture and the Secured Debt Agreements. We do not anticipate paying cash dividends on our common stock for the foreseeable period. See "Description of Other Indebtedness."

        Put Right Held by the ESOP.    Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The ESOP Trustee can distribute cash or shares of our common stock. The Code and ERISA require us to offer ESOP participants who receive our common stock a liquidity put right which requires us to purchase distributed shares at fair market value.

        Other Rights.    In the event of our liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, and subject to the rights of holders of preferred stock, the holders of our common stock will be entitled to a pro rata distribution per share of our remaining assets, if any. The holders of our common stock do not have any preemptive or other subscription rights, and the shares of our outstanding common stock are not subject to further calls or assessment by us. There are no conversion rights or sinking fund provisions applicable to the shares of our common stock.

        Adjustments.    If an adjustment in the then outstanding shares of voting common stock will be made through a subdivision or combination of the outstanding shares of voting common stock into a greater or lesser number of shares of voting common stock, then an identical adjustment will at the same time be made to the then outstanding shares of non-voting common stock. We will not make an adjustment in the then outstanding shares of non-voting common stock, through a subdivision or combination of the outstanding shares of non-voting common stock into a greater or lesser number of shares of non-voting common stock, unless we make an identical adjustment at the same time to the then outstanding shares of voting common stock.

Preferred Stock

        Our board of directors, without further stockholder approval, may issue shares of preferred stock in one or more series and fix the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, voting rights, and the number of shares constituting any series or designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us, may discourage bids for the common stock at a premium over market price of the common stock, and may adversely affect the market price of the common stock.

        As of the date of this prospectus, we currently do not have any shares of preferred stock issued outstanding. Upon the Settlement Date, we will issue one share of Series A Preferred Stock to the warrant agent, which will be the only share of preferred stock outstanding. See "Description of Series A Preferred Stock" elsewhere in this prospectus for a summary of the Series A Preferred Stock.

Existing Warrants

        We issued the Existing Warrants to purchase 602,614 shares of our common stock in connection with issuing the Existing Secured Notes. The Existing Warrants have a penny per share exercise price, are currently exercisable, and expire March 15, 2017. The Existing Warrants are not redeemable.

        The number of shares of common stock issuable upon exercise of the Existing Warrants and the exercise price will be subject to adjustment in certain events including:

  •
  the payment by us of certain dividends (or other distributions) on our common stock including dividends or distributions payable in shares of such common stock or other shares of our capital stock;

  •
  subdivisions, combinations and certain reclassifications of the common stock;

  •
  the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the current market value per share of the common stock;

  •
  the issuance of shares of common stock for a consideration per share which is less than the current market value per share of the common stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding on the date we issued the Existing Warrants (to the extent in accordance with the terms of such securities as in effect on such date); and

  •
  the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the second preceding bullet point).

        No adjustment to the number of shares of common stock issuable upon the exercise of the Existing Warrants or the exercise price will be required in certain events including:

  •
  the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us;

  •
  the issuance of options or shares of common stock, interests in our common stock and securities convertible into our common stock or whose value is derived or calculated with respect to our common stock to our officers, directors or employees; and

  •
  the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.

        No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price. However, any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

Warrants to be Issued in the Exchange Offer and Unit Offering

        For a description of the Warrants to be issued in the Exchange Offer and Unit Offering, see "Description of Warrants" elsewhere in this prospectus.

Stockholders' Agreement.

        Pursuant to the terms of the Support Agreement, upon exercise of the Warrants holders of the common stock will be bound by the terms of a Stockholders' Agreement. See "Description of Stockholders' Agreement" elsewhere in this prospectus.

Authorized but Unissued Shares

        Delaware law does not require stockholder approval for issuance of authorized shares. However, under the ESOP Stock Purchase Agreement, we are required to obtain the ESOP Trust's consent prior to making the first public offering of our stock on a securities exchange. In addition, matching contributions, as well as a portion of our retirement plan contributions, are made by issuing additional shares of our common stock to the ESOP component.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

        Number of Directors; Vacancies; Removal.    Our bylaws provide that our board of directors must consist of at least three and not more than 12 members. The authorized number of directors was set in our bylaws and may be changed from time to time by our board of directors. Our board of directors is classified, with respect to the time for which they hold office, into three classes, each with approximately the same number of directors. Each class of directors serves for a term of three years, staggered to ensure that each annual stockholder meeting elects only one of the three classes in any given year. Each class of directors holds office until its respective successors are duly elected and qualified. At each annual meeting of our stockholder(s), the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholder(s) held in the third year following the year of their election. The board of directors is authorized to fill vacancies resulting from resignation or removal of a director by the vote of a majority of directors then in office, even if less than a quorum. New directorships will be filled by a vote of our stockholders. In addition, we have agreed in the ESOP Stock Purchase Agreement that we will use our best efforts to ensure that the ESOP enjoys its full right to elect a majority of our directors and to otherwise control us. Directors may be removed with or without cause, by the vote, either in person or represented by proxy, of a majority of the shares of stock issued and outstanding and entitled to vote at a special meeting held for that purpose or by the written consent of a majority of the shares of stock issued and outstanding. A description of the composition of our board of directors and the committees of the board is described in "Management."

        The holders of a majority of the Warrants will have the right to appoint two members to our board of directors. See "Description of Warrants."

        Actions Taken by the Board.    In order for our board of directors to approve an action at a board meeting the presence and affirmative vote of a majority of all of the directors then in office are required. Our board of directors can take an action without holding a meeting if it does so by unanimous written consent.

        Stockholder Action by Written consent; Special Meetings.    Our bylaws provide that our stockholders, if we have more than one, may act by written consent, if the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The ESOP Trustee may take action as the sole stockholder of Alion at the direction of the ESOP committee, unless it determines that the action would be a breach of its fiduciary duties to ESOP participants. Our chairman of the board, chief executive officer, or a majority of the members of our board of directors may call a special meeting of the stockholders. In addition, holders of a majority of our outstanding common stock may call a special meeting of the stockholders.

        Amendments to the Certificate of Incorporation.    The Delaware General Corporation Law allows us to amend our certificate of incorporation at any time to add or change a provision that is required or permitted to be included in the certificate of incorporation or to delete a provision that is not required to be included in the certificate of incorporation. The board of directors may amend our certificate of incorporation only with the approval of our stockholder(s).

        Amendments to the Bylaws.    Our bylaws provide that our board of directors has the power to adopt, amend, alter or repeal the bylaws by the vote of at least a majority of the entire board of directors then in office, so long as at least ten days advance written notice is given to the board of directors, describing the proposed amendment or alteration of the bylaws, or notice is waived.

        Indemnification of Directors and Officers.    Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we will indemnify our directors and officers and any employee who acts as a fiduciary of the ESOP, who was or is a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer or employee acting as a fiduciary of the ESOP, against any (i) expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action, suit or proceeding (other than an action by or in the right of Alion) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests or the interests of the ESOP participants, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful; and (ii) expenses actually and reasonably incurred by the person in connection with the defense or settlement of any action, suit or proceeding by or in our right if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our bests interests or in the interests of the ESOP participants, as applicable.
        In addition, the bylaws permit us to indemnify other employees and agents of our corporation who are made party to an action, suit or proceeding, by reason of the fact that the person is or was one of our employees or agents. Our bylaws also provide that we may purchase insurance on behalf of any director, officer, employee or agent against any expenses, liabilities and losses, whether or not we would have the authority to indemnify these persons against these expenses, liabilities or losses under the Delaware General Corporation Law. We have purchased this insurance and have binders in place. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees and members of the ESOP committee.

        Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation.    Section 203 of the Delaware General Corporation Law provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our certificate of incorporation or bylaws provide that the provisions of these sections do not apply. Our certificate of incorporation and bylaws do not state that these provisions do not apply. The Delaware General Corporation Law creates a number of restrictions on the ability of a publicly held Delaware corporation to engage in a "business combination" with an "interested stockholder" for a period of three years after a person becomes an interested stockholder unless an exception to this prohibition is available. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder."

        Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock based on the percentage of the votes of the voting stock. We have agreed in the ESOP Stock Purchase Agreement that we will take all appropriate and necessary action under Section 203 to ensure that neither the ESOP nor its transferees or their successors or assigns will become an "interested stockholder" or other restricted person under Section 203. We have also agreed in the ESOP Stock Purchase Agreement that we will refrain from taking any action that would cause Section 203 or any similar statute or regulation from becoming inapplicable to any other transaction, person or entity without the ESOP's prior written consent. The provisions of Section 203 could limit the ability of others to accomplish mergers, change of control transactions, Exchange Offer, and other transactions, which could discourage others from attempting a takeover of us even if our stockholders might consider the takeover to be in their best interest, including discouraging offers at a premium to the market price for our shares.

        Our current certificate of incorporation authorizes the issuance of "blank check" preferred stock that could be issued by our board of directors to defend against a takeover attempt. See "Preferred Stock" above.

DESCRIPTION OF THIRD-LIEN NOTES

        Alion Science and Technology Corporation (the "Company") will issue new notes (the "Third-Lien Notes") under an indenture (the "Indenture") to be entered into on the Issue Date among us, the Subsidiary Guarantors, Wilmington Trust, National Association, as trustee (in such capacity, the "Trustee") and Wilmington Trust, National Association, as collateral agent (in such capacity, the "Collateral Agent"). The Third-Lien Notes will be issued and exchanged with the New Warrants for issued and outstanding Existing Unsecured Notes in the Exchange Offer. The Third-Lien Notes and the New Warrants will also be offered and issued to those holders of the Company's Existing Unsecured Notes participating in the Unit Offering. The terms of the Third-Lien Notes include those stated in the Indenture and the Security Documents and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

        The following is a summary of the material provisions of the Indenture and the Security Documents and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Security Documents, including the definitions of certain terms therein. We urge you to read the Indenture and the Security Documents because they, and not this description, define your rights as Holders of the Third-Lien Notes. Copies of the Indenture and the Security Documents may be obtained from the Company upon request, once they become available, as indicated under "Where You Can Find More Information."

        Capitalized terms used in this "Description of the Third-Lien Notes" section and not otherwise defined herein have the meanings set forth under "—Certain Definitions." As used in this "Description of the Third-Lien Notes" section, "we," "us" and "our" refers to Alion Science and Technology Corporation and to its subsidiaries and the "Company" refers only to Alion Science and Technology Corporation but not to any of its Subsidiaries. The Indenture will contain certain rules of construction affecting the interpretation of words such as "or" and "including", among others, such that "or" is not exclusive and "including" means including without limitation.

Brief Description of the Third-Lien Notes and the Guarantees

        The Third-Lien Notes:

  •
  will be senior secured obligations of the Company;

  •
  will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including borrowings under the Revolving Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement and any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer;

  •
  will be subject to the terms and conditions of the Intercreditor Agreement, which will, among other things, provide first-out rights to the lenders under the Revolving Credit Agreement in the event of a liquidation or other insolvency event;

  •
  will be secured by liens on the Collateral, subject to certain Liens permitted under the Indenture, including liens securing borrowings under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement in the manner provided in the Intercreditor Agreement;

  •
  will be effectively senior to our obligations under any existing and future unsecured Indebtedness of the Company, including any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer, to the extent of the value of the Collateral;

  •
  will rank senior in right of payment to all future subordinated Indebtedness of the Company;

  •
  will be effectively subordinated to our obligations pursuant to our existing and future secured Indebtedness under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement pursuant to the terms of the Intercreditor Agreement, to the extent of the value of the collateral securing such Indebtedness on a first or second lien basis, as applicable;

  •
  will be guaranteed on a senior secured basis by the Subsidiary Guarantors; and

  •
  will be structurally subordinated to all existing and future obligations and liabilities of our Subsidiaries that are not Subsidiary Guarantors and to claims of holders of Preferred Stock, if any, of our Subsidiaries that are not Subsidiary Guarantors.

        The Guarantee of the Third-Lien Notes of each Subsidiary Guarantor:

  •
  will be a senior secured obligation of such Subsidiary Guarantor;

  •
  will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, including borrowings under the Revolving Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement and any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer;

  •
  will be subject to the terms and conditions of the Intercreditor Agreement, which, among other things, will provide first-out rights to the lenders under the Revolving Credit Agreement in the event of a liquidation or other insolvency event;

  •
  will be secured by liens on the Collateral of such Subsidiary Guarantor, subject to certain Liens permitted under the Indenture, including liens securing borrowings under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement in the manner provided in the Intercreditor Agreement;

  •
  will be effectively senior to obligations of such Subsidiary Guarantor under any existing and future unsecured Indebtedness, including Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer, to the extent of the value of the Collateral;

  •
  will rank senior in right of payment to all future subordinated Indebtedness of such Subsidiary Guarantor;

  •
  will be effectively subordinated to obligations of such Subsidiary Guarantor pursuant to our existing and future secured Indebtedness under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement pursuant to the terms of the Intercreditor Agreement, to the extent of the value of the collateral securing such Indebtedness on a first or second lien basis, as applicable; and

  •
  will be structurally subordinated to all existing and future liabilities of our Subsidiaries that are not Subsidiary Guarantors and to claims of holders of Preferred Stock, if any, of our Subsidiaries that are not Subsidiary Guarantors.

Principal, Maturity and Interest

        The Third-Lien Notes being offered in the Exchange Offer and the Unit Offering will initially be issued in an aggregate principal amount of up to $235.0 million. In addition, in connection with the payment of PIK Interest (as defined below) in respect of the Third-Lien Notes, the Company will (without the consent of the holders thereof and without regard to any restrictions or limitations set forth under "—Certain Covenants—Limitation on Indebtedness") increase the outstanding principal amount of the Third-Lien Notes represented by one or more global notes or, with respect to Third-Lien Notes represented by individual certificates, by issuing additional Third-Lien Notes ("PIK Notes") under the Indenture on the same terms and conditions as the Third-Lien Notes offered hereby (in each case, a "PIK Payment"). Unless the context requires otherwise, references to "Third-Lien Notes" for all purposes of the Indenture and this "Description of Third-Lien Notes" include the PIK Notes and any references to "principal amount" of the Third-Lien Notes include any increase in the principal amount of the outstanding Third-Lien Notes as a result of a PIK Payment. Subject to the making of PIK Payments as described herein, the Third-Lien Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any greater multiples of $1.00 in excess thereof; provided, however, that (x) Third-Lien Notes may be issuable in denominations of less than $1,000 to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $1,000 by The Depository Trust Company ("DTC") participants and (y) PIK Payments on the Third-Lien Notes may be made in denominations of $1.00 and any integral multiple of $1.00 in excess thereof. No service charge will be made for any registration of transfer or exchange of the Third-Lien Notes, but in certain circumstances the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Third-Lien Notes will mature on December 17, 2019 (assuming a Settlement Date for the Exchange Offer of June 17, 2014). The Company will not be permitted to issue any Third-Lien Notes or additional notes under the Indenture other than the Third-Lien Notes issued on the Issue Date and the PIK Notes. The Third-Lien Notes and PIK Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will be secured by the Collateral on an equal and ratable basis.

        Interest on the Third-Lien Notes will be payable semiannually in arrears. Interest on the Third-Lien Notes will be payable partially in cash ("Cash Interest") and partially in PIK and will accrue at the rates disclosed in the following table:

Months	Cash Interest	PIK Interest	Total Interest
1–12	8%	5.5%	13.5%
13–24	8%	6.5%	14.5%
25–30	8%	7.5%	15.5%
31–36	10%	5.5%	15.5%
37–48	12%	4.5%	16.5%
49–60	12%	5.5%	17.5%
61–66	12%	6.5%	18.5%

        At all times, PIK Interest on the Third-Lien Notes will be payable: (i) with respect to Third-Lien Notes represented by one or more global notes registered in the name of, or held by, DTC (or any successor depositary) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (ii) with respect to Third-Lien Notes represented by certificated notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar).

        The trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders of certificated Third-Lien Notes, if any, on the relevant record date, as shown by the records of the register of holders.

        Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the global notes will bear interest on such increased principal amount from and after the applicable interest payment date. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Third-Lien Notes issued pursuant to a PIK Payment will mature on December 17, 2019 (assuming a Settlement Date for the Exchange Offer of June 17, 2014), will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and privileges as the Third-Lien Notes issued on the date of the Indenture.

        Upon the occurrence and during the continuance of a payment default or an Event of Default, the Company will pay interest on demand on the entire outstanding principal amount of the Third-Lien Notes in cash at 2% per annum in excess of the above rate and will pay interest on demand on overdue installments of Cash Interest or PIK Interest at 2% per annum in excess of the above rate to the extent lawful.

        Interest on the Third-Lien Notes will accrue from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually on the six and 12 month anniversary of the Issue Date (June 17 and December 17 assuming a Settlement Date for the Exchange Offer of June 17, 2014) of each year, commencing on the six month anniversary of the Issue Date (December 17, 2014 assuming a Settlement Date for the Exchange Offer of June 17, 2014), to holders of record at the close of business on date that is 15 calendar days prior to the respective interest payment date (June 3 and December 3, respectively, in each case assuming a Settlement Date for the Exchange Offer of June 17, 2014). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Collateral

        The obligations of the Company with respect to the Third-Lien Notes, the obligations of the Subsidiary Guarantors under the guarantees, all other Third Lien Obligations and the performance of all other obligations of the Company, the Subsidiary Guarantors and the Company's other Restricted Subsidiaries under the Third Lien Documents will be secured equally and ratably by third-priority Liens on the same collateral (which in any event shall include substantially all assets of the Company and the Subsidiary Guarantors) that secures the First Lien Obligations and the Second Lien Obligations. These Liens will be junior in priority to the Liens securing the First Lien Obligations and the Second Lien Obligations. The Liens securing First Lien Obligations and Second Lien Obligations will also be held by the Collateral Agent.

Intercreditor Agreement

        On the date of the indenture, the Company and the other Grantors will enter into an Intercreditor Agreement with the Collateral Agent and each other Secured Debt Representative. The Intercreditor Agreement will set forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company or any other Grantor at any time held by it, for the benefit of the current and future holders of the Secured Obligations.

Collateral Agent

        Wilmington Trust, National Association has been appointed pursuant to the Intercreditor Agreement to serve as the Collateral Agent for the benefit of the holders of:

  •
  the Third-Lien Notes;

  •
  all other Third Lien Obligations outstanding from time to time;

  •
  all Second Lien Obligations outstanding from time to time; and

  •
  all First Lien Obligations outstanding from time to time.

        The Collateral Agent will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents.

        Except as provided in the Intercreditor Agreement or as directed by an Act of Required Secured Parties in accordance with the Intercreditor Agreement, the Collateral Agent will not be obligated:

          (1)   to act upon directions purported to be delivered to it by any Person;

          (2)   to foreclose upon or otherwise enforce any Lien; or

          (3)   to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Enforcement of Liens

        If the Collateral Agent at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under the Security Documents, the Collateral Agent will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the Collateral Agent may await direction by an Act of Required Secured Parties and will act, or decline to act, as directed by an Act of Required Secured Parties, in the exercise and enforcement of the Collateral Agent's interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Parties; provided, however, that, prior to the Discharge of First Lien Obligations, upon expiration of the Second Lien Standstill Period, the Collateral Agent will exercise or decline to exercise enforcement rights, powers and remedies under the Second Lien Security Documents as directed by the Required Second Lien Debtholders and, as described below under the caption "—Restrictions on Enforcement of Second Liens and Third Liens," unless the First Lien Secured Parties or a First Lien Representative will have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral; provided, further, however, that, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, upon expiration of the Third Lien Standstill Period, the Collateral Agent will exercise or decline to exercise enforcement rights, powers and remedies under the Third Lien Security Documents as directed by the Required Third Lien Debtholders and, as described below under the caption "—Restrictions on Enforcement of Second Liens and Third Liens," unless the Second Lien Secured Parties or the Second Lien Administrative Agent will have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral. Unless it has been directed to the contrary by an Act of Required Secured Parties, the Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the Secured Parties.

Priority of Liens

        The Intercreditor Agreement will provide that notwithstanding anything therein or in any other Security Document to the contrary, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the First Lien Obligations granted on the Collateral, of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the Third Lien Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code, the time of incurrence of any Series of Secured Debt or the time of incurrence of any other First Lien Obligation, Second Lien Obligation or Third Lien Obligation or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against the Company or any other Grantor, the Intercreditor Agreement and the other Security Documents will create three separate and distinct Classes of Obligations:

          (1)   the First Lien securing the payment and performance of the First Lien Obligations;

          (2)   the Second Lien securing the payment and performance of the Second Lien Obligations; and

          (3)   the Third Lien securing the payment and performance of the Third Lien Obligations,

and the Intercreditor Agreement will provide that any Liens on Collateral securing the Second Lien Obligations now or hereafter held by the Collateral Agent for the benefit of the Second Lien Secured

Parties or held by any Second Lien Secured Party, in each case, whether by grant, possession, statute, operation of law, subrogation or otherwise, are subject, junior and subordinate to any Liens on Collateral securing the First Lien Obligations, and further provide that any Liens on Collateral securing the Third Lien Obligations now or hereafter held by the Collateral Agent for the benefit of the Third Lien Secured Parties or held by any Third Lien Secured Party, in each case, whether by grant, possession, statute, operation of law, subrogation or otherwise, are subject, junior and subordinate to (x) any Liens on Collateral securing any First Lien Obligation and (y) any Liens on Collateral securing any Second Lien Obligation.

        The Intercreditor Agreement will further provide that in the event that any Second Lien Secured Party or Third Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien will be subject to the terms of the Intercreditor Agreement for all purposes thereof (including the priority of Liens).

Collateral Sharing Equally and Ratably within Class

        The Intercreditor Agreement will provide that the payment and satisfaction of all of the Secured Obligations within each Class will be secured equally and ratably by the Liens established in favor of the Collateral Agent for the benefit of the Secured Parties belonging to such Class, notwithstanding the time of incurrence of any Secured Obligations within such Class or the date, time, method or order of grant, attachment or perfection of any Liens securing such Secured Obligations within such Class and notwithstanding any provision of the Uniform Commercial Code, the time of incurrence of any Series of Secured Debt or the time of incurrence of any other First Lien Obligation, Second Lien Obligation or Third Lien Obligation, or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the Second Lien Obligations or the Third Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against the Company or any other Grantor, and the Intercreditor Agreement will further provide that:

          (1)   all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Company or any other Grantor to secure any Obligations in respect of any Series of First Lien Debt, whether or not upon property otherwise constituting collateral for such Series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all First Lien Secured Parties equally and ratably provided, however, that notwithstanding the foregoing, the Intercreditor Agreement will provide that (x) this provision will not be violated with respect to any particular Collateral and any particular Series of First Lien Debt if the Secured Debt Documents in respect thereof prohibit the applicable First Lien Representative from accepting the benefit of a Lien on any particular asset or property or such First Lien Representative otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Bank Product Obligations if the Hedge Agreement or agreement giving rise to Bank Product Obligations prohibits the applicable Hedge Provider or Bank Product Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Bank Product Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property;

          (2)   all Second Lien Obligations will be and are secured equally and ratably by all Second Liens at any time granted by the Company or any other Grantor to secure any Obligations in respect of any Second Lien Obligation, whether or not upon property otherwise constituting collateral for such Second Lien Obligation, and that all such Second Liens will be enforceable by the Collateral Agent for the benefit of all Second Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, the Intercreditor Agreement will provide that (x) this provision will not be violated with respect to any particular Collateral and any particular Second Lien Debt if the Secured Debt Documents in respect thereof prohibit the Second Lien Administrative Agent from accepting the benefit of a Lien on any particular asset or property or the Second Lien Administrative Agent otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property and (y) this provision will not be violated with respect to any particular Hedging Obligations or Bank Product Obligations that are Second Lien Obligations if the Hedge Agreement or agreement giving rise to Bank Product Obligations prohibits the applicable Hedge Provider or Bank Product Provider from accepting the benefit of a Lien on any particular asset or property or such Hedge Provider or Bank Product Provider otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property; and

          (3)   all Third Lien Obligations will be and are secured equally and ratably by all Third Liens at any time granted by the Company or any other Grantor to secure any Obligations in respect of any Third Lien Obligation, and that all such Third Liens will be enforceable by the Collateral Agent for the benefit of all Third Lien Secured Parties equally and ratably; provided, however, that notwithstanding the foregoing, this provision will not be violated with respect to any particular Collateral and any particular Third Lien Debt if the Secured Debt Documents in respect thereof prohibit the Trustee from accepting the benefit of a Lien on any particular asset or property or the Trustee otherwise expressly declines in writing to accept the benefit of a Lien on such asset or property.

        The Intercreditor Agreement will further provide that the foregoing provision will not alter the priorities among Secured Parties belonging to different Classes as provided above under the caption "—Priority of Liens."

No New Liens

        The Intercreditor Agreement will provide that, so long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any or any other Grantor, the Company will not, and will not permit any other Grantor to:

          (1)   grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation or any Third Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the First Lien Obligations, and any such Lien will be subject to the provisions described under the caption "—Priority of Liens;" provided that notwithstanding anything in the Intercreditor Agreement to the contrary, prior to the Discharge of First Lien Obligations, cash and cash equivalents may be pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the First Lien Documents without granting a Lien thereon to secure any Second Lien Obligations or any Third Lien Obligations;

          (2)   grant or permit any additional Liens on any asset or property to secure any First Lien Obligation or any Third Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Second Lien Obligations; provided that this provision will not be violated if the Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property for the benefit of the Second Lien Secured Parties and the Collateral Agent states in writing that the Second Lien Documents prohibit the Collateral Agent from accepting a Lien on such asset or property or the Second Lien Administrative Agent otherwise expressly declines to accept a Lien on such asset or property; and

          (3)   grant or permit any additional Liens on any asset or property to secure any First Lien Obligation or any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Third Lien Obligations; provided that this provision will not be violated if the Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property for the benefit of the Third Lien Secured Parties and the Collateral Agent states in writing that the Third Lien Documents prohibit the Collateral Agent from accepting a Lien on such asset or property or the Trustee otherwise expressly declines to accept a Lien on such asset or property.

        Prior to the Discharge of First Lien Obligations, to the extent that the foregoing provisions are not complied with for any reason, any amounts received by or distributed to the Collateral Agent, on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties, pursuant to or as a result of Liens granted in contravention of this paragraph, will be subject to provisions described under the caption "—Order of Application." Prior to both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, to the extent that the foregoing provisions are not complied with for any reason, any amounts received by or distributed to the Collateral Agent, on behalf of the Third Lien Secured Parties, pursuant to or as a result of Liens granted in contravention of this paragraph, will be subject to provisions described under the caption "—Order of Application."

        Notwithstanding the foregoing or the paragraph immediately following, any Grantor may grant or permit Liens on cash or cash equivalents to the issuers of letters of credit (and/or any lenders participating in the facilities under which such letters of credit are issued) to satisfy requirements set forth in the reimbursement agreement for such letters of credit or the related facilities with respect to the cash collateralization of such letters of credit without granting a lien on such cash or cash equivalents to secure any other Secured Obligation.

Similar Liens and Agreements

        The Intercreditor Agreement will provide that, except as described under the caption "—No New Liens," the Collateral for the First Lien Obligations, the Collateral for the Second Lien Obligations and the Collateral for the Third Lien Obligations will be identical. In furtherance of the foregoing, and subject to the other provisions of the Intercreditor Agreement, the Security Documents creating or evidencing the First Liens, the Second Liens and the Third Liens, will be in all material respects the same forms of documents other than as is necessary or appropriate to reflect the first lien, second lien and third lien nature of the Obligations thereunder.

Prohibition on Contesting Liens

        The Intercreditor Agreement will provide that none of the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties will directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a First Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the Collateral (up to the First Lien Cap), or the provisions of the Intercreditor Agreement; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, to enforce the Intercreditor Agreement.

        The Intercreditor Agreement will provide that none of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, will directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Second Lien held, or purported to be held, by or on behalf of any of the Second Lien Secured Parties in the Collateral (up

to the Second Lien Cap), or the provisions of the Intercreditor Agreement; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, to enforce the Intercreditor Agreement.

        The Intercreditor Agreement will provide that none of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Second Lien Secured Parties) and the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, will directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Third Lien held, or purported to be held, by or on behalf of any of the Third Lien Secured Parties in the Collateral (up to the Third Lien Cap), or the provisions of the Intercreditor Agreement; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of the Collateral Agent (on behalf of the First Lien Secured Parties), each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, the Collateral Agent (on behalf of the Second Lien Secured Parties) and the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, to enforce the Intercreditor Agreement.

Restrictions on Enforcement of Second Liens and Third Liens

        Until the Discharge of First Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the First Lien Secured Parties, acting by an Act of Required Secured Parties, will have, subject to the exceptions set forth below in paragraphs (1) through (4) and the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," the exclusive right to authorize and direct the Collateral Agent with respect to each of the First Lien Security Documents, the Second Lien Security Documents and the Third Lien Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral (including, without limitation, the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement) and none of the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party may authorize or direct the Collateral Agent with respect to such matters; provided, however, that the Required Second Lien Debtholders (or the Second Lien Administrative Agent representing such Required Second Lien Debtholders) may so direct the Collateral Agent with respect to the enforcement of Second Lien Security Documents and rights and remedies against the Collateral thereunder after the Second Lien Standstill Period; at least 180 days since the later of: (i) the date on which the Second Lien Administrative Agent has declared the existence of any Event of Default under (and as defined in) any Second Lien Documents and demanded the repayment of all the principal amount of all Second Lien Obligations thereunder; and (ii) the date on which the Collateral Agent and each First Lien Representative has received notice from the Second Lien Administrative Agent of such declarations of an Event of Default, (the "Second Lien Standstill Period"); provided further that notwithstanding anything in the Intercreditor Agreement to the contrary, in no event will any Second Lien Debtholder or the Second Lien Administrative Agent so authorize or direct the Collateral Agent if, notwithstanding the expiration of the Second Lien Standstill Period, the First Lien Secured Parties or a First Lien Representative will have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral.

Notwithstanding the foregoing, the Second Lien Secured Parties and Third Lien Secured Parties may direct the Collateral Agent or the Second Lien Administrative Agent and the Trustee, as applicable:

          (1)   (x) in the case of the Second Lien Secured Parties and the Second Lien Administrative Agent, pursuant to an Act of Required Secured Parties but without any condition or restriction whatsoever, at any time after the Discharge of First Lien Obligations and (y) in the case of the Third Lien Secured Parties and the Trustee, pursuant to an Act of Required Secured Parties but without any condition or restriction whatsoever, at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations;

          (2)   as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject, in the case of Second Lien Secured Parties and the Second Lien Administrative Agent, to the prior Discharge of First Lien Obligations and, in the case of Third Lien Secured Parties and the Trustee, to both the prior Discharge of First Lien Obligations and the prior Discharge of Second Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining, in the case of Second Lien Secured Parties and the Second Lien Administrative Agent, after the Discharge of First Lien Obligations, and, in the case of Third Lien Secured Parties and the Trustee, after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, in the event of foreclosure or other enforcement of any Lien (other than Liens in favor of the Collateral Agent or a First Lien Secured Party);

          (3)   as necessary to perfect or establish the priority (subject to First Liens) of the Second Liens on any Collateral and (subject to First Liens and Second Liens) of the Third Liens upon any Collateral, except that the Second Lien Secured Parties and the Third Lien Secured Parties may not require the Collateral Agent to take any action to perfect any Collateral through possession or control other than the Collateral Agent taking any action for possession or control required by the First Lien Secured Parties (or, in the case of the Third Lien Secured Parties, after a Discharge of First Lien Obligations, the Second Lien Secured Parties) and the Collateral Agent agreeing pursuant to the Intercreditor Agreement that the Collateral Agent as agent for the benefit of the First Lien Secured Parties will act as bailee and/or agent for the Collateral Agent for the benefit of the Second Lien Secured Parties or the Third Lien Secured Parties, as applicable, as specified in the Intercreditor Agreement;

          (4)   as necessary to create, prove, preserve or protect (but not enforce) the Second Liens and Third Liens upon any Collateral;

          (5)   to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties or the Third Lien Secured Parties, as applicable, including any claims secured by the Collateral, if any, in each case in accordance with the terms of the Intercreditor Agreement; and

          (6)   to vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, with respect to the Second Lien Obligations or the Third Lien Obligations, as applicable, and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Collateral Agent (on behalf of the Second Lien Secured Parties or the Third Lien Secured Parties) or the Second Lien Administrative Agent or the Trustee may be inconsistent with the provisions of the Intercreditor Agreement.

        Until the Discharge of First Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, none of the Second

Lien Secured Parties, the Third Lien Secured Parties, the Collateral Agent (unless acting pursuant to an Act of Required Secured Parties), the Second Lien Administrative Agent or the Trustee will:

          (1)   request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, or take any other action, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the First Lien Secured Parties in respect of the First Liens or that would limit, invalidate, avoid or set aside any First Lien or subordinate the First Liens to the Second Liens or the Third Liens or grant the Second Liens or Third Liens equal ranking to the First Liens;

          (2)   oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of First Liens made by any First Lien Secured Party or any First Lien Representative in any Insolvency or Liquidation Proceeding;

          (3)   oppose or otherwise contest any lawful exercise by any First Lien Secured Party or any First Lien Representative of the right to credit bid First Lien Debt at any sale of Collateral in foreclosure of First Liens;

          (4)   oppose or otherwise contest any other request for judicial relief made in any court by any holder of First Lien Obligations or any First Lien Representative relating to the lawful enforcement of any First Lien;

          (5)   contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, any First Lien Representative or any First Lien Secured Party or any other exercise by the Collateral Agent, any First Lien Representative or any First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise and the Second Lien Administrative Agent on behalf of itself and each Second Lien Secured Party and the Trustee on behalf of itself and each Third Lien Secured Party will waive any and all rights it may have to object to the time or manner in which the Collateral Agent, any First Lien Representative or any First Lien Secured Party seeks to enforce the First Lien Obligations or the First Liens; or

          (6)   object to the forbearance by the Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

        After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Secured Parties, acting by an Act of Required Secured Parties, will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," the exclusive right to authorize and direct the Collateral Agent with respect to each of the Second Lien Security Documents and the Third Lien Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral (including, without limitation, the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement) and none of the Third Lien Secured Parties or the Trustee may authorize or direct the Collateral Agent with respect to such matters; provided, however, that the Required Third Lien Debtholders (or the Trustee representing such Required Third Lien Debtholders) may so direct the Collateral Agent with respect to the enforcement of Third Lien Security Documents and rights and remedies against the Collateral thereunder after the expiration of the Third Lien Standstill Period at least 180 days has elapsed since the latest of: (i) the Discharge of First Lien Obligations, (ii) the date on which the Trustee has declared the existence of any Event of Default under (and as defined in) any Third Lien Documents and demanded the repayment of all the principal amount of all Third Lien

Obligations thereunder; and (iii) the date on which the Collateral Agent and the Second Lien Administrative Agent have received notice from the Trustee of such declarations of an Event of Default, (the "Third Lien Standstill Period"); provided further that notwithstanding anything in the Intercreditor Agreement to the contrary, in no event will any Third Lien Debtholder or the Trustee so authorize or direct the Collateral Agent if, notwithstanding the expiration of the Third Lien Standstill Period, the Second Lien Secured Parties or the Second Lien Administrative Agent will have caused the Collateral Agent to commence and diligently pursue the exercise of rights and remedies with respect to all or any material portion of the Collateral. Notwithstanding the foregoing, the Third Lien Secured Parties may direct the Collateral Agent or the Trustee, as applicable:

          (1)   without any condition or restriction whatsoever, at any time after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations;

          (2)   as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of First Lien Obligations and Discharge of Second Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations in the event of foreclosure or other enforcement of any Lien (other than Liens in favor of the Collateral Agent, a First Lien Secured Party or a Second Lien Secured Party);

          (3)   as necessary to perfect or establish the priority (subject to First Liens and Second Liens) of the Third Liens upon any Collateral, except that, after the Discharge of First Lien Obligations, the Third Lien Secured Parties may not require the Collateral Agent to take any action to perfect any Collateral through possession or control other than the Collateral Agent taking any action for possession or control required by the Second Lien Secured Parties and the Collateral Agent agreeing pursuant the Intercreditor Agreement that the Collateral Agent as agent for the benefit of the Second Lien Secured Parties will act as bailee and/or agent for the Collateral Agent for the benefit of the Third Lien Secured Parties as specified in the Intercreditor Agreement;

          (4)   as necessary to create, prove, preserve or protect (but not enforce) the Third Liens upon any Collateral;

          (5)   to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Third Lien Secured Parties, including any claims secured by the Collateral, if any, in each case in accordance with the terms of the Intercreditor Agreement; and

          (6)   to vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, with respect to the Third Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee may be inconsistent with the provisions of the Intercreditor Agreement.

        After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, none of the Third Lien Secured Parties, the Collateral Agent (unless acting pursuant to an Act of Required Secured Parties) or the Trustee will:

          (1)   request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, or take any other action, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Second Lien Secured Parties in respect of the Second Liens or that would limit, invalidate, avoid or set aside any Second Lien or subordinate the Second Liens to the Third Liens or grant the Third Liens equal ranking to the Second Liens;

          (2)   oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Second Liens made by any Second Lien Secured Party or the Second Lien Administrative Agent in any Insolvency or Liquidation Proceeding;

          (3)   oppose or otherwise contest any lawful exercise by any Second Lien Secured Party or the Second Lien Administrative Agent of the right to credit bid Second Lien Debt at any sale of Collateral in foreclosure of Second Liens;

          (4)   oppose or otherwise contest any other request for judicial relief made in any court by any holder of Second Lien Obligations or the Second Lien Administrative Agent relating to the lawful enforcement of any Second Lien;

          (5)   contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Second Lien Administrative Agent or any Second Lien Secured Party or any other exercise by the Collateral Agent, the Second Lien Administrative Agent or any Second Lien Secured Party of any rights and remedies relating to the Collateral under the Second Lien Documents or otherwise and the Trustee on behalf of itself and each Third Lien Secured Party will waive any and all rights it may have to object to the time or manner in which the Collateral Agent, the Second Lien Administrative Agent or any Second Lien Secured Party seeks to enforce the Second Lien Obligations or the Second Liens; or

          (6)   object to the forbearance by the Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

        Except as specifically set forth in the Intercreditor Agreement, both before and during an Insolvency or Liquidation Proceeding, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee may take any actions and exercise any and all rights that would be available to a holder of unsecured claims that are not inconsistent with the terms of the Intercreditor Agreement.

        At any time prior to the Discharge of First Lien Obligations and after (a) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor or (b) the Company, the Collateral Agent, the Second Lien Administrative Agent and the Trustee have received written notice from any First Lien Representative at the direction of an Act of Required Secured Parties stating that (i) any Series of First Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of First Liens securing one or more Series of First Lien Debt have become entitled under any First Lien Documents to and desire to enforce any or all of the First Liens by reason of a default under such First Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any other Grantor to the Collateral Agent (other than payments to the Collateral Agent for the benefit of the First Lien Secured Parties), any Second Lien Secured Party (including, without limitation, payments and prepayments made for application to Second Lien Obligations and all other payments and deposits made pursuant to any provision of any Second Lien Document) with respect to Second Lien Obligations or any Third Lien Secured Party (including, without limitation, payments and prepayments made for application to Third Lien Obligations and all other payments and deposits made pursuant to any provision of any Third Lien Document) with respect to Third Lien Obligations.

        At any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations and after (a) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor or (b) the Company, the Collateral Agent and the Trustee have received written notice from the Second Lien Administrative Agent at the direction of an Act of Required Secured Parties stating that (i) the Second Lien Obligations have become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Second Liens have become entitled under any Second Lien Documents to and desire to enforce any or all of the Second Liens by reason of a default under such Second Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any other Grantor to the Collateral Agent (other than payments to the Collateral Agent for the benefit of the Second Lien Secured Parties) or any Third Lien Secured Party (including, without limitation, payments and prepayments made for application to Third Lien Obligations and all other payments and deposits made pursuant to any provision of any Third Lien Document) with respect to Third Lien Obligations.

        All proceeds of Collateral received by the Collateral Agent, the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party in violation of the three immediately preceding paragraphs and the second paragraph under this caption "—Restrictions on Enforcement of Second Liens and Third Liens," as applicable, will be held by the Collateral Agent, the Second Lien Administrative Agent, the applicable Second Lien Secured Party, the Trustee or the applicable Third Lien Secured Party in trust for the account of the First Lien Secured Parties (or, following the Discharge of First Lien Obligations, the Second Lien Secured Parties) and remitted to the Collateral Agent upon demand by the Collateral Agent or any First Lien Representative (or, following the Discharge of First Lien Obligations, the Second Lien Administrative Agent) for application in accordance with the provisions described below under the caption "Intercreditor Agreement—Order of Application." The Second Liens and the Third Liens will remain attached to and enforceable against all proceeds so held or remitted until applied to satisfy the First Lien Obligations. All proceeds of Collateral received by the Collateral Agent, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee not in violation of the three immediately preceding paragraphs and the second paragraph under this caption "—Restrictions on Enforcement of Second Liens and Third Liens," as applicable, will be received by the Collateral Agent, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee free from the First Liens and all other Liens except the Second Liens and the Third Liens.

Waiver of Right of Marshaling

        The Intercreditor Agreement will provide that, prior to the Discharge of First Lien Obligations, the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties, the Trustee and the Collateral Agent may not assert or enforce any marshaling, appraisal, valuation or other similar right accorded to a junior lienholder, as against the First Lien Secured Parties or the First Lien Representatives (in their capacity as priority lienholders). In addition, following the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Third Lien Secured Parties, the Trustee and the Collateral Agent may not assert or enforce any marshaling, appraisal, valuation or other similar right accorded to a junior lienholder, as against the Second Lien Secured Parties or the Second Lien Administrative Agent (in their capacity as priority lienholders).

        Following the Discharge of First Lien Obligations, the Second Lien Secured Parties and the Second Lien Administrative Agent may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the Second Lien Secured Parties. Following both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Lien Secured Parties and the Trustee may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the Third Lien Secured Parties.

Insolvency or Liquidation Proceedings

        The Intercreditor Agreement will provide that, if in any Insolvency or Liquidation Proceeding and prior to the Discharge of First Lien Obligations, the First Lien Secured Parties by an Act of Required Secured Parties will desire to permit the use of "Cash Collateral" (as such term is defined in Section 363(a) of the Bankruptcy Code), or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law ("DIP Financing") then none of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent for itself and on behalf of the other Second Lien Secured Parties, and the Trustee for itself and on behalf of the other Third Lien Secured Parties, will raise any objection to such Cash Collateral use or DIP Financing including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Lien Secured Parties and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Collateral Agent will subordinate its Second Liens and Third Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the First Lien Secured Parties or to the extent permitted under this caption "—Insolvency or Liquidation Proceedings;" provided that the Second Lien Secured Parties may object to such use of Cash Collateral or such DIP Financing solely on the basis of adequate protection not being granted to the extent permitted under this caption "—Insolvency or Liquidation Proceedings;" provided, further, that the Second Lien Secured Parties and the Third Lien Secured Parties retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; provided, further, that the aggregate principal amount of the DIP Financing is subject to the limitation set forth in the definition of "First Lien Cap", taking into account the maximum facility limit under such DIP Financing. No Second Lien Secured Party or Third Lien Secured Party may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, provided that if no First Lien Secured Party offers to provide DIP Financing to the extent permitted under this paragraph on or before the date of the hearing to approve DIP Financing, then a Second Lien Secured Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of "Second Lien Cap", taking into account the maximum facility limit under such DIP Financing) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations so long as such DIP Financing does not "roll-up" or otherwise include or refinance any pre-petition Second Lien Obligations (unless the Liens securing such roll-up or refinancing are subordinated to the Liens securing the First Lien Obligations on the same basis as the Liens securing the Second Lien Obligations were so subordinated to the First Lien Obligations under the Intercreditor Agreement immediately prior to such roll-up or refinancing), and the First Lien Secured Parties may object thereto; provided, further, that if no First Lien Secured Party or Second Lien Secured Party offers to provide DIP Financing to the extent permitted under this paragraph on or before the date of the hearing to approve DIP Financing, then a Third Lien Secured Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of "Third Lien Cap", taking into account the maximum facility limit under such DIP Financing) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations so long as such DIP Financing does not "roll-up" or otherwise include or refinance any pre-petition Third Lien Obligations (unless the Liens securing such roll-up or refinancing are subordinated to the Liens securing the First Lien Obligations and the Liens securing the Second Lien Obligations on the same basis as the Liens securing the Third Lien Obligations were so subordinated to the First Lien Obligations and the Second Lien Obligations under the Intercreditor Agreement immediately prior to such roll-up or refinancing), and the First Lien Secured Parties and the Second Lien Secured Parties may object thereto. None of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien

Administrative Agent for itself and on behalf of the other the Second Lien Secured Parties, and the Trustee for itself and on behalf of the other Third Lien Secured Parties will seek consultation rights in connection with, and will raise no objection or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Secured Parties have consented to such sale, liquidation or other disposition so long as (i) to the extent such sale, liquidation or other disposition is to be free and clear of Liens, the Liens securing the First Lien Obligations, Second Lien Obligations and Third Lien Obligations will attach to the proceeds of the sale, liquidation or other disposition on the same basis of priority as the Liens on the Collateral pursuant to the Intercreditor Agreement until such time as such proceeds are applied to the First Lien Obligations and (ii) any proceeds of a disposition or sale of Collateral received by the First Lien Representatives in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with the provisions under the caption "—Order of Application," the Uniform Commercial Code and applicable law. None of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent on behalf of itself and the Second Lien Secured Parties, and the Trustee on behalf of itself and the Third Lien Secured Parties further will directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite First Lien Secured Parties have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Secured Parties and the Third Lien Secured Parties will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Secured Parties and Third Lien Secured Parties under Section 363(k) of the Bankruptcy Code; provided, however, that nothing in the Intercreditor Agreement will prevent the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties or the Trustee from (x) presenting a cash bid for any assets to be sold, or purchasing such assets for cash at any sale hearing under Section 363 of the Bankruptcy Code or at any public or judicial foreclosure sale and (y) if the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations, making a credit bid for any assets to be sold pursuant to Section 363(k) of the Bankruptcy Code.

        If in any Insolvency or Liquidation Proceeding and after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, the Second Lien Secured Parties by an Act of Required Secured Parties will desire to permit the use of "Cash Collateral" (as such term is defined in Section 363(a) of the Bankruptcy Code), or to permit the Company or any other Grantor to obtain DIP Financing, whether from the Second Lien Secured Parties or any other Person, then none of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee for itself and on behalf of the other Third Lien Secured Parties, will raise any objection to such Cash Collateral use or DIP Financing including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Second Lien Secured Parties and to the extent the Liens securing the Second Lien Obligations are subordinated to or pari passu with such DIP Financing, the Collateral Agent will subordinate its Third Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Second Lien Secured Parties or to the extent permitted under this caption "—Insolvency or Liquidation Proceedings"); provided that the Third Lien Secured Parties may object to such use of Cash Collateral or such DIP Financing solely on the basis of adequate protection not being granted to the extent permitted under this caption "—Insolvency or Liquidation Proceedings;" provided, further, that the Third Lien Secured Parties retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; provided, further, that the aggregate principal amount of the DIP Financing is subject to the limitation set forth in the definition of "Second Lien Cap", taking into account the maximum facility limit under such DIP Financing. No Third Lien Secured Party may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any Second Lien Obligations, provided that if no Second Lien Secured Party offers to provide DIP Financing to the extent permitted under this paragraph on or before the date of the hearing to approve DIP Financing, then a Third Lien Secured Party may seek to provide such DIP Financing (provided that the aggregate principal amount of such DIP Financing is subject to the limitation set forth in the definition of "Third Lien Cap," taking into account the maximum facility limit under such DIP Financing) secured by Liens equal or senior in priority to the Liens securing any Second Lien Obligations so long as such DIP Financing does not "roll-up" or otherwise include or refinance any pre-petition Third Lien Obligations (unless the Liens securing such roll-up or refinancing are subordinated to the Liens securing the First Lien Obligations and the Liens securing the Second Lien Obligations on the same basis as the Liens securing the Third Lien Obligations were so subordinated to the First Lien Obligations and the Second Lien Obligations under the Intercreditor Agreement immediately prior to such roll-up or refinancing), and the Second Lien Secured Parties may object thereto. None of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee for itself and on behalf of the other Third Lien Secured Parties will seek consultation rights in connection with, and will raise no objection or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite Second Lien Secured Parties have consented to such sale, liquidation or other disposition. None of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of itself and the Third Lien Secured Parties will directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite Second Lien Secured Parties have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Third Lien Secured Parties will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Third Lien Secured Parties under Section 363(k) of the Bankruptcy Code; provided, however, that nothing in the Intercreditor Agreement will prevent the Third Lien Secured Parties or the Trustee from (x) presenting a bid for any assets to be sold, or purchasing such assets for cash at any sale hearing under Section 363 of the Bankruptcy Code or at any public or judicial foreclosure sale and (y) if the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Second Lien Obligations, making a credit bid for any assets to be sold pursuant to Section 363(k) of the Bankruptcy Code.

        The Intercreditor Agreement will provide that, until the Discharge of First Lien Obligations has occurred, none of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, will: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Secured Parties, unless a motion for adequate protection permitted under this caption "—Insolvency or Liquidation Proceedings" has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by the First Lien Secured Parties for relief from such stay.

        After the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations has occurred, none of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, will: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Second Lien Secured Parties, unless a motion for adequate protection permitted under this caption "—Insolvency or

Liquidation Proceedings" has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by the Second Lien Secured Parties for relief from such stay.

        The Intercreditor Agreement will provide that if, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of First Lien Obligations, on account of Second Lien Obligations and on account of Third Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations, on account of the Second Lien Obligations and on account of the Third Lien Obligations are secured by Liens upon the same property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

        Prior to the Discharge of First Lien Obligations, none of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, will contest (or support any other Person contesting): (1) any request by the First Lien Representatives or the First Lien Secured Parties for adequate protection under any Bankruptcy Law; or (2) any objection by the First Lien Representatives or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Secured Parties claiming a lack of adequate protection. Prior to the Discharge of First Lien Obligations, notwithstanding the foregoing provisions in this paragraph, in any Insolvency or Liquidation Proceeding: (1) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties) or the Second Lien Administrative Agent, on behalf of itself or any of the other Second Lien Secured Parties, or the Trustee, on behalf of itself or any of the other Third Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations (and, in the case of the Third Liens, which Lien will be subordinated to the Liens securing Second Lien Obligations) and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations and the Third Lien Obligations are so subordinated to the First Lien Obligations under the Intercreditor Agreement (and, in the case of the Third Liens, on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to the Second Lien Obligations); and (2) each of the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Secured Parties, the Trustee and the Third Lien Secured Parties will only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted a senior Lien on such additional collateral, and that, with respect to the Third Lien Obligations, as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties is also granted a senior Lien (in relation to the Third Liens) on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted senior replacement Liens on the Collateral, and that, with respect to the Third Lien Obligations, as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted senior (in relation to the Third Liens) replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent on behalf of the Second Lien

Secured Parties and the Trustee on behalf of the Third Lien Secured Parties, and that, with respect to the Third Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted an administrative expense claim which is senior and prior (in each case in relation to the administrative expense claims of the Third Lien Secured Parties) to the administrative expense claim of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of the Third Lien Secured Parties; (D) in the case of the Second Lien Secured Parties, cash payments with respect to interest on the Second Lien Obligations and any fees and expenses payable under the Second Lien Documents; provided that (1) as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted cash payments with respect to interest on the First Lien Obligations and any fees and expenses payable under the First Lien Documents, and (2) such cash payments of interest do not exceed an amount equal to the interest accruing on the Second Lien Obligations outstanding on the date such relief is granted at the then applicable interest rate under the Second Lien Documents and accruing from the date the Collateral Agent (on behalf of the Second Lien Secured Parties) or the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties is granted such relief; and (E) in the case of the Third Lien Secured Parties, cash payments with respect to interest on the Third Lien Obligations and any fees and expenses payable under the Third Lien Documents; provided that (1) as adequate protection for the First Lien Obligations, the Collateral Agent, on behalf of the First Lien Secured Parties, is also granted cash payments with respect to interest on the First Lien Obligations and any fees and expenses payable under the First Lien Documents, (2) as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted cash payments with respect to interest on the Second Lien Obligations and any fees and expenses payable under the Second Lien Documents, and (3) such cash payments of interest do not exceed an amount equal to the interest accruing on the Third Lien Obligations outstanding on the date such relief is granted at the then applicable interest rate under the Third Lien Documents and accruing from the date the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee on behalf of the Third Lien Secured Parties is granted such relief. Notwithstanding anything in the Intercreditor Agreement to the contrary, the First Lien Secured Parties will not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties and to the Third Lien Secured Parties made pursuant to this paragraph.

        Prior to the Discharge of First Lien Obligations and subject to the immediately preceding paragraph, the Intercreditor Agreement will not prohibit or in any way limit the First Lien Representative or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties including the seeking by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties of adequate protection or the asserting by the Collateral Agent (on behalf of the Second Lien Secured Parties and the Third Lien Secured Parties), the Second Lien Administrative Agent or any of the other Second Lien Secured Parties, the Trustee or any of the other Third Lien Secured Parties of any of its rights and remedies under the Second Lien Documents and the Third Lien Documents or otherwise.

        After the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, none of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the other Third Lien Secured Parties, will contest (or support any other Person contesting): (1) any request by the Second Lien Administrative Agent or the Second Lien Secured Parties for adequate protection under any Bankruptcy Law; or (2) any objection by the Second Lien Administrative Agent or the Second Lien Secured Parties to any motion, relief, action or proceeding based on the Second Lien Secured Parties claiming a lack of adequate protection. After the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, notwithstanding the foregoing provisions in this paragraph, in any Insolvency or Liquidation Proceeding: (1) if the Second Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee, on behalf of itself or any of the other Third Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Second Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to the Second Lien Obligations under the Intercreditor Agreement; and (2) each of the Collateral Agent, the Trustee and the Third Lien Secured Parties will only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted senior replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee on behalf of the Third Lien Secured Parties; and (D) cash payments with respect to interest on the Third Lien Obligations and any fees and expenses payable under the Third Lien Documents; provided that (1) as adequate protection for the Second Lien Obligations, the Collateral Agent, on behalf of the Second Lien Secured Parties, is also granted cash payments with respect to interest on the Second Lien Obligations and any fees and expenses payable under the Second Lien Documents, and (2) such cash payments of interest do not exceed an amount equal to the interest accruing on the Third Lien Obligations outstanding on the date such relief is granted at the then applicable interest rate under the Third Lien Documents and accruing from the date the Collateral Agent (on behalf of the Third Lien Secured Parties) or the Trustee on behalf of the Third Lien Secured Parties is granted such relief. Notwithstanding anything in the Intercreditor Agreement to the contrary, the Second Lien Secured Parties will not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Third Lien Secured Parties made pursuant to this paragraph.

        Prior to the Discharge of Second Lien Obligations and subject to the immediately preceding paragraph, the Intercreditor Agreement will not prohibit or in any way limit the Second Lien Administrative Agent or any Second Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties including the seeking by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties of adequate protection or the asserting by the Collateral Agent (on behalf of the Third Lien Secured Parties), the Trustee or any of the other Third Lien Secured Parties of any of its rights and remedies under the Third Lien Documents or otherwise.

        The Intercreditor Agreement will provide that if any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a "First Lien Recovery"), then such First Lien Secured Party will be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations will be deemed not to have occurred for all purposes under the Intercreditor Agreement. If the Intercreditor Agreement is terminated prior to such First Lien Recovery, the Intercreditor Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties to the Intercreditor Agreement from such date of reinstatement. If any Second Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of Second Lien Obligations (a "Second Lien Recovery"), then such Second Lien Secured Party will be entitled to a reinstatement of Second Lien Obligations with respect to all such recovered amounts on the date of such Second Lien Recovery, and from and after the date of such reinstatement the Discharge of Second Lien Obligations will be deemed not to have occurred for all purposes under the Intercreditor Agreement. If the Intercreditor Agreement is terminated prior to such Second Lien Recovery, the Intercreditor Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties to the Intercreditor Agreement from such date of reinstatement.

        The Intercreditor Agreement will provide that (a) the grants of Liens pursuant to the First Lien Security Documents, the Second Lien Security Documents and the Third Lien Security Documents constitute three separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations are fundamentally different from one another and each of the three must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. If it is held that the claims of the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties in respect of the Collateral constitute only one secured claim or two secured claims (rather than three separate classes of first, second and third priority secured claims), then all distributions will be made as if there were three separate classes of first, second and third priority secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties (in the case of clause (x) only) and the Third Lien Secured Parties), (x) at any time prior to the Discharge of First Lien Obligations, the First Lien Secured Parties will be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such three separate classes of first, second and third priority secured claims) in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding and (y) at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Secured Parties will be entitled to receive in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such two separate classes of senior and junior priority secured claims) in respect of post-petition interest, including any additional interest payable pursuant to the Second Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by (i) in the case of any First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties with respect to the Collateral, with the Collateral Agent (on behalf of the Second Lien Secured Parties), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for

itself and on behalf of the Third Lien Secured Parties, will turn over to the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties and the Third Lien Secured Parties and (ii) in the case of any Second Lien Secured Parties at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Third Lien Secured Parties with respect to the Collateral, with the Collateral Agent (on behalf of the Third Lien Secured Parties) and the Trustee, for itself and on behalf of the Third Lien Secured Parties, will turn over to the Second Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Third Lien Secured Parties).

        The Intercreditor Agreement will be a "subordination agreement" under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an insolvency proceeding. All references in the Intercreditor Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an insolvency proceeding.

Order of Application

        The Intercreditor Agreement will provide that if any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any collection, sale, foreclosure or other enforcement of Liens granted to the Collateral Agent in the Security Documents, the proceeds received by the Collateral Agent from such collection, sale, foreclosure or other enforcement and the proceeds of any title or other insurance policy received by the Collateral Agent will be distributed by the Collateral Agent in the following order of application:

        FIRST, to the payment of all amounts payable under the Intercreditor Agreement on account of the Collateral Agent's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent of the Collateral Agent in connection with any Security Document (including, but not limited to, indemnification obligations that are then due and payable);

        SECOND, to the repayment of obligations, other than the Secured Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Lien has priority over the First Liens but only if such obligation is discharged (in whole or in part) in connection with such sale;

        THIRD, to the Revolving Agent, for application to the payment of all such outstanding First Lien Debt under the Revolving Credit Agreement and any such other First Lien Obligations arising in connection with the Revolving Credit Agreement that are then due and payable and so secured (for application in such order as may be provided in the Revolving Credit Agreement or other relevant First Lien Documents relating to the Revolving Credit Agreement) in an amount sufficient to pay in full in cash all outstanding First Lien Debt under the Revolving Credit Agreement and all other First Lien Obligations arising in connection with the Revolving Credit Agreement that are then due and payable (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Revolving Credit Agreement, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit constituting First Lien Debt under the Revolving Credit Agreement);

        FOURTH, to the other respective First Lien Representatives not covered by paragraph THIRD above and the respective Hedge Providers and Bank Product Providers, on a pro rata basis for each other Series of First Lien Debt and Hedging Obligations and Bank Product Obligations that are secured by such Collateral (or, where such Hedging Obligations or Bank Product Obligations are represented by a First Lien Representative, to such First Lien Representative on their behalf) for application to the payment of all such other outstanding First Lien Debt and any such other First Lien Obligations that are then due and payable and so secured (for application in such order as may be provided in the First Lien Documents applicable to the respective First Lien Obligations) in an amount sufficient to pay in full in cash all other outstanding First Lien Debt and all other First Lien Obligations that are then due and payable (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the First Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting other First Lien Debt). Notwithstanding the foregoing, amounts received from any Guarantor that is not an "Eligible Contract Participant" (as defined in the Commodity Exchange Act) will not be applied to its First Lien Obligations that are Excluded Swap Obligations, but appropriate adjustments will be made with respect to payments from other Grantors to preserve the allocation to First Lien Obligations otherwise set forth in this paragraph;

        FIFTH, to the Second Lien Administrative Agent and, after the Discharge of First Lien Obligations, the respective Hedge Providers and Bank Product Providers, on a pro rata basis for the Second Lien Debt and Hedging Obligations and Bank Product Obligations that are secured by such Collateral (or, where such Hedging Obligations or Bank Product Obligations are represented by the Second Lien Administrative Agent, to the Second Lien Administrative Agent on their behalf) for application to the payment of all outstanding Second Lien Debt and any other Second Lien Obligations that are so secured and then due and payable (for application in such order as may be provided in the Second Lien Documents applicable to the respective Second Lien Obligations) in an amount sufficient to pay in full in cash all outstanding Second Lien Debt and all other Second Lien Obligations that are then due and payable and so secured (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Second Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding. Notwithstanding the foregoing, amounts received from any Guarantor that is not an "Eligible Contract Participant" (as defined in the Commodity Exchange Act) will not be applied to its Second Lien Obligations that are Excluded Swap Obligations, but appropriate adjustments will be made with respect to payments from other Grantors to preserve the allocation to Second Lien Obligations otherwise set forth in this paragraph;

        SIXTH to the Trustee on a pro rata basis for each Third Lien Secured Party for application to the payment of all outstanding Third Lien Debt and any other Third Lien Obligations that are so secured and then due and payable (for application in such order as may be provided in the Third Lien Documents applicable to the respective Third Lien Obligations) in an amount sufficient to pay in full in cash all outstanding Third Lien Debt and all other Third Lien Obligations that are then due and payable and so secured (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Third Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

        SEVENTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

        Notwithstanding the foregoing, if any Series of Secured Debt has released its Lien on any Collateral as described in the paragraphs under the captions "—Release of Liens in Respect of the Third-Lien Notes" and "—Release of Liens in Respect of any Series of Secured Debt other than the Third-Lien Notes," then such Series of Secured Debt and any related Secured Obligations of that Series of Secured Debt thereafter shall not be entitled to share in the proceeds of any Collateral so released by that Series of Secured Debt.

        At any time prior to the Discharge of First Lien Obligations, if the Second Lien Administrative Agent, any Second Lien Secured Party, the Trustee or any Third Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement, proceeds of any title or other insurance and any proceeds subject to Liens that have been avoided or otherwise invalidated that should have been applied to the payment of the First Lien Obligations in accordance with the preceding paragraphs under this caption "—Order of Application", whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the Second Lien Administrative Agent, such Second Lien Secured Party, the Trustee or such Third Lien Secured Party, as the case may be, will forthwith deliver the same to the Collateral Agent, for the account of the First Lien Secured Parties, to be applied in accordance with the preceding paragraphs under this caption "—Order of Application". Until so delivered, such proceeds will be segregated and will be held by the Second Lien Administrative Agent, that Second Lien Secured Party, the Trustee or that Third Lien Secured Party, as the case may be, for the benefit of the First Lien Secured Parties. At any time following the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, if the Trustee or any Third Lien Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement, proceeds of any title or other insurance and any proceeds subject to Liens that have been avoided or otherwise invalidated that should have been applied to the payment of the Second Lien Obligations in accordance with the provisions set forth in the preceding paragraphs under this caption "—Order of Application", whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the Trustee or such Third Lien Secured Party, as the case may be, will forthwith deliver the same to the Collateral Agent, for the account of the Second Lien Secured Parties to be applied in accordance with the preceding paragraphs under this caption "—Order of Application". Until so delivered, such proceeds will be segregated and will be held by the Trustee or that Third Lien Secured Party, as the case may be, for the benefit of the Second Lien Secured Parties.

        The provisions set forth under this caption "—Order of Application" are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the Collateral Agent as holder of First Liens, Second Liens and Third Liens. Any Secured Debt Representative referred to in clause (3) of the definition of "First Lien Debt", clause (2) of the definition of "Second Lien Debt" or clause (2) of the definition of "Third Lien Debt" that is not already a party to the Intercreditor Agreement will be required to deliver an intercreditor joinder at the time of applicable refinancing referred to therein.

Release of Liens on Collateral

        The Intercreditor Agreement will provide that the Collateral Agent's Liens upon the Collateral will be released in any of the following circumstances:

          (1)   in whole, upon (A) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged (or, in the case of Hedging Obligations, the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms reasonably satisfactory to each applicable counterparty, and the expiration and termination of all outstanding transactions under Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time)) and (B) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination, cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents or the issuance of a back to back letter of credit in favor of the issuer of any such outstanding letter of credit in an amount equal to the amount described in the parenthetical clause above and issued by a financial institution reasonably acceptable to such issuer;

          (2)   as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Grantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Subsidiary of the Company in a transaction or other circumstance that complies with and is permitted by all of the Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that the Collateral Agent's Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption "—Certain Covenants—Merger and Consolidation;" unless the Company has complied with the procedures and requirements in connection therewith;

          (3)   as to a release of less than all or substantially all of the Collateral (other than pursuant to paragraph (2) above), if (A) consent to the release of all First Liens (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Liens, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Liens) on such Collateral has been given by an Act of Required Secured Parties and consent to the release of all Second Liens on such Collateral has been given by the Required Second Lien Debtholders or (B) the First Liens (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Liens, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Liens) on such Collateral have been automatically released pursuant to the First Lien Documents (or, at any time after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Documents, or at any time after both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Third Lien Documents) and the Second Liens on such Collateral have been automatically released pursuant to the Second Lien Documents; provided, that this paragraph will not apply to (i) Discharge of First Lien Obligations upon payment in full thereof or Discharge of Second Lien Obligations upon payment in full thereof or (ii) sales or dispositions subject to the covenant described below under the caption "—Certain Covenants—Merger and Consolidation;" unless the Company has complied with the procedures and requirements in connection therewith;

          (4)   as to a release of all or substantially all of the Collateral (other than pursuant to paragraph (1) above), if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) the Company has delivered an officers' certificate to the Collateral Agent certifying that any such necessary consents have been obtained;

          (5)   if any Guarantor is released from its obligations under each of the Second Lien Documents, then the Second Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Second Lien Obligations, will be automatically, unconditionally and simultaneously released;

          (6)   if any Guarantor is released from its obligations under each of the Third Lien Documents, then the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Third Lien Obligations, will be automatically, unconditionally and simultaneously released;

          (7)   notwithstanding any of the foregoing, if the Collateral Agent is exercising its rights or remedies with respect to the Collateral under the First Lien Security Documents pursuant to an Act of Required Secured Parties, and the Collateral Agent releases any of the First Liens on any part of the Collateral or any Guarantor is released from its obligations under its Guarantee of the First Lien Obligations in connection therewith, then the Second Liens and the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Second Lien Obligations and the Third Lien Obligations, will be automatically, unconditionally and simultaneously released. If in connection with any exercise of rights and remedies by the Collateral Agent under the First Lien Security Documents pursuant to an Act of Required Secured Parties, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Collateral Agent releases First Liens on the property or assets of such Person then the Second Liens and the Third Liens with respect to the property or assets of such Person will be concurrently and automatically released to the same extent as the First Liens on such property or assets are released; provided, however, that the release of the Second Liens and the Third Liens on Collateral pursuant to this paragraph will not occur with respect to any Collateral, the net cash proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations without the consent of the Second Lien Administrative Agent or the Trustee, as the case may be;

          (8)   notwithstanding any of the foregoing, if the Collateral Agent is exercising its rights or remedies with respect to the Collateral under the Second Lien Security Documents pursuant to an Act of Required Secured Parties, and the Collateral Agent releases any of the Second Liens on any part of the Collateral or any Guarantor is released from its obligations under its Guarantee of the Second Lien Obligations in connection therewith, then the Third Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Third Lien Obligations, will be automatically, unconditionally and simultaneously released. If in connection with any exercise of rights and remedies by the Collateral Agent under the Second Lien Security Documents pursuant to an Act of Required Secured Parties, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Collateral Agent releases Second Liens on the property or assets of such Person then the Third Liens with respect to the property or assets of such Person will be concurrently and automatically released to the same extent as the Second Liens on such property or assets are released; provided, however, that the release of the Third Liens on Collateral pursuant to this paragraph will not occur with respect to any Collateral, the net cash proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the Second Lien Obligations without the consent of the Trustee;

          (9)   as directed by an Act of Required Secured Parties accompanied by an officers' certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document; and

          (8)   as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.

Release of Liens in Respect of the Third-Lien Notes

        The indenture and Intercreditor Agreement will provide that the Collateral Agent's Third Liens upon the Collateral will no longer secure the Third-Lien Notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the Third-Lien Notes and such Obligations to the benefits and proceeds of the Collateral Agent's Third Liens on the Collateral will terminate and be discharged:

          (1)   upon satisfaction and discharge of the indenture as set forth under the caption "—Satisfaction and Discharge;"

          (2)   upon a legal defeasance or covenant defeasance of the Third-Lien Notes as set forth under the caption "—Defeasance;"

          (3)   upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the Third-Lien Notes are paid in full and discharged; or

          (4)   in whole or in part, with the consent of the holders of the requisite percentage of Third-Lien Notes in accordance with the provisions described below under the caption "—Amendments and Waivers."

Release of Liens in Respect of any Series of Secured Debt other than the Third-Lien Notes

        The Intercreditor Agreement will provide that: (i) as to any Series of First Lien Debt, the Collateral Agent's First Lien will no longer secure such Series of First Lien Debt if the requirements of a Discharge of First Lien Obligations are satisfied with respect to such Series of First Lien Debt and all First Lien Obligations related thereto; (ii) as to the Second Lien Debt, the Collateral Agent's Second Lien will no longer secure such Second Lien Debt if the requirements of a Discharge of Second Lien Obligations are satisfied with respect to such Second Lien Debt and all Second Lien Obligations related thereto; and (iii) as to any Third Lien Debt that refinances the Third-Lien Notes in whole, the Collateral Agent's Third Lien will no longer secure such Third Lien Debt if such Third Lien Debt has been paid in full in cash, all commitments to extend credit in respect of such Third Lien Debt have been terminated and all other Third Lien Obligations related thereto that are outstanding and unpaid at the time such Third Lien Debt is paid are also paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

Discretion in Enforcement of First Liens and Second Liens

        The Intercreditor Agreement will provide that, in exercising rights and remedies with respect to the Collateral, at any time prior to a Discharge of First Lien Obligations, the First Lien Secured Parties and the First Lien Representatives shall have the exclusive right to enforce (or refrain from enforcing) the provisions of the First Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

  (1)
  the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the First Lien Obligations;

  (2)
  the enforcement or forbearance from enforcement of any First Lien in respect of the Collateral;

  (3)
  the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the First Lien Security Documents;

  (4)
  the acceptance of the Collateral in full or partial satisfaction of the First Lien Obligations; and

  (5)
  the exercise or forbearance from exercise of all rights and remedies of a secured lender under the Uniform Commercial Code or any similar law of any applicable jurisdiction or in equity.

        The Intercreditor Agreement will provide that, in exercising rights and remedies with respect to the Collateral, at any time after a Discharge of First Lien Obligations and prior to a Discharge of Second Lien Obligations, the Second Lien Secured Parties and the Second Lien Administrative Agent shall have the exclusive right to enforce (or refrain from enforcing) the provisions of the Second Lien Documents and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

  (1)
  the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Second Lien Obligations;

  (2)
  the enforcement or forbearance from enforcement of any Second Lien in respect of the Collateral;

  (3)
  the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the Second Lien Security Documents;

  (4)
  the acceptance of the Collateral in full or partial satisfaction of the Second Lien Obligations; and

  (5)
  the exercise or forbearance from exercise of all rights and remedies of a secured lender under the Uniform Commercial Code or any similar law of any applicable jurisdiction or in equity.

Amendment of First Lien Documents

        The Intercreditor Agreement will provide that the First Lien Secured Parties and the First Lien Representatives may, at any time and from time to time, without the consent of or notice to the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties or the Trustee, without incurring responsibility to the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee and without impairing or releasing the subordination provided in the Intercreditor Agreement or the obligations thereunder of the Second Lien Secured Parties, the Second Lien Administrative Agent, the Third Lien Secured Parties and the Trustee, do any one or more of the following: (1) subject to any limitations set forth in the Second Lien Documents and the Third Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the First Lien Obligations, or otherwise amend or supplement in any manner the First Lien Obligations, or any instrument evidencing the First Lien Obligations or any agreement under which the First Lien Obligations are outstanding; (2) release any Person or entity liable in any manner for the collection of the First Lien Obligations; (3) release the First Lien on any Collateral; and (4) exercise or refrain from exercising any rights against any Grantor; provided, however, that, prior to the Discharge of Second Lien Obligations, without the consent of the Second Lien Administrative Agent, nothing in the Intercreditor Agreement will permit the First Lien Secured Parties or the First Lien Representatives to amend, restate, amend and restate, waive, supplement, modify or refinance the First Lien Documents in any way that (1) contravenes any provision of the Intercreditor Agreement, (2) results in the aggregate amount of the First Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the First Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the First Lien Credit Agreement (x) prior to the first anniversary of the closing date or (y) at any time thereafter, by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component), (4) increases the all-in yield applicable to the Indebtedness under the Revolving Credit Agreement (x) prior to the first anniversary of the closing date or (y) at any time thereafter, by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component), (5) imposes limitations on amendments or modifications of the Second Lien Documents and the Third Lien Documents other than as described under the captions "—Amendment of Second Lien Documents" and "—Amendment of Third Lien Documents," (6) imposes restrictions on payments of Second Lien Obligations or Third Lien Obligations other than as set forth in the First Lien Documents as in effect on the date of the Intercreditor Agreement or (7) other than amendments, restatements, amendment and restatements, waivers, supplements, modifications or refinancings permitted pursuant to this proviso, materially adversely affects the rights of the Second Lien Secured Parties or the Third Lien Secured Parties in a manner materially different from the effect on the First Lien Secured Parties. Notwithstanding the foregoing, without the consent of the First Lien Administrative Agent, nothing in the Intercreditor Agreement shall permit the First Lien Secured Parties under the Revolving Credit Agreement or the Revolving Agent to amend, restate, amend and restate, waive, supplement, modify or refinance the Revolving Credit Agreement in any way that amends or otherwise modifies the definition of "Eligible Transferee" set forth in the Revolving Credit Agreement or the section of the Revolving Credit Agreement relating to assignments of revolving credit commitments thereunder (or any other provision of the Revolving Credit Agreement to the extent an amendment or other modification of such provision would modify the substance of the definition of "Eligible Transferee" set forth in the Revolving Credit Agreement or the section of the Revolving Credit Agreement relating to assignments of revolving credit commitments thereunder).

Amendment of Second Lien Documents

        The Intercreditor Agreement will provide that the Second Lien Secured Parties and the Second Lien Administrative Agent may, at any time and from time to time, without the consent of or notice to the First Lien Secured Parties, the First Lien Representatives, the Third Lien Secured Parties or the Trustee, without incurring responsibility to the First Lien Secured Parties, the First Lien Representatives, the Third Lien Secured Parties and the Trustee and without impairing or releasing the subordination provided in the Intercreditor Agreement or the obligations thereunder of the Third Lien Secured Parties and the Trustee, do any one or more of the following: (1) subject to any limitations set forth in the First Lien Documents and the Third Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Second Lien Obligations, or otherwise amend or supplement in any manner the Second Lien Obligations, or any instrument evidencing the Second Lien Obligations or any agreement under which the Second Lien Obligations are outstanding; (2) release any Person or entity liable in any manner for the collection of the Second Lien Obligations; (3) release the Second Lien on any Collateral; and (4) exercise or refrain from exercising any rights against any Grantor; provided, however, that, prior to the Discharge of First Lien Obligations, without the consent of each of the First Lien Representatives, nothing in the Intercreditor Agreement will permit the Second Lien Secured Parties or the Second Lien Administrative Agent to amend, restate, amend and restate, waive, supplement, modify or refinance the Second Lien Documents in any way that (1) contravenes any provision of the Intercreditor Agreement, (2) results in the aggregate amount of the Second Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the Second Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the Second Lien Credit Agreement (x) prior to the first anniversary of the closing date of the Intercreditor Agreement or (y) at any time thereafter, by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate and any increases of any LIBOR or base rate component), (4) imposes limitations on amendments or modifications of the First Lien Documents and the Third Lien Documents other than as described under the captions "—Amendment of First Lien Documents" and "—Amendment of Third Lien Documents," (5) imposes restrictions on payments of First Lien Obligations, (6) imposes restrictions on payments of Third Lien Obligations other than as set forth in the Second Lien Documents as in effect on the date of the Intercreditor Agreement, (7) accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity of Indebtedness under the Second Lien Credit Agreement, other than as a result of the acceleration of the Second Lien Obligations after the occurrence of an event of default under the Second Lien Credit Agreement, (8) modifies (or undertakes any action having the effect of a modification of) the mandatory prepayment provisions of the Second Lien Credit Agreement in a manner adverse to the lenders under the First Lien Documents, or (9) other than amendments, restatements, amendment and restatements, waivers, supplements, modifications or refinancings permitted pursuant to this proviso, materially adversely affects the rights of the First Lien Secured Parties or the Third Lien Secured Parties in a manner materially different from the effect on the Second Lien Secured Parties.

Amendment of Third Lien Documents

        The Intercreditor Agreement will provide that the Third Lien Secured Parties and the Trustee may, at any time and from time to time, without the consent of or notice to the First Lien Secured Parties, the First Lien Representatives, the Second Lien Secured Parties or the Second Lien Administrative Agent, without incurring responsibility to the First Lien Secured Parties, the First Lien Representatives, the Second Lien Secured Parties and the Second Lien Administrative Agent, do any one or more of the following: (1) subject to any limitations set forth in the First Lien Documents and the Second Lien Documents, change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Third Lien Obligations, or otherwise amend or supplement in any manner the Third Lien Obligations, or any instrument evidencing the Third Lien Obligations or any agreement under which the Third Lien Obligations are outstanding; (2) release any Person or entity liable in any manner for the collection of the Third Lien Obligations; (3) release the Third Lien on any Collateral; and (4) exercise or refrain from exercising any rights against any Grantor; provided, however, that without the consent of (x) prior to the Discharge of First Lien Obligations, each of the First Lien Representatives and (y) prior to the Discharge of Second Lien Obligations, the Second Lien Administrative Agent, nothing in the Intercreditor Agreement will permit the Third Lien Secured Parties or the Trustee to amend, restate, amend and restate, waive, supplement, modify or refinance the Third Lien Documents in any way that (1) contravenes any provision of the Intercreditor Agreement, (2) results in the aggregate amount of the Third Lien Obligations on the date of such amendment, restatement, amendment and restatement, waiver, supplement, modification or refinancing exceeding the Third Lien Cap, (3) increases the all-in yield applicable to the Indebtedness under the indenture (x) prior to the first anniversary of the Closing Date of the Intercreditor Agreement or (y) at any time thereafter by more than 3.00% per annum (excluding increases resulting from the accrual of interest at the default rate), (4) imposes limitations on amendments or modifications of the First Lien Documents and the Second Lien Documents other than as described under the captions "—Amendment of First Lien Documents" and "—Amendment of Second Lien Documents," (5) imposes restrictions on payments of First Lien Obligations or Second Lien Obligations, (6) accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity of Indebtedness under the indenture, other than as a result of the acceleration of the Third Lien Obligations after the occurrence of an event of default under the Indenture, (7) modifies (or undertakes any action having the effect of a modification of) the mandatory prepayment provisions of the Indenture in a manner adverse to the lenders under the First Lien Documents or the lenders under the Second Lien Documents, or (8) other than amendments, restatements, amendment and restatements, waivers, supplements, modifications or refinancings permitted pursuant to this proviso, materially adversely affects the rights of the First Lien Secured Parties or the Second Lien Secured Parties in a manner materially different from the effect on the Third Lien Secured Parties.

Amendment of Security Documents

        The Intercreditor Agreement will provide that no amendment or supplement to the provisions of any security document will be effective without the approval of the Collateral Agent acting as directed by an Act of Required Secured Parties, except that:

          (1)   any amendment or supplement that has the effect solely of

            (a)   adding or maintaining Collateral, securing additional Secured Obligations that are otherwise not prohibited by the terms of any Secured Debt Document to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein; or

            (b)   providing for the assumption of any Grantor's obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Grantor to the extent not prohibited by the terms of any Secured Debt Document;

  will become effective when executed and delivered by the Company or any other applicable Grantor party thereto and the Collateral Agent;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any Secured Party:

            (a)   to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Secured Parties (or amends the provisions of this clause (2) or the definitions of "Act of Required Secured Parties," "Required Second Lien Debtholders," "Required Third Lien Debtholders" or "Controlling Representative");

            (b)   to share in the order of application described above under the caption "—Order of Application" in the proceeds of enforcement of or realization on any Collateral;

            (c)   to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the captions "—Release of Liens on Collateral", "—Release of Liens in Respect of the Third-Lien Notes" and "—Release of Liens in Respect of any Series of Secured Debt other than the Third-Lien Notes"; or

            (d)   to amend any provision relating to amendments under this caption "—Amendment of Security Documents",

  will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

          (3)   no amendment or supplement that imposes any obligation upon the Collateral Agent or any Secured Debt Representative or adversely affects the rights of the Collateral Agent or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Agent or such Secured Debt Representative, respectively.

        The Intercreditor Agreement will provide that, notwithstanding anything to the contrary under this caption "—Amendment of Security Documents," but subject to paragraphs (2) and (3) above:

          (1)   any mortgage or other Security Document that secures Second Lien Obligations (but not First Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Second Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Intercreditor Agreement or the other First Lien Documents; and

          (2)   any mortgage or other Security Document that secures Third Lien Obligations (but not First Lien Obligations or Second Lien Obligations) may be amended or supplemented with the approval of the Collateral Agent acting as directed in writing by the Required Third Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Intercreditor Agreement, the other First Lien Documents or the other Second Lien Documents;

          (3)   any amendment or waiver of, or any consent under, any provision of the Intercreditor Agreement or any other First Lien Security Document will apply automatically to any comparable provision of any comparable Second Lien Security Document and any comparable Third Lien Security Document without the consent of or notice to any Second Lien Secured Party or any Third Lien Secured Party and without any action by the Company or any other Grantor or any holder of notes or other Second Lien Secured Party or other Third Lien Secured Party; and

          (4)   any amendment or waiver of, or any consent under, any provision of the Intercreditor Agreement or any other Second Lien Security Document will apply automatically to any comparable provision of any comparable Third Lien Security Document without the consent of or notice to any Third Lien Secured Party and without any action by the Company or any other Grantor or any holder of notes or other Third Lien Secured Party.

Voting

        In connection with any matter under the Intercreditor Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Funded Debt of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series as a block in respect of any vote under the Intercreditor Agreement.

Provisions of the Indenture Relating to Security

Relative Rights

        Nothing in the Note Documents will:

          (1)   impair, as the Company and the holders of the Third-Lien Notes, the obligation of the Company to pay principal of, premium and interest, if any, on the Third-Lien Notes in accordance with their terms or any other obligation of the Company or any other Grantor; or

          (2)   affect the relative rights of holders of notes as against any other creditors of the Company or any other Grantor (other than holders of First Liens, Second Liens, Permitted Prior Liens or other Third Liens).

Compliance with Trust Indenture Act

        The indenture will provide that the Company will comply with the provisions of TIA §314.

        To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

        The indenture and the Third Lien Security Documents will provide that the Company and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral, (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the Third-Lien Notes are issued), in each case as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

        Upon the reasonable request of the Collateral Agent or any Secured Debt Representative at any time and from time to time, the Company and each of the other Grantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the Secured Parties.

        The Company and the other Grantors will:

          (1)   keep their properties adequately insured at all times by financially sound and reputable insurers;

          (2)   maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

          (3)   maintain such other insurance as may be required by law;

          (4)   maintain title insurance on all real property Collateral owned by the Company or another Grantor insuring the Collateral Agent's Liens on that property, subject only to Liens permitted under each of the Secured Debt Documents and other customary exceptions to title approved by the Collateral Agent; provided, that title insurance need only be maintained on any particular parcel of real property having a fair market value of less than $1,000,000 if and to the extent title insurance is maintained in respect of First Liens on that property; and

          (5)   maintain such other insurance as may be required by the Secured Debt Documents.

        Upon the request of the Collateral Agent, the Company and the other Grantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Grantors and the Collateral Agent will be named as loss payee, with 30 days' notice of cancellation or material change, on all property and casualty insurance policies of the Company and the other Grantors.

Optional Redemption

        We will be entitled at our option to redeem all or a portion of the Third-Lien Notes from time to time upon not less than 30 nor more than 60 days' notice, at the redemption price equal to the applicable prepayment premium set forth below multiplied by the sum of (x) the then outstanding principal amount of such Third-Lien Notes being redeemed on the redemption date and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the Third-Lien Notes being redeemed through but excluding the redemption date (together with an amount of cash equal to all accrued and unpaid Cash Interest on the Third-Lien Notes being redeemed through but excluding the redemption date) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
Year 1	122.000%
Year 2	120.000%
Year 3	108.250%
Thereafter	104.375%

        Notwithstanding the foregoing, if as a result of the sale process initiated by the Company pursuant to an instruction from the holder of the Series A Preferred Stock (at the direction of the holders of the Warrants), the Company consummates a sale of the Company or substantially all of the assets of the Company and undertakes an optional redemption of the Third-Lien Notes in connection with such sale, the prepayment premium shall be 108.250%.

Selection and Notice of Redemption

        If the Company is redeeming less than all the Third-Lien Notes at any time, the Trustee will select Third-Lien Notes on a pro rata basis (or, in the case of Third-Lien Notes issued in global form as discussed under "—Book-Entry, Delivery and Form," based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate and in a manner consistent with procedures established by DTC, if applicable) to the extent practicable unless the Third-Lien Notes are listed on any national securities exchange, and in such event the Trustee will select Third-Lien Notes for redemption in accordance with the rules and requirements of such exchange.

        In the event of a redemption, the Company will redeem Third-Lien Notes in minimum denominations of $1,000 and in integral multiples of $1.00 in excess thereof, and will redeem Third-Lien Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail or delivered electronically, if held by DTC, at least 30 but not more than 60 days before the redemption date to each Holder of the Third-Lien Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Third-Lien Note is to be redeemed in part only, the notice of redemption that relates to that Third-Lien Note will state the portion of the principal amount thereof to be redeemed. If any Third-Lien Notes that are partially redeemed are held in individual certificated form, the Company will issue a new Third-Lien Note in a principal amount equal to the unredeemed portion of the original Third-Lien Note in the name of the Holder upon cancellation of the original Note. In the event of a partial redemption of Third-Lien Notes represented by a Global Note, promptly after the partial redemption, the Trustee will reduce the principal amount of the Global Note by the amount of the partial redemption and accordingly note such outstanding principal reduction on the Global Note and deliver a copy of such notation to the Company. Third-Lien Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Third-Lien Notes or portions of them called for redemption unless the Company defaults in the payment of the redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Third-Lien Notes. However, under certain circumstances, we may be required to offer to purchase the Third-Lien Notes as described under "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." We are entitled at our option at any time and from time to time to purchase the Third-Lien Notes in the open market or otherwise. Any Third-Lien Notes we repurchase shall be deemed automatically canceled immediately after repurchase.

Ranking

Senior Indebtedness versus the Third-Lien Notes

        Payments of principal of, and premium, if any, and interest on the Third-Lien Notes and the payment of the Subsidiary Guaranties, if required, will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company, and, to the extent applicable, of the Subsidiary Guarantors, under the Revolving Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement, and any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer. The Third-Lien Notes will be guaranteed by the Subsidiary Guarantors and will rank senior in right of payment to all existing and future Subordinated Obligations of the Company and of the Subsidiary Guarantors, as the case may be. However, the Third-Lien Notes will be effectively subordinated and will effectively rank junior to the Company's obligations pursuant to our existing and future secured Indebtedness under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement in the manner set forth in the Intercreditor Agreement, to the extent of the collateral securing such Indebtedness on a first or second lien basis, as applicable. In addition, the Third-Lien Notes will be structurally subordinated to all existing and future obligations and liabilities of our Subsidiaries that are not Subsidiary Guarantors and to claims of holders of Preferred Stock, if any, of our Subsidiaries that are not Subsidiary Guarantors. The Third-Lien Notes will be secured by Liens on the Collateral.

        As of December 31, 2013, on a pro forma basis giving effect to the consummation of the Refinancing Transactions (assuming 95% of the aggregate principal amount of outstanding Old Notes are tendered in the Exchange Offer at or prior to the Early Tender Date and the Cash Option is 50% subscribed):

          (1)   the face amount of the Company's Senior Indebtedness would have been $631.1 million, consisting of $300 million of Indebtedness in respect of the First Lien Credit Agreement, $50 million of Indebtedness in respect of the Second Lien Credit Agreement, and $223.25 million in respect of the Third-Lien Notes, $11.75 million in respect of the Existing Unsecured Notes, plus $46.1 million in respect of draws excluding outstanding letters of credit under the Revolving Credit Agreement;

          (2)   the face amount of the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $631.1 million, consisting of $300 million of their respective guaranties of the First Lien Credit Agreement, $50 million of their respective guaranties of the Second Lien Credit Agreement, $223.25 million of their respective guaranties of the Third-Lien Notes, $11.75 million in respect of their guarantees of the Existing Unsecured Notes; plus $46.1 million in respect of their guaranties of any draws (excluding issued and outstanding letters of credit) in respect of the Revolving Credit Agreement; and

          (3)   the face amount of the Company's Secured Indebtedness would have been approximately $573.25 million without regard to amounts outstanding or deemed outstanding in respect of the Revolving Credit Agreement.

        Although the Indenture will contain limitations on the amount of additional Indebtedness and additional Secured Indebtedness the Company and the Subsidiary Guarantors may incur under certain circumstances, additional Indebtedness and additional Secured Indebtedness may be incurred and the amount so incurred could be substantial. See "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens."

Liabilities of Subsidiaries versus the Third-Lien Notes

        Most of our operations are conducted through the Company, but some of our operations are conducted through our Subsidiaries. As of the Issue Date, certain of our insignificant Subsidiaries did not Guarantee the Third-Lien Notes, and, as described below under "—Guarantees," Subsidiary Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Third-Lien Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock, if any, of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company's creditors, including holders of the Third-Lien Notes. Accordingly, the Third-Lien Notes will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

        Our Foreign Subsidiaries from time to time and certain other subsidiaries of the Company will not guarantee the Third-Lien Notes. As of December 31, 2013, the Company's non-guarantor Subsidiaries held less than 1.0% of our consolidated assets. During the twelve months ended December 31, 2013, the Company's non-guarantor Subsidiaries generated less than 1.0% of our total net sales. As of December 31, 2013, the total current liabilities of our non-guarantor Subsidiaries were approximately $165 thousand including trade payables. Although the Indenture limits the incurrence of Indebtedness by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by our non-guarantor Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

Guarantees

        On the Issue Date, each direct and indirect Domestic Restricted Subsidiary that guarantees the obligations of the Company under the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement will jointly and severally, irrevocably and unconditionally guarantee on a senior secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Third-Lien Notes, whether for payment of principal of, interest or premium, if any, on the Third-Lien Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Guaranteed Obligations"). Such Subsidiary Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Guarantees.

        The Guaranteed Obligations will be senior secured obligations of each such Subsidiary Guarantor, rank pari passu in right of payment with all existing, including their respective guarantees of borrowings under the Revolving Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement and any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer, and any future Senior Indebtedness of such Subsidiary Guarantor, rank senior in right of payment to all existing and future subordinated Indebtedness of such Subsidiary Guarantor and will be secured by third-priority liens on the Collateral. The Third-Lien Notes will be structurally subordinated to all existing and future liabilities of any Subsidiaries that are not Subsidiary Guarantors and claims of holders of Preferred Stock, if any, of the Subsidiaries that are not Subsidiary Guarantors.

        Each Guarantee of a Restricted Subsidiary is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, this limitation may not be effective to protect the Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor's obligation to an amount that effectively makes the Guarantee worthless. See "Risk Factors—Risks Relating to the Third-Lien Notes—Federal and state fraudulent transfer laws permit a court to void the Third-Lien Notes and guarantees and/or the liens securing the Third-Lien Notes and guarantees, and, if that occurs, you may not receive any payments on the Third-Lien Notes and you may lose the benefit of the liens securing the Third-Lien Notes and guarantees." After the Issue Date, the Company will cause all Restricted Subsidiaries that Incur or guarantee certain Indebtedness to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Third-Lien Notes on the same basis. See "—Certain Covenants—Future Subsidiary Guarantors."

        Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph:

          (1)   remains in full force and effect until payment in full of all the Guaranteed Obligations;

          (2)   is binding upon each such Subsidiary Guarantor and its successors and assigns; and

          (3)   inures to the benefit of and is enforceable by the Trustee, the Holders of the Third-Lien Notes and their successors, transferees and assigns.

        A Guarantee of a Restricted Subsidiary will be released upon:

          (a)   the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture and the Security Documents, in each case other than to the Company or a Subsidiary of the Company; provided, however, that such Subsidiary Guarantor is released from its Guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Revolving Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement, any Existing Unsecured Notes that remain outstanding after consummation of the Exchange Offer and any other Indebtedness of the Company or of any Restricted Subsidiary of the Company;

          (b)   the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary;"

          (c)   the release or discharge of all Guarantees by such Restricted Subsidiary and the repayment of all Indebtedness of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to Guarantee the Third-Lien Notes under the covenant described under "—Certain Covenants—Future Subsidiary Guarantors" unless such release or discharge is by or as a result of payment by such Restricted Subsidiary under such other Guarantee; or

          (d)   our exercise of our legal defeasance option or covenant defeasance option as described under "—Defeasance" or if our obligations under the Indenture are satisfied and discharged in accordance with the terms of the Indenture.

Change of Control

        Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Third-Lien Notes at a purchase price in cash equal to 101.0% multiplied by the sum of (i) the principal amount of the Third-Lien Notes being repurchased (including PIK Notes) plus (ii) the accrued and unpaid PIK Interest through but excluding the date of repurchase, together with all accrued and unpaid Cash Interest through but excluding the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holder beneficially owns (as defined in 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holder beneficially owns (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2)   individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

          (3)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (4)   the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company other than (A) a transaction in which the survivor is a Person that is controlled by the Permitted Holder or (B) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; and

          (5)   the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction in which the transferee is a Person that is, or is controlled by, the Permitted Holder.

        Within 30 days following any Change of Control, unless we have previously mailed or delivered electronically if held by DTC, a redemption notice with respect to all outstanding Third-Lien Notes as described under "—Optional Redemption," we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1)   that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's Third-Lien Notes at a purchase price in cash equal to 101.0% multiplied by the sum of (x) the principal amount thereof on the date of purchase, plus (y) the accrued and unpaid PIK Interest on the Third-Lien Notes being repurchased through but excluding the date of repurchase, together with all accrued and unpaid Cash Interest, if any, through but excluding the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

          (3)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)   the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Third-Lien Notes repurchased.

        While the Third-Lien Notes are in global form, a Holder may exercise its option to elect for the purchase of the Third-Lien Notes through the facilities of DTC, subject to its rules and regulations.

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer to be made by the Company and repurchases all Third-Lien Notes validly tendered and not withdrawn under such Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        Holders will not be entitled to require the Company to repurchase their Third-Lien Notes in the event of a takeover, recapitalization, leveraged buyout, private equity investment or similar transaction that is not a Change of Control. In addition, Holders may not be entitled to require the Company to repurchase their Third-Lien Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of the Third-Lien Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described in the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described in the Indenture by virtue of its compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Third-Lien Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial holders of the Third-Lien Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness," "—Limitation on Liens" and "—Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Third-Lien Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Third-Lien Notes protection in the event of a highly leveraged transaction.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Third-Lien Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of the Third-Lien Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of the Third-Lien Notes may require the Company to make an offer to repurchase the Third-Lien Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Third-Lien Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Third-Lien Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

          (1)   Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to the Revolving Credit Agreement and the First Lien Credit Agreement; provided, however, that,

  immediately after giving effect to any such Incurrence, the aggregate amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the First Lien Cap;

          (2)   Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Third-Lien Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

          (3)   Indebtedness Incurred by the Company and any Subsidiary Guarantor pursuant to the Second Lien Credit Agreement in an aggregate amount at any one time outstanding under this clause (3) not to exceed the Second Lien Cap;

          (4)   (a) the Third Lien Debt in an aggregate amount at any time outstanding under this clause 4(a) not to exceed the Third Lien Cap and (b) the Series A Preferred Stock issued on the Issue Date;

          (5)   Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2), (3) or (4) of this covenant);

          (6)   Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (7)   Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clauses (4), (5) or (6) of this paragraph (b) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

          (8)   Hedging Obligations consisting of Interest Rate Agreements (and renewals thereof) directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

          (9)   obligations in respect of performance, bid, appeal and surety bonds, completion guarantees and other similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within thirty days of its Incurrence;

          (11) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor and the guarantee by any Subsidiary of the Company that is not a Subsidiary Guarantor of Indebtedness of another Subsidiary of the Company that is not a Subsidiary Guarantor, in each case, to the extent that the guaranteed Indebtedness was otherwise permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Third-Lien Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

          (12) Indebtedness of any Foreign Subsidiary to the extent Incurred for working capital purposes; provided that the aggregate amount of all Indebtedness outstanding at any time pursuant to this clause (12) shall not exceed $25.0 million;

          (13) Indebtedness of the Company or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (a) such Indebtedness is Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (13), when taken together with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at such time pursuant to the immediately succeeding clause (14), shall not exceed $25.0 million;

          (14) Capital Lease Obligations and Synthetic Lease Obligations of the Company or any Subsidiary Guarantor; provided that the aggregate amount of all Capital Lease Obligations and Synthetic Lease Obligations outstanding at any time pursuant to this clause (14), when taken together with the aggregate principal amount of Indebtedness outstanding at such time pursuant to the immediately preceding clause (13), shall not exceed $25.0 million;

          (15) Permitted Subordinated Indebtedness of the Company or any Subsidiary Guarantor Incurred to (a) finance a Permitted ESOP Transaction, (b) finance a Permitted Acquisition or (c) refinance existing Indebtedness of a Person that becomes a Wholly-Owned Subsidiary of the Company as a result of a Permitted Acquisition (so long as such Indebtedness is not Incurred in contemplation of the applicable Permitted Acquisition); provided that the aggregate amount of all Permitted Subordinated Indebtedness outstanding at any time pursuant to this clause (15) shall not exceed $35.0 million;

          (16) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

          (17) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with any business acquisition or any disposition of any business, assets or Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the total amount of such Indebtedness which may be Incurred with respect to any such transaction shall not exceed the gross proceeds including non-cash proceeds actually received by the Company or any Restricted Subsidiary in connection therewith;

          (18) Indebtedness constituting obligations of the Company or any Restricted Subsidiary (A) under deferred compensation agreements entered into in the ordinary course; provided that such obligations are satisfied within 30 days of becoming due or (B) in connection with any delay of a payment earned pursuant to an award agreement under a long-term incentive plan, which delay is permitted under the terms of (or pursuant to a waiver or amendment of) such award agreement and long-term incentive plan, and which payment is permitted to be made under clause (12) of paragraph (b) of the covenant described under "—Limitation on Restricted Payments"; and

          (19) Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (18) above or paragraph (a)) does not exceed $20.0 million.

        (c)   Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary will incur any Indebtedness pursuant to the foregoing paragraph (b) that is either subordinated to the First Lien Obligations or the Second Lien Obligations or if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated in right of payment to the Third-Lien Notes or the applicable Subsidiary Guaranty to at least the same extent as such Indebtedness is subordinated to the First Lien Obligations or the Second Lien Obligations or such Subordinated Obligations being Refinanced, as applicable.

        (d)   For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

          (2)   the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

          (3)   any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clauses (1) and (3) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification; and

          (4)   (a) Indebtedness under the Revolving Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) in paragraph (b) above, (b) Indebtedness under the First Lien Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) in paragraph (b) above and (c) Indebtedness under the Second Lien Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (3) in paragraph (b) above, and, in each case, the Company shall not be permitted to reclassify all or any portion of such Indebtedness.

        (e)   The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Third-Lien Notes and the applicable Subsidiary Guaranty on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

        (f)    For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1)   a Default shall have occurred and be continuing (or would result therefrom);

          (2)   the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

          (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (other than Restricted Payments made pursuant to clauses (1), (2), (4), (5), (6), (9), (11), (12), (13) and (15) of paragraph (b) below) would exceed the sum of (without duplication):

            (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

            (B)  100% of the aggregate Net Cash Proceeds received by the Company (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date, (y) as a contribution in respect of the outstanding Qualified Capital Stock of the Company by its stockholders subsequent to the Issue Date and (z) from optional employee contributions to the ESOP subsequent to the Issue Date; plus

            (C)  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Capital Stock that constitutes Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

            (D)  an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        (b)   The preceding provisions do not prohibit:

          (1)   any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness";

          (3)   dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom);

          (4)   the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or would result therefrom);

          (5)   repurchases of Capital Stock deemed to occur upon exercise (including a cashless exercise) of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

          (6)   cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors or the Compensation Committee thereof);

          (7)   in the event of a Change of Control, and if no Default shall have occurred and be continuing (or would result therefrom), the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary

  Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Third-Lien Notes as a result of such Change of Control and has repurchased all Third-Lien Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

          (8)   [Intentionally omitted];

          (9)   payments of intercompany Subordinated Obligations, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that no Default shall have occurred and be continuing (or would result therefrom);

          (10) in the event of an Asset Disposition that requires the Company to offer to repurchase the Third-Lien Notes pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," and if no Default shall have occurred and be continuing (or would result therefrom), the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Third-Lien Notes pursuant to the provisions of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and has repurchased all Third-Lien Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed (x) the amount by which Net Available Cash was reduced as a result of the offer with respect to the Third-Lien Notes less (y) the Net Available Cash actually used to consummate the offer of the Third-Lien Notes (and any other Senior Indebtedness included in such offer);

          (11) Permitted ESOP Transactions;

          (12) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any payment to any director, officer or employee of the Company or of any Restricted Subsidiary in connection with any long-term incentive plan in an aggregate amount for all directors, officers and employees not to exceed $4.0 million (as such amount may be increased from time to time pursuant to this clause (12), the "LTIP Amount") in any fiscal year; provided however, that on the first day of each fiscal year commencing after September 30, 2014 (each, a "Test Date"), (i) if the Consolidated EBITDA of the Company (the "Prior Year Consolidated EBITDA") for the fiscal year most recently ended before the Test Date (the "Prior Year") is greater than the Consolidated EBITDA (the "Comparative Year Consolidated EBITDA") of the Company for the fiscal year ended September 30, 2013, the LTIP Amount shall be increased to an amount equal to the Prior Year Consolidated EBITDA divided by the Comparative Year Consolidated EBITDA multiplied by the LTIP Amount and (ii) unused amounts in any twelve-month period may be carried over to the succeeding twelve-month period;

          (13) any purchase, repurchase, redemption, or other acquisition or retirement for value of the Existing Unsecured Notes, the Series A Preferred Stock or the Warrants, in each case not in contravention of the terms thereof in existence on the Issue Date after taking into account the consent solicitation for the Existing Unsecured Notes as described in this prospectus to the extent effective as of or before the Issue Date; provided that any such Existing Unsecured Notes, Series A Preferred Stock or Warrants so acquired, repurchased or redeemed are promptly retired;

          (14) [Intentionally omitted];

          (15) any Restricted Payment made in connection with the Refinancing Transactions and the fees and expenses related thereto; and

          (16) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (16), does not exceed $10.0 million; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing or would result therefrom.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or a Subsidiary Guarantor or (c) transfer any of its property or assets to the Company or a Subsidiary Guarantor, except:

          (1)   with respect to clauses (a), (b) and (c),

            (A)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Indenture, the Revolving Credit Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement;

            (B)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or became a Restricted Subsidiary (other than Indebtedness Incurred as consideration in or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

            (C)  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

            (D)  any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

            (E)  restrictions on cash, cash equivalents, Temporary Cash Investments, other deposits, net worth or assets imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers, lessors, licensors, vendors or insurance, surety or bonding companies;

            (F)  any encumbrance or restriction with respect to a Foreign Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

            (G)  provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

            (H)  provisions in agreements or instruments (including any joint venture or strategic alliance agreements) which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

            (I)   restrictions under applicable orders of Governmental Authorities; and

            (J)   any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in subclauses (A) through (I) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, on materially the same terms (except as otherwise permitted pursuant to the Intercreditor Agreement) with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (2)   with respect to clause (c) only,

            (A)  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

            (B)  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

          (2)   at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents (as defined below); and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) to any of the following:

            (A)  to prepay, repay, redeem or purchase Applicable Indebtedness selected by the Company (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

            (B)  to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, provided that if the assets that were the subject of such Asset Disposition constituted Collateral, then such Additional Assets shall be pledged at the time of their acquisition to the Collateral Agent as Collateral for the benefit of the Holders, subject to Permitted Collateral Liens; and

            (C)  to make an offer to the Holders of the Third-Lien Notes (and to holders of other Applicable Senior Indebtedness designated by the Company) to purchase the Third-Lien Notes (and such other Applicable Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

  provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, unless the Asset Disposition involves the disposition of Collateral, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $7.5 million. Pending the final application of any Net Available Cash, the Company or any of the Restricted Subsidiaries may temporarily reduce outstanding revolving Indebtedness that is Applicable Senior Indebtedness or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture; provided that the assets received in respect of such investments are pledged to the Collateral Agent as Collateral for the benefit of the Holders, subject to Permitted Collateral Liens and the terms of the Security Documents.

        For the purposes of this covenant, the following are deemed to be "cash or cash equivalents":

          (1)   the assumption or discharge of Applicable Indebtedness of the Company or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock of the Company or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2)   securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

        (b)   In the event of an Asset Disposition that requires the purchase of the Third-Lien Notes (and other Applicable Senior Indebtedness) pursuant to clause (a)(3)(C) above, the Company will purchase Third-Lien Notes tendered pursuant to an offer by the Company for the Third-Lien Notes (and such other Applicable Senior Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Third-Lien Notes will be denominations of $1,000 principal amount or $1.00 multiples in excess thereof; provided, however, that selected Third-Lien Notes in denominations of $1,000 or less will be purchased in whole and not in part. The Company shall not be required to make such an Offer to purchase the Third-Lien Notes (and other Applicable Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is (1) less than $7.5 million (which lesser amount shall be carried forward for purposes of determining whether such an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition) or (2) applied in accordance with clause (a)(3) above. Upon completion of such an Offer, Net Available Cash will be deemed to be reduced by the aggregate amount of such Offer.

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Third-Lien Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1)   the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2)   if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3)   if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) do not prohibit:

          (1)   any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under "—Limitation on Restricted Payments";

          (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, employment incentive plans and stock ownership plans approved by the Board of Directors of the Company;

          (3)   loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

          (4)   the payment of reasonable fees to, and the reimbursement of expenses of, directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

          (5)   any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (6)   the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (7)   earn-out payments (A) made in connection with acquisitions permitted under the Indenture and (B) negotiated prior to the consummation of the applicable acquisition;

          (8)   any agreement as in effect on the Issue Date and described in this prospectus, and the performance of obligations thereunder, or any renewal, refinancing, modification or extension of any such agreement (so long as such renewal, refinancing, modification or extension are not less favorable to the Company or the Restricted Subsidiaries; and

          (9)   the entry into of any agreement, or the granting of any consent, to waive or amend any covenant contained in the Warrant Agreement, the Certificate of Designations, the Stockholders Agreement, the First Lien Documents, the Second Lien Documents, or the Third Lien Documents.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on Liens

        The Company will not, and the Company will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than (a) in the case of any property or asset that does not constitute Collateral, Permitted Liens; and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Limitation on Sale/Leaseback Transactions

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (1)   the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "—Limitation on Liens";

          (2)   the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

          (3)   the Company applies the proceeds of such transaction in compliance with the covenant described under "—Limitation on Sale of Assets and Subsidiary Stock."

Merger and Consolidation

        (a)   The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Third-Lien Notes and the Indenture;

          (2)   immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3)   immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

          (4)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) is not prohibited by the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Security Documents, and the predecessor Company, except in the case of a lease, shall be released and novated from the obligation to pay the principal of and interest on the Third-Lien Notes.

        (b)   The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1)   the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty, provided that the foregoing shall not be required in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition;

          (2)   immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3)   the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, is not prohibited by the Indenture.

        For purposes of paragraphs (a) and (b) of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Subsidiary Guarantor, as applicable, which properties and assets, if held by the Company or such Subsidiary Guarantor, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Subsidiary Guarantor, as applicable, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or such Subsidiary Guarantor, as applicable.

Financial Covenant[s]

        The Indenture will require the Company to comply with one or more financial covenants, including a first lien leverage covenant, substantially similar to the financial covenant(s) in the First Lien Credit Agreement. The first lien leverage covenant will compare the Company's first lien leverage, including the Company's First Lien Debt, to the Company's Consolidated EBITDA, and it will be tested quarterly on a trailing twelve month basis. The Company expects that any financial covenant ratio or other financial covenant trigger in the Second Lien Credit Agreement will be set at a 10% cushion, and in the Indenture will be set at a 20% cushion, off of the comparable ratio or other trigger in the First Lien Credit Agreement.

Future Subsidiary Guarantors

        The Company will cause each Domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (8), (9) or (10) of paragraph (b) of the covenant described under "—Limitation on Indebtedness") to, and each Restricted Subsidiary that enters into a Guarantee of any Indebtedness of the Company or any other Restricted Subsidiary (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Third-Lien Notes on the same terms and conditions as those set forth in the Indenture.

Impairment of Security Interest

        Subject to the following paragraph, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of impairing the security interest with respect to a material portion of the Collateral for the benefit of the Trustee and the Holders of the Third-Lien Notes (including the priority thereof), and the Company shall not, and shall not permit any of its Restricted Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the Holders of the Third-Lien Notes and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, provided, however, the Company and any Restricted Subsidiary may Incur Permitted Collateral Liens.

        The Indenture provides that, at the direction of the Company and without the consent of the Holders, the Trustee and the Collateral Agent shall from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein not adversely affecting the Holders of the Third-Lien Notes, and the Trustee may conclusively rely on and will be protected in relying on an Officers' Certificate stating that such cure does not adversely affect the Holders of the Third-Lien Notes for such purposes, (ii) provide for Permitted Collateral Liens, (iii) add to the Collateral, (iv) amend, modify or supplement the Indenture as described in the second paragraph under "—Amendments and Waivers" below or (v) make any other change thereto that does not adversely affect the Holders in any respect.

Additional Security

        At the time any Restricted Subsidiary executes and delivers to the Trustee a Guarantee, the Company will cause (i) the shares of such Restricted Subsidiary to be pledged and (ii) such Restricted Subsidiary to grant a security interest over its present and future assets in favor of the Collateral Agent on behalf of the Trustee and the Holders, consistent with the security interest granted by the Subsidiary Guarantors prior to such date; provided, however, that no Foreign Subsidiary shall be required to grant any security interest in any of its assets or provide a guaranty and neither the Company nor any of its Subsidiaries shall be required to pledge certain excluded assets, which will include the total voting power of any Foreign Subsidiary in excess of 65% of the total outstanding amount thereof and any of the total voting power of any Subsidiary of a Foreign Subsidiary.

After-Acquired Property

        Subject to certain exceptions, upon the acquisition by the Company or any Subsidiary Guarantor of any After-Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such security instruments, financing statements and other documents and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and, in any event, will provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections. If the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website, in addition to providing such information to the Trustee and the Holders, within the time periods that would apply if the Company were required to file those reports with the SEC.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company will furnish to the Holders of the Third-Lien Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Third-Lien Notes are not freely transferable under the Securities Act. The Company shall also comply with the other provisions of Section 314(a) of the TIA.

        If the Company lists any of the Third-Lien Notes for trading on any national securities exchange, the Company will notify the Trustee of such listing.

Defaults

        Each of the following is an Event of Default:

          (1)   a default in the payment of Cash Interest or PIK Interest on the Third-Lien Notes when due, continued for 30 days;

          (2)   a default in the payment of principal of any Third-Lien Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (3)   the failure by the Company to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

          (4)   the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to repurchase the Third-Lien Notes) or under "—Certain Covenants" under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to repurchase the Third-Lien Notes), "—Limitation on Affiliate Transactions," "—Limitation on Line of Business," "—Limitation on Liens," "—Limitation on Sale/Leaseback Transactions," "—Future Subsidiary Guarantors," "—Impairment of Security Interest," "—Additional Security," "—After Acquired Property" or "—SEC Reports";

          (5)   the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture or the Security Documents;

          (6)   Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million (the "cross acceleration provision");

          (7)   certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

          (8)   any judgment or decree for the payment of money in excess of $30.0 million or its foreign currency equivalent at the time is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision");

          (9)   except as permitted by the Indenture, any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

          (10) the security interest purported to be created under any Security Document shall, at any time, cease to be in full force and effect and constitute a valid and perfected lien with the priority required by the applicable Security Document for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or in accordance with the terms of the Security Documents or any security interest purported to be created under any Security Document shall be declared invalid or unenforceable (other than any such failure to be in full force and effect and constitute a valid and perfected lien with the priority required by the applicable Security Document that would not be material to the Holders) or the Company or any Person granting Collateral the subject of any such security interest shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such failure to be in full force and effect or such assertion shall have continued uncured for a period of ten (10) business days.

        However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Third-Lien Notes notify the Company, with a copy to the Trustee, of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the outstanding Third-Lien Notes may declare the principal of and accrued but unpaid interest on all the Third-Lien Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Third-Lien Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Third-Lien Notes. Under certain circumstances, the Holders of at least a majority in principal amount of the outstanding Third-Lien Notes may rescind any such acceleration with respect to the Third-Lien Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of the rights or powers under the Indenture or the Security Documents at the request or direction of any of the Holders of the Third-Lien Notes unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Third-Lien Note may pursue any remedy with respect to the Indenture or the Third-Lien Notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 30% in principal amount of the outstanding Third-Lien Notes have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the outstanding Third-Lien Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions and TIA Section 316(a), the Holders of a majority in principal amount of the outstanding Third-Lien Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture or the Security Documents or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Third-Lien Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail or deliver electronically, if held by DTC, to each Holder of the Third-Lien Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Third-Lien Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interest of the Holders of the Third-Lien Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 45 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture, the Third-Lien Notes and the Security Documents may be amended with the written consent of the Holders of at least a majority in principal amount of the Third-Lien Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Third-Lien Notes) and any past Default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Third-Lien Notes then outstanding. However, without the consent of each Holder of an outstanding Third-Lien Note affected thereby, an amendment or waiver may not:

          (1)   reduce the amount of the Third-Lien Notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or extend the time for payment of interest on any Third-Lien Note;

          (3)   reduce the principal of or change the Stated Maturity of any Third-Lien Note;

          (4)   reduce the amount payable upon the redemption of any Third-Lien Note or change the time at which any Third-Lien Note may be redeemed as described under "—Optional Redemption" above;

          (5)   make any Third-Lien Note payable in money other than that stated in the Note;

          (6)   impair the right of any Holder of the Third-Lien Notes to receive payment of principal of and interest on such Holder's Third-Lien Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Third-Lien Notes;

          (7)   make any change in, the amendment or waiver provisions which require each Holder's consent;

          (8)   make any change in the ranking or priority of any Third-Lien Note that would adversely affect the Holders;

          (9)   make any change in, or release, other than in accordance with the Indenture and the Security Documents, any Subsidiary Guarantee that would adversely affect the Holders; or

          (10) release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents or as otherwise permitted by the Indenture.

        Notwithstanding the preceding, without the consent of any Holder of the Third-Lien Notes, the Company, the Subsidiary Guarantors (with respect to a Subsidiary Guaranty or any provision of the Indenture to which it is a party) and the Trustee may amend, modify or supplement the Indenture, the Security Documents, any Subsidiary Guaranty or the Third-Lien Notes:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3)   to provide for uncertificated Third-Lien Notes in addition to or in place of a definitive note in registered certificated form; provided that the uncertificated Third-Lien Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Third-Lien Notes are described in Section 163(f)(2)(B) of the Code;

          (4)   to add Guarantees with respect to the Third-Lien Notes, including any Subsidiary Guaranties;

          (5)   to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Third-Lien Notes or to surrender any right or power conferred in the Indenture upon the Company or a Subsidiary Guarantor;

          (6)   to make any change that does not adversely affect the rights of any Holder of the Third-Lien Notes;

          (7)   to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;

          (8)   to conform the text of the Indenture, the Security Documents, the Third-Lien Notes and the Subsidiary Guaranties to any provision of this "Description of the Third-Lien Notes" to the extent that such provision in this "Description of the Third-Lien Notes" was intended by the Company to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Third-Lien Notes and the Subsidiary Guaranties as certified in an Officers' Certificate;

          (9)   to make any amendment to the provisions of the Indenture, any Subsidiary Guaranty or the Third-Lien Notes relating to the transfer and legending of the Third-Lien Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in the Third-Lien Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer the Third-Lien Notes;

          (10) to evidence and provide for the acceptance and appointment of a successor Trustee;

          (11) to add assets to the Collateral or to release Collateral from any Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture, to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under "—Certain Covenants—Impairment of Security Interest" or otherwise under the Indenture;

          (12) to add parties to the Security Documents or successors, including successor trustees or other representatives;

          (13) to make provision for equal and ratable pledges of any collateral to secure the Third-Lien Notes;

          (14) to provide for the issuance of PIK Notes in accordance with the terms of the Indenture; or

          (15) in the event that the PIK Notes are issued in certificated form, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

        The consent of the Holders of the Third-Lien Notes is not necessary under the Indenture or the Security Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture or the Security Documents becomes effective, the Company is required to mail or deliver electronically, if held by DTC, to Holders of the Third-Lien Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Third-Lien Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Third-Lien Notes are issued in registered form and will be transferable only upon the surrender of the Third-Lien Notes being transferred for registration of transfer and compliance with the terms and conditions of the Indenture, all legends affixed to the Third-Lien Notes and applicable law. The registrar of the Third-Lien Notes, the Trustee or the Company may require a Holder, among other things, to furnish appropriate endorsements, transfer and assignment documents and other certificates, and the Company may require a Holder to pay any taxes, assessment, governmental charges and fees required by applicable law and permitted by the Indenture. The Company is not required to transfer or exchange any Third-Lien Note selected for redemption, and for a period of up to fifteen (15) days prior to selection of the Third-Lien Notes for redemption, the Company is not required to transfer or exchange any Note.

Satisfaction and Discharge

        When (1) we deliver to the Trustee all Third-Lien Notes outstanding (other than Third-Lien Notes that have been replaced) for cancellation or (2) all Third-Lien Notes outstanding have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all Third-Lien Notes outstanding, including interest thereon to maturity or such redemption date (other than Third-Lien Notes that have been replaced), and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

        The Collateral will be released from the Lien securing the Third-Lien Notes, as provided under the caption "—Intercreditor Agreement—Release of Liens in Respect of the Third-Lien Notes," upon a satisfaction and discharge in accordance with the provisions described above; provided that all amounts owing to the Trustee under the Indenture and the Third-Lien Notes and all amounts owing to the Collateral Agent under the Security Documents have been paid or otherwise provided for to the satisfaction of the Trustee or the Collateral Agent, as applicable. The Company or the Guarantors, as the case may be, will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture, an officer's certificate and an opinion of counsel, each stating that all conditions to the release of the Liens on the Collateral have been satisfied.

Defeasance

        Subject to certain conditions, at any time, we may terminate all our obligations under the Third-Lien Notes, the Indenture and the Security Documents and have each Subsidiary Guarantor's obligation discharged with respect to its Guarantee ("legal defeasance"), except for certain obligations, including the rights of Holders to receive payment of principal, interest and premium, if any, when due solely out of the defeasance trust, obligations to register the transfer or exchange of the Third-Lien Notes, to replace mutilated, destroyed, lost or stolen Third-Lien Notes and to maintain a registrar and paying agent in respect of the Third-Lien Notes, the rights, powers, duties and immunities of the Trustee, and the legal defeasance provisions of the Indenture.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision and security interest default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above and our obligations under the Security Documents ("covenant defeasance"). After such covenant defeasance, any failure to comply with such obligations shall not constitute a Default or give rise to an Event of Default.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Third-Lien Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Third-Lien Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) or (10) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of paragraph (a) under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty and the Security Documents.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Third-Lien Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Third-Lien Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable U.S. federal income tax law).

        The Collateral will be released from the Lien securing the Third-Lien Notes, as provided under the caption "—Intercreditor Agreement—Release of Liens in Respect of the Third-Lien Notes," upon a legal defeasance or covenant defeasance in accordance with the provisions described above; provided that all amounts owing to the Trustee under the Indenture and the Third-Lien Notes and all amounts owing to the Collateral Agent under the Security Documents have been paid or otherwise provided for to the satisfaction of the Trustee or the Collateral Agent, as applicable. The Company or the Guarantors, as the case may be, will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture, an officer's certificate and an opinion of counsel, each stating that all conditions to the release of the Liens on the Collateral have been satisfied.

Concerning the Trustee

        Wilmington Trust, National Association is the Trustee under the Indenture. We have also appointed the Trustee as Registrar and Paying Agent with regard to the Third-Lien Notes.

        Wilmington Trust Company, an affiliate of Wilmington Trust, National Association, serves as trustee for the Existing Unsecured Notes. Consequently, if a default occurs with respect to the Third-Lien Notes and the Existing Unsecured Notes, Wilmington Trust, National Association or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and the Company would be required to appoint a successor trustee.

        The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Third-Lien Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Third-Lien Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Third-Lien Notes, the Indenture, the Security Documents, or any Subsidiary Guaranty for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Third-Lien Notes by accepting a Third-Lien Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Third-Lien Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture, the Security Documents and the Third-Lien Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

        Except as set forth below and other than the making of PIK Payments, Third-Lien Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof. PIK Payments on the Third-Lien Notes may be made in denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Third-Lien Notes will be exchanged only against tender of the Existing Unsecured Notes in the Exchange Offer and issued in connection with the Unit Offering.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures, and we urge investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Third-Lien Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Third-Lien Notes; and

          (2)   ownership of these interests in the Third-Lien Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Third-Lien Notes).

        Investors in the Third-Lien Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Third-Lien Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Third-Lien Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Third-Lien Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Third-Lien Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Third-Lien Notes will not have Third-Lien Notes registered in their names, will not receive physical delivery of the Third-Lien Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Third-Lien Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Third-Lien Notes are registered as the owners of the Third-Lien Notes for the purpose of receiving payments and for all other purposes. Consequently, we do not and will not, and nor does the Trustee or any agent of us have or will have, any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of, or transfers or exchanges of, beneficial ownership interests in the Third-Lien Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Third-Lien Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Third-Lien Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Third-Lien Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Third-Lien Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of the Third-Lien Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Third-Lien Notes and only in respect of such portion of the aggregate principal amount of the Third-Lien Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Third-Lien Notes, DTC reserves the right to exchange the Third-Lien Notes for legended Third-Lien Notes in certificated form, and to distribute such Third-Lien Notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of and exchanges into the Third-Lien Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by

DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of the Third-Lien Notes for Certificated Notes

        A Third-Lien Note is exchangeable for a definitive Third-Lien Note in registered certificated form (a "Certificated Note") if:

          (1)   DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Third-Lien Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default with respect to the Third-Lien Notes.

        In addition, beneficial interests in a Third-Lien Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Third-Lien Note or beneficial interests in the Third-Lien Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend unless a legend is not required by applicable law.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the global notes, including principal, premium, if any, and interest other than PIK Interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest (other than PIK Interest), with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The Company will make any payments of PIK Interest in respect of Third-Lien Notes represented by global notes by increasing the principal amount of the global notes for the benefit of the accounts of Participants specified by DTC or its nominee. The Company will make any payments of PIK Interest in respect of Third-Lien Notes represented by Certificated Notes by issuing PIK Notes in the form of Certificated Notes and delivering them to holders. See "—Principal, Maturity and Interest." The Third-Lien Notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        "Act of Required Secured Parties" means, as to any matter at any time:

          (1)   prior to the Discharge of Revolving Credit Obligations, a direction in writing delivered to the Collateral Agent by the Revolving Agent;

          (2)   at any time after the Discharge of Revolving Credit Obligations but prior to the Discharge of First Lien Obligations, a direction in writing delivered to the Collateral Agent by the First Lien Administrative Agent; provided, however, that if at any time after the Discharge of Revolving Credit Obligations but prior to the Discharge of First Lien Obligations the only remaining First Lien Obligations are Hedging Obligations, then the term "Act of Required Secured

  Parties" will mean the holders of a majority of the value of all Hedge Agreements calculated as, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (x) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the amounts determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Hedge Provider or an Affiliate of a Hedge Provider); provided further, that any Hedge Agreement with a termination value or mark-to-market value that is a negative number will be disregarded for purposes of all calculations required by the term "Act of Required Secured Parties;"

          (3)   at any time after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the Required Second Lien Debtholders (or the Second Lien Administrative Agent representing the Required Second Lien Debtholders); and

          (4)   at any time after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the Required Third Lien Debtholders (or the Trustee representing the Required Third Lien Debtholders).

        For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote such Secured Debt and (b) votes will be determined in accordance with the provisions described above under the caption "—Intercreditor Agreement—Voting", provided that, for the avoidance of doubt, ASOF and Phoenix will not be deemed to be Affiliates of the Company for purposes of this sentence.

        "Additional Assets" means:

          (1)   any property, plant or equipment used in a Related Business;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "After-Acquired Property" means (i) assets acquired by the Company or any Restricted Subsidiary after the Issue Date that constitute accretions, additions or technological upgrades to the equipment or operations that form part of the Collateral or constitute separate equipment, plants and operations that are integrated physically or operationally in any material respect with any other part of the Collateral, (ii) any other assets of the Company or any Subsidiary Guarantor acquired after the Issue Date (other than assets secured by a Lien of the type described in clauses (1) and (4) of the definition of "Permitted Liens") and (iii) any assets acquired by the Company or any Restricted Subsidiary in compliance with the covenant described under "—Asset Sales"; provided, however, that After-Acquired Property shall not include certain excluded assets, which will include the total voting power of any Foreign Subsidiary in excess of 65% of the total outstanding amount thereof and any of the total voting power of any Subsidiary of a Foreign Subsidiary.

        "Applicable Indebtedness" means:

          (1)   in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness of the Company or a Subsidiary Guarantor that is secured at such time by such asset under a Lien that takes priority in right of payment upon enforcement over the Lien in respect of the Third-Lien Notes under the Security Documents;

          (2)   in respect of any asset that is the subject of an Asset Disposition at a time when such asset is not included in the Collateral but is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, (A) any Indebtedness or other obligation referred to in clause (1) above, (B) any Senior Indebtedness (other than Disqualified Stock) of such Restricted Subsidiary or (C) any Indebtedness (other than Disqualified Stock) of any other Restricted Subsidiary that is not a Subsidiary Guarantor; or

          (3)   in respect of any other asset, Senior Indebtedness of the Company or Senior Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary.

        "Applicable Senior Indebtedness" means:

          (1)   in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, Senior Indebtedness that is secured at such time by a Lien on such asset (unless such Lien is junior in any respect to the Lien for the benefit of the Third-Lien Notes); or

          (2)   in respect of any other asset, Senior Indebtedness of the Company or any Subsidiary Guarantor.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2)   all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

          (A)  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (B)  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation";

          (C)  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $500,000;

          (D)  a disposition of cash or Temporary Cash Investments;

          (E)  to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding boot thereon) for use in the Company's business;

          (F)  foreclosures, condemnation, expropriation or any similar action on assets;

          (G)  any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; and

          (H)  the creation of a Lien or a Permitted Collateral Lien (but not the sale or other disposition of the property subject to such Lien or a Permitted Collateral Lien)).

        "ASOF" means ASOF II Investments, LLC, a Delaware limited liability company.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Third-Lien Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1)   the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2)   the sum of all such payments.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Bank Product Obligations" means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or incurred after the date of the Intercreditor Agreement) of the Company or any Grantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person, in each case that are designated by Company to the Collateral Agent and each Secured Debt Representative as Bank Product Obligations by written notice in accordance with the Intercreditor Agreement.

        "Bank Product Provider" means any "Lender Counterparty" as such term is defined in the First Lien Credit Agreement or, after the Discharge of First Lien Obligations, the Second Lien Credit Agreement.

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board. Unless otherwise specified, the Board of Directors refers to the Board of Directors of the Company.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, phantom stock and stock appreciation rights, but excluding any debt securities convertible into such equity.

        "Cash Collateral" means all deposit accounts (as defined in the Uniform Commercial Code) and all funds credited thereto and all funds withdrawn from any such deposit accounts.

        "Class" means (1) in the case of First Lien Obligations, all First Lien Obligations, taken together, (2) in the case of Second Lien Obligations, all Second Lien Obligations, taken together, and (3) in the case of Third Lien Obligations, all Third Lien Obligations, taken together.

        "Certificate of Designations" means the Certificate of Designations of the Series A Preferred Stock.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means, in the case of each Series of Secured Debt, all properties and assets of the Company and the other Grantors now owned or acquired after the date of the Intercreditor Agreement in which Liens have been granted, or purported to be granted, or required to be granted, to the Collateral Agent to secure any or all of the Secured Obligations, including any property subject to Liens granted pursuant to "—Intercreditor Agreement—Insolvency or Liquidation Proceedings", and will exclude any properties and assets in which the Collateral Agent is required to release its Liens pursuant to "—Intercreditor Agreement—Release of Liens on Collateral"; provided, that, if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any other Grantor, such assets or properties will cease to be excluded from the Collateral if the Company or any other Grantor thereafter acquires or reacquires such assets or properties.

        "Collateral Agent" means Wilmington Trust, National Association, in its capacity as Collateral Agent under the Intercreditor Agreement, together with its successors in such capacity.

        "Consolidated Coverage Ratio" for any period for which internal financial statements are available immediately preceding the date on which such calculation is being made means the ratio of (a) the aggregate amount of Consolidated EBITDA for such period to (b) Consolidated Interest Expense payable for, and cash dividends paid during, such period.

        "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets, for such period, (iv) cash contributions to the ESOP during such period in respect of the repurchase liability of the Company under the ESOP Plan Documents, (v) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such Warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP, (vi) any extraordinary losses for such period, (vii) any non-recurring charges and adjustments for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP and (viii) that portion of employee compensation that was both recorded by the Company as compensation expense for such period and that was directed by an employee of the Company to be used by the ESOT to purchase Equity Interests of the Company; provided that the aggregate amount added back under this clause (viii) in any period of four consecutive fiscal quarters shall not exceed an amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (viii)) for the period of four consecutive fiscal quarters immediately preceding such period and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges (not including expenses in connection with the Exchange Offer and the related transactions) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income for such period, and (iii) all cash payments made during such period to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period, all determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Restricted Subsidiary with respect to Interest Rate Agreements. Consolidated Interest Expense does not include cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust.

        "Consolidated Net Income" shall mean, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded, in each case to the extent included in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (ii) the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or the date that such person's assets are acquired by the Company or any Restricted Subsidiary, (iii) any gains attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (iv) any extraordinary or non-recurring gains or other income items and (b) there shall be added back, in each case to the extent deducted in determining the net income or loss of the Company and the Restricted Subsidiaries for such period on a consolidated basis under GAAP, (i) any non-cash compensation charge or expense including any such charge or expense relating to stock appreciation rights and phantom stock plans, (ii) any non-cash contributions to the ESOP, (iii) amortization of goodwill and other intangible assets, (iv) any losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (v) any extraordinary or non-recurring losses or charges.

        Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)   was a member of such Board of Directors on the Issue Date; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Controlling Representative" means at any time (1) prior to the Discharge of First Lien Obligations, the First Lien Representative that represents the Series of First Lien Debt with the then largest outstanding principal amount or, if there is no Series of First Lien Debt, the Hedge Provider with the largest amount of First Lien Obligations owed to it (calculated in accordance with the provisions under the caption "—Order of Application"), (2) after the Discharge of First Lien Obligations and prior to the Discharge of Second Lien Obligations, the Second Lien Administrative Agent and (3) after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Trustee.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "DIP Financing" has the meaning set forth under the caption "—Intercreditor Agreement—Insolvency or Liquidation Proceedings."

        "Discharge of First Lien Obligations" means the occurrence of all of the following:

          (1)   termination or expiration of all commitments to extend credit that would constitute First Lien Debt;

          (2)   with respect to each Series of First Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt of such Series (other than any undrawn letters of credit);

          (3)   with respect to any undrawn letters of credit constituting First Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 103% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First Lien Document) of all outstanding letters of credit constituting First Lien Debt, (y) the issuance of a back to back letter of credit in favor of the issuer of each such outstanding letter of credit in an amount equal to the amount described in clause (x) above and issued by a financial institution reasonably acceptable to such issuer or (z) the issuer of each such letter of credit has notified the Collateral Agent in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of First Lien Debt that has reimbursement obligations with respect thereto have been made; and

          (4)   payment in full in cash of all other First Lien Obligations that are outstanding and unpaid at the time the First Lien Debt is paid in full in cash or, in the case of Hedging Obligations, the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Discharge of Revolving Credit Obligations" means the occurrence of all of the following:

          (1)   termination or expiration of all commitments to extend credit under the Revolving Credit Agreement;

          (2)   payment in full in cash of the principal of and interest and premium (if any) on all First Lien Debt under the Revolving Credit Agreement (other than any undrawn letters of credit);

          (3)   with respect to any undrawn letters of credit issued under the Revolving Credit Agreement, either (x) discharge or cash collateralization (at the lower of (A) 103% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit issued under the Revolving Credit Agreement, (y) the issuance of a back to back letter of credit in favor of the issuer of each such outstanding letter of credit in an amount equal to the amount described in clause (x) above and issued by a financial institution reasonably acceptable to such issuer or (z) the issuer of each such letter of credit issued under the Revolving Credit Agreement has notified the Collateral Agent in writing that alternative arrangements satisfactory to such issuer and to the lenders under the Revolving Credit Agreement have been made; and

          (4)   payment in full in cash of all other Revolving Credit Obligations that are outstanding and unpaid at the time the First Lien Debt under the Revolving Credit Agreement is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Discharge of Second Lien Obligations" means the occurrence of all of the following:

          (1)   termination or expiration of all commitments to extend credit that would constitute Second Lien Debt;

          (2)   payment in full in cash of the principal of and interest and premium (if any) on all Second Lien Debt; and

          (3)   payment in full in cash of all other Second Lien Obligations that are outstanding and unpaid at the time the Second Lien Debt is paid in full in cash or, in the case of Hedging Obligations incurred after the Discharge of First Lien Obligations, the cash collateralization of all such Hedging Obligations (or other arrangements with respect to all such Hedging Obligations) on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under Hedging Agreements (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3)   is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the six-month anniversary of the Stated Maturity of the Third-Lien Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Third-Lien Notes shall not constitute Disqualified Stock if:

          (1)   the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Third-Lien Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; and

          (2)   any such requirement only becomes operative after compliance with such terms applicable to the Third-Lien Notes, including the purchase of any Third-Lien Notes tendered pursuant thereto.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "ESOP" means the employee benefit plan entitled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan" adopted and maintained by the Company and as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date, any successor plan or other employee benefit plan created to issue participation interests in the common stock of the Company to Company employees, directors and consultants.

        "ESOP Plan Documents" means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date.

        "ESOT" means the trust entitled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust" and adopted and maintained by the Company pursuant to the applicable ESOP Plan Documents, as in effect on the Issue Date and as may be amended as required by a change in applicable law after the Issue Date, any successor trust or other trust established in connection with the ESOP.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Offer" means the "Exchange Offer" as defined in this prospectus.

        "Existing Unsecured Notes" means the Company's 10.25% Senior Notes due February 2015.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

        "First Lien" means a Lien granted, or purported to be granted, by a Security Document to the Collateral Agent, at any time, upon any property of the Company or any other Grantor to secure First Lien Obligations.

        "First Lien Administrative Agent" means Wells Fargo Bank, National Association, in its capacity as administrative agent under the First Lien Credit Agreement, together with its successors in such capacity.

        "First Lien Cap" means at any date, the sum of:

          (1)   the aggregate principal amount of First Lien Obligations incurred under the First Lien Credit Agreement up to, but not in excess of, $300,000,000 less the amount of all permanent repayments and prepayments thereunder; plus

          (2)   the aggregate principal amount of First Lien Obligations incurred under the Revolving Credit Agreement (including the undrawn amount of all letters of credit issued under the Revolving Credit Agreement) up to, but not in excess of, $65,000,000 plus up to an additional $6.5 million for over advances and protective advances under the Revolving Credit Agreement, less the amount of all permanent repayments, permanent prepayments and permanent commitment reductions thereunder; plus

          (3)   amounts in respect of interest (including capitalized interest), fees and premiums, if any, on First Lien Obligations; plus

          (4)   Hedging Obligations and Bank Product Obligations that are First Lien Obligations; plus

          (5)   if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing; plus

          (6)   all other First Lien Obligations that are not of the type included in clauses (1) through (5) above.

        "First Lien Credit Agreement" means that certain credit agreement, to be entered into on the Issue Date, by and among, the Company, the Subsidiaries of the Company identified therein as Subsidiary Guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, and any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more other agreements (and related documents) governing Indebtedness, including indentures, incurred to Refinance, substitute, supplement or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or one or more successors to such credit agreement or one or more new credit agreements or other agreements, in each case to the extent not in contravention of the terms of the Intercreditor Agreement.

        "First Lien Debt" means:

          (1)   any Funded Debt incurred on or after the date of the Intercreditor Agreement under the Revolving Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Revolving Credit Agreement or their First Lien Representative obtained an officers' certificate at the time of incurrence (or with respect to any of the Revolving Credit Obligations, at the time of the execution and delivery of the Revolving Credit Agreement) to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents);

          (2)   any Funded Debt incurred on or after the date of the Intercreditor Agreement under the First Lien Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the First Lien Credit Agreement or their First Lien Representative obtained an officers' certificate at the time of incurrence to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents); and

          (3)   any other Funded Debt consisting of either (x) Funded Debt incurred under any refinancing in whole of the Revolving Credit Agreement or (y) Funded Debt incurred under any refinancing in whole of the First Lien Credit Agreement, in each case that is secured by a First Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in this clause (3), that:

            (a)   on or before the date on which such Funded Debt is incurred by the Company, such Funded Debt is designated by the Company as "First Lien Debt" for the purposes of the Secured Debt Documents in a refinancing secured debt designation, in the form required under the Intercreditor Agreement, executed and delivered to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such a refinancing secured debt designation, the Secured Debt Document governing such Funded Debt will be deemed to be the Revolving Credit Agreement or the First Lien Credit Agreement under the Intercreditor Agreement, as applicable; provided, that no Funded Debt may be simultaneously designated as more than one of First Lien Debt, Second Lien Debt and Third Lien Debt;

            (b)   unless the Secured Debt Representative for such Funded Debt is already party to the Intercreditor Agreement as the Revolving Agent or the First Lien Administrative Agent, as applicable, such Secured Debt Representative for such Funded Debt executes and delivers an intercreditor joinder, in the form required under the Intercreditor Agreement, to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such an intercreditor joinder, such Secured Debt Representative will be deemed to be the Revolving Agent or the First Lien Administrative Agent under the Intercreditor Agreement, as applicable;

            (c)   with respect to any real property Collateral, the Company and each of the other Grantors will take actions of a similar nature as described in the Intercreditor Agreement;

            (d)   all such Funded Debt incurred under clause (3)(x) above, together with the First Lien Debt, if any, that remains outstanding under the Revolving Credit Agreement (i) will vote as a single class on all matters as directed by Act of Required Secured Parties and (ii) will not provide for different payment or lien priorities among various tranches of such Funded Debt and any such First Lien Debt, if any, that remains outstanding under the Revolving Credit Agreement; and

            (e)   all such Funded Debt incurred under clause (3)(y) above, together with the First Lien Debt, if any, that remains outstanding under the First Lien Credit Agreement (i) will vote as a single class on all matters as directed by the Requisite Lenders (under and as defined in the First Lien Credit Agreement) and (ii) will not provide for different payment or lien priorities among various tranches of such Funded Debt and any such First Lien Debt, if any, that remains outstanding under the First Lien Credit Agreement.

        For the avoidance of doubt, Hedging Obligations and Bank Product Obligations do not constitute First Lien Debt but may constitute First Lien Obligations.

        "First Lien Documents" means the Revolving Credit Agreement, the First Lien Credit Agreement, any other agreements pursuant to which any First Lien Debt is incurred and the First Lien Security Documents.

        "First Lien Obligations" means the First Lien Debt and all other Obligations in respect of First Lien Debt including, without limitation, any post-petition interest whether or not allowable, together with all Hedging Obligations, all Bank Product Obligations and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to the Intercreditor Agreement or one or more of the First Lien Documents, Second Lien Documents or Third Lien Documents, will in each case be deemed to constitute First Lien Obligations (with the obligations described in this sentence being the "collateral agent obligations"), which collateral agent obligations will be entitled to the priority provided in clause FIRST as described under the caption "—Intercreditor Agreement—Order of Application".

        "First Lien Representative" means:

          (1)   in the case of the Revolving Credit Agreement, the Revolving Agent; and

          (2)   in the case of the First Lien Credit Agreement, the First Lien Administrative Agent.

        "First Lien Secured Parties" means the holders of First Lien Obligations, each First Lien Representative and the Collateral Agent.

        "First Lien Security Documents" means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the First Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described under the caption "—Intercreditor Agreement—Amendment of Security Documents".

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "Funded Debt" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money or advances; and

          (2)   evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

        For the avoidance of doubt, "Funded Debt" will not include Hedging Obligations or Bank Product Obligations.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

          (1)   the "Accounting Standards Codification" of the Financial Accounting Standards Board;

          (2)   such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (3)   the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to

  Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Governmental Authorities" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

        "Grantors" means the Company, the Subsidiary Guarantors and any other Person (if any) that provides collateral security for any Secured Obligations and executes a joinder agreement.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2)   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranty Agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Third-Lien Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holder" means the Person in whose name a Third-Lien Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens":

          (1)   the accrual of interest, the accretion or amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

          (2)   the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument, the reclassification of a lease as Indebtedness solely due to a change in accounting principles, or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

          (3)   the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness in each case will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)   indebtedness of such Person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2)   all Capital Lease Obligations of such Person, all Synthetic Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (3)   all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

          (4)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5)   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

          (6)   all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7)   all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

          (8)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" excludes post-closing payment adjustments to which the sellers may become entitled to the extent such payment is determined by reference to a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above but without duplication or double-counting of any Indebtedness described in two or more clauses above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or valuation or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Insolvency or Liquidation Proceeding" means:

          (1)   any voluntary or involuntary case commenced by or against the Company or any other Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization, receivership, liquidation or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

          (2)   any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

          (3)   any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

        "Intercreditor Agreement" means that certain Intercreditor Agreement, to be entered into on the Issue Date, by and among, the Company, the Subsidiaries of the Company identified therein as Subsidiary Guarantors, Wells Fargo Bank, National Association, as Administrative Agent under the Revolving Credit Agreement and the First Lien Term Loan,                         , as Administrative Agent under the Second Lien Term Loan, the Trustee, and the Collateral Agent, as amended, extended, renewed, restated, replaced, supplemented, modified or otherwise changed from time to time.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments," "Investment" shall include:

          (1)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means the date on which the Third-Lien Notes were originally issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

          (1)   all direct costs relating to such Asset Disposition including, without limitation, legal, investment banking, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2)   except to the extent such Asset Disposition involved the disposition of Collateral, all payments (whether principal, interest, premium or other) made on any Indebtedness which is secured by any assets subject to such Asset Disposition or required to be repaid as a result of the Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets or other agreement with respect to such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

          (4)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition including indemnification liabilities, purchase price adjustments, and employee benefit plan liabilities; and

          (5)   any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "New Warrants" means the warrants to be issued on the Issue Date by the Company pursuant to the Warrant Agreement.

        "Note Documents" means, collectively, the Indenture, the Third-Lien Notes and the Third Lien Security Documents securing the Obligations in respect thereof.

        "Obligations" means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Secured Obligations.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

        "Paying Agent" means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

        "Permitted Acquisition" means the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of a Person, a line of business or division of a Person or not less than 100% of the Capital Stock of a Person (the "Acquired Entity"); provided that (a) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Company or any Subsidiary of the Company; (b) the Acquired Entity or the assets, line of business or division acquired shall be in a similar line of business as that of the Company and its Subsidiaries as conducted during the current and most recent calendar year; (c) (i) the Acquired Entity or division is located, and substantially all of its operations are conducted, in the United States of America or (ii) substantially all of the assets acquired are located in the United States; (d) at the time of such transaction both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (e) the Company shall have delivered to the Trustee a certificate of the chief financial officer of the Company confirming compliance with clauses (a) through (d) above, together with all relevant financial information for the Acquired Entity, acquired line of business or division or acquired assets and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (a) through (d) above.

        "Permitted Collateral Liens" means:

          (1)   Liens on the Collateral that are described in one or more of clauses (3), (4), (5), (6) (but only to the extent such Hedging Obligations constitute First Lien Obligations or Second Lien Obligations), (8) and (11) through (18) of the definition of "Permitted Liens";

          (2)   First Liens securing First Lien Debt and all related First Lien Obligations in an aggregate amount (as of the date of incurrence of any First Lien Debt and after giving pro forma effect to the application of net proceeds therefrom) not exceeding the First Lien Cap;

          (3)   Second Liens securing Second Lien Debt and all related Second Lien Obligations in an aggregate amount (as of the date of incurrence of any Second Lien Debt and after giving pro forma effect to the application of net proceeds therefrom) not exceeding Second Lien Cap; and

          (4)   Third Liens securing Third Lien Debt and all related Third Lien Obligations in an aggregate amount (as of the date of incurrence of any Third Lien Debt and after giving pro forma effect to the application of net proceeds therefrom) not exceeding the Third Lien Cap.

        Permitted Collateral Liens shall include any extension, renewal, refinancing, refunding, or replacement, in whole or in part, of any Lien described in the immediately preceding sentence; provided that any such extension, renewal, refinancing, refunding, or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets; provided, further, that the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1) through (4) of this definition at the time the original Lien became a Permitted Collateral Lien under the Indenture, (ii) with respect to clause (4) of this definition, any accrued and unpaid PIK Interest on the Third-Lien Notes, and (iii) an amount necessary to pay any accrued interest and fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

        "Permitted ESOP Transactions" means the redemption or repurchase for value of any Capital Stock of the Company as a result of distributions by the ESOT to participants in the ESOP to satisfy requirements under applicable law, including Section 401(a) (28) of the Code, and in connection with diversification of participants' interests, participant hardship withdrawals or participant loans.

        "Permitted Holder" means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)   the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2)   another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3)   cash and Temporary Cash Investments;

          (4)   receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (6)   loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, not to exceed $1.0 million in the aggregate outstanding at any one time;

          (7)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8)   any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

          (9)   any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness" and "—Limitation on Liens"; and

          (12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens securing Indebtedness Incurred pursuant to clauses (13) or (14) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (2)   Liens existing on the Issue Date (other than Permitted Collateral Liens);

          (3)   Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (4)   Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (5)   Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor permitted to be Incurred in accordance with the covenant described under "Certain Covenants—Limitation on Indebtedness";

          (6)   Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

          (7)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (8)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (9)   Liens in favor of the Company or any Subsidiary Guarantor or Liens on assets of a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor in favor solely of another Restricted Subsidiary of the Company that is not a Subsidiary Guarantor;

          (10) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1) through (4); provided, however, that:

            (A)  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

            (B)  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1) through (4) of this definition at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any accrued interest and fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (11) Liens securing Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries and equity interests of Foreign Subsidiaries;

          (12) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

          (13) licenses, sublicenses, leases or subleases granted by the Company or any Restricted Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

          (14) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and the Liens in favor of issuers of the same;

          (15) bankers' Liens, rights of set-off and Liens arising out of judgments or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $30.0 million at any time outstanding;

          (16) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested tax and enforcement of the applicable Lien;

          (17) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which the Company shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested obligations and enforcement of the applicable Lien;

          (18) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

          (20) other Liens securing obligations incurred in the ordinary course of business which obligations, in the aggregate, do not exceed $5.0 million at any time.

        "Permitted Prior Lien" means any Lien that has priority over the Lien of the Collateral Agent for the benefit of the First Lien Secured Parties which Lien was permitted under each First Lien Document.

        "Permitted Subordinated Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary (a) that is not Secured Indebtedness, (b) that constitutes Subordinated Obligations, (c) that is not incurred while a Default exists, (d) the incurrence of which would not result in a Default and (e) that does not mature and does not require any payment of principal prior to the final maturity date of the Third-Lien Notes.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Phoenix" means Phoenix Investment Adviser, LLC, a Delaware limited liability company, on behalf of certain private funds and accounts managed by it.

        "Post-Petition Interest" means interest, fees, expenses and other charges that pursuant to the First Lien Documents, Second Lien Documents or Third Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency of Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Code or in any such Insolvency or Liquidation Proceeding.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a Third-Lien Note means the principal of the Third-Lien Note plus the premium, if any, payable on the Third-Lien Note which is due or overdue or is to become due at the relevant time.

        "Qualified Capital Stock" of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1)   such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2)   such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

          (3)   such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

          (4)   if the Indebtedness being Refinanced is subordinated in right of payment to the Third-Lien Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Third-Lien Notes at least to the same extent as the Indebtedness being Refinanced; and

          (5)   other than with respect to Refinancing Indebtedness which Refinances the Existing Unsecured Notes, such Refinancing Indebtedness shall not be secured by a Lien with a greater priority than the Lien securing, or secured by a Lien on assets that did not secure, the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registrar" means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date, any business reasonably related, ancillary or complementary to such business and any business providing products or services to any government, governmental authority or agency, department or bureau thereof.

        "Required Second Lien Debtholders" means, at any time, the holders of more than 50% of the sum of:

          (1)   the aggregate outstanding principal amount of Second Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

          (2)   other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Debt.

        For purposes of this definition, (a) Second Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and neither the Company nor any Affiliate of the Company will be entitled to vote any of the Second Lien Debt and (b) votes will be determined in accordance with the provisions under the caption "—Intercreditor Agreement—Voting;" provided that, for the avoidance of doubt, ASOF and Phoenix will not be deemed to be Affiliates of the Company for purposes of this sentence.

        "Required Third Lien Debtholders" means, at any time, the holders of more than 50% of the sum of:

          (a)   the aggregate outstanding principal amount of Third Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

          (b)   other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Third Lien Debt.

        For purposes of this definition, (i) Third Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and neither the Company nor any Affiliate of the Company will be entitled to vote any of the Third Lien Debt and (ii) votes will be determined in accordance with the provisions under the caption "—Intercreditor Agreement—Voting"; provided that, for the avoidance of doubt, ASOF and Phoenix will not be deemed to be Affiliates of the Company for purposes of this sentence.

        "Restricted Payment" with respect to any Person means:

          (1)   the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment (a) in connection with any merger or consolidation involving such Person or (b) to a director, officer or employee of the Company or of any Restricted Subsidiary in connection with any long-term incentive plan) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including (a) in connection with any merger or consolidation or (b) the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3)   the principal payment on or with respect to, or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any Indebtedness, including any Subordinated Obligations, but excluding any Secured Indebtedness, of the Company or any Subsidiary Guarantor (other than from the Company or a Restricted Subsidiary); or

          (4)   the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Revolving Agent" means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Revolving Credit Agreement, together with its successors in such capacity.

        "Revolving Credit Agreement" means that certain credit agreement, to be entered into on the Issue Date, by and among, the Company, the Subsidiaries of the Company identified therein as Subsidiary Guarantors, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, and any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more other agreements (and related documents) governing Indebtedness, including indentures, incurred to Refinance, substitute, supplement or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or one or more successors to such credit agreement or one or more new credit agreements or other agreements, in each case to the extent not in contravention of the terms of the Intercreditor Agreement.

        "Revolving Credit Obligations" means all outstanding First Lien Debt under the Revolving Credit Agreement and all other First Lien Obligations arising in connection with the Revolving Credit Agreement (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Revolving Credit Agreement, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), and including the discharge or cash collateralization (at the lower of (1) 103% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit constituting First Lien Debt under the Revolving Credit Agreement.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Second Lien Administrative Agent" means the administrative agent under the Second Lien Credit Agreement, together with its successors in such capacity.

        "Second Lien" means a Lien granted, or purported to be granted, by a Security Document to the Collateral Agent, at any time, upon any property of the Company or any other Grantor to secure Second Lien Obligations.

        "Second Lien Cap" means at any date, the sum of:

          (1)   the aggregate principal amount of Second Lien Obligations incurred under the Second Lien Credit Agreement up to, but not in excess of, $50,000,000 less the amount of all permanent repayments and prepayments thereunder; plus

          (2)   amounts in respect of interest (including capitalized interest), fees and premiums, if any, on Second Lien Obligations; plus

          (3)   Hedging Obligations and Bank Product Obligations that are Second Lien Obligations; plus

          (4)   if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing, to the extent permitted pursuant to the caption "—Intercreditor Agreement—Insolvency or Liquidation Proceedings;" plus

          (5)   all other Second Lien Obligations that are not of the type included in clauses (1) through (4) above.

        "Second Lien Credit Agreement" means the Second Lien Credit Agreement (as amended, supplemented, amended and restated or otherwise modified from time to time, including any refinancing in whole thereof if such refinancing credit agreement has been designated in accordance with the terms of the Intercreditor Agreement) among the Company, the Affiliates of the Company named therein, the Second Lien Administrative Agent and the lenders party thereto.

        "Second Lien Debt" means:

          (1)   any Funded Debt incurred on or after the date of the Intercreditor Agreement under the Second Lien Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Second Lien Credit Agreement or the Second Lien Administrative Agent obtained an Officers' Certificate at the time of incurrence to the effect that such Funded Debt was permitted to be incurred and secured by all applicable Secured Debt Documents); and

          (2)   any other Funded Debt consisting of Funded Debt incurred under any refinancing in whole of the Second Lien Credit Agreement that is secured by a Second Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in clause (2) of this definition, that

            (a)   on or before the date on which such Funded Debt is incurred by the Company, such Funded Debt is designated by the Company as "Second Lien Debt" for the purposes of the Secured Debt Documents in a refinancing secured debt designation, in the form required under the Intercreditor Agreement, executed and delivered to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such a refinancing secured debt designation, the Secured Debt Document governing such Funded Debt will be deemed to be the Second Lien Credit Agreement; provided, that no Funded Debt may be simultaneously designated as more than one of First Lien Debt, Second Lien Debt and Third Lien Debt;

            (b)   unless the Secured Debt Representative for such Funded Debt is already party to the Intercreditor Agreement as the Second Lien Administrative Agent, such Secured Debt Representative for such Funded Debt executes and delivers an intercreditor joinder, in the form required under the Intercreditor Agreement, to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such an Intercreditor Joinder, such Secured Debt Representative will be deemed to be the Second Lien Administrative Agent under the Intercreditor Agreement;

            (c)   with respect to any real property Collateral, the Company and each of the other Grantors will take actions of a similar nature as described in the Intercreditor Agreement; and

            (d)   all such Funded Debt incurred under this clause (2), together with the Second Lien Debt, if any, that remains outstanding under the Second Lien Credit Agreement (i) will vote as a single class on all matters and (ii) will not provide for different payment or lien priorities among various tranches of such Funded Debt and any such Second Lien Debt, if any, that remains outstanding under the Second Lien Credit Agreement.

        For the avoidance of doubt, Hedging Obligations and Bank Product Obligations do not constitute Second Lien Debt but may, after the Discharge of First Lien Obligations, constitute Second Lien Obligations.

        "Second Lien Documents" means, the Second Lien Credit Agreement, any other agreement pursuant to which any Second Lien Debt is incurred and the Second Lien Security Documents.

        "Second Lien Obligations" means Second Lien Debt and all other Obligations in respect thereof including, without limitation, any Post-Petition Interest whether or not allowable, together with, after the Discharge of First Lien Obligations, all Hedging Obligations and Bank Product Obligations designated as Second Lien Obligations, and all guarantees of any of the foregoing.

        "Second Lien Representative" means:

          (1)   in the case of the Second Lien Credit Agreement, the Second Lien Administrative Agent; and

          (2)   in the case of any other Series of Second Lien Debt, the trustee, agent or representative of the holders of such Series of Second Lien Debt who maintains the transfer register for such Series of Second Lien Debt and (a) is appointed as a representative of the Second Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Second Lien Debt (together with its successors in such capacity), and (b) who has executed a collateral trust joinder.

        "Second Lien Secured Parties" means the holders of Second Lien Obligations and the Second Lien Administrative Agent.

        "Second Lien Security Documents" means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Second Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and described above under the caption "—Intercreditor Agreement—Amendment of Security Documents".

        "Second Lien Standstill Period" means at least 180 days has elapsed since the later of: (i) the date on which the Second Lien Administrative Agent has declared the existence of any Event of Default under (and as defined in) any Second Lien Documents and demanded the repayment of all the principal amount of all Second Lien Obligations thereunder, and (ii) the date on which the Collateral Agent and each First Lien Representative has received notice from the Second Lien Administrative Agent of such declarations of an Event of Default.

        "Secured Debt" means First Lien Debt, Second Lien Debt and Third Lien Debt.

        "Secured Debt Documents" means the First Lien Documents, the Second Lien Documents and the Third Lien Documents.

        "Secured Debt Representative" means each First Lien Representative, the Second Lien Administrative Agent and the Trustee.

        "Secured Indebtedness" means any Indebtedness of the Company and the Restricted Subsidiaries secured by a Lien.

        "Secured Obligations" means First Lien Obligations, Second Lien Obligations and Third Lien Obligations.

        "Secured Parties" means the holders of Secured Obligations, the Secured Debt Representatives and the Collateral Agent.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Security Documents" means the Intercreditor Agreement, each intercreditor joinder (in the form required under the Intercreditor Agreement), each First Lien Security Document, each Second Lien Security Document and each Third Lien Security Document, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the described above under the caption "—Intercreditor Agreement—Amendment of Security Documents."

        "Senior Indebtedness" means with respect to any Person:

          (1)   Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2)   all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Third-Lien Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

          (1)   any obligation of such Person to the Company or any Subsidiary;

          (2)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (4)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (5)   that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Series A Preferred Stock" means the Series A Preferred Stock of the Company to be issued on the Issue Date, as may be amended, extended, renewed, restated, refunded, redeemed, repurchased, replaced, refinanced, supplemented or modified in whole or in part from time to time.

        "Series of First Lien Debt" means, severally, Funded Debt under the Revolving Credit Agreement and Funded Debt under the First Lien Credit Agreement. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a First Lien Document will be part of the same Series of First Lien Debt as all other First Lien Debt incurred pursuant to such First Lien Document.

        "Series of Second Lien Debt" means, severally, Funded Debt under the Second Lien Credit Agreement and each other issue or series of Second Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Second Lien Document shall be part of the same Series of Second Lien Debt as all other Second Lien Debt incurred pursuant to such Second Lien Document.

        "Series of Third Lien Debt" means, severally, the Third-Lien Notes and each other issue or series of Third Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Third Lien Document shall be part of the same Series of Third Lien Debt as all other Third Lien Debt incurred pursuant to such Third Lien Document.

        "Series of Secured Debt" means, severally, each Series of First Lien Debt, Funded Debt under the Second Lien Credit Agreement and the Third-Lien Notes.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Stockholders' Agreement" means that certain Alion Science and Technology Corporation Stockholders' Agreement, to be dated as of the Settlement Date.

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Third-Lien Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1)   such Person;

          (2)   such Person and one or more Subsidiaries of such Person; or

          (3)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Third-Lien Notes pursuant to the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Third-Lien Notes.

        "Synthetic Lease" means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

        "Synthetic Lease Obligations" shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

        "Temporary Cash Investments" means any of the following:

          (1)   any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2)   investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4)   investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard and Poor's;

          (5)   investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's; and

          (6)   investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Third Lien" means a Lien granted, or purported to be granted, by a Security Document to the Collateral Trustee, at any time, upon any property of the Company or any other Grantor to secure Third Lien Obligations.

        "Third Lien Cap" means at any date, the sum of:

          (1)   the aggregate principal amount of Third Lien Obligations incurred under the Indenture up to, but not in excess of, $235,000,000 less the amount of all permanent repayments and prepayments thereunder; plus

          (2)   amounts in respect of interest (including capitalized interest and any PIK Notes (as defined in the Indenture as in effect on the date of the Intercreditor Agreement) issued from time to time to pay PIK Interest (as defined in the Indenture as in effect on the date of the Intercreditor Agreement) on the Third Lien Notes in accordance with the terms of the Indenture), fees and premiums, if any, on Third Lien Obligations; plus

          (3)   if there is an Insolvency or Liquidation Proceeding, $30,000,000 solely for a DIP Financing, to the extent permitted pursuant to the provisions described under the caption to "—Intercreditor Agreement—Insolvency or Liquidation Proceedings;" plus

          (4)   all other Third Lien Obligations that are not of the type included in clauses (1) through (3) above.

        "Third Lien Debt" means:

          (1)   the Third-Lien Notes issued on the date of the Intercreditor Agreement and any PIK Notes (as defined in the Indenture as in effect on the date of the Intercreditor Agreement) issued from time to time to pay PIK Interest (as defined in the Indenture as in effect on the date of the Intercreditor Agreement) on the Third-Lien Notes in accordance with the terms of the Indenture; and

          (2)   any other Funded Debt consisting of Funded Debt incurred under any refinancing in whole of the Third-Lien Notes that is secured by a Third Lien and that was permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

            (a)   on or before the date on which such Funded Debt is incurred by the Company, such Funded Debt is designated by the Company as "Third Lien Debt" for the purposes of the Secured Debt Documents in a refinancing secured debt designation, in the form required under the Intercreditor Agreement, executed and delivered to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such a refinancing secured debt designation, the Secured Debt Document governing such Funded Debt will be deemed to be the indenture; provided, that no Funded Debt may be simultaneously designated as more than one of First Lien Debt, Second Lien Debt and Third Lien Debt;

            (b)   unless the Secured Debt Representative for such Funded Debt is already party to the Intercreditor Agreement as the Trustee, such Secured Debt Representative for such Funded Debt executes and delivers an intercreditor joinder, in the form required under the Intercreditor Agreement, to the Collateral Agent and each then existing Secured Debt Representative, and after the execution and delivery of such an intercreditor joinder, such Secured Debt Representative will be deemed to be the Trustee under the Intercreditor Agreement;

            (c)   with respect to any real property Collateral, the Company and each of the other Grantors will take actions of a similar nature as described in the Intercreditor Agreement; and

            (d)   all such Funded Debt incurred under this clause (2), together with the Third Lien Debt, if any, that remains outstanding under the indenture (i) will vote as a single class on all matters and (ii) will not provide for different payment or lien priorities among various tranches of such Funded Debt and any such Third Lien Debt, if any, that remains outstanding under the indenture.

        "Third Lien Documents" means, collectively, the Note Documents, any other agreement pursuant to which any Third Lien Debt is incurred and the Third Lien Security Documents.

        "Third Lien Obligations" means Third Lien Debt and all other Obligations in respect thereof including, without limitation, any post-petition interest whether or not allowable, and all guarantees of any of the foregoing.

        "Third Lien Representative" means:

          (1)   in the case of the Third-Lien Notes, the Trustee; and

          (2)   in the case of any other Series of Third Lien Debt, the trustee, agent or representative of the holders of such Series of Third Lien Debt who maintains the transfer register for such Series of Third Lien Debt and (a) is appointed as a representative of the Third Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Third Lien Debt (together with its successors in such capacity), and (b) who has executed a collateral trust joinder.

        "Third Lien Secured Parties" means the holders of Third Lien Obligations and the Trustee.

        "Third Lien Security Documents" means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Third Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and described above under the caption "—Intercreditor Agreement—Amendment of Security Documents."

        "Third Lien Standstill Period" means at least 180 days has elapsed since the latest of: (1) the Discharge of First Lien Obligations, (ii) the date on which the Trustee has declared the existence of any Event of Default under (and as defined in) any Third Lien Documents and demanded the repayment of all the principal amount of all Third Lien Obligations thereunder; and (iii) the date on which the Collateral Agent and the Second Lien Administrative Agent have received notice from the Trustee of such declaration of an Event of Default.

        "Total Assets" means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

        "Trustee" means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

        "Unit Offering" means the "Unit Offering" as defined in this prospectus.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "—Certain Covenants—Limitation on Indebtedness," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Warrants" means the New Warrants and the warrants issued by the Company pursuant to a warrant agreement dated as of March 22, 2010.

        "Warrant Agreement" means that certain warrant agreement to be dated on the Issue Date by and between the Company and Wilmington Trust, National Association, as warrant agent.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

DESCRIPTION OF WARRANTS

        The Warrants will be issued pursuant to a warrant agreement between the Company and Wilmington Trust, National Association, as warrant agent. We refer to the warrant agreement as the "Warrant Agreement" and Wilmington Trust, National Association in its capacity as the warrant agent under the Warrant Agreement as the "Warrant Agent". The following summary of the Warrant Agreement is qualified in its entirety by reference to the Warrant Agreement, including the definitions in the Warrant Agreement of terms that are used below, and the warrant certificate attached thereto. The forms of the Warrant Agreement and warrant certificate have been filed as exhibits to the registration statement of which this prospectus is a part.

        The registered holder of a Warrant will be treated as the owner of it for all purposes.

General

Penny Warrants

        Each Penny Warrant, when exercised, will entitle the holder thereof to purchase fully paid and non-assessable shares of common stock of the Company at an exercise price of $0.01 per share. We refer to the shares of the Company's common stock to be issued under the Penny Warrants as the "Penny Warrant Shares", and we refer to the exercise price of the Penny Warrants as the "Penny Warrant Exercise Price". The Penny Warrant Exercise Price and the number of Penny Warrant Shares are both subject to adjustment in certain cases referred to below.

        The Penny Warrants will entitle the holders thereof to purchase, in the aggregate, 1,402,992 Penny Warrant Shares, or approximately 12.5% of common stock of the Company outstanding on the Settlement Date on a Fully Diluted Basis, subject to adjustment as provided in the Warrant Agreement and described below. The minimum and maximum number of shares issuable upon exercise of each Penny Warrant is 5.9701768 and 6.7914182, respectively.

        The number of shares issuable upon exercise of each Penny Warrant and the Penny Warrants in the aggregate is based upon the number of shares of our common stock outstanding as of the date of this prospectus and will change if the number of shares outstanding as of the Settlement Date is different or if we issue shares pursuant to ESOP Transactions, as discussed below.

Cash Warrants

        Each Cash Warrant, when exercised, will entitle the holder thereof to purchase fully paid and non-assessable shares of common stock of the Company, at an exercise price as set forth below. We refer to the shares of the Company's common stock to be issued under the Cash Warrants as the "Cash Warrant Shares", and we refer to the Penny Warrant Shares and the Cash Warrant Shares collectively as the "Warrant Shares". We refer to the exercise price of the Cash Warrants as the "Cash Warrant Exercise Price", and we refer to the Penny Warrant Exercise Price and the Cash Warrant Exercise Price together as the "Exercise Price". The Cash Warrant Exercise Price and the number of Cash Warrant Shares are both subject to adjustment in certain cases referred to below.

        The Cash Warrants will entitle holders of the Cash Warrants to purchase in the aggregate 15% of our outstanding common stock on a Fully Diluted Basis on the Settlement Date, or 1,683,591 shares in the aggregate at an exercise price based on the underlying value of our common stock. Our Cash Warrants will be issued in three tranches. One tranche of the Cash Warrants will be exercisable on the date on which its exercise price is set at an exercise price equal to the lesser of: (i) $8.10 per share; (ii) if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our ESOP prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value per share included in such valuation; and (iii) the value per share of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject in each case to certain exceptions if the valuation is not timely performed). A second and third tranche become exercisable on each of the first and second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such applicable anniversary for the purpose of valuing our common stock in connection with the ESOP (determined as described under "—Certain Terms") (subject in each case to certain exceptions if the valuation is not timely performed). The minimum and maximum amount of shares issuable upon exercise of each Cash Warrant is 2.3880707 (assuming the participation level is 100% and the Cash Option is 50% or less subscribed) and 2.7165673 (assuming the participation level is 95% and the Cash Option is fully subscribed), respectively. The number of shares underlying each Cash Warrant is computed by dividing 1,683,591 by the total number of Cash Warrants we issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding. The total number of Cash Warrants we will issue in the Exchange Offer, the Unit Offering and the ASOF Cash Funding will depend upon the number of Old Notes accepted for exchange and the subscription level for the Cash Option. This number will range from 619,749 Cash Warrants (assuming the participation level is 95% and the Cash Option is fully subscribed) to 705,000 Cash Warrants (assuming the participation level is 100% and the Cash Option is 50% or less subscribed).

        The number of shares issuable upon exercise of each Cash Warrant and the Cash Warrants in the aggregate is based upon the number of shares of our common stock outstanding as of the date of this prospectus and will change if the number of shares outstanding as of the Settlement Date is different or if we issue shares pursuant to ESOP Transactions, as discussed below.

Warrants Generally

        Each of the Penny Warrants and each of the Cash Warrants will be issued in the form of one or more global securities. See "—Global Warrants" below. We refer to each of the Penny Warrants and Cash Warrants collectively as the "Warrants". No service charge will be made for registration of transfer or exchange upon surrender of any Warrant. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of any Warrant.

Certain Terms

Exercise

        The Penny Warrants will be exercisable at any time on or after the Closing Date.

        The Cash Warrants will be exercisable as follows:

            (i)  one-third of the Cash Warrants, representing approximately 5.0% of the common stock of the Company outstanding on the date hereof on a Fully Diluted Basis, will be exercisable on the date on which the Closing Date Warrant Exercise Price is fixed (see "—Closing Date Warrant Exercise Price") (except that if the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below), the Warrants will be exercisable at the time of the transaction or at the time of the drag-along right or the tag-along right becomes effective). We refer to these Warrants as the "Closing Date Warrants". The exercise price for each Closing Date Warrant will be, for each share of common stock issuable upon exercise of the Closing Date Warrant, equal to the Closing Date Warrant Exercise Price (See "—Closing Date Warrant Exercise Price", below). If, however, the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below)

  before the Closing Date Warrant Exercise Price has been set, the exercise price for the Closing Date Warrants in connection with the transaction or the drag-along right or tag-along right will be equal to $8.10 per share; and

           (ii)  one-third of the Cash Warrants, representing approximately 5.0% of the common stock of the Company outstanding on the date hereof on a Fully Diluted Basis, will be exercisable at any time after the first anniversary of the Closing Date (except that if the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below), the warrants will be exercisable at the time of the transaction or at the time of the drag-along right or the tag-along right becomes effective). We refer to these Warrants as the "1st Anniversary Warrants". The exercise price for each 1st Anniversary Warrant will be, for each share of common stock issuable upon exercise of the 1st Anniversary Warrant, equal to the 1st Anniversary Warrant Exercise Price. See "—1st Anniversary Warrant Exercise Price", below. If, however, the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below) before the 1st Anniversary Warrant Exercise Price has been set, the exercise price for the 1st Anniversary Warrants in connection with the transaction or the drag-along right or tag-along right will be equal to (A) the Closing Date Warrant Exercise Price if the Closing Date Warrant Exercise Price has been fixed or (B) $8.10 per share if the Closing Date Warrant Exercise Price has not been fixed; and

          (iii)  one-third of the Cash Warrants, representing approximately 5.0% of the common stock of the Company outstanding on the date hereof on a Fully Diluted Basis, will be exercisable at any time after the second anniversary of the Closing Date (except that if the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below), the warrants will be exercisable at the time of the transaction or at the time of the drag-along right or the tag-along right becomes effective). We refer to these Warrants as the "2nd Anniversary Warrants". The exercise price for each 2nd Anniversary Warrant will be, for each share of common stock issuable upon exercise of the 2nd Anniversary Warrant, equal to the 2nd Anniversary Warrant Exercise Price. See "—2nd Anniversary Warrant Exercise Price", below. If, however, the Company undertakes a merger, consolidation or similar transaction (see "—Mergers and Consolidations; Liquidation", below) or the holders of Warrants are entitled to exercise a drag-along right or tag-along right (see "—Drag-Along Rights" and "—Tag-Along Rights", below) before the 2nd Anniversary Warrant Exercise Price has been set, the exercise price for the 2nd Anniversary Warrants in connection with the transaction or the drag-along right or tag-along right will be equal to either (A) the 1st Anniversary Warrant Exercise Price if the 1st Anniversary Exercise Price has been fixed, (B) the Closing Date Warrant Exercise Price if the 1st Anniversary Warrant Exercise Price has not been fixed, or (C) $8.10 per share if neither the Closing Date Warrant Exercise Price nor the 1st Anniversary Warrant Exercise Price have been fixed.

        Unless exercised, the Warrants will automatically expire on the tenth anniversary of the Closing Date at 5:00 p.m. New York City time. Once any Warrant expires unexercised, no registered or beneficial holder may exercise the expired Warrant, and all rights under the expired and unexercised Warrant will no longer have any legal force or effect including the right to vote described below under "—Voting Rights".

        The Warrants may be exercised by (i) surrendering to the Warrant Agent a certificate representing the Warrants, if any, (ii) delivering to the Warrant Agent a form of election attached to the Warrant

Agreement and (iii) tendering payment to the Company of the applicable Exercise Price by, at the option of the holder exercising the Warrants, either:

  •
  paying an amount in cash in U.S. dollars equal to the applicable aggregate Exercise Price by wire transfer or by certified or official bank check to the Company's order, which we refer to as the "Cash Exercise Option"; or

  •
  without the payment of cash, by reducing the number of shares of Company common stock that would be obtainable upon the exercise of a Warrant after paying the applicable cash exercise price so as to yield a number of shares of Company common stock upon the exercise of the Warrant equal to the product of

  •
  the number of shares of Company common stock for which the Warrant is exercised assuming that the exercise price had been paid in cash; and

  •
  the Cashless Exercise Ratio, which we define below.

        We refer to this method of exercise as the "Cashless Exercise".

        The "Cashless Exercise Ratio" will equal a fraction, the numerator of which is the excess of the Current Market Value per share of Company common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per share of the Company's common stock on the exercise date.

        Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect, or the exercise of their Warrants is exempt from the registration requirements of the Securities Act, and the securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside. See "—Registration Rights." Generally, the exercise of Warrants by Cashless Exercise will be exempt from the registration requirements of the Securities Act.

        At our option, fractional shares of common stock of the Company may not be issued upon exercise of any Warrant. If any fraction of a share of Company common stock would, except for the foregoing provision, be issuable upon the exercise of any Warrant (or specified portion thereof), the Company will have the option to pay an amount in cash equal to the Current Market Value per share of Company common stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction of a share, computed to the nearest whole cent.

  Closing Date Warrant Exercise Price

        For purposes of determining the Closing Warrant Exercise Price, the ESOP trustee will seek to deliver to the Company and the Warrant Agent, no later than two (2) months after the Closing Date, a valuation of the common stock as of the Closing Date for purposes of valuing the common stock in connection with elective deferrals, rollover contributions and transfers to the ESOP for the semi-annual period ending March 31, 2014 and taking into consideration the transactions contemplated by the Exchange Offer and the refinancing of our existing indebtedness. We refer to this valuation as the "Closing Date Valuation". If the ESOP timely delivers the Closing Date Valuation, the Closing Date Warrant Exercise Price will be the lesser of (i) $8.10; (ii) to the extent a valuation is delivered by the ESOP to the Company prior to the Closing Date or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company's fiscal six month period ended March 31, 2014), the value of our common stock set forth in such valuation; and (iii) the Closing Date Valuation. If the ESOP fails to timely deliver the Closing Date Valuation, the Closing Date Warrant Exercise Price will be the lesser of (i) $8.10; (ii) to the extent a valuation is delivered by the ESOP to the Company prior to the Closing Date or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company's fiscal six month period ended March 31, 2014), the value of our common stock set forth in such valuation; and (iii) at the Company's expense, a valuation of the common stock determined by a third party selected by the Warrant Agent (at the direction of the Required Warrant Holders, which we define in "—Voting Rights" below), which third party may not be an affiliate of the Supporting Noteholders.

  1st Anniversary Warrant Exercise Price

        For purposes of determining the 1st Anniversary Warrant Exercise Price, the ESOP trustee will seek to deliver to the Company and the Warrant Agent, no later than four (4) months after the end of the Company's first fiscal year after the Closing Date, a valuation of the common stock as of the last day of the Company's first fiscal year after the Closing Date. We refer to this valuation as the "1st Anniversary Initial Valuation". If the exercise date of the 1st Anniversary Warrants is within (6) six months following the end of the Company's first fiscal year following the Closing Date and the ESOP timely delivers the 1st Anniversary Initial Valuation, the 1st Anniversary Warrant Exercise Price will be the lesser of (i) the valuation of the common stock set forth in the 1st Anniversary Initial Valuation and (ii) the valuation of the common stock set forth in any 1st Anniversary Subsequent Valuation delivered to the Warrant Agent prior to that time. If the ESOP fails to timely deliver the 1st Anniversary Initial Valuation, the 1st Anniversary Warrant Exercise Price will be the Closing Date Warrant Exercise Price.

        If the exercise date of the 1st Anniversary Warrants is later than (6) six months following the end of the Company's first fiscal year following the Closing Date, the Warrant Agent, at the direction of the Required Warrant Holders (See "—Voting Rights", below), may elect to delay the exercise date of the 1st Anniversary Warrants until delivery by the ESOP Trustee to the Company and the Warrant Agent of a subsequent valuation of the common stock. We refer to this valuation as the "1st Anniversary Subsequent Valuation". If the ESOP Trustee delivers to the Company and the Warrant Agent the 1st Anniversary Subsequent Valuation within three (3) months following the date that is (6) six months following the end of the Company's first fiscal year following the Closing Date, the 1st Anniversary Warrant Exercise Price will be the lesser of the valuation of the common stock set forth in 1st Anniversary Initial Valuation and the valuation of the common stock set forth in 1st Anniversary Subsequent Valuation. If the ESOP Trustee fails to timely deliver the 1st Anniversary Subsequent Valuation, then the 1st Anniversary Warrant Exercise Price will be the lesser of (i) the Closing Date Warrant Exercise Price and (ii) the valuation of the common stock set forth in the then immediately preceding valuation of the common stock delivered by the ESOP Trustee.

  2nd Anniversary Warrant Exercise Price

        For purposes of determining the 2nd Anniversary Warrant Exercise Price, the ESOP trustee will seek to deliver to the Company and the Warrant Agent, no later than four (4) months after the end of the Company's second fiscal year after the Closing Date, a valuation of the common stock as of the last day of the Company's second fiscal year after the Closing Date. We refer to this valuation as the "2nd Anniversary Initial Valuation". If the exercise date of the 2nd Anniversary Warrants is within (6) six months following the end of the Company's second fiscal year following the Closing Date and the ESOP timely delivers the 2nd Anniversary Initial Valuation, the 2nd Anniversary Warrant Exercise Price will be the lesser of (i) the valuation of the common stock set forth in the 2nd Anniversary Initial Valuation and (ii) the valuation of the common stock in any 2nd Anniversary Subsequent Valuation delivered to the Warrant Agent prior to that time. If the ESOP fails to timely deliver the 2nd Anniversary Initial Valuation, the 2nd Anniversary Warrant Exercise Price will be the 1st Anniversary Warrant Exercise Price.

        If the exercise date of the 2nd Anniversary Warrants is later than (6) six months following the end of the Company's first fiscal year following the Closing Date, the Warrant Agent, at the direction of the

Required Warrant Holders (See "—Voting Rights", below), may elect to delay the exercise date of the 2nd Anniversary Warrants until delivery by the ESOP Trustee to the Company and the Warrant Agent of a subsequent valuation of the common stock. We refer to this valuation as the "2nd Anniversary Subsequent Valuation". If the ESOP Trustee delivers to the Company and the Warrant Agent the 2nd Anniversary Subsequent Valuation within three (3) months following the date that is (6) six months following the end of the Company's second fiscal year following the Closing Date, the 2nd Anniversary Warrant Exercise Price will be the lesser of the 1st Anniversary Warrant Exercise Price and the valuation of the common stock set forth the 2nd Anniversary Subsequent Valuation. If the ESOP Trustee fails to timely deliver the 2nd Anniversary Subsequent Valuation to the Company and the Warrant Agent, the 2nd Anniversary Warrant Exercise Price will be the lesser of (i) the Closing Date Warrant Exercise Price, (ii) the valuation of the common stock set forth in the then immediately preceding valuation of the common stock delivered by the ESOP Trustee and (iii) at the Company's expense, a valuation of the common stock determined by a third party selected by the Warrant Agent (at the direction of the Required Warrant Holders, which we define in "—Voting Rights" below), which third party may not be an affiliate of the Supporting Noteholders.

Transferability

        The transfer of the Warrants will be subject to applicable federal and state securities laws. In addition, the Warrant Agreement will provide that the Warrants are not transferable (i) if the transfer would result in the Company having more than 2,000 record holders of its common stock or more than 500 record holders of its common stock who are not accredited investors within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), unless the Company has filed a registration statement with respect to its common stock pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) if the transfer would limit, impair or eliminate the Company's net operating losses either upon transfer or upon the exercise of the Warrant, (iii) if the transferee is determined by the Board of Directors of the Company to be a competitor, customer or supplier of the Company or any subsidiary of the Company and the transfer would be adverse to the Company or (iv) if, as a result of the transfer, the transfer would have adverse regulatory consequences on the Company or any subsidiary of the Company including (I) subjecting the Company or any subsidiary to review or investigation conducted by the Committee on Foreign Investment in the United States; (II) creating a situation where the Company or any subsidiary of the Company would operate, or would be deemed to operate, under foreign ownership, control or influence within the meaning of the National Industrial Security Program Operating Manual; (III) creating an actual or potential organizational conflict of interest that cannot be mitigated; or (IV) subjecting the Company or any subsidiary to suspension or debarment from receiving contracts with the United States.

Rights to Dividends and Distributions

        The holders of unexercised Warrants are entitled to receive cash dividends or distributions on the same basis as cash dividends or distributions are made to holders of common stock of the Company pro rata based on the number of shares of Company common stock for which the Warrants are exercisable as if the Warrants had been exercised immediately prior to the record date established by the Board of Directors for the dividend or distribution.

Series A Preferred Stock

        In connection with the Exchange Offer and the Refinancing Transactions, the Company will issue one share of Series A Preferred Stock to the Warrant Agent, on behalf of all of the holders of the Warrants, to provide certain rights and protections to all of the holders of the Warrants. The Series A Preferred Stock will be held of record by the Warrant Agent solely in its capacity as agent of the holders of the Warrants and administered by the Warrant Agent for the benefit of all holders of the Warrants. The holders of the Warrants, by accepting a Warrant, will be deemed to have irrevocably appointed the Warrant Agent to act as its agent with respect to the Series A Preferred Stock under the Warrant Agreement and to perform the duties and exercise the rights and powers incidental thereto.

        Subject to the terms and conditions contained therein, the Series A Preferred Stock will generally be entitled to vote on behalf of the holders of the Warrants together with the holders of the Company common stock and any other class or series of Company stock as a single class on all items on which the Company's equity holders are entitled to vote, including in the election of members of the board of directors of the Company (we refer to this voting right as the "As-Exercised Voting Right"). The Series A Preferred Stock will also have the right to elect two directors to the board of directors of the Company (which directors we refer to as the "Series A Directors"). Furthermore, the consent of the Series A Preferred Stock will be required for the Company to take certain specified actions (which we refer to as "Consent Rights"). With respect to these voting and Consent Rights, the Warrant Agent will take direction from the Warrant Holders (which we refer to as "Primary Consent Rights Voting") (or, to the extent applicable, the Series A Directors (which we refer to as "Alternate Consent Rights Voting")) as described under "—Voting Rights" below. The Warrant Agent will not act without direction from the Warrant Holders. For further information on the terms of the Series A Preferred Stock, see "Description of the Series A Preferred Stock."

Voting Rights

        In connection with the As-Exercised Voting Right, the Series A Preferred Stock will have voting power equal to the number of shares of Company common stock or other securities issuable upon exercise of the then-outstanding Warrants (whether or not the Warrants are then exercisable). The Warrant Agent will exercise this voting power as a block in the manner directed by the holders of Warrants representing a majority of the common stock of the Company to be received upon the exercise of all outstanding Warrants providing direction. Accordingly, holders of Warrants not providing direction as to voting will not be taken into account in determining how the Warrant Agent will vote.

        In connection with the election of the Series A Directors and the exercise of Primary Consent Rights Voting, the Company may seek the direction from the requisite holders of Warrants within a time period specified by the Company to the Warrant Agent (such period to (i) be no shorter than fifteen days and (ii) expire not less than two Business Days before the date set by the Company for the taking of such action). In connection with these matters, the Warrant Agent will be required to vote the share of Series A Preferred Stock for the nominated Series A Directors or shall grant the requested action subject to the Consent Right only if instructed to do so by holders of Warrants representing 60% of the Warrants on an as exercised basis providing it with direction on these matters. Within ten days after the Closing, the holders of the then outstanding Warrants representing at least 60% of the Warrants on an as exercised basis may by notice to the Warrant Agent reduce the 60% direction threshold to a percentage not less than 50%. Reference to Warrants on an as exercised basis shall mean the Company's common stock issuable upon exercise of such Warrants.

        In lieu of the Company seeking the direction from the requisite Warrant holders to the Warrant Agent with respect to a Consent Right, a direction to grant the requested action may be provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 60% of the then outstanding Warrants on an as exercised basis (or such lesser threshold to which the Direction threshold has been reduced as provided above).

        Alternative Consent Rights Voting provisions will apply if (i) 40% or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis; or (ii) a direction to grant the requested action subject to the Consent Right is provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 40% of the then outstanding Warrants on an as exercised basis (but less than 60% or such lesser threshold to which the direction threshold has been reduced as provided above). In these cases, both Series A Directors may provide the requested consent to any proposed action that is subject to the Consent Rights but have the right to refrain from making a determination whether or not to consent. If there is only one Series A Director in office at the time the Company seeks the consent of the Series A Directors, that Series A Director alone can make the required determination. However, the Company acknowledges and agrees that to the fullest extent permitted by applicable law it shall not be a breach of the fiduciary duties of either of the Series A Directors to, in lieu of making a decision whether or not to consent, instruct the Company to seek a direction from Warrant holders representing the direction threshold as provided above to the Warrant Agent. However, with respect to Consent Rights relating to the Company's annual budget, capital expenditures or employee benefit plans, the Series A Directors may not provide a Direction Instruction and no Consent Rights shall be required to the extent the Series A Directors determine to refrain from making a decision whether to consent. See "Description of Series A Preferred Stock—Certain Actions".

        In addition, if there are no Series A Directors in office at the time of Alternate Consent Rights Voting and no Series A Directors have been in office for a continuous period of at least thirty business days, the Company may take an action subject to a consent right without the consent of either the Requisite Warrant holders or the Series A Directors.

        From time to time, the Company shall use reasonable efforts to determine whether or not 40% or more of the then outstanding Warrants on an as exercised basis are owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis, including taking those procedures specified in the Warrant Agreement. Any Warrant holder that any time owned 40% or more of the then outstanding Warrants on an as exercised basis shall provide notice to the Company that it beneficially holds less than 40% of the then outstanding Warrants on an as exercised basis if it reasonably believes that such decrease in ownership has occurred (it being understood that such Warrant holder shall not have any liability or suffer any abridgement of its rights as an owner of Warrants or other securities of the Company or any other consequences by reason of the failure to provide such notice).

Mergers and Consolidations; Liquidation

        In the event that the Company consolidates or merges with or into, or if the Company sells all or substantially all of the Company's assets to, another person, to the extent any Warrants will remain outstanding after such event, each Warrant holder will be entitled to receive upon exercise thereof the number of shares of Company common stock or other securities or property which the holder of a share of Company common stock is entitled to receive upon completion of that consolidation, merger or sale of assets. If the consideration for the transaction is solely cash, or if the Company engages in a dissolution, liquidation or a winding up of its affairs, then Warrant holders will be entitled to receive distributions on an equal basis with the holders of Company common stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to the event, less the exercise price. Upon receipt of payment, if any, the Warrants will expire and the rights of the holders of the Warrants will cease. The ability of the Company to engage in consolidations and mergers, and the ability of the Company to sell all or substantially all of its assets, is limited by provisions of the Series A preferred stock (see "—Description of the Series A Preferred Stock") and by the terms of the Company's indebtedness including the First Lien Credit Agreement, the Second Lien Credit Agreement and the Third-Lien Notes (see the descriptions of the foregoing indebtedness included elsewhere in this prospectus).

        Upon dissolution or liquidation of the Company, the holders of the Warrants will be entitled to receive distributions of cash, stock or other securities or property on an equal basis as the holders of Company common stock as if the Warrants had been exercised immediately prior to the event.

Information Rights

        The Warrant Agreement will provide that the Company will provide to holders of Warrants, with a copy to the Warrant Agent, audited and unaudited financial reports of the Company on a consolidated basis within 90 days after the end of each fiscal year with respect to annual financial reports and within 45 days after the end of each fiscal year with respect to quarterly reports. This obligation to provide financial reports will not apply to the extent the Company files these audited and unaudited financial reports with the SEC on a timely basis. In addition, the Warrant Agreement will provide that, upon the request of a Warrant holder, the Company will provide to such Warrant holder all information provided to the Company's lenders under any credit facilities, indentures or other similar debt agreements of the Company. To the extent such information constitutes material non-public information, the Warrant Agreement will provide that the Company will advise the requesting Warrant holder that the requested information is material non-public information and ask the requesting Warrant holder to confirm whether it still wishes to receive such information. To the extent the requesting Warrant holder determines to receive the material nonpublic information, the requesting Warrant holder will first enter into a confidentiality agreement reasonably acceptable to the Company. Unless otherwise provided in the confidentiality agreement, the Company will have no obligation to disclose publicly such material non-public information in any manner whatsoever or for any purpose whatsoever including to permit such Warrant holder to trade in the Company's securities or indebtedness. In addition, the Company will, and will cause each subsidiary of the Company to, provide access and inspection rights to any holder of Warrants that holds common stock of the Company and Warrants exercisable into common stock of the Company representing, taken together, at least 5% of the then outstanding common stock of the Company on a Fully Diluted Basis at reasonable times so long as the access does not materially interfere with the operations of the Company's or any subsidiary's business.

Other Business Opportunities

        Neither the holder of a Warrant nor its Affiliates (each of whom we refer to as an "Identified Person") will, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any subsidiary is engaged or proposes to engage or (ii) otherwise competing with the Company or any subsidiary. To the fullest extent permitted by law, no Identified Person will be liable to the Company or its stockholders or to any subsidiary for breach of any fiduciary duty solely by reason of the fact that the Identified Person engages in any of these activities. To the fullest extent permitted by law, the Company will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any potential matter, transaction or interest that is presented to, or acquired, developed or created by an Identified Person which may be a corporate opportunity for an Identified Person and the Company or any subsidiary (which we refer to as a "Relevant Corporate Opportunity"), except as otherwise provided in the Certificate of Designation. In the event that any Identified Person acquires knowledge of a Relevant Corporate Opportunity, that Identified Person will, to the fullest extent permitted by law, have no duty to communicate or offer that Relevant Corporate Opportunity to the Company or any subsidiary and will not be liable to the Company or its equity holders or to any subsidiary of the Company for breach of any fiduciary duty as a stockholder, director of the Company solely by reason of the fact that the Identified Person pursues or acquires the Relevant Corporate Opportunity for itself or offers or directs the Relevant Corporate Opportunity to another person. To the fullest extent permitted by law, the Company will waive any claim against any Identified Person, and agrees to indemnify all Identified Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could in any way limit any Identified Person from pursuing or engaging in any Relevant Corporate Opportunity.

        The Company will not renounce its interest in any Relevant Corporate Opportunity presented to any Identified Person if the Relevant Corporate Opportunity is expressly presented to the person solely in his or her capacity as a member of the board of the Company.

Adjustments

        Subject to exceptions described below, the number of shares of the Company's common stock purchasable upon exercise of the Warrants and the Exercise Price will be subject to adjustment if, among other things, the Company:

  (i)
  issues Company common stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Company common stock or securities convertible into or exchangeable for Company common stock for a consideration per share of Company common stock that is less than the then Current Market Value per share of Common Stock;

  (ii)
  pays a dividend or makes a distribution on Company common stock exclusively in shares of Company common stock;

  (iii)
  pays a dividend or other distribution consisting of rights, options or warrants entitling the holders thereof to subscribe for or purchase Company common stock or securities convertible into or exchangeable for Company common stock;

  (iv)
  subdivides its outstanding shares of Company common stock into a greater number of shares;

  (v)
  combines its outstanding shares of Company common stock into a smaller number of shares;

  (vi)
  pays a dividend or makes a distribution on Company common stock in shares of its capital stock other than Company common stock;

  (vii)
  issues by reclassification of its Company common stock any shares of its capital stock; or

  (viii)
  pays or makes any other non-cash dividend or distribution on Company common stock or purchases or otherwise acquires for value any shares of Company common stock.

        Notwithstanding the foregoing, no adjustment in the Exercise Price and the number of shares of the Company's common stock purchasable upon exercise of the Warrants will be required:

  a.
  unless an adjustment would require an increase or decrease of at least one percent (1.0%) in the number of Warrant Shares purchasable upon exercise of the Warrants; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment; and

  b.
  with respect to matching or profit sharing contributions to the ESOP in the ordinary course of business and consistent with past practice.

        Furthermore, with respect to purchases of Company common stock by the ESOP from the Company using rollovers, transfers or "Participant Elective Deferrals" as defined in the ESOP, the "Current Market Value" of the Company's common stock will be determined in accordance with the ESOP Plan Documents and will be based on the valuation of the Company's common stock for the applicable current six month period or the immediately preceding six month period, which ever is lower. Since purchases of Company common stock by the ESOP from the Company using rollovers, transfers or "Participant Elective Deferrals" are made at purchase prices based on the valuation of the Company's common stock for the applicable current six month period or the immediately preceding six month period, which ever is lower, we do not expect that there will be any anti-dilution adjustments arising from these purchases by the ESOP.

        If on or before March 15, 2017 there is a tag-along sale, drag-along sale, public offering of the Company's common stock having gross proceeds of not less than $30,000,000 or the Company consolidates with, merges with or into, or sells all or substantially all of its assets to, or a majority of the Company's equity securities are sold to, another entity then the number of shares of the Company's common stock issuable upon exercise of the Warrants and the Exercise Price will be subject to adjustment taking into account the additional shares of common stock that will be issuable upon exercise of the Existing Warrants pursuant to the anti-dilution adjustment in the Existing Warrants resulting from the exercise of the Warrants.

        Adjustments to the Exercise Price will be calculated to the nearest $0.0001. Notwithstanding the foregoing, before taking any action which would cause an adjustment that would reduce the Exercise Price below the then par value per share of the Company's common stock, the Warrant Agreement will provide that the Company will take any and all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of common stock at the Exercise Price as so adjusted.

        In the event that any adjustment would cause the number of shares of Company common stock issued and outstanding upon completion of the adjustment to be in excess of the number of the authorized shares of the Company, the Company has agreed to (i) use commercially reasonable efforts to increase the number of authorized shares of the Company's common stock to permit the issuance and (ii) keep reserved out of its authorized shares of common stock a number of shares of common stock sufficient to provide for the exercise of all unexercised Warrants. See "—Reservation of Shares", below. Upon the expiration unexercised of any rights, options, warrants or conversion or exchange privileges which resulted in an adjustment to the Exercise Price and the number of shares of the Company's common stock purchasable upon exercise of the Warrants, the number of shares of Company common stock issuable upon the exercise of each Warrant will be readjusted to take into effect only those shares of Company common stock actually issued and the aggregate consideration actually received by the Company.

Reservation of Shares

        The Company has authorized and reserved for issuance and will at all times reserve and keep available the number of shares of Company common stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Company common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable.

Right of First Offer

        The Warrant Agreement provides that the Warrant holders will have the rights and be subject to all of the obligations with respect to the right of first offer provided to Company stockholders in the Stockholders' Agreement. See "Description of Stockholders' Agreement—Right of First Offer".

Tag-Along Rights

        The Warrant Agreement provides that the Warrant holders will have the rights and be subject to all of the obligations with respect to the tag along rights provided to Company stockholders in the Stockholders' Agreement. See "Description of Stockholders' Agreement—Tag Along Rights".

Drag-Along Rights

        The Warrant Agreement provides that the Warrant holders will have be subject to all of the obligations with respect to the drag along rights provided to Company stockholders in the Stockholders' Agreement. See "Description of Stockholders' Agreement—Drag Along Rights".

Amendment

        From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or ambiguity that does not adversely affect the legal rights of any Warrant holder. Any amendment or supplement to the Warrant Agreement that adversely affects the legal rights of the holders of the Warrants will require the written consent of the Required Warrant Holders. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

Registration Rights

        Pursuant to the Warrant Agreement, the Company will agree that within fifteen (15) business days of consummation of this exchange offer, it will file a shelf registration statement covering the resale of the Warrants by holders thereof who may be deemed affiliates of the Company, the issuance of the Company's common stock upon the exercise of the Warrants by the holders thereof and the resale of the Warrant Shares upon the exercise of the Warrants by the holders thereof who may be deemed affiliates of the Company and to use its reasonable best efforts to cause the registration statement to be declared effective, subject to certain exceptions, on or before 60 days after the issuance of the Warrants and to remain effective, subject to certain exceptions, following the consummation of the exchange offer. There can be no assurance the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective for the required period.

        Pursuant to the Warrant Agreement, holders of Warrants agree to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the Warrant Agreement in order to have their Warrants or Warrant Shares included in the shelf registration statement.

Preemptive Rights

        The Warrant Agreement will provide that, to the extent the Company issues new securities in connection with which the holders of Warrants would not be entitled to (i) receive a dividend or distribution, see "—Rights to Dividends and Distributions" above or (ii) receive an adjustment to the Exercise Price of the Warrants or the number of Warrant Shares to be issued under the Warrants, see "—Adjustments" above, then holders of Warrants representing at least 5% of the common stock to be received upon the exercise of all unexercised Warrants will have the right to purchase a pro rata portion (determined on a Fully Diluted Basis) of the new securities (including any series of preferred stock) issued by the Company (assuming the conversion of all securities convertible or exchangeable into or exercisable for common stock in accordance with their terms), at the same price and upon substantially the same terms and conditions as the new securities are to be offered or placed by the Company to the third party.

Redemption

        The Warrants will not be redeemable by the Company.

        The Company may, to the extent permitted by applicable law and the terms of the New Revolving Facility, the First Lien Term Loan, the Second Lien Term Loan and the Third-Lien Notes, at any time purchase the Warrants in the open market or by tender at any price or by private agreement. Any Warrants so purchased will be surrendered to the Warrant Agent for cancellation. Any Warrants surrendered to the Warrant Agent may not be reissued or resold and will be canceled promptly.

Stockholders' Agreement

        The Warrant Agreement provides that all holders of the Warrants will be deemed to be bound by the terms of the Stockholders' Agreement upon exercise of the Warrants. For further information on the terms of the Stockholders' Agreement, see "Description of the Stockholders' Agreement."

Insolvency

        In the event a bankruptcy, reorganization or similar proceeding is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

Warrant Agent

        Wilmington Trust, National Association has agreed to serve as the Warrant Agent under the Warrant Agreement. The Warrant Agreement provides that, except with respect to the Series A Preferred Stock, the Warrant Agent will act as an agent of the Company and in a ministerial capacity. The Warrant Agreement provides that the Warrant Agent will not be liable to anyone, including holders of the Warrants and to the holders of the Series A Preferred Stock, for anything which it may do or refrain from doing in connection with executing its duties as Warrant Agent, except for its own gross negligence, willful misconduct or bad faith, including, the actions by the transfer agent in connection with the Warrants and the issuance of shares of Company common stock by the transfer agent following the exercise of the Warrants. The Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. In addition, nothing in the Warrant Agreement precludes the Warrant Agent from acting in any other capacity for the Company or for any other legal entity including as trustee under the Indenture governing the Third-Lien Notes. The Warrant Agent is an affiliate of the trustee under the indenture governing the Company's Existing Unsecured Notes. The Warrant Agent has agreed to serve as the indenture trustee under the indenture governing the Third-Lien Notes and has agreed to serve as collateral agent under the Intercreditor Agreement.

Governing Law

        The Warrant Agreement and the Warrants are governed by, and will be construed in accordance with, the laws of the State of Delaware.

Global Warrants

        The Warrants will be issued in the form of one or more permanent global Warrants for each of the Penny Warrants, the Closing Date Warrants, the 1st Anniversary Warrants and the 2nd Anniversary Warrants.

Global Warrants

        Each global Penny Warrant, Closing Date Warrant, 1st Anniversary Warrant and 2nd Anniversary Warrant will be deposited with the Warrant Agent as custodian for DTC and registered in the name of a DTC or nominee of DTC. You will hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

        DTC has advised us that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York;

  (2)
  a member of the Federal Reserve System;

  (3)
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  (4)
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Once the global securities are deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the Warrants represented by the global securities to the accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

        Owners of beneficial interests in global securities who desire to exercise their interests for Company common stock should contact their brokers or other participants or indirect participants through whom they hold the beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for exercise. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by the global security for all purposes under the Warrant Agreement and the Warrants. An owner of a beneficial interest in a global security will be able to transfer that interest only in accordance with the applicable procedures of DTC and the provisions of the Warrant Agreement. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        As an owner of a beneficial interest in the global securities, you will not be entitled to have Warrants represented by the global securities registered in your name and will not be considered to be the owner or holder of any Warrants under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in that case, the participants would authorize beneficial owners owning through those participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments in respect of cash dividends and distributions, if any, and make adjustments as described in "—Certain Terms—Adjustments" above pursuant to the terms of the Warrant Agreement, on the Warrants represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. We expect that DTC or its nominee, upon receipt of any payment of dividends or distributions, if any, or a certificate describing any adjustment in exercise price or number shares, will credit participants' accounts in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global securities held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. Neither we nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any Warrant or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

        DTC has advised us that it will take any action permitted to be taken by a holder of Warrants only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of that portion of the Warrants as to which the participant or participants has or have given direction.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Warrant Agent have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Exchange or Transfer

        The transfer and exchange of the beneficial interests in Global Warrants will be effected through DTC. A party that transfers a beneficial interest in a Global Warrant will deliver to the Warrant Agent a written order in accordance with DTC procedures.

U.S. Tax Consequences

        In the event of an adjustment (or nonoccurrence of an adjustment) to the Exercise Price or the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Material U.S. Federal Income Tax Considerations—Ownership of Warrants; Adjustment to Exercise Price." Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against any cash or Warrant Shares received pursuant to the Warrants (or, in some circumstances, against any payments on the Warrant Shares).

DESCRIPTION OF UNITS

        We are offering up to 8,877 Units that may be purchased in the Unit Offering. Each Unit consists of the following:

  •
  $1,000 principal amount of Third-Lien Notes;

  •
  one immediately exercisable Penny Warrant to purchase no less than 5.9701768 shares of our common stock at an exercise price of $0.01 per share;

  •
  one Cash Warrant to purchase no less than 2.3880707 shares of our common stock on a Fully Diluted Basis that will be exercisable on the date on which its exercise price is set at an exercise price equal to the lesser of:

  •
  $8.10 per share;

  •
  if we receive a valuation of our common stock for the purpose of valuing our common stock in connection with our ESOP prior to the Settlement Date, or that relates to the period ended March 31, 2014 (or as of the end of any period that includes any portion of our fiscal six-month period ended March 31, 2014), the value included in such valuation; and

  •
  the value of our common stock set forth in a valuation conducted within two months of the Settlement Date, which valuation will reflect the closing of the Refinancing Transactions (subject to certain exceptions if the valuation is not timely performed);

  •
  one Cash Warrant to purchase no less than 2.3880707 shares of our common stock that will be exercisable at any time following the first anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such first anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed); and

  •
  one Cash Warrant to purchase no less than 2.3880707 shares of our common stock that will be exercisable at any time following the second anniversary of the Settlement Date at an exercise price equal to the per share valuation existing at the time of such second anniversary for the purpose of valuing the common stock in connection with the ESOP (subject to certain exceptions if the valuation is not timely performed).

        No Unit certificates will be issued. The components of the Units will be immediately separable upon issuance, without any action by us or the holder. Participating Holders who subscribe for Units will receive Third-Lien Notes and Warrants, each in book-entry form and represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. See "Description of Third-Lien Notes" and "Description of Warrants" for further information concerning the Third-Lien Notes and the Warrants. In addition, see "Description of Capital Stock" for additional information relating to the common stock issuable upon exercise of the Warrants.

DESCRIPTION OF SERIES A PREFERRED STOCK

        In connection with the Exchange Offer and the Refinancing Transactions, we will issue one share of Series A Preferred Stock to the Warrant Agent, on behalf of all of the holders of the Warrants, to provide certain rights and protections to all of the holders of the Warrants. Holders of the Old Notes who participate in the Exchange Offer and Unit Offering will not receive any shares of Series A Preferred Stock. However, the Warrant Agent will take direction from the holders of Warrants with respect to the various rights that pertain to the Series A Preferred Stock. See "Description of Warrant Agreement".

        The Series A Preferred Stock will be held of record by the Warrant Agent solely in its capacity as agent of the holders of the Warrants and administered by the Warrant Agent for the benefit of all holders of the Warrants. The holders of the Warrants, by accepting a Warrant, will be deemed to have irrevocably appointed the Warrant Agent to act as its agent with respect to the Series A Preferred Stock under the Warrant Agreement and to perform the duties and exercise the rights and powers incidental thereto.

        The following summary of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designation of Series A Preferred Stock, including the definitions in the Certificate of Designation of Series A Preferred Stock of some of the terms that are used in this Description of Series A Preferred Stock. The form of the Certificate of Designation of Series A Preferred Stock has been filed as an exhibit to the registration statement of which this prospectus is a part.

Certain Terms

Redemption, Conversion, Distributions, and Transfer

        The Series A Preferred Stock (i) will be deemed automatically redeemed upon the exercise into Company common stock of, in the aggregate, at least 75% of the Warrants initially issued pursuant to the Warrant Agreement, at a redemption price of $10.00 (which we refer to as the "Redemption Price"), (ii) will not be convertible into any other class of capital stock of the Company, (iii) will not be entitled to receive any dividend, distribution or liquidation payment in preference to other equity holders other than the Liquidation Preference described below under the heading "Liquidation" and (iv) will not be transferable, except to a successor Warrant Agent in accordance with the terms of the Warrant Agreement. Notwithstanding the entitlement of the holder of the Series A Preferred Stock on behalf of the holders of the Warrants to receive the Redemption Price, each holder of a Warrant, by accepting a Warrant, will be deemed to direct the holder of the Series A Preferred Stock to instruct the Company to pay the Redemption Price to a charity to be selected by the Company rather than pay the Redemption Price directly to the holder of the Series A Preferred Stock on behalf of the Warrant holders (as if the holder of the Series A Preferred Stock had received the Redemption Price and paid it to such charity pursuant to the instruction of and on behalf of all of the Warrant holders).

Liquidation

        Upon liquidation, dissolution or winding up of the affairs of the Company, voluntarily or involuntarily (which we refer to as a "Liquidation"), the Series A Preferred Stock will rank senior to the Company's common stock and any other class and/or series of Company stock that does not by its terms rank senior to or pari passu with the Series A Preferred Stock. In this event, the holder of the Series A Preferred Stock will be entitled to receive for the benefit of the Warrant holders a liquidation preference (which we refer to as the "Liquidation Preference") equal to $10.00. Notwithstanding the entitlement of the holder of the Series A Preferred Stock on behalf of the holders of the Warrants to receive the Liquidation Preference, each holder of a Warrant, by accepting a Warrant, will be deemed to direct the holder of the Series A Preferred Stock to instruct the Company to pay the Liquidation Preference to a charity to be selected by the Company rather than pay the Liquidation Preference directly to the holder of the Series A Preferred Stock on behalf of the Warrant holders (as if the holder of the Series A Preferred Stock had received the Redemption Price and paid it to such charity pursuant to the instruction of and on behalf of all of the Warrant holders).

Series A Preferred Stock

        The Series A Preferred Stock will generally be entitled to vote on behalf of the holders of the Warrants together with the holders of the Company common stock and any other class or series of Company stock as a single class on all items on which the Company's equity holders are entitled to vote, including in the election of members of the board of directors of the Company (we refer to this voting right as the "As-Exercised Voting Right"). The Series A Preferred Stock will also have the right to elect two directors to the board of directors of the Company (which directors we refer to as the "Series A Directors"). Furthermore, the consent of the Series A Preferred Stock will be required for the Company to take certain specified actions (which we refer to as "Consent Rights"). With respect to these voting and Consent Rights, the Warrant Agent will take direction from the Warrant Holders (which we refer to as "Primary Consent Rights Voting" ) (or, to the extent applicable, the Series A Directors (which we refer to as "Alternate Consent Rights Voting)) as described under "—Voting Rights" below. The Warrant Agent will not act without direction from the Warrant Holders. For further information on the terms of the Warrants, see "—Description of the Warrants."

Voting

        In connection with the As-Exercised Voting Right, the Series A Preferred Stock will have voting power equal to the number of shares of Company common stock or other securities issuable upon exercise of the then-outstanding Warrants (whether or not the Warrants are then exercisable). The Warrant Agent will exercise this voting power as a block in the manner directed by the holders of Warrants representing a majority of the common stock of the Company to be received upon the exercise of all outstanding Warrants providing direction. Accordingly, holders of Warrants not providing direction as to voting will not be taken into account in determining how the Warrant Agent will vote.

        In connection with the election of the Series A Directors and the Primary Consent Rights Voting, the Company may seek the direction from the requisite holders of Warrants within a time period specified by the Company to the Warrant Agent (such period to (i) be no shorter than fifteen days and (ii) expire not less than two Business Days before the date set by the Company for the taking of such action). In connection with these matters, the Warrant Agent will be required to vote the share of Series A Preferred Stock for the nominated Series A Directors or shall grant the requested action subject to the Consent Right only if instructed to do so by holders of Warrants representing 60% of the Warrants on an as exercised basis providing it with direction on these matters. Within ten days after the Closing, the holders of the then outstanding Warrants representing at least 60% of the Warrants on an as exercised basis may by notice to the Warrant Agent reduce the 60% direction threshold to a percentage not less than 50%. Reference to Warrants on an as exercised basis shall mean the Company's common stock issuable upon exercise of such Warrants.

        In lieu of the Company seeking the direction from the requisite Warrant holders to the Warrant Agent with respect to a Consent Right, a direction to grant the requested action may be provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 60% of the then outstanding Warrants on an as exercised basis (or such lesser threshold to which the Direction threshold has been reduced as provided above).

        Alternative Consent Rights Voting provisions will apply if (i) 40% or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis; or (ii) a direction to grant the requested action subject to the Consent Right is provided to the Warrant Agent on the initiative of holders of Warrants representing in excess of 40% of the then outstanding Warrants on an as exercised basis (but less than 60% or such lesser threshold to which the direction threshold has been reduced as provided above). In these cases, both Series A Directors may provide the requested consent to any proposed action that is subject to the Consent Rights but have the right to refrain from making a determination whether or not to consent. If there is only one Series A Director in office at the time the Company seeks the consent of the Series A Directors, that Series A Director alone can make the required determination. However, the Company acknowledges and agrees that to the fullest extent permitted by applicable law it shall not be a breach of the fiduciary duties of either of the Series A Directors to, in lieu of making a decision whether or not to consent, instruct the Company to seek a direction from Warrant holders representing the direction threshold as provided above to the Warrant Agent (which we refer to as a "Direction Instruction"). However, with respect to Consent Rights relating to the Company's annual budget, capital expenditures or employee benefit plans, the Series A Directors may not provide a Direction Instruction and no Consent Rights shall be required to the extent the Series A Directors determine to refrain from making a decision whether to consent. "See "—Certain Actions, below".

        In addition, if there are no Series A Directors in office at the time of Alternate Consent Rights Voting and no Series A Directors have been in office for a continuous period of at least thirty business days, the Company may take an action subject to a consent right without the consent of either the Requisite Warrant holders or the Series A Directors.

        From time to time, the Company shall use reasonable efforts to determine whether or not 40% or more of the then outstanding Warrants on an as exercised basis are owned in the aggregate by three or less holders that each own at least 5% of the then outstanding Warrants on an as exercised basis, including taking those procedures specified in the Warrant Agreement. Any Warrant holder that any time owned 40% or more of the then outstanding Warrants on an as exercised basis shall provide notice to the Company that it beneficially holds less than 40% of the then outstanding Warrants on an as exercised basis if it reasonably believes that such decrease in ownership has occurred (it being understood that such Warrant holder shall not have any liability or suffer any abridgement of its rights as an owner of Warrants or other securities of the Company or any other consequences by reason of the failure to provide such notice).

Director Appointment Rights; Independent Director

        The Series A Preferred Stock will have the right to elect the Series A Directors, which board members will meet the standards for serving on the Board as set forth in the Company's Director Qualification Policy. The initial Series A Directors are expected to be Lawrence A. First and Daniel H. Clare. Messrs. First and Clare both meet the standards for serving on the Board as set forth in the Company's Director Qualification Policy. The Series A Directors will be elected into a class with a term of office of not less than three (3) years ending at the later of (i) an annual meeting of the Company's equity holders (which meeting will not take place prior to the third anniversary of the closing date of the Refinancing Transactions), (ii) the date on which their successors are duly elected and qualified or (iii) the date of the Series A Directors resignation. Series A Directors may only be removed by the holder of the Series A Preferred Stock at the direction of the Required Warrant Holders. In the event that a Series A Director resigns, is unable to perform his or her duties or is otherwise removed from the Board, then his or her replacement will be selected by the other Series A Director. If both Series A Directors, at the same time, resign, are unable to perform their duties, or are otherwise removed from the Board, their replacements will be selected by the holder of the Series A Preferred Stock at the direction of the Required Warrant Holders. At the expiration of the initial three-year term for the Series A Directors, the holder of the Series A Preferred Stock will nominate, acting at the direction of the Required Warrant Holders, two individuals to continue to serve as the Series A Directors. For the avoidance of doubt, the position of Series A Director will cease upon redemption of the Series A Preferred Stock.

        At least one Series A Director will serve on each committee of the Board, with both Series A Directors serving on the compensation committee of the Board. In addition, the charter for the compensation committee and the other corporate governance documents of the Company and its subsidiaries will provide that the sole and absolute discretion and power to increase the compensation of any of the Company's officers, employees or directors with total annual compensation in excess of $300,000, to increase the total annual compensation of any of the officers, employees or directors of the Company or any of its subsidiaries to an amount in excess of $300,000, to hire any officer or employee of the Company or any of its subsidiaries with total annual compensation in excess of $300,000, or to provide any newly-appointed or elected director of the Company or any of its subsidiaries with total annual compensation in excess of $300,000 will be reserved for the compensation committee of the Board and that such actions will require the affirmative consent of both Series A Directors.

        For so long as the Series A Preferred Stock is outstanding, the Board will have one (1) member that is an independent director, who: (i) is not a Series A Director; (ii) in the reasonable judgment of the Board, (I) meets the requirements of an independent director under Section 303A.02 of the New York Stock Exchange Listed Company Manual as in effect on the closing date of the Refinancing Transactions and (II) is not an affiliate of any creditor of the Company or any of its subsidiaries or any holder of Company common stock; and (iii) is mutually acceptable to the Company and the holder of the Series A Preferred Stock acting at the direction of the Required Warrant Holders. The vote of an independent director will be required for the Company or any of its subsidiaries to take a Bankruptcy Action. As used herein, "Bankruptcy Action" means to file any petition, pleading or other paper commencing a bankruptcy, insolvency, or reorganization case or proceeding, to institute a case or proceeding under any applicable bankruptcy, insolvency, or reorganization law respecting the Company or any of its subsidiaries, to seek any relief for the Company or any of its subsidiaries under any law relating to relief from debts or the protection of debtors, to institute a case or proceeding to have the Company or any of its subsidiaries be adjudicated bankrupt or insolvent, or consent to the institution of a bankruptcy, insolvency, or reorganization case or proceeding against the Company or any of its subsidiaries or file a petition, pleading or other paper seeking, or consenting to, reorganization or relief with respect to the Company or any of its subsidiaries under any applicable law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its subsidiaries or a substantial part of the Company or any of its subsidiaries' property, or make any assignment for the benefit of creditors of the Company or any of its subsidiaries, or admit in writing the Company or any of its subsidiaries' inability to pay its debts generally as they become due, or take action in furtherance of any such action.

Sale Process Right

        If the Third-Lien Notes are not repaid in full, plus all accrued and unpaid interest and any premium due thereon, on or before April 30, 2015, the holder of the Series A Preferred Stock (but only at the direction of the Required Warrant Holders, who we refer to as the "Requesting Warrant Holders") will have the right at any time to instruct the Company to engage in a process to sell all of the equity securities of the Company or all or substantially all of the assets of the Company (whether by merger, consolidation, sale of stock or otherwise). Upon receipt of such instruction from the Requesting Warrant Holders, the Company will, at its sole cost and expense, immediately engage in a sale process. The Company shall use commercially reasonable efforts to effectuate in good faith a sale pursuant to the sale process on a timely basis (it being understood that the Company does not guaranty to any person that the Company will effectuate a sale pursuant to the sales process. The Company will take all reasonable actions requested by the Requiring Warrant Holders to carry out the sale process, including selecting a nationally recognized investment banking firm having experience in the industry in which the Company is engaged to assist the Company in the sale process (subject to the approval of the holder of the Requesting Warrant Holders in their sole discretion). The Company will be responsible for all costs and expenses associated with the sale process including the legal and financial advisory fees and expenses of the holder of the Series A Preferred Stock and are legal counsel and financial advisor designated by the Requesting Warrant Holders. The Company will consult and cooperate with Requesting Warrant Holders when the Company undertakes any sale process. The holder of the Series A Preferred Stock shall have no obligation to notify (and shall not provide notice to) the holders of the Warrants that such sale process rights have arisen, unless otherwise instructed by the Required Warrant Holders or the Company. In addition, the holder of the Series A Preferred Stock will not participate in consultations by the Company with the Requesting Warrant Holders, and will not be responsible for ascertaining, monitoring or ensuring compliance by the Company in its obligations to cooperate with the Requesting Warrant Holders.

Registration Rights

        The holder of the Series A Preferred Stock is not entitled to receive any registration rights under the Certificate of Designation.

Certain Actions

        For so long as the Series A Preferred Stock is outstanding and until such time as the New Second Lien Term Facility and the Third-Lien Notes are repaid in full, plus all accrued and unpaid interest and any premium due thereon, neither the Company nor any of its subsidiaries may, directly or indirectly, take any of the following actions without the prior written consent of the holder of the Series A Preferred Stock acting upon the direction of the Required Warrant Holders (or, to the extent applicable, the Series A Directors) as provided under "—Voting," above (which we refer to as the "Consent Rights"):

  1.
  make any change to the nature of their respective businesses; provided, that the Company and its subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business of providing services and products to Governmental Authorities and commercial customers;

  2.
  modify, amend, supplement or waive any provision of their organizational documents, including, (a) increasing or decreasing the size of the Board or (b) establishing committees of the Board (other than the audit, compensation, nominating/governance and special committees);

  3.
  change the Company's independent auditors, fiscal year or accounting methods unless otherwise required by applicable law or U.S. generally accepted accounting principles;

  4.
  approve the Company's consolidated annual budget;

  5.
  sell, assign, transfer, lease, encumber, impose any liens or other security interests on or otherwise dispose of any assets, properties, securities or businesses, other than (a) in the ordinary course of business consistent with past practice, (b) inventory, (c) damaged, obsolete or worn-out assets, (d) non-exclusive licenses of the intellectual property of the Company or any of its subsidiaries on arm's length terms in the ordinary course of its business to parties who are not Affiliates of the Company, (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction, (f) subject to the provisions of the Stockholders' Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and to the extent required by the ESOP Plan Documents or applicable law, in connection with the acquisition by the ESOP of Company common stock to the extent any ESOP participant has chosen to purchase Company common stock with his or her rollover, transfer or Participant Elective Deferrals, which, for the avoidance of doubt, can be at the then Current Market Value or at the immediately preceding Current Market Value, in each case as provided in and in accordance with the ESOP Plan Documents, and (g) with regard to any single transaction or series of related transactions disposing of assets with a fair market value not in excess of $300,000;

  6.
  make any acquisition of any assets, properties, securities or business, whether by merger, stock or asset purchase or otherwise, other than the acquisition of assets (but excluding assets constituting a going concern or business) in the ordinary course of business consistent with past practice;

  7.
  make any investments other than (a) in a subsidiary and (b) in connection with any partnership, joint venture or similar agreement or arrangement entered into in the ordinary course of business requiring an aggregate investment in excess of $5 million; provided, that prior to the maturity of the Old Notes, the Company may repurchase outstanding Old Notes at a price below the face amount thereof;

  8.
  enter into any transaction or related transactions or amend any arrangement with an Affiliate of the Company;

  9.
  issue, deliver, redeem or sell or enter into any contract to issue, deliver, redeem or sell (a) any of its equity interests or (b) any options, warrants, rights of conversion or other rights, agreements, arrangements, commitments or obligations to issue, deliver or sell any of its equity interests, provided, that subject to the provisions of the Stockholders' Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and as required by the ESOP Plan Documents and applicable law, the Company may (I) issue Company common stock pursuant to subclause (f) of clause (5) above or as matching or profit sharing contributions at the then Current Market Value and in each case in accordance with the ESOP Plan Documents and (II) redeem Company common stock at the then Current Market Value in connection with distributions to departing ESOP participants, requests by ESOP participants to diversify their interests, participant hardship withdrawals or participant loans. The transactions described in the foregoing clauses (I) and (II) are referred to as the "Permitted ESOP Transactions");

  10.
  enter into any merger, consolidation or other business combination transaction;

  11.
  make, declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, provided, that subject to the Stockholders' Agreement and to the extent required by the ESOP Plan Documents or applicable law, the Company may make distributions and contributions to the ESOP in connection with Permitted ESOP Transactions;

  12.
  effect any recapitalization, reclassification, stock split or like change in capitalization;

  13.
  authorize or make any capital expenditures involving expenditures, including maintenance, repair and replacement capital expenditures in excess of $2.5 million in any fiscal year;

  14.
  enter into any contract outside the ordinary course of business in excess of $750,000 or amend, supplement or otherwise modify the terms of any such contract on terms that are not as favorable to the Company than the terms contained in such predecessor contract;

  15.
  make any optional payments in respect of any indebtedness that is subordinated in priority or right of payment to the Third-Lien Notes, provided, that prior to the maturity of the Old Notes, the Company may repurchase outstanding Old Notes at a price below the face amount thereof;

  16.
  (a) create, incur or authorize the creation or incurrence of, or issue or authorize the issuance of any indebtedness or guarantee, directly or indirectly, any indebtedness other than (x) any capital lease not requiring aggregate payments over the term of the lease in excess of $100,000 and (y) any indebtedness not prohibited by the Indebtedness Agreements or (b) amend, supplement or otherwise modify the terms of any indebtedness of the Company except to make any ministerial change or to cure any ambiguity, omission, defect or inconsistency;

  17.
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  18.
  except as may be required by applicable law or as permitted pursuant to the provisions of the Stockholders' Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, amend, modify, supplement or terminate any employee benefit plan, including the ESOP and ESOP Plan Documents, or entering into any contract that would constitute an employee benefit plan;

  19.
  settle or compromise any legal proceeding net of insurance in excess of $500,000; or

  20.
  approve, authorize or agree (orally or in writing) to take any of the actions identified above.

        Upon termination of the Consent Rights as set forth above, neither the Company nor any of its subsidiaries may, directly or indirectly, take any of the actions set forth in paragraphs (1), (2), (6), (7), (8), (9), (10) or (16) without the prior written consent of the holder of the Series A Preferred Stock acting at the direction of the Required Warrant Holders (or, to the extent applicable, the Series A Directors) as provided under "—Voting" above.

Other Business Opportunities

        Neither (i) the holder of the Series A Preferred Stock nor its Affiliates, nor (ii) the Series A Directors nor their Affiliates (each of whom we refer to as an "Identified Person"), will, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any subsidiary is engaged or proposes to engage or (ii) otherwise competing with the Company or any subsidiary. To the fullest extent permitted by law, no Identified Person will be liable to the Company or its stockholders or to any subsidiary for breach of any fiduciary duty solely by reason of the fact that the Identified Person engages in any of these activities. To the fullest extent permitted by law, the Company will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any potential matter, transaction or interest that is presented to, or acquired, developed or created by an Identified Person which may be a corporate opportunity for an Identified Person and the Company or any subsidiary (which we refer to as a "Relevant Corporate Opportunity"), except as otherwise provided in the Certificate of Designation. In the event that any Identified Person acquires knowledge of a Relevant Corporate Opportunity, that Identified Person will, to the fullest extent permitted by law, have no duty to communicate or offer that Relevant Corporate Opportunity to the Company or any subsidiary and will not be liable to the Company or its equity holders or to any subsidiary of the Company for breach of any fiduciary duty as a stockholder, director of the Company solely by reason of the fact that the Identified Person pursues or acquires the Relevant Corporate Opportunity for itself or offers or directs the Relevant Corporate Opportunity to another person. To the fullest extent permitted by law, the Company will waive any claim against any Identified Person, and agrees to indemnify all Identified Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could in any way limit any Identified Person from pursuing or engaging in any Relevant Corporate Opportunity.

        The Company will not renounce its interest in any Relevant Corporate Opportunity presented to any Identified Person if the Relevant Corporate Opportunity is expressly presented to the person solely in his or her capacity as a member of the board of the Company.

Governing Law

        The Series A Preferred and the Certificate of Designation are governed by, and will be construed in accordance with, the laws of the State of Delaware.

Certain Definitions

        The Certificate of Designation contains, among others, the following definitions:

        "ESOP" means the employee benefit plan entitled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan" adopted and maintained by the Company and as in effect on the Closing Date and as may be amended as required by a change in applicable law after the Closing Date, and subject to the approval of holder of the Series A Preferred Stock acting at the direction of the Required Warrant Holders as provided for in the Certificate of Designation, any successor plan or other plan that is intended to constitute an employee stock ownership plan within the meaning of Section 4975(e) of the Code.

        "ESOP Plan Documents" means collectively, the governing agreements and other documents and instruments of the ESOP, in each case as in effect on the Closing Date and as may be amended as required by a change in applicable law after the Closing Date.

        "ESOP Trust" means the trust entitled "The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust" and adopted and maintained by the Company pursuant to the applicable ESOP Plan Documents, as in effect on the Closing Date and as may be amended as required by a change in applicable law after the Closing Date, and subject to the approval of the holder of the Series A Preferred Stock acting at the direction of the Required Warrant Holders as provided for in the Certificate of Designation, any successor trust or other trust established in connection with the ESOP.

        "Governmental Authorities" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

        "Stockholders' Agreement" means that certain Alion Science and Technology Corporation Stockholders' Agreement, to be dated as of the Settlement Date.

DESCRIPTION OF STOCKHOLDERS' AGREEMENT

        In connection with the Exchange Offer and the Refinancing Transactions, we will enter into a stockholders' agreement (the "Stockholders' Agreement") with the ESOP Trust. Under the Stockholders' Agreement, the parties will agree to certain governance arrangements, transfer and sale restrictions and certain other agreements.

        The following summary of the Stockholders' Agreement is qualified in its entirety by reference to the Stockholders' Agreement including the definitions in the Stockholders' Agreement. The form of the Stockholders' Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

        The Stockholders' Agreement will be executed and delivered at the Closing. The first Warrant holder who exercises any Warrant, and each Warrant holder thereafter who exercises any Warrant, will become bound by, as a holder of common stock, all of the terms and conditions of the Stockholders' Agreement.

        The Stockholders' Agreement will terminate upon the consummation of a bona fide public offering of common stock by the Company that yields gross proceeds equal to $30,000,000.

Transfer Restrictions

        The Stockholders' Agreement will provide that the transfer of common stock by any stockholder will be subject to applicable federal and state securities laws.

        In addition, stockholders may not transfer (other than to their affiliates) any common stock if:

  i.
  the transfer would result in the Company having more than 2,000 record holders of its common stock or more than 500 record holders of its common stock who are not accredited investors within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), unless the Company has filed a registration statement with respect to its common stock pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  ii.
  the transfer would limit, impair or eliminate the Company's net operating losses;

  iii.
  the Board of Directors of the Company determines the transferee is a competitor, customer or supplier of the Company or any subsidiary of the Company and determines that the transfer would be adverse to the Company;

  iv.
  the transferee does not agree to be bound by the terms and conditions of the Stockholders' Agreement; or

  v.
  the transfer would have adverse regulatory consequences on the Company or any subsidiary of the Company including (a) subjecting the Company or any subsidiary of the Company to review or investigation conducted by the Committee on Foreign Investment in the United States; (b) creating a situation where the Company or any subsidiary of the Company would operate, or would be deemed to operate, under foreign ownership, control or influence within the meaning of the National Industrial Security Program Operating Manual; (c) creating an actual or potential organizational conflict of interest that cannot be mitigated; or (d) subjecting the Company or any subsidiary of the Company to suspension or debarment from receiving contracts with the United States.

        The foregoing restrictions on transferability do not apply in the event that (i) the ESOP Trust transfers 100% of the common stock owned by the ESOP Trust to a person that is not an affiliate of the Company, the ESOP, the ESOP Trustee or the ESOP Trust or (ii) the ESOP Trust transfers any shares of common stock to an ESOP Participant. In the event of a transfer of common stock to an ESOP Participant, the Company will request that the ESOP Participant agree to be bound by the terms of the Stockholders' Agreement. An "ESOP Participant" means an employee or former employee of the Company who has a beneficial interest in the ESOP.

Preemptive Rights

        In connection with the sale or issuance of equity securities of the Company (each of which we refer to as "New Securities"), each stockholder of the Company who is a party to the Stockholders' Agreement will have preemptive rights. If the Company sells or issues New Securities that vote with the common stock for the election of directors, each stockholder will have the right to purchase New Securities as will enable the stockholder to maintain, assuming the conversion, exercise or exchange of all securities convertible into, exercisable or exchangeable for, common stock in accordance with their terms, the percentage equity interest of the stockholder in the Company immediately prior to the sale or issuance, at the same price and upon substantially the same terms and conditions as the New Securities are to be sold or issued by the Company. If the Company sells or issues any New Securities that do not vote with the common stock for the election of directors generally, each stockholder will have the right to acquire up to that number or amount of the New Securities, at the price and upon substantially the same terms and conditions as the New Securities are sold or issued by the Company, equal to, assuming the conversion, exercise or exchange of all securities convertible into, exercisable or exchangeable for, common stock in accordance with their terms, the product of (i) the amount of New Securities being sold or issued times (ii) the percentage of voting power the stockholder had in the Company immediately prior to the sale or issuance of the New Securities.

Right of First Offer

        The Stockholders' Agreement will provide that if a Company stockholder or group of stockholders acting in concert (who we refer to as the "Initiating ROFO Seller") at any time elects to sell any shares of common stock to any person that is not an affiliate of the Initiating ROFO Seller, then the Initiating ROFO Seller will offer the shares of common stock by furnishing a written notice to the Company and the Warrant Agent on behalf of the Warrant Holders. The Company shall provide notice to and each person that owns 5% or more of the then outstanding shares of common stock of the Company. We refer to each beneficial owner referenced in the previous sentence and any holders of Warrants that beneficially own 5% or more of the then outstanding shares of common stock of the Company on a Fully Diluted Basis as a "Significant Person." The notice is required to state the number and type of shares of common stock the Initiating ROFO Seller intends to transfer, the proposed minimum cash purchase price and a summary of the other terms of the proposed sale.

        In the event that the Significant Persons decline to purchase all the shares of common stock so offered (with the right to purchase being allocated on a pro rata basis with successive reoffer rights for accepting Significant Persons for any remaining shares on a pro rata basis as to the accepting Significant Persons), the shares referred to in the notice not purchased by the Significant Persons will become subject to a right of first offer of the Company on the other terms and conditions stated in the notice.

        If effective acceptances are not received with respect to all of the shares referred to in the notice, then the Initiating ROFO Seller may, subject to tag-along rights set forth below, transfer to a person that is not an affiliate of the Initiating ROFO Seller all of the shares not purchased by the Significant Persons or the Company, on terms not more favorable to the purchaser than the other terms stated in the notice and at a price not less than the proposed minimum purchase price. If the consideration is in a form other than cash, the Initiating ROFO Seller must provide to the Company and the Warrant Agent an appraisal (prepared by an independent third party valuation expert reasonably acceptable to the Board) that the consideration has a value at least equal to the minimum cash purchase price provided for in the notice provided to the Significant Persons and the Company. If all or any part of the remaining shares are not transferred by the Initiating ROFO Seller during the sale period, the right of the Initiating ROFO Seller to transfer any remaining shares referred to in the notice will expire and the obligations set forth in the Stockholders' Agreement with respect to these remaining shares will be reinstated.

        The Warrant Agreement will provide that Warrant holders will have the rights and be subject to all of the obligations described in this Description of Stockholders' Agreement under the heading "Right of First Offer" with respect to a sale of the shares. (see "—Description of Warrants").

Tag-Along Rights

        The Stockholders' Agreement will provide that if any stockholder or group of stockholders acting in concert proposes to transfer at least 30% of the outstanding securities of any class or series of shares of common stock of the Company (who we refer to as an "Initiating Tag-Along Seller") to one or more persons that are not affiliates of the Initiating Tag-Along Seller, then the Initiating Tag-Along Seller is required to furnish a written notice to all other stockholders and the Warrant Agent on behalf of the holders of Warrants. We refer to other Stockholders and the holders of Warrants as a "Tag-Along Offeree." The notice is required to include (i) the principal terms of the proposed sale and (ii) an invitation for each Tag-Along Offeree to participate in the sale with respect to shares of common stock beneficially owned by each Tag-Along Offeree on a pro rata basis on the same terms and conditions with respect to each share of common stock to be transferred by the Initiating Tag-Along Seller.

        Each Tag-Along Offeree will have the right to require the proposed purchaser to purchase up to the number of shares of common stock beneficially owned by the Tag-Along Offeree equal to the Tag-Along Offeree's pro rata share of the total number of shares of common stock that the proposed purchaser has agreed or committed to purchase in the sale, on the same terms and conditions as the Initiating Tag-Along Seller by furnishing a written notice to the Company and the Initiating Tag-Along Seller. The Tag-Along Offeree's pro rata share available to be sold (the "Tag-Along Shares") will equal the total number of shares of common stock that the Initiating Tag-Along Seller agrees to sell multiplied by a fraction the numerator of which is the aggregate number of shares of common stock owned by the participating tag-along seller (assuming the exercise of all outstanding Warrants owned by the Initiating Tag-Along Seller whether or not the Warrants are then exercisable) and the denominator of which is the aggregate number of outstanding shares of common stock (assuming the exercise of all outstanding Warrants owned by the Initiating Tag-Along Seller and all Tag-Along Offerees whether or not the Warrants are then exercisable). The request of each participating tag-along seller contained in this notice will be irrevocable, and the participating tag-along seller will be obligated to sell in the sale the number of shares of common stock specified in its notice on the same terms and conditions (including time of sale), as each Initiating Tag-Along Seller. No Warrant holder will be required to exercise its Warrants prior to the closing of the sale in order to participate in the sale but may instead exercise its Warrants simultaneously with the closing of the sale. To the extent of the cash to be received by the Warrant holder in the sale, the Warrant holder may direct that the proposed purchaser pay up to the aggregate exercise price for the Warrants being exercised by the Warrant holder to the Company in lieu of paying the amount to the Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the Warrants being exercised.

        If the sale is consummated, then the proposed purchaser will be required to purchase the Tag-Along Shares with the proposed purchaser purchasing the balance of the shares of common stock from the Initiating Tag-Along Seller. The Initiating Tag-Along Seller may not effect the sale unless the proposed purchaser complies with this obligation.

Drag-Along Rights

        The Stockholders' Agreement will provide that if the ESOP Trust proposes to transfer for cash all (but not less than all) of the outstanding shares of common stock of the Company owned by the ESOP Trust to one or more persons that are not affiliates of the ESOP Trust, the ESOP, the ESOP Trustee or the Company, in a single transaction or a series of related transactions, then the ESOP Trust may require each of the other stockholders and Warrant holders of the Company (each of whom we refer to as a "Participating Drag-Along Seller") to sell in the sale all of the shares of common stock beneficially owned by the Participating Drag-Along Seller, including all of its Warrants, on the same terms and conditions as the ESOP Trust sells.

        No Warrant holder will be required to exercise its Warrants prior to the closing of the sale but may instead exercise its Warrants simultaneously with the closing of the sale. To the extent of the cash to be received by the Warrant holder in the sale, the Warrant holder may direct that the proposed purchaser pay up to the aggregate exercise price for the Warrants being exercised by the Warrant holder to the Company in lieu of paying the amount to the Warrant holder, with the Company applying the amounts received by it from the proposed purchaser as payment for the exercise price for the Warrants being exercised.

Representations, Warranties and Indemnification

        In connection with any tag-along sale or drag-along sale of Common Stock, a participating seller may be required to make representations or warranties that are limited to the participating seller's ownership of the Common Stock being sold by the participating seller and the participating seller's power and authority to enter into and consummate the sale. No participating seller will be required to make any representations or warranties concerning the Company. Any indemnification provided by a participating seller will be determined based on pro rata ownership of Common Stock by the participating seller compared to all selling stockholders and will be limited to the net proceeds received by the participating seller in the transaction.

Information

        The Stockholders' Agreement will provide that the Company will provide to any stockholder audited and unaudited financial reports of the Company on a consolidated basis within 90 days after the end of each fiscal year with respect to annual financial reports and within 45 days after the end of each fiscal year with respect to quarterly reports. This obligation to provide financial reports will not apply to the extent Company files these audited and unaudited financial reports with the SEC on a timely basis. In addition, the Stockholders' Agreement will provide that, upon the request of a stockholder, the Company will provide to such stockholder all information provided to the Company's lenders under any credit facilities, indentures or other similar debt agreements of the Company.

        To the extent the information constitutes material, non-public information, the Stockholders' Agreement will provide that the Company will advise the requesting stockholder that the requested information is material, non-public information and ask the requesting stockholder to confirm whether it still wishes to receive the information. To the extent the requesting stockholder determines to receive the material, non-public information, the requesting stockholder will first enter into a confidentiality agreement reasonably acceptable to the Company. Unless otherwise provided in the confidentiality agreement, the Company will have no obligation to disclose publicly the material, non-public information in any manner whatsoever or for any purpose whatsoever including to permit the stockholder to trade in the Company's securities or indebtedness.

        In addition, the Company will, and will cause each subsidiary of the Company to, provide access and inspection rights to each Significant Person at reasonable times so long as the access does not materially interfere with the operations of the Company's or any subsidiary's business.

Other Business Opportunities

        The Stockholders' Agreement will provide that no stockholders nor any of their respective affiliates, other than the ESOP Trust or any officer or employee of the Company or any of its subsidiaries (each of whom we refer to as an "Identified Person"), will, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any subsidiary is engaged or proposes to engage or (ii) otherwise competing with the Company or any subsidiary. To the fullest extent permitted by law, no Identified Person will be liable to the Company or its stockholders or to any subsidiary for breach of any fiduciary duty solely by reason of the fact that the Identified Person engages in any of these activities. To the fullest extent permitted by law, the Company will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any potential matter, transaction or interest that is presented to, or acquired, developed or created by an Identified Person which may be a corporate opportunity for an Identified Person and the Company or any subsidiary (which we refer to as a "Relevant Corporate Opportunity"), except as otherwise provided in the Stockholders' Agreement. In the event that any Identified Person acquires knowledge of a Relevant Corporate Opportunity, that Identified Person will, to the fullest extent permitted by law, have no duty to communicate or offer that Relevant Corporate Opportunity to the Company or any subsidiary and will not be liable to the Company or its equity holders or to any subsidiary of the Company for breach of any fiduciary duty as a stockholder, director of the Company solely by reason of the fact that the Identified Person pursues or acquires the Relevant Corporate Opportunity for itself or offers or directs the Relevant Corporate Opportunity to another person. To the fullest extent permitted by law, the Company will waive any claim against any Identified Person, and agrees to indemnify all Identified Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could in any way limit any Identified Person from pursuing or engaging in any Relevant Corporate Opportunity.

        The Company will not renounce its interest in any Relevant Corporate Opportunity presented to any stockholder if the Relevant Corporate Opportunity is expressly presented to the person solely in his or her capacity as a member of the board of the Company.

ESOP Plan Documents

        The Stockholders' Agreement will provide that neither the Company nor the ESOP Trust will amend, supplement, restate or otherwise modify or alter the ESOP or the ESOP Plan Documents unless the amendment, supplement, restatement, modification or alteration (i) is not inconsistent with the terms of the Stockholders' Agreement, the Third-Lien Notes, the Second-Lien Term Loan and the First Lien Term Loan or (ii) is required by Applicable Law or Internal Revenue Service guidance or procedures; provided, that to the extent any amendment, supplement, restatement, modification or alteration of the ESOP or the ESOP Plan Documents required by Applicable Law results in the ESOP or the ESOP Plan Documents being inconsistent with the terms of the Stockholders' Agreement, the Third-Lien Notes, the Second-Lien Term Loan and the First Lien Term Loan, the Company and the ESOP Trust agree that they will use commercially reasonable efforts to minimize or eliminate the inconsistency, to the fullest extent permitted by Applicable Law.

Governing Law

        The Stockholders' Agreement will be governed by, and will be construed in accordance with, the laws of the State of Delaware.

Choice of Forum

        The Stockholders' Agreement will provide that the United States District Court located in New Castle County, Delaware, or any court of the State of Delaware, is the exclusive jurisdiction for any judicial proceeding brought against the Company or the ESOP Trust on any dispute arising out of, or matter related to, the Stockholders' Agreement. By exercising Warrants and becoming a stockholder of the Company, stockholders will be deemed to have irrevocably waived, to the fullest extent permitted by law, any objection to venue in such court and any claim that any proceeding brought in such a court has been brought in an inconvenient forum.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and in the aggregate, referred to as "holders") relating to (1) the exchange of Old Notes for New Securities pursuant to the Exchange Offer and Proposed Amendments to the Old Notes Indenture, (2) the ownership and disposition of New Securities acquired in the Exchange Offer and the Unit Offering and (3) the Unit Offering. This summary constitutes the opinion of our tax counsel, Holland & Knight LLP, of the material U.S. federal income tax consequences of the Exchange Offer and the Unit Offering. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, (the "Code"), the Treasury regulations promulgated under the Code (the "Regulations"), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. We have not obtained, nor do we intend to obtain, any ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions such challenge would not be sustained by a court.

        This summary assumes that the New Securities will be held as capital assets within the meaning of Section 1221 of the Code. The discussion of the Third-Lien Notes and Warrants in this summary applies only to beneficial owners that acquired their Third-Lien Notes and Warrants pursuant to the Exchange Offer or the Units Offering. This summary does not address the tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular holder's circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers, brokers or traders in securities, currencies or commodities, regulated investment companies, real estate investment trusts, mutual funds, small business investment companies, employees, government authorities or agencies, holders that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, former U.S. citizens or long-term residents, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, holders holding the Old Notes or the New Securities as a position in a hedging transaction, "straddle," "conversion transaction," other "synthetic security" or integrated transaction, or other risk reduction transaction, holders deemed to sell the Old Notes or the New Securities under the constructive sale provisions of the Code, or subsequent purchasers of the New Securities.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Old Notes or New Securities that is, for U.S. federal income tax purposes:

            (i)  an individual who is a citizen or resident of the United States;

           (ii)  a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

          (iii)  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          (iv)  a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election in effect under applicable Regulations to be treated as a U.S. person.

        For purpose of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Old Notes or New Securities (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If an entity treated as a partnership or disregarded entity for U.S. federal income tax purposes holds Old Notes or New Securities, the tax treatment of a partner in the partnership or the owner of the disregarded entity, as applicable, will generally depend upon the status of the partner or owner and the activities of the partnership or disregarded entity. If you are a partnership or disregarded entity or a partner of a partnership or owner of a disregarded entity holding Old Notes or New Securities, you should consult your tax advisor regarding the tax consequences of the Exchange Offer and the Unit Offering and the ownership and disposition of New Securities.

        The tax consequences of the Exchange Offer and the Unit Offering are subject to substantial uncertainty. Furthermore, we are not aware of any authority addressing the tax treatment of the ownership and disposition of securities that are issued in circumstances similar to those relating to the New Securities. Holders are strongly urged to consult their tax advisors regarding the tax consequences of the Exchange Offer, the Unit Offering, and the ownership and disposition of New Securities.

        YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

 Tax Consequences to Participating U.S. Holders

Exchange Offer

        Tax-Free Exchange Treatment.    The exchange of Old Notes for New Securities will constitute an exchange of the Old Notes for U.S. federal income tax purposes. Therefore, a participating U.S. Holder will recognize gain or loss in full upon the exchange of Old Notes for New Securities unless such exchange qualifies, in general, as a tax-free exchange. For such exchange to qualify as a tax-free exchange, the Old Notes and the Third-Lien Notes and Warrants must be treated as stock or "securities" under the relevant provisions of the Code. Neither the Code nor the Regulations define the term security and it has not been clearly defined by judicial decisions. Whether a debt instrument is a security is determined based on all of the facts and circumstances. Factors evaluated include whether the holder of such debt instrument is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Because the Old Notes and the Third-Lien Notes will have a term of more than five years but less than ten years at the time of exchange, our tax counsel is unable to opine on whether the Old Notes and Third-Lien Notes will qualify as securities. Except as otherwise indicated, the following discussion assumes that the Old Notes and the Third-Lien Notes will be treated as securities. The relevant regulations provide that if certain conditions are met, warrants to acquire shares are treated as securities with zero principal amount for this purpose. It is the opinion of our tax counsel that the Warrants will either be treated as stock or securities for this purpose.

        Assuming that the Old Notes and the Third-Lien Notes qualify as securities, the exchange of Old Notes for New Securities will qualify as a tax-free exchange, except to the extent the right to participate, or, alternatively, participation in the Unit Offering, is treated as "boot" as discussed under "Unit Offering" below. If the exchange of the Old Notes for the New Securities qualifies as a tax-free exchange, subject to the discussion under "Early Tender Payment" below, a U.S. Holder that receives New Securities as a result of participation in the Exchange Offer will not recognize gain or loss on the exchange (apart from cash and other property, if any, received with respect to accrued and unpaid interest), except gain but not loss must be recognized to the extent of the lesser of (i) the sum of any cash and fair market value of any other boot received in the exchange (including the Early Tender Payment, if any, and, for holders who opt for the Cash Option and receive both cash and New Securities, the amount of cash received for the Cash Option (as discussed further under "Early Tender Payment" and "Cash Option" below)) and (ii) the amount of gain, if any, realized on the exchange (as described below under "Fully-Taxable Exchange"). Any gain recognized will generally be capital gain (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders generally is eligible for a reduced rate of taxation. Any consideration received in respect of accrued and unpaid interest will be subject to tax as discussed below under "—Accrued Interest."

        If the exchange of the Old Notes for the New Securities qualifies as a tax-free exchange, a U.S. Holder's aggregate tax basis in the New Securities received in the exchange will be equal to the tax basis in the Old Notes exchanged therefor, increased by any gain recognized on the exchange and decreased by any cash received (other than with respect to accrued and unpaid interest), and the holding period for such New Securities will include the period during which the Old Notes surrendered in the exchange were held. Such aggregate tax basis will generally be further allocated among the Third-Lien Notes, the Cash Warrants and the Penny Warrants based on their relative fair market values.

        For treatment of the Unit Offering, please see the discussion below under "Unit Offering."

        Fully-Taxable Exchange; Alternative Treatments.    If the exchange of the Old Notes for New Securities does not qualify as a tax-free exchange, subject to the discussion below regarding alternative treatments, any U.S. Holder exchanging Old Notes for New Securities will recognize gain or loss (apart from any amounts attributable to accrued and unpaid interest) equal to the difference between the amount realized on the exchange and the U.S. Holder's adjusted tax basis in the Old Notes on the date of the exchange. The amount realized on the exchange will equal the sum of (i) the fair market value of the units consisting of the Third-Lien Notes and the Warrants received pursuant to the Exchange Offer and (ii) subject to the discussion below under the heading "Early Tender Payment," the Early Tender Payment, if any, received by such U.S. Holder. For purposes of determining the amount realized on the exchange, the fair market value of a Third-Lien Note included in such unit (together with the Units issuable in the Unit Offering and the Warrants issued in the New Securities Option, "the Units" for purposes of this section titled "Material U.S. Federal Income Tax Considerations") would be deemed to be such note's issue price as described below under "Issue Price of Third-Lien Notes and Warrants." A U.S. Holder's adjusted tax basis in the Old Notes exchanged will be equal to the amount paid therefor, increased by any OID accrued on the Old Notes and any market discount previously taken into income and reduced by any amortizable bond premium previously taken into account. The Third-Lien Notes will have a new holding period commencing on the day after the exchange. The U.S. Holder's initial tax basis in the Third-Lien Notes and the Warrants will be equal to the fair market value of the Third-Lien Notes and the Warrants received.

        Any gain or loss recognized will generally be capital gain or loss (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain or loss if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations. Recent legislation and final regulations require certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on certain income and gains defined for that purpose as Net Investment Income, which is described below in "Ownership of Third-Lien Notes—Sale, Exchange or Retirement of Third-Lien Notes." U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their exchange of the Old Notes for New Securities.

        Alternative characterizations are possible as well. For example, if the Old Notes are treated as securities, but the Third-Lien Notes are not treated as securities, the receipt of the Warrants in the exchange could be tax-free, while the receipt of the Third-Lien Notes may be treated as "boot" received in an otherwise tax-free exchange. See "Tax Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment" above.

        See also the discussion below under "Unit Offering" for additional characterizations.

        Cash Option.    Any U.S. Holder exchanging Old Notes solely for cash will recognize gain or loss (apart from any amounts attributable to accrued and unpaid interest) equal to the difference between the amount realized on the exchange and the U.S. Holder's adjusted tax basis in the Old Notes on the date of the exchange. The amount realized on the exchange will equal the amount of cash received, including any Early Tender Payment. A U.S. Holder's adjusted tax basis in the Old Notes exchanged will be equal to the amount paid therefor, increased by any market discount previously taken into income and reduced by any amortizable bond premium previously taken into account. Any gain or loss recognized will generally be capital gain or loss (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain or loss if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations. Recent legislation and final regulations require certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on certain income and gains defined for that purpose as Net Investment Income, which is described below in "Ownership of Third-Lien Notes—Sale, Exchange or Retirement of Third-Lien Notes." U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their exchange of the Old Notes for cash.

        If a U.S. Holder receives both cash pursuant to the Cash Option and New Securities pursuant to the New Securities Option, the treatment is unclear because our tax counsel was unable to find any authoritative guidance regarding whether the exchanges should be treated as separate transactions or a single combined transaction. In that circumstance, to the extent applicable, we intend to take the position that such a holder will be treated as exchanging the Old Notes, in a single exchange, for a combination of consideration consisting of the cash received pursuant to the Cash Option and the New Securities received pursuant to the New Securities Option, in which case, a U.S. Holder would be subject to tax in the manner described above under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment." Holders should consult their own tax advisors regarding the treatment of their receipt of both cash pursuant to the Cash Option and New Securities pursuant to the New Securities option.

        Market Discount.    If a U.S. Holder acquired Old Notes with market discount, any gain recognized on the exchange of Old Notes for Third-Lien Notes and Warrants pursuant to the Exchange Offer (other than in respect of accrued and unpaid interest) will be treated as ordinary income to the extent of the market discount accrued during its period of ownership, unless such holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount of an Old Note over such holder's initial tax basis in the Old Note, if such excess exceeds a de minimis amount. If the exchange of Old Notes for Third-Lien Notes qualifies as a tax-free exchange, any accrued market discount not recognized on the exchange generally will carry over to the Third-Lien Notes. However, it is also possible that a portion of the accrued market discount may be carried over to the Warrants. If a U.S. Holder acquired the Old Notes at a market discount and the exchange of Old Notes for Third-Lien Notes is treated as a tax-free exchange, such holder may also be treated as having market discount on the Third-Lien Notes to the extent the adjusted tax basis in the Third-Lien Notes is less than their issue price by more than a de minimis amount. U.S. Holders who acquired their Old Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Old Notes pursuant to the Exchange Offer.

        Accrued Interest.    Any amount received by a U.S. Holder pursuant to the Exchange Offer attributable to accrued and unpaid stated interest on an Old Note will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income for U.S. federal income tax purposes.

        Early Tender Payment.    A holder that tenders before the Early Tender Date will receive the Early Tender Payment. We believe that the U.S. federal income tax treatment of the receipt of the Early Tender Payment to U.S. Holders is unclear because we are not aware of any authorities that directly address the treatment of such amounts. Under the Code, any amount received by a holder on retirement of a debt instrument is generally treated as being received in exchange for the debt instrument. We intend to take the position that the Early Tender Payment is treated as additional consideration for the Old Notes, in which case, such a payment would be treated as part of the total consideration received in exchange for the Old Notes and treated in the manner described above (under this section "—Tax-Free Exchange Treatment"). It is possible, however, that the Early Tender Payment may be treated as interest or a separate fee that would be subject to tax as ordinary income rather than additional consideration for the Old Notes. U.S. Holders should consult their tax advisors as to the proper treatment of the Early Tender Payment.

        Potential "Deemed Exchange" for Participating U.S. Holders.    As described below in "Tax Consequences to Non-Participating Holders—U.S. Holders," a "significant modification" of a debt instrument is treated as an exchange of the debt instrument for tax purposes. A modification of the legal rights or obligations generally is treated as a significant modification only if, based on all facts and circumstances, the modification is economically significant. Although it is not clear whether the changes to the Old Note Indenture are economically significant under these rules, we intend to take the position that the adoption of the Proposed Amendments to the Old Notes Indenture will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a "significant modification" of the terms of the Old Notes, a participating U.S. Holder who tenders its Old Notes after the parties enter into an agreement to modify the Old Notes Indenture could potentially be treated as having exchanged its "original" Old Notes for "modified" Old Notes for U.S. federal income tax purposes as of such time, and then again exchanging the "modified" Old Notes for the New Securities and/or cash, as the case may be. Such U.S. Holders may be subject to tax consequences different from those described above. Participating U.S. Holders should consult their tax advisors regarding the application of these rules.

Ownership of Third-Lien Notes

        Payments of Qualified Stated Interest.    Qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The cash interest payable on the Third-Lien Notes will be qualified stated interest and will be taxed to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    The Third-Lien Notes will be treated as issued with OID because, among other things, not all of the interest that will accrue on the Third-Lien Notes will constitute qualified stated interest. The OID on a Third-Lien Note will be equal to the difference between the stated

redemption price at maturity of the note and its issue price. For this purpose, the stated redemption price at maturity of a note is the sum of all payments on the note other than qualified stated interest. Because PIK interest on the Third-Lien Notes will not be qualified stated interest, it will be included in the stated redemption price at maturity of the Third Lien Notes. The issue price of the Third-Lien Notes will be determined under the rules described below in "Issue Price of Third-Lien Notes and Warrants," and, pursuant to these rules, the issue price of the Third-Lien Notes currently is expected to be less than their stated principal amount. As a result, we expect the Third-Lien Notes to be treated as issued with a significant amount of OID. A U.S. Holder must generally include OID in gross income as it accrues over the term of a Third-Lien Note without regard to its regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income (subject to special rules in the event there is any acquisition premium or bond premium, as discussed below).

        The amount of OID that a U.S. Holder must include in income will generally equal the sum of the "daily portions" of OID with respect to the Third-Lien Note for each day during the taxable year or portion of the taxable year in which such Third-Lien Note (such sum, "accrued OID") was held. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Third-Lien Note may be of any length and may vary in length over the term of the Third-Lien Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the Third-Lien Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Third-Lien Note at the beginning of the final accrual period. The "adjusted issue price" of a Third-Lien Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium, as discussed below under "Premium on Third-Lien Notes") and decreased by the amount of any payment previously made on the Third-Lien Note other than a payment of qualified stated interest.

        For purposes of determining the OID accrual schedule, the applicable Regulations require us and each U.S. Holder to assume that we will undertake an optional redemption if doing so would minimize the yield of the Third-Lien Notes. If we were assumed to have redeemed the Third-Lien Notes on a certain date but in fact do not exercise our right for optional redemption on such date, the Third-Lien Notes will be treated as retired and reissued on such date for an amount equal to their adjusted issue price and the yield to maturity on the Third-Lien Notes will be redetermined taking into account such change in circumstances.

        A U.S. Holder may elect to treat all interest on a Third-Lien Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election must be made for the taxable year in which the Third-Lien Note was acquired, and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors about this election.

        Premium on Third-Lien Notes.    If the exchange of Old Notes for New Securities qualifies as a tax-free exchange, a U.S. Holder of the Third-Lien Notes may have "acquisition premium" to the extent its tax basis in the Third-Lien Notes is greater than the issue price of the Third-Lien Notes. Under the acquisition premium rules, the amount of OID that must be included in gross income with respect to the Third-Lien Notes for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year. If a U.S. Holder has a bond premium (i.e., if such holder's adjusted tax basis in the Third-Lien Notes is higher than the stated redemption price at maturity of the

Third-Lien Notes immediately after the acquisition), such holder will not be required to accrue any OID, and may be able to amortize such premium over the term of the Third-Lien Notes as an offset against the payments of qualified stated interest, subject to certain limitations.

        Sale, Exchange or Retirement of Third-Lien Notes.    A U.S. Holder will generally recognize taxable gain or loss upon a sale, exchange, redemption or retirement of a Third-Lien Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less an amount equal to any accrued and unpaid interest, which will be taxed in the manner described above under "Payments of Stated Interest") and (ii) such holder's adjusted tax basis in the Third-Lien Note. A U.S. Holder's adjusted tax basis in a Third-Lien Note will, in general, be its initial tax basis in the Third-Lien Note, increased by any OID and/or market discount previously included in income and reduced by the amount of any payments (other than qualified stated interest) received with respect to the Third-Lien Note and any amortizable bond premium previously taken into account.

        Any gain or loss on the sale, exchange or retirement of a Third-Lien Note will generally be capital gain or loss (although if the exchange of Old Notes for Third-Lien Notes qualifies as a tax-free exchange, any gain recognized on the sale, exchange, retirement or other taxable disposition of a Third-Lien Note by a U.S. Holder will be recharacterized as ordinary income to the extent attributable to market discount accrued and not previously included in income during the periods that the U.S. Holder held the Old Notes and the Third-Lien Notes, as discussed above under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Market Discount") and will be long-term capital gain or loss if the Third-Lien Note has a holding period of more than one year at the time of the sale, exchange or retirement. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations.

        Recent legislation and final regulations require certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on certain income and gains defined for that purpose as Net Investment Income, which consists of the sum of:

            (i)  gross income from interest, dividends, annuities, royalties and rents, other than such income derived in the ordinary course of a trade or business that is not either a passive activity or the trade or business of trading in financial instruments or commodities;

           (ii)  other gross income derived from a trade or business that is a passive activity or is the trade or business of trading in financial instruments or commodities; and

          (iii)  net gain (to the extent taken into account in taxable income) attributable to disposition of property other than property held in a trade or business that is not either a passive activity or the trade or business of trading in financial instruments or commodities;

        less any deductions properly allocable to these items of gross income or net gain. This additional tax applies for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Third-Lien Notes.

Ownership of Warrants

        Acquisition of the Warrants.    If the Old Notes are treated as securities for U.S. federal income tax purposes, then the receipt of the Warrants will not be taxable to the U.S. Holder recipients that are parties to the tax-free exchange, as discussed above under "Tax-Free Exchange Treatment." For the tax basis and the holding period for the Warrants, see the discussions under "Tax-Free Exchange Treatment." For the tax consequences of receiving the Warrants in a taxable exchange, see the discussion above under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Fully-Taxable Exchange; Alternative Treatments." Except as indicated otherwise, this discussion assumes that the Warrants will be treated as warrants for U.S. federal income tax purposes. For a discussion of an alternative treatment of the Warrants as equity, please see the discussion below under "Equity Treatment."

        Acquisition of Common Stock Underlying the Warrants.    Except as described below with respect to the cashless exercise of Warrants, the exercise of the Warrants to purchase common stock generally will not constitute a taxable event. Accordingly, a U.S. Holder will not recognize gain or loss upon the exercise of the Warrants, except with respect to any cash paid in lieu of a fractional share. Rather, a U.S. Holder will recognize taxable gain or loss if and when such U.S. Holder disposes of the common stock underlying the Warrants in a taxable transaction. A U.S. Holder's aggregate tax basis in the common stock underlying the Warrants will be equal to the amount paid upon the exercise of the Warrants plus the portion of the issue price of the Units allocable to the Warrant component less any portion of the tax basis allocable to any fractional share. See "Issue Price of Third-Lien Notes and Warrants," below. Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share interest. The holding period of the common stock underlying the Warrants received upon exercise of a Warrant will begin the day that the holder exercises the Warrant.

        Although the matter is not free from doubt, the cashless exercise of a Warrant (i.e., the use of a portion of a Warrant as payment for the exercise price of such Warrant) should not be a taxable event for a U.S. Holder. If this is the case, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Warrant except to the extent of any cash received in lieu of a fractional share as described above. The IRS may argue, however, that, in a cashless exercise of a Warrant, a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and the tax basis in the Warrants surrendered as payment of the exercise price. Provided that the U.S. Holder's holding period for the Warrants exceeds one year at the time of such exercise, any such gain or loss generally would be long-term capital gain or loss. In any event, a U.S. Holder will have a tax basis in the common stock underlying the Warrants received upon exercise of a Warrant equal to such U.S. Holder's tax basis in the Warrant exercised, plus the U.S. Holder's tax basis in any Warrants used to pay the exercise price, further increased by any gain or decreased by any loss recognized in the transaction (other than any gain or loss attributable to cash, if any, received in lieu of a fractional share).

        For common stock underlying the Warrants received through the use of a cashless exercise, the holding period of the common stock underlying the Warrants received upon exercise of a Warrant will depend upon the tax characterization of such transaction. If a cashless exercise of a Warrant is treated as a partially taxable transaction (to the extent of the Warrants deemed surrendered as payments of the exercise price), the holding period of the common stock underlying the Warrants will begin on the day of exercise of the Warrant. If a cashless exercise of Warrants is treated as an entirely tax-free transaction, a U.S. Holder may have a holding period in the common stock received in the exchange which includes the holding period of the Warrants surrendered for such common stock underlying the Warrants. U.S. Holders are urged to consult their own tax advisors as to the effects to them of a cashless exercise of Warrants.

        If a U.S. Holder sells the Warrants, a U.S. Holder will recognize capital gain or loss equal to the difference between the proceeds received and the tax basis in the Warrants. If the Warrants lapse unexercised, a U.S. Holder will recognize capital loss when they expire, in an amount equal to a U.S. Holder's tax basis in the Warrants. Such gain or loss will be long-term capital gain or loss (except, as described above, to the extent of any accrued market discount that has potentially carried over from Old Notes to the Warrants) if a U.S. Holder has held the Warrants for more than one year. In either case, a U.S. Holder's tax basis in the Warrants will be equal to the portion of the issue price of the Units allocable to the Warrant component (as described above) and a U.S. Holder's holding period for the Warrants will commence on the date that a U.S. Holder purchases the Units. Net long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

        Adjustment to Exercise Price.    A U.S. Holder in certain circumstances may be deemed to have received a deemed distribution from us, which may result in the inclusion of ordinary dividend income. Such a deemed distribution could occur if we make certain adjustments, or fail to make certain adjustments, to the number of shares of common stock underlying the Warrant to be issued upon the exercise of a Warrant or to the exercise price. Any deemed distribution will be taxable as a dividend, return of capital or capital gain similar to a distribution paid on common stock as described below under "—Dividends on Common Stock." However, because our tax counsel was unable to find any authoritative guidance, it is unclear whether (1) a deemed dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates and (2) whether corporate holders would be entitled to claim the dividends received deduction with respect to any such deemed dividends. Generally, a U.S. Holder's adjusted tax basis in a Warrant will be increased to the extent any such deemed distribution is treated as a dividend. U.S. Holders should consult their tax advisors on the impact a deemed distribution may have on their holding period in the Warrants.

        Dividends on Common Stock.    A U.S. Holder will be required to include in gross income the amount of any distribution paid on common stock received upon exercise of the Warrants on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's basis in such common stock and will be treated as capital gain to the extent they exceed a U.S. Holder's tax basis such common stock. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on dividends. Corporate holders may be entitled to claim the dividends received deduction with respect to any dividends they receive with respect to common stock.

        Dividends on the Warrants.    A U.S. Holder generally will be required to include in gross income the amount of any distribution paid on the Warrants on the date the distribution is received. Because our tax counsel has been unable to find any authoritative guidance that directly addresses whether distributions on warrants should be treated as dividends for tax purposes, it is unclear whether any distributions to U.S. Holders of Warrants will be treated as dividends, and therefore will be taxed as described above in "Dividends on Common Stock" or will be taxed as other ordinary income.

        Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock.    Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. Holder's tax basis in the common stock. Such gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in income by the U.S. Holder that may have carried from the Warrants to the common stock) and will be long-term capital gain or loss if a U.S. Holder's holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

        Equity Treatment.    Because (x) the Warrant holders have voting rights, the ability to appoint board members, and certain other rights normally associated with equity ownership, (y) any distributions with respect to our stock would trigger cash distributions on the Warrants, and (z) in the case of Penny Warrants, the exercise price of the Warrants constitutes a nominal amount, the IRS may consider a Warrant (particularly Penny Warrants) to be constructively exercised or otherwise treated as equity for U.S. federal income tax purposes on the day on which the Warrant first becomes exercisable or possibly on the day of issuance. In that event, (1) except possibly in connection with the cashless exercise as described above, a U.S. Holder will recognize no gain or loss upon either such exercise or deemed exercise of the Warrant; (2) the adjusted tax basis of the common stock underlying the Warrants deemed received will be equal to the adjusted tax basis of the Warrant until the Warrant is actually exercised at which time the adjusted tax basis of common stock underlying the Warrants would be increased by the exercise price paid and any gain recognized in the transaction and decreased by any loss recognized in the transaction and any basis attributable to a fractional share for which cash was received; and (3) the holding period of the common stock underlying the Warrants deemed received will begin on the day such Warrants are treated as exercised. In the event the Warrants are treated as equity for U.S. federal income tax purposes, distributions with respect to Warrants may be treated as described above under "Dividends on Common Stock."

Unit Offering

        The tax treatment of the Unit Offering is subject to substantial uncertainty, and there are several alternative characterizations that could apply.

        The Company intends to take the position that the right to participate, or, alternatively, participation, in the Unit Offering is not taxable and that a U.S. Holder that elects to acquire Units pursuant to the Unit Offering is treated as separately purchasing a Unit for cash in an amount equal to the Unit Price. If such treatment applies, the U.S. Holder would have a tax basis in a Third-Lien Note, Penny Warrant and Cash Warrant equal to the amount of the Unit Price allocated to each (see below) and a holding period in a Third-Lien Note, Penny Warrant and Cash Warrant beginning the day after the exercise. To the extent the Unit Price paid by a U.S. Holder is different from the issue price of the Unit (as further discussed below), a U.S. Holder may have premium or market discount on the Third-Lien Notes purchased as part of the Unit Offering.

        Alternatively, the right to participate, or, alternatively, participation, in the Unit Offering could be seen as part of the consideration for the Exchange Offer. If the exchange were treated as a tax-free exchange as described above, it is not clear whether the right to participate, or, alternatively, participation, in the Unit Offering would be taken into account in determining the amount realized on the exchange or whether the right to participate, or, alternatively, participation, in the Unit Offering would constitute taxable boot received in the exchange. It is possible that the issuance of the Units pursuant to the Unit Offering could be treated as part of a combined exchange in which a U.S. Holder of Old Notes who purchases Units in the Unit Offering is deemed to exchange Old Notes and cash (equal to the Unit Price) for the Units received in both the Exchange Offer and the Unit Offering.

        U.S. Holders are urged to consult their tax advisors regarding the federal income tax treatment of the Unit Offering.

Issue Price of Third-Lien Notes and Warrants

        The issue price of each component of a Unit, and the rules governing how it is determined, depend on the issue price of a Unit, which is subject to substantial uncertainty. A Unit consisting of a Third-Lien Note and Warrants received upon participation in the New Securities Option or pursuant to the Unit Offering should be considered an investment unit under the Regulations. The issue price of an investment unit is generally determined in a similar manner as the issue price of a debt instrument.

        Under the applicable Regulations, two or more debt instruments are part of the same issue if they have the same credit and payment terms, are issued either pursuant to a common plan or as part of a single transaction or a series of related transactions, and are issued within a period of thirteen days beginning with the date on which the first debt instrument that would be part of the issue is issued to unrelated investors. If a substantial amount of the debt instruments in an issue are issued for money, the issue price of each debt instrument in an issue is the first price at which a substantial amount of the debt instruments are sold for money (such price, the "Cash Sale Price"). Although our tax counsel has not found any authority directly on point, the available guidance suggests that 10% of the debt instruments in an issue should be treated as a "substantial amount." If the amount sold for cash is not treated as substantial, but a substantial amount of the debt instruments in an issue are "publicly traded" for purposes of these Regulations, the issue price of the debt instruments would be their fair market value as of the issue date.

        We intend to take the position that the Units issued pursuant to the Unit Offering and the Units issued pursuant to the Exchange Offer are part of the same issue. In addition, because we expect that less than 10% of the Third-Lien Notes will be issued pursuant to the Cash Option, we intend to take the position that the Cash Sale Price does not control the issue price of the Units. The issue price of the Units would depend on whether the Units are "publicly traded." If the Units are considered to be "publicly traded" property, as defined by the Regulations, the "issue price" of the Units will be equal to their fair market value on the date of the exchange. The Units will generally be considered to be "publicly traded" property if, among other things, at any time during the 31-day period ending 15 days after the date of the issue date, there exists a "sales price," "firm quote," or "indicative quote" within the meaning of the Regulations. Therefore, if a substantial amount of the investment units in an issue are considered to be "publicly traded" property, as defined by the Regulations, the issue price of the investment units is equal to their fair market value on the issue date. As described above, the taxation of the Unit Offering and the purchase of Units in the Unit Offering is unclear and our tax counsel is unable to opine on the correct treatment of the Unit Offering. Whether the Units should be considered to be "publicly traded" may not be known until after the exchange. While not clear, if the Units are not publicly traded for purposes of the Regulations, but the Third-Lien Notes are publicly traded, the issue price of the Units may be determined taking into account the fair market value of the Third-Lien Notes on the issue date. If neither the Units nor the Third-Lien Notes are publicly traded, but the Old Notes are publicly traded, the issue price of the Units may then be determined by reference to the fair market value of the Old Notes. If none of the Units, the Third-Lien Notes, and the Old Notes are publicly traded, while not clear, the issue price of the Units may be determined taking into account the principal amount of the Third-Lien Notes (provided that the Third-Lien Notes provide for "adequate stated interest" for the purposes of the applicable rules). The issue price of a Unit would be allocated between the Third-Lien Notes and the Warrants that comprise such Unit based on their relative fair market values. Our determination of the allocation of the issue price may be requested from us by writing to us at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, Attention: General Counsel. An issuer's allocation of the issue price of an investment unit is binding on all holders of the investment unit unless a holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

        It is possible the issue price of the Units should be determined in a different manner, which would in turn affect the issue price of the Third-Lien Notes. For example, contrary to the position we intend to take, it is possible that the issue price of the Unit could be deemed to be the Unit Price. Alternatively, because U.S. Holders are required to exchange their Old Notes for New Securities in order to purchase Units in the Unit Offering, it is possible that if the Units are not "publicly traded" (as discussed above) the Units would be considered to be issued for a combination of cash and publicly traded property (if the Old Notes are publicly traded). In that event, the issue price of a Unit could be determined by reference to the cash paid and the value, if any, of the Old Notes. See "—Unit Offering." U.S. Holders are strongly encouraged to consult their tax advisors regarding the determination of the issue price of the Units and the Third-Lien Notes.

Tax Consequences to Participating Non-U.S. Holders

The Exchange of Old Notes Pursuant to the Exchange Offer

        A Non-U.S. Holder generally will not be subject to any U.S. federal income or withholding tax on any gain recognized on the exchange of Old Notes for Third-Lien Notes and Warrants (subject to the discussions below under the headings "Early Tender Payment" and "Backup Withholding and Information Reporting") unless:

  •
  the gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described below under "Tax Consequences to Participating Non-U.S. Holders—Ownership of Third-Lien Notes and Warrants—Payments of Stated Interest"; or

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to a 30% tax.

        Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Old Note generally will be taxable in the same manner as described below under "Tax Consequences to Participating Non-U.S. Holders—Ownership of Third-Lien Notes and Warrants—Payments of Stated Interest."

        Tax-Free Exchange Treatment.    As previously discussed (under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment"), we intend to take the position that, consistent with the discussion above, the exchange of Old Notes for New Securities should be treated as a tax-free exchange for U.S. federal income tax purposes. For the discussion of the recognition of gain, if any, as well as the basis and the holding period, see discussions under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment" and "—Fully-Taxable Exchange; Alternative Treatments." Non-U.S. Holders of the Old Notes should consult their tax advisors about the potential application of the tax-free exchange rules to the exchange of the Old Notes.

        Early Tender Payment.    As previously discussed, under current U.S. federal income tax law, there is uncertainty regarding whether the Early Tender Payment should be included as part of the amount realized from the exchange of the Old Notes, or as interest or a separate fee. In the case of a Non-U.S. Holder, if it were treated as interest or a separate fee it could be subject to U.S. federal withholding tax. Absent a differing interpretation from the IRS, we intend to take the position that the Early Tender Payment is not subject to U.S. federal withholding tax. An applicable withholding agent may, however, disagree with such treatment. Non-U.S. Holders should consult their tax advisors about the treatment of the Early Tender Payment.

Ownership of Third-Lien Notes and Warrants

        Payments of Stated Interest.    The 30% U.S. federal withholding tax will not apply to any payment of interest (which for purposes of this discussion includes OID) on the Third-Lien Notes under the "portfolio interest exemption," provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock within the meaning of the Code and the Regulations; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (iv) the Non-U.S. Holder has provided a validly completed IRS Form W-8BEN (or other applicable form)

establishing such Non-U.S. Holder status (or documentary evidence satisfying certain requirements for establishing such Non-U.S. Holder status).

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Third-Lien Notes (including OID) made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the provisions of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Third-Lien Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States (and, if so required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Third-Lien Notes is "effectively connected" with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis generally in the same manner as if it were a U.S. Holder unless an applicable income tax treaty provides otherwise (although such holder will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied). In addition, if the Non-U.S. Holder is a corporate Non-U.S. Holder, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

        Sale, Exchange or Other Taxable Disposition of Third-Lien Notes, Warrants, or Common Stock Underlying the Warrants.    Any gain realized upon the sale, exchange or other taxable disposition of a Third-Lien Note, the Warrants, or common stock underlying the Warrants generally will not be subject to U.S. federal income tax provided that, in the case of the Warrants and the common stock, we are not and have not been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes during the shorter of the Non-US. Holder's holding period or the five-year period ending on the date of disposition of the Warrants or common stock, as the case may be and unless certain exceptions apply, as described above under "Tax Consequences to Participating Non-U.S. Holders—The Exchange of Old Notes Pursuant to the Exchange Offer." We are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

        Taxation of Dividends.    Distributions made with respect to the common stock received upon the exercise of a Warrant (and any deemed distribution a Non-U.S. Holder may be deemed to receive under "—Ownership of Warrants—Adjustment to Exercise Price") will constitute dividends to the extent paid out of our Current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends, if any, paid to a Non-U.S. Holder with respect to such shares (or deemed distributions made with respect to such Warrants) will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced pursuant to an applicable treaty. Because a deemed distribution received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a Non-U.S. Holder, those withholding taxes may be withheld from the receipt of common stock upon exercise of the Warrants (or, in certain circumstances, from any payments on our common stock received upon exercise thereof).

        However, any dividends (or deemed distributions) that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends (or deemed distributions) received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. Holder that qualifies as a resident of a country with which the U.S. has an income tax treaty may qualify for an exemption from, or a reduced rate of, U.S. federal income and withholding tax under a relevant U.S. income tax treaty. In general, this exemption or reduced rate of tax applies only to a non-U.S. Holder that provides a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable income tax treaty. A non-U.S. Holder of common stock underlying the Warrants eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Even if a non-U.S. Holder of common stock underlying the Warrants meets one of the above exceptions or bases for reduction in withholding tax, dividends paid to such non-U.S. Holder with respect to the common stock (or deemed distributions made with respect to the Warrants) will be subject to U.S. withholding tax if the withholding agent or an intermediary knows or has reason to know that the non-U.S. Holder is not entitled to an exemption from U.S. withholding tax. Special rules apply for this test.

        It is unclear whether any distributions to Non-U.S. Holders of Warrants will be treated as dividends. If any such distributions are not treated as dividends, we intend to take the position that the 30% U.S. withholding tax generally will apply, and that the reduced withholding tax rate for dividends under any applicable treaty may not be available, although the applicable treaty may provide other relief with respect to such distributions.

Backup Withholding and Information Reporting

U.S. Holders

        In general, information reporting requirements may apply to the exchange of Old Notes for Third-Lien Notes (and/or cash, if any) and the Warrants, and such requirements will apply to certain payments of interest (and accruals of OID) on, or proceeds from a disposition (including a retirement or redemption) of, Third-Lien Notes or shares of common stock and distributions on Warrants and shares of common stock (including deemed dividends) (unless, in each case, the holder is an exempt recipient such as a corporation).

        Backup withholding (currently 28%) may apply to the exchange of Old Notes for Third-Lien Notes (and/or cash, if any) and the Warrants and payments of interest on or proceeds from disposition (including a retirement or redemption) of Third-Lien Notes or shares of common stock, and distributions on Warrants and shares of common stock (including deemed dividends) if the holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding or has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. A U.S. Holder should consult its tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

        Generally, we must report to the IRS and to the Non-U.S. Holder the amount of interest (including OID) paid to such Non-U.S. Holder with respect to the Old Notes or Third-Lien Notes, distributions on Warrants and shares of common stock (including deemed dividends) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement.

        In general, a Non-U.S. Holder will not be subject to backup withholding with respect to the exchange of Old Notes for Third-Lien Notes (and/or cash, if any) or interest (including OID) and distributions on Warrants and shares of common stock (including deemed dividends) that we pay to it on the Old Notes or Third-Lien Notes, provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and such holder has provided a properly completed IRS Form W-8BEN (or other applicable form) establishing that it is a Non-U.S. Holder (or it satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of Old Notes, Third-Lien Notes , or common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or it otherwise establishes an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. A Non-U.S. Holder should consult its tax advisors regarding the application of information reporting and backup withholding rules in its particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Tax Consequences to Non-Participating Holders

        U.S. Holders.    The modification of a debt instrument generally will be treated, for U.S. federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" as specially determined for U.S. federal income tax purposes. Although the issue is not free from doubt, we intend to take the position that the adoption of the Proposed Amendments to the Old Notes Indenture will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a significant modification of the terms of such Old Notes, a non-tendering U.S. Holder would be treated as having exchanged its "original" Old Notes for "modified" Old Notes for U.S. federal income tax purposes.

        If both the "original" Old Notes and the corresponding "modified" Old Notes were treated as "securities" for U.S. federal income tax purposes, such exchange would be treated as a tax-free exchange, in which case such non-tendering U.S. Holder should not recognize any gain or loss, except that a non-tendering U.S. Holder may be required to recognize ordinary income equal to the accrued and unpaid interest not previously included in income on such "original" Old Notes. In such event, a non-tendering U.S. Holder's aggregate tax basis in the "modified" Old Notes received in the exchange will be equal to the non-tendering U.S. Holder's tax basis in the "original" Old Notes and the non-tendering U.S. Holder's holding period for the "modified" Old Notes received in the exchange will include the non-tendering U.S. Holder's holding period for the "original" Old Notes. However, the IRS may take a contrary view as to whether the "original" Old Notes and the "modified" Old Notes are securities for U.S. federal income tax purposes. Non-tendering U.S. Holders should consult their own tax advisor regarding whether the "original" Old Notes and the "modified" Old Notes are "securities"

for U.S. federal income tax purposes. In the event the modifications to the Old Note Indenture are treated as significant modifications, the Company intends to take the position that the "original" Old Notes and the modified "Old Notes" constitute securities for U.S. federal income tax purposes. As a result, the Company believes that their deemed exchange should constitute a tax-free exchange.

        If the deemed exchange were treated as a taxable transaction, the non-tendering U.S. Holder would recognize gain or, subject to the possible application of the wash sale rules, loss in an amount equal to the difference between the "issue price" of the "modified" Old Notes deemed to be received by such U.S. Holder in the exchange and the U.S. Holder's adjusted tax basis of the "original" Old Notes deemed to have been surrendered in the exchange. Any such gain attributable to accrued but unrecognized market discount as discussed above under "Tax Consequences to Participating U.S. Holders—Exchange Offer—Market Discount" would be subject to tax as ordinary income, and any portion of the "modified" Old Notes attributable to accrued and unpaid interest not previously included in income may be subject to tax as ordinary income. The non-tendering U.S. Holder's holding period in the "modified" Old Notes would begin the day after the deemed exchange and such non-tendering U.S. Holder's basis in the "modified" Old Notes would equal the issue price thereof.

        If an exchange were deemed to occur, regardless of whether such exchange is taxable or tax-free, the "modified" Old Notes may be treated as issued with OID if their stated redemption price at maturity exceeds their issue price. As discussed above in "Tax Consequences to Participating U.S. Holders—Issue Price of Third-Lien Notes and Warrants"), the issue price of the "modified" Old Notes would be determined based on whether the "original" Old Notes or "modified" Old Notes are considered to be publicly traded under the applicable provisions of the Code and the Regulations. If the "modified" Old Notes are considered to be "publicly traded" for these purposes, the issue price of the "modified" Old Notes will be the fair market value of the "modified" Old Notes determined as of the effective date of the deemed exchange. If the "modified" Old Notes are not considered to be "publicly traded" for these purposes but the "original" Old Notes are considered to be "publicly traded" for these purposes, the issue price of the "modified" Old Notes will be the fair market value of the "original" Old Notes. If neither the "modified" Old Notes nor the "original" Old Notes were considered to be publicly traded for these purposes, the issue price of the "modified" Old Notes would equal their principal amount. So long as there is any sale price or firm or indicative quote available during a 31 day period ending 15 days after the consummation of the deemed exchange, the "modified" Old Notes will be treated as publicly traded within the meaning of the applicable Regulations, and the issue price of the modified "Old Notes" will be based on their fair market value determined as of the effective date of the deemed exchange.

        Non-U.S. Holders.    A Non-U.S. Holder who does not tender the Old Notes in the exchange will be subject to the same rules as those discussed above with respect to non-tendering U.S. Holders for purposes of determining whether the Proposed Amendments give rise to a deemed exchange and, if so, a tax-free exchange. If the adoption of the Proposed Amendments constitutes a deemed exchange that does not qualify as a tax-free exchange, non-tendering Non-U.S. Holders may be treated as recognizing income or gain for U.S. federal income tax purposes as a result of the deemed exchange of their Old Notes. In such event, the discussion in "Tax Consequences to Participating Non-U.S. Holders—The Exchange of Old Notes Pursuant to the Exchange Offer" above, generally applies to any gain or amounts received including amounts attributable to accrued and unpaid interest on an Old Note not previously included in income.

Tax Consequences to Alion

        Cancellation of Indebtedness Income.    Under Section 108 of the Code, when a corporation or a party related to such corporation purchases the corporation's debt for cash for an amount that is less than the adjusted issue price of the debt, the corporation incurs cancellation of indebtedness income ("COD income") to the extent of such difference. Similarly, when a corporation issues one debt instrument plus cash (if any) in satisfaction of another debt instrument, it is treated as having satisfied its prior indebtedness for an amount equal to the "issue price" of the new debt instrument as determined under the regulations relating to the treatment of OID (see "Tax Consequences to Participating U.S. Holders—Issue Price of Third-Lien Notes and Warrants" above) plus cash (if any). COD income is incurred by such corporation to the extent that the adjusted issue price of the prior indebtedness exceeds the issue price of the debt exchanged therefor plus cash (if any). Thus, to the extent that the issue price of the Third-Lien Notes (including for this purpose the Early Tender Payment if it is treated as part of the amount realized by Participating Holders in the Exchange Offer) and the fair market value of the Warrants issued in the exchange are less than the adjusted issue price of the Old Notes or, if the modifications to the Old Note Indenture constitute significant modifications as discussed above in "Tax Consequences to Non-Participating Holders," the issue price of the "modified" Old Notes is less than the adjusted issue price of the "original" Old Notes, we as a consolidated group will realize COD income. Because the amount of COD income to be recognized by us depends in part on the issue price (and, thus, the fair market value) of the securities to be issued (or deemed to be issued) on the date of the exchange (or deemed exchange), the precise amount of COD income, if any, resulting from the exchange (or deemed exchange) of Old Notes cannot be determined prior to the date of the exchange (or deemed exchange). However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by existing net operating losses ("NOLs"), our current year losses, and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income.

        Net Operating Loss Limitations.    The issuance of shares of our common stock upon exercise of any Warrants (or the issuance of Warrants) may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the Code. For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of section 382), in the aggregate, acquire more than 50% of the value of our stock during the three-year period that ends with the date of the acquisition. If a change in ownership is deemed to have occurred, our NOLs that could be applied to offset our taxable income (if any) in any future year could be limited. If a change of ownership under Section 382 is deemed to occur, we do not believe that Section 382 of the Code will materially limit our ability to offset our taxable income in future years against our NOLs remaining after the offset of any COD income recognized in the Exchange Offer.

Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act (or FATCA), enacted in 2010, generally imposes a 30% U.S. federal withholding tax on certain "withholdable payments" (including U.S. source dividends and interest and the gross proceeds from the sale or other disposition of U.S. stock and debt obligations), paid after specified dates to "foreign financial institutions" (whether as a beneficial owner or an intermediary) and certain other non-financial foreign entities unless the entity meets certain requirements or is otherwise exempt. Under final Regulations and recent IRS guidance, this legislation will generally not apply to debt obligations outstanding on July 1, 2014, unless the debt obligation undergoes a significant modification (within the meaning of the Regulations) after that date. Accordingly, this legislation will not apply to the Old Notes or the Third-Lien Notes unless the Old Notes or the Third-Lien Notes are significantly modified (within the meaning of the Regulations) on or after July 1, 2014. FATCA will apply to dividends paid on common stock received upon exercise of the Warrants (and any payments on the Warrants) on or after July 1, 2014 and to gross proceeds from the sale or other dispositions of common stock received upon exercise of the Warrants (and Warrants) paid after December 31, 2016. These new FATCA withholding rules apply regardless of whether a payment would have otherwise been exempt from withholding tax. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner.

        Non-U.S. Holders are urged to consult their own tax advisors regarding the potential application and impact of these new requirements based on their particular circumstances.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of the Old Notes resulting in acquisition or holding of the Third-Lien Notes by "employee benefit plans" (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")), that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering the exchange of the Old Notes resulting in acquisition of Third-Lien Notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws, and the matters discussed above under "Risk Factors."

        Non-U.S. plans, governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before deciding to exchange the Old Notes and acquiring and holding the Third-Lien Notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

        In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Old Notes or the exchange of the Old Notes resulting in acquisition and/or holding of Third-Lien Notes by an ERISA Plan with respect to which Alion, the Information and Exchange Agent or a guarantor of the Third-Lien Notes is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs,"

that may apply to the acquisition and holding of the Old Notes or the exchange of the Old Notes resulting in acquisition and/or holding of Third-Lien Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquired or held Old Notes in reliance on PTCE 84-14 should note that the Exchange Offer may constitute a renewal under Part VI(i) of PTCE 84-14 and any such Plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Third-Lien Notes should not be acquired, held or disposed of by any person investing "plan assets" of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of Third-Lien Notes each purchaser and holder will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the Third-Lien Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the Third-Lien Notes (including the exchange of Old Notes for Third-Lien Notes) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and that it will not transfer the Third-Lien Notes to any person or entity, unless such person or entity could itself truthfully make the foregoing representation and covenant in the preceding clause (i). Any purported transfer of Third-Lien Notes, or any interest therein, to a purchaser or transferee that does not comply with the requirements specified herein or in the applicable documents will be of no force and effect and shall be null and void ab initio.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the Third-Lien Notes (or exchanging Old Notes for Third-Lien Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Third-Lien Notes.

        The sale of any Third-Lien Notes to, or exchange of Old Notes for Third-Lien Notes by, a Plan, or a person using assets of any Plan to effect such purchase or exchange, is in no respect a representation by Alion that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan. Purchasers and holders of Third-Lien Notes shall have the exclusive responsibility for ensuring that their acquisition and/or holding of Third-Lien Notes (including the exchange of the Old Notes resulting in acquisition of Third-Lien Notes) complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

 LEGAL MATTERS

        Certain legal matters with respect to the Third-Lien Notes and Warrants offered in the Exchange Offer and the Unit Offering, as well as the shares of our common stock underlying the Warrants, and the Series A Preferred Stock will be passed upon for us by Holland & Knight LLP, McLean, Virginia. Certain legal matters in connection with the Exchange Offer and the Unit Offering will be passed upon for the Dealer Manager and Solicitation Agent by Latham & Watkins LLP, New York, New York.

EXPERTS

        The financial statements as of September 30, 2013 and 2012 and for each of the three years in the period ended September 30, 2013, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to our refinancing needs, recurring net losses, and excess of liabilities over assets which give rise to substantial doubt about our ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (unaudited)

As of December 31, 2013 and September 30, 2013

	December 31, 2013	September 30, 2013
	(In thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$4,687	$25,613
Accounts receivable, net	168,963	172,604
Receivable due from ESOP Trust	—	930
Prepaid expenses and other current assets	5,648	4,483

Total current assets	179,298	203,630
Property, plant and equipment, net	9,070	9,668
Intangible assets, net	1,735	2,040
Goodwill	398,921	398,921
Other assets	10,368	10,367

Total assets	$599,392	$624,626

Current liabilities:
Interest payable	$15,590	$17,758
Secured Notes	326,313	—
Trade accounts payable	59,536	61,622
Accrued liabilities	36,909	39,393
Accrued payroll and related liabilities	31,733	37,954
Billings in excess of revenue earned	4,562	4,334

Total current liabilities	474,643	161,061
Secured Notes	—	322,286
Unsecured Notes	234,038	233,832
Accrued compensation and benefits, excluding current portion	5,998	5,736
Non-current portion of lease obligations	12,540	12,821
Deferred income taxes	59,873	58,130
Commitments and contingencies
Redeemable common stock, $0.01 par value, 20,000,000 shares authorized; 7,641,493 shares issued and outstanding at December 31, 2013; 7,641,391 shares issued and outstanding at September 30, 2013	61,896	61,895
Common stock warrants	20,785	20,785
Accumulated other comprehensive loss	130	130
Accumulated deficit	(270,511)	(252,050)

Total liabilities, redeemable common stock and accumulated deficit	$599,392	$624,626

See accompanying notes to unaudited condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

	Three Months Ended December 31,
	2013	2012
	(In thousands, except share and per share information)
Contract revenue	$185,380	$204,329
Direct contract expense	145,275	160,635

Gross profit	40,105	43,694

Operating expenses	18,864	22,250
General and administrative	18,993	11,804

Operating income	2,248	9,640
Other income (expense):
Interest income	11	17
Interest expense	(18,948)	(18,919)
Other	(28)	(15)

Total other expense	(18,965)	(18,917)
Loss before taxes	(16,717)	(9,277)
Income tax expense	(1,745)	(1,744)

Net loss	$(18,462)	$(11,021)

Basic and diluted loss per share	$(2.41)	$(1.64)

Basic and weighted average common shares outstanding	7,659,817	6,726,417

Net loss	$(18,462)	$(11,021)
Other comprehensive income:
Postretirement actuarial gains	—	—

Comprehensive loss	$(18,462)	$(11,021)

ALION SCIENCE AND TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net loss	$(18,462)	$(11,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,307	2,491
Bad debt expense	250	—
Paid-in-kind interest	1,660	1,626
Amortization of debt issuance costs	2,694	2,656
Incentive and stock-based compensation	805	752
Deferred income taxes	1,744	1,744
Other gains	90	4
Changes in assets and liabilities:
Accounts receivable	3,391	(3,166)
Other assets	(759)	(189)
Trade accounts payable	(2,085)	15,087
Accrued liabilities	(8,317)	(15,063)
Interest payable	(2,168)	(1,545)
Other liabilities	(53)	307

Net cash used in operating activities	(19,903)	(6,317)
Cash flows from investing activities:
Capital expenditures	(273)	(603)

Net cash used in investing activities	(273)	(603)
Cash flows from financing activities:
Payment of debt issue costs	(750)	—
Revolver borrowings	10,000	—
Revolver repayments	(10,000)	—
Redeemable common stock purchased from ESOP Trust	(934)	(1,975)
Redeemable common stock sold to ESOP Trust	934	1,129

Net cash used in financing activities	(750)	(846)
Net decrease in cash and cash equivalents	(20,926)	(7,766)
Cash and cash equivalents at beginning of period	25,613	27,227

Cash and cash equivalents at end of period	$4,687	$19,461

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,746	$16,164
Cash paid for taxes	—	—
Non-cash investing and financing activities:
Paid-in-kind notes issued	$3,298	$3,234

See accompanying notes to unaudited condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Description and Formation of the Business

        Alion Science and Technology Corporation and its subsidiaries (collectively, the Company, Alion or we) provide advanced engineering, information technology, naval architecture and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, Alion's engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

        Alion was formed as a for-profit S Corporation in October 2001, to purchase substantially all of the assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by the Illinois Institute of Technology (IIT). In December 2002, Alion acquired substantially all of IITRI's assets and liabilities except its Life Sciences Operation, for $127.3 million. Prior to that, the Company's activities were organizational in nature. In 2010, the Company became a C corporation when it ceased to qualify as an S corporation.

(2) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of Alion Science and Technology Corporation (a Delaware corporation), and its wholly-owned subsidiaries and have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (GAAP), have been omitted pursuant to those rules and regulations. However, the Company believes that the disclosures made are adequate to make the information presented not misleading. The statements are prepared on the accrual basis of accounting and include the accounts of Alion and its wholly-owned subsidiaries from their date of acquisition or formation. All inter-company accounts have been eliminated in consolidation. There have been no changes to Alion's subsidiaries in the current fiscal year.

        In management's opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results for the three months ended December 31, 2013 are not necessarily indicative of the results to be expected for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's latest annual report on Form 10-K for the year ended September 30, 2013.

Going Concern Assumption

        The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Alion has a history of losses that has resulted, in part, in the Company not having the means to repay the principal associated with our Secured and Unsecured Notes as they come due on November 1, 2014 and February 1, 2015, respectively. In the first quarter of fiscal 2014, our Secured Notes were reclassified to current liabilities based on their November 1, 2014 maturity. Our Unsecured Notes will be reclassified to current liabilities in the second quarter of fiscal 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Our liabilities exceed our assets which makes refinancing our debt more difficult and expensive. Operating cash flow is insufficient to repay the Secured and Unsecured Notes at maturity, which raises substantial doubt as to the Company's ability to continue as a going concern.

        Management's current forecasts of future results could differ materially due to general economic uncertainties, sequestration's effect on government spending levels in the coming fiscal year, collections delays from the October 2013 government shutdown and risks associated with future federal government procurement and contracting actions. Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, the Company will be unable to pay the principal and accumulated unpaid interest on its Secured and Unsecured Notes when those instruments come due in November 2014 and February 2015.

        Our Credit Agreement financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In anticipation of receiving an audit opinion including a "going concern" explanatory note, in December 2013 Alion and its Credit Agreement lenders agreed to waive this financial covenant. The Company paid no fee for this waiver.

        Alion depends heavily on federal government prime contracts and subcontracts which account for nearly all the Company's revenue. Interruptions in the government funding process, whether from federal budget delays, debt ceiling limitations, government shutdowns, sequestration or Department of Defense spending cuts could materially adversely affect the Company's revenue and cash flows for the coming fiscal year and beyond. This could cause Alion to be unable to fund operations, meet debt service requirements or comply with the Credit Agreement's Consolidated EBITDA covenant.

        If Alion were unable to meet the Credit Agreement Consolidated EBITDA covenant, the Company would be unable to borrow funds under the revolving credit facility which would remove a source of liquidity for the Company. Alion could be required to immediately repay any amount then outstanding under the Credit Agreement. The Company could seek an additional covenant waiver or an amendment to the Credit Agreement in order to preserve its ability to borrow funds as and when needed. The Credit Agreement expires on August 22, 2014. Management can provide no assurance that Alion would be able to obtain an amendment or waiver, or if one were available, that the terms would be favorable. If the Company were unable to obtain a requested waiver or amendment, it might be unable to pay its debts as they became due. In each of the past three fiscal years, Alion generated sufficient cash flow from operations to fulfill its financial commitments, including debt service.

        Management is actively engaged in efforts to refinance, retire or amend Alion's existing debt agreements. On December 24, 2013, we executed a Refinancing Support Agreement with the holders of a majority of our outstanding Unsecured Notes regarding potential transactions to refinance our outstanding indebtedness. Management can provide no assurance that Alion will be able to conclude a refinancing of its Unsecured Notes or that additional financing will be available to retire or replace the Secured Notes, and if available, that terms of any transaction would be favorable.

        On the basis of these risks and uncertainties, management has determined that there is substantial doubt about the Company's ability to continue as a going concern. Alion's unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability of assets or the amounts of liabilities that may result from resolving uncertainties about the Company's ability to continue as a going concern.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Fiscal, Quarter and Interim Periods

        Alion's fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

        Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported for assets and liabilities, disclosures of contingent assets and liabilities as of financial statement dates and amounts reported for operating results for each period presented. Actual results are likely to differ from those estimates, but management does not believe such differences will materially affect Alion's financial position, results of operations, or cash flows.

Revenue Recognition

        Alion derives its revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and our ability to collect the contract price is considered reasonably assured. Alion applies the percentage-of-completion method in Accounting Standards Codification (ASC) 605—Revenue Recognition to recognize revenue.

        Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. We use various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company's financial performance.

        U.S. federal government contracts are subject to periodic funding by our contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. The federal government can audit Alion's contract costs and adjust amounts through negotiation. The federal government considers Alion a major contractor and maintains an office on site. The Defense Contract Audit Agency (DCAA) is currently auditing our 2007 claimed indirect costs. We are negotiating our 2006 indirect rates and have settled our rates through 2005. We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on federal government contracts in amounts we expect to realize.

        We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. The Company recognizes revenue in excess of costs on unpriced

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred and only to the extent it is probable we will recover such costs and can reliably estimate the amount we will recover.

Income Taxes

        Alion accounts for income taxes by applying the provisions in currently enacted tax laws. We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of our assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where we operate; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

        Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that we may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would "more likely than not" sustain our position following an audit. For tax positions meeting the "more likely than not" threshold, we recognize the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

        The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

        Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the date of the consolidated balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work Alion performed on new and existing contracts for which the Company had not received contracts or contract modifications. Accounts receivable are stated as estimated realized value. The allowance for doubtful accounts is Alion's best estimate of the amount of probable losses in the Company's existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on receivable age. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment

        Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset's useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset's estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of operations.

Goodwill

        Alion assigns the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value this year.

        The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350—Intangibles—Goodwill and Other. Alion operates in one segment and tests goodwill at the reporting unit level. There are two reporting units. We review goodwill for impairment in the fourth quarter each year, and whenever events or circumstances indicate goodwill might be impaired. We are required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. To date, our annual reviews have resulted in no goodwill impairment adjustments. See Note 8 for a detailed discussion of the Company's goodwill impairment testing process.

Intangible Assets

        Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. As of December 31, 2013, the Company had approximately $1.7 million in net intangible assets, including contracts purchased in the JJMA acquisition and purchased software licenses. The JJMA contract portfolio has a remaining useful life of approximately 1.5 years.

Redeemable Common Stock

        There is no public market for Alion's redeemable common stock and therefore no observable price for its equity, individually or in the aggregate. The Employee Stock Ownership Plan (ESOP) Trust holds all the Company's outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The Internal Revenue Code (IRC) and the Employee Retirement Income Security Act (ERISA) require the Company to offer ESOP participants who receive Alion common stock a liquidity put right. The put right requires the Company to purchase distributed shares at their then-current fair market value at any time during two put option periods. Common stock distributed by the ESOP Trust is subject to a right of first refusal. Prior to any subsequent transfer, shares must first be offered to the Company and then to the ESOP Trust. Eventual redemption of shares of Alion common stock as a result of distributions is outside the Company's control. Therefore, Alion classifies its outstanding shares of redeemable common stock as other than permanent equity.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        At each reporting date, Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of Alion's obligation to repurchase its outstanding shares of redeemable common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equals the current share price multiplied by total shares issued and outstanding.

        In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion's Board of Directors reviews the reasonableness of the amount management has determined Alion should recognize for the Company's obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

        Alion records changes in the reported value of its outstanding common stock through an offsetting charge or credit to accumulated deficit. The Company recognizes changes in the fair value of its redeemable common stock on March 31 and September 30 each year. The accumulated deficit at December 31, 2013, included a $67.5 million cumulative benefit for changes in share price which reduced the Company's aggregate share redemption obligation. Outstanding redeemable common stock had an aggregate fair value of approximately $61.9 million as of December 31, 2013.

Concentration of Credit Risk

        Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the federal government. Approximately 21% of the Company's receivables are due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

        Alion is required to disclose the fair value of its financial instruments but is not required to record its senior long-term debt at fair value. See Note 10 for a discussion of Alion's current and long-term debt and Note 11 for the related fair value disclosures. The fair value of cash, cash equivalents, accounts payable and accounts receivable does not differ materially from carrying value because of the short maturity of those instruments.

Off-Balance Sheet Financing Arrangements

        Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840—Leases. We have no off-balance sheet financing arrangements other than operating leases and letters of credit under our revolving credit facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any associated guarantees.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Employee Stock Ownership Plan (ESOP) and ESOP Trust

        In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan, the KSOP) and established the ESOP Trust. The Plan, a tax qualified retirement plan, includes an ESOP and a 401(k) component. In April 2010, the Internal Revenue Service (IRS) issued a determination letter that the ESOP Trust and the Plan, as amended and restated as of October 1, 2006, including Plan amendments executed in June 2009 and May 2010 qualify under IRC Sections 401(a) and 501 (a).

        In August 2008, Alion amended the Trust Agreement between the Company and the ESOP Trust. In June 2011, the Company amended the Plan to eliminate the one year service requirement for employer 401(k) matching contributions; to automatically enroll new hires in the Plan's 401(k) component; and to designate profit sharing contributions exclusively in Alion common stock.

        In September 2013, Alion amended the Plan to delay transfer to the Company of employee contributions for investment in the ESOP component of the Plan and to delay the Company's contribution to the Plan for the six months ended September 30, 2013. The September 2013 amendment permitted delaying the valuation of Alion's common stock until the due date (including extensions) for filing the Company's federal tax return for the current fiscal year. The Company believes the Plan and the ESOP Trust have been designed and are being operated in compliance with applicable IRC requirements.

(4) Loss Per Share

        Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding excluding the impact of warrants. Warrants are anti-dilutive for all periods presented even after including required adjustments to the earnings per share numerator. On March 22, 2010, Alion issued 310,000 Units that included the Secured Notes and warrants to purchase 602,614 shares of Alion common stock The Secured Note warrants have a penny per share exercise price, are currently exercisable and expire March 15, 2017. The Secured Note warrants are not redeemable or puttable; they are classified as permanent equity.

(5) Redeemable Common Stock

        The ESOP Trust owns all of Alion's issued and outstanding common stock, for the benefit of current and former employee participants in the Alion KSOP. Participants and beneficiaries are entitled to a distribution of the fair value of their vested ESOP account balance upon death, disability, retirement or termination of employment. The Plan permits distributions to be paid over a five year period commencing the first ESOP valuation after a participant's retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for six years before commencing payment over a subsequent five year period. The Company intends to pay distribution requests in annual installments and defer initial payments as permitted.

        Terminating ESOP participants can hold or immediately sell their distributed shares to the Company. If a participant elects to hold distributed shares, the IRC and ERISA require Alion to offer a put option to allow the recipient to sell stock to Alion at the estimated fair value share price based on the most recent price at which the Company was able to sell shares to the ESOP Trust ($16.25 at March 31, 2013 and $8.10 at September 30, 2013). The put right requires Alion to purchase distributed shares during two put option periods at then-current fair market value.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Redeemable Common Stock (Continued)

        Consistent with its duty of independence from Alion management and its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. The September 30, 2013 valuation occurred on its normal schedule.

        Alion management determines, and the Board of Directors' Audit and Finance Committee reviews, the reasonableness of Alion's recorded redeemable common stock liability. The Audit and Finance Committee considers various factors in its review, including in part, the ESOP valuation report and the share price selected by the ESOP Trustee. Management considers the share price selected by the ESOP Trustee along with other factors in estimating Alion's aggregate liability for outstanding redeemable common stock.

(6) Accounts Receivable

        Accounts receivable at December 31, 2013 and September 30, 2013 consisted of the following:

	December 31, 2013	September 30, 2013
	(In thousands)
Billed receivables and amounts billable as of the balance sheet date	$104,581	$102,211
Unbilled receivables:
Amounts billable after the balance sheet date	28,107	36,693
Revenues recorded in excess of milestone billings on fixed price contracts	3,825	3,289
Revenues recorded in excess of estimated contract value or funding	17,803	14,605
Retainages and other amounts billable upon contract completion	18,635	19,557
Allowance for doubtful accounts	(3,988)	(3,751)

Total Accounts Receivable	$168,963	$172,604

        Billed accounts receivable include invoices issued to customers for services performed as of the balance sheet date. Unbilled accounts receivable represent revenue recognized as of the balance sheet date for which Alion has yet to issue invoices to customers. Amounts that are currently billable are expected to be invoiced to customers within the next twelve months. Fixed-price contract revenue in excess of milestone billings is not yet contractually billable. Revenue in excess of contract value or funding is billable when Alion receives contract amendments or modifications. Approximately $135.8 million (79%) and $137.5 million (78%) of contract receivables at December 31, 2013 and September 30, 2013 were from federal government prime contracts.

        At December 31, 2013, Alion recognized $68.4 million in revenue in excess of billings on uncompleted contracts including approximately $17.8 million for customer-requested work for which the Company had not received contracts or contract modifications. At September 30, 2013, Alion had recognized $74.1 million in revenue in excess of billings on uncompleted contracts including approximately $14.6 million for customer-requested work for which the Company had not received contracts or contract modifications.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Accounts Receivable (Continued)

        Retainages and other unbilled amounts are billable upon contract completion or completion of DCAA audits. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Except for $18.6 million at December 31, 2013, the Company expects to invoice and collect unbilled receivables within the next twelve months.

(7) Property, Plant and Equipment

	December 31, 2013	September 30, 2013
	(In thousands)
Leasehold improvements	$12,603	$12,984
Equipment and software	35,314	35,203

Total cost	47,917	48,187
Less: accumulated depreciation and amortization	(38,847)	(38,519)

Net Property, Plant and Equipment	$9,070	$9,668

        Depreciation for fixed assets and leasehold amortization expense was approximately $778 thousand and $788 thousand for the quarters ended December 31, 2013 and 2012.

(8) Goodwill

        The Company accounts for goodwill and other intangible assets according to ASC 350 Intangibles—Goodwill and Other (ASC 350) which requires that Alion review goodwill at least annually for impairment or more frequently if events or circumstances indicate goodwill might be impaired. The Company performs this review at the end of each fiscal year. As of September 30, 2013, Alion had approximately $398.9 million in goodwill. There were no changes to the goodwill carrying amount for the years ended September 30, 2012 and 2011, nor were there any significant events this year that indicated a potential impairment to goodwill as of September 30, 2013.

        Alion operates in one segment and tests goodwill at the reporting unit level. Each of Alion's two reporting units delivers a similar set of professional engineering, scientific and technical services to a wide array of federal government customers, principally within the Department of Defense. Each reporting unit provides the full range of services Alion offers to customers overall.

        Alion's management has organized reporting units based on managerial responsibility and administrative structure, contract portfolios, and the availability of discrete financial information. Management evaluates reporting unit financial performance based on contract revenue and non-GAAP operating income. Alion does not maintain reporting unit balance sheets and does not track cash flows by reporting unit.

        Management identifies reporting units as "sectors" which in turn include lower level business units identified as "groups" consisting of still lower level "operations." For each business combination, management assigned the goodwill arising from acquisitions to the reporting unit or units expected to benefit from the synergies of that business combination. Coincident with its goodwill determination and purchase price allocation, management assigned assets acquired to reporting units based on the unit or units anticipated to utilize such assets. Management did not allocate to reporting units the liabilities

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Goodwill (Continued)

arising from business combinations. Alion's reporting units are the Engineering and Integration Solutions Sector (EISS) and the Technology, Engineering and Operational Solutions Sector (TEOSS). Management assigned $197.0 million in goodwill to EISS and $201.9 million in goodwill to TEOSS.

        In 2013, TEOSS had $477 million in contract revenue and EISS had $371 million in contract revenue. Total contract revenue for all reporting units does not equal Alion's total reported revenue because reporting unit contract revenue does not include $292 thousand in inter-company eliminations, discounts, and GSA industrial funding fees which the Company does not track by reporting unit.

        Management applied the guidance in ASC 350 and the related guidance in ASC Topic 280 Segment Reporting to analyze Alion's reporting units to determine the appropriate level at which to test goodwill for potential impairment. The Company employs a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. Alion determined reporting unit goodwill in a manner similar to the way it determines goodwill in a purchase allocation by using fair value to determine reporting unit purchase price, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. The Company allocates the goodwill related to acquisitions on a specific identification basis consistent with reporting unit structure.

        The Company performs its own independent analysis to determine whether goodwill is potentially impaired. Management performs a discounted cash flow analysis to determine the fair value of each reporting unit. The Company compares the aggregated fair value per the discounted cash flow model to the fair value indicated by the market multiples used in the stock valuation. Management independently determines the rates and assumptions it uses to: perform its goodwill impairment analysis; assess the probability of future contracts and revenue; and evaluate the recoverability of goodwill. At September 30, 2013, executed contract backlog was approximately 2.6 times trailing twelve month revenue.

        Alion's cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. However, management's sensitivity analyses also incorporated a more conservative range of growth assumptions in addition to assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trust. These sensitivity analyses are designed to stress management's best estimate of the Company's financial forecast for purposes of understanding whether a reasonable decline in growth would cause the associated expected discounted cash flows to fall below the reporting units' carrying value. Management's cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate management believes is consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

        In Alion's impairment testing in fiscal 2013, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 7.6 to a high of 18.2, with a median value of 13.4. Market multiples for trailing twelve month revenue ranged from a low of 0.30 to a high of 3.01, with a median value of 1.36. Management based its goodwill impairment testing valuation on discounted cash flows, and revenue and EBITDA multiples. Management discounted median market multiples by approximately 30% to reflect Alion's

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Goodwill (Continued)

recent financial performance compared to its peers and the significant uncertainties in the professional services government contracting marketplace likely to adversely affect future financial performance. Management used a weighted average cost of capital rate of 13.0% derived from market-based inputs, the tax-effected interest cost of Alion's outstanding debt and a hypothetical market participant capital structure. Management estimates future years' EBITDA based on Alion's reporting units' historical adjusted EBITDA as a percentage of revenue. To the extent that management's analysis included forecasts of future revenue growth, management based such estimates on existing contract backlog, recent contract wins, current year performance and new business opportunities. Management analyzed goodwill for impairment using a range of near-term growth values of 0-4% and a range of 0-4% for longer-term out year forecasts.

        There were no changes to the methods used to evaluate goodwill in prior periods. Changes in one or more inputs could materially alter the calculation of Alion's enterprise fair value and thus the Company's determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at September 30, 2013, would have produced a corresponding approximate 5.7% decrease and 6.9% increase in estimated enterprise value. Alion's enterprise value based on EBITDA multiples from mergers and acquisitions in the government services market place was approximately 26% higher than discounted cash flow enterprise value at September 30, 2013.

        Management reviews the Company's internally-computed enterprise fair value to confirm the reasonableness of the internal analysis and compares the results of its independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee. Management compares each reporting unit's carrying amount to its estimated fair value. If a reporting unit's carrying value exceeds its estimated fair value, the Company compares the reporting unit's goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, the Company recognizes an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value. Alion performs impairment testing on an enterprise value basis as there is no public market for the Company's common stock.

        Management determined that, on an enterprise value basis, Alion's reporting units have positive carrying value. In reviewing its discounted cash flow analysis prepared for testing goodwill for potential impairment, management considered macroeconomic and other conditions such as:

  •
  the deterioration in general economic conditions arising from federal budget deficits;

  •
  Industry and market concerns about the effects of sequestration and federal budget deficits on future Department of Defense procurement actions;

  •
  Alion's credit rating and its potential for limiting future access to capital;

  •
  An increase in market risks

  •
  A higher discount rate for valuing estimated future cash flows;

  •
  A decline in market-dependent multiples and metrics in both absolute terms and for Alion relative to its peers;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Goodwill (Continued)

  •
  Alion's fiscal 2013 sales increase; and

  •
  Alion's success in obtaining $840 million of additional customer contract funding and new contracts from April through September 30, 2013.

        Alion completed its most recent goodwill impairment analysis in the fourth quarter of fiscal year 2013 and concluded no goodwill impairment existed as of September 30, 2013. Management determined the totality of events and circumstances would not have supported a decision to roll forward its prior year goodwill impairment analysis and avoid performing a step one goodwill impairment analysis. Management chose to perform a step one analysis which supported a comparable enterprise value for Alion as of September 30, 2013 compared to September 30, 2012. September 30, 2013 estimated discounted future cash flows decreased less than 1.0% compared to September 30, 2012. The estimated fair value of Alion's outstanding debt increased approximately 10 percent from September 30, 2012 to September 30, 2013. This was due to shortening maturities and a higher outstanding balance for secured debt and notwithstanding fiscal 2013 unsecured debt redemptions. As a result of changes in Alion's estimated enterprise fair value and the increased value of Alion's outstanding debt, the estimated fair value of Alion's outstanding redeemable common stock declined approximately 50% from September 30, 2012 to September 30, 2013.

        As of September 30, 2013, the estimated fair value of each reporting unit exceeded its carrying value. Consistent with prior years' disclosures, the changes in discounted cash flows for fiscal 2013 compared to fiscal 2012 did not result in an impairment to goodwill. The results of Alion's step one impairment testing make it unlikely that a reasonably probable change in assumptions would have triggered an impairment. A hypothetical 10% decrease in fair value would not have resulted in impairment to goodwill for either reporting unit or triggered the need to perform additional step two analyses for either reporting unit.

(9) Intangible Assets

        Intangible assets consist primarily of contracts acquired through the Anteon and JJMA transactions. The table below shows intangible assets as of December 31, 2013 and September 30, 2013.

	December 31, 2013			September 30, 2013
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(In thousands)
Purchased contracts	$111,635	$(110,015)	$1,620	$111,635	$(109,795)	$1,840
Internal use software and engineering designs	3,182	(3,067)	115	3,182	(2,982)	200

Total	$114,817	$(113,082)	$1,735	$114,817	$(112,777)	$2,040

        The weighted-average remaining amortization period of intangible assets was approximately 18 months at December 31, 2013 and September 30, 2013. Amortization expense was approximately

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Intangible Assets (Continued)

$305 thousand and $1.5 million for the quarters ended December 31, 2013 and 2012. Estimated aggregate amortization expense for the next five years and thereafter is as follows.

(In thousands)
2014 (for the remainder of the fiscal year)	$773
2015	737
2016	141
2017	51
2018	33
2019	—
Thereafter	—

$1,735

(10) Current and Long-term Debt

        Alion's existing debt structure includes a $35 million revolving credit facility (current debt), $235 million in Unsecured Notes (long-term debt) and $333.1 million in Secured Notes ($310 million in initial face value plus $23.1 million in paid in kind (PIK) interest notes issued) (current debt). The Company is in compliance with each of the affirmative, negative and financial covenants in its existing debt agreements as of December 31, 2013. In the first quarter of fiscal 2014, our Secured Notes were reclassified to current liabilities based on their November 1, 2014 maturity. Our Unsecured Notes will be reclassified to current liabilities in the second quarter of fiscal 2014. If, as of December 31, 2013, Alion had had any balance drawn under the Credit Agreement, that amount as well would have been classified as a current liability because the Credit Agreement expires on August 22, 2014.

        Our Credit Agreement financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In December 2013 Alion and its Credit Agreement lenders agreed to waive this covenant for fiscal 2013 through and including February 21, 2014. The Company paid no fee for this waiver. Absent the waiver, the Company would not have been able to access its revolving credit facility. At the end of fiscal 2013, the Company had not drawn on the Credit Agreement revolving credit facility. At the date of the waiver, the Company had a balance drawn on the Credit Agreement revolving credit facility. Had the Credit Agreement lenders not granted the waiver, they would have had the right to demand the Company immediately repay any amounts outstanding under the revolving credit facility. The amount drawn on the Credit Agreement revolving credit facility was less than $30 million at the date of the waiver. Therefore, there was no potential cross default on the Company's other outstanding indebtedness.

Current Debt—Credit Agreement

        The Company can use its credit facility for working capital, permitted acquisitions and general corporate purposes. This includes up to $35.0 million in letters of credit and up to $5.0 million in short-term swing line loans. At December 31, 2013, the Company had $4.0 million in outstanding letters of credit and no balance actually drawn.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

        Security.    The Credit Agreement is secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. In March 2010, Alion and the subsidiary guarantors entered into an Intercreditor Agreement with Wilmington Trust Company and Credit Suisse AG, Cayman Islands Branch to grant Credit Agreement lenders a super priority right of payment with respect to the underlying collateral compared to Secured Note holders' rights.

        Guarantees.    Alion's Credit Agreement obligations are guaranteed by its subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. These subsidiaries also guarantee all the Company's Secured Note and Unsecured Note obligations (described below).

        Interest and Fees.    Alion can choose whether the Credit Agreement loans bear interest at one of two floating rates using either a Eurodollar rate or an alternative base rate. The minimum interest rate is 8.5%. The minimum Eurodollar interest rate is 2.5% plus 600 basis points. The minimum alternate base rate is 3.5% plus 500 basis points.

        Other Fees and Expenses.    Each quarter, Alion pays a commitment fee of 175 basis points per year on the prior quarter's daily unused Credit Agreement balance. The Company paid approximately $125 thousand and $142 thousand in commitment fees for the three months ended December 31, 2013 and 2012. Alion pays letter-of-credit issuance and administrative fees, and up to a 25 basis point fronting fee and interest in arrears each quarter on all outstanding letters of credit. The interest rate is based on the Eurodollar loan rate which was 6.0% as of September 30, 2013. The Company also pays an annual agent's fee.

        Covenants.    The Credit Agreement requires Alion to achieve minimum trailing twelve month Consolidated EBITDA levels which increased over the life of the agreement. The fiscal 2014 required minimum is $65.5 million through August 22, 2014.

        The Credit Agreement defines Consolidated EBITDA as net income or loss in accordance with GAAP, plus employee compensation expense payments invested in Alion common stock, plus the following items, without duplication, to the extent deducted from or included in net income or loss:

  •
  consolidated interest expense;

  •
  provision for income taxes;

  •
  depreciation and amortization;

  •
  cash contributed to the ESOP in respect of Alion's repurchase liability;

  •
  non-cash stock-based and incentive compensation expense;

  •
  non-cash ESOP contributions;

  •
  any extraordinary losses; and

  •
  nonrecurring charges and adjustments included in ESOP valuation reports as prepared by an independent third party.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

        To the extent included in net income or loss, the following items, without duplication, are deducted in determining Consolidated EBITDA:

  •
  all cash payments on account of reserves, restructuring charges or other cash and non-cash charges added to net

  •
  income pursuant to the list above in a previous period;

  •
  any extraordinary gains; and

  •
  all non-cash items of income.

        The Credit Agreement restricts us from doing any of the following without the prior consent of syndicate lenders that extended more than 50 percent of the aggregate amount of all Credit Agreement loans then outstanding:

  •
  incur additional debt other than permitted additional debt;

  •
  grant certain liens and security interests;

  •
  enter into sale and leaseback transactions;

  •
  make certain loans and investments including acquisitions of businesses, other than permitted acquisitions;

  •
  consolidate, merge or sell all or substantially all our assets;

  •
  pay dividends or distributions other than distributions required by the ESOP Plan or by certain legal requirements;

  •
  make certain payments for subordinated indebtedness;

  •
  enter into certain transactions with our shareholders and affiliates;

  •
  enter into agreements which restrict our ability to incur liens or which restrict the ability of our subsidiaries to pay dividends

  •
  change lines of business;

  •
  repay subordinated debt before it is due;

  •
  redeem or repurchase certain equity;

  •
  enter into certain transactions not permitted under ERISA;

  •
  change the terms of our other indebtedness or our KSOP in a way materially disadvantageous to us;

  •
  make more than $8 million in capital expenditures in any fiscal year;

  •
  pay certain earn-outs in connection with permitted acquisitions; or

  •
  change our fiscal year.

        The Credit Agreement contains customary events of default including, without limitation:

  •
  breach of representations and warranties;

  •
  payment default;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

  •
  uncured covenant breaches;

  •
  default under certain other debt exceeding an agreed amount;

  •
  bankruptcy and certain insolvency events;

  •
  incurrence of a civil or criminal liability in excess of $5 million of Alion or any subsidiary arising from a government investigation;

  •
  unstayed judgments in excess of an agreed amount;

  •
  failure of any Credit Agreement guarantee to be in effect;

  •
  failure of the security interests to be valid, perfected, first priority security interests in the collateral;

  •
  notice of debarment, suspension or termination under a material government contract;

  •
  actual termination of a material contract due to alleged fraud, willful misconduct, negligence, default or any other wrongdoing;

  •
  certain uncured defaults under our material contracts;

  •
  certain ERISA violations;

  •
  imposition on the ESOP Trust of certain taxes in excess of an agreed amount;

  •
  final determination the ESOP is not a qualified plan;

  •
  so long as any Secured Notes remain outstanding, the Intercreditor Agreement shall fail to be effective;

  •
  a borrowing which would cause us to exceed a certain cash balance limit;

  •
  failure to provide within 90 days of fiscal year-end, consolidated, comparative financial statements audited by an independent public accountant of recognized national standing with an opinion of such accountant that shall not include a "going concern" explanatory note or similar limitation, or

  •
  a change of control (as defined below).

        Under the Credit Agreement a change of control generally occurs when, before Alion lists its common stock to trade on a national securities exchange and obtains at least $35 million in net proceeds from an underwritten public offering, the ESOP Trust fails to own at least 51 percent of Alion's outstanding equity interests, or, after such a qualified public offering, any person or group other than the ESOP Trust owns more than 37.5 percent of Alion's outstanding equity interests. A change of control may also occur if a majority of the seats (other than vacant seats) on Alion's Board of Directors shall at any time be occupied by persons who were neither nominated by the board nor were appointed by directors so nominated. A change of control may also occur if a change of control occurs under any of Alion's material debt including the Secured and Unsecured Note Indentures.

        Alion depends heavily on federal government contracts. Delays in the federal budget process, reduced federal spending, budget cuts, sequestration, government shut downs and fiscal and political uncertainties have affected in the future could adversely affect Alion's revenue in fiscal 2014. Despite uncertainties in the government contracting professional services marketplace, particularly the prospect

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

of further sequestration-related effects and/or Department of Defense programmatic and budgetary cuts, management believes Alion will be able to generate sufficient revenue and EBITDA over the remaining life of the Credit Agreement to enable Alion to comply with Credit Agreement financial and non-financial covenants.

        If Alion were unable to meet a Credit Agreement covenant because of a revenue shortfall or for any other reason, the Company could seek another covenant waiver or seek to negotiate a Credit Agreement amendment. Management can provide no assurance that Alion would be able to obtain a requested covenant waiver or amend the Credit Agreement on favorable terms.

Current Debt—Secured Notes

        In March 2010, Alion issued and sold $310 million of its private units (Units) to Credit Suisse, which informed the Company it had resold most of the Units to qualified institutional buyers. Each of the 310,000 Units consisted of $1,000 in face value of Alion's private 12% senior secured notes (Secured Notes) and a warrant to purchase 1.9439 shares of Alion common stock. On September 2, 2010, Alion exchanged the private Secured Notes for publicly tradable Secured Notes with the same terms.

        Security.    The Secured Notes are secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. The Secured Notes are senior obligations of Alion and rank pari passu in right of payment with existing and future senior debt, including the Credit Agreement, except to the extent that the Intercreditor Agreement provides Credit Agreement lenders with a super priority right of payment with respect to the underlying collateral.

        Guarantees.    The Company's obligations under the Secured Notes are guaranteed by the Company's subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation.

        Interest and Fees.    The Secured Notes bear interest at 12% per year; 10% is payable in cash and 2% increases the Secured Note principal (PIK Interest). Interest is payable semi-annually in arrears on May 1 and November 1. Alion pays interest to holders of record as of the immediately preceding April 15 and October 15. The Company must pay interest on overdue principal or interest at 13% per annum to the extent lawful. The Secured Notes mature November 1, 2014.

        Covenants.    As of December 31, 2013, Alion was in compliance with the covenants set forth in the Indenture governing its 12% Secured Notes (Secured Note Indenture). The Secured Note Indenture does not contain any financial covenants.

        A Secured Note Indenture covenant restricts our ability to incur additional debt. Defined terms in the Secured Note Indenture include: Net Available Cash, Total Assets, Restricted Subsidiaries, Indebtedness, Adjusted EBITDA and Consolidated Interest Expense. Alion and its Restricted Subsidiaries may not issue, incur, assume, guarantee, or otherwise become liable for any debt unless our Adjusted EBITDA to Consolidated Interest Expense ratio is greater than 2.0 to 1.0. Adjusted EBITDA under the Secured Note Indenture differs from Consolidated EBITDA as defined in our Credit Agreement. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in Alion common stock. Our Adjusted EBITDA to Consolidated Interest

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

Expense ratio was 0.91 to 1.0 as of September 30, 2013 ($69.0 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Our ratio was 0.89 to 1.0 as of December 31, 2013 ($67.7 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Even if Adjusted EBITDA is not at least two times Consolidated Interest Expense, we may incur other permitted debt including:

  •
  debt pursuant to certain agreements up to $25 million;

  •
  permitted inter-company debt;

  •
  the Secured Notes and any public notes exchanged for those notes;

  •
  debt pre-dating the Secured Notes;

  •
  permitted debt of acquired subsidiaries;

  •
  permitted refinancing debt;

  •
  hedging agreement debt;

  •
  performance, bid, appeal and surety bonds and completion guarantees;

  •
  ordinary course insufficient funds coverage;

  •
  permitted refinancing debt guarantees;

  •
  working capital debt of non-U.S. subsidiaries;

  •
  debt for capital expenditures, and capital and synthetic leases up to $25 million in the aggregate and 2.5% of Alion's Total Assets;

  •
  permitted subordinated debt of Alion or any Restricted Subsidiary to finance a permitted acquisition, certain permitted ESOP transactions and refinancing debt of acquired non-U.S. subsidiaries up to $35 million in the aggregate;

  •
  letter of credit reimbursement obligations;

  •
  certain agreements in connection with a business disposition provided liabilities incurred in connection therewith do not exceed the cash and non-cash proceeds received and are not reflected on the Company's balance sheet;

  •
  certain deferred compensation agreements; and

  •
  certain other debt up to $20 million.

        The Secured Note Indenture has a covenant that restricts our ability to declare and pay any cash dividend or other distribution related to any equity interest in Alion, repurchase or redeem any equity interest of Alion, repurchase or redeem the Unsecured Notes or other subordinated debt, or make certain investments. However, within certain limits we may make such payments in limited amounts if Adjusted EBITDA is at least two times Consolidated Interest Expense. Even if Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0, we may make or pay:

  •
  such payments out of substantially concurrent contributions of equity and substantially concurrent incurrences of permitted debt;

  •
  certain limited and permitted dividends;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

  •
  certain repurchases of the Company's equity securities deemed to occur upon exercise of stock options or warrants;

  •
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

  •
  the required Secured Note premium payable on a change of control;

  •
  certain permitted inter-company subordinated obligations;

  •
  certain repurchases and redemptions of subordination obligations of the Company or a Subsidiary Guarantor from Net Available Cash (as defined in the Secured Note Indenture);

  •
  repurchases of subordinated obligations in connection with an asset sale to the extent required by the Secured Note Indenture;

  •
  certain permitted ESOP transactions;

  •
  long-term incentive plan payments to our directors, officers and employees, subject to a $3 million annual cap that may increase annually;

  •
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Unsecured Notes, up to an aggregate amount of $10 million; and

  •
  certain other payments not exceeding $10 million in the aggregate.

        The Secured Note Indenture restricts our ability to engage in other transactions including restricting our subsidiaries from making distributions and paying dividends to parents, merging or selling all or substantially all our assets, issuing certain subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business when we issued the Secured Notes.

        Events of Default.    The Secured Note Indenture contains customary events of default, including:

  •
  payment default on interest obligations when due;

  •
  payment default on principal at maturity;

  •
  uncured covenant breaches;

  •
  default under an acceleration of certain other debt exceeding $30 million;

  •
  bankruptcy and certain insolvency events;

  •
  judgment for payment in excess of $30 million entered against the Company or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed;

  •
  failure of any Secured Note guarantee to be in effect or any subsidiary guarantor's denial or disaffirmation of its guaranty obligations; and

  •
  failure of any Secured Note security interest to constitute a valid and perfected lien with its applicable priority after a permitted cure period.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

        Change of Control.    Upon a change in control, each Secured Note holder has the right to require Alion repurchase its notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

  •
  subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power or voting stock of Alion;

  •
  individuals who constituted Alion's board of directors on March 22, 2010, (or individuals who were elected or nominated by them, or directors subsequently nominated or elected by them) cease for any reason to constitute a majority of the Company's board of directors;

  •
  the adoption of a plan relating to Alion's liquidation or dissolution; and

  •
  subject to certain exceptions, the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of Alion to another person.

        Optional Redemption.    From April 1, 2013 through September 30, 2013, the Company was permitted to redeem all or a portion of the Secured Notes at 105% of principal, plus accrued and unpaid interest to the redemption date. From October 1, 2013 through March 31, 2014 the redemption price is 103% of principal, plus accrued and unpaid interest to the redemption date. After March 31, 2014, the Company is not required to pay a redemption premium.

Unsecured Notes

        In February 2007, Alion issued and sold $250.0 million of its private 10.25% senior unsecured notes due February 1, 2015 (Unsecured Notes) to Credit Suisse, which informed the Company it had resold most of the notes to qualified institutional buyers. In June 2007, Alion exchanged the private Unsecured Notes for publicly tradable Unsecured Notes with the same terms. IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation guarantee the Unsecured Notes. From time to time, Alion has repurchased some of its outstanding Unsecured Notes in open market transactions. Through December 31, 2013, the Company had repurchased $15 million worth of Unsecured Notes: $2 million in November 2010; $3 million in June 2011, $5 million in June 2013 and an additional $5 million in July 2013. The Company recognized a gain on debt extinguishment for each Secured Note repurchase. In fiscal 2013, the Company recognized a $3.9 million gain; there were no debt extinguishments in fiscal 2012. In 2011, the Company recognized a $939 thousand debt extinguishment gain.

        Interest and Fees.    The Unsecured Notes bear interest at 10.25% per year, payable semi-annually in arrears on February 1 and August 1. Alion pays interest to holders of record as of the immediately preceding January 15 and July 15. The Company must pay interest on overdue principal or interest at 11.25% per annum to the extent lawful.

        Covenants.    There are no financial covenants in the Unsecured Note Indenture. As of December 31, 2013, we were in compliance with Unsecured Note Indenture non-financial covenants.

        A covenant in the Unsecured Note Indenture restricts our ability to incur additional debt. Defined terms in the Unsecured Note Indenture include: Net Available Cash, Total Assets, Restricted Subsidiaries, Indebtedness, Adjusted EBITDA and Consolidated Interest Expense. Alion and its

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

Restricted Subsidiaries may not issue, incur, assume, guarantee, or otherwise become liable for any indebtedness unless our Adjusted EBITDA to Consolidated Interest Expense ratio is greater than 2.0 to 1.0. Adjusted EBITDA under the Unsecured Note Indenture differs from Consolidated EBITDA as defined in our Credit Agreement. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in Alion common stock. Our Adjusted EBITDA to Consolidated Interest Expense ratio was 0.91 to 1.0 as of September 30, 2013 ($69.0 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Our ratio was 0.89 to 1.0 as of December 31, 2013 ($67.7 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Even if Adjusted EBITDA is not at least two times Consolidated Interest Expense, we may incur other permitted debt including:

  •
  debt pursuant to our now terminated Term B Credit Facility and certain other contracts up to $360 million less principal repayments made under that indebtedness;

  •
  permitted inter-company debt;

  •
  the Unsecured Notes and any public notes exchanged for those notes;

  •
  debt pre-dating the Unsecured Notes;

  •
  permitted debt of acquired subsidiaries;

  •
  permitted refinancing debt;

  •
  hedging agreement debt;

  •
  performance, bid, appeal and surety bonds and completion guarantees;

  •
  ordinary course insufficient funds coverage;

  •
  permitted refinancing debt guarantees;

  •
  working capital debt of non-U.S. subsidiaries;

  •
  debt for capital expenditures, capital and synthetic leases up to $25 million in the aggregate and 2.5% of Alion's Total Assets;

  •
  permitted subordinated debt of Alion or any Restricted Subsidiary to finance a permitted acquisition, certain permitted ESOP transactions and refinancing debt of acquired non-U.S. subsidiaries up to $35 million in the aggregate;

  •
  letters of credit reimbursement obligations;

  •
  certain agreements in connection with the disposition of a business provided liabilities incurred in connection therewith do not exceed the cash and non-cash proceeds received and are not reflected on the Company's balance sheet;

  •
  certain deferred compensation agreements; and

  •
  certain other debt up to $35 million.

        The Unsecured Note Indenture has a covenant that restricts our ability to declare and pay any cash dividend or other distribution with regard to any equity interest in the Company, make any repurchase or redemption of any equity interest in Alion, repurchase or redeem subordinated debt, and make certain investments. However, within certain limits we may make such payments in limited

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

amounts if Adjusted EBITDA is at least two times Consolidated Interest Expense. Even if Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0, we may make or pay:

  •
  such payments out of substantially concurrent contributions of equity and substantially concurrent incurrences of permitted debt;

  •
  certain limited and permitted dividends;

  •
  certain repurchases of the Company's equity securities deemed to occur upon exercise of stock options or warrants;

  •
  cash payments in lieu of the issuance of fractional shares for the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

  •
  the required Unsecured Note premium payable on a change of control;

  •
  certain permitted inter-company subordinated obligations;

  •
  certain repurchases and redemptions of subordination obligations of the Company or a Subsidiary Guarantor from Net Available Cash;

  •
  repurchases of subordinated obligations in connection with an asset sale to the extent required by the Indenture;

  •
  repurchase of common stock from former Alion Joint Spectrum Center employees;

  •
  certain permitted transactions with the ESOP not exceeding $25 million in the aggregate; and

  •
  certain other payments not exceeding $30 million in the aggregate.

        The Unsecured Note Indenture restricts the Company's ability to engage in other transactions including restricting our subsidiaries from making distributions and paying dividends to parents, merging or selling all or substantially all our assets, issuing certain subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business when we issued the Unsecured Notes.

        Events of Default.    The Unsecured Note Indenture contains customary events of default, including:

  •
  payment default on interest obligations when due;

  •
  payment default on principal at maturity;

  •
  uncured covenant breaches;

  •
  default under an acceleration of certain other debt exceeding $30 million;

  •
  certain bankruptcy and insolvency events;

  •
  judgment for payment in excess of $30 million entered against the Company or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed; and

  •
  failure of any Unsecured Note guarantee or any subsidiary guarantor's denial or disaffirmation of its guaranty obligations.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

        Change of Control.    Upon a change in control, each Unsecured Note holder has the right to require Alion repurchase its notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

  •
  subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power or voting stock of Alion;

  •
  individuals who constituted Alion's board of directors on February 8, 2007, (or individuals who were elected or nominated by them, or individuals who were elected or nominated by them) cease for any reason to constitute a majority of the Company's board of directors;

  •
  adoption of a plan relating to Alion's liquidation or dissolution; and

  •
  subject to certain exceptions, Alion's merger or consolidation with or into another person or the merger of another person with or into Alion, or the sale of all or substantially all our assets to another person.

        Optional Redemption.    We may redeem all or a portion of the Unsecured Notes at par plus accrued and unpaid interest to the redemption date. Alion needs to refinance some if not all its senior debt prior to maturity in November 2014 and February 2015 when the Company will have to payout more than $600 million over a three-month period. We are uncertain if the Company will be able to refinance these obligations or if refinancing terms will be favorable.

	December 31, 2013	September 30, 2013
	(In thousands)
Secured Notes	$5,551	$13,741
Unsecured Notes	10,039	4,017

Total	$15,590	$17,758

        As of December 31, 2013, Alion must make the following principal repayments (face value) for its outstanding debt. Unsecured Note face value exceeds carrying value and Secured Note face value exceeds carrying value. Carrying value includes debt issue costs which include the unamortized balances of: original issue discount; third-party debt issue expenses; and the initial fair value of common stock warrants issued in connection with the Secured Notes.

Future Payments by Fiscal Year:	2014	2015	Total
Secured Notes and PIK Interest(1)	$—	$339,788	$339,788
Unsecured Notes(2)	—	235,000	235,000

Total Principal Payments	$—	$574,788	$574,788

(1)
The Secured Notes due November 2014 include $310 million of debt issued in March 2010 and an estimated $29.8 million in PIK interest added to principal over the life of the notes. As of December 31, 2013, the $326.3 million carrying value on the face of the balance sheet included $310 million in principal, $23.1 million in PIK notes issued; $1.1 million in accrued PIK interest and is net of $7.9 million in aggregate unamortized

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Current and Long-term Debt (Continued)

  debt issue costs. Initial debt issue costs consist of $7.7 million in original issue discount, $13.5 million in third-party costs and $20.8 million for the Secured Note warrants' initial fair value.

(2)
As of December 31, 2013, the Unsecured Notes due February 2015 include $235 million in principal and approximately $1.0 million in unamortized debt issue costs (initially $7.1 million). Since issuing the Unsecured Notes, the Company has repurchased $15 million in principal.

(11) Fair Value Measurement

        Alion applies ASC 820—Fair Value Measurements and Disclosures in determining the fair value to be disclosed for financial and nonfinancial assets and liabilities. The Company has no assets or liabilities, other than its redeemable common stock, which it is required to report at fair value. Valuation techniques utilized in the fair value measurement of assets and liabilities for each period presented were unchanged from prior practice.

        ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management's own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

        Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by financial institutions, exchange funds, exchange-traded instruments and listed equities.

        Level 2 assets include U.S. Government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

        Level 3 consists of unobservable inputs. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Fair Value Measurement (Continued)

        The table below sets out the face value, net carrying value and fair value of Alion's Secured and Unsecured Notes. The fair values disclosed below are based on quoted market prices for Alion's outstanding notes. This is a Level 2 measurement.

	December 31, 2013		September 30, 2013
	Secured Notes	Unsecured Notes	Secured Notes	Unsecured Notes
	(In thousands)
Face value of original notes outstanding	$310,000	$235,000	$310,000	$235,000
PIK interest notes issued	23,086	—	19,788	—

Face value of outstanding notes	$333,086	$235,000	$329,788	$235,000
PIK interest notes to be issued	1,111	—	2,748	—

Face value of notes outstanding and notes to be issued	$334,197	$235,000	$332,536	$235,000
Less: unamortized debt issue costs	(7,883)	(962)	(10,250)	(1,168)

Carrying value	$326,314	$234,038	$322,286	$233,832

Fair value of outstanding notes	$339,681	$165,894	$335,295	$151,928

(12) Secured Note Common Stock Warrants

        On March 22, 2010, Alion issued 310,000 Units consisting of $1,000 of Secured Note face value and a warrant to purchase 1.9439 shares of Alion common stock. The Secured Note warrants entitle holders to purchase a total of 602,614 shares of Alion common stock. Each Secured Note warrant has an exercise price of a penny per share; the Secured Note warrants are not redeemable for cash.

        The Company registered the Secured Notes, but is not required to register the warrants. The Units separated into Secured Notes and warrants on June 22, 2010. Each warrant became exercisable on March 22, 2011 and expires on March 15, 2017.

        The Secured Note warrants had an initial fair value of approximately $20.8 million based on Alion's former share price of $34.50. Alion recognized the value of the warrants as part of the debt issue costs for the Secured Notes and recorded a corresponding credit to equity. The Company accounts for the Secured Note warrants as equity and reassesses this classification each reporting period. The Company identified no required changes in accounting treatment as of December 31, 2013.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Leases

        Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at December 31, 2013 are set out below. Alion subleases some excess capacity to subtenants under non-cancelable operating leases.

Lease Payments for Fiscal Years Ending	(In thousands)
2014 (for the remainder of fiscal year)	$19,497
2015	25,076
2016	21,183
2017	17,783
2018	14,931
2019	6,162
And thereafter	12,947

Gross lease payments	$117,579
Less: non-cancelable subtenant receipts	(1,593)

Net lease payments	$115,986

Composition of Total Rent Expense

	Three Months Ended December 31,
	2013	2012
	(In thousands)
Minimum rentals	$5,515	$5,301
Less: Sublease rental income	(143)	(104)

Total rent expense, net	$5,372	$5,197

(14) ESOP Expense

        Alion makes 401(k) matching contributions in shares of its common stock. The Company matches the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on March 31 and September 30 each year. The Company also makes profit sharing contributions of Alion common stock to the ESOP Trust on the same dates.

        Based on the value of common stock contributed and to be contributed to the Plan, Alion recognized $3.6 million and $3.4 million in Plan expense for the three months ended December 31, 2013 and 2012.

        In September 2013, Alion amended the ESOP to permit Alion to delay the Company's contribution to the Plan for the six months ended September 30, 2013 and to delay transfer to the Company of employee contributions for investment in the ESOP component of the Plan. The Company made its September 30 contribution on the same schedule as it has done in the past. In December 2013, the ESOP Trust used employee funds to purchase approximately $930 thousand of Alion common stock at the September 30, 2013 price of $8.10 per share.

        The non-cash component of ESOP expense appears in the statement of cash flows supplemental disclosures as "common stock issued in satisfaction of employer contribution liability." It is included in operating cash flows from changes in accrued liabilities.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Long Term Incentive Compensation Plan

        Alion adopted a long-term cash incentive compensation plan for certain executives in December 2008. The Company amended its incentive compensation plan in January 2010 and amended and restated it in June 2013. The most recent amendment creates new change in control provisions that apply to future grants. Individual incentive compensation grants contain specific financial and performance goals and vest over varying periods. Some grants are for a fixed amount; others provide a range of values from a minimum of 50% to a maximum of 150% of initial grant value. The Company periodically evaluates the probability that individuals will achieve stated financial and performance goals.

        Alion recognizes long term incentive compensation expense based on outstanding grants' stated values, estimated probability of achieving stated goals and estimated probable future grant values. The Company recognized $804 thousand and $742 thousand in incentive compensation expense for the quarters ended December 31, 2013 and 2012.

(16) Stock Based Compensation

        Alion initially adopted its Stock Appreciation Rights (SAR) Plan in 2004. The Company amended and restated the SAR Plan in January 2007; amended it in January 2010; and amended and restated the SAR Plan in June 2013. The SAR Plan expires in November 2016. The most recent SAR Plan amendment revises certain change in control provisions.

        The chief executive officer may award SARs as he deems appropriate. Awards vest ratably over four years with payment following the grant date fifth anniversary. Grants with no intrinsic value expire on their year-five payment date. The SAR Plan permits accelerated vesting in the event of death, disability or a change in control of the Company. Approximately 587 thousand SARs were outstanding at December 31, 2013, at a weighted average grant date fair value of $22.52 per share. No outstanding grant has any intrinsic value.

        In June 2013, the Company amended and restated its Phantom Stock Plan and its Performance Shares and Retention Phantom Stock Plan. No grants are outstanding under either of these plans.

        Alion recognized no stock-based compensation expense for the three months ended December 31, 2013 and $10 thousand in stock based compensation expense for the three months ended December 31, 2012.

        The Company uses a Black-Scholes-Merton option pricing model based on the fair market value of a share of its common stock to recognize stock-based compensation expense. There is no established public trading market for Alion's common stock. The ESOP Trust owns all outstanding common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for operating its business.

(17) Income Taxes

Deferred Taxes

        Alion is subject to income taxes in the U.S., various states, India and Canada. Tax statutes and regulations within each jurisdiction are subject to interpretation requiring management to apply significant judgment. Alion recorded $1.7 million in goodwill-related deferred tax expense and liabilities for the three months ended December 31, 2013 and 2012. The Company recognized $2 thousand in

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Income Taxes (Continued)

current tax expense for its Indian subsidiary for the three months ended December 2013 and no current tax expense for the three months ended December 31, 2012.

        The Company expects to be able to use existing and anticipated net operating losses (NOL) to offset taxes that may become due in the future if Alion has future taxable income. Even though Alion recorded a full valuation allowance for all deferred tax assets, the Company does not expect to pay any domestic income taxes for the foreseeable future and minimal foreign income taxes for its operations in India. Alion's ability to utilize NOL tax benefits will depend upon how much future taxable income it has and may be limited under certain circumstances. Alion does not have any NOL tax benefits it can carry back to prior years.

        The Company's effective tax rate for the three months ended December 31, 2013 was -10.4% and -18.8% for the three months ended December 31, 2012. As of December 31, 2013 and September 30, 2013 the net deferred tax liability was:

	December 31, 2013	September 30, 2013
	(In thousands)
Current deferred tax asset	$7,355	$9,228
Noncurrent deferred tax asset	98,007	87,812
Valuation allowance	(105,362)	(97,040)
Noncurrent deferred tax liability	(59,873)	(58,130)

Net deferred tax liability	$(59,873)	$(58,130)

Tax Uncertainties

        Based on the latest available information, Alion periodically assesses its liabilities and contingencies for all periods open to examination by tax authorities. Where management believes there is more than a 50 percent chance the Company's tax position will not be sustained, Alion records its best estimate of the resulting tax liability, including interest. Interest or penalties related to income taxes are reported separately from income tax expense. The Company has analyzed its tax positions and has not recorded any liabilities for tax uncertainties.

        Alion may become subject to federal or state income tax examination for tax years ended September 2010 and after. Alion's former status as a pass-through entity owned by a tax-exempt trust makes an examination unlikely and the possibility of an adverse determination remote. The Company does not expect resolution of tax matters for any open years to materially affect its operating results, financial condition, cash flows or effective tax rate.

(18) Segment Information

        Alion operates as a single segment, providing advanced engineering, information technology and operational solutions to strengthen national security and drive business results under contracts with the U.S. government, state and local governments, and commercial customers.

        U.S. government customers typically exercise independent contracting authority. U.S. government agencies, department offices or divisions may use Alion's services as a separate customer directly, or through a prime contractor, if they have independent decision-making and contracting authority within

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Segment Information (Continued)

their organization. U.S. government prime contracts accounted for approximately 87% and 89% of total contract revenue for the three months ended December 31, 2013, and 2012.

(19) Commitments and Contingencies

Government Audits

        Federal government cost-reimbursement contract revenues and expenses in the unaudited condensed consolidated financial statements are subject to DCAA audit and possible adjustment. Alion is a major contractor and DCAA maintains an office on site to perform various audits throughout the year. The Company has settled indirect rates through 2005 based on completed DCAA audits. All subsequent years are open. We are disputing the government's claim for penalties and interest for 2005. It is our position that the statute of limitations has expired on any government contractual claims, including any claims for penalties and interest, on our 2005 indirect rate proposal. Alion has recorded federal government contract revenue based on amounts it expects to realize upon final settlement.

Legal Proceedings

        We are involved in routine legal proceedings occurring in the ordinary course of business that we believe are not material to our financial condition, operating results, or cash flows. As a government contractor, from time to time we may be subject to DCAA audits and federal government inquiries. The federal government may suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The federal government could also impose fines or penalties.

        Alion depends on federal government contracts; suspension or debarment could have a material, adverse effect on our business, financial condition, operating results, cash flows and our ability to meet our financial obligations. We are not aware of any such pending federal government claims or investigations.

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information

        Certain of Alion's 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed both the Secured Notes and the Unsecured Notes which are general obligations of the Company. In March 2010, the Unsecured Note Indenture was amended to include as Unsecured Note guarantors all subsidiaries serving as Secured Note guarantors.

        The following information presents unaudited condensed consolidating balance sheets as of December 31, 2013 and September 30, 2013; unaudited condensed consolidating statements of operations and comprehensive loss for the three month period ended December 31, 2013 and 2012; and unaudited condensed consolidating statements of cash flows for the three months ended December 31, 2013 and 2012 of Alion, its guarantor subsidiaries and its non-guarantor subsidiaries. Investments include Alion's investments in its subsidiaries presented using the equity method of accounting.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Balance Sheet as of December 31, 2013 (unaudited)

	Parent	Guarantor Companies	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$4,670	$(10)	$27	$—	$4,687
Accounts receivable, net	166,283	2,038	642	—	168,963
Prepaid expenses and other current assets	5,587	36	25	—	5,648

Total current assets	176,540	2,064	694	—	179,298
Property, plant and equipment, net	8,552	515	3	—	9,070
Intangible assets, net	1,735	—	—	—	1,735
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	28,710	—	—	(28,710)	—
Intercompany receivables	1,963	28,536	—	(30,499)	—
Other assets	10,364	—	4	—	10,368

Total assets	$626,785	$31,115	$701	$(59,209)	$599,392

Current liabilities:
Interest payable	$15,590	$—	$—	$—	$15,590
Secured notes	326,313	—	—	—	326,313
Trade accounts payable	59,465	40	31	—	59,536
Accrued liabilities	36,710	96	103	—	36,909
Accrued payroll and related liabilities	31,399	303	31	—	31,733
Billings in excess of revenue earned	4,452	110	—	—	4,562

Total current liabilities	473,929	549	165	—	474,643
Intercompany payables	28,537	—	1,962	(30,499)	—
Unsecured notes	234,038	—	—	—	234,038
Accrued compensation and benefits, excluding current portion	5,998	—	—	—	5,998
Non-current portion of lease obligations	12,110	430	—	—	12,540
Deferred income taxes	59,873	—	—	—	59,873
Commitments and contingencies
Redeemable common stock	61,896	—	—	—	61,896
Common stock warrants	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	9	(4,093)	—
Accumulated other comprehensive loss	130	—	—	—	130
Accumulated deficit	(270,511)	26,052	(1,435)	(24,617)	(270,511)

Total liabilities, redeemable common stock and accumulated deficit	$626,785	$31,115	$701	$(59,209)	$599,392

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Balance Sheet as of September 30, 2013 (unaudited)

	Parent	Guarantor	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$25,617	$(24)	$20	$—	$25,613
Accounts receivable, net	169,304	2,735	565	—	172,604
Receivable due from ESOP Trust	930	—	—	—	930
Prepaid expenses and other current assets	4,449	188	(154)	—	4,483

Total current assets	200,300	2,899	431	—	203,630
Property, plant and equipment, net	9,139	525	4	—	9,668
Intangible assets, net	2,040	—	—	—	2,040
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	28,420	—	—	(28,420)	—
Intercompany receivables	1,906	27,828	—	(29,734)	—
Other assets	10,363	—	4	—	10,367

Total assets	$651,089	$31,252	$439	$(58,154)	$624,626

Current liabilities:
Interest payable	$17,758	$—	$—	$—	$17,758
Trade accounts payable	61,563	58	1	—	61,622
Accrued liabilities	39,169	144	80	—	39,393
Accrued payroll and related liabilities	37,404	517	33	—	37,954
Billings in excess of costs revenue earned	4,250	84	—	—	4,334

Total current liabilities	160,144	803	114	—	161,061
Intercompany payables	27,826	153	1,754	(29,733)	—
Secured Notes	322,286	—	—	—	322,286
Unsecured Notes	233,832	—	—	—	233,832
Accrued compensation and benefits, excluding current portion	5,736	—	—	—	5,736
Non-current portion of lease obligations	12,374	447	—	—	12,821
Deferred income taxes	58,130	—	—	—	58,130
Redeemable common stock	61,895	—	—	—	61,895
Common stock of subsidiaries	—	4,084	9	(4,093)	—
Commitments and contingencies
Common stock warrants	20,785	—	—	—	20,785
Accumulated other comprehensive loss	130	—	—	—	130
Accumulated surplus (deficit)	(252,049)	25,765	(1,438)	(24,328)	(252,050)

Total liabilities, redeemable common stock and accumulated deficit	$651,089	$31,252	$439	$(58,154)	$624,626

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Operations and Comprehensive Loss for the
Three Months Ended December 31, 2013 (unaudited)

	Parent	Guarantor Companies	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$183,384	1,771	225	—	$185,380
Direct contract expense	144,060	1,091	124	—	145,275

Gross profit	39,324	680	101	—	40,105

Operating expenses	18,385	392	87		18,864
General and administrative	18,983	1	9	—	18,993

Operating income	1,956	287	5	—	2,248
Other income (expense):
Interest income	11	—	—	—	11
Interest expense	(18,948)	—	—	—	(18,948)
Other	(28)		—	—	(28)
Equity in net income (loss) of subsidiaries	292		—	(292)	—

Total other expenses	(18,673)	—	—	(292)	(18,965)

(Loss) income before taxes	(16,717)	287	5	(292)	(16,717)
Income tax expense	(1,745)	—	—	—	(1,745)

Net loss	$(18,462)	$287	$5	$(292)	$(18,462)

Other comprehensive income
Postretirement actuarial gains	—	—	—	—	—

Comprehensive income (loss)	$(18,462)	$287	$5	$(292)	$(18,462)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Operations and Comprehensive Loss for the
Three Months Ended December 31, 2012 (unaudited)

	Parent	Guarantor Companies	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$202,057	$2,218	$54	$—	$204,329
Direct contract expense	159,162	1,337	136	—	160,635

Gross profit	42,895	881	(82)	—	43,694

Operating expenses	21,621	560	69	—	22,250
General and administrative	11,734	49	21	—	11,804

Operating income (loss)	9,540	272	(172)	—	9,640
Other income (expense):
Interest income	17	—	—	—	17
Interest expense	(18,919)	—	—	—	(18,919)
Other	(15)	—	—	—	(15)
Equity in net income of subsidiaries	100	—	—	(100)	—

Total other (expense) income	(18,817)	—	—	(100)	(18,917)

(Loss) income before taxes	(9,277)	272	(172)	(100)	(9,277)
Income tax expense	(1,744)	—	—	—	(1,744)

Net income (loss)	$(11,021)	$272	$(172)	$(100)	$(11,021)

Other comprehensive income:
Postretirement actuarial gains	—	—	—	—	—

Comprehensive income (loss)	$(11,021)	$272	$(172)	$(100)	$(11,021)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows for the
Three Months Ended December 31, 2013 (unaudited)

	Parent	Guarantor Companies	Non- Guarantor Companies	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(19,934)	$24	$7	$(19,903)
Cash flows from investing activities:
Capital expenditures	(263)	(10)	—	(273)

Net cash used in investing activities	(263)	(10)	—	(273)
Cash flows from financing activities:
Payment of debt issue costs	(750)	—	—	(750)
Revolver borrowings	10,000	—	—	10,000
Revolver payments	(10,000)	—	—	(10,000)
Redeemable common stock purchased from ESOP Trust	(934)	—	—	(934)
Redeemable common stock sold to ESOP Trust	934	—	—	934

Net cash used in financing activities	(750)	—	—	(750)
Net (decrease) increase in cash and cash equivalents	(20,947)	14	7	(20,926)
Cash and cash equivalents at beginning of period	25,617	(24)	20	25,613

Cash and cash equivalents at end of period	$4,670	$(10)	$27	$4,687

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows for the
Three Months Ended December 31, 2012 (unaudited)

	Parent	Guarantor Companies	Non- Guarantor Companies	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(6,337)	$15	$5	$(6,317)
Cash flows from investing activities:
Capital expenditures	(603)	—	—	(603)

Net cash used in investing activities	(603)	—	—	(603)
Cash flows from financing activities:
Redeemable common stock purchased from ESOP Trust	(1,975)	—	—	(1,975)

Net cash provided by financing activities	(846)	—	—	(846)
Net increase (decrease) in cash and cash equivalents	(7,786)	15	5	(7,766)
Cash and cash equivalents at beginning of period	27,271	(44)	—	27,227

Cash and cash equivalents at end of period	$19,485	$(29)	$5	$19,461

(21) Subsequent Event

        In January 2014, the Board of Directors authorized the Company to file a registration statement on Form S-1 with the U.S. Securities and Exchange Commission to register the offer to exchange Unsecured Notes for, at the holders' option, either (a) new third lien notes of equivalent face value, with a combination of interest payable in cash and in kind, and new warrants to purchase up to 27.5% of the Company's common stock or (b) a limited amount of cash at a price below par plus accrued and unpaid interest and a 1.5% early tender cash payment, if applicable. The registration statement also registers the offer of new third lien notes and warrants to holders of Unsecured Notes who tender their Unsecured Notes in the exchange offer and meet certain other conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Alion Science and Technology Corporation
McLean, Virginia

        We have audited the accompanying consolidated balance sheets of Alion Science and Technology Corporation and subsidiaries (the "Company") as of September 30, 2013 and 2012, and the related consolidated statements of comprehensive loss, redeemable common stock and stockholder's deficit, and cash flows for each of the three years in the period ended September 30, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects the financial position of Alion Science and Technology Corporation and subsidiaries as of September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company does not expect to be able to repay its existing debt at their scheduled maturities. The Company's financing needs, its recurring net losses, and its excess of liabilities over assets raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2 to the financial statements. The financial statements do not include any adjustments that might be required from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
December 23, 2013

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2013	2012
	(In thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$25,613	$27,227
Accounts receivable, net	172,604	175,293
Receivable due from ESOP Trust	930	1,129
Prepaid expenses and other current assets	4,483	5,448

Total current assets	203,630	209,097
Property, plant and equipment, net	9,668	10,605
Intangible assets, net	2,040	5,242
Goodwill	398,921	398,921
Other assets	10,367	11,431

Total assets	$624,626	$635,296

Current liabilities:
Interest payable	$17,758	$17,658
Trade accounts payable	61,622	44,793
Accrued liabilities	39,393	52,460
Accrued payroll and related liabilities	37,954	39,926
Billings in excess of revenue earned	4,334	2,666

Total current liabilities	161,061	157,503
Secured Notes	322,286	306,502
Unsecured Notes	233,832	242,923
Accrued compensation and benefits, excluding current portion	5,736	5,905
Non-current portion of lease obligations	12,821	12,364
Deferred income taxes	58,130	51,156
Commitments and contingencies
Other liabilities	—	—
Redeemable common stock, $0.01 par value, 20,000,000 shares authorized, 7,641,391 issued and outstanding at September 30, 2013; 8,000,000 shares authorized and 6,731,889 shares issued and outstanding at September 30, 2012	61,895	110,740
Common stock warrants	20,785	20,785
Accumulated other comprehensive loss	130	(149)
Accumulated deficit	(252,050)	(272,433)

Total liabilities, redeemable common stock and stockholder's deficit	$624,626	$635,296

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended September 30,
	2013	2012	2011
	(In thousands, except share and per share information)
Contract revenue	$848,972	$817,204	$787,314
Direct contract expense	669,504	632,831	603,481

Gross profit	179,468	184,373	183,833

Operating expenses	84,128	91,494	83,035
General and administrative	53,139	52,441	65,305

Operating income	42,201	40,438	35,493
Other income (expense):
Interest income	55	78	45
Interest expense	(75,700)	(74,934)	(73,919)
Other	(84)	(55)	32
Gain on debt extinguishment	3,913	—	939

Total other expenses	(71,816)	(74,911)	(72,903)
Loss before income taxes	(29,615)	(34,473)	(37,410)
Income tax expense	(6,977)	(6,974)	(6,974)

Net loss	$(36,592)	$(41,447)	$(44,384)

Basic and diluted loss per share	$(5.39)	$(6.74)	$(7.83)

Basic and diluted weighted average common shares outstanding	6,787,660	6,148,438	5,671,977

Net loss	$(36,592)	$(41,447)	$(44,384)
Other comprehensive income:
Postretirement actuarial gains	279	26	55

Comprehensive loss	$(36,313)	$(41,421)	$(44,329)

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK,
AND STOCKHOLDER'S DEFICIT

FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

	Redeemable Common Stock See Note 2
			Common Stock Warrants	Comprehensive Loss	Accumulated Deficit
	Shares	Amount
	(In thousands, except share and per share information)
Balances at September 30, 2010	5,658,234	$150,792	$20,785		(246,270)

Redeemable common stock issued	597,240	14,059	—	—	—
Redeemable common stock retired	(214,445)	(5,762)	—	—	—
Change in common stock redemption value	—	(32,529)	—	—	32,529
Postretirement medical plan actuarial benefit	—	—	—	55	—
Net loss for year ended September 30, 2011	—	—	—	(44,384)	(44,384)

Comprehensive loss for year ended September 30, 2011	—	—	—	(44,329)	—

Balances at September 30, 2011	6,041,029	126,560	20,785		(258,125)

Redeemable common stock issued	938,492	16,162	—	—	—
Redeemable common stock retired	(247,632)	(4,843)	—	—	—
Change in common stock redemption value	—	(27,139)	—	—	27,139
Postretirement medical plan actuarial benefit	—	—	—	26	—
Net loss for year ended September 30, 2012	—	—	—	(41,447)	(41,447)

Comprehensive loss for year ended September 30, 2012	—	—	—	(41,421)	—

Balances at September 30, 2012	6,731,889	110,740	20,785		(272,433)

Redeemable common stock issued	1,316,594	14,794	—	—	—
Redeemable common stock retired	(407,092)	(6,664)	—	—	—
Change in common stock redemption value	—	(56,975)	—	—	56,975
Postretirement medical plan actuarial benefit	—	—	—	279	—
Net loss for year ended September 30, 2013	—	—	—	(36,592)	(36,592)

Comprehensive loss for year ended September 30, 2013	—	—	—	(36,313)	—

Balances at September 30, 2013	7,641,391	61,895	20,785		(252,050)

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net loss	$(36,592)	$(41,447)	$(44,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,363	11,741	11,409
Paid-in-kind interest	6,551	6,423	6,300
Bad debt expense	367	802	—
Amortization of debt issuance costs	10,571	10,421	10,143
Incentive and stock-based compensation	2,065	1,310	2,655
Gain on debt extinguishment	(3,913)	—	(939)
Deferred income taxes	6,974	6,974	6,974
Other gains and losses	(151)	(95)	29
Changes in assets and liabilities:
Accounts receivable	2,323	4,269	(6,332)
Other assets	733	4,122	(1,277)
Trade accounts payable	16,829	(7,562)	7,869
Accrued liabilities	(4,122)	16,513	12,370
Interest payable	100	266	175
Other liabilities	1,685	(1,056)	729

Net cash provided by operating activities	10,783	12,681	5,721
Cash flows from investing activities:
Capital expenditures	(1,869)	(2,731)	(6,305)
Asset sales proceeds	—	—	14

Net cash used in investing activities	(1,869)	(2,731)	(6,291)
Cash flows from financing activities:
Payment of debt issue costs	—	—	(710)
Repurchase Unsecured Notes	(6,030)	—	(3,993)
Revolver borrowings	16,461	26,000	17,000
Revolver repayments	(16,461)	(26,000)	(17,000)
Loan to ESOP Trust	(1,907)	(477)	(776)
ESOP loan repayment	1,907	477	776
Redeemable common stock purchased from ESOP Trust	(6,664)	(4,843)	(5,762)
Redeemable common stock sold to ESOP Trust	2,166	1,302	5,158

Net cash used in financing activities	(10,528)	(3,541)	(5,307)
Net increase (decrease) in cash and cash equivalents	(1,614)	6,409	(5,877)
Cash and cash equivalents at beginning of period	27,227	20,818	26,695

Cash and cash equivalents at end of period	$25,613	$27,227	$20,818

Supplemental disclosure of cash flow information:
Cash paid for interest	$58,460	$57,755	$57,301
Cash paid (received) for taxes	—	—	—
Non-cash investing and financing activities:
Common stock issued to ESOP Trust in satisfaction of employer contribution liability	$13,757	$13,732	$10,797
Landlord funded leasehold improvements	$493	$1,841	$2,823

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description and Formation of the Business

        Alion Science and Technology Corporation and its subsidiaries (collectively, the Company, Alion or we) provide advanced engineering, information technology, naval architecture and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, Alion's engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

        Alion was formed as a for-profit S-Corporation in October 2001, to purchase substantially all of the assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by the Illinois Institute of Technology (IIT). In December 2002, Alion acquired substantially all of IITRI's assets and liabilities except its Life Sciences Operation, for $127.3 million. Prior to that, the Company's activities were organizational in nature. In 2010, the Company became a C corporation when it ceased to qualify as an S corporation.

(2) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        The accompanying audited consolidated financial statements include the accounts of Alion Science and Technology Corporation (a Delaware corporation) and its wholly-owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles on the accrual basis of accounting. The statements include the accounts of Alion and its wholly-owned subsidiaries from date of formation or acquisition. All inter-company accounts have been eliminated in consolidation. The wholly-owned subsidiaries are:

  •
  Innovative Technology Solutions Corporation (ITSC)—acquired October 2003

  •
  Alion—IPS Corporation (IPS)—acquired February 2004

  •
  Alion—METI Corporation (METI)—acquired February 2005

  •
  Alion—CATI Corporation (CATI)—acquired February 2005

  •
  Alion International Corporation (Alion International)—established February 2005

  •
  Alion Science and Technology (Canada) Corporation—established February 2005

  •
  Alion—JJMA Corporation (JJMA)—acquired April 2005

  •
  Alion—BMH Corporation (BMH)—acquired February 2006

  •
  Washington Consulting, Inc. (WCI)—acquired February 2006

  •
  Alion—MA&D Corporation (MA&D)—acquired May 2006

  •
  Alion Offshore Services, Inc. (Alion Offshore)—established May 2006

  •
  Washington Consulting Government Services, Inc. (WCGS)—established July 2007

  •
  Alion Asia Corporation (Alion Asia)—established May 2012

  •
  Alion Maritime India Private Limited (Alion India)—established May 2013

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Fiscal, Quarter and Interim Periods

        Alion's fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

        Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported for assets and liabilities, disclosures of contingent assets and liabilities as of financial statement dates and amounts reported for operating results for each period presented. Actual results are likely to differ from those estimates, but management does not believe such differences will materially affect Alion's financial position, results of operations, or cash flows.

Summary of Critical Accounting Policies

Going Concern Assumption

        The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Alion has a history of losses that has resulted, in part, in the Company not having the means to repay the principal associated with our Secured and Unsecured Notes as they come due on November 1, 2014 and February 1, 2015, respectively. Further, liabilities in excess of our assets makes refinancing our debt more difficult and expensive, and an insufficient level of cash flow from operating activities to repay the Secured and Unsecured Notes at maturity, raises substantial doubt as to the Company's ability to continue as a going concern.

        Management's current forecasts of future results could differ materially due to general economic uncertainties, sequestration's effect on government spending levels in the coming fiscal year, collections delays from the October 2013 government shutdown and risks associated with future federal government procurement and contracting actions. Management's cash flow projections indicate that absent a refinancing transaction or series of transactions, the Company will be unable to pay the principal and accumulated unpaid interest on its Secured and Unsecured Notes when those instruments come due in November 2014 and February 2015.

        Alion depends heavily on federal government prime contracts and subcontracts which account for nearly all the Company's revenue. Interruptions in the government funding process, whether from federal budget delays, debt ceiling limitations, government shutdowns, sequestration or Department of Defense spending cuts could materially adversely affect the Company's revenue and cash flows for the coming fiscal year and beyond. This could cause Alion to be unable to fund operations, meet debt service requirements or comply with the Credit Agreement's Consolidated EBITDA covenant.

        Our Credit Agreement financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In anticipation of receiving an audit opinion including a "going concern" explanatory note, in December 2013 Alion and its Credit Agreement lenders agreed to waive this financial covenant. The Company paid no fee for this waiver

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        If Alion were unable to meet the Credit Agreement Consolidated EBITDA covenant, the Company would be unable to borrow funds under the revolving credit facility which would remove a source of liquidity for the Company. Alion could be required to immediately repay any amount then outstanding under the Credit Agreement. The Company could seek an additional covenant waiver or an amendment to the Credit Agreement in order to preserve its ability to borrow funds as and when needed. The Credit Agreement expires on August 22, 2014. Management can provide no assurance that Alion would be able to obtain an amendment or waiver, or if one were available, that the terms would be favorable. If the Company were unable to obtain a requested waiver or amendment, it might be unable to pay its debts as they became due. In each of the past three fiscal years, Alion generated sufficient cash flow from operations to fulfill its financial commitments, including debt service.

        Management is actively engaged in identifying additional potential sources of cash to refinance, retire or amend Alion's existing debt agreements. We have reached a preliminary understanding with the holders of a majority of our outstanding Unsecured Notes regarding potential refinancing transactions involving our outstanding indebtedness and are negotiating a definitive agreement. However, Management can provide no assurance that Alion will be able to conclude a refinancing of its Unsecured Notes or that additional financing will be available to retire or replace its Secured Notes, and if available, that terms of any transaction would be favorable.

        On the basis of these risks and uncertainties, management has determined that there is substantial doubt about the Company's ability to continue as a going concern. Alion's audited consolidated financial statements do not include any adjustments to reflect the possible effects on the recoverability of assets or the amounts of liabilities that may result from resolving uncertainties about the Company's ability to continue as a going concern.

Revenue Recognition

        Alion derives its revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and our ability to collect the contract price is considered reasonably assured. Alion applies the percentage-of-completion method in Accounting Standards Codification (ASC) 605—Revenue Recognition to recognize revenue.

        Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. We use various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company's financial performance.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        U.S. federal government contracts are subject to periodic funding by our contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. The federal government can audit Alion's contract costs and adjust amounts through negotiation. The federal government considers Alion a major contractor and maintains an office on site. The Defense Contract Audit Agency (DCAA) is currently auditing our 2007 claimed indirect costs. We are negotiating our 2006 indirect rates and have settled our rates through 2005. We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on federal government contracts in amounts we expect to realize.

        We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred and only to the extent it is probable we will recover such costs and can reliably estimate the amount we will recover.

Income Taxes

        Alion accounts for income taxes by applying the provisions in currently enacted tax laws. We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of our assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where we operate; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

        Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that we may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would "more likely than not" sustain our position following an audit. For tax positions meeting the "more likely than not" threshold, we recognize the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

        The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

        Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

date of the consolidated balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work Alion performed on new and existing contracts for which the Company had not received contracts or contract modifications. Accounts receivable are stated as estimated realized value. The allowance for doubtful accounts is Alion's best estimate of the amount of probable losses in the Company's existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on receivable age. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

        Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset's useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset's estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the audited consolidated statements of operations.

Goodwill

        Alion assigns the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value this year.

        The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350—Intangibles—Goodwill and Other. Alion operates in one segment and tests goodwill at the reporting unit level. There are two reporting units. We review goodwill for impairment in the fourth quarter each year, and whenever events or circumstances indicate goodwill might be impaired. We are required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. To date, our annual reviews have resulted in no goodwill impairment adjustments. See Note 9 for a detailed discussion of the Company's goodwill impairment testing process.

Intangible Assets

        Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. As of September 30, 2013, the Company had approximately $2.0 million in net intangible assets, including contracts purchased in the JJMA acquisition and purchased software licenses. The JJMA contract portfolio has a remaining useful life of approximately 1.6 years.

Redeemable Common Stock

        There is no public market for Alion's redeemable common stock and therefore no observable price for its equity, individually or in the aggregate. The Employee Stock Ownership Plan (ESOP) Trust holds all the Company's outstanding common stock. Under certain circumstances, ESOP beneficiaries

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

can require the ESOP Trust to distribute the value of their beneficial interests. The Internal Revenue Code (IRC) and the Employee Retirement Income Security Act (ERISA) require the Company to offer ESOP participants who receive Alion common stock a liquidity put right. The put right requires the Company to purchase distributed shares at their then-current fair market value at any time during two put option periods. Common stock distributed by the ESOP Trust is subject to a right of first refusal. Prior to any subsequent transfer, shares must first be offered to the Company and then to the ESOP Trust. Eventual redemption of shares of Alion common stock as a result of distributions is outside the Company's control. Therefore, Alion classifies its outstanding shares of redeemable common stock as other than permanent equity.

        At each reporting date, Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of Alion's obligation to repurchase its outstanding shares of redeemable common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equals the current share price multiplied by total shares issued and outstanding.

        In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion's Board of Directors reviews the reasonableness of the amount management has determined Alion should recognize for the Company's obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

        Alion records changes in the reported value of its outstanding common stock through an offsetting charge or credit to accumulated deficit. The Company recognizes changes in the fair value of its redeemable common stock on March 31 and September 30 each year. The accumulated deficit at September 30, 2013, included a $67.5 million cumulative benefit for changes in share price which reduced the Company's aggregate share redemption obligation. Outstanding redeemable common stock had an aggregate fair value of approximately $61.9 million as of September 30, 2013.

Concentration of Credit Risk

        Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the federal government. Approximately 22% of the Company's receivables are due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

        Alion is required to disclose the fair value of its financial instruments, but is not required to record its senior long term debt at fair value. See Note 11 for a discussion of Alion's long term debt and Note 12 for the related fair value disclosures. The fair value of cash, cash equivalents, accounts

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

payable and accounts receivable is not materially different from carrying value because of the short maturity of those instruments.

Off-Balance Sheet Financing Arrangements

        Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. We have no off-balance sheet financing arrangements other than operating leases and letters of credit under our revolving credit facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Recently Issued Accounting Pronouncements

        In July 2013, FASB issued Accounting Standards Update 2013-11 (ASU 2013-11)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 updates Accounting Standards Codification Topic 740—Income Taxes and is intended to eliminate diversity in accounting practice. In general, ASU 2013-11 requires an entity to reduce deferred tax assets for unrecognized tax benefits related to net operating loss or tax credit carryforwards. An entity is to present unrecognized tax benefits as a liability when: (1) the related net operating loss or tax credit carryforward is unavailable to settle the liability; or (2) tax law permits and the entity intends not to use its deferred tax assets to offset taxes arising from disallowing the entity's tax position. ASU 2013-11 affects presentation of amounts and does not affect income tax expense. Management does not believe that adopting ASU 2013-11 will affect the Company's operating results, financial position or cash flows.

        In January 2013, the FASB issued Accounting Standards Update 2013-01 (ASU 2013-01) Balance Sheet Topic (Topic 210)—Clarifying the Scope and Disclosures About Offsetting Assets and Liabilities. ASU 2013-01 is effective for fiscal years beginning after January 1, 2013 and provides guidance on what disclosures to make about offsetting balances. Alion currently does not offset any significant balances and has no related disclosure. The Company does not believe adopting ASU 2013-01 will affect Alion's consolidated financial position or operating results.

(3) Business Dispositions

  Dispositions

        On July 9, 2010, Alion's WCGS subsidiary sold several U.S. Navy contracts and certain related assets and liabilities for $5.0 million and recognized a $5.1 million gain on the sale. WCGS continued to provide professional engineering services to the U.S. Navy under several existing contracts through September 30, 2011. Alion provides professional engineering services to the U.S. Navy under a variety of existing contracts.

        On September 30, 2010, Alion sold its former HFA subsidiary for $275 thousand. The Company recognized a $2.4 million loss on the sale.

        Neither the WCGS contract sale, nor Alion's sale of its HFA subsidiary was material or significant; therefore no pro forma disclosures are presented in these consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Employee Stock Ownership Plan (ESOP) and ESOP Trust

        In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan, the KSOP) and established the ESOP Trust. The Plan, a tax qualified retirement plan, includes an ESOP and a 401(k) component. In April 2010, the Internal Revenue Service (IRS) issued a determination letter that the ESOP Trust and the Plan, as amended and restated as of October 1, 2006, including Plan amendments executed in June 2009 and May 2010 qualify under IRC Sections 401(a) and 501(a).

        In August 2008, Alion amended the Trust Agreement between the Company and the ESOP Trust. In June 2011, the Company amended the Plan to eliminate the one year service requirement for employer 401(k) matching contributions; to automatically enroll new hires in the Plan's 401(k) component; and to designate profit sharing contributions exclusively in Alion common stock.

        In September 2013, Alion amended the Plan to delay transfer to the Company of employee contributions for investment in the ESOP component of the Plan and to delay the Company's contribution to the Plan for the six months ended September 30, 2013. The September 2013 amendment also delayed the valuation of Alion's common stock until the due date (including extensions) for filing the Company's federal tax return for the current fiscal year. The Company believes the Plan and the ESOP Trust have been designed and are being operated in compliance with applicable IRC requirements.

(5) Loss Per Share

        Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding excluding the impact of warrants. The warrants are anti-dilutive for all periods presented even after including required adjustments to the earnings per share numerator. On March 22, 2010, Alion issued 310,000 Units that included the Secured Notes and warrants to purchase 602,614 shares of Alion common stock The Secured Note warrants have a penny per share exercise price, are currently exercisable and expire March 15, 2017. The Secured Note warrants are not redeemable or puttable; they are classified as permanent equity.

(6) Redeemable Common Stock

        The ESOP Trust owns all of Alion's issued and outstanding common stock, for the benefit of current and former employee participants in the Alion KSOP. Participants and beneficiaries are entitled to a distribution of the fair value of their vested ESOP account balance upon death, disability, retirement or termination of employment. The Plan permits distributions to be paid over a five year period commencing the year after a participant's retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for six years before commencing payment over a subsequent five year period. The Company intends to pay distribution requests in annual installments and defer initial payments as permitted.

        Terminating ESOP participants can hold or immediately sell their distributed shares to the Company. If a participant elects to hold distributed shares, the IRC and ERISA require Alion to offer a put option to allow the recipient to sell stock to Alion at the estimated fair value share price based on the most recent price at which the Company was able to sell shares to the ESOP Trust ($16.25 at March 31, 2013 and $8.10 at September 30, 2013). The put right requires Alion to purchase distributed shares during two put option periods at then-current fair market value.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Redeemable Common Stock (Continued)

        Consistent with its duty of independence from Alion management and its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock. In September 2013, Alion amended the Plan to delay the semi-annual September 30th valuation of Alion's common stock until the due date (including extensions) for filing the Company's federal tax return for the current fiscal year.

        Alion management determines, and the Board of Directors' Audit and Finance Committee reviews, the reasonableness of Alion's recorded redeemable common stock liability. The Audit and Finance Committee considers various factors in its review, including in part, the ESOP valuation report and the share price selected by the ESOP Trustee. Management considers the share price selected by the ESOP Trustee along with other factors in estimating Alion's aggregate liability for outstanding redeemable common stock.

        A limited number of participants who beneficially acquired shares of Alion common stock on December 20, 2002, can sell such shares distributed from their accounts at the greater of $10.00 or the current estimated fair value share price. Although the Company and the ESOP retain the right to delay distributions consistent with the terms of the Plan, and to control the circumstances of future distributions, eventual redemption of shares of Alion common stock is deemed to be outside the Company's control.

(7) Accounts Receivable

        Accounts receivable at September 30 consisted of the following:

	September 30,
	2013	2012
	(In thousands)
Billed receivables and amounts billable as of the balance sheet date	$102,211	$94,028
Unbilled receivables:
Amounts billable after the balance sheet date	36,693	48,730
Revenues recorded in excess of milestone billings on fixed price contracts	3,289	2,666
Revenues recorded in excess of estimated contract value or funding	14,605	18,998
Retainages and other amounts billable upon contract completion	19,557	15,016
Allowance for doubtful accounts	(3,751)	(4,145)

Total Accounts Receivable	$172,604	$175,293

        Billed accounts receivable include invoices issued to customers for services performed as of the balance sheet date. Unbilled accounts receivable represent revenue recognized as of the balance sheet date for which Alion has yet to issue invoices to customers. Amounts that are currently billable are expected to be invoiced to customers within the next twelve months. Fixed-price contract revenue in excess of milestone billings is not yet contractually billable. Revenue in excess of contract value or funding is billable when Alion receives contract amendments or modifications. Approximately $137.5 million (78%) and $138.9 million (77%) of contract receivables at September 30, 2013 and September 30, 2012 were from federal government prime contracts.

        At September 30, 2013, Alion recognized $74.1 million in revenue in excess of billings on uncompleted contracts including approximately $14.6 million for customer-requested work for which the

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Accounts Receivable (Continued)

Company had not received contracts or contract modifications. At September 30, 2012, Alion had recognized $85.4 million in revenue in excess of billings on uncompleted contracts including approximately $19.0 million for customer-requested work for which the Company had not received contracts or contract modifications.

        Retainages and other unbilled amounts are billable upon contract completion or completion of DCAA audits. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Except for $19.6 million at September 30, 2013, the Company expects to invoice and collect unbilled receivables within the next twelve months.

(8) Property, Plant and Equipment

	September 30,
	2013	2012
	(In thousands)
Leasehold improvements	$12,984	$12,168
Equipment and software	35,203	35,562

Total cost	48,187	47,730
Less: accumulated depreciation and amortization	(38,519)	(37,125)

Net Property, Plant and Equipment	$9,668	$10,605

        Depreciation and leasehold amortization expense for fixed assets was approximately $3.3 million, $4.3 million, and $4.4 million for the years ended September 30, 2013, 2012, and 2011.

(9) Goodwill

        The Company accounts for goodwill and other intangible assets according to ASC 350 Intangibles—Goodwill and Other (ASC 350) which requires that Alion review goodwill at least annually for impairment or more frequently if events or circumstances indicate goodwill might be impaired. The Company performs this review at the end of each fiscal year. As of September 30, 2013, Alion had approximately $398.9 million in goodwill. There were no changes to the goodwill carrying amount for the years ended September 30, 2012 and 2011, nor were there any significant events this year that indicated a potential impairment to goodwill as of September 30, 2013.

        Alion operates in one segment and tests goodwill at the reporting unit level. Each of Alion's two reporting units delivers a similar set of professional engineering, scientific and technical services to a wide array of federal government customers, principally within the Department of Defense. Each reporting unit provides the full range of services Alion offers to customers overall.

        Alion's management has organized reporting units based on managerial responsibility and administrative structure, contract portfolios, and the availability of discrete financial information. Management evaluates reporting unit financial performance based on contract revenue and non-GAAP operating income. Alion does not maintain reporting unit balance sheets and does not track cash flows by reporting unit.

        Management identifies reporting units as "sectors" which in turn include lower level business units identified as "groups" consisting of still lower level "operations." For each business combination,

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Goodwill (Continued)

management assigned the goodwill arising from acquisitions to the reporting unit or units expected to benefit from the synergies of each business combination. Coincident with its goodwill determination and purchase price allocation, management assigned assets acquired to reporting units based on the unit or units anticipated to utilize such assets. Management did not allocate to reporting units the liabilities arising from business combinations. Alion's reporting units are the Engineering and Integration Solutions Sector (EISS) and the Technology, Engineering and Operational Solutions Sector (TEOSS). Management assigned $197.0 million in goodwill to EISS and $201.9 million in goodwill to TEOSS.

        In 2013, TEOSS had $477 million in contract revenue and EISS had $371 million in contract revenue. In 2012, TEOSS had $435 million in contract revenue EISS had $386 million in contract revenue. Total contract revenue for all reporting units does not equal Alion's total reported revenue because reporting unit contract revenue does not include the effects of inter-company eliminations, discounts and GSA industrial funding fees that the Company does not track by reporting unit. These amounts were $292 thousand in 2013 and $703 thousand in 2012.

        Management applied the guidance in ASC 350 and the related guidance in ASC Topic 280 Segment Reporting to analyze Alion's reporting units to determine the appropriate level at which to test goodwill for potential impairment. The Company employs a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. Alion determined reporting unit goodwill in a manner similar to the way it determines goodwill in a purchase allocation by using fair value to determine reporting unit purchase price, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. The Company allocates the goodwill related to acquisitions on a specific identification basis consistent with reporting unit structure.

        The Company performs its own independent analysis to determine whether goodwill is potentially impaired. Management performs a discounted cash flow analysis to determine the fair value of each reporting unit. The Company compares the aggregated fair value per the discounted cash flow model to the fair value indicated by the market multiples used in the stock valuation. Management independently determines the rates and assumptions it uses to: perform its goodwill impairment analysis; assess the probability of future contracts and revenue; and evaluate the recoverability of goodwill. At September 2013, executed contract backlog was approximately 2.6 times trailing twelve month revenue. Executed backlog at September 2012 was 2.9 times trailing twelve month revenue.

        Alion's cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. However, management's sensitivity analyses also incorporated a more conservative range of growth assumptions in addition to assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trust. These sensitivity analyses are designed to stress management's best estimate of the Company's financial forecast for purposes of understanding whether a reasonable decline in growth would cause the associated expected discounted cash flows to be below the reporting units' carrying value. Management's cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate consistent with a

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Goodwill (Continued)

market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

        In Alion's impairment testing in fiscal 2013, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 7.6 to a high of 18.2, with a median value of 13.4. Market multiples for trailing twelve month revenue ranged from a low of 0.30 to a high of 3.01, with a median value of 1.36. Management based its goodwill impairment testing valuation on discounted cash flows, and revenue and EBITDA multiples. Management discounted median market multiples by approximately 30% to reflect Alion's recent financial performance compared to its peers and the significant uncertainties in the professional services government contracting marketplace likely to adversely affect future financial performance. Management used a weighted average cost of capital rate of 13.0% derived from market-based inputs, the tax-effected interest cost of Alion's outstanding debt and a hypothetical market participant capital structure. Management estimates future years' EBITDA based on Alion's reporting units' historical adjusted EBITDA as a percentage of revenue. To the extent that management's analysis included forecasts of future revenue growth, management based such estimates on existing contract backlog, recent contract wins, current year performance and new business opportunities. Management analyzed goodwill for impairment using a range of near-term growth values of 0-4% and a range of 0-4% for longer-term out year forecasts.

        In Alion's impairment testing in fiscal 2012, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 5.6 to a high of 18.2, with a median value of 12.8. Market multiples for trailing twelve month revenue ranged from a low of 0.3 to a high of 3.02, with a median value of 1.32. Management based its goodwill impairment testing valuation on discounted cash flows, and revenue and EBITDA multiples. Management discounted median market multiples by 14%-40% to reflect Alion's recent financial performance compared to its peers and the significant uncertainties in the professional services government contracting marketplace likely to adversely affect future financial performance. Management used a weighted average cost of capital rate of 12.5% derived from market-based inputs, the tax-effected interest cost of Alion's outstanding debt and a hypothetical market participant capital structure. Management estimates future years' EBITDA based on Alion's historical adjusted EBITDA as a percentage of revenue. To the extent that management's analysis included forecasts of future revenue growth, management based such estimates on existing contract backlog, recent contract wins, current year performance and new business opportunities. Management analyzed goodwill for impairment using a range of near-term growth values of 0-1% and a range of 0-2% for longer-term out year forecasts.

        There were no changes to the methods used to evaluate goodwill in prior periods. Changes in one or more inputs could materially alter the calculation of Alion's enterprise fair value and thus the Company's determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at September 30, 2013, would have produced a corresponding approximate 5.7% decrease and 6.9% increase in estimated enterprise value. Alion's enterprise value based on EBITDA multiples from mergers and acquisitions in the government services market place was approximately 26% higher than discounted cash flow enterprise value at September 30, 2013.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Goodwill (Continued)

        Management reviews the Company's internally-computed enterprise fair value to confirm the reasonableness of the internal analysis and compares the results of its independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee. Management compares each reporting unit's carrying amount to its estimated fair value. If a reporting unit's carrying value exceeds its estimated fair value, the Company compares the reporting unit's goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, the Company recognizes an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value. Alion performs impairment testing on an enterprise value basis as there is no public market for the Company's common stock.

        Management determined that, on an enterprise value basis, Alion's reporting units have positive carrying value. In reviewing its discounted cash flow analysis prepared for testing goodwill for potential impairment, management considered macroeconomic and other conditions such as:

  •
  the deterioration in general economic conditions arising from federal budget deficits;

  •
  Defense and aerospace industry and market concerns about the effects of sequestration and federal budget deficits on future Department of Defense procurement actions;

  •
  Alion's credit rating and its potential for limiting future access to capital;

  •
  An increase in market risks

  •
  A higher discount rate for valuing estimated future cash flows;

  •
  A decline in market-dependent multiples and metrics in both absolute terms and for Alion relative to its peers;

  •
  Alion's current year sales increase compared to last year; and

  •
  Alion's success in obtaining $840 million of additional customer contract funding and new contracts in the past six months.

        Alion completed its most recent goodwill impairment analysis in the fourth quarter of fiscal year 2013 and concluded no goodwill impairment existed as of September 30, 2013. Management determined the totality of events and circumstances would not have supported a decision to roll forward its prior year goodwill impairment analysis and avoid performing a step one goodwill impairment analysis. Management chose to perform a step one analysis which supported a comparable enterprise value for Alion as of September 2013 compared to September 2012. September 2013 estimated discounted future cash flows decreased less than 1.0% compared to September 2012. The estimated fair value of Alion's outstanding debt increased approximately 10 percent from September 2012 to September 2013. This was due to shortening maturities and a higher outstanding balance for secured debt and notwithstanding current year unsecured debt redemptions. As a result of changes in Alion's estimated enterprise fair value and the increased value of Alion's outstanding debt, the estimated fair value of Alion's outstanding redeemable common stock declined approximately 50% from September 2012 to September 2013.

        As of September 30, 2013, the estimated fair value of each reporting unit exceeded its carrying value. Consistent with prior years' disclosures, the changes in discounted cash flows for fiscal 2013 compared to fiscal 2012 did not result in an impairment to goodwill. The results of Alion's step one impairment testing make it unlikely that a reasonably probable change in assumptions would have

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Goodwill (Continued)

triggered an impairment. A hypothetical 10% decrease in fair value would not have resulted in impairment to goodwill for either reporting unit or triggered the need to perform additional step two analyses for either reporting unit.

(10) Intangible Assets

        The Company accounts for intangible assets according to ASC 350 Intangibles—Goodwill and Other. Intangible assets consist primarily of contracts acquired in the JJMA transaction. The table below shows the intangible assets as of September 30, 2013 and 2012.

	September 30, 2013			September 30, 2012
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(In thousands)
Purchased contracts	$111,635	(109,795)	1,840	$111,635	$(106,935)	$4,700
Internal use software and engineering designs	3,182	(2,982)	200	3,182	(2,640)	542

Total	$114,817	(112,777)	2,040	$114,817	$(109,575)	$5,242

        The weighted-average remaining amortization period of intangible assets was approximately 20 months at September 30, 2013. Amortization expense was approximately $3.2 million, $6.5 million, and $7.0 million for the years ended September 30, 2013, 2012 and 2011. Estimated aggregate amortization expense for the next five years and thereafter is as follows.

Fiscal year ending September 30,	(In thousands)
2014	1,079
2015	736
2016	141
2017	51
2018	33

$2,040

(11) Long-Term Debt

        Alion's current debt structure includes a $35 million revolving credit facility, $329.8 million in Secured Notes ($310 million in initial face value plus $19.8 million in paid in kind (PIK) interest notes issued) and $235 million of Unsecured Notes. Except as noted below, the Company is in compliance with each of the affirmative, negative and financial covenants in its existing debt agreements as of September 30, 2013.

        Our Credit Agreement financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In anticipation of a potential covenant breach, resulting from an audit opinion including a "going concern" explanatory note, in December 2013 Alion and its Credit Agreement lenders agreed to waive this covenant. The Company paid no fee for this waiver. Absent the waiver, the Company would not have been able to access its revolving credit facility. At September 30, 2013, the Company had not drawn on the Credit Agreement revolving credit facility. At

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

the date of the waiver, the Company had a balance drawn on the Credit Agreement revolving credit facility. Had the Credit Agreement lenders not granted the waiver, they would have had the right to demand the Company immediately repay any amounts outstanding under the revolving credit facility. The amount drawn on the Credit Agreement revolving credit facility was less than $30 million at the date of the waiver. Therefore, there was no potential cross default on the Company's other outstanding indebtedness. See also Note 24—Subsequent Events.

  Credit Agreement

        The Company can use its credit facility for working capital, permitted acquisitions and general corporate purposes. This includes up to $35.0 million in letters of credit and up to $5.0 million in short-term swing line loans. As of September 30, 2013, the Company had $4.0 million in outstanding letters of credit and no balance actually drawn.

        Security.    The Credit Agreement is secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. In March 2010, Alion and the subsidiary guarantors entered into an Intercreditor Agreement with Wilmington Trust Company and Credit Suisse AG, Cayman Islands Branch to grant Credit Agreement lenders a super priority right of payment with respect to the underlying collateral compared to Secured Note holders' rights.

        Guarantees.    Alion's Credit Agreement obligations are guaranteed by its subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. These subsidiaries also guarantee all the Company's Secured Note and Unsecured Note obligations (described below).

        Interest and Fees.    Alion can choose whether the Credit Agreement loans bear interest at one of two floating rates using either a Eurodollar rate or an alternative base rate. The minimum interest rate is 8.5%. The minimum Eurodollar interest rate is 2.5% plus 600 basis points. The minimum alternate base rate is 3.5% plus 500 basis points.

        Other Fees and Expenses.    Each quarter, Alion pays a commitment fee of 175 basis points per year on the prior quarter's daily unused Credit Agreement balance. The Company paid approximately $533 thousand and $559 thousand in commitment fees for the years ended September 30, 2013 and 2012. Alion pays letter-of-credit issuance and administrative fees, and up to a 25 basis point fronting fee and interest in arrears each quarter on all outstanding letters of credit. The interest rate is based on the Eurodollar loan rate which was 6.0% as of September 30, 2013. The Company also pays an annual agent's fee.

        Covenants.    The Credit Agreement requires Alion to achieve minimum trailing twelve month Consolidated EBITDA levels which increase over the remaining life of the agreement. The required minimum is $63.0 million through September 30, 2013 and $65.5 million through August 22, 2014.

        The Credit Agreement defines Consolidated EBITDA as net income or loss in accordance with GAAP, plus employee compensation expense payments invested in Alion common stock, plus the following items, without duplication, to the extent deducted from or included in net income or loss:

  •
  consolidated interest expense;

  •
  provision for income taxes;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

  •
  depreciation and amortization;

  •
  cash contributed to the ESOP in respect of Alion's repurchase liability;

  •
  non-cash stock-based and incentive compensation expense;

  •
  non-cash ESOP contributions;

  •
  any extraordinary losses; and

  •
  nonrecurring charges and adjustments included in ESOP valuation reports as prepared by an independent third party.

        To the extent included in net income or loss, the following items, without duplication, are deducted in determining Consolidated EBITDA:

  •
  all cash payments on account of reserves, restructuring charges or other cash and non-cash charges added to net

  •
  income pursuant to the list above in a previous period;

  •
  any extraordinary gains; and

  •
  all non-cash items of income.

        The Credit Agreement restricts us from doing any of the following without the prior consent of syndicate lenders that extended more than 50 percent of the aggregate amount of all Credit Agreement loans then outstanding:

  •
  incur additional debt other than permitted additional debt;

  •
  grant certain liens and security interests;

  •
  enter into sale and leaseback transactions;

  •
  make certain loans and investments including acquisitions of businesses, other than permitted acquisitions;

  •
  consolidate, merge or sell all or substantially all our assets;

  •
  pay dividends or distributions other than distributions required by the ESOP Plan or by certain legal requirements;

  •
  make certain payments for subordinated indebtedness;

  •
  enter into certain transactions with our shareholders and affiliates;

  •
  enter into agreements which restrict our ability to incur liens or which restrict the ability of our subsidiaries to pay dividends

  •
  change lines of business;

  •
  repay subordinated debt before it is due;

  •
  redeem or repurchase certain equity;

  •
  enter into certain transactions not permitted under ERISA;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

  •
  change the terms of our other indebtedness or our KSOP in a way materially disadvantageous to us;

  •
  make more than $8 million in capital expenditures in any fiscal year;

  •
  pay certain earn-outs in connection with permitted acquisitions; or

  •
  change our fiscal year.

        The Credit Agreement contains customary events of default including, without limitation:

  •
  breach of representations and warranties;

  •
  payment default;

  •
  uncured covenant breaches;

  •
  default under certain other debt exceeding an agreed amount;

  •
  bankruptcy and certain insolvency events;

  •
  incurrence of a civil or criminal liability in excess of $5 million of Alion or any subsidiary arising from a government investigation;

  •
  unstayed judgments in excess of an agreed amount;

  •
  failure of any Credit Agreement guarantee to be in effect;

  •
  failure of the security interests to be valid, perfected, first priority security interests in the collateral;

  •
  notice of debarment, suspension or termination under a material government contract;

  •
  actual termination of a material contract due to alleged fraud, willful misconduct, negligence, default or any other wrongdoing;

  •
  certain uncured defaults under our material contracts;

  •
  certain ERISA violations;

  •
  imposition on the ESOP Trust of certain taxes in excess of an agreed amount;

  •
  final determination the ESOP is not a qualified plan;

  •
  so long as any Secured Notes remain outstanding, the Intercreditor Agreement shall fail to be effective;

  •
  a borrowing which would cause us to exceed a certain cash balance limit;

  •
  failure to provide within 90 days of fiscal year-end, consolidated, comparative financial statements audited by an independent public accountant of recognized national standing with an opinion of such accountant that shall not include a "going concern" explanatory note or similar limitation, or

  •
  a change of control (as defined below).

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

        Under the Credit Agreement a change of control generally occurs when, before Alion lists its common stock to trade on a national securities exchange and obtains at least $35 million in net proceeds from an underwritten public offering, the ESOP Trust fails to own at least 51 percent of Alion's outstanding equity interests, or, after such a qualified public offering, any person or group other than the ESOP Trust owns more than 37.5 percent of Alion's outstanding equity interests. A change of control may also occur if a majority of the seats (other than vacant seats) on Alion's Board of Directors shall at any time be occupied by persons who were neither nominated by the board nor were appointed by directors so nominated. A change of control may also occur if a change of control occurs under any of Alion's material debt including the Secured and Unsecured Note Indentures.

        Alion depends heavily on federal government contracts; delays in the federal budget process, reduced federal spending, budget cuts, sequestration and fiscal and political uncertainties could adversely affect Alion's revenue for the coming fiscal year. Despite uncertainties in the government contracting professional services marketplace, particularly the prospect of sequestration and/or Department of Defense programmatic and budgetary cuts, management believes Alion will be able to generate sufficient revenue and EBITDA for the remaining life of the Credit Agreement and the Company will be able to comply with financial and non-financial covenants in the Credit Agreement.

        If Alion were unable to meet a Credit Agreement covenant because of a revenue shortfall or for any other reason, the Company could seek another covenant waiver or seek to negotiate a Credit Agreement amendment. Management can provide no assurance that Alion would be able to obtain a requested covenant waiver or amend the Credit Agreement on favorable terms.

Secured Notes

        In March 2010, Alion issued and sold $310 million of its private units (Units) to Credit Suisse, which informed the Company it had resold most of the Units to qualified institutional buyers. Each of the 310,000 Units consisted of $1,000 in face value of Alion's private 12% senior secured notes (Secured Notes) and a warrant to purchase 1.9439 shares of Alion common stock. On September 2, 2010, Alion exchanged the private Secured Notes for publicly tradable Secured Notes with the same terms.

        Security.    The Secured Notes are secured by a first priority security interest in all current and future tangible and intangible property of Alion and its guarantor subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation. The Secured Notes are senior obligations of Alion and rank pari passu in right of payment with existing and future senior debt, including the Credit Agreement, except to the extent that the Intercreditor Agreement provides Credit Agreement lenders with a super priority right of payment with respect to the underlying collateral.

        Guarantees .    The Company's obligations under the Secured Notes are guaranteed by the Company's subsidiaries, IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation.

        Interest and Fees.    The Secured Notes bear interest at 12% per year; 10% is payable in cash and 2% increases the Secured Note principal (PIK Interest). Interest is payable semi-annually in arrears on May 1 and November 1. Alion pays interest to holders of record as of the immediately preceding April 15 and October 15. The Company must pay interest on overdue principal or interest at 13% per annum to the extent lawful. The Secured Notes mature November 1, 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

        Covenants.    As of September 30, 2013, Alion was in compliance with the covenants set forth in the Indenture governing its 12% Secured Notes (Secured Note Indenture). The Secured Note Indenture does not contain any financial covenants.

        A Secured Note Indenture covenant restricts our ability to incur additional debt. Defined terms in the Secured Note Indenture include: Net Available Cash, Total Assets, Restricted Subsidiaries, Indebtedness, Adjusted EBITDA and Consolidated Interest Expense. Alion and its Restricted Subsidiaries may not issue, incur, assume, guarantee, or otherwise become liable for any debt unless our Adjusted EBITDA to Consolidated Interest Expense ratio is greater than 2.0 to 1.0. Adjusted EBITDA under the Secured Note Indenture differs from Consolidated EBITDA as defined in our Credit Agreement. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in Alion common stock. Our Adjusted EBITDA to Consolidated Interest Expense ratio was 0.91 to 1.0 as of September 30, 2013 ($69.0 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Our ratio was 0.93 to 1.0 as of September 30, 2012 ($69.3 million in Adjusted EBITDA to $74.9 million in Consolidated Interest Expense). Even if Adjusted EBITDA is not at least two times Consolidated Interest Expense, we may incur other permitted debt including:

  •
  debt pursuant to certain agreements up to $25 million;

  •
  permitted inter-company debt;

  •
  the Secured Notes and any public notes exchanged for those notes;

  •
  debt pre-dating the Secured Notes;

  •
  permitted debt of acquired subsidiaries;

  •
  permitted refinancing debt;

  •
  hedging agreement debt;

  •
  performance, bid, appeal and surety bonds and completion guarantees;

  •
  ordinary course insufficient funds coverage;

  •
  permitted refinancing debt guarantees;

  •
  working capital debt of non-U.S. subsidiaries;

  •
  debt for capital expenditures, and capital and synthetic leases up to $25 million in the aggregate and 2.5% of Alion's Total Assets;

  •
  permitted subordinated debt of Alion or any Restricted Subsidiary to finance a permitted acquisition, certain permitted ESOP transactions and refinancing debt of acquired non-U.S. subsidiaries up to $35 million in the aggregate;

  •
  letter of credit reimbursement obligations;

  •
  certain agreements in connection with a business disposition provided liabilities incurred in connection therewith do not exceed the cash and non-cash proceeds received and are not reflected on the Company's balance sheet;

  •
  certain deferred compensation agreements; and

  •
  certain other debt up to $20 million.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

        The Secured Note Indenture has a covenant that restricts our ability to declare and pay any cash dividend or other distribution related to any equity interest in Alion, repurchase or redeem any equity interest of Alion, repurchase or redeem the Unsecured Notes or other subordinated debt, or make certain investments. However, within certain limits we may make such payments in limited amounts if Adjusted EBITDA is at least two times Consolidated Interest Expense. Even if Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0, we may make or pay:

  •
  such payments out of substantially concurrent contributions of equity and substantially concurrent incurrences of permitted debt;

  •
  certain limited and permitted dividends;

  •
  certain repurchases of the Company's equity securities deemed to occur upon exercise of stock options or warrants;

  •
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

  •
  the required Secured Note premium payable on a change of control;

  •
  certain permitted inter-company subordinated obligations;

  •
  certain repurchases and redemptions of subordination obligations of the Company or a Subsidiary Guarantor from Net Available Cash (as defined in the Secured Note Indenture);

  •
  repurchases of subordinated obligations in connection with an asset sale to the extent required by the Secured Note Indenture;

  •
  certain permitted ESOP transactions;

  •
  long-term incentive plan payments to our directors, officers and employees, subject to a $3 million annual cap that may increase annually;

  •
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Unsecured Notes, up to an aggregate amount of $10 million; and

  •
  certain other payments not exceeding $10 million in the aggregate.

        The Secured Note Indenture restricts our ability to engage in other transactions including restricting our subsidiaries from making distributions and paying dividends to parents, merging or selling all or substantially all our assets, issuing certain subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business when we issued the Secured Notes.
        Events of Default.    The Secured Note Indenture contains customary events of default, including:

  •
  payment default on interest obligations when due;

  •
  payment default on principal at maturity;

  •
  uncured covenant breaches;

  •
  default under an acceleration of certain other debt exceeding $30 million;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

  •
  bankruptcy and certain insolvency events;

  •
  judgment for payment in excess of $30 million entered against the Company or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed;

  •
  failure of any Secured Note guarantee to be in effect or any subsidiary guarantor's denial or disaffirmation of its guaranty obligations; and

  •
  failure of any Secured Note security interest to constitute a valid and perfected lien with its applicable priority after a permitted cure period.

        Change of Control.    Upon a change in control, each Secured Note holder has the right to require Alion repurchase its notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

  •
  subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power or voting stock of Alion;

  •
  individuals who constituted Alion's board of directors on March 22, 2010, (or individuals who were elected or nominated by them, or directors subsequently nominated or elected by them) cease for any reason to constitute a majority of the Company's board of directors;

  •
  the adoption of a plan relating to Alion's liquidation or dissolution; and

  •
  subject to certain exceptions, the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of Alion to another person.

        Optional Redemption.    From April 1, 2013 through September 30, 2013, the Company was permitted to redeem all or a portion of the Secured Notes at 105% of principal, plus accrued and unpaid interest to the redemption date. From October 1, 2013 through March 31, 2014 the redemption price is 103% of principal, plus accrued and unpaid interest to the redemption date. After March 31, 2014, the Company is not required to pay a redemption premium.

Unsecured Notes

        In February 2007, Alion issued and sold $250.0 million of its private 10.25% senior unsecured notes due February 1, 2015 (Unsecured Notes) to Credit Suisse, which informed the Company it had resold most of the notes to qualified institutional buyers. In June 2007, Alion exchanged the private Unsecured Notes for publicly tradable Unsecured Notes with the same terms. IPS, CATI, METI, JJMA, BMH, WCI, WCGS, MA&D and Alion International Corporation guarantee the Unsecured Notes. From time to time, Alion has repurchased some of its outstanding Unsecured Notes in open market transactions. As of September 30, 2013, the Company had repurchased $15 million worth of Unsecured Notes: $2 million in November 2010; $3 million in June 2011, $5 million in June 2013 and an additional $5 million in July 2013. The Company recognized a gain on debt extinguishment for each Secured Note repurchase. In fiscal 2013, the Company recognized a $3.9 million gain; there were no debt extinguishments in fiscal 2012. In 2011, the Company recognized a $939 thousand debt extinguishment gain.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

        Interest and Fees.    The Unsecured Notes bear interest at 10.25% per year, payable semi-annually in arrears on February 1 and August 1. Alion pays interest to holders of record as of the immediately preceding January 15 and July 15. The Company must pay interest on overdue principal or interest at 11.25% per annum to the extent lawful.

        Covenants.    There are no financial covenants in the Unsecured Note Indenture. As of September 30, 2013, we were in compliance with Unsecured Note Indenture non-financial covenants.

        A covenant in the Unsecured Note Indenture restricts our ability to incur additional debt. Defined terms in the Unsecured Note Indenture include: Net Available Cash, Total Assets, Restricted Subsidiaries, Indebtedness, Adjusted EBITDA and Consolidated Interest Expense. Alion and its Restricted Subsidiaries may not issue, incur, assume, guarantee, or otherwise become liable for any indebtedness unless our Adjusted EBITDA to Consolidated Interest Expense ratio is greater than 2.0 to 1.0. Adjusted EBITDA under the Unsecured Note Indenture differs from Consolidated EBITDA as defined in our Credit Agreement. Adjusted EBITDA is less than Consolidated EBITDA because it does not include employee investments in Alion common stock. Our Adjusted EBITDA to Consolidated Interest Expense ratio was 0.91 to 1.0 as of September 30, 2013 ($69.0 million in Adjusted EBITDA to $75.7 million in Consolidated Interest Expense). Our ratio was 0.93 to 1.0 as of September 30, 2012 ($69.3 million in Adjusted EBITDA to $74.9 million in Consolidated Interest Expense). Even if Adjusted EBITDA is not at least two times Consolidated Interest Expense, we may incur other permitted debt including:

  •
  debt pursuant to our now terminated Term B Credit Facility and certain other contracts up to $360 million less principal repayments made under that indebtedness;

  •
  permitted inter-company debt;

  •
  the Unsecured Notes and any public notes exchanged for those notes;

  •
  debt pre-dating the Unsecured Notes;

  •
  permitted debt of acquired subsidiaries;

  •
  permitted refinancing debt;

  •
  hedging agreement debt;

  •
  performance, bid, appeal and surety bonds and completion guarantees;

  •
  ordinary course insufficient funds coverage;

  •
  permitted refinancing debt guarantees;

  •
  working capital debt of non-U.S. subsidiaries;

  •
  debt for capital expenditures, capital and synthetic leases up to $25 million in the aggregate and 2.5% of Alion's Total Assets;

  •
  permitted subordinated debt of Alion or any Restricted Subsidiary to finance a permitted acquisition, certain permitted ESOP transactions and refinancing debt of acquired non-U.S. subsidiaries up to $35 million in the aggregate;

  •
  letters of credit reimbursement obligations;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

  •
  certain agreements in connection with the disposition of a business provided liabilities incurred in connection therewith do not exceed the cash and non-cash proceeds received and are not reflected on the Company's balance sheet;

  •
  certain deferred compensation agreements; and

  •
  certain other debt up to $35 million.

        The Unsecured Note Indenture has a covenant that restricts our ability to declare and pay any cash dividend or other distribution with regard to any equity interest in the Company, make any repurchase or redemption of any equity interest in Alion, repurchase or redeem subordinated debt, and make certain investments. However, within certain limits we may make such payments in limited amounts if Adjusted EBITDA is at least two times Consolidated Interest Expense. Even if Adjusted EBITDA to Consolidated Interest Expense is not greater than 2.0 to 1.0, we may make or pay:

  •
  such payments out of substantially concurrent contributions of equity and substantially concurrent incurrences of permitted debt;

  •
  certain limited and permitted dividends;

  •
  certain repurchases of the Company's equity securities deemed to occur upon exercise of stock options or warrants;

  •
  cash payments in lieu of the issuance of fractional shares for the exercise of warrants, options or other securities convertible into or exchangeable for our equity securities;

  •
  the required Unsecured Note premium payable on a change of control;

  •
  certain permitted inter-company subordinated obligations;

  •
  certain repurchases and redemptions of subordination obligations of the Company or a Subsidiary Guarantor from Net Available Cash;

  •
  repurchases of subordinated obligations in connection with an asset sale to the extent required by the Indenture;

  •
  repurchase of common stock from former Alion Joint Spectrum Center employees;

  •
  certain permitted transactions with the ESOP not exceeding $25 million in the aggregate; and

  •
  certain other payments not exceeding $30 million in the aggregate.

        The Unsecured Note Indenture restricts the Company's ability to engage in other transactions including restricting our subsidiaries from making distributions and paying dividends to parents, merging or selling all or substantially all our assets, issuing certain subsidiary equity securities, engaging in certain transactions with affiliates, incurring liens, entering into sale lease-back transactions and engaging in business unrelated to our business when we issued the Unsecured Notes.

        Events of Default.    The Unsecured Note Indenture contains customary events of default, including:

  •
  payment default on interest obligations when due;

  •
  payment default on principal at maturity;

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

  •
  uncured covenant breaches;

  •
  default under an acceleration of certain other debt exceeding $30 million;

  •
  certain bankruptcy and insolvency events;

  •
  judgment for payment in excess of $30 million entered against the Company or any material subsidiary that remains outstanding for a period of 60 days and is not discharged, waived or stayed; and

  •
  failure of any Unsecured Note guarantee or any subsidiary guarantor's denial or disaffirmation of its guaranty obligations.

        Change of Control.    Upon a change in control, each Unsecured Note holder has the right to require Alion repurchase its notes in cash for 101% of principal plus accrued and unpaid interest. Any of the following events constitutes a change in control:

  •
  subject to certain exceptions, a person, other than the ESOP Trust, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power or voting stock of Alion;

  •
  individuals who constituted Alion's board of directors on February 8, 2007, (or individuals who were elected or nominated by them, or individuals who were elected or nominated by them) cease for any reason to constitute a majority of the Company's board of directors;

  •
  adoption of a plan relating to Alion's liquidation or dissolution; and

  •
  subject to certain exceptions, Alion's merger or consolidation with or into another person or the merger of another person with or into Alion, or the sale of all or substantially all our assets to another person.

        Optional Redemption.    Beginning February 1, 2013, we may redeem all or a portion of the Unsecured Notes at par plus accrued and unpaid interest to the redemption date. Alion will need to refinance some if not all its senior debt prior to maturity in November 2014 and February 2015 when the Company will have to payout more than $600 million over a three-month period. We are uncertain if Alion will be able to refinance these obligations or if refinancing terms will be favorable. The Company continues to work with Goldman Sachs and Wells Fargo in its refinancing efforts.

	September 30,
	2013	2012
	(In thousands)
Secured Notes	13,741	13,470
Unsecured Notes	$4,017	$4,188

Total	$17,758	$17,658

        As of September 30, 2013, Alion must make the following principal repayments (face value) for its outstanding debt. Face value exceeds carrying value which includes debt issue costs. Debt issue costs

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

include the unamortized balances of: original issue discount; third-party debt issue costs; and the initial fair value of common stock warrants issued in connection with the Secured Notes

	2014	2015	Total
Secured Notes and PIK Interest(1)	$—	$339,788	$339,788
Unsecured Notes(2)	—	235,000	235,000

Total Principal Payments	$—	$574,788	$574,788

1.
The Secured Notes due November 2014 include $310 million of debt issued in March 2010 and an estimated $29.8 million in PIK interest added to principal over the life of the notes. As of September 30, 2013, the $322.3 million carrying value on the face of the balance sheet included $310 million in principal, $19.8 million in PIK notes issued; $2.7 million in accrued PIK interest and is net of $10.3 million in aggregate unamortized debt issue costs. Initial debt issue costs consist of $7.7 million in original issue discount, $13.5 million in third-party costs and $20.8 million for the Secured Note warrants' initial fair value.

2.
As of September 30, 2013, the Unsecured Notes due February 2015 include $235 million in principal and $1.2 million in unamortized debt issue costs (initially $7.1 million). The Company repurchased $10 million in Unsecured Notes in 2013 and $5 million in Unsecured Notes in 2011.

(12) Fair Value Measurement

        Alion applies ASC 820—Fair Value Measurements and Disclosures in determining the fair value to be disclosed for financial and nonfinancial assets and liabilities. The Company has no assets or liabilities, other than its redeemable common stock, which it is required to report at fair value. Valuation techniques utilized in the fair value measurement of assets and liabilities for each period presented were unchanged from prior practice.

        ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management's own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

        Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by financial institutions, exchange funds, exchange-traded instruments and listed equities.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Fair Value Measurement (Continued)

        Level 2 assets include U.S. Government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

        Level 3 consists of unobservable inputs. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation.

        The table below sets out the face value, net carrying value and fair value of Alion's Secured and Unsecured Notes. The fair values disclosed below are based on quoted market prices for Alion's outstanding notes. This is a Level 2 measurement.

	September 30, 2013		September 30, 2012
	(In thousands)
	Senior Secured Notes	Senior Unsecured Notes	Senior Secured Notes	Senior Unsecured Notes
Face value of original notes outstanding	$310,000	$235,000	$310,000	$245,000
PIK interest notes issued	19,788	—	13,293	—

Face value of outstanding notes	$329,788	$235,000	$323,293	$245,000
PIK interest notes to be issued	2,748	—	2,692	—

Face value of notes outstanding and notes to be issued	$332,536	$235,000	$325,985	$245,000
Less: unamortized debt issue costs	(10,250)	(1,168)	(19,483)	(2,077)

Carrying value	$322,286	$233,832	$306,502	$242,923

Fair value of outstanding notes	$335,295	$151,928	$303,598	$141,605

(13) Secured Note Common Stock Warrants

        On March 22, 2010, Alion issued 310,000 Units consisting of $1,000 of Secured Note face value and a warrant to purchase 1.9439 shares of Alion common stock. The Secured Note warrants entitle holders to purchase a total of 602,614 shares of Alion common stock. Each Secured Note warrant has an exercise price of a penny per share; the Secured Note warrants are not redeemable for cash.

        The Company registered the Secured Notes, but is not required to register the warrants. The Units separated into Secured Notes and warrants on June 22, 2010. Each warrant became exercisable on March 22, 2011 and expires on March 15, 2017.

        The Secured Note warrants had an initial fair value of approximately $20.8 million based on Alion's former share price of $34.50. Alion recognized the value of the warrants as part of the debt issue costs for the Secured Notes and recorded a corresponding credit to equity. The Company accounts for the Secured Note warrants as equity and reassesses this classification each reporting period. The Company identified no required changes in accounting treatment as of September 30, 2013.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Leases

        Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at September 30, 2013 are set out below. Alion subleases some excess capacity to subtenants under non-cancelable operating leases.

Lease Payments for Fiscal Years Ending	(In thousands)
2014	$26,009
2015	24,875
2016	21,041
2017	17,804
2018	14,931
And thereafter	19,109

Gross lease payments	$123,769
Less: non-cancelable subtenant receipts	(1,711)

Net lease payments	$122,058

Composition of Total Rent Expense

	September 30,
	2013	2012	2011
	(In thousands)
Minimum rentals	$21,530	$20,639	$21,992
Less: Sublease rental income	(600)	(156)	(1,610)

Total rent expense, net	$20,930	$20,483	$20,382

(15) Postretirement Benefits

        Alion sponsors a postretirement plan providing medical, dental, and vision coverage to eligible former employees. The Company is self-insured with a stop-loss limit under an insurance agreement. The plan was closed to new participants in fiscal 2008. It provides benefits until age 65 for employees who met certain age and service requirements. Alion requires most participants to pay the full expected cost of benefits. A limited number of participants, eligible for coverage after age 65, contribute a lesser amount. As of September 30, 2013, the Company had recognized a $376 thousand unfunded plan liability. Alion paid $39 thousand, $59 thousand and $48 thousand in plan benefits for the years ended September 30, 2013, 2012, and 2011. Participants contributed $14 thousand, $12 thousand and $18 thousand for the years ended September 30, 2013, 2012, and 2011.

(16) ESOP Expense

        Alion makes 401(k) matching and profit sharing contributions in shares of its redeemable common stock. The Company matches the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on March 31 and September 30 each year. The Company also makes profit sharing contributions of 2.5% of eligible employee compensation by contributing shares of Alion common stock to the ESOP Trust on the same dates.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) ESOP Expense (Continued)

        Formerly, through June 2011, Alion profit sharing contributions consisted of 1% of eligible employee compensation in common stock issued to the ESOP Trust and 1.5% of eligible employee compensation in cash to the 401(k) component. Alion recognized $13.8 million, $13.8 million and $13.2 million in Plan expense for the years ended September 30, 2013, 2012 and 2011. In 2011, Plan expense included approximately $1.2 million in cash and approximately $11.0 million in common stock.

        In September 2013, Alion amended the ESOP to delay the Company's contribution to the Plan for the six months ended September 30, 2013 and to delay transfer to the Company of employee contributions for investment in the ESOP component of the Plan. The Company made its September 30 contribution on the same schedule as it has done in the past. In December 2013, the ESOP Trust used employee funds to purchase approximately $930 thousand of Alion common stock at the September 30, 2013 price of $8.10 per share.

        The non-cash component of ESOP expense appears in the statement of cash flows supplemental disclosures as "common stock issued in satisfaction of employer contribution liability." It is included in operating cash flows from changes in accrued liabilities. The Company issued $13.8 million in redeemable common stock for the year ended September 30, 2013.

(17) Long Term Incentive Plan

        Alion adopted a long-term cash incentive compensation plan for certain executives in December 2008. The Company amended its incentive compensation plan in January 2010 and amended and restated it in June 2013. The most recent amendment creates new change in control provisions that apply to future grants. Individual incentive compensation grants contain specific financial and performance goals and vest over varying periods. Some grants are for a fixed amount; others provide a range of values from a minimum of 50% to a maximum of 150% of initial grant value. The Company periodically evaluates the probability that individuals will achieve stated financial and performance goals.

        Alion recognizes long term incentive compensation expense based on outstanding grants' stated values, estimated probability of achieving stated goals and estimated probable future grant values. The Company recognized $2.3 million, $1.4 million and $2.8 million in incentive compensation expense for the years ended September 30, 2013, 2012 and 2011.

(18) Stock-based Compensation

        Alion initially adopted its Stock Appreciation Rights (SAR) Plan in 2004. The Company amended and restated the SAR Plan in January 2007; amended it in January 2010; and amended and restated the SAR Plan in June 2013. The SAR Plan expires in November 2016. The most recent SAR Plan amendment revises certain change in control provisions.

        The chief executive officer may award SARs as he deems appropriate. Awards vest ratably over four years with payment following the grant date fifth anniversary. Grants with no intrinsic value expire on their year-five payment date. The SAR Plan provides for accelerated vesting in the event of death or disability and provides for accelerated vesting of existing grants on a change in control. Approximately 709 thousand SARs were outstanding at September 30, 2013, at a weighted average grant date fair value of $24.96 per share. No outstanding grant has any intrinsic value. For the years ended September 30, 2013, 2012 and 2011, Alion recognized credits of $219 thousand, $90 thousand and $146 thousand in stock-based compensation expense for the SAR Plan. The Company has an aggregate SAR Plan liability of $26 thousand.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Stock-based Compensation (Continued)

Phantom Stock Plans

        Alion formerly maintained Executive and Director Phantom Stock Plans. In 2011, Alion paid out the final vested Director Plan grant and recognized compensation expense of $4 thousand. In June 2013, the Company amended and restated its Phantom Stock Plan and its Performance Shares and Retention Phantom Stock Plan. No grants are outstanding under either of these plans.

        The Company uses a Black-Scholes-Merton option pricing model based on the fair market value of a share of its common stock to recognize stock -based compensation expense. There is no established public trading market for Alion's common stock. The ESOP Trust owns all outstanding common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for operating its business.

(19) Income Taxes

Current Taxes

        Alion is subject to income taxes in the U.S., various states, Canada and India. Tax statutes and regulations within each jurisdiction are subject to interpretation requiring management to apply significant judgment. In 2013, the Company recognized approximately $2 thousand in current income tax expense for newly commenced business operations in India.

Deferred Taxes

        Alion recorded approximately $7.0 million in deferred tax expense and liabilities related to tax-basis goodwill amortization in 2013, 2012 and 2011.

        Alion was formerly an S corporation and has been a C corporation since March 2010. The Company's history of losses gives rise to a presumption that it might not be able to realize the full benefit of any deferred tax assets it is required to recognize. Therefore, Alion maintains a valuation allowance equal to the deferred tax assets it is required to recognize each reporting period and in total.

        The Company does not expect to pay any income taxes for the foreseeable future. Even though Alion has recorded a full valuation allowance for all deferred tax assets, management believes that if the Company were to become profitable, it should be able to use existing and anticipated net operating loss (NOL) carryforwards to offset taxes that might become due in the future. Alion's ability to utilize NOL tax benefits will depend upon how much future taxable income it has and may be limited under certain circumstances. Alion does not have any NOL tax benefits it can carry back to years prior to becoming a C corporation.

        The Company offers post-retirement prescription drug coverage to a limited number of retirees and beneficiaries. Alion has not claimed any federal tax credit in prior years. The Affordable Care Act has reduced the value of the federal subsidy for retiree drug coverage. Alion's tax provision is unaffected by this legislative change. Management will decide whether to seek a subsidy in the future based on its anticipated value and the cost associated with seeking the subsidy.

Tax Uncertainties

        FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" now codified as ASC Topic 740 Income Taxes prescribes a recognition threshold and a measurement attribute for financial

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) Income Taxes (Continued)

statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company may recognize a benefit for that amount which it has a more than 50% chance of realizing. If the Company's position involves uncertainty, then in order to recognize a benefit, a given tax position must be "more-likely-than-not" to be sustained upon examination by taxing authorities.

        Alion periodically assesses its liabilities and contingencies for all periods open to examination by tax authorities, based on the latest available information. Where management believes there is more than a 50 percent chance the Company's tax position will not be sustained, Alion records its best estimate of the resulting tax liability, including interest. Interest or penalties related to income taxes are reported separately from income tax expense. The Company has analyzed its tax positions and has not recorded any liabilities for tax uncertainties.

        The Company has unrecorded tax benefits related to goodwill deductions. If Alion is able to utilize these benefits to reduce taxes payable in the future, it will recognize a reduction in its income tax liability and a corresponding reduction in goodwill carrying value.

        Alion may become subject to federal or state income tax examination for tax years ended September 2010 and after. Each of the Company's open return year returns has given rise to an NOL carryforward including the Company's 2010 return in which it elected not to defer the gain recognized on extinguishing certain former debt instruments. The Company does not expect resolution of tax matters for any open years to materially affect operating results, financial condition, cash flows or its effective tax rate.

        As of September 30, 2013 and 2012 deferred tax assets and related valuation allowances were $97.0 million and $78.4 million and deferred tax liabilities were $58.1 million and $51.2 million. Alion's effective tax rate for fiscal years 2013, 2012 and 2011 was (23.6%), (20.2%) and (18.6%).

        The provision for income taxes for the years ended September 30, 2013, 2012 and 2011 was:

	Fiscal Years Ended September 30,
	2013	2012	2011
	(In thousands)
Current:
Foreign	3	—	—

Total current provision	$3	—	$—

Deferred:
Federal	$5,740	5,740	$5,740
State	1,234	1,234	1,234

Total deferred provision	$6,974	6,974	$6,974

Total provision for income taxes	$6,977	6,974	$6,974

        Alion's income tax provisions at September 30, 2013, 2012 and 2011 include the effects of state income taxes, debt extinguishment and changes in valuation allowances. The provision for income taxes

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) Income Taxes (Continued)

for the years ended September 30, 2013, 2012 and 2011 differ from the amounts computed by applying the statutory U.S. federal income tax rate to income before taxes as a result of the following:

	Fiscal Years Ended September 30,
	2013		2012		2011
	(Dollars in thousands)
Expected federal income tax (benefit)	35.0%	$(10,365)	35.0%	$(12,066)	35.0%	$(13,093)
State income taxes (net of federal benefit)	4.5%	(1,325)	4.5%	(1,539)	4.5%	(1,666)
Nondeductible expenses	(0.4)%	105	(0.4)%	146	(0.6)%	232
Provision to return true-ups	(0.1)%	15	(0.8)%	286	(0.2)%	84
Tax credits	0.3%	(79)	0.0%	—	0.0%	—
Changes in valuation allowance	(62.9)%	18,626	(58.4)%	20,147	(57.2)%	21,417

Income tax expense (benefit)	(23.6)%	$6,977	(20.2)%	$6,974	(18.6)%	$6,974

        At September 30, 2013 and 2012, the components of deferred tax assets and deferred tax liabilities were:

	September 30,
	2013	2012
	(In thousands)
Deferred tax assets:
Accrued expenses and reserves	$9,228	$11,206
Intangible amortization	13,185	14,305
Deferred rent	3,680	3,398
Deferred wages	4,060	3,954
Depreciation and leases	4,375	3,226
Carryforwards and tax credits	62,487	42,300
Other	25	25

Gross deferred tax assets	$97,040	$78,414

Less Valuation	(97,040)	(78,414)

Deferred tax liabilities:
Goodwill	(58,130)	(51,156)

Net deferred tax asset/(liability)	$(58,130)	$(51,156)

(20) Segment Information and Customer Concentration

        Alion operates as a single segment, providing advanced engineering, information technology and operational solutions to strengthen national security and drive business results under contracts with the U.S. government, state and local governments, and commercial customers.

        U.S. government customers typically exercise independent contracting authority. U.S. government agencies, department offices or divisions may use Alion's services as a separate customer directly, or through a prime contractor, if they have independent decision-making and contracting authority within

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(20) Segment Information and Customer Concentration (Continued)

their organization. U.S. government prime contracts accounted for approximately 89%, 86%, and 84% of total contract revenue for the years ended September 30, 2013, 2012 and 2011. The following five prime contracts represented over 50% of our revenue for the past three years.

		Fiscal Years Ended September 30,
Government Agency	Contract	2013	2012	2011
DoD—Defense Information Systems Agency	Weapons System Information Analysis Center for the Defense Information Systems Agency (ID/IQ contract vehicle)	27.6%	17.1%	8.2%
DoD—U.S. Navy	Seaport-E Multiple Award Contract for the Naval Sea Systems Command (ID/IQ contract vehicle)	20.7%	20.1%	13.5%
DoD—U.S. Air Force	Technical and Analytical Support for the U.S. Air Force	8.4%	9.9%	11.2%
DoD—U.S. Navy	Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support	7.2%	5.8%	N/A
DoD—Defense Information Systems Agency	Modeling and Simulation Information Analysis Center for the Defense Information Systems Agency (ID/IQ contract vehicle)	2.5%	8.1%	14.1%

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information

        Certain of Alion's 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed both the Secured Notes and the Unsecured Notes which are general obligations of the Company. In March 2010, the Unsecured Note Indenture was amended to include as Unsecured Note guarantors all subsidiaries serving as Secured Note guarantors.

        The following information presents condensed consolidating balance sheets as of September 30, 2013 and September 30, 2012; condensed consolidating statements of operations and comprehensive loss and cash flows for the years ended September 30, 2013, 2012 and 2011 of Alion, its guarantor subsidiaries and its non-guarantor subsidiaries. Investments include Alion's investments in its subsidiaries presented using the equity method of accounting.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2013

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$25,617	$(24)	$20	$—	$25,613
Accounts receivable, net	169,304	2,735	565	—	172,604
Receivable due from ESOP Trust	930	—	—	—	930
Prepaid expenses and other current assets	4,449	188	(154)	—	4,483

Total current assets	200,300	2,899	431	—	203,630
Property, plant and equipment, net	9,139	525	4	—	9,668
Intangible assets, net	2,040	—	—	—	2,040
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	28,420	—	—	(28,420)	—
Intercompany receivables	1,906	27,828	—	(29,734)	—
Other assets	10,363	—	4	—	10,367

Total assets	$651,089	$31,252	$439	$(58,154)	$624,626

Current liabilities:
Interest payable	$17,758	$—	$—	$—	$17,758
Trade accounts payable	61,563	58	1	—	61,622
Accrued liabilities	39,169	144	80	—	39,393
Accrued payroll and related liabilities	37,404	517	33	—	37,954
Billings in excess of costs revenue earned	4,250	84	—	—	4,334

Total current liabilities	160,144	803	114	—	161,061
Intercompany payables	27,826	153	1,754	(29,733)	—
Secured Notes	322,286	—	—	—	322,286
Unsecured Notes	233,832	—	—	—	233,832
Accrued compensation and benefits, excluding current portion	5,736	—	—	—	5,736
Non-current portion of lease obligations	12,374	447	—	—	12,821
Deferred income taxes	58,130	—	—	—	58,130
Commitments and contingencies	—	—	—	—	—
Redeemable common stock	61,895	—	—	—	61,895
Common stock warrants	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	9	(4,093)	—
Accumulated other comprehensive loss	130	—	—	—	130
Accumulated surplus (deficit)	(252,049)	25,765	(1,438)	(24,328)	(252,050)

Total liabilities, redeemable common stock and stockholder's deficit	$651,089	$31,252	$439	$(58,154)	$624,626

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Balance Sheet Information at September 30, 2012

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$27,271	$(44)	$—	$—	$27,227
Accounts receivable, net	172,365	2,783	145	—	175,293
Receivable due from ESOP Trust	1,129	—	—	—	1,129
Prepaid expenses and other current assets	5,378	70	—	—	5,448

Total current assets	206,143	2,809	145	—	209,097
Property, plant and equipment, net	10,064	529	12	—	10,605
Intangible assets, net	5,242	—	—	—	5,242
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	27,994	—	—	(27,994)	—
Intercompany receivables	1,438	27,475	—	(28,913)	—
Other assets	11,427	—	4	—	11,431

Total assets	$661,229	$30,813	$161	$(56,907)	$635,296

Current liabilities:
Interest payable	$17,658	$—	$—	$—	$17,658
Trade accounts payable	44,582	201	10	—	44,793
Accrued liabilities	52,265	190	5	—	52,460
Accrued payroll and related liabilities	39,305	589	32	—	39,926
Billings in excess of costs revenue earned	2,656	6	4	—	2,666

Total current liabilities	156,466	986	51	—	157,503
Intercompany payables	27,476	—	1,437	(28,913)	—
Secured Notes	306,502	—	—	—	306,502
Unsecured Notes	242,923	—	—	—	242,923
Accrued compensation and benefits, excluding current portion	5,905	—	—	—	5,905
Non-current portion of lease obligations	11,858	506	—	—	12,364
Deferred income taxes	51,156	—	—	—	51,156
Commitments and contingencies
Redeemable common stock	110,740	—	—	—	110,740
Common stock warrants	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	—	(4,084)	—
Accumulated other comprehensive loss	(149)	—	—	—	(149)
Accumulated surplus (deficit)	(272,433)	25,237	(1,327)	(23,910)	(272,433)

Total liabilities, redeemable common stock and stockholder's deficit	$661,229	$30,813	$161	$(56,907)	$635,296

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2013
	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$839,608	$8,627	$737	$—	$848,972
Direct contract expenses	663,380	5,638	486	—	669,504

Gross profit	176,228	2,989	251	—	179,468

Operating expenses	81,838	1,972	318	—	84,128
General and administrative	52,491	604	44	—	53,139

Operating income (loss)	41,899	413	(111)	—	42,201
Other income (expense):
Interest income	55	—	—	—	55
Interest expense	(75,700)	—	—	—	(75,700)
Other	(200)	116	—	—	(84)
Gain on debt extinguishment	3,913	—	—	—	3,913
Equity in net income (loss) of subsidiaries	418	—	—	(418)	—

Total other income (expense)	(71,514)	116	—	(418)	(71,816)
Income (loss) before taxes	(29,615)	529	(111)	(418)	(29,615)
Income tax expense	(6,977)	—	—	—	(6,977)

Net income (loss)	$(36,592)	$529	$(111)	$(418)	$(36,592)

Other comprehensive income:
Postretirement actuarial gains	279	—	—	—	279

Comprehensive income (loss)	$(36,313)	529	(111)	(418)	(36,313)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2012
	Parent	Guarantor Companies	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$802,664	$14,015	$525	$—	$817,204
Direct contract expenses	624,788	7,743	300	—	632,831

Gross profit	177,876	6,272	225	—	184,373

Operating expenses	88,736	2,531	227	—	91,494
General and administrative	52,123	156	162	—	52,441

Operating income (loss)	37,017	3,585	(164)	—	40,438
Other income (expense):
Interest income	78	—	—	—	78
Interest expense	(74,934)	—	—	—	(74,934)
Other	(63)	9	(1)	—	(55)
Equity in net income (loss) of subsidiaries	3,429	—	—	(3,429)	—

Total other income (expense)	(71,490)	9	(1)	(3,429)	(74,911)
Income (loss) before taxes	(34,473)	3,594	(165)	(3,429)	(34,473)
Income tax expense	(6,974)	—	—	—	(6,974)

Net income (loss)	$(41,447)	$3,594	$(165)	$(3,429)	$(41,447)

Other comprehensive income:
Postretirement actuarial gains	26	—	—	—	26

Comprehensive income (loss)	$(41,421)	3,594	(165)	(3,429)	(41,421)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2011
	Parent	Guarantor Companies	Non- Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$769,467	$17,025	$822	$—	$787,314
Direct contract expenses	593,600	9,333	548	—	603,481

Gross profit	175,867	7,692	274	—	183,833

Operating expenses	79,871	3,076	88	—	83,035
General and administrative	64,374	620	311	—	65,305

Operating income (loss)	31,622	3,996	(125)	—	35,493
Other income (expense):
Interest income	45	—	—	—	45
Interest expense	(73,919)	—	—	—	(73,919)
Other	(535)	568	(1)	—	32
Gain on debt extinguishment	939	—	—	—	939
Equity in net income (loss) of subsidiaries	4,438	—	—	(4,438)	—

Total other income (expense)	(69,032)	568	(1)	(4,438)	(72,903)
Income (loss) before taxes	(37,410)	4,564	(126)	(4,438)	(37,410)
Income tax expense	(6,974)	—	—	—	(6,974)

Net income (loss)	$(44,384)	$4,564	$(126)	$(4,438)	$(44,384)

Other comprehensive income:
Post retirement actuarial gains	55	—	—	—	55

Comprehensive income (loss)	(44,329)	4,564	(126)	(4,438)	(44,329)

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2013

	Parent	Guarantors	Non- Guarantors	Consolidated
	(In thousands)
Net cash provided by operating activities	$10,666	$97	$20	$10,783
Cash flows from investing activities:
Capital expenditures	(1,792)	(77)	—	(1,869)

Net cash provided by (used in) investing activities	(1,792)	(77)	—	(1,869)
Cash flows from financing activities:
Repurchase of Unsecured Notes	(6,030)	—	—	(6,030)
Revolver borrowings	16,461	—	—	16,461
Revolver repayments	(16,461)	—	—	(16,461)
Loan to ESOP Trust	(1,907)	—	—	(1,907)
ESOP loan repayment	1,907	—	—	1,907
Redeemable common stock purchased from ESOP Trust	(6,664)	—	—	(6,664)
Redeemable common stock sold to ESOP Trust	2,166	—	—	2,166

Net cash used in financing activities	(10,528)	—	—	(10,528)

Net increase (decrease) in cash and cash equivalents	(1,654)	20	20	(1,614)
Cash and cash equivalents at beginning of period	27,271	(44)	—	27,227

Cash and cash equivalents at end of period	$25,617	$(24)	$20	$25,613

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2012

	Parent	Guarantors	Non- Guarantors	Consolidated
	(In thousands)
Net cash provided by (used in) operating activities	$12,700	$(19)	$—	$12,681
Cash flows from investing activities:
Capital expenditures	(2,733)	2	—	(2,731)

Net cash provided by (used in) investing activities	(2,733)	2	—	(2,731)

Cash flows from financing activities:
Revolver borrowings	26,000	—	—	26,000
Revolver repayments	(26,000)	—	—	(26,000)
Loan to ESOP Trust	(477)	—	—	(477)
ESOP loan repayment	477	—	—	477
Redeemable common stock purchased from ESOP Trust	(4,843)	—	—	(4,843)
Redeemable common stock sold to ESOP Trust	1,302	—	—	1,302

Net cash used in financing activities	(3,541)	—	—	(3,541)

Net increase (decrease) in cash and cash equivalents	6,426	(17)	—	6,409
Cash and cash equivalents at beginning of period	20,845	(27)	—	20,818

Cash and cash equivalents at end of period	$27,271	$(44)	$—	$27,227

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Guarantor/Non-guarantor Condensed Consolidated Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2011

	Parent	Guarantors	Non- Guarantors	Consolidated
	(In thousands)
Net cash provided by operating activities	$5,061	$636	$24	$5,721
Cash flows from investing activities:
Capital expenditures	(5,694)	(588)	(23)	(6,305)
Proceeds from sale of fixed assets	14	—	—	14

Net cash used in investing activities	(5,680)	(588)	(23)	(6,291)

Cash flows from financing activities:
Payment of debt issuance cost	(710)	—	—	(710)
Repurchase unsecured notes	(3,993)	—	—	(3,993)
Revolver borrowings	17,000	—	—	17,000
Revolver payments	(17,000)	—	—	(17,000)
Loan to ESOP Trust	(776)	—	—	(776)
ESOP loan repayment	776	—	—	776
Redeemable common stock purchased from ESOP Trust	(5,762)	—	—	(5,762)
Redeemable common stock sold to ESOP Trust	5,158	—	—	5,158

Net cash used in financing activities	(5,307)	—	—	(5,307)

Net increase (decrease) in cash and cash equivalents	(5,926)	48	1	(5,877)
Cash and cash equivalents at beginning of period	26,770	(74)	(1)	26,695

Cash and cash equivalents at end of period	$20,844	$(26)	$—	$20,818

(22) Commitments and Contingencies

Government Audits

        Federal government cost-reimbursement contract revenues and expenses in the audited consolidated financial statements are subject to DCAA audit and possible adjustment. Alion is a major contractor and DCAA maintains an office on site to perform various audits throughout the year. The Company has settled indirect rates through 2005 based on completed DCAA audits. All subsequent years are open. Alion has recorded federal government contract revenue based on amounts it expects to realize upon final settlement.

Legal Proceedings

        We are involved in routine legal proceedings occurring in the ordinary course of business that we believe are not material to our financial condition, operating results, or cash flows. As a government contractor, from time to time we may be subject to DCAA audits and federal government inquiries. The federal government may suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The federal government could also impose fines or penalties.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) Commitments and Contingencies (Continued)

        Alion depends on federal government contracts; suspension or debarment could have a material, adverse effect on our business, financial condition, operating results, cash flows and our ability to meet our financial obligations. We are not aware of any such pending federal government claims or investigations.

(23) Interim Period (Unaudited, in thousands except per share information)

	2013 Quarters
	1st	2nd	3rd	4th
Revenue	$204,329	$221,281	$220,947	$202,415
Gross profit	$43,694	$46,319	$46,633	$42,822
Net loss	$(11,021)	$(9,131)	$(7,087)	$(9,353)
Net loss per share	$(1.64)	$(1.39)	$(1.01)	$(1.37)
Current assets	$203,722	$223,550	$211,464	$203,630
Current liabilities	$157,168	$171,700	$167,253	$161,061

	2012 Quarters
	1st	2nd	3rd	4th
Revenue	$189,891	$197,112	$211,514	$218,687
Gross profit	$43,547	$46,681	$46,472	$47,673
Net loss	$(12,810)	$(10,245)	$(8,866)	$(9,526)
Net loss per share	$(2.12)	$(1.73)	$(1.39)	$(1.52)
Current assets	$205,819	$200,703	$211,266	$209,097
Current liabilities	$166,226	$152,200	$166,520	$157,503

(24) Subsequent Events

        Our Credit Agreement financial statement covenant requires an audit opinion without a "going concern" explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit. In anticipation of a potential covenant breach, resulting from an audit opinion including a "going concern" explanatory note, in December 2013 Alion and its Credit Agreement lenders agreed to waive this covenant. The Company paid no fee for this waiver.

        Also in December 2013, the Company sold approximately $934 thousand worth of its common stock to the ESOP Trust. The Company offered and sold the securities to the ESOP Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

ALION SCIENCE AND TECHNOLOGY CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts Receivable	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Year
Fiscal year ended 2013	$4,145	$(217)	$(177)	$3,751
Fiscal year ended 2012	$3,411	$802	$(68)	$4,145
Fiscal year ended 2011	$3,798	$—	$(387)	$3,411

(1)
Accounts receivable written off against the allowance for doubtful accounts.

Deferred Tax Asset Valuation	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Fiscal year ended 2013	$78,414	$18,626	$—	$97,040
Fiscal year ended 2012	$58,264	$20,150	$—	$78,414
Fiscal year ended 2011	$36,929	$21,335	$—	$58,264

S-1

        The consent and letter of transmittal and any other required documents should be sent or delivered by each holder of Old Notes or such holder's broker, dealer, commercial bank, trust company or other nominee to the Information and Exchange Agent at its address or facsimile number set forth below.

        Questions and requests for assistance or for additional copies of the Exchange Offer documents may be directed to the Information and Exchange Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information and Exchange Agent for the Exchange Offer and Consent Solicitation and Unit Offering is:

Global Bondholder Services Corporation
 By facsimile
(for eligible institutions only):
(212) 430-3775/3779
Confirmation:
(212) 430-3774
By Mail, Overnight Courier Hand Delivery:
65 Broadway, Suite 404
New York, New York 10006
Attn: Corporate Actions

The Dealer Manager and Solicitation Agent for the Exchange Offer and Consent Solicitation is:

Goldman, Sachs & Co.
200 West Street
New York, New York 10282

        THE EXCHANGE OFFER, CONSENT SOLICITATION AND UNIT OFFERING ARE NOT BEING MADE TO, NOR WILL WE ACCEPT TENDERS FOR EXCHANGE, DELIVERY OF CONSENTS OR PURCHASES OF UNITS FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER CONSENT SOLICITATION OR UNIT OFFERING OR ACCEPTANCE OF THE EXCHANGE OFFER WOULD VIOLATE THE SECURITIES OR BLUE SKY LAWS OF THAT JURISDICTION.

        IN ORDER TO COMPLY WITH THE RESTRICTIONS UNDER THE BLUE SKY LAWS OF CERTAIN JURISDICTIONS, THE DEALER MANAGER AND SOLICITATION AGENT WILL SOLICIT TENDERS FOR EXCHANGE ONLY FROM HOLDERS OF OLD NOTES (I) WHO ARE "QUALIFIED INSTITUTIONAL BUYERS" OR QIBS (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED) (II) WHO ARE INSTITUTIONAL "ACCREDITED INVESTORS" (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED), OR (III) WHO ARE NON-U.S. PERSONS (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) OUTSIDE THE UNITED STATES PROVIDED, IN EACH CASE, SUCH HOLDERS ALSO QUALIFY AS EXEMPT INSTITUTIONAL INVESTORS UNDER THE BLUE SKY LAWS OF EACH JURISDICTION.

        IF YOU HAVE ANY QUESTIONS OR NEED HELP IN TENDERING YOUR OLD NOTES DELIVERING CONSENTS OR PURCHASING UNITS, PLEASE CONTACT THE INFORMATION AND EXCHANGE AGENT WHOSE ADDRESS AND TELEPHONE NUMBERS ARE LISTED ON THE BACK COVER OF THIS PROSPECTUS OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE THROUGH WHICH YOUR OLD NOTES ARE HELD.